                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                              ECHO BAY MINES LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


     (1)  Title of each class of securities to which transaction applies:

          Common Shares.
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          251,753,685.
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          US$2.185 per Common Share based on the average of the high and low prices of Kinross Gold Corporation Common Shares on the American Stock Exchange on July 9, 2002.
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transactions:

          $550,081,802.
          ----------------------------------------------------------------------

     (5)  Total fee paid:

          $50,607.53.
          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             [ECHO BAY LETTERHEAD]

                                                                     --   , 2002

Dear Shareholder:


     You are invited to attend a special meeting of the shareholders of Echo Bay Mines Ltd. to be held on -- , 2002 at 9:30 in the morning (eastern time) in the -- Room of the Toronto Hilton Hotel, 145 Richmond Street West, Toronto, Ontario, Canada.


     At this meeting, you will be asked to consider the plan of arrangement whereby Echo Bay, Kinross Gold Corporation and TVX Gold Inc. will combine their respective businesses. The accompanying Management Information Circular and Management Information Circular Supplement constitute a single circular. The circular explains the proposed transaction and provides specific information regarding the special meeting. Please review the entire circular, including all attachments, carefully.


     The Echo Bay board of directors has carefully considered the proposed transaction, which was unanimously recommended by an independent committee of the board of directors, and has determined that it is fair to, and in the best interests of, Echo Bay and its shareholders. The combined company will have a strong group of exploration and development projects that will allow for internal growth and the financial resources to compete successfully for new properties and projects in the future. The Echo Bay board of directors, including all the independent members, recommends that you vote FOR the special resolution approving the arrangement and related matters.



     In order to pass, the special resolution approving the arrangement and related matters must receive not less than 66 2/3% of the votes represented at the special meeting. Echo Bay has entered into agreements with two of its largest shareholders, Kinross and Newmont Mining Corporation of Canada Limited, together holding approximately 56% of the outstanding common shares of Echo Bay, pursuant to which these shareholders have agreed to vote all of their shares in favour of the special resolution.


     Regardless of the number of shares you own, your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to ensure your shares are represented at the special meeting. Additionally, by voting now, your prompt response will help to reduce proxy solicitation expenses.

     Should you have any questions on information contained in the enclosed documents or require information on voting your shares, please contact N.S. Taylor & Associates, Inc., who is assisting us with this matter. They can be reached toll-free at 1-800-711-8662.

                                         Sincerely,

                                         Robert L. Leclerc
                                         Chairman and Chief Executive Officer

         QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ECHO BAY MINES LTD.


Q. WHAT IS BEING VOTED ON AT THE         A. You are being asked to vote on a special resolution to
   SPECIAL MEETING?                      approve a business combination whereby Echo Bay, Kinross
                                            Gold Corporation and TVX Gold Inc. will combine their
                                            respective businesses.

Q. WHAT IS REQUIRED TO PASS THE          A. In order to pass, the special resolution must receive not
   SPECIAL RESOLUTION?                   less than 66 2/3% of the votes represented at the special
                                            meeting.

Q. ARE THERE ADDITIONAL ITEMS ON THE     A. No. The only items on the Echo Bay special meeting agenda
   MEETING AGENDA?                       are approval of the proposed business combination and
                                            related matters.

Q. HOW WILL THE EXCHANGE RATIO AFFECT    A. If the business combination proceeds, Echo Bay
   MY ECHO BAY COMMON SHARES?            shareholders will receive 0.52 of a Kinross common share for each Echo Bay common share that they hold. This means
                                            that Echo Bay shareholders will receive 52 common shares
                                            of Kinross for each 100 common shares of Echo Bay.

Q. IF THE KINROSS SHAREHOLDERS           A. At the Kinross special meeting, Kinross will ask its
   APPROVE THE PROPOSED SHARE            shareholders to approve a consolidation of its common shares
   CONSOLIDATION, HOW WILL THAT             on a one for three basis. If the consolidation is
   AFFECT THE EXCHANGE RATIO FOR            approved, the exchange ratio will be adjusted to 0.1733
  MY ECHO BAY COMMON SHARES?                of a Kinross common share for each Echo Bay common share.
                                            This means that Echo Bay shareholders will receive 17
                                            common shares of Kinross for each 100 common shares of
                                            Echo Bay plus a cash settlement for the fractional share.
                                            The proposed Kinross consolidation is not, however, a
                                            condition to completing the business combination. Whether
                                            the Kinross consolidation proceeds or not will NOT affect
                                            the percentage ownership interest of the Echo Bay
                                            shareholders in the combined company following completion
                                            of the business combination.

Q. HOW IS THE BUSINESS COMBINATION       A. The business combination will be carried out as a plan of
   BEING CARRIED OUT?                    arrangement under the Canada Business Corporations Act. An arrangement is a corporate reorganization that is
                                            supervised and, ultimately, approved by a court. If the
                                            arrangement is approved at the respective special
                                            meetings of Echo Bay and TVX shareholders, the issuance
                                            of Kinross common shares to be exchanged in the
                                            arrangement is approved at the Kinross special meeting
                                            and the other conditions specified in the combination
                                            agreement are satisfied, Echo Bay, Kinross and TVX will
                                            apply to the court for a final order approving the
                                            arrangement. The court will hear evidence as to the
                                            fairness of the arrangement to the shareholders of the
                                            participating corporations as part of the process of
                                            granting the final order. If the final order is granted
                                            by the court, Echo Bay, Kinross and TVX will complete the
                                            arrangement shortly thereafter. The court having
                                            jurisdiction is the Superior Court of Ontario (Canada)
                                            and the matter will be heard in Toronto.

Q. IF THE SPECIAL RESOLUTION PASSES,     A. Once all corporate and other approvals are in place, Echo
   WHAT WILL HAPPEN TO ECHO BAY?         Bay will become a wholly-owned subsidiary of Kinross. The
                                            former Echo Bay shareholders (excluding Kinross and
                                            Newmont, which currently own 10.6% and 45.2% of Echo
                                            Bay's outstanding common shares, respectively) will own
                                            approximately 14% of the outstanding common shares of the
                                            combined company. Newmont will own approximately 14.6% of
                                            the outstanding common shares of the combined company.

Q. IF THE SPECIAL RESOLUTION FAILS,      A. Echo Bay would remain an independent company.
WHAT WILL THAT MEAN FOR ECHO BAY?

Q. AM I ABLE TO SELL MY ECHO BAY         A. Yes. At this time you may continue to buy and sell Echo
   COMMON SHARES?                        Bay common shares on the American Stock Exchange, the
                                            Toronto Stock Exchange or any European exchange where the
                                            Echo Bay common shares are listed.


Q. AFTER THE EXCHANGE, WHERE WILL        A. Subject to listing approval from the Toronto Stock
   KINROSS COMMON SHARES BE TRADED?      Exchange and the New York Stock Exchange, Kinross intends to maintain the listing of its common shares on the Toronto
                                            Stock Exchange and anticipates the common shares will
                                            also be listed on the New York Stock Exchange.

Q. IF THE SPECIAL RESOLUTION IS          A. We anticipate the business combination will be completed
   APPROVED, WHEN WILL THE               promptly after the shareholders of all three companies have
   TRANSACTION BE COMPLETED?                met and approved the requisite resolutions and a
                                            favourable court order has been granted. We expect this
                                            to occur in the fourth quarter of 2002.

Q. WHAT DO I NEED TO DO?                 A. To support your board's recommendation, please sign, date and return your proxy card. Do NOT send in your share
                                            certificates. After the transaction has been completed
                                            you will receive written instructions for exchanging
                                            certificates.

Q. WHAT HAPPENS IF I RETURN A SIGNED     A. Your vote will be considered a vote FOR the special
PROXY CARD BUT DO NOT INDICATE HOW I     resolution.
VOTED?

Q. CAN I VOTE IN PERSON?                 A. Yes. If your shares are registered in your name, or if
                                         you are a beneficial owner and you have requested a legal
                                            proxy, you may attend the special meeting and cast your
                                            vote in person.

Q. IF MY ECHO BAY COMMON SHARES ARE      A. No. Specific voting instructions must be given to your
   HELD BY MY BROKER, WILL MY BROKER     broker. Information on how to give these instructions is
   AUTOMATICALLY VOTE MY SHARES FOR         included with these materials and should be carefully
   ME?                                      followed.

Q. ONCE I HAVE SUBMITTED MY PROXY,       A. Yes. You can change your vote by revoking your proxy by
   CAN I CHANGE MY VOTE?                 an instrument in writing, executing a new proxy or, if the common shares are registered in your name, or if you are
                                            a beneficial owner and you have requested a legal proxy,
                                            you can attend the special meeting and vote in person.

Q. ARE HOLDERS OF ECHO BAY COMMON        A. Yes. Holders of Echo Bay common shares are entitled to
   SHARES ENTITLED TO RIGHTS OF          rights of dissent. The procedure to dissent is described on
   DISSENT?                                 page S-30.

Q. WILL THE HOLDERS OF OUTSTANDING       A. No. Holders of outstanding warrants will not be entitled
   WARRANTS TO PURCHASE ECHO BAY         to vote unless they exercise their warrants and are holders
   COMMON SHARES BE ALLOWED TO VOTE         of Echo Bay common shares on the record date for the Echo
   IN RESPECT OF THE ARRANGEMENT?           Bay special meeting.

Q. WHAT HAPPENS TO MY WARRANTS IF THE    A. Echo Bay warrants will entitle warrant holders to
   ARRANGEMENT IS COMPLETED?             purchase Kinross common shares and will continue to be
                                            listed and traded on the American Stock Exchange and the
                                            Toronto Stock Exchange. Subject to adjustment for the
                                            proposed Kinross share consolidation, each warrant will
                                            entitle the holder to acquire 0.52 of a Kinross common
                                            share at a price of US$0.90.

Q. WHO CAN HELP ANSWER MY QUESTIONS?     A. Please call our proxy solicitor, N.S. Taylor &
                                         Associates, Inc., who is assisting us with this matter. They can be reached toll-free at 1-800-711-8662.

                              ECHO BAY MINES LTD.

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS
                                    --   , 2002


NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Echo Bay
Mines Ltd. will be held in the    --   Room of the Toronto Hilton Hotel, 145
Richmond Street West, Toronto, Ontario, Canada on    --   , the    --   day of
   --   2002 at 9:30 in the morning (eastern time), for the following purposes:


     1. to consider and, if deemed appropriate, to pass a special resolution approving the plan of arrangement whereby Echo Bay Mines Ltd., Kinross Gold Corporation and TVX Gold Inc. will combine their respective businesses, as more particularly described in the accompanying circular; and

     2. to transact such other business as may properly come before the special meeting or an adjournment thereof.

     Only shareholders of record at the close of business on    --   , 2002 will
be entitled to notice of, and to vote at, the special meeting.

     DATED at Edmonton, Alberta, Canada this    --   day of    --   2002.

                                         By Order of the Board of Directors,

                                         ---------------------------------------
                                         Lois-Ann L. Brodrick
                                         Vice President and Secretary

     The accompanying circular is dated    --   , 2002 and is first being mailed
to shareholders on or about    --   , 2002.

                        MANAGEMENT INFORMATION CIRCULAR

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
INFORMATION FOR UNITED STATES SHAREHOLDERS..................     i
CURRENCY PRESENTATION.......................................    ii
CAUTION REGARDING FORWARD-LOOKING STATEMENTS................    ii
SUMMARY.....................................................     1
  The Combination...........................................     1
  The Companies.............................................     2
  The Companies Immediately Prior to the Combination........     3
  The Companies Immediately After the Combination...........     3
  Recommendation of the Board of Directors of Echo Bay......     3
  Intentions of Significant Shareholders....................     4
  Interests of Directors and Executive Officers of Echo Bay
     in the Arrangement.....................................     4
  Material Canadian Federal Income Tax Considerations of the
     Arrangement............................................     4
  Material United States Federal Income Tax Considerations
     of the Arrangement.....................................     4
  Ownership of Kinross After the Combination................     6
  Echo Bay and Stock Options and Warrants...................     6
THE ECHO BAY SPECIAL MEETING................................     7
  Solicitation of Proxies...................................     7
  Appointment and Revocation of Proxies.....................     7
  Record Date, Voting Shares and Principal Holders
     thereof................................................     7
  Voting of Common Shares...................................     8
  Business of the Special Meeting...........................     9
THE COMBINATION -- ECHO BAY.................................     9
  Background to the Combination.............................     9
  Recommendation of the Board of Directors..................    12
  Reasons for the Board's Recommendation....................    12
  Fairness Opinion..........................................    13
SPECIAL RESOLUTION..........................................    19
SHAREHOLDER PROPOSALS.......................................    19
APPROVAL OF DIRECTORS.......................................    19
ALBERTA CERTIFICATE.........................................    20
MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT..................   S-i



NOTE: THE MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT INCLUDED WITH THIS MANAGEMENT INFORMATION CIRCULAR CONSTITUTES A PART OF THIS MANAGEMENT INFORMATION CIRCULAR AND THE COMPLETE DOCUMENT SHOULD BE READ IN ITS ENTIRETY. THE MANAGEMENT INFORMATION CIRCULAR AND THE MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT ARE COLLECTIVELY REFERRED TO AS THIS "CIRCULAR".


                   INFORMATION FOR UNITED STATES SHAREHOLDERS

     Neither the transactions described in this circular nor the securities to be distributed in connection with the arrangement have been approved or disapproved by any Canadian securities regulatory authority, the United States Securities and Exchange Commission or any state securities commission nor has any Canadian securities regulatory authority, the SEC or any state securities commission passed upon the fairness or merits of such transactions or upon the accuracy or adequacy of the information contained in this circular and any representation to the contrary is unlawful.

     Echo Bay, Kinross and TVX are each Canadian corporations and certain of their respective directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of Echo Bay's, Kinross's and TVX's respective assets and the assets of several of such persons are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon such persons or to enforce against such persons or Echo Bay, Kinross or TVX judgements of courts of the United States in Canada, including judgements predicated upon the civil liability provisions of the federal securities laws of the United States.

                             CURRENCY PRESENTATION

     This circular contains financial information expressed in both U.S. dollars and Canadian dollars. In this circular, Canadian dollars are referred to as "Cdn.$" or "Canadian dollars" and U.S. dollars are referred to as "$", "U.S. dollars" or "dollars". Except as otherwise stated, all dollar amounts referred to in this circular are expressed in U.S. dollars.

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     THIS CIRCULAR INCLUDES CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE DEFINITION OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS IN THIS CIRCULAR THAT ARE NOT STATEMENTS OF HISTORICAL FACTS AND ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT ECHO BAY, KINROSS OR TVX EXPECT OR ANTICIPATE WILL OR MAY OCCUR IN THE FUTURE, INCLUDING SUCH THINGS AS THE ANTICIPATED EFFECTIVE DATE OF THE COMBINATION, BUSINESS STRATEGY, COMPETITIVE STRENGTHS, GOALS, EXPANSION AND GROWTH OF ECHO BAY, KINROSS OR TVX BUSINESSES, OPERATIONS, PLANS, RESERVES AND OTHER SIMILAR MATTERS ARE HEREBY IDENTIFIED AS FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS CIRCULAR, STATEMENTS TO THE EFFECT THAT ECHO BAY, KINROSS OR TVX OR THEIR RESPECTIVE MANAGEMENTS "BELIEVE", "EXPECT", "PLAN", "MAY", "WILL", "PROJECT", "ANTICIPATE" OR "INTEND" OR SIMILAR STATEMENTS, INCLUDING "POTENTIAL", "OPPORTUNITY" OR OTHER VARIATIONS THEREOF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSTRUED AS FORWARD-LOOKING STATEMENTS. THE RISK FACTORS AND CAUTIONARY STATEMENTS DISCUSSED IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS DESCRIBED BY ECHO BAY, KINROSS OR TVX IN THEIR RESPECTIVE FORWARD-LOOKING STATEMENTS.


     YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS CIRCULAR OR, IN THE CASE OF DOCUMENTS INCORPORATED BY REFERENCE, THE DATE OF THOSE DOCUMENTS. NONE OF ECHO BAY, KINROSS OR TVX UNDERTAKES ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE OF THIS CIRCULAR OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS EXCEPT AS MAY BE REQUIRED UNDER APPLICABLE SECURITIES LAWS. BEFORE YOU VOTE OR GRANT YOUR PROXY AND INSTRUCT HOW YOUR VOTE SHOULD BE CAST ON ANY MATTER, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF THE EVENTS DESCRIBED IN THE "RISK FACTORS" SECTION IN THIS CIRCULAR BEGINNING ON PAGE S-18 OF THIS CIRCULAR AS WELL AS THE SECTIONS ENTITLED "RISK FACTORS" IN SCHEDULES A, B AND C TO THIS CIRCULAR, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY.

                                    SUMMARY


     This summary highlights selected information contained elsewhere in this circular. You should carefully read the entire circular and the other documents to which this circular refers you. Please see "Documents Incorporated By Reference" on pg. S-80. We have included page references in parentheses to direct you to a more complete description of the items presented in this summary.



                          THE COMBINATION (PAGE S-24)



     Echo Bay, Kinross and TVX have entered into a combination agreement dated as of June 10, 2002, as amended as of July 12, 2002, for the purpose of combining the ownership of their respective businesses. Because the business combination contemplated by the combination agreement will be effectuated by way of a plan of arrangement under the Canada Business Corporations Act (which we refer to in this circular as the "CBCA"), we refer to this transaction as the "arrangement" in this circular.



     In a separate transaction, TVX and a subsidiary of TVX have entered into agreements dated as of June 10, 2002 with a subsidiary of Newmont Mining Corporation pursuant to which TVX has agreed to acquire Newmont's approximate 50% non-controlling interest in the TVX Newmont Americas joint venture, in accordance with an existing right of first offer and an existing right of first refusal, for $180 million. The purchase price may, at TVX's option, be paid entirely in cash or TVX may elect to satisfy up to one half of the purchase price payable under each agreement by delivery of a secured promissory note due December 13, 2002, and the balance in cash. The maximum aggregate amount of the promissory notes which may be issued is $90 million. The arrangement is conditional upon the completion of the purchase of Newmont's interest in the TVX Newmont Americas joint venture.



     Upon completion of the arrangement and the purchase of Newmont's interest in the TVX Newmont Americas joint venture, Kinross will own all of the outstanding Echo Bay common shares and TVX common shares and will own, indirectly, all of the TVX Newmont Americas joint venture.



     We refer to the arrangement and the purchase of Newmont's TVX Newmont Americas joint venture interest collectively as the "combination" in this circular. For more information concerning the purchase of the Newmont interest, please see "The TVX Newmont Americas Joint Venture Transaction" on page S-45.



     Pursuant to the arrangement, shareholders of Echo Bay (other than Kinross) will receive 0.52 of a Kinross common share for each Echo Bay common share. Also pursuant to the arrangement, TVX will amalgamate with a newly-formed, wholly-owned subsidiary of Kinross, and each holder of TVX common shares will receive 6.5 Kinross common shares for each TVX common share. The exchange ratio for the TVX common shares reflects the one for ten consolidation of the TVX common shares which took effect on June 30, 2002. Immediately prior to the completion of the combination, and subject to shareholder approval, Kinross intends to consolidate its outstanding common shares on the basis of one Kinross common share for each three Kinross common shares. If the Kinross share consolidation is completed, each holder of Echo Bay common shares will receive
0.1733 of a Kinross common share for each Echo Bay common share and each holder of TVX common shares will receive 2.1667 Kinross common shares for each TVX common share.



     The arrangement requires the approval of at least 66 2/3% of the votes cast by Echo Bay and TVX shareholders at the respective special meetings of Echo Bay and TVX, as well as the approval of the Superior Court of Ontario. The shareholders of Kinross will be asked to approve the issuance of Kinross common shares pursuant to the arrangement, as well as certain other matters discussed in this circular, at the Kinross special meeting.



     No fractional Kinross common shares will be issued in connection with the arrangement. Former shareholders of Echo Bay and TVX who would otherwise receive a fraction of a Kinross common share will be paid the fair market value of the fractional interest by cheque.



     Full particulars of the arrangement are contained in the combination agreement, the complete text of which is attached to this circular as Exhibit A, and the plan of arrangement, the complete text of which is attached to this circular as Exhibit C.



     The charts on page 3 set forth the approximate common share ownership of Kinross, TVX and Echo Bay immediately prior to the combination and immediately after the consummation of the combination.

                                 THE COMPANIES

ECHO BAY

     Echo Bay is a North American gold mining company which mines, processes and explores for gold. Echo Bay holds the following interests in three operating mines:

     -  a 50% interest in the Round Mountain mine in Nevada, United States;

     -  a 100% interest in the Kettle River mine in Washington, United States;
        and

     -  a 100% interest in the Lupin mine in Nunavut Territory, Canada.


     Echo Bay operated a fourth mine, McCoy/Cove in Nevada, United States, until March 31, 2002, at which date mining and processing activities were completed. On June 9, 2002, Echo Bay entered into an agreement to sell its interests in McCoy/Cove to an affiliate of Newmont Mining Corporation, which transaction is conditional on completion of the combination described in this circular. For more information concerning the sale of the McCoy/Cove interests, please see "The McCoy/Cove Transaction" on page S-73.



     Echo Bay's principal executive offices are located at Suite 1210, 10180 - 101 Street, Edmonton, Alberta, Canada, T5J 3S4 (telephone 780-496-9002). Additional information concerning Echo Bay, including certain recent developments, is contained in Schedule C to this circular.


KINROSS

     Kinross is principally engaged in the exploration for, and acquisition, development and operation of, gold-bearing properties. At present, Kinross' primary operating properties consist of:

     - a 100% interest in the Fort Knox mine near Fairbanks, Alaska, United States;

     - through its 49% interest in the Porcupine joint venture, a 49% interest in the Hoyle Pond mine and a 49% interest in the Dome mine, both near Timmins, Ontario, Canada; and

     - a 54.7% interest in the Kubaka mine in the Magadan Oblast situated in far east Russia.

     In addition, Kinross holds an interest in the Blanket mine, situated in Zimbabwe, and other mining properties in various stages of exploration, development, reclamation and closure.

     Kinross' principal executive offices are located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2 (telephone 416-865-5123). Additional information concerning Kinross, including the formation of the Porcupine joint venture and other recent developments, is contained in Schedule A to this circular.

TVX

     TVX is principally engaged in the acquisition, financing, exploration, development and operation of precious and base metals mining properties. TVX holds interests in various operating mines around the world, including, through its approximate 50% controlling interest in the TVX Newmont Americas joint venture:

     -  a 25% interest in the New Britannia mine in Manitoba, Canada;

     - a 25% economic interest and a 50% legal interest in the Crixas mine in Brazil;

     -  a 16% interest in the Musselwhite mine in Ontario, Canada;


     -  a 25% interest in the La Coipa mine in Chile; and


     -  a 24.5% interest in the Brasilia mine in Brazil.

     TVX also holds a 100% interest in certain development and operating assets in Greece referred to as the Hellenic Gold Complex, which interest is subject to a 12% carried interest and a right to acquire a 12% participating interest in favour of certain third parties. The Hellenic Gold Complex is held through TVX's subsidiary, TVX Hellas A.E., and includes the Stratoni base metals operations and the Skouries development project.


     TVX's principal executive offices are located at Suite 1200, 220 Bay Street, Toronto, Ontario, Canada, M5J 2W4 (telephone 416-366-8160). Additional information concerning TVX, including certain recent developments, is contained in Schedule B to this circular.

                                      LOGO


(1) The North American assets of the TVX Newmont Americas joint venture are held through TVX Newmont Americas (Canada) Inc., which is indirectly held 50% less one voting share by Normandy Mining Limited and 50% plus one voting share by TVX. Normandy is an indirectly wholly-owned subsidiary of Newmont. The South American assets of the TVX Newmont Americas joint venture are held through TVX Newmont Americas (Cayman) Inc. which is indirectly held 50% less 100 voting shares by Normandy and 50% plus 100 voting shares by TVX. Upon the completion of the combination, Kinross will indirectly own 100% of the TVX Newmont Americas joint venture.



           RECOMMENDATION OF THE BOARD OF DIRECTORS OF ECHO BAY (PAGE 12)



     The board of directors of Echo Bay has recommended that its shareholders vote FOR the arrangement at the Echo Bay special meeting.

               INTENTIONS OF SIGNIFICANT SHAREHOLDERS (PAGE S-24)



     Kinross, which beneficially owns approximately 10.6% of the outstanding Echo Bay common shares, and Newmont, which beneficially owns approximately 45.2% of the outstanding Echo Bay common shares, have entered into lock-up agreements with Echo Bay pursuant to which Kinross and Newmont have agreed that they will vote their Echo Bay common shares in favour of the participation of Echo Bay in the arrangement. Each of Kinross and Newmont has agreed that it will only sell its interest in Echo Bay if the purchaser agrees to accept the obligation to vote the Echo Bay common shares in favour of the participation of Echo Bay in the arrangement. These lock-up agreements may be terminated if the combination agreement is terminated in accordance with its terms. In addition, the lock-up agreement with Newmont may be terminated by Newmont if the arrangement proposed to the Echo Bay shareholders does not correspond in all material respects to that contemplated by the combination agreement or if Kinross' shareholders do not authorize the termination of Kinross' shareholder rights plan at Kinross' special meeting and the arrangement cannot otherwise be structured as a tax-deferred rollover under Canadian law.



  INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF ECHO BAY IN THE ARRANGEMENT
                                  (PAGE S-27)



     In considering the recommendation of Echo Bay's board of directors that you vote to approve the arrangement, you should be aware that some of the directors and executive officers of Echo Bay have interests in the arrangement that are different from, or in addition to, the interests of other shareholders of Echo Bay generally. In particular, such directors and executive officers may, under the terms of their employment agreements or otherwise, be or become entitled, in connection with the arrangement, to severance payments and accelerated vesting of stock options. In addition, Kinross has agreed in the combination agreement that it will, at the Kinross special meeting, ask the Kinross shareholders to elect to the Kinross board of directors four additional agreed-upon directors, being Messrs. Harry S. Campbell, David Harquail, Robert L. Leclerc and George F. Michals. Mr. Harquail and Mr. Leclerc are currently directors of Echo Bay. The board of directors of Echo Bay was aware of these interests with respect to its respective directors and executive officers in determining to approve the arrangement.



  MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS OF THE ARRANGEMENT (PAGE
                                     S-53)


     A capital gain (or capital loss) that would otherwise be realized by a holder of Echo Bay common shares on the exchange of Echo Bay common shares for Kinross common shares will generally be deferred under the provisions of the Income Tax Act (Canada), provided that such holder does not, in the holder's return of income for the taxation year in which such exchange occurs, include in computing the holder's income any portion of the gain or loss, otherwise determined, from the disposition of the exchanged shares. A holder of Echo Bay common shares who is not eligible for the deferral in respect of the exchange of Echo Bay common shares will be deemed to have disposed of those Echo Bay common shares for proceeds of disposition equal to the fair market value of the Kinross common shares (and cash in lieu of a fractional share, if applicable) received in exchange therefor and to have acquired such Kinross common shares at a cost equal to their fair market value.

     THE FOREGOING DISCUSSION ASSUMES THAT THE KINROSS SHAREHOLDER RIGHTS PLAN WILL BE TERMINATED BY KINROSS SHAREHOLDERS AT THE KINROSS SPECIAL MEETING PRIOR TO THE EFFECTIVE DATE OF THE COMBINATION SO THAT HOLDERS OF ECHO BAY COMMON SHARES WILL NOT ACQUIRE ANY RIGHTS UNDER SUCH PLAN AS A RESULT OF THE ARRANGEMENT. THE ARRANGEMENT IS NOT CONDITIONAL ON THE TERMINATION OF THE KINROSS SHAREHOLDER RIGHTS PLAN. IF HOLDERS OF ECHO BAY COMMON SHARES ACQUIRE RIGHTS UNDER THE KINROSS SHAREHOLDER RIGHTS PLAN IN THE ARRANGEMENT BECAUSE THE PLAN HAS NOT BEEN TERMINATED, SUCH HOLDERS MAY BE TREATED AS HAVING DISPOSED OF THEIR ECHO BAY COMMON SHARES FOR PROCEEDS EQUAL TO THE AGGREGATE OF THE FAIR MARKET VALUE OF THE KINROSS COMMON SHARES (AND CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE, IF APPLICABLE) AND ANY RIGHTS UNDER THE KINROSS SHAREHOLDER RIGHTS PLAN RECEIVED IN EXCHANGE THEREFOR. A RECENT POSITION TAKEN BY THE CANADA CUSTOMS AND REVENUE AGENCY ON A SHAREHOLDER RIGHTS PLAN INDICATES THAT HOLDERS MAY BE ASSESSED ON THIS BASIS.


     WE URGE HOLDERS OF ECHO BAY COMMON SHARES TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE INCOME TAX CONSEQUENCES OF THE ARRANGEMENT AND THE EXERCISE OF DISSENT RIGHTS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.



  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE ARRANGEMENT
                                  (PAGE S-57)


     The obligation of Echo Bay to complete the transactions contemplated by the combination agreement is NOT conditioned on the receipt of an opinion of U.S. counsel that the arrangement will be treated as a tax free reorganization for U.S. Federal income tax purposes and each Echo Bay shareholder is urged to take this factor into consideration when deciding whether to vote for the arrangement.


     Echo Bay has received an opinion dated as of the date of this circular from Cravath, Swaine & Moore, U.S. counsel to Echo Bay, that assuming the arrangement is consummated in accordance with the terms of the combination agreement and as described in this circular, and based upon currently applicable law and certain factual representations made by Kinross and Echo Bay:

     - the exchange of Echo Bay common shares for Kinross common shares pursuant to the arrangement will be treated for U.S. Federal income tax purposes as a reorganization under section 368(a) of the Code and Kinross and Echo Bay will each be a party to that reorganization within the meaning of section 368(b) of the Code;

     - U.S. holders of Echo Bay common shares who exchange their Echo Bay common shares solely for Kinross common shares generally will not recognize any gain or loss, provided that U.S. holders who will own or be deemed to own 5% or more of Kinross (by vote or value) after the arrangement will be required to enter into a gain recognition agreement with the IRS if they have a gain on their Echo Bay common shares in order to ensure that they do not recognize gain in connection with the arrangement; and

     - Echo Bay will not recognize any gain or loss as a result of the arrangement.


     In rendering such opinion, Cravath, Swaine & Moore has relied upon certain assumptions, conditions and qualifications as set forth in its opinion, including certain factual representations made by Kinross and Echo Bay in representation letters dated as of the date of this circular. The combination agreement requires Kinross to provide a customary letter of representation dated as of the effective date of the arrangement to Echo Bay. Echo Bay is not obliged under the combination agreement, but nevertheless intends, to provide a customary letter of representation to U.S. counsel. Echo Bay intends to request from Cravath a tax opinion dated as of the effective date of the arrangement. If Echo Bay does not receive a tax opinion of U.S. counsel on the effective date of the arrangement, because, for example:


     - Kinross fails to provide a customary letter of representation to Echo Bay due to a change in factual circumstances or otherwise;

     - Echo Bay fails to provide its customary representation letter to U.S. counsel due to a change in factual circumstances or otherwise; or

     - there is a change in applicable law, which may or may not be retroactive,


holders of Echo Bay common shares cannot rely on the continuing validity of the conclusions reached in the Cravath tax opinion discussed above. In addition, if this were to occur, it is possible, but not certain, that the U.S. Federal income tax consequences to the holders of Echo Bay common shares would be materially different than those described above, including the possibility that holders of Echo Bay common shares would be required to recognize a gain or loss for U.S. Federal income tax purposes as a result of the exchange of their Echo Bay common shares for Kinross common shares pursuant to the arrangement.



     WE URGE HOLDERS OF ECHO BAY COMMON SHARES TO CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE ARRANGEMENT TO THEM, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS AND TO TAKE INTO ACCOUNT THE POSSIBILITY THAT CRAVATH, SWAINE & MOORE MIGHT NOT ISSUE THE TAX OPINION, DATED AS OF THE EFFECTIVE DATE OF THE ARRANGEMENT, THAT IS DESCRIBED ABOVE WHEN DECIDING WHETHER TO VOTE FOR THE ARRANGEMENT.

             OWNERSHIP OF KINROSS AFTER THE COMBINATION (PAGE S-65)



     Based on the number of common shares of each of Echo Bay, Kinross and TVX outstanding at June 30, 2002, Kinross will have a total of 296,703,265 common shares outstanding after the completion of the arrangement and the consolidation of the Kinross common shares on a one for three basis, which will be held as follows:


                                                                                    CONSOLIDATED
                                                                        KINROSS       KINROSS      PERCENTAGE
                                            PRIOR TO THE   EXCHANGE     COMMON         COMMON      OWNERSHIP
                                            ARRANGEMENT     RATIO       SHARES       SHARES 1:3    OF KINROSS
                                            ------------   --------   -----------   ------------   ----------
Kinross -- current shareholders...........  358,343,564       N/A     358,343,564   119,447,855       40.26
TVX -- current shareholders (excluding
  Newmont)................................   42,722,188       6.5     277,694,222    92,564,741       31.20
Echo Bay -- current shareholders
  (excluding Newmont and Kinross).........  239,147,551      0.52     124,356,727    41,452,242       13.97
  Newmont -- current TVX ownership
     interest.............................      356,665       6.5       2,318,323       772,774        0.26
  Newmont -- current Echo Bay ownership
     interest.............................  244,994,150      0.52     127,396,958    42,465,653       14.31
Newmont -- total..........................           --        --     129,715,281    43,238,427       14.57
                                                                      -----------   -----------      ------
Total pro forma ownership.................                            890,109,794   296,703,265      100.00
                                                                      ===========   ===========      ======


                ECHO BAY STOCK OPTIONS AND WARRANTS (PAGE S-41)



     The combination agreement provides that the board of directors of Echo Bay is to take such actions as may be necessary to adjust the terms of all outstanding stock options granted by Echo Bay to provide that each option to acquire Echo Bay common shares outstanding on the effective date shall be deemed to constitute an option to acquire, on substantially identical terms and conditions to those applicable under such stock options and for the same aggregate consideration, the aggregate number of Kinross common shares that the holder of the options would have been entitled to receive as a result of the combination if the holder of the option had been the registered holder of the number of Echo Bay common shares which the holder was entitled to purchase on exercise of the option. According to the terms of the plans under which the outstanding Echo Bay options were granted or the terms of the options themselves, all outstanding unvested and unexercisable Echo Bay stock options will become vested and exercisable upon completion of the combination.



     Holders of warrants to purchase Echo Bay common shares will, after the effective date of the combination, be entitled to exercise those warrants to acquire Kinross common shares in accordance with the terms of the agreements governing such warrants. The number of Kinross common shares for which such warrants will be exercisable will be determined on the basis of the Echo Bay exchange ratio.

                          THE ECHO BAY SPECIAL MEETING

SOLICITATION OF PROXIES


     THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT OF ECHO BAY MINES LTD. ("ECHO BAY") OF PROXIES TO BE USED AT THE SPECIAL MEETING OF THE SHAREHOLDERS OF ECHO BAY TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF SPECIAL MEETING. Echo Bay will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. N.S. Taylor & Associates, Inc. will solicit proxies from holders of Echo Bay shares for a fee
of $   --   plus expenses. To the extent necessary to assure adequate
representation at the special meeting, solicitation of proxies may be made by directors, officers and regular employees of Echo Bay directly as well as by mail and by telephone.


APPOINTMENT AND REVOCATION OF PROXIES

     The persons designated in the enclosed form of proxy are officers of Echo Bay. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY TO REPRESENT THE SHAREHOLDER AT THE SPECIAL MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided in the form of proxy the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the special meeting by proxy must deposit their form of proxy prior to the time of the special meeting or an adjournment thereof either at the registered office of Echo Bay, 1210 Manulife Place, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4, or at the office of Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1, or bring the proxy to the special meeting and deliver it to the Chairman or Secretary of Echo Bay prior to the commencement of the special meeting.


     A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the registered office of Echo Bay, Suite 1210, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4 or at the office of Computershare Trust Company of Canada, 100 University Avenue, Toronto, Ontario, Canada, M5J 2Y1 addressed to the Secretary of Echo Bay, c/o Computershare Trust Company of Canada, at any time up to and including the close of business on the last business day preceding the day of the special meeting, or an adjournment thereof, at which the proxy is to be used, or with the chairman of the special meeting on the day of the special meeting, or an adjournment thereof.


RECORD DATE, VOTING SHARES AND PRINCIPAL HOLDERS THEREOF


     Shareholders of record at the close of business (eastern time) on    --   ,
2002 will be entitled to receive notice of, and to vote at, the special meeting.



     On June 30, 2002, there were outstanding 541,268,375 common shares of Echo Bay, each of which carries the right to one vote. A quorum of shareholders will be established at the special meeting if the holders of a majority of the shares entitled to vote at the special meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. The affirmative vote, in person or by proxy, of not less than 66 2/3% of the votes cast at the special meeting is required to pass the special resolution to be considered at the special meeting.

     As of June 30, 2002, based upon information available to Echo Bay, the following shareholders were the beneficial owners of more than five percent of the common shares:


                                                                          AMOUNT AND NATURE
TITLE OF                                                                    OF BENEFICIAL     PERCENT
 CLASS                 NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNERSHIP       OF CLASS
--------   ------------------------------------------------------------   -----------------   --------
  Common   Newmont Mining Corporation of Canada Limited                      244,994,150        45.2
           Suite 1900 -- 20 Eglinton Avenue West, Toronto, Ontario,
           Canada M4R 1K8
  Common   Kinross Gold Corporation 52nd Floor, Scotia Place                  57,126,674        10.6
           40 King Street West, Toronto, Ontario, Canada M5J 3Y2
  Common   Fidelity Management & Research Company, Fidelity Management        50,851,200        10.0
           Trust Company and certain other relevant affiliates and
           associates
           82 Devonshire Street, Boston, MA 02109(1)

---------------

(1) Certain fund accounts for which Fidelity serves as investment advisor hold these shares. Fidelity has announced that its fund and institutional account purchases have been made in the ordinary course of business for investment purposes only and not with the purpose of influencing the control or direction of Echo Bay.


     Echo Bay has entered into two lock-up agreements, one with Kinross and another with Newmont and its subsidiary Newmont Mining Corporation of Canada Limited, together holding approximately 56% of the outstanding common shares of Echo Bay, pursuant to which the companies have agreed that they will continue to hold their Echo Bay common shares and will vote such shares in favour of the special resolution to be considered at the special meeting. These lock-up agreements may be terminated if the combination agreement is terminated in accordance with its terms. Please see "Intentions of Significant Shareholders" on page S-24.


VOTING OF COMMON SHARES


     Common shares represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy will be voted on any ballot which may be called for in respect of the matter referred to in the accompanying Notice of Special Meeting and, where a choice with respect to the matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. Only those proxies that are signed and returned will be counted. THE COMMON SHARES WILL BE VOTED IN FAVOUR OF THE SPECIAL RESOLUTION TO APPROVE THE ARRANGEMENT IF NO SPECIFICATION HAS BEEN MADE.


     The enclosed proxy, when properly completed and signed, confers discretionary authority upon the persons named therein with respect to amendments or variations to the special resolution identified in the Notice of Special Meeting and other matters that may properly come before the special meeting. Management is not aware of any amendments to the matter identified in the Notice of Special Meeting or of any other matters that are to be presented for action at the special meeting.

     As a holder of Echo Bay common shares, you may own your shares in one or both of the following ways. If you are in possession of a physical share certificate, you are a "registered" shareholder and your name and address are maintained by Echo Bay through its transfer agent, Computershare Trust Company of Canada. If you own your shares through a bank, broker or other nominee, you are a "beneficial" shareholder and you will not have a physical share certificate. You will, of course, have an account statement from your bank or broker as evidence of your share ownership.

     As a registered shareholder, you may execute a proxy card in your own name at any time and/or you may attend the special meeting and cast a ballot. Because you are known to Echo Bay and its transfer agent, your account can be confirmed and your vote recorded or changed if you have previously voted. This procedure prevents an entity from voting its shares more than once. Only your latest dated proxy card will be valid.

     As a beneficial shareholder, neither Echo Bay nor its transfer agent maintain any records or account information about you. Your shares are held in the name of your bank or broker. Only your bank or broker has the authority to vote the shares held in your name and, for the purposes of this special meeting, will only vote your shares after receiving your specific instructions. There are securities law rules (Canadian, U.S. and other foreign governments) and national stock exchange rules (the Toronto Stock Exchange and American Stock Exchange) governing the granting of a proxy on your behalf and those rules differ for Canadian and foreign holders, notably United States holders. Canadian and foreign banks and brokers (with the exception of those in the U.S.) do NOT have the authority to vote on your behalf without receiving your specific instructions. In some cases, although NOT in this case, U.S. brokers have the authority to vote on behalf of a beneficial shareholder. Every vote cast on behalf of a beneficial shareholder, either by proxy or ballot at the special meeting, will require specific instructions from the beneficial shareholder.

     In addition, many banks and brokers use a service agency to mail proxy material and tabulate the responses from beneficial shareholders. The largest of these service providers in Canada is Independent Investor Communication Corporation ("IICC") and in the U.S. is ADP Investor Communications Services ("ADP"). Because IICC and ADP mail and tabulate hundreds of millions of proxies on behalf of their clients, the banks and brokers, for thousands of annual and special meetings throughout the year, IICC and ADP standardize the proxy card and reproduce the text on their own form called a Voter Instruction Form ("VIF"). A VIF is NOT a proxy card and CANNOT be used by a beneficial shareholder to vote at the special meeting. The VIF is intended only to relay your specific voting instructions to your bank or broker so they may execute a proxy on your behalf.

     If you plan to attend the special meeting and vote your shares as a beneficial shareholder, you MUST contact your bank or broker and obtain a legal proxy. This proxy is evidence of your ownership through your bank or broker and MUST be attached to your ballot cast at the special meeting. Only a legal proxy may be voted by a beneficial shareholder at the special meeting. Obtaining a legal proxy will invalidate any proxy or VIF you have previously executed, and you are urged not to request a legal proxy unless you are planning to attend the special meeting and cast a ballot.

BUSINESS OF THE SPECIAL MEETING


     At the special meeting, the shareholders will be asked to consider and, if deemed appropriate, to pass a special resolution approving the plan of arrangement whereby Echo Bay, Kinross and TVX will combine their respective businesses. Details of the plan of arrangement, to be carried out in accordance with the Canada Business Corporations Act, and of the business combination generally are set forth in the attached Management Information Circular Supplement.


                          THE COMBINATION -- ECHO BAY

BACKGROUND TO THE COMBINATION


     As part of its business strategy since Echo Bay's acquisition of the Lupin mine in 1980, Echo Bay's executive group, together with Echo Bay's board of directors, have engaged in a continual evaluation of strategic alternatives.



     Echo Bay's efforts to create a meaningful strategic alternative did not, until mid-2001, advance beyond preliminary stages. There were no bona fide suitors for Echo Bay and third parties who did come forward were only interested in acquiring discrete Echo Bay assets at prices that the Echo Bay executive group and board of directors believed did not reflect the fundamental value of the assets. Potential merger and acquisition counterparties expressed concerns regarding Echo Bay's 11% $100 million aggregate principal amount of junior subordinated debentures due 2027 (the "Capital Securities"). The existence of the Capital Securities also resulted in financial constraints on Echo Bay, primarily an inability to borrow funds. The urgency of improving Echo Bay's balance sheet by restructuring the Capital Securities was the principal theme in Echo Bay's Chairman's letter to shareholders included in Echo Bay's 2001 Annual Report.


     Franco-Nevada Mining Corporation Limited (now known as Newmont Mining Corporation of Canada Limited, or "Newmont Canada") accumulated approximately 72.4% of the Capital Securities and, on June 27, 2001, approached Robert L. Leclerc, Chairman and Chief Executive Officer of Echo Bay, to discuss a possible restructuring whereby holders of Capital Securities might exchange the Capital Securities for Echo Bay common shares. Mr. Leclerc agreed to pursue the restructuring possibility, subject to receiving advice from an independent committee of the board of directors. A series of meetings occurred during July and August 2001 between Echo Bay and Newmont Canada with the result that on August 27, 2001, Mr. Leclerc recommended to Echo Bay's board of directors that Echo Bay seek to implement an exchange of Capital Securities for Echo Bay common shares. Concurrently, Mr. Leclerc approached Kinross to determine whether Kinross, which held approximately 15.8% of the Capital Securities, would agree to exchange its Capital Securities on the same terms as had been agreed with Newmont Canada. Kinross agreed in respect of its 15.8% ownership of Capital Securities. On September 5, 2001, on the recommendation of the independent committee, the board authorized the exchange of the Capital Securities. On October 12, 2001, Goldman Sachs & Co. agreed to make its 9.85% ownership position in the Capital Securities available on the same basis.

     On April 3, 2002, Echo Bay issued an aggregate 361,561,230 of Echo Bay common shares, representing approximately 72% of Echo Bay's outstanding shares after giving effect to such issuance, in exchange for all of the Capital Securities, plus accrued and unpaid interest thereon (the "Capital Securities Exchange"). Following the Capital Securities Exchange, as at April 3, 2002, the new principal holders of Echo Bay's common shares and their respective ownership positions were Newmont Canada (48.8%) and Kinross (11.4%).


     Echo Bay's restructuring efforts led to a letter agreement effective February 13, 2002 for the sale by Echo Bay to Newmont of the entire McCoy/Cove complex in Nevada. The consummation of the transaction was subject to the completion of due diligence by Newmont by July 31, 2002 and called for a payment to the seller of $6 million and the assumption by Newmont of all reclamation and closure obligations at McCoy/Cove.



     The rise in gold price throughout the first quarter of 2002, coupled with the Capital Securities Exchange and Echo Bay's other efforts to improve its balance sheet, enabled Echo Bay to focus again on evaluating alternative business strategies, including possible asset acquisitions and business combinations.


     Late in the first quarter of 2002, Mr. Leclerc discussed with Robert M. Buchan, Chairman and Chief Executive Officer of Kinross, the desirability of exploring strategic alternatives involving Echo Bay and Kinross. While each acknowledged that discussions might lead nowhere, they considered it desirable to investigate whether asset exchanges, a business combination or some other activity might be of interest. In connection with these discussions, a confidentiality agreement between Echo Bay and Kinross was executed on March 29, 2002. The discussions never advanced beyond preliminary stages and no agreement was reached as to the nature or structure of any potential strategic transaction. No offer was made by either party regarding a possible business combination.

     On May 20, 2002, John Ivany, Executive Vice President of Kinross, telephoned Mr. Leclerc and disclosed that Kinross and TVX had entered into a letter of intent pursuant to which they had agreed to pursue a possible combination of Kinross and TVX and a concurrent acquisition by TVX of Newmont's approximate 50% non-controlling interest in the TVX Newmont Americas joint venture and invited Echo Bay to join the process commenced by the letter of intent. Mr. Leclerc requested that Mr. Ivany provide an indicative proposal.


     On May 21, 2002, Echo Bay received an indicative proposal from Kinross which described the merits of the combination. Echo Bay was concurrently provided with a copy of the letter of intent dated May 9, 2002 among Kinross and TVX, a support letter of Newmont dated May 9, 2002 and a mutual confidentiality and standstill agreement executed by Kinross, TVX and Newmont. Echo Bay signed a counterpart to the confidentiality agreement on May 21, 2002. Under the terms of the indicative proposal, one Echo Bay common share would be exchanged for 0.45 to 0.48 of a Kinross common share. Mr. Leclerc immediately communicated with John Abell, an Echo Bay director, and they agreed that a special committee of independent directors of Echo Bay should be established to consider the proposed combination. The board of directors of Echo Bay established an independent committee comprised of Mr. Abell (Chairman), Peter Clarke and John Frederick McOuat, none of whom is employed by or affiliated with Echo Bay (otherwise than by their positions on the Echo Bay board of directors), Kinross, TVX or Newmont.



     On May 22, 2002, Echo Bay received a combined due diligence request list from Kinross and TVX and it commenced its due diligence review of Kinross, TVX and the TVX Newmont Americas joint venture. Mr. Leclerc also received a follow-up telephone call from Mr. Buchan regarding the indicative proposal. Mr. Leclerc noted that the proposal would receive due consideration. National Bank Financial Inc. was retained to advise the Echo Bay board of directors and its independent committee with respect to the combination. Echo Bay also retained Fraser Milner Casgrain LLP as Canadian counsel and Cravath, Swaine & Moore as U.S. counsel.



     On May 22, 2002, Mr. Leclerc also met with representatives of Newmont pursuant to a previously scheduled meeting to discuss the status of due diligence work being performed by Newmont with respect to the February 13, 2002 McCoy/Cove letter agreement. The Newmont representatives indicated that Newmont's interest in acquiring McCoy/Cove was conditional upon the completion of the combination and on the terms of the McCoy/Cove transaction being amended to eliminate the $6 million cash payment contemplated by the February 13, 2002 letter agreement. Newmont confirmed that it would be prepared to enter into a support agreement in respect of the combination.



     Thereafter, Mr. Leclerc reviewed with Mr. Abell, the Chairman of the Echo Bay independent committee, the benefits of the proposed combination. Mr. Leclerc was instructed to discuss the matter with Mr. McOuat and seek his comments (Mr. Clarke was unavailable). The discussions with the Echo Bay independent committee continued with opinions, comments and suggestions as to the rationale for the combination and the exchange ratio. Echo Bay's independent committee was not considering any other strategic alternatives when it received the indicative proposal from Kinross and the independent committee, in its deliberations, only considered whether to proceed with the transaction that had been proposed by Kinross on May 21, 2002 or remain an independent entity given that the Kinross proposal had Newmont's support. While other alternatives had been considered from time to time prior to completion of the Capital Securities exchange, Echo Bay did not attempt to solicit interest from others at this time. The Echo Bay independent committee authorized Mr. Leclerc to engage in further exploratory discussions with Kinross and TVX to determine if Kinross and TVX would be prepared to increase the exchange ratio for holders of Echo Bay common shares and modify other terms of the proposed combination.


     From May 24, 2002 through the following week, members of senior management of Echo Bay, Kinross and TVX engaged in a series of discussions to negotiate the terms of, and evaluate alternative structures for, the combination.

     On May 30 and 31, 2002, Mr. Leclerc contacted Mr. Buchan and T. Sean Harvey, President and Chief Executive Officer of TVX, to discuss the proposed exchange ratio for Echo Bay, expressing the view that the ratio would have to be improved for the Echo Bay shareholders if the proposed combination were to be supported by the Echo Bay independent committee. Mr. Leclerc proposed that the ratio be increased to 0.52 of a Kinross common share for each Echo Bay common share. Mr. Buchan and Mr. Harvey discussed this matter with their respective financial advisors and senior management and on June 4, 2002, Mr. Leclerc received confirmation that the ratio would be increased to 0.52 of a Kinross common share for each Echo Bay common share.


     On June 5, 2002, the independent committee of Echo Bay met to review the combination. Also present at the meeting were, Mr. Leclerc, Lois-Ann Brodrick, Vice President and Secretary of Echo Bay, Jerry McCrank, Vice President, Operations of Echo Bay, and Tom Yip, Vice President, Finance and Chief Financial Officer of Echo Bay, and representatives from National Bank Financial to report on the status of the discussions with Kinross, TVX and Newmont. At this meeting, National Bank Financial delivered a presentation to the independent committee and an oral fairness opinion (which opinion was later confirmed by delivery of a written opinion) that the exchange ratio was fair, from a financial point of view, to the holders of Echo Bay common shares (other than Kinross). The Echo Bay independent committee discussed the Echo Bay exchange ratio and the other terms of the combination. Mr. Leclerc advised the Echo Bay independent committee that, in addition to the exchange ratios, there were many issues in respect of the combination agreement which the parties were still discussing over which the parties appeared to be at an impasse, including covenants regarding the conduct of business between signing and closing, conditions to closing, liquidated damages claims and termination rights. The Echo Bay independent committee indicated that they were not yet prepared to support the combination and instructed Mr. Leclerc to attempt further negotiations for a further increase in the Echo Bay exchange ratio and satisfy Echo Bay's other concerns in respect of the combination agreement. Mr. Leclerc expressed the view that the maximum Echo Bay exchange ratio had been achieved but he agreed to further pursue the matter.



     During the period of June 5 to 7, 2002, Echo Bay's legal and financial advisors conveyed the concerns of the independent committee to Kinross' and TVX's respective legal and financial advisors while holding numerous discussions regarding the proposed terms of the combination. Mr. Leclerc received progress updates on these discussions in respect of the combination. Mr. Leclerc communicated to Mr. Buchan and to Mr. Harvey that any Kinross offer must address certain contractual areas of importance to Echo Bay before Echo Bay's independent committee would be prepared to support the combination. These contractual areas of importance included restraints on Echo Bay's freedom to operate once the combination agreement was signed and the amount of the break-up fee and its manner and timing of payment. During this period, the outstanding issues had not been satisfactorily resolved but all parties continued to work towards a resolution. Mr. Leclerc continued to communicate separately, by telephone, with Mr. Buchan and Mr. Harvey, to discuss outstanding issues. National Bank Financial was informed that Kinross and TVX were not prepared to increase the exchange ratio for one Echo Bay common share to a level greater than 0.52 of a Kinross common share.


     Throughout the weekend of June 8 and 9, 2002, representatives of senior management of Echo Bay, Kinross and TVX and their respective legal and financial advisors participated in various conference calls and meetings in an effort to resolve significant business issues and the definitive documentation for the combination. During this period, Echo Bay also participated in various calls with Newmont and Kinross to finalize the lock-up agreements with Newmont, Newmont Canada and Kinross.

     On June 8, 2002, Mr. Leclerc confirmed in writing to the Echo Bay independent committee that Kinross and TVX were not prepared to increase the Echo Bay exchange ratio from 0.52 of a Kinross common share for each Echo Bay common share. On the morning of June 9, 2002, the Echo Bay independent committee convened, as scheduled, and further discussed the proposed combination. They reviewed and discussed materials presented by National Bank Financial. Mr. Leclerc, with participation from Echo Bay's other three executive officers (Ms. Brodrick, Mr. McCrank and Mr. Yip) reported to the Echo Bay independent committee and answered questions related to the combination agreement. Although the Echo Bay independent committee was encouraged by the satisfactory resolution of various issues related to the combination agreement, the Echo Bay independent committee adjourned until the afternoon to consider the information presented. The Echo Bay independent committee also asked that National Bank Financial address several matters relating to its due diligence and the fairness of the exchange ratio from a financial point of view to the Echo Bay shareholders (other than Kinross).



     On the afternoon of June 9, 2002, the Echo Bay independent committee engaged in a full discussion of the terms of the proposed combination and the financial analyses and opinion of National Bank Financial with Mr. Leclerc, Ms. Brodrick, Mr. Yip and National Bank Financial. Although National Bank Financial did not make a formal presentation, it was again present at the meeting of the independent committee to review various financial analyses and to affirm its oral fairness opinion (which opinion was later confirmed by delivery of a written opinion) that the exchange ratio was fair, from a financial point of view, to the holders of Echo Bay common shares (other than Kinross). The Echo Bay independent committee then unanimously delivered its recommendation to the board of directors of Echo Bay that the board of directors approves the combination and related matters, subject to satisfactory completion of the definitive agreements. On the evening of June 9, 2002, the Echo Bay board of directors concluded that the combination was fair to and in the best interests of Echo Bay and its shareholders. Accordingly, the Echo Bay board of directors approved the combination and authorized management to proceed with the execution of the combination agreement and related documents. Of the two Newmont representatives on Echo Bay's board of directors, only David Harquail, President and Managing Director of Newmont Capital Limited, attended the meeting and he did not participate in the vote.



     Also on June 9, two subsidiaries of Echo Bay entered into a new asset purchase agreement with a subsidiary of Newmont, providing for the sale of the McCoy/Cove complex. Under the February 13, 2002 letter agreement, Newmont had no obligation to complete the acquisition. Newmont indicated it was willing to proceed with the acquisition of the McCoy/Cove complex only if the business combination was completed and the cash payment was eliminated. Accordingly, a new agreement was reached expressly containing these two conditions and replacing the February 13, 2002 letter agreement. The closing of the transaction pursuant to the new agreement is subject to, among other conditions, the completion of the combination of Echo Bay, Kinross and TVX. In consideration for the purchase of the McCoy/Cove assets, the purchaser agreed to assume all liabilities and obligations relating to the reclamation and remediation required for the McCoy/Cove complex.


     On June 10, 2002, Echo Bay, Kinross, TVX and their respective financial and legal advisors finalized the combination agreement and the applicable lock-up agreements on a basis that satisfactorily resolved the outstanding issues. The parties issued a joint press release announcing the combination on June 10, 2002.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     The Echo Bay independent committee and board of directors has determined that the combination of Echo Bay, Kinross and TVX is fair to, and in the best interests of, Echo Bay and its shareholders and recommends that the Echo Bay shareholders vote or grant a proxy to vote FOR the special resolution to be considered at the special meeting. In arriving at its recommendation to support the combination, no negative votes were cast. All board members participated in the vote except for the two board members who are also employees of Newmont. Mr. Harquail was present at the meeting but abstained from voting. Mr. Binns did not attend the meeting.


REASONS FOR THE BOARD'S RECOMMENDATION

     In reaching its decision and making its recommendation regarding the plan of arrangement and business combination, the Echo Bay board of directors considered a number of factors, including the following:

     - the analysis and opinion of National Bank Financial that, as of June 10, 2002, the exchange ratio is fair, from a financial point of view, to Echo Bay shareholders (other than Kinross);

     - based on the 30-day average trading prices (up to and including June 7, 2002, the last trading day prior to the announcement of the combination) on the Toronto Stock Exchange of Kinross and Echo Bay, the exchange ratio of 0.52 of a Kinross common share per share of Echo Bay implies a price of Cdn.$1.81 for each Echo Bay common share, representing a 24% premium to market as at June 7, 2002;


     - the combined company will be a senior gold producer with a strong group of exploration and development projects to allow for internal growth and will also have the financial resources to be competitive in seeking properties and projects in the future;

     -  there may be operational synergies and cost savings;

     - the unanimous recommendation of the independent committee of the board of directors; and

     -  the terms of the combination agreement are customary and reasonable.

     The Echo Bay board of directors believes that each of the above factors generally supported its determination and recommendation. The Echo Bay board also considered potentially negative factors, which included:

     - the risk to Echo Bay shareholders that, at the completion of the business combination, the value of Kinross common shares received in the arrangement will be less than the value of the Kinross common shares at the time of the announcement of the combination agreement;

     - the risk that the potential benefits sought in the combination might not be fully realized; and


     - that there can be no assurance that any of the long-term prospects for increasing shareholder value or any of the other potential benefits discussed in this section will be realized.


     The Echo Bay board of directors determined that the negative factors were outweighed by the potential benefits of the combination.


     The foregoing discussion of the information and factors considered by the Echo Bay board of directors is not meant to be exhaustive, but is believed to include the material information and factors considered by all board members voting on the combination. In view of the complexity of those factors, both positive and negative, the Echo Bay board did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered in reaching its decision. In addition, individual members of the Echo Bay board may have given different weight to different factors.


FAIRNESS OPINION

     Pursuant to an engagement letter dated May 23, 2002, the Echo Bay board of directors retained the services of National Bank Financial in connection with the arrangement, which services included advice and assistance to the independent committee of the Echo Bay board of directors as well as to the Echo Bay board itself and the preparation and delivery to the independent committee and the Echo Bay board of an opinion as to the fairness of the Echo Bay exchange ratio, from a financial point of view, to the Echo Bay shareholders (other than Kinross). Echo Bay has agreed to pay National Bank Financial fees totalling Cdn.$2.5 million for its services as financial adviser to Echo Bay, including the delivery of the National Bank Financial fairness opinion, Cdn.$1.5 million of which is contingent on completion of the arrangement. In addition, Echo Bay has agreed to reimburse National Bank Financial for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify National Bank Financial in respect of certain liabilities that might arise out of its engagement. National Bank Financial also provided investment banking services to Echo Bay as part of the underwriting group for Echo Bay's May 2002 share issuance for which the firm was paid $524,000.

     National Bank Financial is a leading Canadian investment dealer, whose business includes corporate finance, mergers and acquisitions, equity and fixed income sales and trading, and investment research. As part of its investment banking business, National Bank Financial is regularly engaged in evaluating businesses in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted shares and other securities. The Echo Bay board selected National Bank Financial to render a fairness opinion to the Echo Bay board and the independent committee on the basis of the firm's expertise and reputation.

     National Bank Financial acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of Echo Bay, Kinross, and TVX, from time to time, and may have executed or may execute transactions for such companies and clients from whom it received or may receive compensation. National Bank Financial, as a dealer, conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters.


     National Bank Financial made a formal presentation and provided an oral opinion to the independent committee of the board of directors of Echo Bay during a meeting held by the independent committee on June 5, which oral opinion was affirmed orally on June 9, 2002 and in writing on June 10, 2002 to the effect that, as of June 10, 2002, the Echo Bay exchange ratio is fair, from a financial point of view, to the Echo Bay shareholders (other than Kinross). The written National Bank Financial fairness opinion will be made available for inspection and copying at the registered office of Echo Bay (Suite 1210, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4) during its regular business hours by any interested holder of Echo Bay common shares or the holder's designated representative. Alternatively, upon request to Echo Bay, a copy of the opinion will be mailed by Echo Bay to any such holder or representative.


     In arriving at its opinion, National Bank Financial reviewed and relied upon certain publicly available information concerning Echo Bay, Kinross and TVX, as well as non-public information made available by Echo Bay about itself and, under confidentiality agreements, about Kinross and TVX. National Bank Financial also reviewed drafts of various agreements intended to give effect to the plan of arrangement and business combination and discussed with representatives of the parties their past and current operations and financial conditions as well as the prospects for each corporation and the combined company. National Bank Financial considered financial and operating matters on a pro forma basis and took into account such other industry reports and data, other information and analyses as it considered appropriate in the circumstances.

     National Bank Financial relied upon, and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by National Bank Financial from public sources or information provided to National Bank Financial by Echo Bay, Kinross and TVX and their respective affiliates and advisers or otherwise pursuant to this engagement. National Bank Financial did not attempt to verify independently the accuracy or completeness of any such information, data, advice, opinions and representations. For purposes of rendering the National Bank Financial fairness opinion, National Bank Financial has assumed that, in all respects material to its analysis, the representations and warranties of Echo Bay, Kinross and TVX contained in the combination agreement were true, accurate and complete, in all material respects, Echo Bay, Kinross and TVX will each perform all of the respective covenants and agreements to be performed by it under the combination agreement and all conditions to the obligations of each of Echo Bay, Kinross and TVX as specified in the combination agreement will be satisfied without any waiver thereof. National Bank Financial has also assumed that all material governmental, regulatory, court or other approvals and consents required in connection with the consummation of the arrangement will be obtained and that in connection with obtaining any necessary governmental, regulatory, court or other approvals and consents, no limitations, restrictions or conditions will be imposed that would have a material adverse effect on Echo Bay, Kinross, TVX or the combined company.

     National Bank Financial did not make or obtain any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Echo Bay, Kinross, TVX or affiliated entities. National Bank Financial expressed no opinion as to Echo Bay's, Kinross' and TVX's underlying valuation, future performance or long-term viability, or the price at which Kinross common shares would trade upon or after announcement or consummation of the arrangement. In connection with its engagement, National Bank Financial did not solicit third party indications of interest in the possible acquisition of all or part of Echo Bay. National Bank Financial's opinion was necessarily based on the information available to National Bank Financial and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by National Bank Financial as of the date of its opinion. Although subsequent developments may affect its opinion, National Bank Financial does not have any obligation to update, revise or reaffirm its opinion.


     This summary is a materially complete description of National Bank Financial's opinion and advice and comment to the Echo Bay independent committee and the Echo Bay board of the financial analyses performed and factors considered by National Bank Financial in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. National Bank Financial believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying National Bank Financial's analyses and opinion.

     The following is a summary of the material procedures and analyses performed by National Bank Financial in assessing the financial fairness of the Echo Bay exchange ratio as of June 10, 2002:


NET ASSET VALUE ANALYSIS

     The net asset value approach involves the discounting of an expected stream of future cash flows contained in a life of mine plan using a range of appropriate discount rates. National Bank Financial utilized an un-levered discounted cash flow analysis whereby pre-interest and after-tax earnings, after deducting capital expenditures, were used to calculate free cash flows. To determine a range of present value for the expected stream of cash flow, the free cash flows were discounted using discount rates of 0%, 3% and 6%, assuming an appropriate industry capital structure for each of Echo Bay and the combined company. This range of value was then adjusted for any assets or liabilities not taken into account in the determination of the free cash flows, such as investments, redundant assets or contingent liabilities, to calculate a range of values for Echo Bay and the combined company. Finally, to determine the fair market value of the common equity employed in Echo Bay and the combined company, the fair market value of their respective debt, if any, was deducted from the values calculated.

     The net asset value methodology requires that certain assumptions be made regarding, among other things, life of mine plans, future cash flows, discount rates, grade, gold prices and growth rates. In performing sensitivities, National Bank Financial used a range of gold price assumptions of $275 to $350 per ounce. The possibility that some of these assumptions will prove to be inaccurate is one factor involved in the determination of the discount rates to be used and results in a range of value. National Bank Financial's estimate of free cash flows was based on Echo Bay's, Kinross' and TVX's life of mine projections, after first considering the reasonableness of the underlying assumptions and making certain adjustments to these life of mine plans. In making adjustments to the respective life of mine projections, National Bank Financial performed a range of sensitivity analyses on projected tonnes, grade, capital expenditures, and timing of probable reserves and resources coming into proven reserves, reclamation costs, and on a range of certain general and administrative and operating synergies.


     Using the net asset value per share ranges for both Echo Bay and the combined company, National Bank Financial applied a price/net asset value multiple based upon multiples of other mid-tier North American gold mining companies (a list of which may be found in the section entitled "Comparable Trading Statistics" on page 17) of comparable size and quality. The analysis assumed a $300 per ounce gold price and a 3% discount rate. The selected per share equity value range for Echo Bay of $0.84 to $1.11 was compared to the implied equity value range of the combined company, after having applied the Echo Bay exchange ratio, of $0.88 to $1.16.



     National Bank Financial also applied the Echo Bay exchange ratio to the June 7, 2002 closing price (the last trading day prior to the announcement of the combination) and the average trading price for the 20 trading days ending on June 7, 2002 of the Kinross common shares on the Toronto Stock Exchange and compared the resulting prices to Echo Bay's net asset value per share calculated at gold prices of $275 to $350 per ounce, resulting in implied price/net asset value multiples. The price/net asset value multiples for Echo Bay range from 3.2x to 9.9x and 3.1x to 9.6x based on the June 7 closing price and 20-day average trading price, respectively. These ranges were compared to the price/net asset value multiples of the same mid-tier North American gold mining companies referenced above and the same gold and discount assumptions which resulted in a range of price/net asset value multiples of 2.0x - 10.0x. The results of the foregoing analysis are set out below:



                                        COMPARABLE
                                          COMPANY
                                         MULTIPLE
                                         RANGES**                  ECHO BAY MULTIPLE AT     ECHO BAY MULTIPLE AT
                                        -----------  ECHO BAY AT   0.52X WITH KINROSS AT     0.52X WITH KINROSS
                                        LOW   HIGH    MARKET***         MARKET****           20-DAY AVERAGE*****
                                        ----  -----  -----------   ---------------------   -----------------------
NET ASSET VALUE (NAV) ANALYSIS*
Price/NAV ($350/oz. Gold)               2.0x  2.3x      2.9x               3.2x                     3.1x
Price/NAV ($325/oz. Gold)               2.8x  3.2x      3.6x               4.1x                     3.9x
Price/NAV ($300/oz. Gold)               3.5x  4.8x      5.2x               5.8x                     5.6x
Price/NAV ($275/oz. Gold)               6.0x  10.0x     9.2x               9.9x                     9.6x



Notes:


*     3% Discount Rate


**    Based on the closing price of each company's common stock on June 7, 2002


***   Based on the closing price of Echo Bay's common stock on June 7, 2002


**** Based on an implied share price of Echo Bay calculated by multiplying the closing price of Kinross' common stock on June 7, 2002 by the exchange ratio of 0.52


***** Based on an implied share price of Echo Bay calculated by multiplying the average closing price of Kinross' common stock for the 20 trading days prior to June 7, 2002 by the exchange ratio of 0.52

ACCRETION/DILUTION ANALYSIS

     National Bank Financial reviewed the results of the Echo Bay financial model and life of mine plan on a stand-alone basis on an earnings, cash flow and net asset value on a per share basis to those resulting from the financial model of the combined company and life of mine plan at gold prices ranging from $275 to $350 per ounce after taking into account the arrangement and transactions contemplated thereby. National Bank Financial reviewed the results of the Echo Bay financial model and life of mine plan and the financial model of the combined company and life of mine plan after first considering the reasonableness of the underlying assumptions and making certain adjustments to these financial models and life of mine plans. In making adjustments to the respective financial models and life of mine plans, National Bank Financial performed a range of sensitivity analyses on projected tonnes, grade, capital expenditures, synergies, and timing of probable reserves and resources coming into proven reserves.


     The results of the analysis set out below indicated that the transaction was accretive to Echo Bay shareholders' cash earnings, cash flow and net asset value per share. Accretion may be defined as that amount (which can be expressed in dollars and as a percent) that the combined entities' per share metrics, applying the Echo Bay exchange ratio, are above (accretive) or below (dilutive) the corresponding metric for Echo Bay on stand-alone basis.



ACCRETION/DILUTION ANALYSIS


(To Echo Bay Shareholders)



                                                                      GOLD PRICES
                                                              ----------------------------
ACCRETION (DILUTION) % TO:                                      $275   $300  $ 325   $ 350
Cash Earnings*                                                 14.3%   0.0%   8.3%    7.1%
Cash Flow**                                                   150.0%  40.0%  42.9%   33.3%
NAV/Share***                                                   48.2%  46.9%  48.0%   48.7%



Notes:


* After tax earnings before depreciation, amortization, transaction costs, one time costs and increase in equity component of convertible debentures


**  Cash flow from operations


*** 3% Discount Rate



COMPARABLE TRANSACTIONS



     National Bank Financial reviewed publicly available information on selected acquisition transactions of gold companies and operating properties. National Bank Financial reviewed the following 15 selected transactions in the gold mining industry announced since 1997:



COMPANY ACQUISITIONS (ANNOUNCED 2000-2002)



ACQUIRER                                          TARGET
--------                                          ------
-  Placer Dome Inc.                               -  AurionGold Ltd.
-  Glamis Gold Ltd.                               -  Francisco Gold Corp.
-  Meridian Gold Inc.                             -  Brancote Holdings plc
-  Newmont Mining Corporation                     -  Normandy Mining Limited
-  Delta Gold Ltd.                                -  Gold Fields Ltd.
-  Sons of Gwalia Limited                         -  Pacmin Mining Corporation
-  Barrick Gold Corporation                       -  Homestake Mining Company
-  Harmony Gold Mining Company Limited            -  New Hampton Goldfields Limited
-  Newmont Mining Corporation                     -  Battle Mountain Gold Company

OPERATING PROPERTIES (ANNOUNCED 1997-2001)



ACQUIRER                                          TARGET
--------                                          ------
-  Gold Fields Ltd.                               -  WMC Ltd. (Agnew & St. Ives gold operations)
-  Gold Fields Ltd.                               -  St. Helena Gold Mines Ltd.
-  AngloGold Limited                              -  Acacia Resources Ltd.
-  Gold Fields Ltd.                               -  Anglogold Limited (Driefontein Consolidated)
-  AngloGold Limited                              -  Minorco SA (Gold Assets)
-  Newmont Mining Corporation                     -  Santa FE Pacific Gold Corp. (Various Assets)



     National Bank Financial considered these transactions based on the enterprise value, calculated as equity value plus debt, preferred shares and minority interest less cash and cash equivalents, and the equity value for each of the comparable transactions compared to such acquired companies' reserves and production, where available. National Bank Financial also reviewed premiums paid to shareholders of acquired companies in these transactions as at the date of announcement of the transaction and based on the average trading prices over the preceding 10- to 20-day period. National Bank Financial then applied a range of selected enterprise value multiples from these transactions to the corresponding data of Echo Bay and the combined company. The results of the analysis are set forth below:



                                                COMPARABLE TRANSACTION    ECHO BAY AT   ECHO BAY AT 0.52X WITH
                                                        RANGES              MARKET*      KINROSS AT MARKET**
                                                -----------------------   -----------   ----------------------
           COMPARABLE TRANSACTIONS                LOW            HIGH
           -----------------------              --------       --------
Enterprise Value/Reserves ($/oz.).............   $  120         $  150      $  164              $  184
Enterprise Value/Production Estimate
  ($/oz.).....................................   $1,000         $1,200      $1,162              $1,302


---------------


Notes:



*  Based on the closing price of Echo Bay's common stock on June 7, 2002



** Based on an implied share price of Echo Bay calculated by multiplying the closing price of Kinross' common stock on June 7, 2002 by the exchange ratio of 0.52



     National Bank Financial used the foregoing results to arrive at a selected per share equity value range for Echo Bay of $0.96 to $1.17 as compared to the implied equity value range of the combined company, after having applied the Echo Bay exchange ratio, of $1.03 to $1.27 per share.


COMPARABLE TRADING STATISTICS


     National Bank Financial compared public market trading statistics of Echo Bay and Kinross to corresponding data of the following 12 selected publicly traded gold companies based in North America and elsewhere,



MID-TIER NORTH AMERICAN             SENIOR NORTH AMERICAN               AFRICAN
-----------------------             ---------------------               -------
-  Agnico-Eagle Mines Ltd.          -  Barrick Gold Corp.               -  AngloGold Limited
-  Echo Bay Mines Ltd.              -  Newmont Mining Corporation       -  Gold Fields Ltd.
-  Glamis Gold Ltd.                 -  Placer Dome Inc.
-  Kinross Gold Corporation                                             AUSTRALIAN
-  Meridian Gold Inc.
-  TVX Gold Inc.                                                        -  Newcrest Mining Ltd.



     National Bank Financial examined multiples based on the enterprise value, and the equity value for each of the comparable companies based on reserves, resources, production, cash costs, total costs, earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow and net asset value at gold prices ranging from $275 to $350 per ounce, where available. National Bank Financial also reviewed industry research reports and analysis on Echo Bay, Kinross and TVX with respect to future gold prices and financial prospects. All multiples were based on closing stock prices as at June 7, 2002. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and public disclosure by the selected companies. National Bank Financial then applied a range of selected multiples to corresponding data of Echo Bay and the combined company. The results of the analysis are set forth below:



                                                    COMPARABLE          ECHO BAY     ECHO BAY AT 0.52X WITH
                                                TRANSACTION RANGES     AT MARKET*     KINROSS AT MARKET**
                                                -------------------    ----------    ----------------------
                                                  LOW        HIGH
COMPARABLE TRADING STATISTICS                   -------     -------
Enterprise Value/Reserves ($/oz.).............  $  160      $  180       $  164              $  184
Enterprise Value/Resources ($/oz.)............  $  150      $  180       $  160              $  179
Enterprise Value/2002 Production Estimate
  ($/oz.).....................................  $1,050      $1,250       $1,162              $1,302
Enterprise Value/EBITDA (LTM).................    13.5x       16.0x        15.5x               17.3x
Equity Value/2002 Cash Flow Estimate*.........    11.0x       13.5x        12.2x               13.7x


---------------


Notes:



* I.B.E.S. Estimates



     National Bank Financial used the foregoing results to arrive at a selected per share equity value range for Echo Bay of $1.11 to $1.31 as compared to the implied equity value range of the combined company, after having applied the Echo Bay exchange ratio, of $1.18 to $1.46 per share.


PREMIUMS PAID ANALYSIS

     National Bank Financial compared the closing prices for Echo Bay common shares and Kinross common shares on the Toronto Stock Exchange on June 7, 2002 resulting in a premium of 12% and also calculated the premiums based on the average closing Kinross share price and the average Echo Bay daily closing prices for the 20 trading day (27%) and 30 trading day (39%) periods ending June 7, 2002. Using the average share price of both Kinross and Echo Bay resulted in a premium of 23% over the 20 trading day average and 24% over the 30 day average.

CONTRIBUTION ANALYSIS

     National Bank Financial reviewed the contribution attributed to each of Echo Bay, Kinross and TVX to the combined company on the basis of their relative estimated net asset value, enterprise value, reserves, estimated 2002 production, equity value, estimated 2002 and 2003 net income and estimated 2002 and 2003 cash flow. The negotiated pro forma ownership positions of the Echo Bay, Kinross and TVX shareholders were then compared to these computations based on a range of gold prices of $275 to $350 per ounce.


     The Echo Bay contribution, established by the exchange ratio as 28.3% of the combined company, compared with a range of 17.8% to 33.6% measured by reference to all criteria but for 2002 cash flow and 2003 forecast net income. In the latter cases, the Echo Bay contribution was significantly lower. The full results of these analyses are set forth below:



CONTRIBUTION ANALYSIS


(Echo Bay % Contribution)



Echo Bay Contribution at 0.52 Exchange Ratio                   28.3%



                                                               LOW       HIGH
                                                              ------    ------
NAV.........................................................   22.9%     23.4%
2002 Net Income.............................................   33.5%     33.6%
2003 Net Income.............................................    7.9%     21.3%
2002 Cash Flow..............................................    6.6%     12.1%
2003 Cash Flow..............................................   17.8%     26.5%
Enterprise Value (June 7, 2002).............................   26.4%     26.4%
Equity Value (June 7, 2002).................................   29.8%     29.8%
Reserves (Tonnes)...........................................   29.7%     29.7%
2002 Production Estimates...................................   31.4%     31.4%


     The actual results achieved by the combined companies may vary from projected results and the variations may be material. The above analysis was reviewed by National Bank Financial not as an indicator of value, but rather as a point of reference to provide an additional perspective in its evaluation of the Echo Bay exchange ratio.

THE OPINION

     In the opinion of National Bank Financial, based on the scope of its review and subject to the qualifications and assumptions set forth in the fairness opinion as of the date thereof, the Echo Bay exchange ratio is fair, from a financial point of view, to the Echo Bay shareholders other than Kinross.

     The directors accept the fairness opinion and they have concluded that the exchange ratio of Echo Bay common shares for Kinross common shares is fair, from a financial point of view, to Echo Bay shareholders and is in the best interest of Echo Bay.

                               SPECIAL RESOLUTION


     The resolution is a special resolution. Accordingly, the affirmative vote, in person or by proxy, of not less than 66 2/3% of the votes cast thereon at the special meeting is required in order to pass the special resolution. Unless otherwise indicated, the persons named in the accompanying form of proxy intend to vote FOR the special resolution. The plan of arrangement is further subject to obtaining a final order of the Superior Court of Ontario.


     Set forth below is the text of the special resolution:

"BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

     1. The plan of arrangement, whereby the businesses of Echo Bay Mines Ltd., Kinross Gold Corporation and TVX Gold Inc. are to be combined pursuant to the Canada Business Corporations Act, as more fully described in and attached to the circular, be and is hereby approved.

     2. The combination agreement among Echo Bay Mines Ltd., Kinross Gold Corporation and TVX Gold Inc., as more fully described in and attached to the circular, is hereby confirmed, ratified and approved.

     3. Amendments to the plan of arrangement and combination agreement may be made pursuant to sections 6.3 and 6.1, respectively, thereof.

     4. The board of directors of Echo Bay may decide to amend or not to proceed with the plan of arrangement or to revoke this special resolution prior to the time the Superior Court of Ontario makes its final order approving the plan of arrangement, notwithstanding that this special resolution has been duly passed by the shareholders of Echo Bay.

     5. Any officer or director of Echo Bay is authorized and directed to execute and deliver such certificates, instruments, agreements, notices or other documents in the name of and on behalf of Echo Bay and under its corporate seal or otherwise and to do such other acts and things as, in the opinion of such person, may be necessary or desirable in connection with the plan of arrangement and with the performance by Echo Bay of its obligations pursuant thereto, and to give effect to the foregoing and facilitate the implementation of this special resolution."

                             SHAREHOLDER PROPOSALS


     If the arrangement is not consummated, proposals of shareholders intended to be presented at the next annual meeting must be received by Echo Bay for inclusion in its management information circular for that meeting on or before February 27, 2003, after which date a proposal will be considered untimely. You should direct any proposal to Echo Bay's Vice President and Secretary at the registered office of Echo Bay, Suite 1210, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4.


                             APPROVAL OF DIRECTORS

     The contents and sending of this circular have been approved by the board of directors of Echo Bay.

     Dated at Edmonton, Alberta, Canada this  -- day of  -- , 2002.

                                         ---------------------------------------
                                         Lois-Ann L. Brodrick
                                         Vice President and Secretary

                              ALBERTA CERTIFICATE

     The foregoing Management Information Circular, and the accompanying Management Information Circular Supplement to the extent that the information was provided by Echo Bay, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

     Dated this  -- day of  -- , 2002.

----------------------------------------------    ----------------------------------------------
Robert L. Leclerc                                 Tom S. Q. Yip
Chairman and Chief Executive Officer              Vice President, Finance and Chief Financial
                                                  Officer

THESE MATERIALS REQUIRE YOUR IMMEDIATE ATTENTION. THEY REQUIRE SHAREHOLDERS TO MAKE IMPORTANT DECISIONS. IF YOU ARE IN DOUBT AS TO HOW TO MAKE YOUR DECISION, YOU SHOULD IMMEDIATELY CONTACT YOUR PROFESSIONAL ADVISORS.

                             COMBINATION INVOLVING

                            KINROSS GOLD CORPORATION

                                 TVX GOLD INC.

                                     -AND -

                              ECHO BAY MINES LTD.

                                   MANAGEMENT
                              INFORMATION CIRCULAR
                                   SUPPLEMENT

                           ACCOMPANYING THE NOTICE OF
                              SPECIAL MEETING AND
                      MANAGEMENT INFORMATION CIRCULAR FOR
                          THE SHAREHOLDERS OF EACH OF
                    KINROSS GOLD CORPORATION, TVX GOLD INC.
                            AND ECHO BAY MINES LTD.

                                    --   , 2002

                               TABLE OF CONTENTS


INFORMATION FOR UNITED STATES SHAREHOLDERS..................  S-iii
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION.........  S-iii
CAUTION REGARDING FORWARD-LOOKING STATEMENTS................  S-iii
SUMMARY.....................................................   S-1
  Dissenting Shareholders' Rights...........................   S-1
  The Combination Agreement.................................   S-1
     Covenants Regarding Non-Solicitation and Superior
      Proposals.............................................   S-1
     Right to Match Superior Proposal.......................   S-2
     Conditions to Completion of the Combination............   S-2
     Reimbursement of Expenses..............................   S-4
     Liquidated Damages.....................................   S-3
     Termination of the Combination Agreement...............   S-4
  Effective Date of the Combination.........................   S-4
  Kinross After Completion of the Combination...............   S-5
  Stock Exchange Listings...................................   S-5
  Accounting Treatment......................................   S-5
  Exchange of Share Certificates............................   S-6
  Selected Consolidated Historical Financial Data of
     Kinross................................................   S-7
  Selected Consolidated Historical Financial Data of TVX....   S-9
  Selected Consolidated Historical Financial Data of Echo
     Bay....................................................  S-11
  Selected Unaudited Pro Forma Consolidated Financial
     Information............................................  S-13
  Comparative Per Share Data................................  S-16
  Comparative Market Price Data.............................  S-17
RISK FACTORS................................................  S-18
THE MEETINGS................................................  S-23
THE COMBINATION.............................................  S-24
RECOMMENDATIONS OF DIRECTORS................................  S-24
INTENTIONS OF SIGNIFICANT SHAREHOLDERS......................  S-24
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF KINROSS,
  TVX AND ECHO BAY IN THE ARRANGEMENT.......................  S-27
DISSENTING SHAREHOLDERS' RIGHTS.............................  S-30
THE COMBINATION AGREEMENT...................................  S-33
THE TVX NEWMONT AMERICAS JOINT VENTURE TRANSACTION..........  S-45
REGULATORY MATTERS..........................................  S-49
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS OF THE
  ARRANGEMENT...............................................  S-53
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF
  THE ARRANGEMENT...........................................  S-57
KINROSS AFTER COMPLETION OF THE COMBINATION.................  S-64
STOCK EXCHANGE LISTINGS.....................................  S-73
ACCOUNTING TREATMENT........................................  S-73
THE McCOY/COVE TRANSACTION..................................  S-73
EXCHANGE OF SHARE CERTIFICATES..............................  S-75
PRICE RANGE AND TRADING VOLUMES OF COMMON SHARES............  S-76
ELIGIBILITY FOR INVESTMENT..................................  S-78
COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER THE OBCA AND
  CBCA......................................................  S-78
DOCUMENTS INCORPORATED BY REFERENCE.........................  S-80

Schedule A -- Information Concerning Kinross................   A-1
Schedule B -- Information Concerning TVX....................   B-1
Schedule C -- Information Concerning Echo Bay...............   C-1
Compilation Report of the Auditors to the Directors of
  Kinross...................................................   F-1
Pro Forma Consolidated Financial Statements of Kinross......   F-2
Interim Consolidated Financial Statements of Kinross........  F-12
Auditors' Report to the Shareholders of Kinross.............  F-25
Annual Consolidated Financial Statements of Kinross.........  F-26
Interim Consolidated Financial Statements of TVX............  F-53
Auditors' Report to the Directors of TVX....................  F-61
Annual Consolidated Financial Statements of TVX.............  F-62
Interim Consolidated Financial Statements of Echo Bay.......  F-82
Report of Independent Chartered Accountants to the Directors
  of Echo Bay...............................................  F-92
Annual Consolidated Financial Statements of Echo Bay........  F-93
Exhibit A -- Combination Agreement and Amendment thereto
Exhibit B -- Interim Order
Exhibit C -- Plan of Arrangement
Exhibit D -- Section 190 of the Canada Business Corporations
  Act

                   INFORMATION FOR UNITED STATES SHAREHOLDERS

     Neither the transactions described in this circular nor the securities to be distributed in connection with the arrangement have been approved or disapproved by any Canadian securities regulatory authority, the United States Securities and Exchange Commission or any state securities commission nor has any Canadian securities regulatory authority, the SEC or any state securities commission passed upon the fairness or merits of such transactions or upon the accuracy or adequacy of the information contained in this circular and any representation to the contrary is unlawful.

     Kinross, TVX and Echo Bay are each Canadian corporations and certain of their respective directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of Kinross', TVX's and Echo Bay's respective assets and the assets of several of such persons are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon such persons or to enforce against such persons or Kinross, TVX or Echo Bay, judgements of courts of the United States in Canada, including judgements predicated upon the civil liability provisions of the federal securities laws of the United States.

              CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

     THIS CIRCULAR CONTAINS FINANCIAL INFORMATION EXPRESSED IN BOTH U.S. DOLLARS AND CANADIAN DOLLARS. IN THIS CIRCULAR, CANADIAN DOLLARS ARE REFERRED TO AS "CDN.$" OR "CANADIAN DOLLARS" AND U.S. DOLLARS ARE REFERRED TO AS "$", "U.S. DOLLARS" OR "DOLLARS". EXCEPT AS OTHERWISE STATED, ALL DOLLAR AMOUNTS REFERRED TO IN THIS CIRCULAR ARE EXPRESSED IN U.S. DOLLARS.


     The high, low, average and end of period exchange rates for the U.S. dollar expressed in Canadian dollars for each of the periods indicated, based on the noon spot rate quoted by the Bank of Canada, were as follows:


                        THREE MONTHS                          YEAR ENDED DECEMBER 31,
                           ENDED        -------------------------------------------------------------------
                       MARCH 31, 2002      2001          2000          1999          1998          1997
                       --------------   -----------   -----------   -----------   -----------   -----------
High.................   Cdn.$1.6132     Cdn.$1.4936   Cdn.$1.4341   Cdn.$1.4433   Cdn.$1.4075   Cdn.$1.3353
Low..................        1.5767          1.6012        1.5593        1.5514        1.5765        1.4358
Average(1)...........        1.5947          1.5482        1.4852        1.4864        1.4823        1.3838
End of Period........        1.5935          1.5956        1.5002        1.4433        1.5512        1.4352

---------------

Note:

(1) Calculated as an average of the daily noon spot rates for each period.

     As at    --   , 2002, the noon spot rate quoted by the Bank of Canada was
$1.00 = Cdn.$   --   or Cdn.$1.00 = $   --   .

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     THIS CIRCULAR INCLUDES CERTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE DEFINITION OF THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS IN THIS CIRCULAR THAT ARE NOT STATEMENTS OF HISTORICAL FACTS AND ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT KINROSS, TVX OR ECHO BAY EXPECT OR ANTICIPATE WILL OR MAY OCCUR IN THE FUTURE, INCLUDING SUCH THINGS AS THE ANTICIPATED EFFECTIVE DATE OF THE COMBINATION, BUSINESS STRATEGY, COMPETITIVE STRENGTHS, GOALS, EXPANSION AND GROWTH OF KINROSS, TVX AND ECHO BAY BUSINESSES, OPERATIONS, PLANS, RESERVES AND OTHER SIMILAR MATTERS ARE HEREBY IDENTIFIED AS FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS CIRCULAR, STATEMENTS TO THE EFFECT THAT KINROSS, TVX, ECHO BAY OR THEIR RESPECTIVE MANAGEMENTS "BELIEVE", "EXPECT", "PLAN", "MAY", "WILL", "PROJECT", "ANTICIPATE" OR "INTEND" OR SIMILAR STATEMENTS, INCLUDING "POTENTIAL", "OPPORTUNITY" OR OTHER VARIATIONS THEREOF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSTRUED AS FORWARD-LOOKING STATEMENTS. THE RISK FACTORS AND CAUTIONARY STATEMENTS DISCUSSED IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS DESCRIBED BY KINROSS, TVX AND ECHO BAY IN THEIR RESPECTIVE FORWARD-LOOKING STATEMENTS.

     YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS CIRCULAR OR, IN THE CASE OF DOCUMENTS INCORPORATED BY REFERENCE, THE DATE OF THOSE DOCUMENTS. NONE OF KINROSS, TVX OR ECHO BAY UNDERTAKES ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE OF THIS CIRCULAR OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS EXCEPT AS MAY BE REQUIRED UNDER APPLICABLE SECURITIES LAWS. BEFORE YOU VOTE OR GRANT YOUR PROXY AND INSTRUCT HOW YOUR VOTE SHOULD BE CAST ON ANY MATTER, YOU SHOULD BE AWARE THAT THE OCCURRENCE OF THE EVENTS DESCRIBED IN THE "RISK FACTORS" SECTION IN THIS CIRCULAR BEGINNING ON PAGE S-18 AS WELL AS THE SECTIONS ENTITLED "RISK FACTORS" IN SCHEDULES A, B AND C TO THIS CIRCULAR, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY.

                                    SUMMARY


     This summary highlights selected information contained elsewhere in this circular. You should carefully read the entire circular and the other documents to which this circular refers you. Please see "Documents Incorporated by Reference" on page S-80. We have included page references in parentheses to direct you to a more complete description of the items presented in this summary.



                  DISSENTING SHAREHOLDERS' RIGHTS (PAGE S-30)


     Holders of TVX common shares and Echo Bay common shares are entitled to dissent from the arrangement in the manner provided in section 190 of the CBCA as modified by the interim order of the Superior Court of Ontario made in respect of the arrangement and by the plan of arrangement. FAILURE TO COMPLY STRICTLY WITH THE DISSENT PROCEDURES MAY RESULT IN THE LOSS OR UNAVAILABILITY OF ANY RIGHT TO DISSENT. The complete text of section 190 of the CBCA is attached to this circular as Exhibit D, the complete text of the interim order is attached as Exhibit B and the complete text of the plan of arrangement is attached as Exhibit C.

     Holders of Kinross common shares are not entitled to rights of dissent under the Business Corporations Act (Ontario) (which we refer to in this circular as the "OBCA") or otherwise with respect to any matters to be considered at the Kinross special meeting.

     The combination is conditional on rights of dissent not being exercised by the holders of more than 5% of the common shares of either TVX or Echo Bay.


                     THE COMBINATION AGREEMENT (PAGE S-33)


     The following is a summary of certain of the terms and conditions of the combination agreement.


COVENANTS REGARDING NON-SOLICITATION AND SUPERIOR PROPOSALS (PAGE S-38)


     The combination agreement provides that no party will, or permit its subsidiaries or material joint venture interests (to the extent that such party has the power to do so with respect to its material joint venture interests) to, directly or indirectly, solicit, initiate, facilitate or knowingly encourage the initiation of an acquisition proposal. An "acquisition proposal" is defined in the combination agreement to mean:

     - any proposal or offer for a merger, amalgamation, reorganization, recapitalization or other business combination involving a party or a material subsidiary or a material joint venture interest of a party;

     - any proposal or offer to acquire in any manner, directly or indirectly, assets which individually or in the aggregate exceed 10% of the consolidated assets of a party;

     - any proposal or offer to acquire in any manner, directly or indirectly, any shares or securities convertible, exercisable or exchangeable for securities which exceed 10% of the outstanding voting securities of a party; or

     - any sale of treasury shares, or securities convertible, exercisable or exchangeable for treasury shares, which exceed 10% of the outstanding voting securities of the party or rights or interests therein or thereto.

     If the board of directors of a party receives an unsolicited bona fide acquisition proposal, such board may, however, consider, negotiate, approve or recommend the acquisition proposal to its shareholders so long as the acquisition proposal is a superior proposal. A "superior proposal" is defined in the combination agreement as an unsolicited bona fide acquisition proposal:

     - in respect of which any required financing has been demonstrated to the satisfaction of such board of directors, acting in good faith, to be reasonably likely to be obtained;

     - which is not subject to a due diligence access condition which allows access to the books, records and personnel of the party subject to the acquisition proposal or any of its material subsidiaries or material joint venture interests or their representatives beyond 5:00 p.m. (eastern time) on the tenth business day after which access is afforded to the person making the acquisition proposal;

     - in respect of which such board of directors receives an opinion of counsel, that is reflected in the minutes of such board of directors, that it is required to consider the acquisition proposal in order to discharge properly its fiduciary duties; and

     - that such board of directors determines in good faith, after consultation with its financial advisors, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction:

       -  more favourable to its shareholders than the combination;

       - having consideration with a value greater than the value of the consideration provided by the combination; and

       - that is reasonably capable of being completed within a reasonable period of time.


RIGHT TO MATCH SUPERIOR PROPOSAL (PAGE S-39)


     The combination agreement provides that no party shall accept, approve, recommend or enter into any agreement, arrangement or understanding to implement a superior proposal without providing to each other party:

     - written notice that its board of directors has received and is prepared to accept a superior proposal; and

     - a copy of the superior proposal agreement as executed by the third party making the superior proposal,

as soon as possible but in any event at least five business days prior to acceptance of the superior proposal by the board of directors of that party.

     Each other party must be given an opportunity (but does not have the obligation), before the expiration of the five business day period, to propose to amend the combination agreement to provide for consideration having a value and financial and other terms equivalent to or more favourable to the shareholders of the party that has received a superior proposal than those contained in such superior proposal, with the result that the superior proposal would cease to be a superior proposal.

     If the other parties agree to amend the combination agreement in the manner described above, but otherwise on terms substantially the same as the terms of the combination agreement, the board of directors of the party that has received the superior proposal must consider the terms of the amendment, and if it concludes that the superior proposal is no longer a superior proposal, that party must not implement the proposed superior proposal, and must agree to amend the combination agreement.

     If the other parties do not agree to amend the combination agreement, the party that has received the superior proposal may accept the superior proposal provided that it pays the other parties an aggregate of Cdn.$28 million in liquidated damages and, if applicable, the expenses of each such other party up to a maximum of Cdn.$2.5 million. Thereafter, that party may terminate the combination agreement and enter into an agreement to implement the superior proposal.


CONDITIONS TO COMPLETION OF THE COMBINATION (PAGE S-42)


     A number of conditions set forth in the combination agreement must be satisfied or waived before the combination will be completed. These include:

     - the approval of the issuance of shares pursuant to the arrangement and the election of four additional, agreed-upon individuals to the Kinross board of directors by at least a majority of the votes cast by the holders of Kinross common shares at the Kinross special meeting;

     - the approval of the arrangement by at least 66 2/3% of the votes cast by the holders of TVX common shares at the TVX special meeting;

     - the approval of the arrangement by at least 66 2/3% of the votes cast by the holders of Echo Bay common shares at the Echo Bay special meeting;

     - the completion of the purchase by TVX of Newmont's interest in the TVX Newmont Americas joint venture;

     - the granting of a final order sanctioning the arrangement by the Superior Court of Ontario in form and substance acceptable to Kinross, TVX and Echo Bay, acting reasonably, which shall not have been set aside or modified in a manner unacceptable to the parties, on appeal or otherwise;

     - the absence of any juridical or administrative proceeding by or before any government entity that, if successful, or any law proposed, enacted, promulgated or applied that, would make illegal or otherwise directly or indirectly restrain, enjoin or prohibit the combination or result in a judgement or assessment of damages relating to the transactions contemplated by the combination agreement which causes a material adverse effect on the party that is the subject of the proceedings or the proposed law;


     - the receipt (on terms which will not cause a material adverse effect on any of the parties) of all regulatory approvals, which, if not obtained, would cause a material adverse effect on any of the parties or materially impede the combination;


     - the approval for listing of the Kinross common shares to be issued in the arrangement on the Toronto Stock Exchange and either the American Stock Exchange or the New York Stock Exchange, Kinross having agreed to use its best efforts to obtain a listing for such shares on the New York Stock Exchange;

     - dissent rights not having been exercised by the holders of more than 5% of the outstanding common shares of either TVX or Echo Bay;

     - representations and warranties of the parties contained in the combination agreement being true and correct as of the effective date of the combination, except for any breaches of representations and warranties which would not have a material adverse effect on any other party or materially impede the completion of the combination;

     - the performance of all covenants of the parties contained in the combination agreement, except for those which, if not performed, would not have a material adverse effect on any other party or materially impede the completion of the combination; and

     - the absence of any change, condition, event or occurrence with respect to any of the parties which has or is reasonably likely to have a material adverse effect on any other party, on the combination or on the combined company that will result from the combination.


LIQUIDATED DAMAGES (PAGE S-43)


     Each of Kinross, TVX and Echo Bay may become liable to pay liquidated damages to the other parties if:

     - the combination agreement is terminated after its board of directors changes or withdraws its recommendation with respect to the combination in a manner materially adverse to the other parties or which would materially impede the completion of the combination;

     - a bona fide acquisition proposal is made to a party or its shareholders and not withdrawn, and its shareholders do not approve that party's participation in the combination or the appropriate resolutions are not submitted for their approval and, thereafter, the combination agreement is terminated and within six months after termination of the combination agreement, the party approves or enters into a change of control proposal or becomes a subsidiary of a third party. A "change of control proposal" in relation to a party is defined in the combination agreement to mean:

       - any proposal or offer for a merger, amalgamation, reorganization, recapitalization or other business combination involving it or any of its material subsidiaries or material joint venture interests;

       - any proposal or offer to acquire in any manner, directly or indirectly, assets which individually or in the aggregate exceed 50% of its consolidated assets;

       - any proposal or offer to acquire in any manner, directly or indirectly, any shares or securities convertible, exercisable or exchangeable for securities which exceed 50% of its outstanding voting securities; or

       - any sale of treasury shares or securities convertible, exercisable or exchangeable for treasury shares, which exceed 50% of its outstanding voting securities; or

     - the combination agreement is terminated by a party concurrently with that party entering into an agreement, arrangement or understanding to implement a superior proposal.


     The total amount of liquidated damages payable is Cdn.$28 million, although the liquidated damages payable will be reduced to Cdn.$20 million in the event such liquidated damages become payable by any party because its board of directors withdraws or changes its recommendation with respect to the combination agreement and such withdrawal or change occurred solely because the financial advisor to the party has withdrawn or adversely amended its opinion with respect to the combination. Liquidated damages will be allocated between and paid to non-defaulting parties in equal amounts.

REIMBURSEMENT OF EXPENSES (PAGE S-44)



     In the event that the shareholders of any party or parties fail to approve the arrangement or matters relating to the arrangement and the combination is not completed for any reason other than the fact that the board of directors of the non-approving party has withdrawn or changed its recommendation solely because its financial advisor has withdrawn or adversely amended its opinion with respect to the combination, then the non-approving party or parties will be required to reimburse the other parties or party whose shareholders approved the arrangement or matters relating to the arrangement for their actual third-party expenses up to a maximum of Cdn.$2.5 million payable to each approving party. In the event that the shareholders of Echo Bay do not approve the arrangement solely because Kinross fails to vote its Echo Bay common shares in favour thereof, Echo Bay shall not be required to make any payment under this provision.



TERMINATION OF THE COMBINATION AGREEMENT (PAGE S-44)


     Kinross, TVX and Echo Bay may mutually agree, in writing, to terminate the combination agreement at any time prior to the effective date of the combination. Also, any party may terminate the combination agreement without the consent of any other party, before the effective date of the combination, if:

     - any other party breaches a representation or warranty or fails to comply with a covenant contained in the combination agreement which breach or failure would have a material adverse effect on any other party or materially impede the completion of the combination, or a change, condition or event occurs which has or is reasonably likely to have a material adverse effect on any other party, on the combination or on the combined company that will result from the completion of the combination; provided, that the party wishing to terminate the combination agreement is not itself in breach of any representation, warranty or covenant in any material respect and provided further, that the party wishing to terminate the combination agreement has delivered notice to the other parties asserting the basis for the termination and the breach remains substantially uncured at the earlier of 30 days after notice is given and the termination date, which is November 30, 2002 unless extended as provided for in the combination agreement;

     - any condition to the obligations of that party to complete the arrangement is not capable of being satisfied; provided that the party wishing to terminate the combination agreement is not itself in breach of any representation, warranty or covenant in any material respect;

     - a juridical or administrative proceeding is brought, any regulatory approval is not received, or rights of dissent are exercised by holders of more than 5% of the outstanding common shares of either TVX or Echo Bay and, as a result, these conditions to the obligations of the parties to effect the combination are incapable of being satisfied; provided that the party wishing to terminate the combination agreement is not itself in breach of any representation, warranty or covenant in any material respect;

     - the shareholders of any party do not approve the participation of such party in the combination;

     - a party's board of directors approves, and concurrently with the termination of the combination agreement enters into an agreement, arrangement or understanding to implement a superior proposal and has paid the applicable liquidated damages and expenses; or

     - the board of directors of any other party withdraws or changes its recommendations or determinations to its shareholders in a manner materially adverse to the other parties or which would materially impede the completion of the combination; the party whose board of directors has withdrawn or changed its recommendation in a manner materially adverse to the other parties or which would materially impede the completion of the combination may also terminate the combination agreement if such withdrawal or change occurred solely because the financial advisor to that party has withdrawn or adversely amended its opinion with respect to the combination.

     The combination agreement will automatically terminate on November 30, 2002 (unless extended as provided in the combination agreement) if the combination is not consummated by such date.


                 EFFECTIVE DATE OF THE COMBINATION (PAGE S-33)



     The combination will be effective on the first business day following the fulfillment or waiver of the conditions to the completion of the combination set forth in the combination agreement, or as soon as practical thereafter.

            KINROSS AFTER COMPLETION OF THE COMBINATION (PAGE S-64)


     Following completion of the combination, Kinross' annual gold production is expected to be approximately two million ounces at total cash costs of less than $200 per ounce. Although global in reach, Kinross will have approximately 65% of its annual production and approximately 50% of its reserves based in the United States and Canada. Kinross will be the seventh largest primary gold producer in the world and the only senior North American-based primary gold producer with less than 5% of its reserves hedged. Kinross will operate and maintain joint venture interests in 13 gold mines and one base metal mine located on five continents, including seven underground mines, five open pit mines and two operations expected to include both open pit and underground mines.


     The management team of Kinross will be led by Mr. Robert Buchan as President and Chief Executive Officer and Mr. Scott Caldwell as Executive Vice President and Chief Operating Officer. In addition, Kinross has agreed in the combination agreement that it will, at the Kinross special meeting, ask the Kinross shareholders to elect to the Kinross board of directors four additional agreed-upon directors, being Messrs. Harry S. Campbell, David Harquail, Robert
L. Leclerc and George F. Michals. Mr. Harquail and Mr. Leclerc are currently directors of Echo Bay.



                      STOCK EXCHANGE LISTINGS (PAGE S-73)



     The Kinross common shares are listed on the Toronto Stock Exchange and the American Stock Exchange. The Toronto Stock Exchange has conditionally approved the listing of the Kinross common shares to be issued in connection with the arrangement. In addition, application has been made to the New York Stock Exchange to list the Kinross common shares, including the Kinross common shares to be issued in connection with the arrangement. Kinross has agreed to use its best efforts to have the Kinross common shares listed on the New York Stock Exchange. Upon completion of the combination and subject to the Kinross common shares being listed on the New York Stock Exchange, the Kinross common shares will cease to be listed and traded on the American Stock Exchange.


     Upon completion of the arrangement, the TVX common shares and the Echo Bay common shares will each be delisted from the Toronto Stock Exchange. In addition, the TVX common shares will be delisted from the New York Stock Exchange and the Echo Bay common shares will be delisted from the American Stock Exchange and the other international exchanges on which they are currently listed. However, Echo Bay's outstanding warrants to purchase Echo Bay common shares will continue to be listed on the Toronto Stock Exchange and the American Stock Exchange, but will be exercisable for Kinross common shares. Kinross intends to apply to have TVX cease to be a reporting issuer under Canadian securities legislation and the registration of the Echo Bay common shares under the U.S. Securities Exchange Act of 1934, as amended (which we refer to in this circular as the "Exchange Act"), will be terminated.


     Following the completion of the arrangement, it is expected that Kinross will continue to be a reporting company subject to the periodic reporting requirements of the Exchange Act and, as a qualifying Canadian "foreign private issuer", will continue to be eligible to use the multijurisdictional disclosure system. The multijurisdictional system permits eligible companies in the United States and Canada to use the disclosure documents prepared and reviewed under the laws and procedures of their home country.



     Kinross furnishes its disclosure documents to its United States shareholders, including its annual report and interim reports, that meet only the disclosure requirements of Canadian securities regulatory authorities. The form, content and timing of reports and notices that Kinross files with the SEC differs in several respects from the reports and notices that Echo Bay currently files. For example, Kinross is required to file with the SEC an annual report on Form 40-F within 140 days after the end of each fiscal year and furnish reports on Form 6-K upon the occurrence of significant events if the events are required to be disclosed in Canada. In addition, as a "reporting issuer" under Canadian securities legislation, Kinross is subject to the reporting requirements of the various securities regulatory authorities in Canada, and is required to prepare its financial information in accordance with Canadian generally accepted accounting principles. These accounting principles differ from U.S. generally accepted accounting principles. Subsequent to the arrangement, Kinross intends to make periodic filings with the SEC on the same basis.



     Additionally, as a "foreign private issuer", Kinross is exempt from some of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of that Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of that Act.



                        ACCOUNTING TREATMENT (PAGE S-73)


     Kinross will account for the combination using the purchase method of accounting.

                   EXCHANGE OF SHARE CERTIFICATES (PAGE S-75)



     As soon as practicable after the effective date of the combination, Kinross will deposit with Computershare Trust Company of Canada, as depositary, in trust for the benefit of the holders of TVX common shares and Echo Bay common shares, certificates representing the number of Kinross common shares to which the TVX common shareholders and Echo Bay common shareholders are entitled pursuant to the arrangement, and cash in lieu of fractional Kinross common shares. Promptly after the effective date of the combination, a letter of transmittal will be furnished by the depositary to former holders of TVX common shares and Echo Bay common shares for use in exchanging their certificates. Each holder of TVX common shares or Echo Bay common shares, upon surrender to the depositary of one or more certificates for cancellation with such letter of transmittal, will be entitled to receive certificates representing the number of whole Kinross common shares to be issued in respect of such shares and a cash payment in lieu of any fractional shares.


     DETAILED INSTRUCTIONS, INCLUDING A LETTER OF TRANSMITTAL, WILL BE MAILED BY THE DEPOSITARY TO HOLDERS OF TVX COMMON SHARES AND ECHO BAY COMMON SHARES PROMPTLY FOLLOWING THE EFFECTIVE DATE OF THE COMBINATION AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING TVX COMMON SHARES OR ECHO BAY COMMON SHARES FOR CERTIFICATES REPRESENTING KINROSS COMMON SHARES. HOLDERS OF TVX COMMON SHARES OR ECHO BAY COMMON SHARES SHOULD NOT FORWARD SHARE CERTIFICATES UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM THE DEPOSITARY.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF KINROSS


     The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of Kinross and the notes thereto included in this circular, and management's discussion and analysis of financial condition and results of operations incorporated by reference in this circular. The financial information as at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 is derived from the audited consolidated financial statements of Kinross included in this circular. The financial information as at December 31, 1999, 1998 and 1997 and for the years ended December 31, 1998 and 1997 is derived from audited consolidated financial statements of Kinross that are neither included nor incorporated by reference in this circular. The financial information as at June 30, 2002 and for the six months ended June 30, 2002 and 2001 is derived from the unaudited consolidated financial statements of Kinross included in this circular. The financial information as at June 30, 2001 is derived from unaudited consolidated financial statements of Kinross that are neither included in nor incorporated by reference in this circular. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain respects from generally accepted accounting principles in the United States. See Note 20 of the audited consolidated financial statements of Kinross for a description of these differences. Kinross utilizes the dollar as its reporting currency. All financial data presented below are in millions of dollars except per share data and number of shares outstanding.



                                            SIX MONTHS
                                          ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                         -----------------   ----------------------------------------------
                                          2002      2001      2001     2000      1999       1998      1997
                                         -------   -------   ------   -------   -------   --------   ------
                                            (CDN. GAAP)                       (CDN. GAAP)
FOR THE PERIOD:
Revenue................................  $ 134.1   $ 142.6   $282.9   $ 289.3   $ 317.0   $  286.6   $183.5
(Loss) earnings from operations........     (4.1)     (1.8)    (1.6)    (15.3)    (25.6)      (8.3)     3.3
Net loss...............................    (12.2)    (11.0)   (36.9)   (126.1)   (240.7)    (245.4)   (83.7)
Net loss attributable to common
  shareholders.........................    (16.4)    (14.8)   (44.6)   (133.3)   (247.2)    (251.3)   (89.1)
Cash flow provided from operating
  activities...........................     31.0      46.1     74.5      47.8      69.5      102.0     46.6
Weighted average common shares
  outstanding (millions)...............    352.4     301.1    313.4     298.1     299.2      233.2    123.9
Capital expenditures...................      9.2      16.1     30.4      41.6      44.0       33.8     39.9
PER COMMON SHARE:
Net loss -- basic and diluted..........  $ (0.05)  $ (0.05)  $(0.14)  $ (0.45)  $ (0.83)  $  (1.08)  $(0.71)
Cash dividends to common
  shareholders.........................       --        --       --        --        --         --       --
Dividends declared per common share....       --        --       --        --        --         --       --
AT PERIOD END:
Cash and cash equivalents..............  $  93.6   $  11.4   $ 81.0   $  77.8   $ 113.9   $  153.4   $190.3
Current assets.........................    152.8     138.1    138.7     156.3     215.1      264.6    246.5
Total assets...........................    540.1     650.6    577.6     700.0     882.4    1,114.8    461.0
Current liabilities....................     62.6      86.7     76.7      81.6      90.5       80.4     17.0
Long-term debt(1)(3)...................     79.4     109.2     95.3     147.8     179.1      196.7     55.2
Convertible preferred shares of
  subsidiary company...................     12.4      95.2     48.0      91.8      88.3       88.3       --
Net shareholders' equity(3)............    344.9     326.6    328.8     338.7     475.6      686.6    353.7
Working capital........................     90.2      51.4     62.0      74.7     124.6      184.2    229.5

                                                                 YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------
                                                       2001     2000      1999       1998      1997
                                                      ------   -------   -------   --------   ------
                                                                       (U.S. GAAP)
FOR THE PERIOD:
Loss from operations................................  $(24.3)  $ (89.5)  $(198.6)  $ (326.3)  $(91.8)
Net loss............................................   (32.5)   (113.7)   (228.3)    (325.8)   (81.5)
Net loss attributable to common shareholders........   (32.5)   (113.7)   (228.3)    (325.8)   (81.5)
Cash flow provided from operating activities........    69.1      42.9      65.1       97.8     43.2
Net loss per share -- basic and diluted.............   (0.10)    (0.38)    (0.76)     (1.40)   (0.66)
AT PERIOD END:
Current assets......................................  $139.0   $ 156.3   $ 215.1   $  264.6   $246.5
Total assets........................................   540.4     652.4     827.3    1,031.2    461.6
Long-term debt(2)...................................   190.0     244.8     276.5      282.0    145.7
Net shareholders' equity............................   200.8     194.1     318.6      512.9    262.9
Working capital.....................................    62.3      74.7     124.6      184.2    229.5


---------------

Notes:

(1) Includes long-term debt (current and long-term portions), the debt component of Kinross' 5.5% convertible subordinated unsecured debentures and Kinross' redeemable retractable preferred shares.

(2) Includes long-term debt (current and long-term portions), Kinross' redeemable retractable preferred shares and Kinross' 5.5% convertible subordinated unsecured debentures.


(3) 2001 and prior amounts are before change in accounting policy. See Note 2 on page F-16.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TVX


     The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of TVX and the notes thereto included in this circular, and management's discussion and analysis of financial condition and results of operations incorporated by reference in this circular. The financial information as at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 is derived from the audited consolidated financial statements of TVX included in this circular. The financial information as at December 31, 1999, 1998 and 1997 and for the years ended December 31, 1998 and 1997 is derived from audited consolidated financial statements of TVX that are neither included nor incorporated by reference in this circular. The financial information as at June 30, 2002 and for the six months ended June 30, 2002 and 2001 is derived from the unaudited consolidated financial statements of TVX included in this circular. The financial information as at June 30, 2001 is derived from unaudited consolidated financial statements of TVX that are neither included in nor incorporated by reference in this circular. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain respects from generally accepted accounting principles in the United States. See
Note 17 of the audited consolidated financial statements of TVX for a description of these differences. TVX utilizes the dollar as its reporting currency. All financial data presented below are in millions of dollars except per share data and number of shares outstanding.



                                             SIX MONTHS
                                           ENDED JUNE 30,               YEAR ENDED DECEMBER 31,
                                           ---------------   ----------------------------------------------
                                            2002     2001     2001      2000     1999      1998      1997
                                           ------   ------   -------   ------   -------   -------   -------
                                             (CDN. GAAP)                      (CDN. GAAP)
FOR THE PERIOD:
Revenue..................................  $ 89.2   $ 79.3   $ 158.3   $170.0   $ 162.9   $ 162.1   $ 161.4
Earnings (loss) from operations..........    12.4      6.1     (11.1)    25.2      27.5      19.7      11.7
Net earnings (loss)......................     2.3      1.2    (227.9)    12.4     (47.6)    (66.0)    (49.8)
Net earnings (loss) attributable to
  common shareholders....................     2.3     (5.1)   (234.6)     0.1     (59.4)    (77.5)    (58.1)
Cash flow provided from operating
  activities.............................    18.4     11.1      45.8     32.6      46.6      84.8      24.5
Weighted average common shares
  outstanding (millions)(1)..............    38.9      3.6      18.9      3.6       3.4       3.2       3.2
Capital expenditures.....................     8.8     13.0      25.6     48.7      55.3      94.6     136.8
PER COMMON SHARE:
Net earnings (loss) basic and diluted....  $ 0.06   $(1.44)  $(12.41)  $ 0.03   $(17.33)  $(23.94)  $(17.87)
Cash dividends to common shareholders....      --       --        --       --        --        --        --
Dividends declared per common share......      --       --        --       --        --        --        --
AT PERIOD END:
Cash and cash equivalents................  $117.0   $ 56.5   $  54.5   $ 93.6   $ 147.2   $  41.2   $  57.0
Current assets...........................   165.0    130.0     112.0    179.2     228.6     141.3     158.0
Total assets.............................   436.0    731.2     458.3    763.0     740.2     750.2     803.6
Current liabilities......................    36.7     46.4      49.0     78.8      89.7     119.7     104.1
Long-term debt(2)........................      --     87.8      74.2    115.2      85.6     199.0     214.4
Gold linked convertible notes (included
  in net shareholders' equity)...........      --    240.3        --    234.0     221.6     209.8     198.3
Net shareholders' equity (includes gold
  linked convertible notes)..............   223.3    397.7     174.5    396.5     386.8     410.4     476.4
Working capital..........................   128.3     83.7      63.0    100.4     138.8      21.6      53.9

                                                                 YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------
                                                       2001      2000     1999      1998      1997
                                                      -------   ------   -------   -------   -------
                                                                       (U.S. GAAP)
FOR THE PERIOD:
Earnings (loss) from operations....................   $ (59.4)  $ 28.6   $  33.5   $  17.4   $   8.9
Net earnings/(loss)................................    (238.3)    15.9     (92.4)    (72.3)    (47.8)
Net earnings/(loss) attributable to common
  shareholders.....................................    (238.3)    15.9     (92.4)    (72.3)    (47.8)
Cash flow provided from operating activities.......      45.8     32.6      45.6      81.0      20.0
Net earnings/(loss) per share -- basic and
  diluted..........................................    (12.61)    4.45    (26.92)   (22.33)   (14.69)
AT PERIOD-END:
Current assets.....................................   $ 112.1   $189.5   $ 228.6   $ 141.3   $ 158.0
Total assets.......................................     447.7    798.3     764.3     772.7     832.5
Long-term debt(3)..................................      74.2    345.0     302.8     404.5     396.2
Net shareholders' equity...........................     178.7    194.2     178.9     247.3     319.5
Working capital....................................      68.4    119.0     146.2      29.8      62.7

---------------

Notes:

(1) Adjusted to reflect a share consolidation which took effect on July 31, 2000 on a one for five basis, and a share consolidation which took effect on June 30, 2002 on a one for ten basis.

(2) Long-term debt includes current and long-term portion of long-term debt, debentures payable and the debt component of gold linked convertible notes.

(3) Long-term debt includes current and long-term portion of long-term debt, debentures payable and gold linked convertible notes.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ECHO BAY


     The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of Echo Bay and the notes thereto included in this circular, and management's discussion and analysis of financial condition and results of operations incorporated by reference in this circular. The financial information as at December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999 is derived from the audited consolidated financial statements of Echo Bay included in this circular. The financial information as at December 31, 1999, 1998 and 1997 and for the years ended December 31, 1998 and 1997 is derived from audited consolidated financial statements of Echo Bay which are neither included in nor incorporated by reference in this circular. The financial information as at June 30, 2002 and for the six months ended June 30, 2002 and 2001 is derived from the unaudited consolidated financial statements of Echo Bay included in this circular. The financial information as at June 30, 2001 is derived from unaudited consolidated financial statements of Echo Bay that are neither included in nor incorporated by reference in this circular. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain respects from generally accepted accounting principles in the United States. See Note 15 of the audited consolidated financial statements of Echo Bay and Note 10 of the unaudited interim consolidated financial statements of Echo Bay for a description of the differences. Echo Bay utilizes the dollar as its reporting currency. All financial data presented below are in millions of dollars except per share data and number of shares outstanding.



                                                SIX MONTHS
                                              ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                                              ---------------   ------------------------------------------
                                               2002     2001     2001     2000     1999     1998     1997
                                              ------   ------   ------   ------   ------   ------   ------
                                                (CDN. GAAP)                    (CDN. GAAP)
FOR THE PERIOD:
Revenue.....................................  $109.8   $128.1   $237.7   $281.0   $210.4   $232.2   $305.4
Earnings (loss) from operations.............     9.3      2.6     (7.1)    19.8    (28.9)    (7.9)  (409.7)
Net earnings (loss).........................     4.0      3.4     (5.7)    18.6    (37.3)   (20.1)  (420.5)
Net earnings (loss) attributable to common
  shareholders..............................  (132.9)    (5.3)   (23.0)     3.2    (51.0)   (32.6)  (426.2)
Cash flow provided from (used in) operating
  activities................................     5.2     16.3     31.6     46.5     29.6     12.1    (12.0)
Weighted average common shares outstanding
  (millions)................................   429.8    140.6    140.6    140.6    140.6    140.1    139.4
Capital and exploration expenditures........    11.0     15.4     26.2     16.5     14.7     24.1    151.1
PER COMMON SHARE:
Net earnings (loss) -- basic and diluted....  $(0.31)  $(0.04)  $(0.16)  $ 0.02   $(0.36)  $(0.23)  $(3.06)
Cash dividends to common shareholders.......      --       --       --       --       --       --       --
Dividends declared per common share.........      --       --       --       --       --       --       --
AT PERIOD END:
Cash and cash equivalents...................  $ 16.6   $ 10.0   $ 12.4   $ 14.3   $  3.4   $  8.0   $ 17.0
Current assets..............................    57.3     57.9     51.1     65.0     61.2     59.5     79.4
Total assets................................   257.0    287.2    260.8    313.6    340.2    368.1    432.8
Current liabilities.........................    29.4     48.9     49.6     62.3     57.2     59.9    108.1
Long-term debt(1)...........................      --     25.4     23.7     32.5     56.7     52.8     66.5
Net shareholders' equity....................   149.7    119.3    106.8    116.8    101.1    133.8    153.7
Working capital (deficiency)................    27.9      9.0      1.6      2.7      4.0     (0.5)   (28.7)

                                               SIX MONTHS
                                             ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                             ---------------   -------------------------------------------
                                              2002     2001     2001     2000     1999     1998     1997
                                             ------   ------   ------   ------   ------   ------   -------
                                                                               (U.S. GAAP)
FOR THE PERIOD:
Operating earnings (loss)..................  $  8.9   $ (0.2)  $ (6.8)  $ 22.7   $(25.6)  $(15.5)  $(437.7)
Net earnings (loss) before extraordinary
  loss.....................................     4.4    (11.4)   (29.1)     2.3    (48.3)   (40.8)   (454.7)
Loss on retirement of capital securities,
  net of
  nil tax effect...........................  (137.8)      --       --       --       --       --        --
Net earnings (loss)........................  (133.4)   (11.4)   (29.1)     2.3    (48.3)   (40.8)   (454.7)
Cash flow provided from (used in) operating
  activities...............................     5.2     16.3     31.6     46.5     29.6     12.1     (12.0)
Net earnings (loss) per share -- basic and
  diluted
-- before extraordinary loss...............    0.01    (0.08)   (0.21)    0.02    (0.34)   (0.29)    (3.26)
-- extraordinary loss......................   (0.32)      --       --       --       --       --        --
-- after extraordinary loss................   (0.31)   (0.08)   (0.21)    0.02    (0.34)   (0.29)    (3.26)
AT PERIOD-END:
Total assets...............................  $243.4   $256.9   $234.4   $314.5   $341.3   $370.1   $ 435.5
Long-term debt(2)..........................      --    122.0    117.0    126.5    151.3    144.9     159.3
Accrued interest on capital securities.....      --     52.1     64.2     46.1     30.0     15.7       3.0
Shareholders' equity (deficit).............   162.0      0.9    (29.8)   (19.5)   (19.6)    24.2      67.4
Working capital (deficiency)...............    38.8     10.4      4.4      3.4      4.0     (3.5)    (23.7)


---------------

Notes:

(1) Long-term debt includes current and long-term portion of long-term debt and debt component of capital securities.

(2) Long-term debt includes current and long-term portion of long-term debt and the capital securities.

        SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following summary of selected unaudited pro forma consolidated financial information for Kinross is derived from and should be read in conjunction with the detailed information contained in the audited consolidated financial statements of Kinross, TVX and Echo Bay as at and for the year ended December 31, 2001; the unaudited interim consolidated financial statements of Kinross, TVX and Echo Bay as at and for the six months ended June 30, 2002; the unaudited pro forma consolidated financial statements of Kinross as at and for the six months ended June 30, 2002 and for the year ended December 31, 2001; and the accompanying notes to such financial statements, which financial statements and notes are included in this circular.



     Included in this circular are the unaudited pro forma consolidated financial statements of Kinross, together with the relevant notes, assumptions and adjustments thereto, which reflect the completion of the combination, if it had occurred on January 1, 2001 for purposes of the pro forma consolidated statement of operations and as at June 30, 2002 for purposes of the pro forma consolidated balance sheet. The unaudited pro forma consolidated financial statements have been prepared using the purchase method of accounting. The unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or financial results that would have been achieved had the combination been completed as of the beginning of the periods presented and should not be construed as representative of such amounts for any future dates or periods.


     All financial data presented are in millions of dollars, except per share data.


                                                                PRO FORMA
                                                               FOR THE SIX       PRO FORMA FOR
                                                              MONTHS ENDED      THE YEAR ENDED
                                                              JUNE 30, 2002    DECEMBER 31, 2001
                                                              -------------    -----------------
OPERATING RESULTS:
Revenues....................................................    $  303.9            $601.3
Net loss for the period.....................................       (43.3)           (349.0)
Net loss attributable to common shareholders................      (184.4)           (380.6)
PER SHARE DATA
Net loss per share -- basic and diluted.....................    $  (0.21)           $(0.45)



                                                                PRO FORMA
                                                                  AS AT
                                                              JUNE 30, 2002
                                                              -------------
FINANCIAL POSITION:
Cash and cash equivalents...................................    $   91.7
Current assets..............................................       268.7
Total assets................................................     2,187.1
Current liabilities.........................................       212.1
Short-term debt.............................................        90.0
Long-term debt(1)...........................................        86.0
Common shareholders' equity.................................     1,639.8
Working capital.............................................        56.6


---------------

Note:

(1) Includes long-term debt (current and long-term portions), the debt component of Kinross' 5.5% convertible subordinated unsecured debentures and Kinross' redeemable retractable preferred shares.

     The tables below set out the material adjustments to pro forma consolidated net loss and shareholders' equity reflected in the unaudited pro forma consolidated financial information which would be required if U.S. GAAP had been applied. These tables should be read in conjunction with Note 20 of Kinross' audited consolidated financial statements, Note 17 of TVX's audited consolidated financial statements and Note 15 of Echo Bay's audited consolidated financial statements and Note 9 of Echo Bay's unaudited interim consolidated financial statements.

               RECONCILIATION OF PRO FORMA CONSOLIDATED NET LOSS

                     (AMOUNTS IN MILLIONS OF U.S. DOLLARS)



                                                                    SIX MONTHS
                                                                       ENDED         YEAR ENDED
                                                                     JUNE 30,       DECEMBER 31,
                                                                       2002             2001
                                                                   -------------    ------------
    PRO FORMA NET LOSS UNDER CANADIAN GAAP......................      $ (43.3)        $(349.0)
    ADJUSTMENTS FOR:
      Write-down of property, plant and equipment under U.S.
        GAAP(a).................................................           --           (49.9)
      Reduction in depreciation, depletion and amortization
        under U.S. GAAP(a)......................................          4.8             8.9
      Increase in convertible debenture interest(b).............         (7.1)          (22.5)
      Recognition of exchange gains (losses) on convertible
        debentures(b)...........................................         (4.7)            6.3
      Change in market value of commodity and foreign exchange
        derivative contracts(c).................................          2.0            (8.4)
      Reclassification of realized earnings related to
        derivative contracts(f).................................          0.7            (3.1)
      Income tax recovery(e)....................................           --             3.7
      Minority interests and participation rights(d)............         (0.7)            2.1
      Kettle River exploration expense(g).......................           --            (2.2)
      Kettle River amortization expense(g)......................           --             2.1
      Premium on flow through shares issued(i)..................          0.5              --
      Gain (loss) on retirement of capital securities...........          5.5              --
                                                                      -------         -------
    PRO FORMA NET LOSS UNDER U.S. GAAP BEFORE EXTRAORDINARY
      ITEMS.....................................................        (42.3)         (412.0)
                                                                      -------         -------
      Gain (loss) on retirement of capital securities and gold
        linked notes(j).........................................       (137.8)           34.2
                                                                      -------         -------
    PRO FORMA NET LOSS UNDER U.S. GAAP..........................      $(180.1)        $(377.8)
                                                                      =======         =======



         RECONCILIATION OF PRO FORMA CONSOLIDATED SHAREHOLDERS' EQUITY


                     (AMOUNTS IN MILLIONS OF U.S. DOLLARS)



                                                                     AS AT
                                                                    JUNE 30,
                                                                      2002
                                                                    --------
    PRO FORMA SHAREHOLDERS' EQUITY UNDER CANADIAN GAAP..........    $1,639.8
    ADJUSTMENTS FOR:
      Write-down of property, plant and equipment under U.S.
        GAAP (a)................................................       (60.5)
      Reduction in depreciation, depletion and amortization
        under U.S. GAAP (a).....................................        21.3
      Convertible debentures (b)................................      (104.3)
      Premium on flow through shares issued (i).................        (0.6)
      Unrealized gains on marketable securities and long term
        investments (h).........................................        62.2
      Change in market value of commodity and foreign exchange
        derivative contracts (c)................................       (19.3)
      Reclassification of realized earnings related to
        derivative contracts (c)................................         7.1
                                                                    --------
    PRO FORMA SHAREHOLDERS' EQUITY UNDER U.S. GAAP..............    $1,545.7
                                                                    ========



    (a) In connection with an impairment evaluation, property, plant and equipment was written down to the fair value for the year ended December 31, 2001. The adjustment of $49.9 million to the net loss in the year ended December 31, 2001 comprises an increase to the write down of $51.2 million for TVX and a reduction in the write down of $1.3 million for Echo Bay. GAAP differences arise from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. Under Canadian GAAP, future cash flows from impaired properties are not discounted and reserves are calculated to include current proven and probable reserves plus mineral resources expected to be converted to proven and probable reserves. The decrease to shareholders' equity of $60.5 million arises from applying the U.S. GAAP approach to write downs recognized by Kinross prior to January 1, 2001.



      Under U.S. GAAP, depreciation, depletion and amortization would be reduced accordingly, as capitalized costs are amortized over proven and probable reserves only. The adjustment to the net loss comprises $3.4 million and $1.4 million in the six months ended June 30, 2002 and $6.1 million and $2.8 million in the year ended December 31, 2001 for Kinross and TVX respectively. The adjustment of $21.3 million to shareholders' equity represents the cumulative difference created by applying this policy to Kinross' property, plant and equipment at June 30, 2002.

    (b) Under Canadian GAAP, convertible debentures are accounted for in accordance with their substance and, as such, are presented in the financial statements in accordance with their liability and equity component parts. Under U.S. GAAP, the entire principal amount of convertible debentures is treated as debt with interest expense based on the coupon rate of 5.5%. Adjustment to net loss to account for the interest expense amounted to $7.1 million of which $2.5 million and $4.6 million relates to Kinross and Echo Bay, respectively, for the six months ended June 30, 2002. The increased interest expense of $22.5 million of which $4.1 million, $17.3 million and $1.1 million relates to Kinross, Echo Bay and TVX, respectively, in the year ended December 31, 2001.



      In addition, under Canadian GAAP (prior to January 1, 2002), the unrealized foreign exchange gains and losses on the Canadian dollar denominated debentures are deferred and amortized over the term of the debentures. Effective January 1, 2002, Canadian GAAP no longer permits the deferral of unrealized foreign exchange gains and losses on the debt component of the debentures. Under U.S. GAAP, these gains and losses are recognized in income along with exchange gains and losses related to the portion of the convertible debentures included in equity under Canadian GAAP. Adjustments to the net loss, to recognize the unrealized exchange gains and (losses) amounts in Kinross are $(4.7) million and $6.3 million for the six months ended June 30, 2002 and the year ended December 31, 2001, respectively.



      The adjustment of $104.3 million to the shareholders' equity relates to Kinross.



    (c) On January 1, 2001 FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the corresponding amendments under FASB Statement No. 138 (SFAS 138) were adopted. SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.



      For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred. The decrease to the net loss of $2.0 million comprises an increase in fair value of derivative financial instruments of $6.5 million in respect of Kinross and a decrease in fair value of $3.5 million and $1.0 million for TVX and Echo Bay, respectively, in the six months ended June 30, 2002 whereas the adjustment of $8.4 million in the year ended December 31, 2001 comprises of $3.6 million, $0.8 million and $4.0 million for Kinross, TVX and Echo Bay, respectively.



      At June 30, 2002, $19.3 million of other comprehensive loss would have been recognized and $7.1 million of deferred revenue would have been reclassified as both other comprehensive income ($4.5 million) and as a decrease to the deficit ($2.6 million) under U.S. GAAP in respect of Kinross derivative financial instruments.



    (d) The effect of adjustments on minority interests and participation rights made to TVX Gold Inc.'s financial statements to comply with U.S. GAAP.



    (e) To account for the tax impact of adjustments made by TVX to comply with U.S. GAAP. Effective January 1, 2000, the liability method of accounting for income taxes was adopted for Canadian GAAP.



    (f) In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, foreign exchange contracts would be carried at market value and changes included in current earnings.



      The reduction in net loss of $0.7 million relates to Echo Bay for the six months ended June 30, 2002. The increase of $3.1 million to the net loss for the year ended December 31, 2001 comprises $0.3 million and $2.8 million that relate to Kinross and Echo Bay, respectively.



    (g) In accordance with Canadian GAAP, capitalized mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. Under U.S. GAAP development costs are capitalized only when converting mineralized material to reserves or for further delineation of existing reserves. The development expenditures resulted in additions to mineralized material but did not add to mineral reserves. Therefore under U.S. GAAP, the expenditures would be classified as exploration expense. The adjustments of $2.1 million and $2.2 million to the net loss in the year ended December 31, 2001 relate to Echo Bay regarding the Kettle River mine.



    (h) Under Canadian GAAP, unrealized gains (losses) on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains (losses) on long-term investments and marketable securities that are classified as available for sale are charged to comprehensive income or loss in the current period. The adjustment of $62.2 million as at June 30, 2002 represents the cumulative adjustment required to comply with U.S. GAAP and relates to Kinross.



    (i) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. For U.S. GAAP, the premium paid in excess of the market value is credited to other liabilities and included in income over the period in which the Company incurs the qualified expenditures. The adjustment made accordingly to comply with U.S. GAAP amounts to $0.5 million in the six month period ended June 30, 2002 and relates to Kinross.



    (j) In accordance with Canadian GAAP, the loss on the retirement of capital securities was recorded proportionately between interest expense and deficit based on the debt and equity classifications of the capital securities. Under U.S. GAAP, the entire net loss of $137.8 million relating to Echo Bay would be recorded as an extraordinary expense item in 2002.



         In accordance with Canadian GAAP, the gain on conversion of the Gold linked convertible notes of TVX was recorded as contributed surplus. Under U.S. GAAP, this gain of $34.2 million would be recorded as an extraordinary gain in 2001.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth, for the periods indicated, selected pro forma per share amounts, prepared in accordance with Canadian generally accepted accounting principles, for Kinross common shares after giving effect to the combination; pro forma equivalent per share amounts for TVX common shares and Echo Bay common shares; and the corresponding historical per share data for Kinross common shares, TVX common shares and Echo Bay common shares. The information presented in the following table should be read in conjunction with the unaudited pro forma consolidated statements of Kinross, together with the relevant notes, adjustments and assumptions thereto, and the historical consolidated financial statements and related notes of each of Kinross, TVX and Echo Bay included in this circular.



                                                              AS AT AND FOR THE    AS AT AND FOR THE
                                                              SIX MONTHS ENDED        YEAR ENDED
                                                                JUNE 30, 2002      DECEMBER 31, 2001
                                                              -----------------    -----------------
KINROSS COMMON SHARES
Net Income (loss):
  Income (loss) from continuing operations per share........       $(0.05)              $ (0.14)
  Pro forma.................................................        (0.21)                (0.45)
Cash dividends per Kinross common share:
  Historical................................................           --                    --
  Pro forma.................................................           --                    --
Book value per Kinross common share at period end:
  Historical................................................       $ 0.60               $  0.61
  Pro forma.................................................         1.70                    --
TVX COMMON SHARES(1)
Net Income (loss):
  Income (loss) from continuing operations per share........       $ 0.06               $(12.41)
  TVX per share equivalent..................................        (1.37)                (2.93)
Cash dividends per TVX common share:
  Historical................................................           --                    --
  TVX per share equivalent..................................           --                    --
Book value per TVX common share at period end:
  Historical................................................       $ 5.18               $  4.88
  TVX per share equivalent..................................        11.05                    --
ECHO BAY COMMON SHARES
Net Income (loss):
  Income (loss) from continuing operations per share........       $(0.31)              $ (0.16)
  Echo Bay per share equivalent.............................        (0.11)                (0.23)
Cash dividends per Echo Bay common share:
  Historical................................................           --                    --
  Echo Bay per share equivalent.............................           --                    --
Book value per Echo Bay common share at period end:
  Historical................................................       $ 0.28               $ (0.36)
  Echo Bay per share equivalent.............................         0.88                    --


---------------

Note:


(1) Adjusted to reflect a TVX share consolidation which took effect on July 31, 2000 on a one for five basis, and a TVX share consolidation which took effect on June 30, 2002 on a one for ten basis.


     You should not rely on the pro forma per share data as being indicative of the results of operations or financial condition that would have been reported by the combined company had the combination been in effect during the periods set forth above or that may be reported in the future.

     Equivalent per share data in respect of the TVX and Echo Bay shares have been calculated by multiplying the Kinross pro forma amounts by the exchange ratios of 6.5 and 0.52, respectively.

                         COMPARATIVE MARKET PRICE DATA

     Kinross common shares are listed for trading on the Toronto Stock Exchange under the symbol "K" and the American Stock Exchange under the symbol "KGC". TVX common shares are listed for trading on the Toronto Stock Exchange and the New York Stock Exchange under the symbol "TVX". Echo Bay common shares are listed for trading on the Toronto Stock Exchange and the American Stock Exchange under the symbol "ECO". The following table sets forth the high and low sales prices of the Kinross common shares, the TVX common shares and the Echo Bay common shares on the Toronto Stock Exchange and the American Stock Exchange or New York Stock Exchange, as the case may be, for the periods indicated. The quotations reported are from published financial sources.


                                        KINROSS                           TVX(1)                        ECHO BAY
                            -------------------------------    -----------------------------   ---------------------------
                                             NEW YORK STOCK
                                               EXCHANGE/                         NEW YORK                       AMERICAN
                            TORONTO STOCK    AMERICAN STOCK    TORONTO STOCK       STOCK       TORONTO STOCK      STOCK
                              EXCHANGE        EXCHANGE(2)        EXCHANGE        EXCHANGE        EXCHANGE       EXCHANGE
                            -------------    --------------    -------------   -------------   -------------   -----------
                            HIGH     LOW     HIGH      LOW     HIGH     LOW    HIGH     LOW    HIGH     LOW    HIGH   LOW
                            -----   -----    -----    -----    -----   -----   -----   -----   -----   -----   ----   ----
                            Cdn.$   Cdn.$      $        $      Cdn.$   Cdn.$     $       $     Cdn.$   Cdn.$    $      $
2000
First Quarter.............  3.35    2.13      2.31     1.44    80.00   49.00   56.50   34.50   2.85    1.76    1.94   1.25
Second Quarter............  2.30    1.22      1.63     0.81    57.50   31.50   40.50   22.00   2.09    1.30    1.38   0.88
Third Quarter.............  1.35    0.78      0.94     0.50    34.00   31.50   27.50   25.00   1.61    1.05    1.06   0.69
Fourth Quarter............  1.12    0.50      0.75     0.38    32.00   20.00   20.90   13.10   1.15    0.52    0.75   0.32
2001
First Quarter.............  1.04    0.66      0.67     0.44    28.30   13.20   19.50    8.20   1.49    0.59    0.95   0.38
Second Quarter............  1.63    0.70      1.20     0.44    16.00   4.50    10.10    2.70   2.00    0.89    1.24   0.51
Third Quarter.............  1.73    1.19      1.05     0.77    9.90    5.00     6.20    3.50   1.60    0.79    1.04   0.51
Fourth Quarter............  1.53    0.95      0.99     0.62    7.90    5.80     5.00    3.70   1.12    0.81    0.73   0.50
2002
January...................  1.39    1.32      0.96     0.71    8.90    6.80     5.50    4.30   1.05    0.82    0.65   0.50
February..................  1.74    1.63      1.20     0.94    11.90   8.90     7.50    5.60   1.60    0.97    0.97   0.60
March.....................  1.81    1.72      1.36     0.97    12.20   8.90     7.70    5.70   1.55    1.02    0.98   0.64
April.....................  2.87    1.85      1.85     1.16    13.40   10.30    8.50    6.40   1.55    1.18    0.96   0.76
May.......................  4.44    2.45      2.90     1.51    19.70   12.50   12.80    8.10   2.18    1.01    1.35   0.66
June......................  4.31    3.00      2.82     1.90    25.60   15.70   16.90   10.00   2.13    1.46    1.39   0.91


---------------

Notes:


(1) Adjusted to reflect a TVX share consolidation which took effect on July 31, 2000 on a one for five basis, and a TVX share consolidation which took effect on June 30, 2002 on a one for ten basis.


(2) Kinross common shares were listed and traded on the New York Stock Exchange until July 31, 2001. Since August 1, 2001, the Kinross common shares have been listed and traded on the American Stock Exchange.

     On June 7, 2002, the last full trading day prior to the joint public announcement of the combination, the last reported sale price of a Kinross common share on the Toronto Stock Exchange was Cdn.$3.92 and on the American Stock Exchange was $2.57, the last reported sale price of a TVX common share on the Toronto Stock Exchange was Cdn.$16.40 and on the New York Stock Exchange was $10.50 (taking into account the June 30, 2002 one for ten share consolidation) and the last reported sale price of an Echo Bay common share on the Toronto Stock Exchange was Cdn.$1.85 and on the American Stock Exchange was $1.20.

                                  RISK FACTORS


     The description of the risk factors relating to the combination set out below is materially complete. Shareholders should carefully consider the following risk factors before deciding how to vote or instruct their vote to be cast to approve the matters relating to the combination. In addition to the risk factors relating to the combination set out in this portion of the circular, shareholders should also carefully consider the risk factors set out on pages A-28, B-40 and C-21.


                       RISKS RELATING TO THE COMBINATION

KINROSS, TVX AND ECHO BAY MAY NOT INTEGRATE SUCCESSFULLY.

     The combination would involve the integration of companies that previously operated independently. As a result, the combination will present challenges to management, including the integration of the operations, systems, technologies and personnel of the three companies, and special risks, including possible unanticipated liabilities, unanticipated costs, diversion of management's attention, operational interruptions and the loss of key employees, customers or suppliers. The difficulties Kinross' management encounters in the transition and integration processes could have a material adverse effect on the revenues, level of expenses and operating results of the combined company. As a result of these factors, it is possible that Kinross will not achieve anticipated cost reductions and synergies or that other benefits expected from the combination will not be realized.

TVX AND ECHO BAY DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE INTERESTS IN THE COMBINATION THAT ARE DIFFERENT FROM THOSE OF TVX AND ECHO BAY SHAREHOLDERS.


     In considering the recommendation of the boards of directors of TVX and Echo Bay to vote for the arrangement, shareholders should be aware that members of the TVX and Echo Bay boards and management teams have agreements or arrangements that provide them with interests in the combination that differ from, or are in addition to, those of TVX or Echo Bay shareholders generally. For additional information on the interests described in this risk factor, see "Interests of Directors and Executive Officers of Kinross, TVX and Echo Bay in the Arrangement" on page S-27.


CHANGES IN THE VALUE OF KINROSS COMMON SHARES WILL AFFECT THE VALUE OF THE CONSIDERATION RECEIVED BY HOLDERS OF TVX COMMON SHARES AND ECHO BAY COMMON SHARES IN THE ARRANGEMENT.


     The specific dollar value of the consideration that TVX and Echo Bay shareholders will receive in the arrangement will depend on the market price of Kinross common shares on the effective date of the combination. The exchange ratios are fixed and they will not increase or decrease due to fluctuations in the market price of Kinross common shares. If the market price of Kinross common shares increases or decreases, the market value of the Kinross common shares that TVX and Echo Bay shareholders receive will correspondingly increase or decrease. Because the date that the combination is completed may be later than the date of the special meetings of TVX and Echo Bay shareholders, the price of Kinross common shares on the effective date of the combination may be higher or lower than the price on the date of the applicable special meeting. Many of the factors that affect the market price of Kinross common shares are beyond the control of Kinross. These factors include fluctuations in the price of gold, changes in the regulatory environment, adverse political developments, prevailing conditions in the capital markets and interest rate fluctuations.


IF THE KINROSS SHAREHOLDER RIGHTS PLAN IS NOT TERMINATED PRIOR TO THE EFFECTIVE DATE OF THE ARRANGEMENT, SHAREHOLDERS OF TVX AND ECHO BAY MAY SUFFER ADVERSE CANADIAN TAX CONSEQUENCES.


     It is not a condition of the combination that the Kinross shareholder rights plan be terminated prior to the effective date of the combination. If the Kinross shareholder rights plan is not so terminated and as a result the holders of TVX common shares and holders of Echo Bay common shares acquire rights under such plan under the arrangement, the arrangement may be a taxable event under Canadian law to TVX and Echo Bay shareholders. Holders of TVX common shares and holders of Echo Bay common shares may be treated as having disposed of their TVX common shares and Echo Bay common shares for proceeds equal to the aggregate of the fair market value of the Kinross common shares (and cash received in lieu of a fractional share, if applicable) and any rights under the Kinross shareholder rights plan received in exchange therefor. A recent position taken by the CCRA on a shareholder rights plan indicates that holders may be assessed on this basis. Neither the Echo Bay board of directors nor its independent committee addressed the possibility that the arrangement might be taxable to Echo Bay shareholders under Canadian tax law if the Kinross shareholder rights plan was not terminated.

     As of June 10, 2002, Newmont Mining Corporation of Canada Limited, a wholly-owned subsidiary of Newmont, beneficially owned 45.2% of the Echo Bay common shares and pursuant to a lock-up agreement has agreed to vote its Echo Bay common shares in favour of Echo Bay's participation in the arrangement. The Newmont lock-up agreement provides that Newmont and Newmont Canada may terminate the lock-up agreement if Kinross' shareholders do not authorize the termination of Kinross' shareholder rights plan at Kinross' special meeting and the arrangement cannot otherwise be structured as a tax-deferred rollover under Canadian law. No assurance can be given that Newmont or Newmont Canada will terminate the lock-up agreement if Kinross' shareholder rights plan is not authorized to be terminated or that, even if the lock-up agreement is terminated, that Newmont Canada will vote against Echo Bay's participation in the arrangement.


TVX'S OBLIGATION TO COMPLETE THE TRANSACTIONS CONTEMPLATED BY THE COMBINATION AGREEMENT IS NOT CONDITIONED UPON THE RECEIPT OF A TAX OPINION OF U.S. COUNSEL.


     TVX has received a tax opinion of U.S. counsel dated as of the date of this circular and does not anticipate receiving a tax opinion of U.S. counsel on the effective date of the arrangement. If factual circumstances of Kinross or TVX change after the date of the circular, or if there is a change in applicable law after the date of the circular, U.S. holders of TVX common shares may not be able to rely on the continuing validity of the opinion of Stoel Rives LLP (U.S. counsel to TVX) described under "Material United States Federal Income Tax Considerations of the Arrangement -- Tax Consequences of the Arrangement to TVX U.S. Shareholders", and the tax consequences of the arrangement may be adverse to the holders of TVX common shares, including the potential recognition by U.S. holders of TVX common shares of gain as a result of the amalgamation of TVX and the wholly-owned subsidiary of Kinross pursuant to the arrangement.


ECHO BAY'S OBLIGATION TO COMPLETE THE TRANSACTIONS CONTEMPLATED BY THE COMBINATION AGREEMENT IS NOT CONDITIONED UPON THE RECEIPT OF A TAX OPINION OF U.S. COUNSEL.


     Echo Bay intends to request from Cravath, Swaine & Moore, its U.S. counsel, a tax opinion, dated as of the effective date of the arrangement, to the effect that, among other things:



     - the exchange of Echo Bay common shares for Kinross common shares pursuant to the arrangement will be treated as a reorganization under
        Section 368(a) of the Internal Revenue Code of 1986, as amended, and



     - U.S. holders of Echo Bay common shares who exchange their Echo Bay common shares solely for Kinross common shares generally will not recognize any gain or loss for U.S. Federal income tax purposes.



     If Echo Bay does not receive a tax opinion of U.S. counsel on the effective date of the arrangement, U.S. holders of Echo Bay common shares cannot rely on the continuing validity of the opinion of Cravath, Swaine & Moore described in this risk factor and under "Material United States Federal Income Tax Considerations of the Arrangement -- Tax Consequences of the Arrangement to Echo Bay U.S. Shareholders". Echo Bay intends to request from Cravath a tax opinion dated as of the effective date of the arrangement. Echo Bay may not be able to receive a tax opinion on the effective date of the arrangement because, for example:


     - Kinross fails to provide a customary letter of representation to Echo Bay due to a change in factual circumstances or otherwise;

     - Echo Bay fails to provide its customary representation letter to U.S. counsel due to a change in factual circumstances or otherwise; or

     - there is a change in applicable law, which may or may not be retroactive.


     If this were to occur, it is possible, but not certain, that the exchange of Echo Bay common shares for Kinross common shares pursuant to the arrangement would constitute a taxable, rather than a tax-deferred, transaction for U.S. Federal income tax purposes and, in such case, that the U.S. Federal income tax consequences to the holders of Echo Bay common shares would be materially different than those described above, including the possibility that holders of Echo Bay common shares would be required to recognize gain or loss for U.S. Federal income tax purposes as a result of the exchange of their Echo Bay common shares for Kinross common shares pursuant to the arrangement.

THE ACQUISITION OF THE NEWMONT INTEREST IN THE TVX NEWMONT AMERICAS JOINT VENTURE MAY BE FINANCED THROUGH THE INCURRENCE OF SHORT-TERM DEBT.


     In the event that TVX elects to pay for the acquisition of Newmont's interest in the TVX Newmont Americas joint venture by incurring short-term debt represented by the promissory notes provided for in the purchase agreements, the short-term debt of the combined company would be increased by as much as $90 million and the total current liabilities of the combined company would be $229.6 million (as reflected in the unaudited pro forma financial statements attached to this circular). This short-term debt would be secured by the Newmont interest in the TVX Newmont Americas joint venture, bear interest at the rate of 15% per annum and have to be repaid or refinanced prior to its maturity on December 13, 2002. Repayment of this short-term debt through the use of cash on hand of the combined company would reduce the cash available to the combined company for operating or other purposes. If the repayment of the short-term debt is financed from the proceeds of an issuance of additional equity, shareholders of the combined company may suffer dilution of their interests. For a discussion of the terms of the short-term debt referred to in this risk factor, see page S-46.


       RISKS RELATING TO KINROSS, TVX, ECHO BAY AND THE COMBINED COMPANY

     This section focuses on risks that differ for Kinross, TVX and Echo Bay or that will be different for the combined company.

KINROSS, TVX AND ECHO BAY HAVE A HISTORY OF LOSSES.


     Kinross had a net loss of $36.9 million in 2001, $126.1 million in 2000 and $240.7 million in 1999. TVX incurred a net loss of $227.9 million in 2001, net income of $12.4 million in 2000 and a net loss of $47.6 million in 1999. Echo Bay had a net loss of $5.7 million in 2001, net income of $18.6 million in 2000 and a net loss of $37.3 million in 1999. Following completion of the combination, Kinross' ability to operate profitably will depend on the success of its principal mines and on the price of gold. There can be no assurance that following the combination Kinross will be profitable.


KINROSS, TVX AND ECHO BAY ARE PARTIES TO MATERIAL LEGAL PROCEEDINGS.


     Kinross, TVX and Echo Bay are parties to material legal proceedings. The combined company will be subject to the risks of all these material legal proceedings which, if decided adversely to the combined company, may have a material adverse effect on its financial or business position or prospects. Shareholders are urged to read the descriptions of pending legal proceedings set out in Schedules A, B and C to this circular.


THE COMBINED COMPANY WILL FACE MATERIALLY DIFFERENT RISKS RELATED TO FOREIGN INVESTMENT THAN THOSE TO WHICH KINROSS, TVX AND ECHO BAY WERE SUBJECT TO WHEN THEY WERE INDEPENDENT ENTITIES.

     Kinross and TVX conduct development and mining activities outside Canada and the United States. Specifically, Kinross has significant operations in far east Russia, as well as operations in Chile and Zimbabwe. TVX has primary operations in Brazil and Chile, as well as operations in Greece. Echo Bay does not have any material development or mining activities outside Canada or the United States.


     Following the completion of the combination, a significant portion of Kinross' mining operations will be located in Brazil, Chile and Russia. The combined company will be subject to materially different foreign investment risks than those to which Kinross, TVX and, in particular, Echo Bay, were subject when they were independent entities. Mining investments are subject to the risks normally associated with any conduct of business in foreign countries, including various levels of political and economic risk. The existence or occurrence of one or more of the following circumstances or events could have a material adverse impact on the combined company's profitability or the viability of the combined company's affected foreign operations, which could have a material adverse impact on the combined company's future cash flows, earnings, results of operations and financial condition. These risks include the following:



     - uncertain or unpredictable political, legal and economic environments;


     - delays in obtaining or the inability to obtain necessary governmental permits;

     -  labour disputes;

     -  invalidation of governmental orders;


     -  war and civil disturbances;

     -  changes in laws or policies of particular countries;

     -  taxation;

     -  government seizure of land or mining claims;

     -  limitations on ownership;

     -  restrictions on the convertibility of currencies;

     -  limitations on the repatriation of earnings; and

     -  increased financing costs.

     These risks may limit or disrupt the projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation.


     Investors should, in particular, consider the risks relating to an uncertain or unpredictable legal environment in Russia. While progress with legal reforms in Russia has progressed, implementation and enforcement of property rights across Russia's vast territory remain problematic. A weak bureaucracy and vested interests also remain obstacles. It is not uncommon in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. On September 6, 2002, one of the Russian shareholders of Omolon Gold Mining Company, Kinross' 54.7% owned Russian subsidiary through which Kinross holds its interest in the Kubaka gold mine, obtained an order from a court in the Magadan region of the Russian Federation to arrest Omolon's gold inventory at the Kubaka mine as well as Omolon's bank accounts pending the resolution of a dispute among Kinross and certain of Omolon's shareholders.



     Investors should also consider the risks relating to an uncertain or unpredictable political and economic environment in Brazil and Chile. In the short term, significant macroeconomic instability in the region is expected to negatively impact the business environment and may lead to longer term negative changes in the national approaches taken to ownership by foreign companies of natural resources.


THE COMBINED COMPANY WILL BE SUBJECT TO RISKS ASSOCIATED WITH CONDUCTING ITS OPERATIONS IN NUMEROUS CURRENCIES.


     Currency fluctuations may affect the costs which the combined company will incur at its operations. Gold is sold in the world market in U.S. dollars. In addition to U.S. dollars, Kinross' costs are incurred principally in Canadian dollars and Russian roubles, and TVX's costs are incurred principally in Canadian dollars, Brazilian reals, Chilean pesos and Euros. Echo Bay principally incurs costs in Canadian and U.S. dollars. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the cost of gold production in U.S. dollar terms at the combined company's mines located outside of the United States. If the combined company determines to implement a currency hedging program to reduce the risk associated with currency fluctuations, there is no assurance that its hedging strategies will be successful. See "Currency Presentation and Exchange Rate Information" on page S-iii for the change in value of the Canadian dollar over the last five years.



     Over the last five years, the dollar has generally strengthened against the above-mentioned currencies. At present, the Brazilian real (down 150% against the dollar since December 31, 1998) and the Russian rouble (down 425% against the dollar since December 31, 1997) remain particularly volatile currencies potentially subject to significant increases or decreases in value.


KINROSS, TVX AND ECHO BAY HAVE DIFFERENT SENSITIVITIES TO CHANGES IN GOLD AND SILVER PRICES AS A RESULT OF GOLD AND SILVER HEDGING STRATEGIES.


     Each of the combining companies enters into contracts with banking or financial institutions in order to hedge revenues against adverse changes in gold and silver prices. As at June 30, 2002, 461,500 ounces of Kinross' gold production was committed to spot deferred contracts and fixed forward contracts, representing 8.2% of Kinross' proven and probable reserves as at December 31, 2001. Also as at June 30, 2002, 150,00 ounces of Kinross' gold production was committed to written call options, representing 2.7% of Kinross' proven and probable reserves as at December 31, 2001. Kinross currently has no silver commodity derivative contracts outstanding. As at June 30, 2002, 700,000 ounces of TVX's gold production was protected by purchased gold put options, representing 11.5% of TVX's proven and probable reserves of gold as at December 31, 2001. Also as at June 30, 2002, 3,000,000 ounces of TVX's silver production was committed to silver call options, representing 9.2% of TVX's proven and probable reserves of silver as at December 31, 2001. As at June 30, 2002, 30,000 ounces of Echo Bay's gold production was committed to fixed forward contracts, representing 0.8% of Echo Bay's proven and probable reserves as at December 31, 2001. Also, as at June 30, 2002, 90,000 ounces of Echo Bay's gold production was committed to written call options, representing 2.4% of Echo Bay's proven and probable reserves as at December 31, 2001.



     Echo Bay has hedged a smaller portion of its gold production than Kinross or TVX. As a result, a material increase or decrease in the price of gold has a greater impact in relative terms on Echo Bay as compared with the impact of a material increase or decrease in gold prices on Kinross or TVX.


AVERAGE TOTAL CASH COSTS ARE DIFFERENT FOR KINROSS, TVX, ECHO BAY AND THE NEWMONT INTEREST IN THE TVX NEWMONT AMERICAS JOINT VENTURE.

     "Average total cash costs" figures, calculated in accordance with "The Gold Institute Production Cost Standard", include mine site operating costs such as mining, processing, administration, royalties and production taxes (but are exclusive of amortization, reclamation costs, capital, development and exploration costs), divided by the ounces of gold produced. The measure is a key indicator of a company's ability to generate operating earnings and cash flow from its mining operations.


     Kinross incurred average total cash costs (dollars per gold equivalent ounce) of $193 in 2001, $202 in 2000 and $196 in 1999. TVX incurred average total cash costs (dollars per gold equivalent ounce) of $180 in 2001, $178 in 2000 and $170 in 1999. Echo Bay incurred average total cash costs (dollars per gold equivalent ounce) of $233 in 2001, $204 in 2000 and $226 in 1999. After giving effect to the combination, average total cash costs of the combined company are expected to be in excess of the amount incurred by Kinross and TVX in 2001. Current shareholders of Kinross and TVX may have a greater degree of exposure to downward fluctuations in gold prices after completion of the combination as lower gold prices may make certain of the combined company's mining projects uneconomic due to the higher costs of production at those projects.

                                  THE MEETINGS

     Kinross, TVX and Echo Bay have called special meetings of their shareholders to be held on the dates and at the times and places set out below:

MEETING                                                       DATE    TIME (LOCAL TIME)    PLACE
-------                                                       ----    -----------------    -----
Kinross.....................................................   --         --                --
TVX.........................................................   --         --                --
Echo Bay....................................................   --         --                --

KINROSS

     At the Kinross special meeting, the holders of Kinross common shares will be asked to consider and approve:

     - the issuance of Kinross common shares pursuant to the arrangement, including Kinross common shares to be issued pursuant to outstanding stock options granted by TVX and Echo Bay and outstanding warrants issued by TVX and Echo Bay to purchase TVX common shares and Echo Bay common shares;

     - the election of four additional, agreed-upon individuals to the Kinross board of directors;

     - a consolidation of the outstanding Kinross common shares on the basis of one Kinross common share for each three Kinross common shares; and

     -  the termination of Kinross' shareholder rights plan.

     The Kinross share issuance proposal and the election of directors to the Kinross board of directors must be approved by at least a majority of the votes cast at the Kinross special meeting. The arrangement is conditional upon approval of these matters. The consolidation of the Kinross common shares must be approved by not less than 66 2/3% of the votes cast at the Kinross special meeting and the termination of Kinross' shareholder rights plan must be approved by at least a majority of the votes cast at the Kinross special meeting. The arrangement is not conditional upon approval of the Kinross share consolidation or the termination of Kinross' shareholder rights plan.

TVX

     At the TVX special meeting, the holders of TVX common shares will be asked to consider and approve a special resolution approving the participation of TVX in the arrangement. The special resolution must be approved by not less than 66 2/3% of the votes cast at the TVX special meeting.

ECHO BAY

     At the Echo Bay special meeting, the holders of Echo Bay common shares will be asked to consider and approve a special resolution approving the participation of Echo Bay in the arrangement. The special resolution must be approved by not less than 66 2/3% of the votes cast at the Echo Bay special meeting.

     FURTHER INFORMATION CONCERNING THE KINROSS SPECIAL MEETING, THE TVX SPECIAL MEETING OR THE ECHO BAY SPECIAL MEETING, AS APPLICABLE, IS CONTAINED IN THE NOTICE OF SPECIAL MEETING AND MANAGEMENT INFORMATION CIRCULAR WHICH ACCOMPANIES THIS MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT. YOU ARE URGED TO CAREFULLY REVIEW THE PROCEDURES FOR VOTING YOUR SHARES AND THE OTHER INFORMATION SET OUT IN THESE MATERIALS.

                                THE COMBINATION

     Kinross, TVX and Echo Bay have entered into the combination agreement dated as of June 10, 2002, as amended as of July 12, 2002, for the purpose of combining the ownership of their respective businesses by way of a plan of arrangement under the CBCA.


     In a separate transaction, TVX and a subsidiary of TVX have entered into agreements dated as of June 10, 2002 with a subsidiary of Newmont pursuant to which TVX has agreed to acquire Newmont's approximate 50% non-controlling interest in the TVX Newmont Americas joint venture, in accordance with an existing right of first offer and an existing right of first refusal, for $180 million. The purchase price may, at TVX's option, be paid entirely in cash or TVX may elect to satisfy up to one half of the purchase price payable under each agreement by delivery of a secured promissory note due December 13, 2002, and the balance in cash. The maximum aggregate amount of the promissory notes which may be issued is $90 million. The arrangement is conditional upon the completion of the purchase of Newmont's interest in the TVX Newmont Americas joint venture.


     Upon completion of the arrangement and purchase of the Newmont interest, Kinross will own all of the outstanding TVX common shares and Echo Bay common shares and will own, indirectly, all of the TVX Newmont Americas joint venture.


     Pursuant to the plan of arrangement, TVX will amalgamate with 4082389 Canada Inc., a newly-formed, wholly-owned subsidiary of Kinross, and each holder of TVX common shares will receive 6.5 Kinross common shares for each TVX common share. The TVX share exchange ratio reflects a one for ten consolidation of its common shares which took effect on June 30, 2002. Also pursuant to the plan of arrangement, shareholders of Echo Bay (other than Kinross) will receive 0.52 of a Kinross common share for each Echo Bay common share. Immediately prior to the completion of the combination, and subject to shareholder approval, Kinross intends to consolidate its outstanding common shares on the basis of one Kinross common share for each three Kinross common shares. If the Kinross share consolidation is completed, each holder of TVX common shares will receive 2.1667 Kinross common shares for each TVX common share and each holder of Echo Bay common shares will receive 0.1733 of a Kinross common share for each Echo Bay common share.


     The arrangement requires the approval of at least 66 2/3% of the votes cast by TVX and Echo Bay shareholders at the respective special meetings of TVX and Echo Bay, as well as the approval of the Superior Court of Ontario. The shareholders of Kinross will be asked to approve the issuance of Kinross common shares pursuant to the arrangement, as well as certain other matters discussed in this circular, at the Kinross special meeting.


                          RECOMMENDATIONS OF DIRECTORS


     The board of directors of each of TVX and Echo Bay has recommended that its shareholders vote FOR the arrangement at the TVX special meeting and the Echo Bay special meeting.

     The board of directors of Kinross has recommended that its shareholders vote FOR all matters discussed in this circular in respect of the arrangement that are to be presented at the Kinross special meeting.

     FURTHER DETAILS CONCERNING THE RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF KINROSS, TVX AND ECHO BAY, AS APPLICABLE, CAN BE FOUND IN THE NOTICE OF SPECIAL MEETING AND MANAGEMENT INFORMATION CIRCULAR WHICH ACCOMPANIES THIS MANAGEMENT INFORMATION CIRCULAR SUPPLEMENT. YOU ARE URGED TO READ THESE MATERIALS CAREFULLY.

                     INTENTIONS OF SIGNIFICANT SHAREHOLDERS

KINROSS LOCK-UP AGREEMENT

     Kinross is the beneficial owner of approximately 10.6% of the outstanding Echo Bay common shares. Kinross has entered into a lock-up agreement with Echo Bay dated June 10, 2002, pursuant to which it has agreed to vote its Echo Bay common shares in favour of the arrangement at the Echo Bay special meeting.

     Pursuant to the Kinross lock-up agreement, subject to the subsequent paragraph, Kinross has agreed that it will not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey its Echo Bay common shares.

     If, however, Kinross wishes to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey all or substantially all of its Echo Bay common shares, Kinross, under the Kinross lock-up agreement, may do so if it delivers to Echo Bay an agreement duly executed by the acquirer whereby the acquirer becomes obligated to Echo Bay on substantially similar terms to those contained in the Kinross lock-up agreement. This restriction on Kinross' ability to sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey all or substantially all of its Echo Bay common shares shall survive the termination of the Kinross lock-up agreement and stay in effect so long as Echo Bay is or may be subject to paying liquidated damages under the combination agreement.



     The Kinross lock-up agreement provides that Kinross will deposit with the registrar and transfer agent of the Echo Bay common shares a duly completed and executed proxy voting its Echo Bay common shares in favour of the arrangement. Neither Kinross nor any person acting on its behalf will withdraw, amend or invalidate the proxy deposited by Kinross.


     The Kinross lock-up agreement further provides that Kinross will:

     - not take any action of any kind which would be inconsistent with the combination agreement, including any action to solicit, initiate, facilitate or knowingly encourage the initiation of an acquisition proposal;

     - notify Echo Bay promptly upon becoming aware of any acquisition proposal; and

     - use commercially reasonable efforts to assist Echo Bay and the other parties to the combination agreement to successfully complete the combination.


     The Kinross lock-up agreement may be terminated by either party if the combination agreement is terminated in accordance with its terms and shall terminate automatically on the effective date of the combination.


NEWMONT LOCK-UP AGREEMENT

     Newmont's wholly-owned subsidiary, Newmont Mining Corporation of Canada Limited ("Newmont Canada"), is the beneficial owner of approximately 45.2% of the outstanding Echo Bay common shares, and Newmont and Newmont Canada have entered into a lock-up agreement with Echo Bay dated June 10, 2002, pursuant to which Newmont Canada has agreed to vote its Echo Bay common shares in favour of the arrangement at the Echo Bay special meeting.

     Pursuant to the Newmont lock-up agreement, subject to the subsequent paragraph, Newmont Canada has agreed that it will not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey its Echo Bay common shares.


     If, however, Newmont Canada wishes to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey all or substantially all of its Echo Bay common shares, it may do so if in certain circumstances it delivers to Echo Bay an agreement duly executed by the acquirer whereby the acquirer becomes obligated to Echo Bay on substantially similar terms to those contained in the Newmont lock-up agreement. This restriction on Newmont's ability to sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey all or substantially all of its Echo Bay common shares shall survive the termination of the Newmont lock-up agreement and stay in effect so long as Echo Bay is or may be subject to paying liquidated damages under the combination agreement.



     The Newmont lock-up agreement provides that Newmont Canada will deposit with the registrar and transfer agent of the Echo Bay common shares a duly completed and executed proxy voting its Echo Bay common shares in favour of the arrangement. Neither Newmont Canada nor any person acting on its behalf will withdraw, amend or invalidate the proxy deposited by Newmont Canada.


     The Newmont lock-up agreement further provides that Newmont and Newmont Canada will:

     - not take any action of any kind which would be inconsistent with the combination agreement, including any action to solicit, initiate, facilitate or knowingly encourage the initiation of an acquisition proposal;

     - notify Echo Bay promptly upon becoming aware of any acquisition proposal; and

     - use commercially reasonable efforts to assist Echo Bay and the other parties to the combination agreement to successfully complete the combination.

     If Newmont Canada fails to comply with its obligations to vote in favour of Echo Bay's participation in the arrangement and the Echo Bay shareholders fail to approve its participation in the combination, then Newmont and Newmont Canada have agreed to indemnify, jointly and severally, and hold harmless Echo Bay from its obligation under the combination agreement to reimburse each of Kinross and TVX for their expenses, up to a maximum of Cdn.$2.5 million. However, Newmont and Newmont Canada are not obligated to indemnify Echo Bay if Echo Bay's board of directors has withdrawn or changed its recommendation with respect to the arrangement or recommended in favour of another acquisition proposal and the Echo Bay shareholders fail to approve Echo Bay's participation in the combination.


     Additionally, if Echo Bay becomes obligated to pay liquidated damages under the combination agreement because:

     - a bona fide acquisition proposal is publicly announced, proposed, offered or made and not withdrawn to Echo Bay and its shareholders;

     - the Echo Bay shareholders do not approve the requisite resolutions by which Echo Bay would participate in the arrangement, and thereafter the combination agreement is terminated; and

     - within six months after termination of the combination agreement, Newmont or Newmont Canada enters into or consummates a change of control proposal with respect to Echo Bay,

then Newmont and Newmont Canada have agreed to indemnify, jointly and severally, and hold harmless Echo Bay from such liquidated damages unless such change of control proposal is recommended by the Echo Bay board of directors or Echo Bay has previously become liable to pay liquidated damages under the combination agreement. All of the Newmont/Newmont Canada indemnity provisions survive the termination of the Newmont lock-up agreement.

     Each of Echo Bay, Newmont and Newmont Canada may terminate the Newmont lock-up agreement if:

     - the arrangement proposed to Echo Bay shareholders does not correspond in all material respects to that contemplated by the combination agreement;

     - the Kinross shareholder rights plan is not authorized to be terminated at the Kinross special meeting, or is in fact not terminated prior to the effective date of the combination, and the arrangement cannot otherwise be effected on a tax-deferred rollover basis for Canadian shareholders of Echo Bay; or

     -  the combination agreement is terminated in accordance with its terms.

     The Newmont lock-up agreement shall automatically terminate on the effective date of the combination.

BEECH LOCK-UP AGREEMENT

     Beech is the beneficial owner of approximately 18.6% of the outstanding TVX common shares. Beech has entered into a lock-up agreement with TVX dated June 10, 2002, pursuant to which Beech has agreed to vote its TVX common shares in favour of the participation of TVX in the combination at the TVX special meeting.

     Pursuant to the Beech lock-up agreement, subject to the subsequent paragraph, Beech has agreed that it will not sell, transfer or otherwise deal with its TVX common shares, including by way of option or granting a security interest in such shares, prior to the TVX special meeting.

     Beech, however, may sell, transfer, or otherwise deal with its TVX common shares prior to the TVX special meeting, in a negotiated transaction in which the acquirer delivers to TVX an agreement which contains substantially similar terms as the Beech lock-up agreement.

     Beech may terminate the Beech lock-up agreement if:

     - the terms on which the combination is proposed to the TVX shareholders do not in all material respects conform with the description contained in the combination agreement in all material respects or the combination agreement is amended in any material respect;

     - the required approval from the shareholders of Kinross, TVX or Echo Bay is not obtained;

     -  a superior proposal is made and not withdrawn;

     -  the combination is not completed on or before December 31, 2002;

     - each of the Kinross, TVX and Echo Bay special meetings is not held on or before December 27, 2002; or

     -  the combination agreement terminates in accordance with its terms.

           INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF KINROSS,

                      TVX AND ECHO BAY IN THE ARRANGEMENT


     In considering the recommendation of the board of directors of each of Kinross, TVX and Echo Bay that you vote to approve the matters discussed in this circular, you should be aware that some of the directors and executive officers of Kinross, TVX and Echo Bay have interests in the arrangement that are different from, or in addition to, the interests of shareholders of Kinross, TVX and Echo Bay generally.



KINROSS



EMPLOYMENT AGREEMENT/SEVERANCE



     Kinross has entered into severance agreements with Mr. Robert Buchan, President and Chief Executive Officer and Mr. Arthur Ditto, Vice-Chairman. Under their severance agreements, the combination will constitute a change of control. Upon the delivery of a notice of termination to Kinross following a change of control, Messrs. Buchan and Ditto will be entitled to be paid by Kinross a cash payment equal to 2.5 times their annual salary, benefits and designated annual bonus, all stock options they hold will become immediately exercisable and all reasonable legal expenses they incur as a result of their termination shall be paid by Kinross. Assuming Messrs. Buchan and Ditto experience a termination following the effective date of the combination, and calculated based on his current salary, benefits and bonus entitlement for the year 2002, Messrs. Buchan and Ditto would be entitled to a lump sum payment of approximately $1,207,360 (does not include Mr. Buchan's bonus entitlement which has not been determined yet for 2002) and $970,695 respectively.



     Kinross has also entered into severance agreements with Mr. John Ivany, Executive Vice-President, Mr. Brian Penny, Vice-President, Finance and Chief Financial Officer, Mr. Gordon McCreary, Vice-President Investor Relations and Corporate Development, Mr. Scott Caldwell, Executive Vice-President and Chief Operating Officer, Mr. Christopher Hill, Vice President and Treasurer, Mr. Al Schoening, Vice-President, Human Resources and Corporate Affairs, Mr. Ron Stewart, Vice-President, Exploration, Mr. Jerry Danni, Vice-President, Environment, and Ms. Shelley Riley, Corporate Secretary.



     Under their severance agreements, the combination will constitute a change of control. Upon the termination of the employment of the individual, unless such termination is because of death, disability, for cause or such individual resigns (except if such resignation by the individual follows an adverse change in his or her duties, powers, rights, salary or benefits, a diminution of title, and other specified negative changes to such individual's employment situation), following a change of control and within 18 months following such change of control, the individuals listed above will be entitled to be paid by Kinross a cash payment equal to 2 times such individual's annual salary, benefits and designated annual bonus, all stock options held by such individual will become immediately exercisable and all reasonable legal expenses incurred by such individual as a result of his or her termination shall be paid by Kinross. Assuming Messrs. Ivany, Penny, McCreary, Caldwell, Hill, Schoening, Stewart and Danni and Ms. Riley experience a termination or resign from Kinross under specified circumstances (as described above) following the effective date of the combination, and calculated based on each of their current annual salary, benefits and bonus entitlement for the year 2002, Messrs. Ivany, Penny, McCreary, Caldwell, Hill, Schoening, Stewart, Danni and Ms. Riley would be entitled to a lump sum cash payment of approximately $612,182, $515,160, $376,258, $662,456, $356,034, $395,340, $344,400, $456,000 and $194,696,
respectively.



     Kinross does not expect that it will be required to make the payments disclosed above as a consequence of the combination.


TVX

EMPLOYMENT AGREEMENTS/SEVERANCE

     TVX has entered into employment agreements with Mr. Sean Harvey, President and Chief Executive Officer, Mr. Melvyn Williams, Chief Financial Officer, Mr. Gregory Laing, General Counsel, Vice-President and Corporate Secretary, Mr. Robert Whittall, Vice-President, Finance, Mr. John Raisbeck, Chairman and Chief Executive Officer of TVX Hellas, and Mr. William Smith, Finance and Administration Manager of TVX Hellas.

     Following the combination, Mr. Harvey may, within 90 days, elect to terminate his employment agreement. If he so elects or if he is terminated without cause, he will receive severance benefits equal to two times his current annual base salary. Based on Mr. Harvey's current annual base salary, Mr. Harvey would be entitled in either circumstance to a lump sum cash payment of approximately $900,000.

     Upon termination of the employment of Mr. Williams or Mr. Laing following a change of control, each of Mr. Williams and Mr. Laing will be entitled to a severance payment equal to two times his base salary. In the event that Mr. Williams or Mr. Laing experienced a termination from TVX following the effective date of the combination, and calculated based on Mr. Williams' and Mr. Laing's respective current annual base salary, Mr. Williams and Mr. Laing would be entitled to a lump sum cash payment of approximately $370,000 and $300,000, respectively. In the event the employment of Messrs. Whittall, Raisbeck or Smith is terminated following a change of control, Mr. Whittall is entitled to a severance payment equal to six months base salary, Mr Raisbeck is entitled to a severance payment equal to 18 months base salary and Mr. Smith is entitled to a severance payment equal to 12 months base salary. Assuming Mr. Whittall, Mr. Raisbeck or Mr. Smith experienced a termination from TVX following the effective date of the combination, and calculated based on Mr. Whittall's, Mr. Raisbeck's and Mr. Smith's respective current annual base salary, Mr. Whittall, Mr. Raisbeck and Mr. Smith would be entitled to a lump sum cash payment of approximately Cdn.$87,500, $262,500 and $130,000, respectively.


     Completion of the arrangement will constitute a change of control within the meaning of each of the above-mentioned TVX employment agreements. Kinross expects that it will be required to make the payments described above as a consequence of the combination.


ECHO BAY

EMPLOYMENT AGREEMENTS/SEVERANCE

     Echo Bay has entered into employment agreements with Mr. Robert Leclerc, Chairman and Chief Executive Officer, Ms. Lois-Ann Brodrick, Vice-President and Secretary, Mr. Jerry McCrank, Vice-President, Operations, Mr. Tom Yip, Vice-President, Finance and Chief Financial Officer, and Mr. David Ottewell, Controller.

     Mr. Leclerc's employment agreement is for an indefinite term and provides for certain lump sum payments if Echo Bay terminates Mr. Leclerc's employment on less than two years' written notice or demotes him and he voluntarily resigns. If a change of control of Echo Bay is followed by a termination of Mr. Leclerc's employment under specified circumstances (as described below), Mr. Leclerc will be paid a cash payment equal to three times the total of his current annual salary in effect as of the time of the change of control plus bonus under the executive cash incentive plan and will receive two years of continued health coverage. Assuming Mr. Leclerc experienced a termination or resigned from Echo Bay under specified circumstances (as described below) following the effective date of the combination, and calculated based on Mr. Leclerc's current annual base salary and bonus under the executive cash incentive plan in effect for 2002, Mr. Leclerc would be entitled to a lump sum cash payment of approximately $1,950,000. If those payments and any other benefits provided to Mr. Leclerc would be subject to any excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, then Mr. Leclerc will be entitled to receive an additional payment in an amount that will fund the payment of any excise tax on the total payments and benefits received by Mr. Leclerc following a change of control as well as all income taxes imposed on the excise tax restoration payment, any excise tax imposed on the excise tax restoration payment and any interest or penalties imposed with respect to taxes on the excise tax restoration payment or any excise tax. The specified circumstances include:

     - Echo Bay's termination of Mr. Leclerc's employment within one year of a change of control; or

     - a voluntary resignation by Mr. Leclerc for "good reason" within one year of a change of control. The expression "good reason" is defined to include any one of four acts of employer constructive dismissal:

       -  the assignment of lower level status or responsibility;

       -  a reduction in base salary;

       -  a requirement to relocate; or

       - a change in employee participation in or benefits under Echo Bay's benefit plans; or

     - in the final 30 days of the one-year period referred to above, Mr. Leclerc may resign for any reason, or no reason at all, and be entitled to the cash payment and benefits.

     Each of the other named executive officers of Echo Bay has entered into an employment agreement for an indefinite term. If a change of control of Echo Bay is followed by termination of the individual's employment under specified circumstances (as described above as applied to the individuals), Ms. Brodrick, Mr. McCrank and Mr. Yip will be paid a cash payment equal to three times the total of his or her annual salary in effect at the time of the change of control plus bonus under the executive cash incentive plan and will receive two years of continued health coverage. Assuming Ms. Brodrick, Mr. McCrank, and Mr. Yip experienced a termination or resigned from Echo Bay under specified circumstances (as described above as applied to the individuals) following the effective date of the combination, and calculated based on Ms. Brodrick's, Mr. McCrank's and Mr. Yip's current annual base salary and bonus under the executive cash incentive plan in effect for 2002, Ms. Brodrick, Mr. McCrank and Mr. Yip would be entitled to a lump sum cash payment of approximately $1,125,000, $1,155,000 and $1,155,000. In all other respects, including with respect to the change of control and excise tax restoration payment provisions, the employment agreements for Ms. Brodrick and Messrs. McCrank and Yip are identical to Mr. Leclerc's agreement. Mr. Ottewell's agreement provides for a lower payout structure than the others, does not afford the right to resign in the final 30 days of the one-year period referred to above and does not contain an obligation of Echo Bay to make an excise tax restoration payment. If a change of control of Echo Bay is followed by termination of Mr. Ottewell's employment under specified circumstances (as described above as applied to Mr. Ottewell, but excluding the right to resign in the final 30 days of the one-year period referred to above), Mr. Ottewell will be paid a cash payment equal to 1.5 times the total of his annual salary in effect at the time of the change of control plus bonus under the executive cash incentive plan. Assuming Mr. Ottewell experienced a termination or resigned from Echo Bay under specified circumstances (as described above as applied to Mr. Ottewell, but excluding the right to resign in the final 30 days of the one-year period referred to above) following the effective date of the combination, and calculated based on Mr. Ottewell's current annual base salary and bonus under the cash incentive plan: controller in effect for 2002, Mr. Ottewell would be entitled to a lump sum cash payment of approximately $243,700.


     Completion of the capital securities exchange on April 3, 2002, whereby Echo Bay issued common shares in exchange for all of its $100 million aggregate principal amount of 11% junior subordinated debentures due 2027 (as more fully described in Schedule C to this circular under the heading entitled "Recent Developments -- Exchange of Capital Securities"), constituted a change of control within the meaning of each of the above-mentioned Echo Bay employment agreements. In addition, completion of the arrangement will also constitute a change of control within the meaning of each of the above-mentioned Echo Bay employment agreements. Pursuant to these employment agreements severance payments are only payable once upon a change of control and Kinross expects that it will be required to make the payments described above as a consequence of the combination.



KINROSS, TVX AND ECHO BAY


VESTING OF UNVESTED OPTIONS


     As of June 30, 2002, directors and executive officers of Kinross held an aggregate of 6,765,000 vested and 1,670,000 unvested stock options issued by Kinross, directors and executive officers of TVX held an aggregate of 85,777 vested and 416,046 unvested stock options issued by TVX, and directors and executive officers of Echo Bay held an aggregate of 1,109,176 vested and 341,699 unvested stock options issued by Echo Bay. In particular, as of June 30, 2002:



     - in the case of Kinross, Messrs. Buchan, Caldwell, Danni, Ditto, Hill, Ivany, McCreary, Penny, Schoening and Stewart and Ms. Riley held outstanding options with respect to 2,950,000, 630,000, 120,000, 1,360,000, 450,000, 810,000, 425,000, 480,000, 410,000, 100,000 and
       80,000 Kinross common shares (on a pre-consolidation basis), respectively, of which stock options with respect to 2,583,333, 466,666, 16,667, 1,151,666, 346,667, 646,666, 330,000, 376,667, 306,667, 0 and
       60,000 Kinross common shares were vested and exercisable as of such date, respectively, and stock options with respect to 366,667, 163,334, 103,333, 208,334, 103,333, 163,334, 95,000, 103,333, 103,333, 100,000 and
       20,000 were unvested as of such date, respectively.



     - in the case of TVX, Messrs. Harvey, Williams, Laing, Whittall, Raisbeck and Smith held outstanding stock options with respect to 150,000, 81,750, 81,750, 47,500, 38,067 and 24,133 TVX common shares, respectively, of which stock options with respect to 16,667, 6,683, 29,583, 9,167, 1,400 and 800 TVX common shares were vested and exercisable as of such date, respectively, and stock options with respect to 133,333, 52,167, 67,167, 38,333, 36,667 and 23,333 TVX common shares were unvested as of such date, respectively; and


     - in the case of Echo Bay, Messrs. Leclerc, McCrank, Yip and Ottewell and Ms. Brodrick held outstanding stock options with respect to 890,110; 159,203; 146,377; 25,252; and 119,133 Echo Bay common shares, respectively, of which stock options with respect to 700,083; 108,911; 100,230; 15,252; and 73,900 Echo Bay common shares were vested and exercisable as of such date, respectively, and stock options with respect to 190,027; 50,292; 46,147; 10,000; and 45,233 Echo Bay common shares were unvested as of such date, respectively.



     Upon completion of the combination, all unvested and unexercisable Kinross stock options, TVX stock options and Echo Bay stock options will vest and become exercisable either pursuant to the terms of the plan under which they were issued or the terms of such options themselves. Based on the number of Kinross common shares, TVX common shares and Echo Bay common shares subject to options and held by directors and executive officers of TVX and Echo Bay as of June 30, 2002, the directors and executive officers of Kinross, TVX and Echo Bay will hold an aggregate of 12,451,304 options to purchase Kinross common shares following completion of the combination (or 4,150,435 options to purchase Kinross common shares if the Kinross one for three share consolidation is effected).


     The terms of all outstanding stock options granted by TVX and Echo Bay will be amended to provide that each holder of an option to acquire TVX common shares or Echo Bay common shares shall be entitled to acquire, on substantially identical terms and conditions to those applicable under such stock option and for the same aggregate consideration, the aggregate number of Kinross common shares that the holder of the option would have been entitled to receive as a result of the combination if the holder of the option had been the registered holder of the number of TVX common shares or Echo Bay common shares which the holder was entitled to purchase on exercise of the option.

MAINTENANCE OF INSURANCE

     Kinross has covenanted in the combination agreement to maintain directors' and officers' liability insurance covering the individuals presently covered under TVX's and Echo Bay's existing insurance for a period of six years following completion of the combination.

ELECTION OF DIRECTORS

     Kinross has covenanted in the combination agreement that it will, at the Kinross special meeting, ask the holders of Kinross common shares to elect four additional, agreed-upon individuals, being Messrs. Harry S. Campbell, David Harquail, Robert L. Leclerc and George F. Michals, to the board of directors of Kinross.

     The board of directors of TVX was aware of the interests described above, with respect to TVX's directors and executive officers, in approving the arrangement. The board of directors of Echo Bay was aware of the interests described above, with respect to Echo Bay's directors and executive officers, in approving the arrangement.

                        DISSENTING SHAREHOLDERS' RIGHTS

TVX AND ECHO BAY


     The plan of arrangement provides that the holders of TVX common shares and Echo Bay common shares have the right to dissent from the arrangement in the manner provided in section 190 of the CBCA as modified by the interim order of the Superior Court of Ontario made in respect of the arrangement and by the plan of arrangement. Registered holders of TVX or Echo Bay common shares who exercise their rights of dissent will be entitled, in the event the arrangement becomes effective, to be paid the fair value of the TVX common shares or the Echo Bay common shares, as appropriate, determined as of the close of business on the day before the resolution approving the arrangement is adopted at the TVX special meeting or the Echo Bay special meeting, as appropriate. The following is a summary of the rights of dissent, which shareholders are invited to read in conjunction with section 190 of the CBCA, the interim order and the plan of arrangement, which are reprinted in their entirety as Exhibits D, B and C attached to this circular.



     The obligation of Kinross, TVX and Echo Bay to complete the combination is subject to the holders of not more than 5% of the issued and outstanding common shares of TVX or Echo Bay exercising their rights of dissent with respect to the arrangement.



     If TVX shareholders or Echo Bay shareholders wish to exercise their rights of dissent, Kinross must receive a dissent notice at Suite 5200, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2, no later than 5:00 p.m. (eastern standard time) on the business day preceding the TVX special meeting or the Echo Bay special meeting, as applicable (or any postponement or adjournment thereof). A dissent notice may also be filed with the Chairman of the TVX special meeting or the Echo Bay special meeting, as the case may be, prior to the commencement of such meeting (or any postponement or adjournment thereof). The filing of a dissent notice does not deprive a registered shareholder of TVX or Echo Bay of the right to vote; but a shareholder who has submitted a dissent notice and who votes in favour of the arrangement will no longer be considered a dissenting shareholder with respect to the shares voted in favour of the arrangement. If a shareholder does not vote against the arrangement this will not constitute a waiver of rights of dissent. A vote against the arrangement or a failure to vote does not constitute a dissent notice. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote in favour of the arrangement does not constitute a dissent notice; however, any proxy granted by a TVX or Echo Bay shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the arrangement resolution, should be validly revoked in order to prevent the proxyholder from voting such TVX or Echo Bay common shares in favour of the arrangement and thereby causing the TVX or Echo Bay shareholder to forfeit his or her right of dissent.



     There is no right of partial dissent. Accordingly, a dissenting shareholder may only dissent with respect to all TVX common shares or Echo Bay common shares, as applicable, held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. One consequence of this provision is that a shareholder may only exercise the right to dissent under their rights of dissent in respect of shares which are registered in that shareholder's name. In many cases, shares are beneficially owned by their non-registered holders. Such shares are registered either:


     - in the name of an intermediary that the non-registered holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered registered retirement savings plans (as defined under the Tax Act), registered retirement income funds (as defined under the Tax Act), registered education savings plans and similar plans, and their nominees); or

     - in the name of a clearing agency (such as The Canadian Depository for Securities Limited, CDS Inc. or The Depository Trust Company) of which the intermediary is a participant.


     Accordingly, a non-registered holder will not be entitled to exercise the rights of dissent directly (unless the shares are re-registered in the non-registered holder's name). A non-registered holder who wishes to exercise rights of dissent should immediately contact the intermediary with whom the non-registered holder deals in respect of the shares and either:



     - instruct the intermediary to exercise the rights of dissent on the non-registered holder's behalf (which, if the shares are registered in the name of CDS Inc. or other clearing agency, would require that the shares first be re-registered in the name of the intermediary); or



     - instruct the intermediary to re-register the shares in the name of the non-registered holder, in which case the non-registered holder would have to exercise the rights of dissent directly.



     Kinross is required, within 10 days after the arrangement is approved by the TVX shareholders or the Echo Bay shareholders, as applicable, to notify each shareholder who has filed a dissent notice that the arrangement has been approved. Such notice is not required to be sent to any shareholder who voted for the arrangement or who has withdrawn his or her Dissent Notice.



     A dissenting shareholder who has not withdrawn his or her dissent notice must then, within 20 days after the dissenting shareholder receives notice that the arrangement has been approved or, if the dissenting shareholder does not receive such notice, within 20 days after the dissenting shareholder learns that the arrangement has been approved, send to Kinross a written notice containing his or her name and address, the number of TVX common shares or Echo Bay common shares, as the case may be, in respect of which the dissenting shareholder dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending such a notice and demand for payment, the dissenting shareholder must send, to Kinross or its transfer agent, the certificates representing the TVX common shares or Echo Bay common shares in respect of which he or she dissents.



     A dissenting shareholder who fails to send the certificates representing the shares in respect of which he or she dissents has no right to make a claim under the rights of dissent. The transfer agent for Kinross will endorse on share certificates received from a dissenting shareholder a notice that the holder is a dissenting shareholder and will forthwith return the share certificates to the dissenting shareholder.



     On sending a notice and demand for payment to Kinross, a dissenting shareholder ceases to have any rights as a shareholder, other than the right to be paid the fair value of his or her TVX common shares or Echo Bay common shares, as determined under the rights of dissent, except where:



     - the dissenting shareholder withdraws the demand for payment before Kinross makes a written offer to pay (an "Offer to Pay") fair value for the TVX common shares or the Echo Bay common shares to the dissenting shareholder pursuant to the rights of dissent;

     - Kinross fails to make a timely offer to pay fair value for the TVX common shares or the Echo Bay common shares and the dissenting shareholder withdraws his or her demand for payment; or


     - the board of directors of TVX or Echo Bay, as the case may be, revokes the special resolution prior to effecting the arrangement,


in all of which cases the dissenting shareholder's rights as a shareholder are reinstated as of the date the notice and demand for payment was sent and such shares shall be subject to the arrangement if it has been completed.



     In addition, pursuant to the plan of arrangement, registered shareholders who duly exercise such rights of dissent and who:


     - are ultimately determined to be entitled to be paid fair value for their TVX common shares or Echo Bay common shares will be deemed to have transferred their TVX common shares or Echo Bay common shares to Kinross as of the effective time of the arrangement; or

     - are ultimately not entitled, for any reason, to be paid fair value for their TVX common shares or Echo Bay common shares, shall be deemed to have participated in the arrangement on the same basis as any non-dissenting and non-electing holder of TVX common shares or Echo Bay common shares and shall receive Kinross common shares in accordance with the plan of arrangement.


     Kinross is required, not later than seven days after the later of the effective date of the arrangement or the date on which it received the notice and demand for payment of a dissenting shareholder, to send to each dissenting shareholder who has sent a notice and demand for payment, an offer to pay for his or her TVX common shares or Echo Bay common shares in an amount considered by the board of directors of Kinross to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every offer to pay must be on the same terms. Kinross must pay for the TVX common shares or Echo Bay common shares, as the case may be, of a dissenting shareholder within 10 days after an offer to pay has been accepted by a dissenting shareholder, but any such offer to pay lapses if Kinross does not receive an acceptance thereof within 30 days after the offer to pay has been made.



     If Kinross fails to make an offer to pay for the TVX common shares or Echo Bay common shares, respectively, of a dissenting shareholder, or if a dissenting shareholder fails to accept an offer that has been made, Kinross may, within 50 days after the effective date of the arrangement or within such further period as a court may allow, apply to a court to fix a fair value for the common shares of dissenting shareholders. If Kinross fails to apply to a court to fix such fair value, a dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A dissenting shareholder is not required to give security for costs in such an application.


     Upon an application to a court, all dissenting shareholders whose TVX common shares or Echo Bay common shares have not been purchased by Kinross will be joined as parties and bound by the decision of the court, and Kinross will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the TVX common shares and the Echo Bay common shares of all dissenting shareholders. The final order of a court will be rendered against Kinross in favour of each dissenting shareholder and for the amount of the fair value of his or her TVX common shares or Echo Bay common shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.


     THE ABOVE IS ONLY A SUMMARY OF THE RIGHTS OF DISSENT, WHICH ARE TECHNICAL AND COMPLEX. WE URGE SHAREHOLDERS WHO WISH TO AVAIL THEMSELVES OF THEIR RIGHTS OF DISSENT TO SEEK LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE RIGHTS OF DISSENT MAY RESULT IN THE LOSS OF ALL RIGHTS THEREUNDER. FOR A GENERAL SUMMARY OF CERTAIN INCOME TAX IMPLICATIONS TO A DISSENTING SHAREHOLDER, SEE "MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS OF THE ARRANGEMENT" AND "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE ARRANGEMENT". THE COMPLETE TEXT OF THE INTERIM ORDER IS ATTACHED TO THIS CIRCULAR AS EXHIBIT B, THE COMPLETE TEXT OF THE PLAN OF ARRANGEMENT IS ATTACHED TO THIS CIRCULAR AS EXHIBIT C AND SECTION 190 OF THE CBCA IS ATTACHED TO THIS CIRCULAR AS EXHIBIT D.


KINROSS

     The holders of Kinross common shares will not be entitled to any rights of dissent under the OBCA or otherwise with respect to any matters to be voted upon at the Kinross special meeting.

                           THE COMBINATION AGREEMENT


     The description of the terms and conditions of the combination agreement set out below is materially complete. The full text of the combination agreement attached as Exhibit A and is incorporated by reference in this circular. Shareholders are encouraged to read the combination agreement in its entirety.


GENERAL

     The combination agreement is dated as of June 10, 2002, as amended as of July 12, 2002, and is made among Kinross, TVX and Echo Bay. The combination agreement provides for the combination of the businesses of Kinross, TVX and Echo Bay by way of a plan of arrangement effected under the CBCA.

     The combination agreement also contemplates that immediately before the completion of the arrangement, TVX will acquire Newmont's interest in the TVX Newmont Americas joint venture under an existing right of first offer and an existing right of first refusal contained in the TVX Newmont Americas joint venture agreements entered into on June 11, 1999.

EXCHANGE RATIOS

     Under the arrangement, TVX will amalgamate with 4082389 Canada Inc., a newly-formed, wholly-owned subsidiary of Kinross, and each holder of TVX common shares will receive 6.5 Kinross common shares for each TVX common share. The exchange ratio for the TVX common shares reflects the one for ten consolidation of the TVX common shares which took effect on June 30, 2002.

     Also under the arrangement, shareholders of Echo Bay (other than Kinross) will exchange their Echo Bay common shares for Kinross common shares on the basis of 0.52 of a Kinross common share for each Echo Bay common share.

     Kinross intends to seek the approval of its shareholders to the consolidation of its outstanding common shares on a one for three basis, to become effective immediately prior to completion of the combination. If the Kinross share consolidation is approved, each holder of TVX common shares will receive 2.1667 Kinross common shares for each TVX common share, and each holder of Echo Bay common shares will receive 0.1733 of a Kinross common share for each Echo Bay common share in the arrangement.

EFFECTIVE DATE

     The closing of the combination will be effected on the first business day after the satisfaction or waiver of the conditions described below under "Conditions to Completion of the Combination", or as soon as practicable after that date as the parties may otherwise agree. On the effective date, the parties will take the following steps in the order specified:

     - TVX will acquire Newmont's interest in the TVX Newmont Americas joint venture;

     - if the share consolidation is approved at the Kinross special meeting of shareholders, Kinross will file articles of amendment with the Director under the OBCA to give effect to the consolidation of the Kinross common shares on a one for three basis;

     - Kinross will cause its wholly-owned subsidiary, 4082389 Canada Inc., to file articles of arrangement with the Director under the CBCA to give effect to the plan of arrangement; and

     - the resolution of the shareholders of Kinross electing a new board of directors will become effective.

REPRESENTATIONS AND WARRANTIES

     The combination agreement contains generally reciprocal representations and warranties given by each of Kinross, TVX and Echo Bay to the other parties. These representations and warranties relate to:

     - the recommendation of the independent committee of the board of directors of each of TVX and Echo Bay and the determination by the board of directors of each party to recommend participation by that party in the combination;

     -  the receipt of a fairness opinion of each party's financial advisor;

     - the timely filing of, accuracy and completeness of that party's public disclosure documents;

     - the accuracy and completeness of information supplied by that party for inclusion in this circular;

     - the absence of a filing of any confidential material change report since December 31, 2000 which remains confidential;


     - the corporate power and authority to enter into the combination agreement and to consummate the transactions contemplated by the combination agreement;

     - the absence of any violation or conflict with its charter documents, legal requirements, agreements or instruments to which a party or its property is subject or bound resulting from entering into the combination agreement and consummating the transactions contemplated by the combination agreement which would have, individually or in the aggregate, a material adverse effect;

     - the absence of any violation of, or conflict with, its charter documents, legal requirements, or other agreements or instruments where the consequences of such violation would have a material adverse effect;


     - the accuracy and completeness of its audited and unaudited financial statements; and



     - no party having taken or having agreed to take any action or knowing of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the share exchange pursuant to the arrangement from qualifying as a tax-free reorganization for U.S. Federal income tax purposes.



     In addition:



     - Kinross has represented to the other parties that it is not a "non-Canadian" under the Investment Canada Act (Canada) and no application for review and no notification under the Investment Canada Act (Canada) is required in connection with the combination.


     - each of Kinross and Echo Bay has represented to the other parties that the lock-up agreement between Kinross and Echo Bay with respect to Kinross' Echo Bay common shares is in full force and effect as regards Kinross and Echo Bay;

     - Echo Bay has represented to the other parties that the lock-up agreement between Newmont and Echo Bay with respect to Newmont's Echo Bay common shares is in full force and effect as regards Echo Bay;

     - Echo Bay has represented to the other parties that the definitive agreement with respect to the sale by Echo Bay to Newmont of the McCoy/Cove complex in Nevada, United States is in full force and effect as regards Echo Bay;

     - TVX has represented to the other parties that the lock-up agreement between Beech and TVX with respect to Beech's TVX common shares is in full force and effect as regards TVX; and

     - TVX has represented to the other parties that TVX and Newmont (or subsidiaries thereof) have entered into purchase agreements providing for the acquisition by TVX of Newmont's interest in the TVX Newmont Americas joint venture and that the purchase agreement is in full force and effect as regards TVX.

     The representations and warranties of each of the parties do not survive the completion of the combination and will expire and be terminated on the effective date of the combination.

MATERIAL ADVERSE CHANGE AND MATERIAL ADVERSE EFFECT

     Some of the representations, warranties and covenants made by Kinross, TVX and Echo Bay, and some conditions, are qualified by a material adverse change or material adverse effect threshold. For the purposes of the combination agreement, a material adverse change or material adverse effect means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, properties, financial condition or results of operations of Kinross, TVX or Echo Bay, other than any change, effect, event or occurrence:

     -  relating to the global economy or securities markets in general;

     - affecting the worldwide gold mining industry in general and which does not have a materially disproportionate impact on any of Kinross, TVX or Echo Bay and their subsidiaries and material joint venture interests, taken as a whole;

     -  resulting from changes in the price of gold;

     -  relating to the relative values of the dollar and the Canadian dollar;
        or

     - which is a change in the trading price of the publicly traded securities of any of Kinross, TVX or Echo Bay immediately following and reasonably attributable to the announcement of the combination agreement.

     The combination agreement provides that any matter or thing, or series of related matters or things which would reasonably be considered to be important in making an investment decision (including matters involving an aggregate amount of $10 million) or that would significantly impede the ability of any of Kinross, TVX or Echo Bay to complete the combination, is material.

COVENANTS

KINROSS BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER

     In the combination agreement, each party has agreed that it is its intention that as of and immediately after the effective date of the combination:

     - the board of directors of Kinross will be comprised of John A. Brough, Robert M. Buchan, Harry S. Campbell, Arthur Ditto, David Harquail, John M.H. Huxley, Robert L. Leclerc, George F. Michals, Cameron A. Mingay and John E. Oliver; and

     -  the chief executive officer of Kinross will be Robert M. Buchan.

     Kinross has also agreed that, at the Kinross special meeting, the holders of the Kinross common shares will be requested to consider and, if thought fit, to elect Messrs. Campbell, Harquail, Leclerc and Michals to the board of directors of Kinross.

MUTUAL COVENANTS

     In the combination agreement each party has agreed, to the extent it is within its control (including in respect of its material joint venture interests), that, except as disclosed by it, or with the prior written consent of the other parties, which consent is not to be unreasonably withheld:

     - it will, and will cause each of its subsidiaries and material joint venture interests to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

     - except as may be required to give effect to any court order or arbitral award:

       - it will not and will not agree to (or permit its material subsidiaries or material joint venture interests to or to agree to) issue, sell, pledge, lease, dispose of or encumber:

        - any shares of or units in, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of or units in it or of its material subsidiaries or material joint venture interests, other than:

           - pursuant to the exercise of stock options, warrants or conversion or exchange rights attaching to securities outstanding as at June 10, 2002 (including Kinross' 5.5% convertible unsecured subordinated debentures issued December 5, 1996); or

           - under existing share issuance or grant plans or stock options issued consistent with past practices and share issuances in respect thereof; or

        - any material assets of it or of its material subsidiaries or material joint venture interests, except in the usual, ordinary and regular course of business and consistent with past practice;

       - it will not amend or propose to amend its articles or by-laws or those (or the equivalent charter documents) of its material subsidiaries or the joint venture, partnership, management, operating or similar agreements or similar documents in respect of its material joint venture interests;

       - it will not split, combine or reclassify its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares other than:

        - dividends or distributions made by a wholly-owned subsidiary to it or to a wholly-owned subsidiary of it;

        - regular quarterly dividends in respect of its common shares, in amounts consistent with past practice; or

        - in the case of Kinross, dividends provided for under the provisions of its preferred shares;

       - it will not, and will not permit its subsidiaries to, redeem, purchase or offer to purchase any shares or other securities of it or its material subsidiaries, except:

        - as required by the terms of such securities as in effect on June 10, 2002; or

        - in the case of Kinross, the redemption of the Kinross 5.5% convertible unsecured subordinated debentures issued December 5, 1996;

       - it will not, and will not permit any of its material subsidiaries to, reorganize, amalgamate or merge it or its material subsidiaries with any other person except for internal reorganizations, amalgamations or mergers involving it and/or its direct or indirect wholly-owned subsidiaries;

       - it will not, and will not permit its subsidiaries or material joint venture interests to, acquire or agree to acquire any person, or acquire or agree to acquire any assets, which in each case are individually or in the aggregate material; notwithstanding this provision, if a party is required to approve a budget, operating plan or other business plan for a material joint venture interest in circumstances where it is subject to confidentiality obligations which preclude it from disclosing the subject matter of such budget or plan to the other parties and accordingly is precluded from seeking the consent of the other parties, such party is entitled to approve or refrain from approving such budget or plan without the other parties' consent so long as that party concludes, acting reasonably, that it is in the best interest of the material joint venture interest;

       - it will not, and will not permit any of its subsidiaries or material joint venture interests to:

        - satisfy or settle any claims or liabilities which are individually or in the aggregate material, except such as have been reserved against in its most recent audited annual consolidated financial statements delivered to the other parties;

        - relinquish any contractual rights which are individually or in the aggregate material; or

        - enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments which individually or in the aggregate are material;

        notwithstanding this provision, if a party is required to approve a budget, operating plan or other business plan for a material joint venture interest in circumstances where it is subject to confidentiality obligations which preclude it from disclosing the subject matter of such budget or plan to the other parties and accordingly is precluded from seeking the consent of the other parties, such party is entitled to approve or refrain from approving such budget or plan without the other parties' consent so long as that party concludes, acting reasonably, that it is in the best interest of the material joint venture interest;

       - it will not incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities, in each case which are individually or in the aggregate material, and will not permit its subsidiaries or material joint venture interests to do any of the foregoing, except for the purpose of the renewal of or the replacement of credit facilities in existence as at June 10, 2002;

     - it will not, and will cause each of its material subsidiaries and material joint venture interests not to:

       - enter into or modify any benefit plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred or other compensation, incentive compensation, severance or termination pay to, or make any loan to, its directors, officers, employees, consultants, contractors or agents, except in the usual, ordinary and regular course of business and consistent with past practice or as required pursuant to benefit plans in existence as at June 10, 2002; or

       - reallocate capital expenditures among categories within its capital budgets or the capital budgets of its material subsidiaries or material joint venture interests, or incur or commit to capital expenditures which individually or in the aggregate exceed $10 million, except as set forth in capital budgets that have been approved by its board of directors, and subject to exceptions, when it is in the best interests and necessary course of business of it and its material subsidiaries and material joint venture interests, taken as a whole; notwithstanding this provision, if a party is required to approve a budget, operating plan or other business plan for a material joint venture interest in circumstances where it is subject to confidentiality obligations which preclude it from disclosing the subject matter of such budget or plan to the other parties and accordingly is precluded from seeking the consent of the other parties, such party is entitled to approve or refrain from approving such budget or plan without the other parties' consent so long as that party concludes, acting reasonably, that it is in the best interest of the material joint venture interest;

     - it will use reasonable commercial efforts to cause its insurance policies and those of its material subsidiaries and material joint venture interests, in each case in effect on the date of the combination agreement, not to be cancelled or terminated or any coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than under the terminated, cancelled or lapsed policies for substantially similar premiums are in full force and effect;

     - it will use reasonable commercial efforts, and will cause its material subsidiaries and material joint venture interests to use reasonable commercial efforts, to preserve intact its business organizations and goodwill, keep available the services of its officers and employees as a group and maintain existing relationships with suppliers, consultants, joint venture participants, partners, professional advisors, agents, distributors, customers, governmental entities and others having business relationships with it, its material subsidiaries and its material joint venture interests;

     - it will not take, or permit its subsidiaries or material joint venture interests to take, any action that would or reasonably may be expected to render any representation or warranty made by it in the combination agreement that is qualified as to materiality untrue or any of such representations and warranties that are not so qualified to be untrue in any material respect;

     - to the extent it has knowledge, it shall notify the other Parties of any material adverse change, or any change which could reasonably be expected to become a material adverse change, and any complaints, investigations or hearings brought by any governmental entities or third parties which are material;

     - it will not, and will cause each of its subsidiaries and material joint venture interests not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by the combination agreement or the combination prior to the effective date of the combination;

     - it will not, and will cause each of its subsidiaries and material joint venture interests not to, enter into or modify any contract, agreement, commitment or arrangement which new contract would be material to it or would have a material adverse effect, except in the usual, ordinary and regular course of business and consistent with past practice, or except as required by applicable laws;

     - it will not, and will not permit its subsidiaries or material joint venture interests to, take any action, or permit any action to be taken on its behalf, and it will, and will cause its subsidiaries or material joint venture interests to, refrain from taking any action which, in either case, if taken, would be inconsistent with the combination agreement or which would interfere with or be inconsistent with or would reasonably be expected to significantly impede the completion of the combination or any of the transactions contemplated by the combination agreement;

     - subject to confidentiality obligations owed to third parties for which a waiver could not reasonably be obtained, to the extent it has knowledge, it shall, in all material respects, conduct itself so as to keep the other parties fully informed as to material decisions or actions made or required to be made with respect to the operation of its business and that of its material subsidiaries and material joint venture interests;

     - it shall use its reasonable commercial efforts to conduct its affairs and those of its material subsidiaries and material joint venture interests so that the representations and warranties contained in the combination agreement shall be true and correct in all material respects on and as of the effective date of the combination as if made on that date (except to the extent such representations and warranties speak as of an earlier date);

     - subject to fiduciary duties under applicable law or contractual obligations, it shall cause the nominees of the board of directors or management or operating committee of each material joint venture interest to perform such acts and things consistent with the foregoing covenants; and

     - it will not make any change to existing accounting practices, except as its regular, independent auditors advise in writing are required by applicable laws, Canadian generally accepted accounting principles or United States generally accepted accounting principles, as applicable, or write up, down or off the book value of any assets in an amount that in the aggregate would exceed Cdn.$1 million, except where required for compliance with Canadian generally accepted accounting principles or United States generally accepted accounting principles, as applicable.

MATERIAL SUBSIDIARIES AND MATERIAL JOINT VENTURE INTERESTS

     Some of the representations, warranties and covenants made by Kinross, TVX and Echo Bay, and some conditions, relate to the material subsidiaries and material joint venture interests of those parties. For the purposes of the combination agreement:

     -  a material subsidiary of a party means a subsidiary of that party:

       - having total assets representing more than 10% of that party's consolidated assets; or

       - having total revenues representing more than 10% of that party's consolidated revenues,

       in each case as set out either in the December 31, 2001 audited annual consolidated financial statements of that party or in the March 31, 2002 unaudited quarterly consolidated financial statements of that party; and

     -  a material joint venture interest of a party means:

       -  in respect of Kinross, the Refugio project in Chile;

       - in respect of TVX, the interest currently held by TVX in the TVX Newmont Americas joint venture and the co-ownership interests and joint ventures included therein; and

       -  in respect of Echo Bay, none.

COVENANTS REGARDING NON-SOLICITATION AND SUPERIOR PROPOSALS

     The combination agreement provides that no party will, or permit its subsidiaries or material joint venture interests (to the extent that such party has the power to do so with respect to its material joint venture interests) to, directly or indirectly, solicit, initiate, facilitate or knowingly encourage the initiation of an acquisition proposal. An "acquisition proposal" is defined in the combination agreement to mean:

     - any proposal or offer for a merger, amalgamation, reorganization, recapitalization or other business combination involving a party or a material subsidiary or a material joint venture interest of a party;

     - any proposal or offer to acquire in any manner, directly or indirectly, assets which individually or in the aggregate exceed 10% of the consolidated assets of a party;

     - any proposal or offer to acquire in any manner, directly or indirectly, any shares or securities convertible, exercisable or exchangeable for securities which exceed 10% of the outstanding voting securities of a party; or

     - any sale of treasury shares, or securities convertible, exercisable or exchangeable for treasury shares, which exceed 10% of the outstanding voting securities of the party or rights or interests therein or thereto.

     However, the definition of "acquisition proposal" excludes the transactions contemplated by the combination agreement and certain other transactions permitted by that agreement.

     If the board of directors of a party receives an unsolicited bona fide acquisition proposal, such board may, however, consider, negotiate, approve or recommend the acquisition proposal to its shareholders so long as the acquisition proposal is a superior proposal. A "superior proposal" is defined in the combination agreement as an unsolicited bona fide acquisition proposal:

     - in respect of which any required financing has been demonstrated to the satisfaction of such board of directors, acting in good faith, to be reasonably likely to be obtained;

     - which is not subject to a due diligence access condition which allows access to the books, records and personnel of the party subject to the acquisition proposal or any of its material subsidiaries or material joint venture interests or their representatives beyond 5:00 p.m. (eastern time) on the tenth business day after which access is afforded to the person making the acquisition proposal (provided however that the foregoing shall not restrict the ability of such person to continue to review information properly provided to such person);

     - in respect of which such board of directors receives an opinion of counsel, that is reflected in the minutes of such board of directors, that it is required to consider the acquisition proposal in order to discharge properly its fiduciary duties; and

     - that such board of directors determines in good faith, after consultation with its financial advisors, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction:

       -  more favourable to its shareholders than the combination;

       - having consideration with a value greater than the value of the consideration provided by the combination; and

       - that is reasonably capable of being completed within a reasonable period of time.

RIGHT TO MATCH SUPERIOR PROPOSAL

     The combination agreement provides that no party shall accept, approve, recommend or enter into any agreement, arrangement or understanding to implement a superior proposal without providing to each other party:

     - written notice that its board of directors has received and is prepared to accept a superior proposal; and

     - a copy of the superior proposal agreement as executed by the third party making the superior proposal,

as soon as possible but in any event at least five business days prior to acceptance of the superior proposal by the board of directors of that party.

     Each other party must be given an opportunity (but does not have the obligation), before the expiration of the five business day period, to propose to amend the combination agreement to provide for consideration having a value and financial and other terms equivalent to or more favourable to the shareholders of the party that has received a superior proposal than those contained in such superior proposal, with the result that the superior proposal would cease to be a superior proposal.

     If the other parties agree to amend the combination agreement in the manner described above, but otherwise on terms substantially the same as the terms of the combination agreement, the board of directors of the party that has received the superior proposal must consider the terms of the amendment, and if it concludes that the superior proposal is no longer a superior proposal, that party must not implement the proposed superior proposal, and must agree to amend the combination agreement.

     If the other parties do not agree to amend the combination agreement, the party that has received the superior proposal may accept the superior proposal provided that it pays the other parties an aggregate of Cdn.$28 million in liquidated damages and, if applicable, the expenses of each such other party up to a maximum of Cdn.$2.5 million. Thereafter, that party may terminate the combination agreement and enter into an agreement to implement the superior proposal.

ACCESS TO INFORMATION AND CONFIDENTIALITY

     The combination agreement provides that during the period before the effective date of the combination, each party will afford each other party's representatives access, during normal business hours, to all its properties, books, contracts and records as well as its management personnel. During this period, each party will furnish promptly to each other party a copy of all material filings with government entities and all other information concerning its business, properties and business personnel as the other parties may reasonably request. The parties agreed that information provided pursuant to this covenant will be subject to the provisions of the confidentiality agreement entered into among the parties.

MUTUAL STANDSTILL PROVISIONS

     The combination agreement provides that each party agrees that, without the prior consent of the other parties, it will not, and will not permit any of its subsidiaries to:

     - acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into or exchangeable for voting securities, or direct or indirect rights or options to acquire any voting securities, of any other party;

     - make, or in any way participate, directly or indirectly, in any solicitation of proxies to vote, or seek to advise or influence any other third party or entity with respect to the voting of, any voting securities of any other party;

     - otherwise act, either alone or jointly or in concert with any third party, to seek to control the management, board of directors or policies of any other party; or

     - discuss with any third person any proposal with respect to any other party that involves or would involve any of the foregoing.

     The obligations of a party (the "first mentioned party") with respect to another party (the "second mentioned party") under the foregoing mutual standstill provisions terminate immediately upon the earliest of:

     -  June 10, 2003;

     -  the date on which the board of directors of the second mentioned party:

       - withdraws or changes its recommendations or determinations with respect to the combination in a manner materially adverse to the other parties or which would materially impede the completion of the combination or has resolved to do so for any reason other than:

        - a breach by the first mentioned party of any of its representations, warranties or covenants contained in the combination agreement in any material respect or the occurrence of a material adverse change with respect to the first mentioned party; or

        - a withdrawal or change resulting solely because the financial advisor to such party has withdrawn or adversely amended its opinion with respect to the combination;

       -  agrees to a superior proposal with a third party; or

       -  agrees to support a superior proposal; and

     - the date on which a bona fide acquisition proposal is publicly announced, proposed, offered or made to the shareholders of the second mentioned party.

COVENANTS WITH RESPECT TO THE COMBINATION


     In the combination agreement, each party has agreed that in a timely and expeditious manner, it will take all necessary actions in order to enable it to participate in the combination, use commercially reasonable efforts to satisfy the conditions described below under the heading "Conditions to Completion of the Combination" and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the combination. This includes using commercially reasonable efforts to:



     - obtain all necessary waivers, consents and approvals from third parties to contracts;



     - make or cooperate as necessary in the making of all required filings and applications under applicable laws and obtaining all required consents, approvals and authorizations under any applicable laws;



     - effect all necessary registrations, filings, applications and submissions of information requested by governmental entities in connection with the combination;



     - oppose, lift or rescind any injunction or restraining order or other order or action to stop, or otherwise adversely affecting the ability of the parties to consummate the combination;



     - cooperate with the other parties in connection with its performance of its obligations under the combination agreement;



     - cause the share exchange pursuant to the arrangement to qualify as one or more reorganizations described in Section 368(a) of the Code;



     - assist and cooperate in the preparation and filing with all applicable securities commissions of all applications to seek appropriate exemptions from applicable securities laws in Canada and the United States;



     - mail this circular in accordance with the requirements of applicable securities laws and comply in all material respects with all securities laws in effect as of the date of mailing;



     - convene its special meeting of shareholders in connection with the arrangement, provide notice to each other party of its special meeting, allow representatives of the other parties to attend the special meeting and conduct the special meeting in accordance with its articles and bylaws and as required by applicable laws and judicial orders;

     - prepare, in consultation with the other parties, any amendments or supplements to this circular which are mutually agreed or otherwise required by applicable laws and mailing such amendments or supplements in accordance with applicable laws;



     - in the case of Kinross, take all steps necessary or advisable to obtain a listing on the Toronto Stock Exchange and on the American Stock Exchange, and to use its best efforts to obtain a listing on the New York Stock Exchange, for the Kinross common shares to be issued in connection with the combination;



     - furnish promptly each notice, report, schedule or other document or communication delivered, filed or received by, to, with or from it under applicable laws and any dealings with governmental entities, in each case, in connection with the combination;



     - in the case of Kinross, subject to approval of the proposed one for three consolidation of its common shares, file its articles of amendment with the Director under the OBCA;



     - in the case of Kinross, cause 4082389 Canada Inc. to carry out the terms of the final order and file its articles of arrangement with the Director under the CBCA;



     - in the case of Kinross and TVX, cause the purchase of Newmont's interest in the TVX Newmont Americas joint venture to be completed; and



     - in the case of Kinross, provide or cause to be provided certificates representing the appropriate number of Kinross common shares to the former holders of TVX common shares and Echo Bay common shares.


FURTHER COVENANTS

     Other covenants in the combination agreement include:

     - the obligation of Kinross, on the date of the filing of this circular with the U.S. Securities and Exchange Commission and on the effective date of the combination, to execute and deliver a customary letter of representation to each of TVX and Echo Bay, in form and substance satisfactory to TVX and to Echo Bay acting reasonably, in connection with the opinions being requested by TVX and Echo Bay of their respective U.S. counsel to the effect that the share exchange effected by Kinross with the TVX and Echo Bay shareholders pursuant to the plan of arrangement will not cause recognition of income or gain by TVX, Echo Bay or the U.S. shareholders of TVX or Echo Bay; and

     -  the obligation of Kinross to:

       - maintain directors' and officers' liability insurance policies covering individuals presently covered under TVX's and Echo Bay's existing insurance policies for a period of six years following completion of the combination;

       - assume Echo Bay's performance of its obligations under the warrant indenture dated May 9, 2002 between Echo Bay and Computershare Trust Company of Canada providing for the issue of 39,100,000 Echo Bay share purchase warrants; and

       - take all corporate action necessary to reserve for issuance a sufficient number of Kinross common shares for delivery upon exercise of the Echo Bay share purchase warrants.

TREATMENT OF STOCK OPTIONS AND WARRANTS

     The combination agreement provides that the boards of directors of TVX and Echo Bay are to take such actions as may be necessary to adjust the terms of all outstanding stock options granted by TVX and Echo Bay to provide that each option to acquire TVX common shares or Echo Bay common shares outstanding on the effective date shall be deemed to constitute an option to acquire, on substantially identical terms and conditions to those applicable under such stock options and for the same aggregate consideration, the aggregate number of Kinross common shares that the holder of the options would have been entitled to receive as a result of the combination if the holder of the option had been the registered holder of the number of TVX common shares or Echo Bay common shares which the holder was entitled to purchase on exercise of the option. According to the terms of the plans under which the outstanding TVX and Echo Bay stock options were granted or the terms of the options themselves, all outstanding unvested and unexercisable TVX and Echo Bay stock options will become vested and exercisable upon completion of the combination.

     Holders of warrants to purchase TVX common shares or Echo Bay common shares will, after the effective date of the combination, be entitled to exercise those warrants to acquire Kinross common shares in accordance with the terms of the agreements governing such warrants. The number of Kinross common shares for which such warrants will be exercisable will be determined on the basis of the TVX exchange ratio or the Echo Bay exchange ratio, as appropriate.

     Based on the number of options and warrants to purchase common shares of TVX and Echo Bay outstanding on June 30, 2002, upon completion of the combination, and assuming the Kinross one for three share consolidation occurs, holders of options to purchase TVX common shares and holders of options to purchase Echo Bay common shares will be entitled to purchase an aggregate of approximately 2,747,545 Kinross common shares and the current holder of warrants to purchase TVX common shares and current holders of warrants to purchase Echo Bay common shares will be entitled to purchase an aggregate of approximately 6,794,667 Kinross common shares.

COVENANTS REGARDING EMPLOYMENT

     Kinross has agreed that it will, for a period of one year following the effective date of the combination, continue to provide all persons who are employees of TVX, Echo Bay or their subsidiaries immediately prior to the effective date of the combination and who continue to be employees after the effective date:

     - with employment benefits comparable to the benefits to which they were entitled on the effective date of the combination; and

     - with respect to benefit plans providing for the issuance of, or based on the value of, Kinross common shares, benefits comparable, in the aggregate, to the benefits provided to similarly situated employees of Kinross and its subsidiaries.

     In addition, Kinross will honour, for a period of one year following the effective date of the combination or for the length of time required by an applicable agreement, if different, all TVX and Echo Bay employment, severance, change of control and termination agreements, plans and policies disclosed to Kinross. In addition, Kinross has agreed that service with TVX or Echo Bay will count as service with Kinross for all purposes under Kinross' benefit plans. These arrangements do not extend to any employees of TVX or Echo Bay who are subject to a collective agreement.

CONDITIONS TO COMPLETION OF THE COMBINATION

     The obligations of Kinross, TVX and Echo Bay to complete the combination are subject to the fulfillment or waiver of the conditions set forth in the combination agreement. These are:

     - the approval of the issuance of shares pursuant to the arrangement and the election of four additional, agreed-upon individuals to the Kinross board of directors by at least a majority of the votes cast by the holders of Kinross common shares at the Kinross special meeting;

     - the approval of the arrangement by at least 66 2/3% of the votes cast by the holders of TVX common shares at the TVX special meeting;

     - the approval of the arrangement by at least 66 2/3% of the votes cast by the holders of Echo Bay common shares at the Echo Bay special meeting;

     - the completion of the purchase by TVX of Newmont's interest in the TVX Newmont Americas joint venture;

     - the granting of a final order sanctioning the arrangement by the Superior Court of Ontario in form and substance acceptable to Kinross, TVX and Echo Bay, acting reasonably, which shall not have been set aside or modified in a manner unacceptable to the parties, on appeal or otherwise;

     - the absence of any juridical or administrative proceeding by or before any government entity that, if successful, or any law proposed, enacted, promulgated or applied that, would make illegal or otherwise directly or indirectly restrain, enjoin or prohibit the combination or result in a judgement or assessment of damages relating to the transactions contemplated by the combination agreement which causes a material adverse effect on the party that is the subject of the proceedings or the proposed law;


     - the receipt (on terms which will not cause a material adverse effect on any of the parties) of all regulatory approvals, which, if not obtained, would cause a material adverse effect on any of the parties or materially impede the combination;

     - the approval for listing of the Kinross common shares to be issued in the arrangement on the Toronto Stock Exchange and either the American Stock Exchange or the New York Stock Exchange, Kinross having agreed to use its best efforts to obtain a listing for such shares on the New York Stock Exchange; and


     - dissent rights not having been exercised by the holders of more than 5% of the outstanding common shares of either TVX or Echo Bay.

     The obligation of each party to complete the combination is subject to the fulfillment by each other party of the following conditions:

     - representations and warranties of the parties contained in the combination agreement being true and correct as of the effective date of the combination, except for any breaches of representations and warranties which would not have a material adverse effect on any other party or materially impede the completion of the combination;

     - the performance of all covenants of the parties contained in the combination agreement, except for those which, if not performed, would not have a material adverse effect on any other party or materially impede the completion of the combination; and

     - the absence of any change, condition, event or occurrence with respect to any of the parties which has or is reasonably likely to have a material adverse effect on any other party, on the combination or on the combined company that will result from the combination.

AMENDMENT

     The combination agreement may from time to time be amended by mutual written agreement of the parties without further notice to or authorization on the part of their respective shareholders, provided that:

     - the TVX and Echo Bay exchange ratios may not be varied without the approval of the shareholders of each of the parties or as may be ordered by the Superior Court of Ontario; and

     - any such change, waiver or modification does not invalidate any required shareholder approvals of the combination.

LIQUIDATED DAMAGES

     Each of Kinross, TVX and Echo Bay may become liable to pay liquidated damages to the other parties if:

     - the combination agreement is terminated after its board of directors withdraws or changes its recommendation with respect to the combination in a manner materially adverse to the other parties or which would materially impede the completion of the combination;

     - a bona fide acquisition proposal is made to a party or its shareholders and not withdrawn, and its shareholders do not approve that party's participation in the combination or the appropriate resolutions are not submitted for their approval and, thereafter, the combination agreement is terminated and within six months after termination of the combination agreement, the party approves or enters into a change of control proposal or becomes a subsidiary of a third party. A "change of control proposal" in relation to a party is defined in the combination agreement to mean:

       - any proposal or offer for a merger, amalgamation, reorganization, recapitalization or other business combination involving it or any of its material subsidiaries or material joint venture interests;

       - any proposal or offer to acquire in any manner, directly or indirectly, assets which individually or in the aggregate exceed 50% of its consolidated assets;

       - any proposal or offer to acquire in any manner, directly or indirectly, any shares or securities convertible, exercisable or exchangeable for securities which exceed 50% of its outstanding voting securities; or

       - any sale of treasury shares or securities convertible, exercisable or exchangeable for treasury shares, which exceed 50% of its outstanding voting securities; or

     - the combination agreement is terminated by a party concurrently with that party entering into an agreement, arrangement or understanding to implement a superior proposal.

     Each of the above events is a "damages event" and the party involved in the damages event is referred to as the "defaulting party".

     The total amount of liquidated damages payable is Cdn.$28 million subject to the following qualifications:

     - a party shall not be entitled to liquidated damages if it is in default of any covenant required to be performed by it under the combination agreement in any material respect or if any representation or warranty made by it is untrue in any material respect;

     - if a damages event occurs by reason of the board of directors of the defaulting party having withdrawn or changed its recommendations or determinations with respect to the combination as aforesaid and thereafter the combination agreement is terminated in accordance with its terms, then the amount of liquidated damages payable will be reduced to Cdn.$20 million if such withdrawal or change occurred solely because the financial advisor to the defaulting party has withdrawn or adversely amended its opinion with respect to the combination and written evidence is provided by the defaulting party to each other party that the damages event occurred solely for that reason;

     - Echo Bay shall not be required to pay damages to Kinross if the damages event is a bona fide acquisition proposal publicly announced, proposed, offered or made, and not withdrawn, to the shareholders of Echo Bay or to Echo Bay, Echo Bay's shareholders do not approve Echo Bay's participation in the arrangement and the sole reason that the shareholders of Echo Bay do not approve the arrangement is because Kinross fails to vote its Echo Bay common shares in favour of the arrangement (provided that TVX shall still be entitled to its share of damages payable); and

     - the maximum amount of liquidated damages payable by a defaulting party under the foregoing provisions shall be Cdn.$28 million.

     Liquidated damages will be allocated between and paid to non-defaulting parties in equal amounts.

REIMBURSEMENT OF EXPENSES

     In the event that the shareholders of any party or parties fail to approve the arrangement or matters relating to the arrangement and the combination is not completed for any reason other than the fact that the board of directors of the non-approving party has withdrawn or changed its recommendation solely because its financial advisor has withdrawn or adversely amended its opinion with respect to the combination, then the non-approving party or parties will be required to reimburse the other parties or party whose shareholders approved the arrangement or matters relating to the arrangement for their actual third-party expenses up to a maximum of Cdn.$2.5 million payable to each approving party. In the event that the shareholders of Echo Bay do not approve the arrangement solely because Kinross fails to vote its Echo Bay common shares in favour thereof, Echo Bay shall not be required to make any payment under this provision.

TERMINATION OF THE COMBINATION AGREEMENT

     Kinross, TVX and Echo Bay may mutually agree, in writing, to terminate the combination agreement at any time prior to the effective date of the combination. Also, any party may terminate the combination agreement without the consent of any other party, before the effective date of the combination, if:

     - any other party breaches a representation or warranty or fails to comply with a covenant contained in the combination agreement which breach or failure would have a material adverse effect on any other party or materially impede the completion of the combination, or if a change, condition or event occurs which has or is reasonably like to have a material adverse effect on any other party, on the combination or on the combined company that will result from the completion of the combination; provided that the party wishing to terminate the combination agreement is not itself in breach of any representation, warranty or covenant in any material respect and provided further that the party wishing to terminate the combination agreement has delivered notice to the other parties asserting the basis for the termination and the breach remains substantially uncured at the earlier of 30 days after notice is given and the termination date, which is November 30, 2002 unless extended as provided for in the combination agreement;

     - any condition to the obligations of that party to complete the arrangement is not capable of being satisfied; provided that the party wishing to terminate the combination agreement is not itself in breach of any representation, warranty or covenant in any material respect;

     - a juridical or administrative proceeding is brought, any regulatory approval is not received, or rights of dissent are exercised by holders of more than 5% of the outstanding common shares of either TVX or Echo Bay and, as a result, these conditions to the obligations of the parties to effect the combination are incapable of being satisfied; provided that the party wishing to terminate the combination agreement is not itself in breach of any representation, warranty or covenant in any material respect;

     - the shareholders of any party do not approve the participation of such party in the combination;

     - a party's board of directors approves, and concurrently with the termination of the combination agreement enters into an agreement, arrangement or understanding to implement a superior proposal, provided that the party shall have paid the applicable liquidated damages and expenses; or

     - the board of directors of any other party withdraws or changes its recommendations to its shareholders in a manner materially adverse to the other parties or which would materially impede the completion of the combination; the party whose board of directors has withdrawn or changed its recommendation in a manner materially adverse to the other parties or which would materially impede the completion of the combination may also terminate the combination agreement if such withdrawal or change occurred solely because the financial advisor to that party has withdrawn or adversely amended its opinion with respect to the combination.

     The combination agreement automatically terminates on November 30, 2002 (the initial termination date) if the combination is not effective on or before that date, unless the parties agree to an extension. If the combination is not effective on or before November 30, 2002 only because a final order of the Superior Court of Ontario approving the plan of arrangement has not been granted, the initial termination date will be automatically extended to December 31, 2002 unless the parties agree to a further extension.

FRACTIONAL INTERESTS

     No fractional Kinross common shares will be issued in connection with any of the transactions by which the combination is effected. Former shareholders of TVX and Echo Bay who would otherwise receive a fraction of a Kinross common share will be paid by cheque for the value of any such fractional share in an amount determined on the basis that each Kinross common share has a value equal to the volume-weighted average trading price of the Kinross common shares on the Toronto Stock Exchange on the first five trading days on which such shares trade on such exchange immediately following the effective date of the combination.

               THE TVX NEWMONT AMERICAS JOINT VENTURE TRANSACTION

GENERAL

     TVX and Newmont each hold an approximate 50% indirect interest in the TVX Newmont Americas joint venture. The TVX Newmont Americas joint venture was formed in June 1999 pursuant to certain agreements between TVX and its affiliates and Normandy and its affiliates. Newmont acquired its interest in the joint venture when it combined with Normandy in early 2002. The North American assets of the TVX Newmont Americas joint venture are held through TVX Newmont Americas (Canada) Inc., which is indirectly held 50% less one voting share by Normandy and 50% plus one voting share by TVX. Normandy is currently an indirect wholly-owned subsidiary of Newmont. The South American assets of the TVX Newmont Americas joint venture are held through TVX Newmont Americas (Cayman) Inc., which is indirectly held 50% less 100 voting shares by Normandy and 50% plus 100 voting shares by TVX.


     On June 10, 2002, TVX, TVX Cayman Inc., a wholly-owned subsidiary of TVX ("TVX Cayman"), and Normandy entered into the TVX Newmont Americas purchase agreements to effect the acquisition of Newmont's indirect interest in the TVX Newmont Americas joint venture, for an aggregate purchase price of $180 million. The purchase price may, at TVX's option, be paid entirely in cash or TVX may elect to satisfy up to one half of the purchase price payable under each agreement by delivery of a secured promissory note due December 13, 2002 and the balance in cash. The maximum aggregate amount of the promissory notes which may be issued is $90 million. The arrangement is conditional upon the completion of the purchase of Newmont's interest in the TVX Newmont Americas joint venture. The TVX Newmont Americas purchase agreements were entered into pursuant to an existing right of first offer and an existing right of first refusal contained in the TVX Newmont Americas joint venture agreements. All of the surplus cash flow generated by the TVX Newmont Americas joint venture for the period up to the effective date of the combination will be distributed to TVX and a wholly-owned subsidiary of Normandy in accordance with the current dividend policy of the joint venture.

     The TVX Newmont Americas purchase agreements are comprised of the following agreements:

     - a North American purchase agreement dated June 10, 2002 between TVX and Normandy providing for the acquisition of Newmont's interest in the North American assets of the TVX Newmont Americas joint venture; and

     - a South American purchase agreement dated June 10, 2002 among TVX, TVX Cayman and Normandy providing for the acquisition of Newmont's interest in the South American assets of the TVX Newmont Americas joint venture.

     Newmont, in a letter addressed to TVX dated June 10, 2002, acknowledged that it had read the terms of the TVX Newmont Americas purchase agreements and agreed not to impede completion of the transactions contemplated thereby and to take all commercially reasonable steps to ensure completion of such transactions in accordance with the terms of the purchase agreements.

THE NORTH AMERICAN PURCHASE AGREEMENT


     Pursuant to the North American purchase agreement, TVX will acquire all the common shares of Newmont Americas Holdings Limited that are owned by Normandy Investments BV, an indirect wholly-owned subsidiary of Normandy. Newmont Americas Holdings in turn holds 52,213,000 common shares of TVX Newmont Americas (Canada) Inc. The purchase price under the North American purchase agreement is $37.5 million.


THE SOUTH AMERICAN PURCHASE AGREEMENT


     Pursuant to the South American purchase agreement, TVX Cayman will acquire the one ordinary share of Normandy Cayman Holdco Inc. that is owned by Newmont International Holdings Pty. Ltd., an indirect wholly-owned subsidiary of Normandy. Normandy Cayman Holdco in turns holds 93,943,500 voting preferred shares and 41,239,500 newinco preferred shares of TVX Newmont Americas (Cayman) Inc. The purchase price under the South American purchase agreement is $142.5 million.


     Under the South American purchase agreement, TVX is jointly and severally liable with TVX Cayman for all the obligations of TVX Cayman under the agreement, including all indemnities provided for in the South American purchase agreement and any secured promissory note issued as part of the purchase price.

TERMS OF SECURED PROMISSORY NOTES


     TVX or TVX Cayman may elect to pay half of the purchase price under the North American purchase agreement or the South American purchase agreement, or both, by way of a secured promissory note. The promissory note will be due on December 13, 2002 and will bear interest at the rate of 15% per annum with interest accruing daily and payable monthly in arrears. The promissory note may be pre-paid in whole or in part at any time, and will be secured by the transfer and assignment of the Newmont Americas Holdings shares or the Normandy Cayman Holdco shares, as applicable, until paid in full. If an event of default occurs, the principal and accrued interest shall be immediately due and payable upon demand. An event of default under a promissory note will occur if:


     - the borrower fails to pay any amount due under the note and such failure continues for a period of three business days;

     - any representation or warranty made by the borrower in the applicable TVX Newmont Americas purchase agreement or in any security given by the borrower is incorrect;

     - the borrower (or TVX, if TVX is not the borrower) ceases to carry on business;

     - the borrower (or TVX, if TVX is not the borrower) fails to pay any amount due on outstanding debt that is in excess of $10 million when such amount becomes due and payable and such failure continues after the applicable grace period, if any, applicable to such indebtedness or if any indebtedness of the borrower (or TVX, if TVX is not the borrower) is or may be accelerated or is declared due and payable prior to its stated maturity;

     - any judgement or order is rendered against the borrower in excess of $10 million and either:

       -  enforcement proceedings have been commenced; or

       - there is a period of 15 consecutive days when a stay of enforcement of the judgement or order is not in place; or

     - the borrower (or TVX, if TVX is not the borrower) becomes insolvent or is subject to insolvency, bankruptcy, liquidation, winding-up or similar proceedings.

REPRESENTATIONS AND WARRANTIES

     The North American purchase agreement contains customary representations and warranties of Normandy including the following:

     - Normandy, Normandy Investments and Newmont Americas Holdings are validly subsisting and have the requisite power to execute, deliver and perform the North American purchase agreement;

     - absence of any violation or conflict with the agreements or legal requirements to which Normandy, Normandy Investments or Newmont Americas Holdings is subject or bound resulting from entering into the North American purchase agreement and consummating the purchase thereunder;

     - Normandy Investments has the exclusive right and full power to transfer the Newmont Americas Holdings shares to TVX and no person has any agreement or option to purchase the Newmont Americas Holdings shares;

     - Normandy Investments is the registered and beneficial owner of all of the Normandy Americas Holdings shares and Normandy Americas Holdings is the registered and beneficial owner of 52,213,000 common shares of TVX Newmont Americas Canada;

     - Newmont Americas Holdings has filed all required tax returns and paid all applicable taxes;

     - Newmont Americas Holdings has no assets other than the TVX Newmont Americas Canada shares and has no accrued or contingent liabilities; and

     - Newmont Americas Holdings has never carried on any business except the business of owning the TVX Newmont Americas Canada shares.

     The South American purchase agreement also contains customary representations and warranties of Normandy including the following:

     - Normandy, Newmont International and Normandy Cayman Holdco are validly subsisting and have the requisite power to execute, deliver and perform the South American purchase agreement;

     - absence of any violation or conflict with the agreements or legal requirements to which Normandy, Newmont International or Normandy Cayman Holdco is subject or bound resulting from entering into the South American purchase agreement and consummating the purchase thereunder;

     - Newmont International Holdings has the exclusive right and full power to transfer the Normandy Cayman Holdco shares to TVX Cayman and no person has any right or option to purchase the Normandy Cayman Holdco shares;

     - Newmont International Holdings is the registered and beneficial owner of all of the Normandy Cayman Holdco shares and Normandy Cayman Holdco is the registered and beneficial owner of 93,943,500 voting preferred shares and 41,239,500 newinco preferred shares of TVX Newmont Americas Cayman;

     - Normandy Cayman Holdco has filed all required tax returns and paid all applicable taxes;

     - Normandy Cayman Holdco has no assets other than the TVX Newmont Americas Cayman shares, and has no accrued or contingent liabilities; and

     - Normandy Cayman Holdco has never carried on any business except the business of owning the TVX Newmont Americas Cayman shares.

     The TVX Newmont Americas purchase agreements contain customary representations and warranties of TVX and TVX Cayman, as applicable, including the following:

     - TVX and TVX Cayman are validly subsisting and have the requisite power to execute, deliver and perform the TVX Newmont Americas purchase agreements;

     - absence of any violation or conflict with the agreements or legal requirements to which TVX or TVX Cayman is subject or bound resulting from entering into the TVX Newmont Americas purchase agreements and consummating the purchase thereunder;

     - the audited financial statements of TVX for the year ended December 31, 2001 and the unaudited financial statements of TVX for the three months ended March 31, 2002 have been prepared in accordance with Canadian generally accepted accounting principles, are true and correct in all material respects and present fairly the financial condition of TVX as at the date of such statements;

     - TVX does not have any material accrued or contingent liability or obligation not reflected in its most recent publicly disclosed financial statements except for liabilities and obligations incurred in the ordinary course of business;

     - there is no material litigation pending or in progress against TVX other than as publicly disclosed; and

     - TVX is current in the filing of required public disclosure documents under applicable securities laws and such filings are complete and correct in all material respects and do not contain any misrepresentation.

     The representations and warranties of each party to the TVX Newmont Americas purchase agreements survive the closing of the acquisition of Newmont's interest in the TVX Newmont Americas joint venture generally for a period of two years, except for the representations and warranties of Normandy respecting the ownership of shares, which survive indefinitely, and representations and warranties of Normandy relating to taxes of Newmont Americas Holdings and Normandy Cayman Holdco which survive until the expiration of the applicable assessment and re-assessment periods.

COVENANTS


     The TVX Newmont Americas purchase agreements provide for a number of covenants on the part of Normandy, which include the obligation to use reasonable best efforts to obtain resignations and releases of officers and directors of Newmont Americas Holdings, Normandy Cayman Holdco and their respective subsidiaries who are nominees of Normandy or its affiliates.



     The TVX Newmont Americas purchase agreements also provide for a number of covenants on the part of TVX and TVX Cayman, as applicable, which include the following covenants:


     - not to seek compensation, indemnification, contribution or damages from Normandy, any of its affiliates or any of their respective directors, officers, employees or agents for losses of any kind resulting from any breach or alleged breach of pre-emptive rights of the companies that own interests in the five operating mines partially owned by the TVX Newmont Americas joint venture, except to the extent such losses are attributable to the actions of a director, officer or employee of Normandy performed without the knowledge of TVX, the TVX Newmont Americas joint venture or their respective directors, officers and employees other than nominees of Normandy; and

     - to indemnify Normandy, its affiliates and their respective directors, officers, employees and agents against:

       - any taxes imposed upon TVX Newmont Americas Canada or TVX Newmont Americas Cayman or any of their subsidiaries relating to any period ending on or before June 11, 1999, the date of the formation of the TVX Newmont Americas joint venture; and

       - losses resulting from a December 2001 tax assessment rendered by Brazilian authorities.

     Also, TVX and TVX Cayman (TVX Cayman only in respect of the South American purchase agreement), on the one hand, and Normandy, on the other, each agreed to indemnify each other for losses relating to failure to perform covenants or breaches of representations and warranties under the TVX Newmont Americas purchase agreements. The maximum amount of such indemnity is $37.5 million as it relates to breaches of the representations and warranties contained in the North American purchase agreement and $142.5 million as it relates to breaches of the representations and warranties contained in the South American purchase agreement. All indemnities under the TVX Newmont Americas purchase agreements extend to the associates and affiliates of the parties and their respective directors, officers, employees and agents, and their respective successors and assigns.

CONDITIONS PRECEDENT TO THE CLOSING OF THE PURCHASE TRANSACTIONS

     The closing of the transactions contemplated by each of the TVX Newmont Americas purchase agreements is subject to the following:

     - all of the transactions contemplated in both the North American purchase agreement and the South American purchase agreement are completed concurrently;

     - all of the pre-conditions to completion of the transactions contemplated by the combination agreement have been satisfied or waived; and

     - all of the transactions contemplated by the combination agreement will be completed immediately following the completion of the purchase of Newmont's interest in the TVX Newmont Americas joint venture.

     If any of the combination agreement, the North American purchase agreement or the South American purchase agreement is terminated prior to the closing of the purchase of Newmont's interest in the TVX Newmont Americas joint venture, the TVX Newmont Americas purchase agreement(s) which have not been terminated will automatically terminate.

     The TVX Newmont Americas purchase agreements, as applicable, contain the following mutual conditions precedent to the closing of the transactions contemplated thereby:

     - receipt of required approvals of Canadian and Brazilian competition authorities;

     - the termination of all agreements, understandings, instruments, commitments and undertakings between TVX and Normandy and their respective affiliates relating to the TVX Newmont Americas joint venture other than the environmental indemnity agreement dated June 11, 1999 between TVX and Newmont International Holdings; and

     - the release of the other parties and their affiliates from any claims arising under all agreements, understandings, instruments, commitments, and undertakings relating to the TVX Newmont Americas joint venture other than the environmental indemnity agreement.

     Pursuant to the environmental indemnity agreement, TVX agreed to indemnify Newmont International Holdings and its directors, officers, employees and agents for environmental claims made on or before June 11, 2005 in connection with the TVX Newmont Americas joint venture up to an aggregate maximum amount of $15 million.

     The TVX Newmont Americas purchase agreements contain customary conditions of closing in favour of TVX and TVX Cayman and in favour of Normandy. In addition, the agreements contain the following conditions in favour of Normandy:

     - TVX and its affiliates having released Normandy and its affiliates from certain claims relating to the operations of the TVX Newmont Americas joint venture;

     - the royalty to be granted to Newmont on the Gurupi exploration property held by the TVX Newmont Americas joint venture having been fully secured on commercially reasonable terms to the satisfaction of Normandy;

     - all amounts owing by TVX and its affiliates to Normandy and its affiliates having been paid in full; and

     - if TVX or TVX Cayman elects to pay a portion of the purchase price by a secured promissory note, receipt of security agreements transferring and assigning all of the interest of TVX or TVX Cayman in the Newmont Americas Holdings shares or the Normandy Cayman Holdco shares, as applicable, as security for the obligations of TVX or TVX Cayman under the note.

     The TVX Newmont Americas purchase agreements also contain customary conditions in favour of TVX and TVX Cayman as well as a condition that Normandy and its affiliates have released TVX and its affiliates from certain claims relating to the operations of the TVX Newmont Americas joint venture.

                               REGULATORY MATTERS

COMPETITION ACT

     The acquisition by TVX of Newmont's interest in the TVX Newmont Americas joint venture and the arrangement, which together comprise the combination, constitute one or more "merger" transaction(s) for the purposes of the Competition Act (Canada). Under section 92 of the Competition Act, the Competition Tribunal (established pursuant to the Competition Tribunal Act (Canada) and referred to as the "Competition Tribunal" in this circular), upon the application of the Commissioner of Competition appointed pursuant to the Competition Act (the "Commissioner"), may issue an order to, among other things, dissolve a merger or prohibit a proposed merger from proceeding if the Competition Tribunal finds that such merger or proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially. In addition, pursuant to sections 100 and 104 of the Competition Act, the Competition Tribunal, upon the application of the Commissioner, may in certain circumstances make a temporary order

(with, or in some cases without, prior notice) to, among other things, prevent a proposed merger from proceeding for a stated period of time (subject in some cases to prescribed time limits). No application may be made by the Commissioner in respect of a merger more than three years after the merger has been substantially completed, nor may the Commissioner apply to the Competition Tribunal for an order in respect of a merger in respect of which an advance ruling certificate ("ARC") has been issued under the Competition Act, solely on the basis of information that is the same or substantially the same as that upon which the ARC was issued, provided that the merger is substantially completed within one year after the ARC is issued.


     Also, under the Competition Act, certain transactions require prior notification to the Commissioner. If a transaction is subject to the prior notification requirement (a "Notifiable Transaction"), notification must be made either on the basis of short-form filings (in respect of which there is a 14 day statutory waiting period) or long-form filings (in respect of which there is a 42 day statutory waiting period), unless an ARC is first issued in respect of the transaction or the notification obligation is waived pursuant to section 113(c) of the Competition Act. A Notifiable Transaction may not be completed until the applicable statutory waiting period has expired unless the Commissioner, before the expiry of the waiting period, has advised the parties that he does not at that time intend to bring an application to the Competition Tribunal under the merger provisions of the Competition Act referred to above. The purchase of Newmont's interest in the TVX Newmont Americas joint venture and the arrangement, which together comprise the combination, constitute one or more Notifiable Transaction(s).



     The parties filed a request for an ARC in respect of the combination with the Commissioner on July 15, 2002. The ARC was issued on July 26, 2002.



HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT



     Under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the United States Federal Trade Commission ("FTC"), the combination may not be consummated until notifications and certain information have been filed with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and all waiting period requirements have been satisfied. The combination is conditioned on the expiry or early termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. All filings required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 have been made. The request for early termination of the waiting period was granted effective August 5, 2002.



     Notwithstanding the expiration of the waiting period, at any time before or after the special meetings of the shareholders of the parties, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the combination or seeking to impose conditions such as the divestiture of substantial assets of Kinross or its affiliates.


     In addition, state antitrust authorities may also bring legal action under state antitrust laws. Such action could include seeking to enjoin the consummation of the combination or seeking to impose conditions such as the divestiture of certain assets of Kinross. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the combination on antitrust grounds will not be made, or if such a challenge is made, of the result thereof.

BRAZILIAN COMPETITION LAW

     Under Brazilian Law No. 8884/1994 and Resolution #15/98, certain merger and acquisition transactions are subject to notification to the Office of Economic Law, Ministry of Finance ("SDE") and to review and approval by The Administrative Council for Economic Defense ("CADE").

     On June 28, 2002, a filing was submitted to SDE and CADE in relation to the Brazilian portion of the purchase of Newmont's interest in the TVX Newmont Americas joint venture. A filing to SDE and CADE will be required for the combination. The parties will make all required filings on a timely basis.


     Based on advice of Brazilian antitrust counsel, TVX expects that the CADE approval will be secured in respect of the purchase of Newmont's interest in the TVX Newmont Americas joint venture. Similarly, the parties to the combination agreement have been advised by Brazilian antitrust counsel that CADE approval should be secured in respect of the combination.

GREEK COMPETITION LAW

     Under Greek Law No. 703/1977, certain merger transactions are subject to pre-merger notification to the Greek Competition Committee and clearance by such committee.

     TVX, indirectly through its 100% owned Greek subsidiary TVX Hellas, owns properties in northern Greece, referred to as the Hellenic Gold Complex. These properties include the Stratoni base metals operation and the Skouries development project.

     Based on the information available to the parties, a pre-merger notification is required. The parties intend to make any required filings on a timely basis. Based on the information available to the parties, the parties expect that required clearance from the Greek Competition Committee will be secured in respect of the combination. However, there can be no assurance that such clearance will be secured.

EXEMPTION FROM MINORITY APPROVAL AND VALUATION REQUIREMENTS

     Since Kinross holds more than 10% of the issued and outstanding Echo Bay common shares, the exchange of Echo Bay common shares for Kinross common shares which is part of the arrangement is a "going private transaction" and a "related party transaction" within the meaning of Rule 61-501 of the Ontario Securities Commission and Policy Q-27 of the Commission des Valeurs mobilieres du Quebec (collectively the "Rule"). The Rule requires that certain related party transactions must be approved by a majority of the minority shareholders and that shareholders be furnished with a valuation (prepared by an independent valuator) of the common shares to be received by shareholders in the transaction. Certain exemptions from these requirements are set forth in the Rule. For example, a transaction which would otherwise be a going private transaction, in this case the exchange of Echo Bay common shares for Kinross common shares as part of the arrangement, except that it falls within certain exemptions from the definition of "going private transactions" as contained in the Rule, is exempted from the "related party transaction" requirements of the Rule, including the valuation and minority approval requirements. Also, a valuation need not be provided and minority approval does not need to be obtained if the "interested party", in this case Kinross, holds Echo Bay common shares that carry fewer voting rights than another Echo Bay shareholder who is not a party to the transaction, and that other Echo Bay shareholder supports the transaction, deals at arm's length with Kinross, is treated identically to all other shareholders of Echo Bay and does not receive a benefit that is not also received by all other Echo Bay shareholders.

     In the present case, the parties are relying on exemptions from the formal valuation and minority approval requirements. An exemption is available because the arrangement is an exempt going private transaction on the basis that Kinross is only entitled to receive the same consideration per Echo Bay common share as are all other Echo Bay shareholders, and not any consideration of greater value or differing security, from that received by all other Echo Bay shareholders. A further exemption is available because Newmont, which holds approximately 45.2% of the Echo Bay common shares, holds more voting shares in Echo Bay than Kinross, is not a party to the arrangement and supports the arrangement. Kinross believes it is dealing at arm's length with Newmont. Pursuant to the lock-up agreement between Newmont and Echo Bay, Newmont has also acknowledged that there were no non-financial factors or other factors peculiar to Newmont considered relevant by Newmont in assessing the consideration to be received in exchange for its Echo Bay common shares pursuant to the arrangement which had the effect of reducing the consideration that would otherwise have been considered acceptable by Newmont.

COURT APPROVAL OF THE ARRANGEMENT

     An arrangement under the CBCA requires court approval. Prior to the mailing of the circular, Kinross obtained, from the Superior Court of Ontario, the interim order for the arrangement providing for the calling and holding of the special meetings of shareholders of the parties and certain other procedural matters. A copy of this order is attached to this circular as Exhibit B. Pursuant to the interim order, Kinross is required to return to court for a final order approving the arrangement. As set out in the interim order, the
hearing in respect of the final order is scheduled to take place on    --   ,
2002 at  -- a.m. at    --   . At this hearing, shareholders of TVX or Echo Bay
who wish to participate or to be represented or to present evidence or argument may do so, subject to filing a notice of appearance and satisfying other requirements. At the hearing, the Court will be asked to approve the terms and conditions of the arrangement. In hearing the petition for the final order, the Court will consider, among other things, the fairness and reasonableness of the arrangement. The Court may approve the arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, the Court thinks fit. Assuming the final order is granted and the various other conditions precedent in the combination agreement are satisfied or waived, the combination will be completed as soon as possible thereafter.

EXEMPTIONS FROM REGISTRATION REQUIREMENTS AND RESALE RESTRICTIONS ON KINROSS COMMON SHARES

CANADA

     Kinross common shares issued in connection with the arrangement will be distributed in reliance on exemptions from the registration and prospectus requirements of Canadian securities laws and will be freely tradeable in or into Canada through appropriately registered dealers provided the following conditions are met at the time of such transaction:

     - at the time of the trade, Kinross has been a reporting issuer for at least four months;

     - the selling shareholder does not hold (alone or in combination with others) more than 20% of the outstanding voting securities of Kinross and does not otherwise hold a sufficient number of any securities of Kinross to affect materially the control of Kinross;

     - if the selling shareholder is an insider or officer of Kinross, the selling shareholder has no reasonable grounds to believe that Kinross is in default of any requirements under applicable Canadian securities laws;

     - certain disclosures are made to the applicable Canadian securities authorities (which Kinross will make promptly following the effective date of the combination);

     - no unusual effort is made to prepare the market or create a demand for the Kinross common shares; and

     - no extraordinary commission or consideration is paid in respect of the transaction in the Kinross common shares.

UNITED STATES

     The issuance of Kinross common shares to holders of TVX common shares and Echo Bay common shares pursuant to the arrangement will not be registered under the U.S. Securities Act of 1933, as amended (which we refer to in this circular as the "Securities Act"). Such shares will instead be issued in reliance upon the exemption provided by section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts from the general registration requirements securities issued in exchange for one or more outstanding securities where the terms and conditions of the issuance and exchange of such securities have been approved by any governmental authority having appropriate authority, including a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom such securities will be issued have the right to appear. The Superior Court of Ontario is authorized to conduct a hearing to determine the fairness of the terms and conditions of the arrangement, including the proposed issuance of Kinross common shares in exchange for TVX common shares and Echo Bay common
shares. The Court entered the interim order on    --   , 2002 and subject to the
approval of the arrangement by the TVX shareholders and Echo Bay shareholders, a hearing on the fairness of the arrangement will be held by the Court.

     Kinross common shares received by holders of TVX common shares or Echo Bay common shares in the arrangement will be freely transferable, except for Kinross common shares received by persons who are deemed to be "affiliates" (as such term is defined for purposes of Rule 145 of the Securities Act) of Kinross, TVX or Echo Bay prior to the completion of the arrangement. Persons who may be deemed to be affiliates of Kinross, TVX or Echo Bay generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include officers, directors and principal shareholders.


     Persons who are deemed to be affiliates of Kinross, TVX or Echo Bay may not sell Kinross common shares acquired in connection with the arrangement, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who become affiliates of Kinross) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the effective date, an affiliate (together with certain related persons) would be entitled to sell Kinross common shares acquired in connection with the arrangement only through unsolicited "broker transactions" as such term is defined in Rule 144 or in transactions directly with a "market maker" as such term is defined in section 3(a)(38) of the Exchange Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Kinross common shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 will only remain available to affiliates if Kinross remains current with its informational filings with the United States Securities and Exchange Commission under the Exchange Act. One year after the effective date, a former affiliate would be able to sell such Kinross common shares without regard to such sale or volume limitations provided that Kinross was current with its Exchange Act informational filings and such affiliate was not then an affiliate of Kinross. Two years after the effective date, a former affiliate would be able to sell such Kinross common shares without any restrictions so long as such affiliate had not been an affiliate of Kinross for at least three months prior thereto. Persons deemed affiliates may at any time sell such Kinross common shares outside the United States in a transaction complying with the provisions of Regulation S under the Securities Act.

     This document does not constitute a registration statement covering resales of Kinross common shares by persons who are otherwise restricted from selling their shares pursuant to Rules 144 and 145 of the Securities Act.

     MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS OF THE ARRANGEMENT

     In the opinion of Fasken Martineau DuMoulin LLP, special counsel to TVX, and Fraser Milner Casgrain LLP, counsel to Echo Bay, the following summary describes, as of the date hereof, the material Canadian federal income tax considerations under the Tax Act of the arrangement generally applicable to holders of TVX common shares, Echo Bay common shares and Echo Bay warrants who at all relevant times and for purposes of the Tax Act:

     - deal at arm's length with and are not affiliated with Kinross, TVX and Echo Bay; and

     - hold their TVX common shares, Echo Bay common shares and Echo Bay warrants and will hold their Kinross common shares as capital property.

     TVX common shares, Echo Bay common shares, Echo Bay warrants and Kinross common shares will generally be considered to be capital property to the holder provided that the holder does not hold such securities in the course of carrying on a business and has not acquired such securities in a transaction or transactions considered to be an adventure in the nature of trade. This summary does not take into account the "mark-to-market rules" in the Tax Act that apply to "financial institutions", and holders that are "financial institutions" for the purposes of these rules should consult their own tax advisors.

     This summary is based on the current provisions of the Tax Act, the current regulations thereunder (the "Regulations") and counsel's understanding of the current published administrative and assessing practices of the CCRA. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (collectively, the "Proposed Amendments"). No assurance can be given that the Proposed Amendments will be enacted as tabled or announced. However, the Canadian federal income tax considerations applicable to holders with respect to their TVX common shares, Echo Bay common shares and Echo Bay warrants will not be different in a material adverse way if the Proposed Amendments are not enacted. This summary does not otherwise take into account or anticipate any changes to the law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations discussed herein.


     THIS SUMMARY ASSUMES THAT THE KINROSS SHAREHOLDER RIGHTS PLAN WILL BE TERMINATED BY KINROSS SHAREHOLDERS AT THE KINROSS SPECIAL MEETING PRIOR TO THE EFFECTIVE DATE OF THE COMBINATION SO THAT HOLDERS OF TVX COMMON SHARES AND HOLDERS OF ECHO BAY COMMON SHARES WILL NOT ACQUIRE ANY RIGHTS UNDER SUCH PLAN AS A RESULT OF THE ARRANGEMENT. THE ARRANGEMENT IS NOT CONDITIONAL ON THE TERMINATION OF THE KINROSS SHAREHOLDER RIGHTS PLAN. IF HOLDERS OF TVX COMMON SHARES AND HOLDERS OF ECHO BAY COMMON SHARES ACQUIRE RIGHTS UNDER THE KINROSS SHAREHOLDER RIGHTS PLAN IN THE ARRANGEMENT BECAUSE THE PLAN HAS NOT BEEN TERMINATED THEN SUCH HOLDERS MAY BE TREATED AS HAVING DISPOSED OF THEIR TVX COMMON SHARES AND ECHO BAY COMMON SHARES FOR PROCEEDS OF DISPOSITION EQUAL TO THE AGGREGATE OF THE FAIR MARKET VALUE OF THE KINROSS COMMON SHARES (AND CASH RECEIVED IN LIEU OF A FRACTIONAL SHARE, IF APPLICABLE) AND ANY RIGHTS UNDER THE KINROSS SHAREHOLDER RIGHTS PLAN RECEIVED IN EXCHANGE THEREFOR. A RECENT POSITION TAKEN BY THE CCRA ON A SHAREHOLDER RIGHTS PLAN INDICATES THAT HOLDERS MAY BE ASSESSED ON THIS BASIS. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.



     THIS SUMMARY IS OF A GENERAL NATURE ONLY, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. ACCORDINGLY, HOLDERS OF TVX COMMON SHARES, ECHO BAY COMMON SHARES AND ECHO BAY WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE REGARDING THE INCOME TAX CONSEQUENCES OF THE ARRANGEMENT AND THE EXERCISE OF DISSENT RIGHTS HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

HOLDERS RESIDENT IN CANADA

     The following portion of this summary is applicable to holders of TVX common shares, Echo Bay common shares and Echo Bay warrants and those persons who become holders of Kinross common shares as a consequence of the arrangement, who, for the purposes of the Tax Act and any applicable income tax convention, at all relevant times, are resident in Canada or are deemed to be resident in Canada. Certain Canadian resident holders whose TVX common shares, Echo Bay common shares or Kinross common shares might not otherwise qualify as capital property may make an irrevocable election in accordance with subsection 39(4) of the Tax Act to deem the shares and every "Canadian security" (as defined in the Tax Act) owned by such holders to be capital property in the taxation year of the election and in all subsequent taxation years.

HOLDERS OF TVX COMMON SHARES ON AMALGAMATION

     Holders of TVX common shares (other than holders of TVX common shares who dissent from the arrangement) will realize neither a capital gain nor a capital loss on the amalgamation as a result of which the TVX common shares will be disposed of in exchange for Kinross common shares. The aggregate cost of the Kinross common shares received by a TVX shareholder on the amalgamation will be equal to the aggregate adjusted cost base to the TVX shareholder of the TVX common shares disposed of in exchange for such Kinross common shares by virtue of the amalgamation. The holder's cost of such Kinross common shares must be averaged with the adjusted cost base of any other Kinross common shares held by the holder to determine the holder's adjusted cost base of such Kinross common shares.

     Under the current administrative and assessing practice of the CCRA, a holder of TVX common shares who receives cash in an amount under Cdn.$200 in lieu of a fraction of a Kinross common share on the amalgamation may ignore the computation of any gain or loss on the partial disposition and reduce the adjusted cost base of the Kinross common shares received on the amalgamation by the amount of such cash. Alternatively, the holder of TVX common shares may include the capital gain or loss arising on the disposition of the fractional share in the computation of that holder's income.

HOLDERS OF ECHO BAY COMMON SHARES ON ARRANGEMENT

     A capital gain (or capital loss) that would otherwise be realized by a holder of Echo Bay common shares on the exchange of Echo Bay common shares for Kinross common shares pursuant to the arrangement will be deferred under the provisions of the Tax Act provided that:

     - such holder does not, in the holder's return of income for the taxation year in which such exchange occurs, include in computing the holder's income any portion of the gain or loss, otherwise determined, from the disposition of the exchanged shares; and

     - the holder, or persons with whom the holder does not deal at arm's length, or the holder together with persons with whom the holder does not deal at arm's length, do not control Kinross and do not beneficially own shares in the capital stock of Kinross having a fair market value of more than 50% of the fair market value of all of the outstanding shares of the capital stock of Kinross, immediately after the exchange.

     Where a holder is entitled to the deferral, the holder will be deemed:

     - to have disposed of that holder's Echo Bay common shares for proceeds of disposition equal to the adjusted cost base of the shares to the holder immediately before such exchange; and

     - to have acquired the Kinross common shares at a cost equal to the adjusted cost base of the holder's Echo Bay common shares immediately before the exchange. The holder's cost of such Kinross common shares will be averaged with the adjusted cost base of any other Kinross common shares held by the holder to determine the holder's adjusted cost base of such Kinross common shares.

     Under the current administrative and assessing practice of the CCRA, a holder of Echo Bay common shares who receives cash in an amount not exceeding Cdn.$200 in lieu of a fraction of a Kinross common share under the arrangement may ignore the computation of any gain or loss on the partial disposition and reduce the adjusted cost base of the Kinross common shares received under the arrangement by the amount of such cash. Alternatively, the holder of Echo Bay common shares may include the capital gain or loss arising on the disposition of the fractional share in the computation of that holder's income.

     A holder of Echo Bay common shares who is not eligible for the deferral in respect of the exchange of Echo Bay common shares will be deemed to have disposed of those Echo Bay common shares for proceeds of disposition equal to the fair market value of the Kinross common shares (and cash in lieu of a fractional share, if applicable) received in exchange therefor and to have acquired such Kinross common shares at a cost equal to their fair market value. The cost of Kinross common shares that the holder acquires must be averaged with the adjusted cost base of any other Kinross common shares held by the holder to determine the holder's adjusted cost base of such Kinross common shares. Such holder of Echo Bay common shares will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Echo Bay common shares to such holder. The income tax treatment of capital gains and losses is discussed in greater detail below under the subheading "Taxation of Capital Gains and Losses".

HOLDERS OF ECHO BAY WARRANTS ON ARRANGEMENT


     While the matter is not free from doubt, counsel is of the view that holders of Echo Bay warrants will realize neither a capital gain nor a capital loss as a result of such holders becoming entitled, under the existing terms of the warrant indenture dated May 9, 2002, to acquire Kinross common shares upon the exercise of the warrants after the effective date of the combination. Holders of Echo Bay warrants who wish to avoid any uncertainty concerning the tax consequences to them of the arrangement may wish to exercise their warrants and acquire Echo Bay common shares prior to the effective date of the combination in which case they will be treated as holders of Echo Bay common shares (see discussion above under the subheading "Holders of Echo Bay Common Shares on Arrangement"). Holders of Echo Bay warrants are urged to consult their own tax advisors in this regard.


DIVIDENDS ON KINROSS COMMON SHARES

     A holder who is an individual will be required to include the amount of any dividends received or deemed to be received on the Kinross common shares in computing the holder's income. The holder will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations (as defined in the Tax Act).

     A holder that is a corporation will be required to include in computing income the amount of any dividends on the Kinross common shares received or deemed to be received by the holder, but will be entitled to deduct the amount of the dividends in computing its taxable income. A holder that is a "private corporation" or a "subject corporation" (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of dividends received or deemed to be received on the Kinross common shares to the extent that such dividends are deductible in computing the holder's taxable income. This tax will be refunded to the holder at the rate of Cdn.$1 for every Cdn.$3 of taxable dividends paid while it is a private corporation or a subject corporation.

DISPOSITION OF KINROSS COMMON SHARES

     A holder disposing of Kinross common shares will realize a capital gain (or capital loss) to the extent that the proceeds of disposition thereof, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such shares to such holder. The income tax treatment of capital gains and losses is discussed in greater detail below under the subheading "Taxation of Capital Gains and Losses".

WARRANTS TO ACQUIRE KINROSS COMMON SHARES

Exercise of Warrants

     No gain or loss will be realized on the exercise of a warrant to acquire Kinross common shares. When a warrant is exercised, the holder's cost of the Kinross common shares acquired thereby will be equal to the holder's adjusted cost base of the warrant plus the exercise price paid for the Kinross common shares. The holder's cost of such Kinross common shares must be averaged with the adjusted cost base of any other Kinross common shares held by the holder to determine the holder's adjusted cost base of such Kinross common shares.

Disposition and Expiry of Warrants

     A disposition or deemed disposition by a holder of warrants will generally give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or less) than such holder's adjusted cost base of the warrants. The expiry of unexercised warrants will constitute a disposition thereof for nil proceeds of disposition, resulting in the holder realizing a capital loss equal to such holder's adjusted cost base of the expired warrants. The tax treatment of capital losses is discussed in greater detail below under the subheading "Taxation of Capital Gains and Losses".

TAXATION OF CAPITAL GAINS AND LOSSES

     One-half of capital gains will be included in income as taxable capital gains and one-half of capital losses will be allowable capital losses that may be deducted against taxable capital gains realized in the year of disposition. Subject to the detailed rules contained in the Tax Act, any unused allowable capital loss may be applied to reduce net taxable capital gains realized by the holder in the three preceding and in all subsequent taxation years. Where the holder is an individual or a trust, other than certain trusts, the realization of a capital gain may result in a liability for alternative minimum tax under the Tax Act.

     Recognition of capital losses otherwise realized may be denied in various circumstances set out in the Tax Act. The amount of any capital loss realized by a corporate holder on a disposition of TVX common shares, Echo Bay common shares or Kinross common shares may be reduced by the amount of dividends received, if any, or deemed to be received on the shares, to the extent and under the circumstances provided in the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns the shares or where a trust or partnership of which a corporation is a beneficiary or a member, respectively, is a member of a partnership or a beneficiary of a trust that owns the shares.

     A holder that is a Canadian-controlled private corporation throughout the relevant taxation year may be subject to an additional refundable tax of 6 2/3% on taxable capital gains. This additional tax will be refunded to the holder at the rate of Cdn.$1 for every Cdn.$3 of taxable dividends paid while it is a private corporation.

DISSENTING SHAREHOLDERS

     If the arrangement becomes effective, a holder of TVX common shares or Echo Bay common shares who dissents to the arrangement (a "Dissenting Shareholder") and, as a consequence, disposes of TVX common shares or Echo Bay common shares to Kinross, will be considered to have disposed of such shares for proceeds of disposition equal to the cash payment (exclusive of interest) received from Kinross for the fair value thereof and will realize a capital gain (or capital loss) equal to the amount by which such cash payment (exclusive of interest), net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such TVX common shares or Echo Bay common shares, as the case may be, to such shareholder. The income tax treatment of capital gains and losses is discussed in greater detail above under the subheading "Taxation of Capital Gains and Losses".

     A Dissenting Shareholder who receives interest on a payment received in respect of the fair value of the TVX common shares or Echo Bay common shares will be required to include the amount of such interest in computing income.


     We urge any shareholder who is considering dissenting to the arrangement to consult with a tax advisor with respect to the income tax consequences of such action.


HOLDERS NOT RESIDENT IN CANADA

     The following portion of the summary is generally applicable to holders of TVX common shares, Echo Bay common shares and Echo Bay warrants who, for purposes of the Tax Act and any applicable income tax convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held TVX common shares, Echo Bay common shares or Echo Bay warrants or will hold Kinross common shares and who do not use or hold and are not deemed to use or hold the TVX common shares, Echo Bay common shares, Echo Bay warrants or Kinross common shares in carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

HOLDERS OF ECHO BAY WARRANTS

     While the matter is not free from doubt, counsel is of the view that Non-Resident Holders of Echo Bay warrants will realize neither a capital gain nor a capital loss as a result of such Non-Resident Holders becoming entitled, under the existing terms of the warrant indenture dated May 9, 2002, to acquire Kinross common shares upon the exercise of the warrants after the effective date of the combination. In any event, a Non-Resident Holder will not be subject to capital gains tax under the Tax Act on the disposition of an Echo Bay warrant unless such warrant constitutes "taxable

Canadian property" of the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention (see discussion below under the subheading "Capital Gains"). Non-Resident Holders of Echo Bay warrants are urged to consult their own tax advisors in this regard.


EXERCISE OF WARRANTS TO ACQUIRE KINROSS COMMON SHARES

     No gain or loss will be realized on the exercise of a warrant to acquire Kinross common shares. When a warrant is exercised, the Non-Resident Holder's cost of the Kinross common shares acquired thereby will be equal to the Non-Resident Holder's adjusted cost base of the warrant plus the exercise price paid for the Kinross common shares. The Non-Resident Holder's cost of such Kinross common shares must be averaged with the adjusted cost base of any other Kinross common shares held by the Non-Resident Holder to determine the Non-Resident Holder's adjusted cost base of such Kinross common shares.

CAPITAL GAINS

     A Non-Resident Holder will not be subject to capital gains tax under the Tax Act on the disposition of TVX common shares, Echo Bay common shares, Echo Bay warrants or Kinross common shares unless such securities constitute "taxable Canadian property" of the holder for purposes of the Tax Act. If such securities do constitute taxable Canadian property, the Non-Resident Holder may be exempt from tax under an applicable income tax convention.

     Generally, TVX common shares, Echo Bay common shares and Kinross common shares, as the case may be, and warrants to acquire such shares, will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange), and the holder, either alone or together with persons with whom such holder does not deal at arm's length, has not owned 25% or more of the issued shares of any class or series in the capital of TVX, Echo Bay or Kinross, as the case may be, at any time during the 60 month period that ends at the particular time. The CCRA takes the position that for these purposes a person (and persons with whom such person does not deal at arm's length) will be considered to own any shares in respect of which such person (and persons with whom such person does not deal at arm's length) had an interest or option and that interests and options held by other persons are ignored.

DIVIDENDS ON KINROSS COMMON SHARES

     Dividends paid or deemed to be paid to a Non-Resident Holder on Kinross common shares will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax convention.

     Under the provisions of the Canada -- United States Income Tax Convention
(1980), as amended (the "U.S. Treaty"), dividends paid or credited or deemed under the Tax Act to be paid or credited by Kinross to a Non-Resident Holder who is a resident of the United States for purposes of the U.S. Treaty generally will be subject to Canadian withholding tax at the rate of 15%. This rate will be reduced to 5% if the beneficial owner of the dividend is a company that owns at least 10% of the voting stock of Kinross.

INTEREST

     Where a Non-Resident Holder receives interest consequent upon the exercise of dissent rights, such interest will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable income tax convention. This rate will be reduced to 10% if the beneficial owner of the interest is a resident of the United States for purposes of the U.S. Treaty.

                   MATERIAL UNITED STATES FEDERAL INCOME TAX
                       CONSIDERATIONS OF THE ARRANGEMENT

     The following summary discusses the material U.S. Federal income tax consequences to the U.S. holders of Echo Bay common shares and to the U.S. holders of TVX common shares in the arrangement. This discussion is based upon the Code, its legislative history, the Treasury regulations promulgated thereunder, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis, and certain factual representations made by Kinross, Echo Bay and TVX. Any change in currently applicable law, which may or may not be retroactive, or failure of any of the factual representations made by Kinross, Echo Bay or TVX to be true, correct and complete in all material respects could affect the continuing validity of this discussion. The discussion assumes that

U.S. holders of Echo Bay common shares and TVX common shares hold their shares as a capital asset within the meaning of Section 1221 of the Code. Further, the discussion does not address all aspects of U.S. Federal income taxation that may be relevant to a particular shareholder in light of his or her personal investment circumstances or to shareholders subject to special treatment under the U.S. Federal income tax laws such as financial institutions, insurance companies, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, brokers, dealers and traders in securities and currency, banks, trusts, persons that hold their Echo Bay common shares or TVX common shares as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, U.S. expatriates, investors in pass-through entities, shareholders who acquired their Echo Bay common shares or TVX common shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, holders of options and performance share units granted under any benefit plan, persons subject to the alternative minimum tax or persons that, as a result of the arrangement, will own, directly or indirectly, at least 10% of the total combined voting power of Kinross. Furthermore, this discussion does not consider the potential effects of any state or local tax laws or the tax consequences in jurisdictions other than the United States.


     None of Kinross, TVX or Echo Bay have requested a ruling from the IRS with respect to any of the U.S. Federal income tax consequences of the arrangement and, as a result, there can be no assurance that the IRS (or a court) will not disagree with or challenge any of the conclusions set forth herein.


     HOLDERS OF ECHO BAY COMMON SHARES AND HOLDERS OF TVX COMMON SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     For purposes of this discussion:

     -  "U.S. Holder" means:

       -  a citizen or resident of the United States;

       - a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof or therein;

       - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

       - an estate the income of which is includable in gross income for U.S. Federal income tax purposes regardless of its source; and

     -  "Non-U.S. Holder" means any person that is not a U.S. Holder.


     If a partnership holds Echo Bay common shares or TVX common shares, the consequences to a partner generally will depend upon the activities of the partnership and the status of the partner. We urge a partner of a partnership that holds Echo Bay common shares or TVX common shares to consult its tax advisor regarding the specific tax consequences to the partner of the arrangement.


     This summary does not address the U.S. Federal income tax consequences of the arrangement to Non-U.S. Holders, and such Non-U.S. Holders are accordingly urged to consult their own tax advisors regarding the potential U.S. Federal income tax consequences to them of the arrangement.

TAX CONSEQUENCES OF THE ARRANGEMENT TO ECHO BAY U.S. SHAREHOLDERS


     The obligation of Echo Bay to complete the transactions contemplated by the combination agreement is NOT conditioned on the receipt of an opinion of U.S. counsel that the arrangement will be treated as a tax free reorganization for U.S. Federal income tax purposes and, in the event Echo Bay does not receive such opinion, it is possible that such transactions could be treated as a taxable transaction for U.S. Federal income tax purposes. Each Echo Bay shareholder is urged to take this possibility into account when deciding whether to vote for the arrangement.


     Echo Bay has received an opinion from Cravath, Swaine & Moore, U.S. counsel to Echo Bay, to the effect that, as of the date of this circular, the arrangement will not cause recognition of income or gain for U.S. Federal income tax purposes by Echo Bay or by the U.S. Holders of Echo Bay common shares. Such opinion is based upon certain considerations, including those described below.

     The Cravath opinion as to the material U.S. Federal income tax consequences of the arrangement to holders of Echo Bay common shares is subject to certain qualifications, assumes that the arrangement is consummated in accordance with the terms of the combination agreement and as described in this circular and is based upon currently applicable law and certain factual representations made by Kinross to Echo Bay in a representation letter dated as of the date of this circular, which representation letter was provided by Echo Bay to Cravath, and certain factual representations made by Echo Bay in a representation letter dated as of the date of this circular, which representation letter was also provided by Echo Bay to Cravath. Any change in currently applicable law, which may or may not be retroactive, or failure of any of such factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Cravath tax opinion. The conclusions reached in the Cravath tax opinion are:

     - the exchange of Echo Bay common shares for Kinross common shares pursuant to the arrangement will be treated as a reorganization within the meaning of Section 368(a) of the Code and Kinross and Echo Bay will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

     - no gain or loss will be recognized by U.S. Holders of Echo Bay common shares on the exchange of such shares for Kinross common shares (except as discussed below with respect to cash received in lieu of fractional Kinross common shares) if, by virtue of the arrangement, they become holders of less than 5% of the shares of Kinross, measured by either voting rights or value. No gain will be recognized by U.S. Holders of Echo Bay common shares on the exchange of such shares for Kinross common shares if, by virtue of the arrangement, they become holders of 5% or greater of the shares of Kinross measured by either voting rights or value, provided such shareholders who have a gain on their shares enter into gain recognition agreements with the IRS as required under Section 367 of the Code and the Treasury Regulations promulgated thereunder;

     - the aggregate adjusted tax basis of the Kinross common shares received in the arrangement (including any fractional interest) by a U.S. Holder will be the same as the aggregate adjusted tax basis of such U.S. Holder's Echo Bay common shares exchanged therefor;

     - the holding period of Kinross common shares received in the arrangement by a U.S. Holder will include the holding period of such U.S. Holder's Echo Bay common shares exchanged therefor; and

     -  Echo Bay will not recognize gain or loss as a result of the arrangement.


     The receipt of cash in lieu of a fractional Kinross Share by a U.S. Holder of Echo Bay common shares will result in taxable gain or loss to such U.S. Holder for U.S. Federal income tax purposes based upon the difference between the amount of cash received by such U.S. Holder and such U.S. Holder's adjusted tax basis in such fractional share as set forth above. Such gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the date of consummation of the arrangement. For non-corporate U.S. Holders, any such long-term capital gain generally will be taxed at a maximum U.S. Federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.



     Under the combination agreement, Kinross has covenanted and agreed to execute a customary letter of representation, dated as of the effective date of the arrangement, which representation letter may be provided by Echo Bay to Echo Bay's U.S. counsel in connection with a tax opinion to be delivered on the effective date of the arrangement. Echo Bay is not obliged under the combination agreement, but nevertheless intends, to provide a customary letter of representation on the effective date of the arrangement. In addition, Echo Bay's obligation to complete the transactions contemplated by the combination agreement is not conditioned upon the receipt of a tax opinion of U.S. counsel to Echo Bay on the effective date of the arrangement. Echo Bay intends to request from Cravath a tax opinion dated as of the effective date of the arrangement. If Echo Bay does not receive a tax opinion on the effective date, because, for example:


     - Kinross fails to provide a customary letter of representation to Echo Bay due to a change in factual circumstances or otherwise;

     - Echo Bay fails to provide its customary representation letter to U.S. counsel due to a change in factual circumstances or otherwise; or

     - there is a change in applicable law, which may or may not be retroactive,

U.S. Holders of Echo Bay common shares cannot rely on the continuing validity of the conclusions reached in the Cravath tax opinion discussed above. If this were to occur, it is possible, but not certain, the tax consequences of the arrangement would be materially different than those described above.



     Specifically, if the exchange of Echo Bay common shares for Kinross common shares pursuant to the arrangement did not qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of Echo Bay common shares would recognize gain or loss equal to the difference between such U.S. Holder's basis in the shares and the fair market value of the Kinross common shares and any cash consideration (including cash in lieu of fractional Kinross common shares) received. Such gain or loss would constitute capital gain or loss, assuming the U.S. Holder holds the Echo Bay common shares as a capital asset at the effective date and such gain or loss would constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the date of the consummation of the arrangement. For non-corporate U.S. Holders, any such long-term capital gain generally would be taxed at a maximum U.S. Federal income tax rate of 20%. The deductibility of capital losses is subject to limitation.


BACKUP WITHHOLDING WITH RESPECT TO CASH PAID IN LIEU OF FRACTIONAL KINROSS COMMON SHARES

     Certain non-corporate U.S. Holders of Echo Bay common shares may be subject to backup withholding, currently at a 30% rate, on cash payments received in lieu of fractional Kinross common shares. Backup withholding will generally not apply, however, to a U.S. Holder of Echo Bay common shares who:

     - furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to Echo Bay shareholders following the consummation of the arrangement; or

     -  is otherwise exempt from backup withholding.

TAX CONSEQUENCES OF THE ARRANGEMENT TO TVX U.S. SHAREHOLDERS

     The obligation of TVX to complete the transactions contemplated by the combination agreement is NOT conditioned on the receipt of an opinion of U.S. counsel that the amalgamation of TVX and the subsidiary of Kinross pursuant to the arrangement will be treated as a tax free reorganization for U.S. Federal income tax purposes.

     TVX has received an opinion, dated as of the date of this circular, from Stoel Rives LLP, U.S. counsel to TVX, that the amalgamation of TVX and the subsidiary of Kinross pursuant to the arrangement will not cause recognition of income or gain for U.S. Federal income tax purposes by TVX or the U.S. Holders of TVX common shares. Such opinion is based upon certain considerations, including those described below.

     The Stoel Rives opinion as to the material U.S. Federal income tax consequences of the arrangement to TVX and the U.S. Holders of TVX common shares is subject to certain qualifications, assumes that the arrangement is consummated in accordance with the terms of the combination agreement and as described in this circular and is based upon currently applicable law and certain factual representations made by Kinross to TVX in a representation letter dated as of the date of this circular, which representation letter was provided by TVX to Stoel Rives, and factual representations made by TVX in a representation letter dated as of the date of this circular, which representation letter was also provided by TVX to Stoel Rives LLP. Among other things, TVX will represent that TVX is not, and has not been at any time:

     - a "controlled foreign corporation" as defined in Section 957(a) of the Code;

     - a "foreign personal holding company" as defined in Section 552 of the Code;

     - a "passive foreign investment company" as defined in Section 1297 of the Code; or

     - a "foreign investment company" as defined in Section 1246(b) of the Code.

Any change in currently applicable law, which may or may not be retroactive, or failure of any of the factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Stoel Rives tax opinion and could cause TVX and the U.S. Holders of TVX common shares to recognize gain or loss, for U.S. Federal income tax purposes. The conclusions reached in the Stoel Rives tax opinion are:

     - the amalgamation of TVX and the subsidiary of Kinross pursuant to the arrangement will be treated as a reorganization within the meaning of
        Section 368(a) of the Code and Kinross and TVX will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

     - no gain or loss will be recognized by a U.S. Holder of TVX common shares on the exchange of such shares for Kinross common shares (except as discussed below with respect to cash received in lieu of fractional Kinross common shares or cash received by dissenting U.S. Holders) if the U.S. Holder is considered to own (applying certain attribution rules) less than 5% of the shares of Kinross, measured by either voting rights or value, immediately after the exchange. No gain will be recognized by a U.S. Holder of TVX common shares on the exchange of such shares for Kinross common shares if the U.S. Holder owns 5% or more (applying certain attribution rules) of the shares of Kinross, measured by either voting rights or value, immediately after the exchange, provided such shareholder enters into a gain recognition agreement with the IRS as required under Section 367 of the Code and the Treasury Regulations promulgated thereunder. We urge each U.S. Holder of TVX common shares to consult its own U.S. tax advisor regarding the U.S. Federal income tax consequences of filing a gain recognition agreement with the IRS and the filing requirements thereto. Each such U.S. Holder may also have to comply with certain reporting requirements under
        Section 367 and the Treasury Regulations thereunder. Likewise, we urge each such U.S. Holder to consult its own U.S. tax advisor regarding such reporting requirements;


     - to the extent gain is not recognized by a U.S. Holder, the aggregate adjusted tax basis of the Kinross common shares received by the U.S. Holder of TVX common shares will be the same as the aggregate adjusted tax basis of such U.S. Holder's TVX common shares exchanged therefor;

     - to the extent gain is not recognized by a U.S. Holder, the holding period of Kinross common shares received in the arrangement by the U.S. Holder will include the holding period of such holder's TVX common shares exchanged therefor; and

     -  TVX will not recognize any gain or loss as a result of the arrangement.

     A U.S. Holder of TVX common shares who receives cash instead of a fractional Kinross common share will generally recognize capital gain or loss for U.S. Federal income tax purposes based on the difference between the amount of the cash received instead of a fractional share and the U.S. Holder's tax basis in such fractional share.

     A U.S. Holder of TVX common shares who dissents to the amalgamation will generally recognize capital gain or loss for U.S. Federal income tax purposes in an aggregate amount equal to the difference between the amount of cash received and the shareholder's tax basis in the dissenting shares.


     Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the date of the consummation of the arrangement. For non-corporate U.S. Holders, long-term capital gain generally will be taxed at a maximum U.S. Federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.



     Under the combination agreement, Kinross has covenanted and agreed to execute a customary letter of representation, dated as of the date of this circular, which representation letter may be provided by TVX to TVX's U.S. counsel in connection with a tax opinion to be delivered on the date of this circular. TVX is not obligated under the combination agreement, but nevertheless intends, to provide a customary letter of representation on the date of this circular. In addition the amalgamation of TVX and the subsidiary of Kinross pursuant to the arrangement is not conditioned on the receipt of a tax opinion from TVX's U.S. counsel. TVX does not anticipate seeking a tax opinion of U.S. counsel on the effective date of the arrangement.



     If the amalgamation of TVX and the subsidiary of Kinross pursuant to the arrangement did not qualify as a reorganization within the meaning of Section 368(a) of the Code, both the U.S. Holders of TVX common shares and TVX may recognize gain or loss, for U.S. Federal income tax purposes. If the amalgamation does not qualify as a reorganization, each U.S. Holder of TVX common shares would recognize capital gain or loss for U.S. Federal income tax purposes equal to the difference between such holder's tax basis in the shares and the fair market value of the Kinross common shares and any cash consideration received (including cash in lieu of fractional Kinross common shares and cash received by a dissenting U.S. Holder). In addition, such capital gain or loss would constitute long-term capital gain or loss if the U.S. Holder's holding period is greater than one year as of the date of the consummation of the arrangement. For non-corporate U.S. Holders, long-term capital gain generally would be taxed at a maximum U.S. Federal income tax rate of 20%. The deductibility of capital losses is subject to limitation.

BACKUP WITHHOLDING WITH RESPECT TO CASH PAID IN LIEU OF FRACTIONAL KINROSS COMMON SHARES

     Certain non-corporate U.S. Holders of TVX common shares may be subject to backup withholding, currently at a 30% rate, on cash payments received in lieu of fractional Kinross common shares. Backup withholding generally will not apply, however, to a U.S. Holder of TVX common shares who:

     - furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of TVX common shares following the consummation of the arrangement; or

     -  is otherwise exempt from backup withholding.

TAX CONSEQUENCES OF OWNING AND DISPOSING OF KINROSS COMMON SHARES

     The following discussion summarizes the material U.S. Federal income tax consequences to U.S. Holders of Kinross common shares arising from the ownership and disposition of Kinross common shares.

TAXATION OF DIVIDENDS ON COMMON SHARES

     Subject to the discussion under "Other Considerations" below, the gross amount of a distribution of cash or property (including any amounts withheld in respect of Canadian withholding tax, but not including certain distributions of shares distributed pro rata to all shareholders of Kinross) with respect to the Kinross common shares will be includable in income by a U.S. Holder of Kinross common shares as a taxable dividend to the extent of Kinross' current or accumulated earnings and profits, computed in accordance with U.S. Federal income tax principles. A dividend distribution will be included in gross income when received by (or otherwise made available to) a U.S. Holder of Kinross common shares, and will be characterized as ordinary income for U.S. Federal income tax purposes. Distributions in excess of Kinross' current and accumulated earnings and profits will be applied against and will reduce the U.S. Holder's tax basis in the Kinross common shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such common shares. U.S. corporate holders of Kinross common shares will not be allowed a deduction for dividends received in respect of distributions on the common shares. The amount includable in the U.S. Holder's income will be the U.S. dollar value, on the date of receipt of the foreign currency distributed, regardless of whether the payment is actually converted into U.S. dollars. Any gain or loss resulting from foreign currency exchange rate fluctuations during the period from the date the dividend is included in a U.S. Holder's income to the date the foreign currency is converted into U.S. dollars will generally be treated as ordinary income or loss.


     A dividend distribution will be treated as foreign source income and generally will be classified as "passive income" or "financial services income" for U.S. foreign tax credit purposes. If Canadian withholding taxes are imposed with respect to such dividend, the U.S. Holder of Kinross common shares will be treated as having actually received the amount of such taxes and as having paid such amount to the Canadian taxing authorities. As a result, the amount of dividend income included in the U.S. Holder's gross income will be greater than the amount of cash actually received with respect to such dividend income. A U.S. Holder of Kinross common shares may be able, subject to certain generally applicable limitations, to claim a foreign tax credit or a deduction for any Canadian withholding taxes imposed on dividend payments. Special rules apply to certain individuals whose foreign source income during a taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or secured during the taxable year do not exceed $300 ($700 in the case of a joint return). The rules relating to the determination of the U.S. foreign tax credit are complex, and the calculation of U.S. foreign tax credits and, in the case of a U.S. Holder of Kinross common shares that elects to deduct foreign taxes, the availability of deductions, involve the application of rules that depend on a U.S. Holder's particular circumstances. We urge U.S. Holders of Kinross common shares to consult their own tax advisors regarding the application of the U.S. foreign tax credit rules to dividend income on the Kinross common shares.


TAXATION ON SALE OR EXCHANGE OF COMMON SHARES

     Upon the sale, redemption or other disposition of a common share, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and his or her adjusted tax basis in the common shares. Generally the U.S. dollar value of the amount realized by a U.S. Holder of Kinross common shares that:

     - receives foreign currency on the sale or other disposition of a common share; and

     - is a cash basis taxpayer or an accrual basis taxpayer that so elects, will be determined by translating the foreign currency received at the spot rate of exchange on the settlement date of the sale or other disposition (or in the case of a non-electing accrual basis U.S. Holder, the spot rate of the foreign currency on the date of the sale or other dispositions).


     Except as provided under "Other Considerations" below, gain or loss recognized on the sale or other disposition of a Kinross common share will be capital gain or loss. Net capital gains derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. Certain limitations exist on the deductibility of capital losses by both corporations and individual taxpayers. Any tax imposed by Canada directly on the gain from such a sale should be eligible for the U.S. foreign tax credit; however, because the gain generally will be U.S.-source gain, a U.S. Holder of Kinross common shares might not be able to use the credit otherwise available. Any loss recognized generally will be allocated to reduce U.S.-source income. We urge U.S. Holders of Kinross common shares to consult their own tax advisors regarding the foreign tax credit implications of the sale, redemption or other disposition of common shares.


U.S. INFORMATION REPORTING AND BACKUP WITHHOLDING


     Payments of dividends on and proceeds from the sale or other disposition of the Kinross common shares may be subject to information reporting to the IRS and backup withholding at a current rate of 30% on the gross proceeds received. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). We urge persons in doubt as to the necessity of furnishing this form to consult their own tax advisors. Non-U.S. Holders of Kinross common shares generally will not be subject to U.S. information reporting or backup withholding. However, such non-U.S. Holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S. related financial intermediaries.


     Amounts withheld as backup withholding may be credited against a holder's U.S. Federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

OTHER CONSIDERATIONS

     Kinross believes that it has not been and does not expect to become a "foreign personal holding company" (a "FPHC") or a "controlled foreign corporation" (a "CFC"). If more than 50% of the voting power or value of Kinross stock were owned (actually or constructively) by U.S. Holders who each owned (actually or constructively) 10% or more of the voting power of Kinross stock ("10% Shareholders"), then Kinross would become a CFC and each 10% Shareholder would be required to include in its taxable income as a constructive dividend an amount equal to its share of certain undistributed income of Kinross. If more than 50% of the voting power or value of Kinross stock were owned (actually or constructively) by five or fewer individuals who are citizens or residents of the United States and 60% or more of Kinross' income consisted of certain interest, dividend or other enumerated types of income, Kinross would be a FPHC. If Kinross were a FPHC, then each U.S. Holder (regardless of the amount of Kinross stock owned by such U.S. Holder) would be required to include in its taxable income as a constructive dividend its share of Kinross' undistributed income of special types.

     If 75% or more of Kinross' annual gross income has ever consisted of, or ever consists of, "passive" income or if 50% or more of the average value of Kinross' assets in any year has ever consisted of, or ever consists of, assets that produce, or are held for the production of, such "passive" income, then Kinross would be or would become a "passive foreign investment company" (a "PFIC"). Kinross does not expect be a PFIC for the 2002 year and does not expect to become a PFIC. However, the application of the PFIC provisions of the Code to mining companies is somewhat unclear. Therefore, no assurance can be made regarding the PFIC status of Kinross.

     If Kinross were to be a PFIC, then a U.S. Holder would be required to pay an interest charge together with tax calculated at maximum tax rates on certain "excess distributions" (defined to include gain on the sale of stock) unless such U.S. Holder made an election either to include in his or her taxable income certain undistributed amounts of Kinross' income or mark to market his or her Kinross common shares at the end of each taxable year as set forth in Section 1296 of the Code.

     U.S. HOLDERS OF TVX COMMON SHARES AND ECHO BAY COMMON SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF THE RULES DESCRIBED ABOVE TO THEIR PARTICULAR TAX SITUATIONS.

                  KINROSS AFTER COMPLETION OF THE COMBINATION

GENERAL

     After completion of the combination, the business and operations of TVX and Echo Bay will be managed and operated as subsidiaries of Kinross. Kinross expects that the business operations of Kinross, TVX and Echo Bay will be consolidated and the principal executive office of the combined company will be located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2 (telephone number 416-365-5123).

     Following the completion of the combination, Kinross' annual gold production is expected to be approximately two million ounces at total cash costs of less than $200 per ounce. This production rate will be supported by proven and probable reserves containing 17.9 million ounces of gold and 52.6 million ounces of silver. Although global in reach, Kinross will have approximately 65% of its annual production and approximately 50% of its reserves based in the United States and Canada. Kinross will be the seventh largest primary gold producer in the world and the only senior North American based primary gold producer with less than 5% of its reserves hedged. Kinross will operate and maintain joint venture interests in 13 gold mines and one base metal mine located on five continents, including seven underground mines, five open pit mines and two operations expected to include both open pit and underground mines.

CHIEF EXECUTIVE OFFICER


     Mr. Robert M. Buchan, who is currently President and Chief Executive Officer of Kinross, will continue to be Chief Executive Officer of Kinross following the effective date of the combination.


DIRECTORS

     Following completion of the combination, the Kinross board will consist of ten directors as set forth below.


     ROBERT M. BUCHAN, age 54, has been the President and Chief Executive Officer of Kinross, since July 2002, prior to which he was Chairman and Chief Executive Officer since May 1993 and has been a director of Kinross since May 31, 1993. Prior to that date he was the Vice Chairman of Dundee Bancorp. Inc., an investment management company. Mr. Buchan is a director of E-Crete Products, Inc., an affiliate of Kinross, Pacific Rim Mining Corporation, an affiliate of Kinross, and Wellcome Opportunities Ltd. Mr. Buchan resides in Toronto, Ontario.



     JOHN A. BROUGH, age 55, has been President of Torwest Inc. since February 1998, prior to which he was Executive Vice President and Chief Financial Officer of iStar Internet Inc. Prior to 1996 Mr. Brough was Senior Vice President and Chief Financial Officer of Markbrough Properties Inc. Mr. Brough has been a director of Kinross since January 1994. Mr. Brough is a director of Torwest Inc. and Windsor Properties Inc. Mr. Brough resides in Vero Beach, Florida.


     HARRY S. CAMPBELL, Q.C., age 53, is the Managing Partner of the law firm of Burnet, Duckworth & Palmer, LLP, Calgary, Alberta. Mr. Campbell has been a director of TVX since June 2001. Mr. Campbell resides in Calgary, Alberta.

     ARTHUR H. DITTO, age 60, has been Vice Chairman of Kinross since April 2002. Prior to that, Mr. Ditto was the President and Chief Operating Officer of Kinross since May 1993. Prior to that date, Mr. Ditto was the President and Chief Executive Officer of Plexus Resources Corporation. Mr. Ditto is also a director of E-Crete Products, Inc. an affiliate of Kinross, and Montana Tech Foundation. Mr. Ditton has been a director of Kinross since May 31, 1993. Mr. Ditto resides in Aurora, Ontario.

     DAVID HARQUAIL, age 45, has been President and Managing Director of Newmont Capital Limited since May 15, 2002. Prior to that date, Mr. Harquail was the Senior Vice President of Newmont Mining Corporation of Canada Limited (formerly Franco-Nevada Mining Corporation Limited).

     JOHN M. H. HUXLEY, age 56, has been a principal of Algonquin Power Corporation Inc. since June 1998. Prior to that, Mr. Huxley was the President and Chief Executive Officer of Algonquin Power Corporation Inc. since January 1990. Mr. Huxley has been a director of Kinross since May 1993. Mr. Huxley is a director of Algonquin Power Income Fund and resides in Toronto, Ontario.

     ROBERT L. LECLERC, age 58, has been Chairman and Chief Executive Officer of Echo Bay since April 1997, and was Chairman of Echo Bay from May 1996 to April 1997. Mr. Leclerc is a director of Minefinders Corporation Ltd. and resides in Highlands Ranch, Colorado.

     GEORGE F. MICHALS, age 67, has been Chairman of TVX since July 12, 2001. He is President of Baymont Capital Resources Inc. and resides in Orangeville, Ontario.

     CAMERON A. MINGAY, age 50, is a partner of the law firm of Cassels Brock & Blackwell LLP. Prior to June 1999 Mr. Mingay was a partner of Smith Lyons LLP. Mr. Mingay is also a director and Corporate Secretary of Waverider Communications Inc. Mr. Mingay resides in Toronto, Ontario.

     JOHN E. OLIVER, age 52, has been Executive Managing Director and Co-Head of Scotia Capital U.S. since October 1999. Prior to that, Mr. Oliver was Senior Vice President, Corporate and Real Estate Banking of Bank of Nova Scotia, since May 1997 and was Senior Vice President, Real Estate Banking of Bank of Nova Scotia from March 1987. Mr. Oliver has been a director of Kinross since March 1995. Mr. Oliver resides in San Francisco, California.

OWNERSHIP OF KINROSS AFTER THE COMBINATION

     Following the combination, Echo Bay and the corporation formed on the amalgamation of TVX and 4082389 Canada Inc., the newly-formed wholly-owned subsidiary of Kinross, will be wholly-owned subsidiaries of Kinross, and Kinross' current shareholders will hold approximately 40% of Kinross' outstanding common shares, the current shareholders of TVX (excluding Newmont) will hold approximately 31%, Newmont will own approximately 15% and the current shareholders of Echo Bay (excluding Newmont and Kinross) will hold approximately 14% of Kinross' outstanding common shares.


     In particular, based on the number of common shares of each of Kinross, TVX and Echo Bay outstanding at June 30, 2002, Kinross will have a total of 296,703,265 common shares outstanding after the completion of the arrangement and the consolidation of the Kinross common shares on a one for three basis, and will be held as follows:


                                                                                CONSOLIDATED
                                                                    KINROSS       KINROSS      PERCENTAGE
                                        PRIOR TO THE   EXCHANGE     COMMON         COMMON      OWNERSHIP
                                        ARRANGEMENT     RATIO       SHARES       SHARES 1:3    OF KINROSS
                                        ------------   --------   -----------   ------------   ----------
Kinross -- current shareholders.......  358,343,564       N/A     358,343,564   119,447,855       40.26
TVX -- current shareholders (excluding
  Newmont)............................   42,722,188       6.5     277,694,222    92,564,741       31.20
Echo Bay -- current shareholders
  (excluding Newmont and Kinross).....  239,147,551      0.52     124,356,727    41,452,242       13.97
  Newmont -- current TVX ownership
     interest.........................      356,665       6.5       2,318,323       772,774        0.26
  Newmont -- current Echo Bay
     ownership interest...............  244,994,150      0.52     127,396,958    42,465,653       14.31
Newmont -- total......................           --        --     129,715,281    43,238,427       14.57
                                                                  -----------   -----------      ------
Total pro forma ownership.............                            890,109,794   296,703,265      100.00
                                                                  ===========   ===========      ======

CAPITAL STRUCTURE

     The authorized capital of Kinross following the combination will consist of an unlimited number of common shares and 384,613 Kinross preferred shares. In addition, Kinross issued $200 million aggregate principal amount of 5.5% convertible subordinated unsecured debentures in 1996 which remain outstanding and its subsidiary, Kinam Gold Inc., has outstanding a class of preferred shares which are convertible into Kinross common shares.

COMMON SHARES

     There are no limitations contained in the articles or bylaws of Kinross on the ability of a person who is not a Canadian resident to hold Kinross common shares or exercise the voting rights associated with Kinross common shares.

     Dividends. Holders of Kinross common shares are entitled to receive dividends when, as and if declared by the board of directors of Kinross out of funds legally available therefor, provided that if any Kinross preferred shares or any other preferred shares are at the time outstanding, the payment of dividends on common shares or other distributions (including repurchases of common shares by Kinross) will be subject to the declaration and payment of all cumulative dividends on outstanding Kinross preferred shares and any other preferred shares which are then outstanding. The OBCA provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would after the payment of the dividend, be unable to pay its liabilities as they fall due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

     Liquidation. In the event of the dissolution, liquidation or winding up of Kinross, holders of common shares are entitled to share rateably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Kinross' indebtedness, and the payment of the aggregate liquidation preference of the Kinross preferred shares, and any other preferred shares then outstanding.

     Voting. Holders of Kinross common shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

KINROSS PREFERRED SHARES

     Dividends. Holders of Kinross preferred shares are entitled to receive fixed cumulative preferential cash dividends as and when declared by the board of directors of Kinross at an annual rate of Cdn.$0.80 per share payable in equal quarterly instalments on the first day of January, April, July and October in each year.

     Conversion. Holders of Kinross preferred shares are entitled at any time to convert all or any part of the Kinross preferred shares into common shares on the basis of 8.2555 Kinross common shares (or 2.752 Kinross common shares after giving effect to the proposed one for three Kinross share consolidation) for each Kinross preferred share so converted, subject to usual anti-dilution adjustments.

     Redemption; Put Right. Kinross may at any time redeem all or any part of the Kinross preferred shares at a price of Cdn.$10 per share, together with an amount equal to all dividends accrued and unpaid thereon, whether or not declared, to and including the date of redemption (collectively the "Redemption Price"). The holders of Kinross preferred shares are entitled to require Kinross to redeem all or any part of their Kinross preferred shares at a price equal to the Redemption Price.

     Other Payments. So long as any Kinross preferred shares are outstanding, Kinross is not permitted, without the approval of the holders of the Kinross preferred shares, to declare or pay dividends on, or redeem, purchase for cancellation or otherwise retire shares of Kinross ranking junior to the Kinross preferred shares unless all dividends on the Kinross preferred shares have been paid and, after giving effect to such payment, Kinross would still be in a legal position to redeem all of the Kinross preferred shares then outstanding prior to any payment being made to any security ranking junior to the Kinross preferred shares.

     Voting Rights. The holders of Kinross preferred shares are not entitled (except as required by law) to receive notice of or to attend or vote at any meeting of shareholders of Kinross.

     Liquidation Preference. In the event of the liquidation, dissolution or winding-up of Kinross, holders of Kinross preferred shares will have preference over holders of Kinross common shares and will be entitled to receive an amount equal to the Redemption Price for each Kinross preferred share held by them.

CONVERTIBLE DEBENTURES

     The 5.5% convertible subordinated unsecured debentures of Kinross were issued pursuant to an indenture dated December 5, 1996 made between Kinross and Montreal Trust Company of Canada (now Computershare Trust Company of Canada) as trustee. At the holder's option, the Kinross debentures are convertible into Kinross common shares at a conversion price of Cdn.$13.35 per share, being a rate of 74.906 common shares per Cdn.$1,000 principal amount of Kinross debentures (or 24.969 Kinross common shares after giving effect to the proposed one for three Kinross share consolidation). The Kinross debentures are redeemable at any time at par plus accrued and unpaid interest. Kinross may, at its option, elect to satisfy its obligation to pay the principal amount of the Kinross debentures upon redemption or at maturity by issuing and delivering to the holders, for each Cdn.$1,000 principal amount of debentures, the greater of:

     - that number of common shares obtained by dividing such aggregate principal amount by 95% of the weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the date that on which notice of such election is first given; and

     - that number of common shares obtained by dividing such aggregate principal amount by 95% of the weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the redemption date or the maturity date, as the case may be.

KINAM CONVERTIBLE PREFERRED SHARES

     The convertible preferred shares of Kinam Gold Inc. comprise 1,840,000 shares of $3.75 Series B convertible preferred stock. A summary of the terms and provisions of the Kinam preferred shares is set forth below. A subsidiary of Kinross has acquired 1,580,662 of the issued and outstanding Kinam preferred shares, representing approximately 87.2% of the outstanding number of such shares.

     Dividends. Annual cumulative dividends of $3.75 per Kinam preferred share are payable quarterly on each February 15, May 15, August 15 and November 15, as and if declared by Kinam's board of directors. No dividends were paid on the Kinam preferred shares during 2001. Due to low gold prices and reduced cash flow from Kinam operations, dividend payments on these shares were suspended in August 2000 and continue to remain suspended.

     Conversion. The Kinam preferred shares are convertible into Kinross common shares at a conversion price of $10.3073 per share (equivalent to a conversion rate of 4.8512 Kinross common shares (or 1.617 Kinross common shares after giving effect to the proposed one for three Kinross share consolidation) for each preferred share), subject to adjustment in certain events.

     Redemption. The Kinam preferred shares are redeemable at the option of Kinross at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of $52.625 per share declining rateably annually to $50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

     Voting Rights. The holders of Kinam preferred shares are not entitled to receive notice of or to attend or vote at any meeting of shareholders of Kinross. The holders of Kinam preferred shares are entitled to one vote per share at meetings of the shareholders of Kinam Gold Inc.

SHAREHOLDER RIGHTS PLAN

     Kinross adopted a shareholder rights plan, effective as of November 3, 2000. The purpose of the plan is to provide the board of directors of Kinross with sufficient time to explore and develop initiatives for increasing shareholder value if a takeover bid is made for Kinross. Under the plan, one right is attached to each Kinross common share. Each right permits the holder to acquire common shares at a substantial discount to the market price. The rights become separable from the common shares and exercisable only in specified circumstances. In connection with the arrangement, Kinross will ask the Kinross shareholders to terminate the plan. The termination of the plan is necessary to ensure that Canadian holders of TVX common shares and Echo Bay common shares are able to receive tax-deferred "roll-over" and adjusted cost base flow-through treatment in connection with the arrangement.

RESERVES


     The following table sets forth the ownership share of the proven and probable reserves of each of Kinross, TVX, Echo Bay and Newmont's interest in the TVX Newmont Americas joint venture as at December 31, 2001, and on a combined basis. The mineral reserves presented herein comply with the reserves categories of Industry Guide 7 applied in the United States by the Securities and Exchange Commission, which are set out below.



     An "Ore Reserve" or "Mineral Reserve" is the economically mineable part of a measured or indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An ore reserve or mineral reserve gives effect to diluting materials and allowances for losses that may occur when the material is mined but does not reflect any subsequent losses in leaching or milling. Mineral reserves are further divided into proven and probable mineral reserves.



     A "Proven Mineral Reserve" comprises the economically mineable part of a measured mineral resource where there is the highest degree of confidence in the estimate. It is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect potential economic viability.



     A "Probable Mineral Reserve" is the economically mineable part of an indicated, and in some cases a measured mineral resource where there is a lesser degree of confidence in the estimate. The underlying preliminary feasibility study must address whether economic extraction can be justified.



     In addition, the proven mineral reserves and probable mineral reserves categories used herein comply with the proven mineral reserves and probable mineral reserves categories adopted by the Canadian Institute of Mining, Metallurgy and Petroleum which are incorporated by reference in National Instrument 43-101, which has been adopted by provincial securities regulatory authorities in Canada.


                                                                   GOLD    SILVER
                                                                  GRADE    GRADE      CONTAINED        CONTAINED
                                       MINE                       GRAMS/   GRAMS/       OUNCES           OUNCES
MINE(1)                              OWNERSHIP       TONNES       TONNE    TONNE         GOLD            SILVER
-------                              ---------   --------------   ------   ------   --------------   --------------
                                        (%)      (in thousands)                     (in thousands)   (in thousands)
KINROSS(2)
Hoyle Pond(3)......................     100             921       13.74       --           407               --
Pamour(3)(4).......................     100          14,167        1.65       --           753               --
Fort Knox(6).......................     100         103,922        0.92       --         3,083               --
Kubaka(6)..........................    54.7             857       12.70    18.15           350              500
Denton-Rawhide.....................    15.7           1,315        0.78    11.35            33              480
Blanket(7).........................     100           3,520        2.91       --           329               --
Refugio............................      50          23,555        0.93       --           706               --
                                                                                        ------           ------
  SUBTOTAL.........................                                                      5,661              980
TVX(2)
La Coipa...........................      25          10,440        1.19     56.9           399           19,106
Crixas(8)..........................      25           1,059        7.33       --           250               --
Brasilia...........................    24.5          90,601        0.43       --         1,246               --
New Britannia......................      25             573        4.86       --            89               --
Musselwhite........................      16           2,058        5.53       --           366               --
Skouries(4)(9)(10).................     100(11)     129,548        0.89       --         3,715               --
Stratoni(10)(12)...................     100(11)       2,085          --    200.1            --           13,413
                                                                                        ------           ------
  SUBTOTAL.........................                                                      6,065           32,519
ECHO BAY(2)(13)
Round Mountain.....................      50         107,492        0.65       --         2,244               --
Lupin..............................     100           1,240        8.78       --           350               --
Kettle River.......................     100             117        6.65       --            25               --
Aquarius Project(5)................     100          15,900        2.33       --         1,189               --
                                                                                        ------           ------
  SUBTOTAL.........................                                                      3,808               --

                                                                   GOLD    SILVER
                                                                  GRADE    GRADE      CONTAINED        CONTAINED
                                       MINE                       GRAMS/   GRAMS/       OUNCES           OUNCES
MINE(1)                              OWNERSHIP       TONNES       TONNE    TONNE         GOLD            SILVER
-------                              ---------   --------------   ------   ------   --------------   --------------
                                        (%)      (in thousands)                     (in thousands)   (in thousands)
NEWMONT INTEREST(2)
La Coipa...........................      25          10,440        1.19     56.9           399           19,106
Brasilia...........................    24.5          90,601        0.43       --         1,246               --
Crixas(8)..........................      25           1,059        7.33       --           250               --
Musselwhite........................      16           2,058        5.53       --           366               --
New Britannia......................      25             573        4.86       --            89               --
                                                                                        ------           ------
  SUBTOTAL.........................                                                      2,350           19,106
                                                                                        ------           ------
COMBINED PROVEN AND PROBABLE
  RESERVES.........................                                                     17,884           52,605
                                                                                        ======           ======

---------------

Notes:

(1) The above reserve table has been prepared based on the more detailed reserve information contained in Schedules A, B and C to this circular and the Renewal Annual Information Form of Kinross dated May 9, 2002, the Renewal Annual Information Form of TVX dated April 11, 2002 (which includes reserve information for the Newmont interest) and the Annual Report on Form 10-K of Echo Bay dated April 1, 2002, and is subject to the qualifications and footnotes expressed therein. National Instrument 43-101 requires that each category of proven and probable reserves be reported separately. For the detailed information concerning the reserves of each of Kinross, TVX (including the Newmont interest) and Echo Bay, reported by proven reserve and probable reserve categories separately, readers should review the reserve tables contained in Schedules A, B and C to this circular and the Kinross Renewal Annual Information Form, the TVX Renewal Annual Information Form and the Echo Bay Annual Report on Form 10-K.

(2) The respective reserves of Kinross and Echo Bay are calculated using a gold price of $300 per ounce for all mines. Silver reserves are calculated using a silver per ounce price of $5.00 for Kinross.

    The respective reserves of TVX and Newmont's interest in the TVX Newmont Americas joint venture were estimated as at December 31, 2001 using cut-off grades as determined from the following average long-term metal price assumptions:

                                                                             2001 METAL PRICE ASSUMPTIONS
                                                                  --------------------------------------------------
                                                                     GOLD       SILVER   ZINC      LEAD       COPPER
                                                                  -----------   ------   ----   -----------   ------
                                                                     ($ per ounce)              ($ per pound)
    MINES
    La Coipa....................................................      265        4.65     --         --          --
    Crixas......................................................      300          --     --         --          --
    Brasilia....................................................      300          --     --         --          --
    New Britannia...............................................      300          --     --         --          --
    Musselwhite.................................................      275          --     --         --          --
    Stratoni....................................................       --        4.25    0.37      0.23          --
                                                                      ---        ----    ----      ----        ----
    PROJECTS
    Skouries....................................................      300          --     --         --        0.80
                                                                      ---        ----    ----      ----        ----

    Gold and silver prices used for estimated reserve cut-off values at the operations vary depending upon the estimates made by the mine operators. Variations in base metal and silver prices used for determining cut-off values are dependent upon the operational status of the site.

(3) The above table does not take into account changes to reserve data that will result from the joint venture formed by Kinross and Placer Dome (CLA) Limited on July 1, 2002 pursuant to which Placer's Dome mine and Kinross' Hoyle Pond mine and mill, Pamour and Nighthawk Lake mines and the Bell Creek mill were integrated into a joint venture to be managed by Placer or a Placer affiliate. Kinross and Placer hold a 49% and a 51% participating interest in the joint venture respectively.

(4) Development project. While Pamour and Skouries have final feasibility studies, Pamour is subject to permitting from Canadian authorities and Skouries is subject to permitting from the Greek authorities. There can be no assurance that such permits will be obtained.

(5) Development project.

(6) Including stockpile and mill feed that will be stockpiled for future use.

(7) Blanket underground mine and Vubachikwe tailings.

(8) TVX maintains a 50% legal interest, of which Newmont holds a 25% economic interest.

(9) Skouries contains proven and probable reserves of copper of 725,000 tonnes (0.56% grade), subject to permitting.

(10) A local action group has filed a Petition of Annulment against the Greek Government to have the Stratoni mine permit annulled. In light of this proceeding and previous legal challenges in Greece relating to TVX's Olympias project, TVX assesses, on an ongoing basis, the merits of continuing to operate in Greece.

(11) Subject to a 12% carried interest and a right to acquire a 12% participating interest in favour of certain third parties. For a more detailed description of these interests, please see Schedule B to this circular under the heading entitled "Legal Proceedings -- The Hellenic Gold Properties Litigation".

(12) In addition, Stratoni contains proven and probable reserves of zinc and lead of 227,000 tonnes (10.9% grade) and 165,000 tonnes (7.9% grade), respectively.

(13) Excludes the McCoy/Cove mine which is to be sold to Newmont pursuant to an agreement dated June 9, 2002, the completion of which is contingent upon the completion of the combination. At March 31, 2002, mining and processing activities were completed at this mine. Reclamation activities, which were initiated in 2000, are now fully underway.

SUMMARY OPERATING INFORMATION

     The following table sets forth certain information relating to the production of gold and silver by Kinross, TVX, Echo Bay and Newmont's interest in the TVX Newmont Americas joint venture, and their pro forma production of gold and silver for the years indicated. "Average total cash costs" is furnished to provide additional information and is not a calculation prepared in accordance with generally accepted accounting principles. It should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not necessarily indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. The data included in the table was derived from Schedules A, B and C to this circular. "Average total cash costs" figures are calculated in accordance with the "The Gold Institute Production Cost Standard". The Gold Institute is a worldwide association of suppliers of gold and gold products and includes leading North American gold producers. The association members adopted the Standard in 1996. Although adoption of the Standard is voluntary and the cost measures presented below may not be comparable to other similarly titled measures of other companies, it has been the accepted standard of reporting cash costs of production in North America since that time. Costs are derived from amounts included in the consolidated statement of operations for each of the parties and include mine site operating costs such as mining, processing, administration, royalties and production taxes, but are exclusive of amortization, reclamation, capital, development and exploration costs. These costs are then divided by ounces produced to arrive at the total cash costs of production. The measure, along with production and unit realized price of production, is considered to be a key indicator of a company's ability to generate operating earnings and cash flow from its mining operations.

                                                                2001          2000          1999
                                                             ----------    ----------    ----------
KINROSS(1)
Production (ounces)
Gold.......................................................     937,852       932,423       997,958
Silver.....................................................     430,997       638,515       771,626
Total gold equivalent(2)...................................     944,803       943,798     1,012,408
Average realized price ($ per ounce)
Gold.......................................................         296           298           300
Silver.....................................................        4.37          4.95          5.22
Average total cash costs(3) ($ per gold equivalent
  ounce)...................................................         193           202           196
TVX
Production (ounces)(4)
Gold.......................................................     189,000       208,000       234,400
Silver.....................................................   3,029,900     2,773,100     8,733,500
Total gold equivalent(2)...................................     237,800       257,100       398,000
Average realized price ($ per ounce)
Gold.......................................................         306           351           393
Silver.....................................................        3.94          3.85          4.17
Average total cash costs(3) ($ per gold equivalent
  ounce)...................................................         180           178           170

                                                                2001          2000          1999
                                                             ----------    ----------    ----------
ECHO BAY(5)
Production (ounces)
Gold.......................................................     657,784       694,663       499,836
Silver.....................................................   6,451,425    12,328,297     8,430,072
Total gold equivalent(2)...................................     762,329       915,863       657,216
Average realized price ($ per ounce)
Gold.......................................................         281           294           335
Silver.....................................................        4.77          5.21          5.22
Average total cash costs(3) ($ per gold equivalent
  ounce)...................................................         233           204           226
NEWMONT INTEREST IN TVX NEWMONT AMERICAS JOINT VENTURE(6)
Production (ounces)
Gold.......................................................     189,000       208,000        93,500
Silver.....................................................   3,029,900     2,773,100     1,551,500
Total gold equivalent(2)...................................     237,800       257,100       122,700
Average total cash costs(3) ($ per gold equivalent
  ounce)...................................................         180           178           172
PRO FORMA PRODUCTION (OUNCES)
Gold.......................................................   1,973,636     2,043,086     1,825,694
Silver.....................................................  12,942,222    18,513,012    19,486,698
Total gold equivalent(2)...................................   2,182,732     2,373,861     2,190,324
Average total cash costs(3) ($ per gold equivalent
  ounce)...................................................         204           197           199

---------------

Notes:

(1) On July 1, 2002, a joint venture was formed by Kinross and Placer Dome (CLA) Limited pursuant to which Placer's Dome mine and Kinross' Hoyle Pond mine and mill, Pamour and Nighthawk Lake mines and the Bell Creek mill were integrated into a joint venture to be managed by Placer or a Placer affiliate. Kinross and Placer hold a 49% and a 51% participating interest in the joint venture respectively.

(2) Total gold equivalent calculations are based on different ratios of gold and silver for Kinross, TVX, the Newmont interest in the TVX Newmont Americas joint venture and Echo Bay. For Kinross, total gold equivalent is calculated using the average spot market prices of gold and silver for the three comparative years, which were 62.00:1 in 2001, 56.33:1 in 2000 and 53.40:1 in 1999. For TVX and the Newmont interest in the TVX Newmont Americas joint venture, total gold equivalent is determined by using the ratio of the spot gold price to the spot silver price on the day that the production is sold. For Echo Bay, the ratio used was an average gold to silver price ratio of 61.7:1 in 2001, 55.7:1 in 2000 and 53.6:1 in 1999.

(3) Total cash costs directly related to the physical activities of producing gold, plus royalties.

(4) Includes only data for La Coipa, Crixas, Brasilia, New Britannia and Musselwhite. In addition, Stratoni's base metal operations commenced operations as a separate business unit within TVX Hellas in 2000. In 2001, Stratoni produced 31,700 tonnes of zinc, 26,500 tonnes of lead and 2,005,000 ounces of silver. In 2000, Stratoni produced 16,800 tonnes of zinc, 15,600 tonnes of lead and 985,000 ounces of silver.

(5) Includes production data for the McCoy/Cove mine which Echo Bay has agreed to sell to Newmont pursuant to an agreement dated June 9, 2002, the completion of which is contingent upon the completion of the combination. At March 31, 2002, mining and processing activities were completed at this mine. Reclamation activities, which were initiated in 2000, are now fully underway. For a more detailed description of the McCoy/Cove transaction, please see "The McCoy/Cove Transaction".

(6) The average realized prices for the Newmont interest in the TVX Newmont Americas joint venture were the same as the average realized prices reported for TVX.

BUSINESS STRATEGY

     As the seventh largest primary gold producer in the world, the combined company's primary objective will be to operate its mines as efficiently as possible with particular focus on superior environmental and safety performance.

     The skill sets inherent in the three companies include open pit and underground mining operations, traditional gold milling and heap leach processing, operating and non-operating joint venture interests and significant operating skills in remote environments, particularly harsh winter environments. The combined company intends to draw upon this diverse experience in the gold sector and its global presence to pursue growth opportunities through exploration, development and acquisitions. Kinross' new stature as a senior gold producer should positively impact its cost of capital and access to capital markets to finance growth opportunities. The combined company is expected to have a strong balance sheet and strong cash flow from operating activities. As a result of this financial strength and the improving environment for the gold sector, Kinross will continue to deliver into its relatively small gold forward sales and not replace these hedges. Immediately following completion of the combination, Kinross' gold hedge book will be less than 5% of reserves. As a result, Kinross will remain highly leveraged to changes in gold prices.


     The hedging position of Kinross, TVX and Echo Bay on a combined basis as at June 30, 2002 is set forth in the following table:



                                     SPOT DEFERRED                 CALL                    PUT
                                        OUNCES                   OPTIONS     AVERAGE     OPTIONS     AVERAGE
                                        HEDGED        AVERAGE      SOLD      STRIKE     PURCHASED    STRIKE
EXPECTED YEAR OF DELIVERY              '000 OZ.        PRICE     '000 OZ.     PRICE     '000 OZ.      PRICE
-------------------------            -------------    -------    --------    -------    ---------    -------
2002.............................        179.0        $292.0       90.0      $296.0       100.0      $280.0
2003.............................        137.5        $277.0      100.0      $320.0       150.0      $260.0
2004.............................        137.5        $277.0       50.0      $340.0       150.0      $250.0
2005.............................         37.5        $296.0         --          --       150.0      $250.0
2006.............................           --            --         --          --       150.0      $250.0
                                         -----        ------      -----      ------       -----      ------
Total............................        491.5        $284.0      240.0      $315.2       700.0      $256.0
                                         =====        ======      =====      ======       =====      ======



     As at June 30, 2002, Kinross, TVX and Echo Bay, on a combined basis, had sold forward $38.7 million and bought Cdn.$60 million for delivery in 2002 and 2003 and had sold forward $6.0 million and bought 6.7 million Euros for delivery in 2002.


     After the combination is completed, Kinross will have a balanced political risk profile with approximately 65% of its almost two million ounces of annual gold production coming from North America and, as such, Kinross will be well positioned to pursue growth opportunities globally without significantly altering its perceived political risk. Included in its portfolio of development projects to source new production will be projects in Canada, Chile, Brazil and Russia. In addition, an expected decline in production from Russia could be at least partially offset by the potential for expanded output from operations in Canada and Brazil that are currently under review.

     The strategy for Kinross upon completion of the combination will continue to evolve as the operations of TVX and Echo Bay are integrated into Kinross. During the weak gold price environment of much of the last five years all three companies have been very focused on optimization of existing assets and reducing debt. However, with the improved financial condition of the combined company and the improving environment for the gold sector, Kinross believes it will be able to return to the growth oriented and entrepreneurial driven strategies that were the hallmark of Kinross in the mid-1990s.

CORPORATE GOVERNANCE

     During the past year, the board of directors of Kinross developed, through its corporate governance committee, with input from the other committees, management and legal counsel, a corporate governance regime based on the recommendations of the Final Report of the Joint Committee on Corporate Governance chaired by Ms. Guylaine Saucier and the Toronto Stock Exchange Guidelines. Specifically, the board of directors adopted a charter of the board of directors, a charter for each of the corporate governance committee, the audit committee, the compensation committee and the environmental committee and appointed an independent board leader who has been assigned specific responsibilities pursuant to a role description adopted by the board of directors. Kinross intends to keep this corporate governance regime in place following completion of the combination.

DIVIDENDS

     Kinross has never paid a dividend on its common shares. Dividend distributions will be considered by the board of directors of Kinross from time to time having regard to Kinross' operating results, capital requirements and general financial condition and requirements. For the foreseeable future, it is anticipated that Kinross will use earnings, if any, to finance its growth and that dividends will not be paid to shareholders, other than dividends payable pursuant to Kinross' outstanding preferred shares which provide for fixed, annual cumulative dividends of Cdn.$0.80 per share as and when declared by the board of directors of Kinross.

                            STOCK EXCHANGE LISTINGS


     The Kinross common shares are listed on the Toronto Stock Exchange and the American Stock Exchange. Conditional approval has been obtained from the Toronto Stock Exchange to list the Kinross common shares to be issued in connection with the arrangement. In addition, application has been made to the New York Stock Exchange to list the Kinross common shares, including the Kinross common shares to be issued in connection with the arrangement.


     Kinross has agreed to use its best efforts to have the Kinross common shares listed on the New York Stock Exchange. Upon completion of the combination, and subject to the Kinross common shares being listed on the New York Stock Exchange, the Kinross common shares will cease to be listed and traded on the American Stock Exchange.

     Upon completion of the arrangement, the TVX common shares and the Echo Bay common shares will each be delisted from the Toronto Stock Exchange. In addition, the TVX common shares will be delisted from the New York Stock Exchange and the Echo Bay common shares will be delisted from the American Stock Exchange. Application will also be made to each of the Paris, Brussels, Swiss and Frankfurt stock exchanges, on which Echo Bay's common shares are also listed, to have the Echo Bay common shares delisted from those exchanges.

     Kinross intends to apply to have TVX cease to be a reporting issuer under Canadian securities legislation. If that occurs, TVX will no longer be subject to the financial reporting and other requirements of Canadian securities legislation. Kinross intends to maintain Echo Bay's status as a reporting issuer but will seek discretionary relief from Canadian securities administrators to allow it to provide Kinross consolidated financial information and other continuous disclosure information to the holders of the outstanding warrants to purchase Echo Bay common shares in lieu of providing Echo Bay financial and continuous disclosure information. In addition, Kinross will terminate the registration of the Echo Bay common shares under the Exchange Act, including the requirements to file annual and other periodic reports and to provide proxy and other information statements to holders of Echo Bay common shares.

     Kinross intends to maintain the listing of the issued and outstanding warrants to purchase Echo Bay common shares on the American Stock Exchange and the Toronto Stock Exchange. These warrants will be exercisable for Kinross common shares after completion of the combination.


     Kinross furnishes its disclosure documents to its United States shareholders, including its annual report and interim reports, that meet only the disclosure requirements of Canadian securities regulatory authorities. The form, content and timing of reports and notices that Kinross files with the SEC differs in several respects from the reports and notices that Echo Bay currently files. For example, Kinross is required to file with the SEC an annual report on Form 40-F within 140 days after the end of each fiscal year and furnish reports on Form 6-K upon the occurrence of significant events if the events are required to be disclosed in Canada. In addition, as a "reporting issuer" under Canadian securities legislation, Kinross is subject to the reporting requirements of the various securities regulatory authorities in Canada, and is required to prepare its financial information in accordance with Canadian generally accepted accounting principles. These accounting principles differ from U.S. generally accepted accounting principals. Subsequent to the arrangement, Kinross intends to make periodic filings with the SEC on the same basis.



     Additionally, as a "foreign private issuer", Kinross is exempt from some of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of that Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of that Act.


                              ACCOUNTING TREATMENT

     The combination will be accounted for by Kinross using the purchase method of accounting whereby the TVX and Echo Bay assets acquired and liabilities assumed will be recorded at their fair market values as of the effective date of the combination. The excess of the purchase price over such fair value will be recorded as goodwill. In accordance with Sections 1581 and 3062 of the Canadian Institute of Chartered Accountants Handbook, goodwill will be assigned to specific reporting units and will be reviewed for possible impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit's carrying value is greater than its fair value.

                           THE MCCOY/COVE TRANSACTION

GENERAL

     Effective February 13, 2002, Echo Bay Inc., a subsidiary of Echo Bay, entered into an agreement with Newmont providing for the sale to Newmont of the entire McCoy/Cove complex in Nevada. The agreement was subject to the completion of due diligence by Newmont by July 31, 2002 and called for a payment to the seller of $6 million and the assumption by Newmont of all reclamation and closure obligations at McCoy/Cove.


     On June 9, 2002, Echo Bay Exploration Inc. and Echo Bay Minerals Company, subsidiaries of Echo Bay, entered into a new McCoy/Cove asset purchase agreement with Newmont USA Limited, a subsidiary of Newmont, providing for the sale of the McCoy/Cove complex. Under the February 13, 2002 letter agreement, Newmont had no obligation to complete the acquisition. Newmont indicated it was willing to proceed with the acquisition of the McCoy/Cove complex only if the business combination was completed and the cash payment was eliminated. Accordingly, a new agreement was reached expressly containing these two conditions and replacing the February 13, 2002 letter agreement. The closing of the transaction pursuant to the new agreement is subject to the completion of the combination. In consideration of the purchase of such assets, Newmont USA has agreed to assume all liabilities and obligations relating to the reclamation or remediation required for the McCoy/Cove complex.


REPRESENTATION AND WARRANTIES

     The McCoy/Cove agreement contains customary representations and warranties of Newmont USA and Echo Bay including:

     - both the buyer and the sellers are duly organized and validly existing and have all requisite power to execute, deliver and perform the McCoy/Cove agreement;

     - the entering into of the McCoy/Cove agreement will not violate or conflict with the charter documents of the buyer or the sellers or any laws or regulations or any contract to which Echo Bay is party;

     - the sellers have exclusive, good and marketable title to the assets to be sold subject only to certain specific encumbrances and restrictions;

     - except for certain litigation specifically disclosed in the McCoy/Cove agreement, there is no litigation pending or threatened relating to the McCoy/Cove complex;

     - the operation, ownership, use and remediation and reclamation activities of the McCoy/Cove complex as it currently, and as it has in the past, been operated, owned, used and conducted by Echo Bay do not violate any laws or regulations; and

     - all transferred government permits are currently in full force and effect.

     The McCoy/Cove agreement provides that representations and warranties of Newmont USA and Echo Bay survive the closing of the sale of the McCoy/Cove complex.

COVENANTS

     The McCoy/Cove agreement provides for a number of customary covenants, which include the obligation to terminate all of those employees involved in the operations of the McCoy/Cove complex and to pay all compensation or benefits to which such employees are entitled.

CONDITIONS PRECEDENT

     The McCoy/Cove agreement contains a number of customary conditions precedent to the closing of the sale of the McCoy/Cove complex including, among other conditions, the completion of the combination in accordance with the terms of the combination agreement.

TERMINATION

     The McCoy/Cove agreement may be terminated:

     -  at any time, by the mutual agreement of the buyer and the sellers;

     - by either the buyer, on the one hand, or the sellers, on the other, at any time, if the other is in material breach or default with respect to its covenants, agreements or other obligations in the agreement, or if their representations are not true and accurate in all material respects; or

     - by either the buyer, on the one hand, or the sellers, on the other, if the conditions to closing have not been satisfied on or before December 31, 2002.

INDEMNITIES

     The sellers have agreed to jointly and severally indemnify Newmont USA, its affiliates and their respective officers, directors, employees and agents from and against any and all losses arising out of or resulting from:

     - any untrue or inaccurate representations and warranties of Echo Bay under the McCoy/Cove agreement;

     - any failure by Echo Bay to perform any of its covenants, agreements, or obligations under the McCoy/Cove agreement;

     - the development, operations, closure, remediations and reclamations of the McCoy/Cove complex prior to closing, but excluding liabilities specifically assumed by Newmont USA; and

     - all other liabilities and obligations of Echo Bay not assumed by Newmont USA under the McCoy/Cove agreement.

By separate guarantee, Echo Bay has guaranteed the obligations of the subsidiaries of Echo Bay under the McCoy/Cove agreement, including their indemnification obligations.

                         EXCHANGE OF SHARE CERTIFICATES

     As soon as practicable after the effective date of the combination, Kinross will deposit with the depositary, Computershare Trust Company of Canada, in trust, for the benefit of the holders of TVX common shares and Echo Bay common shares, certificates representing the number of Kinross common shares into which the TVX common shares and Echo Bay common shares are exchangeable pursuant to the arrangement, together with cash in lieu of fractional Kinross common shares. Promptly after the effective date of the combination, a letter of transmittal will be furnished by the depositary to former holders of TVX common shares and Echo Bay common shares for use in exchanging their certificates. Each holder of TVX common shares or Echo Bay common shares, upon surrender to the depositary of one or more certificates for cancellation with such letter of transmittal, will be entitled to receive certificates representing the number of whole Kinross common shares to be issued in respect of such shares and a cash payment in lieu of fractional shares.

     If any cash or certificate representing Kinross common shares is to be paid to or issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it is a condition of such exchange that the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the depositary any transfer or other taxes required by reason of the issuance of a certificate for such Kinross common shares in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of the depositary that such tax has been paid or is not applicable. None of Kinross, TVX or Echo Bay will be liable to any holder of TVX common shares or Echo Bay common shares for Kinross common shares, or dividends or distributions with respect thereto, delivered to a public official pursuant to any applicable abandoned property, escheat, or similar laws.

     DETAILED INSTRUCTIONS, INCLUDING A LETTER OF TRANSMITTAL, WILL BE MAILED BY THE DEPOSITARY TO HOLDERS OF TVX COMMON SHARES AND ECHO BAY COMMON SHARES PROMPTLY FOLLOWING THE EFFECTIVE DATE OF THE COMBINATION AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING TVX COMMON SHARES OR ECHO BAY COMMON SHARES FOR CERTIFICATES REPRESENTING KINROSS COMMON SHARES. HOLDERS OF TVX COMMON SHARES AND ECHO BAY COMMON SHARES SHOULD NOT FORWARD SHARE CERTIFICATES UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM THE DEPOSITARY.

                PRICE RANGE AND TRADING VOLUMES OF COMMON SHARES

KINROSS

     The Kinross common shares are listed and traded on the Toronto Stock Exchange under the symbol "K" and, until July 31, 2001, were traded on the New York Stock Exchange and, since August 1, 2001 have been traded on the American Stock Exchange under the symbol "KGC". The following table sets forth the high and low closing sale prices and the approximate trading volumes of the Kinross common shares on the Toronto Stock Exchange and the New York Stock Exchange or American Stock Exchange, as the case may be, for the periods indicated. The quotations reported are from published financial sources.

                                                                             NEW YORK STOCK EXCHANGE/
                                                  TORONTO STOCK EXCHANGE      AMERICAN STOCK EXCHANGE
                                                 -------------------------   -------------------------
                                                 PRICE RANGE   APPROXIMATE   PRICE RANGE   APPROXIMATE
                                                 -----------     TRADING     -----------     TRADING
                                                 HIGH   LOW      VOLUME      HIGH   LOW      VOLUME
                                                 ----   ----   -----------   ----   ----   -----------
                                                   (Cdn.$)       (100s)          ($)         (100s)
2000
First Quarter..................................  3.35   2.13      48,900     2.31   1.44     19,961
Second Quarter.................................  2.30   1.22      44,779     1.63   0.81     19,410
Third Quarter..................................  1.35   0.78      46,748     0.94   0.50     17,122
Fourth Quarter.................................  1.12   0.50      43,466     0.75   0.38     21,909
2001
First Quarter..................................  1.04   0.66      41,661     0.67   0.44     18,668
Second Quarter.................................  1.63   0.70     100,014     1.20   0.44     44,525
Third Quarter..................................  1.73   1.19      66,764     1.05   0.77     23,809
Fourth Quarter.................................  1.53   0.95      62,662     0.99   0.62     17,878
2002
January........................................  1.39   1.32      38,970     0.96   0.71      8,783
February.......................................  1.74   1.63      75,360     1.20   0.94     17,521
March..........................................  1.81   1.72      54,536     1.36   0.97     14,620
April..........................................  2.87   1.85      86,529     1.85   1.16     42,085
May............................................  4.44   2.45     132,230     2.90   1.51     44,467
June...........................................  4.31   3.00     193,302     2.82   1.90     48,564


     On June 7, 2002, the last full trading day prior to the joint public announcement of the combination, the last reported sale price of a Kinross common share on the Toronto Stock Exchange was Cdn.$3.92 and on the American Stock Exchange was $2.57.


     On    --   , 2002, the closing price of the Kinross common shares on the
Toronto Stock Exchange and on the American Stock Exchange was Cdn.$   --   and
$   --   , respectively.

TVX

     The TVX common shares are listed and traded on the Toronto Stock Exchange and the New York Stock Exchange under the symbol "TVX". The following table sets forth the high and low closing sale prices and the approximate trading volumes of the TVX common shares on the Toronto Stock Exchange and the New York Stock Exchange for the periods indicated, as adjusted to reflect a share consolidation effected on July 31, 2000 on a one for five basis, and a share consolidation effected on June 30, 2002 on a one for ten basis. The quotations reported are from published financial sources.

                                               TORONTO STOCK EXCHANGE        NEW YORK STOCK EXCHANGE
                                             ---------------------------   ---------------------------
                                              PRICE RANGE    APPROXIMATE    PRICE RANGE    APPROXIMATE
                                             -------------     TRADING     -------------     TRADING
                                             HIGH     LOW      VOLUME      HIGH     LOW      VOLUME
                                             -----   -----   -----------   -----   -----   -----------
                                                (Cdn.$)        (100s)           ($)          (100s)
2000
First Quarter..............................  80.00   49.00        347      56.50   34.50        595
Second Quarter.............................  57.50   31.50        246      40.50   22.00        457
Third Quarter..............................  49.50   30.90        239      31.30   15.00        522
Fourth Quarter.............................  32.00   20.00        313      20.90   13.10        937
2001
First Quarter..............................  28.30   13.20        340      19.50    8.20        994
Second Quarter.............................  16.00    4.50        552      10.10    2.70      1,529
Third Quarter..............................   9.90    5.00      3,745       6.20    3.50      3,508
Fourth Quarter.............................   7.90    5.80      2,586       5.00    3.70      3,721
2002
January....................................   8.90    6.80      2,858       5.50    4.30      1,218
February...................................  11.90    8.90     10,649       7.50    5.60      4,653
March......................................  12.20    8.90      8,118       7.70    5.70      2,993
April......................................  13.40   10.30      6,506       8.50    6.40      3,253
May........................................  19.70   12.50     10,256      12.80    8.10      4,192
June.......................................  25.60   15.70     16,158      16.90   10.00     35,504


     On June 7, 2002, the last full trading day prior to the joint public announcement of the combination, the last reported sale price of a TVX common share on the Toronto Stock Exchange was Cdn.$16.40 and on the New York Stock Exchange was $10.40 (taking into account the June 30, 2002 one for ten share consolidation).


     On    --   , 2002, the closing price of the TVX common shares on the
Toronto Stock Exchange and on the New York Stock Exchange was Cdn.$   --   and
$   --   , respectively.

ECHO BAY

     The Echo Bay common shares are listed and traded on the Toronto Stock Exchange and the American Stock Exchange under the symbol "ECO", as well as other international exchanges. The American Stock Exchange is the principal market on which the Echo Bay common shares are traded. The following table sets forth the high and low closing sale prices and the approximate trading volumes of the Echo Bay common shares on the Toronto Stock Exchange and the American Stock Exchange for the periods indicated. The quotations reported are from published financial sources.

                                                  TORONTO STOCK EXCHANGE      AMERICAN STOCK EXCHANGE
                                                 -------------------------   -------------------------
                                                 PRICE RANGE   APPROXIMATE   PRICE RANGE   APPROXIMATE
                                                 -----------     TRADING     -----------     TRADING
                                                 HIGH   LOW      VOLUME      HIGH   LOW      VOLUME
                                                 ----   ----   -----------   ----   ----   -----------
                                                   (Cdn.$)       (100s)          ($)         (100s)
2000
First Quarter..................................  2.85   1.76      2,445      1.94   1.25      7,052
Second Quarter.................................  2.09   1.30      2,824      1.38   0.88      6,776
Third Quarter..................................  1.61   1.05      2,075      1.06   0.69      4,763
Fourth Quarter.................................  1.15   0.52      2,749      0.75   0.32      8,680
2001
First Quarter..................................  1.49   0.59      4,307      0.95   0.38      6,842
Second Quarter.................................  2.00   0.89      3,800      1.24   0.51     11,026
Third Quarter..................................  1.60   0.79      2,860      1.04   0.51      7,122
Fourth Quarter.................................  1.12   0.81      2,030      0.73   0.50      5,575
2002
January........................................  1.05   0.82        863      0.65   0.50      6,330
February.......................................  1.60   0.97      1,984      0.97   0.60     11,629
March..........................................  1.55   1.02      2,026      0.98   0.64     11,390
April..........................................  1.55   1.18      8,882      0.96   0.76     16,415
May............................................  2.18   1.01     56,262      1.35   0.66     66,772
June...........................................  2.13   1.46     55,265      1.39   0.91     47,897


     On June 7, 2002, the last full trading day prior to the joint public announcement of the combination, the last reported sale price of an Echo Bay common share on the Toronto Stock Exchange was Cdn.$1.85 and on the American Stock Exchange was $1.20.


     On    --   , 2002, the closing price of the Echo Bay common shares on the
Toronto Stock Exchange and on the American Stock Exchange was Cdn.$   --   and
$   --   , respectively.

                           ELIGIBILITY FOR INVESTMENT

     The Kinross common shares distributed pursuant to the arrangement will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, provided that the Kinross common shares are listed on the Toronto Stock Exchange.

     On the effective date of the combination, the Kinross common shares will not be foreign property under the Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and certain other tax-exempt persons.

          COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER THE OBCA AND CBCA


     Upon completion of the combination, the shareholders of TVX and Echo Bay will become shareholders of Kinross, an OBCA corporation. The OBCA provides shareholders with substantially the same rights (including rights of dissent and appraisal and rights to bring derivative actions and oppression actions) as are available to shareholders under the CBCA, which is the statute that governs TVX and Echo Bay. However, there are certain differences between the two statutes and the regulations thereunder. THE DESCRIPTION OF THE MATERIAL DIFFERENCES BETWEEN THE OBCA AND THE CBCA SET OUT BELOW IS MATERIALLY COMPLETE. THIS SUMMARY IS NOT AN EXHAUSTIVE REVIEW OF THE TWO STATUTES. REFERENCE SHOULD BE MADE TO THE FULL TEXT OF BOTH STATUTES AND THE REGULATIONS THEREUNDER FOR PARTICULARS OF ANY DIFFERENCES BETWEEN THEM, AND SHAREHOLDERS ARE URGED TO CONSULT THEIR LEGAL OR OTHER PROFESSIONAL ADVISORS WITH REGARD TO THE IMPLICATIONS OF THE COMBINATION THAT MAY BE OF IMPORTANCE TO THEM.

     - DIRECTOR RESIDENCY REQUIREMENTS. Under the CBCA, subject to certain exceptions, at least 25% of a company's directors must be resident Canadians. Under the OBCA, a majority of a company's directors must be resident Canadians.

     - PLACE OF SHAREHOLDERS' MEETINGS. Under the CBCA, a shareholders' meeting may be held at any place in Canada, or at a place outside Canada if such place is specified in the articles of the company or if all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place. Under the OBCA, a shareholders' meeting may be held at such place in or outside Ontario (including outside Canada) as the directors may determine.

     - SOLICITATION OF PROXIES. Under the CBCA, proxies may be solicited other than by or on behalf of management of the company without the sending of a dissident's proxy circular if:

       -  proxies are solicited from 15 or fewer shareholders; or

       - the solicitation is conveyed by public broadcast, speech or publication containing certain of the information that would be required to be included in a dissident's proxy circular.

       Furthermore, under the CBCA, the definition of "solicit" and "solicitation" specifically excludes:

       - certain public announcements by a shareholder of how he or she intends to vote and the reasons for that decision;

       - communications for the purpose of obtaining the number of shares required for a shareholder proposal; and

       - certain other communications made other than by or on behalf of management of the company, including communications by one or more shareholders concerning the business and affairs of the company or the organization of a dissident's proxy solicitation where no form of proxy is sent by or on behalf of such shareholders, by financial and other advisors in the ordinary course of business to shareholders who are their clients, or by any person who does not seek directly or indirectly the power to act as proxy for a shareholder.

       Under the OBCA, a person who solicits proxies, other than by or on behalf of management of the company, must send a dissident's proxy circular in prescribed form to each shareholder whose proxy is solicited and to certain other recipients.

     - VOTING AT SHAREHOLDERS' MEETINGS. Under the CBCA, shareholders are entitled to vote only shares held by them on the record date for voting or the deemed record date for voting, as the case may be. Transferees of shares after the record date or the deemed record date, as the case may be, are not entitled to vote the transferred shares at the meeting. Under the OBCA, where a company fixes a record date for the determination of shareholders entitled to vote at a shareholders' meeting and a shareholder transfers shares after the record date, the transferee of such shares is entitled to vote such shares at the meeting if the transferee establishes that he or she owns the shares and demands, not later than ten days before the meeting, that his or her name be included in the list of shareholders entitled to vote at the meeting. If no record date is fixed and a list of shareholders entitled to vote at the meeting is prepared as of the date (the "deemed record date") preceding the date on which notice of the meeting is given, a transferee of shares after the deemed record date is entitled to vote such shares under similar circumstances.

     - NOTICE OF SHAREHOLDERS' MEETINGS. Under the CBCA, notice of a meeting of shareholders must be provided not less than 21 days and not more than 60 days before the meeting. Under the OBCA, a public company must give notice of a meeting of shareholders not less than 21 days and not more than 50 days before the meeting. However, public companies incorporated under either statute are currently subject to the requirements of National Instrument 54-101 which provides for minimum notice periods greater than the minimum 21 day period in either statute.

     - TELEPHONIC OR ELECTRONIC MEETINGS. Under the CBCA, unless a company's bylaws provide otherwise, if a company provides shareholders with a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, then any person entitled to attend the meeting may participate by such means. Under the OBCA, a meeting of shareholders may be held by telephonic or electronic means (and shareholders may participate in and vote at the meeting by such means) only if permitted by the articles or by-laws of the company.

     - SHAREHOLDER PROPOSALS. Under the CBCA, shareholder proposals may be submitted by both registered and beneficial shareholders, provided that:

       - the shareholder owned, of record or beneficially, for at least six months prior to the submission of the proposal, voting shares at least equal to 1% of the total number of outstanding voting shares of the company or whose fair market value is at least Cdn.$2,000, whichever is less; or

       - the proposal must have the support of persons who in the aggregate have owned, of record or beneficially, such number of voting shares for such period.

       Under the OBCA, only registered shareholders may submit shareholder proposals relating to matters which the shareholder wishes to raise at a shareholders' meeting.

     - REGISTERED OFFICE. Under the CBCA, a company's registered office may be located at any place in Canada. Under the OBCA, a company's registered office must be located in Ontario.

     - FINANCIAL ASSISTANCE. There are no financial assistance provisions in the CBCA. Under the OBCA, a corporation may provide financial assistance by way of a loan, guarantee or otherwise to any person, provided that certain disclosure obligations are met in respect of loans to directors, officers and shareholders.

     In addition to the foregoing, Kinross', TVX's and Echo Bay's bylaws differ in certain respects, particularly with respect to quorum requirements for shareholder meetings. TVX's bylaws provide that the holders of at least 33 1/3% of the shares entitled to vote at a shareholder's meeting, present in person or by proxy, constitute a quorum for the transaction of business at the shareholder's meeting. Echo Bay's bylaws provide that the holders of not less than a majority of the shares entitled to vote at a shareholder's meeting, present in person or by proxy, constitute a quorum for the transaction of business at the shareholder's meeting. Kinross' bylaws provide that at least two persons present at the opening of the shareholder's meeting, who are entitled to vote at least 5% of the shares entitled to vote at such meeting, constitute a quorum for the transaction of business at the shareholder's meeting.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Upon written or oral request of a person to whom this circular was delivered, a copy of any and all information that has been incorporated by reference in this circular will be provided, without charge. Requests should be directed to:

     - in the case of Kinross: Investor Relations, Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2, telephone: (416) 863-5123;

     - in the case of TVX: Investor Relations, Suite 1200, 220 Bay Street, Toronto, Ontario, Canada, M5J 2W4, telephone: (416) 366-8160; and


     - in the case of Echo Bay: and Investor Relations, Suite 1210, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4, telephone: (780) 496-9002.


KINROSS



     The following documents, filed with the United States Securities and Exchange Commission, are specifically incorporated by reference into and form an integral part of this circular:


     - Annual Report on Form 40-F for the year ended December 31, 2001 (as filed in the Current Report on Form 6-K, dated July 16, 2002);



     -  Current Report on Form 6-K, dated June 10, 2002;



     -  Current Report on Form 6-K, dated July 17, 2002;



     -  Current Report on Form 6-K, dated August 29, 2002; and



     -  Current Report on Form 6-K, dated September 13, 2002.

TVX



     The following documents, filed with the United States Securities and Exchange Commission, are specifically incorporated by reference into and form an integral part of this circular:

     -  Annual Report on Form 40-F for the year ended December 31, 2001;

     -  Current Report on Form 6-K for the three months ended March 31, 2002;

     -  Current Report on Form 6-K, dated April 19, 2002;


     -  Current Report on Form 6-K, dated June 17, 2002;



     -  Current Report on Form 6-K, dated July 2, 2002; and



     -  Current Report on Form 6-K, dated August 27, 2002.



ECHO BAY


     The following documents, filed with the United States Securities and Exchange Commission, are specifically incorporated by reference into and form an integral part of this circular:

     -  Annual Report on Form 10-K for the year ended December 31, 2001;

     -  Quarterly Report on Form 10-Q for the period ended March 31, 2002;


     -  Quarterly Report on Form 10-Q/A for the period ended June 30, 2002;


     -  Current Report on Form 8-K, dated February 13, 2002;

     -  Current Report on Form 8-K, dated April 3, 2002;

     -  Current Report on Form 8-K, dated May 9, 2002;

     -  Current Report on Form 8-K, dated June 10, 2002;

     -  Current Report on Form 8-K, dated June 11, 2002;

     -  Current Report on Form 8-K, dated July 8, 2002;

     - the description of Echo Bay's common shares contained in Echo Bay's Registration Statement on Form 8-A (File No. 1-8542) dated August 2, 1983;

     - proxy circular dated February 5, 2002 for Echo Bay's special meeting of shareholders held on March 25, 2002; and

     - proxy circular dated April 5, 2002 for Echo Bay's annual meeting of shareholders held on June 6, 2002.

                                   SCHEDULE A

                         INFORMATION CONCERNING KINROSS

     Kinross was continued under the Business Corporations Act (Ontario) on May 31, 1993 by articles of arrangement pursuant to which CMP Resources Ltd., Plexus Resources Corporation and 1021105 Ontario Corp. amalgamated by way of arrangement. Kinross and Falconbridge Amalco Inc., a corporation that was formed upon the amalgamation of Falconbridge Gold Corporation and FGC Acquisition Inc., then amalgamated on December 31, 1993 by way of arrangement. Kinross filed articles of amalgamation on December 29, 2000 in connection with an amalgamation with La Teko Resources Inc. The registered office and principal place of business of Kinross is located at Suite 5200, Scotia Plaza, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2.

     Kinross is principally engaged in the exploration for and the acquisition, development and operation of gold bearing properties. At present, the primary operating properties of Kinross are located in Canada, the United States and far east Russia. Exploration activities are undertaken in these countries and others. Kinross' principal product and source of cash flow is gold.

     Kinross' primary operating properties consist of a 100% interest in the Fort Knox mine near Fairbanks, Alaska; through its 49% interest in the Porcupine Joint Venture (as defined herein), a 49% interest in the Hoyle Pond mine and a 49% interest in the Dome mine, both near Timmins, Ontario; and a 54.7% interest in the Kubaka mine in the Magadan Oblast situated in Far East Russia. In addition, the Corporation holds a 100% interest in the Blanket mine situated in Zimbabwe and other mining properties in various stages of exploration, development, reclamation and closure. Kinross holds its interests in each of these properties in accordance with industry standards.

                            [Property Locations Map]

                              RECENT DEVELOPMENTS

     Kinross completed an equity offering in February, 2002 pursuant to which 23,000,000 common shares were issued for net proceeds of $18.5 million. The majority of funds raised were used for a $16.00 per share cash tender offer for the Preferred Shares of Kinam Gold Inc. ("Kinam"), a subsidiary of Kinross. 670,722 Kinam Preferred Shares were tendered having a book value of $36.6 million and were purchased by Kinross for $10.7 million ($11.4 million including costs of the tender offer). The $25.2 million difference in value associated with this transaction was applied against the carrying value of certain property, plant and equipment.


     On May 16, 2002, Kinross and Bema Gold Corporation, each 50% owners of Compania Minera Maricunga ("CMM"), announced that binding arbitration has ruled in favour of CMM in respect of claims against Fluor Daniel Chile Ingenieria y Construccion S.A., Fluor Daniel Corporation, and Fluor Daniel Wright Ltd. (collectively "Fluor") for damages relating to the original construction of the Refugio gold mine in northern Chile. The arbitrator concluded that Fluor was "grossly negligent" in certain aspects of the construction of the Refugio facilities and has determined a net award in favour of CMM for $20 million plus interest accumulated from July 1999. An appeal was filed by Fluor with a Chilean appellate court, which appeal has been dismissed by the court. See "Legal Proceedings".


     On July 1, 2002, Kinross entered into a definitive agreement with a wholly owned subsidiary of Placer Dome Inc., Placer Dome (CLA) Limited ("Placer"), to form a joint venture that combines the two companies' respective gold mining operations in the Porcupine district in Ontario, Canada (the "Porcupine Joint Venture"). Placer owns a 51% interest and Kinross owns a 49% interest in the Porcupine Joint Venture, which will be operated by a Placer affiliate. Placer has agreed to contribute the Dome mine and mill and Kinross has agreed to contribute the Hoyle Pond, Pamour and Nighthawk Lake mines as well as the Bell Creek mill. Future capital and operating costs will be shared in proportion to each party's ownership interest. See "Description of Business and Properties -- Material Properties -- The Kinross/Placer Dome Joint Venture".


     On September 13, 2002, Kinross announced that its 54.7% owned Russian subsidiary, Omolon Gold Mining Company ("Omolon"), a Russian joint stock company through which Kinross holds its interest in the Kubaka gold mine, was at an advanced stage of negotiating a settlement of an outstanding dispute between itself, several of its Russian shareholders and the Magadan Administration. On September 6, 2002 and during the process of negotiating a settlement, a Russian shareholder of Omolon obtained an order from a court in the Magadan region of the Russian Federation to arrest Omolon's gold inventory at the Kubaka mine as well as Omolon's bank accounts pending resolution of the shareholder's dispute with Omolon. See "Legal Proceedings".


                     DESCRIPTION OF BUSINESS AND PROPERTIES


     The material properties of Kinross are the following:



PROPERTY                                                        OWNERSHIP %
--------                                                        -----------
Fort Knox Mine(1)...........................................          100%(2)
Porcupine Joint Venture(3)..................................           49%
Kubaka Mine(4)..............................................         54.7%


---------------


Notes:



(1) The True North property is subject to various net smelter return royalties, ranging from 3.5% to 5%. The Ryan Lode project is subject to various net smelter return royalties ranging from 3% to 5% and annual rental payments of $150,000.



(2) Kinross holds a 100% interest in the properties forming part of the Fort Knox mine except for the Gil property in which Kinross holds an 80% interest.



(3) The Porcupine joint venture was formed pursuant to an agreement with Placer dated July 1, 2002. The Hoyle Pond mine is subject to two tonnage based royalties for which $131,000 was expensed in 2001 and $111,000 was expensed in 2000. A 2% net smelter royalty is payable on production from the Preston, Paymaster and Vedron properties.



(4) The Kubaka mine is subject to royalty and production based taxes which amounted to 11.8% in the year 2001.


OPERATIONS

     Kinross' share of production from its operating properties totalled 944,803 ounces of gold equivalent during 2001 of which 44% was derived from the Fort Knox mine in Alaska, 25% from the Kubaka mine in the Russian Far East, 17% from the Hoyle Pond mine in Ontario, 7% from the Refugio mine in Chile, 4% from the Blanket mine in Zimbabwe and the balance from various other locations (see note 17 to the Consolidated Financial Statements of

Kinross for the year ended December 31, 2001 for details of the segment revenues, segment profit or loss and segment assets).

     The following table summarizes production by Kinross in the last three years.

                                                               2001       2000        1999
                                                              -------    -------    ---------
Attributable gold equivalent production -- ounces...........  944,803    943,798    1,012,408
Attributable gold production -- ounces......................  937,852    932,423    1,006,453
Gold sales -- ounces (excluding equity accounted ounces)....  907,149    897,428    1,006,453

     Attributable gold equivalent production and attributable gold production includes Kinross' share of the production from the Denton-Rawhide mine and the Andacollo mine due to its equity held investment in Pacific Rim Mining Corp ("Pacific Rim"), formerly Dayton Mining Corporation. Included in attributable gold equivalent production and attributable gold production is silver production converted into gold production using a ratio of the average spot market prices of gold and silver for the three comparative years. The ratios were 62.00:1 in 2001, 56.33:1 in 2000 and 53.40:1 in 1999.

GOLD EQUIVALENT PRODUCTION

     The following table sets forth Kinross' gold equivalent production for each of its operating assets in the last three years:

                                                                GOLD EQUIVALENT PRODUCTION
                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               2001       2000        1999
                                                              -------    -------    ---------
PRIMARY OPERATIONS:
Fort Knox Mine..............................................  411,221    362,959      351,120
Hoyle Pond Mine.............................................  156,581    140,441      136,709
Kubaka Mine(1)..............................................  237,162    244,641      254,625
Refugio Mine................................................   67,211     85,184       90,008
Blanket Mine................................................   39,592     34,571       37,755
                                                              -------    -------    ---------
                                                              911,767    867,796      870,217
                                                              -------    -------    ---------
OTHER OPERATIONS:
Andacollo(2)................................................   11,718     21,030           --
Denton-Rawhide Mine(2)......................................   17,713     29,361       62,792
Hayden Hill Mine............................................    1,887      9,582       17,020
Macassa Mine(3).............................................       --         --       38,689
Guanaco Mine................................................    1,718     16.029       23,690
                                                               33,036     76,002      142,191
                                                              -------    -------    ---------
Total gold equivalent production............................  944,803    943,798    1,012,408
                                                              =======    =======    =========

---------------

Notes:

(1) Increased ownership interest to 53% December 1998 and to 54.7% December
    1999.

(2) The 49% interest in the Denton-Rawhide mine was sold to Pacific Rim on March 31, 2000 for common shares of Pacific Rim . As a result of this transaction and the sale to Pacific Rim of certain other assets, Kinross effectively holds a 15.7 and 32.1% interest in the Denton-Rawhide and Andacollo mines, respectively at December 31, 2001.

(3) Sold December 14, 2001.

MINERAL RESERVES AND MINERAL RESOURCES


     The following tables set forth Kinross' mineral reserves and mineral resources for each of its properties:


                      PROVEN AND PROBABLE MINERAL RESERVES
             KINROSS GOLD CORPORATION'S SHARE AT DECEMBER 31, 2001

                                                  PROVEN                        PROBABLE                        TOTAL
                            KINROSS'   ----------------------------   ----------------------------   ----------------------------
PROPERTY                     SHARE     TONNES    GRADE    CONTAINED   TONNES    GRADE    CONTAINED   TONNES    GRADE    CONTAINED
--------                    --------   -------   ------   ---------   -------   ------   ---------   -------   ------   ---------
                              (%)       (000)    (g/t)      (ozs)      (000)    (g/t)      (ozs)      (000)    (g/t)      (ozs)
GOLD
Timmins -- Canada:
  Hoyle Pond.............    100.0        367     13.31     157,000      554     14.04     250,000       921    13.74     407,000
  Pamour(1)..............    100.0         --        --          --   14,167      1.65     753,000    14,167     1.65     753,000
Fort Knox and Area --
  USA(2)(3)..............    100.0     42,594      0.95   1,305,000   43,051      1.06   1,463,000    85,645     1.01   2,768,000
  Stockpile(2)...........    100.0     16,618      0.51     270,000    1,657      0.84      45,000    18,275     0.54     315,000
Kubaka -- Russia(3)......     54.7        166     21.55     115,000      245     19.93     157,000       411    20.58     272,000
  Stockpile..............     54.7        446      5.44      78,000       --        --          --       446     5.44      78,000
Refugio -- Chile(4)......     50.0     11,275      0.96     347,000   12,280      0.91     359,000    23,555     0.93     706,000
Blanket -- Zimbabwe(4)...    100.0        819      4.48     118,000    1,119      4.39     158,000     1,938     4.43     276,000
  Tailings...............    100.0      1,582      1.04      53,000       --        --          --     1,582     1.04      53,000
Pacific Rim Denton
  Rawhide -- USA.........     15.7      1,296      0.79      33,000       --        --          --     1,296     0.79      33,000
                                       ------    ------   ---------   ------    ------   ---------   -------   ------   ---------
  Total..................              75,163      1.02   2,476,000   73,073      1.36   3,185,000   148,236     1.19   5,661,000
                                       ======    ======   =========   ======    ======   =========   =======   ======   =========
SILVER
Kubaka -- Russia.........     54.7        612      15.8     310,000      245      24.1     190,000       857    18.15     500,000
Pacific Rim
  Denton Rawhide -- USA..     15.7      1,296      11.3     470,000       19      16.4      10,000     1,315    11.35     480,000
                                       ------    ------   ---------   ------    ------   ---------   -------   ------   ---------
  Total..................               1,908      12.7     780,000      264      23.6     200,000     2,172    14.03     980,000
                                       ======    ======   =========   ======    ======   =========   =======   ======   =========

---------------

(1) Development project.

(2) In place direct mill feed.

(3) Includes current stockpile and mill feed that will be stockpiled for future use.

(4) Blanket underground mine and Vubachikwe tailings.


CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES



     This section uses the terms "measured" and "indicated" resources. We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO RESERVES.

         MEASURED AND INDICATED MINERAL RESOURCES (EXCLUDING RESERVES)


             KINROSS GOLD CORPORATION'S SHARE AT DECEMBER 31, 2001



                                                         MEASURED          INDICATED            TOTAL
                                          KINROSS'   ----------------   ----------------   ----------------
PROPERTY                                   SHARE     TONNES    GRADE    TONNES    GRADE    TONNES    GRADE
--------                                  --------   -------   ------   -------   ------   -------   ------
                                            (%)       (000)    (g/t)     (000)    (g/t)     (000)    (g/t)
GOLD
Timmins -- Canada:
  Hoyle Pond Underground...............    100.0        352     9.98        836    9.23      1,188    9.45
  Other Underground....................    100.0        529     5.64      2,109    4.11      2,638    4.42
  Pamour Open Pit......................    100.0         --       --     37,619    1.53     37,619    1.53
  Other Open Pit.......................    100.0         --       --      7,270    1.98      7,270    1.98
George/Goose Lake -- Canada............    100.0         --       --      4,238    9.76      4,238    9.76
United States:
  Ft. Knox and Area(5).................    100.0     12,421     0.66     25,335    0.92     37,756    0.84
  Delamar..............................    100.0        610     0.61      2,199    1.92      2,809    1.64
  Goldbanks............................    100.0         --       --     26,806    0.66     26,806    0.66
Kubaka -- Russia.......................     54.7        348     2.32         25    2.49        373    2.33
Refugio -- Chile.......................     50.0      4,575     0.75     21,810    0.75     26,385    0.75
Blanket -- Zimbabwe....................    100.0         --       --      2,572    5.78      2,572    5.78
Norseman -- Australia..................    100.0         --       --     26,991    1.34     26,991    1.34
Greystar Resources Angostura --
  Colombia.............................     18.6         --       --      8,250    1.69      8,250    1.69
Dayton Mining Corp.
  Denton Rawhide -- USA................     32.1      1,123     0.55         46    0.68      1,169    0.56
  Andacollo -- Chile...................     32.1      6,941     0.72      8,784    0.64     15,725    0.68
  Eldorado -- El Salvador..............     32.1         --       --        969    7.64        969    7.64
                                                     ------    -----    -------    ----    -------    ----
  Total................................              26,899     0.93    175,859    1.53    202,758    1.45
                                                     ======    =====    =======    ====    =======    ====
SILVER
United States:
  Delamar..............................    100.0        610     64.8      2,199    36.5      2,809    42.6
  Goldbanks............................    100.0         --       --     26,806     1.9     26,806     1.9
Kubaka -- Russia.......................     54.7        348      8.9         --      --        348     8.9
Greystar Resources
  Angostura -- Colombia................     18.6         --       --      8,250     6.1      8,250     6.1
Dayton Mining Corp.
  Denton Rawhide -- USA................     32.1      1,123      8.9         46    13.5      1,169     9.0
  Eldorado -- El Salvador..............     32.1         --       --        969    56.8        969    56.8
                                                     ------    -----    -------    ----    -------    ----
  Total................................               2,081    25.26     38,270    6.21     40,351    7.19
                                                     ======    =====    =======    ====    =======    ====


---------------


(5) Kinross Share is 100% except Gil property at 80% (Indicated Resource of 3.4 million tonnes)


MINERAL RESERVE AND MINERAL RESOURCE NOTES


1. Reported reserves and resources have been calculated in accordance with: the National Instrument 43-101 under the Canadian Securities Law, and the Canadian Institute of Mining Standards ("CIM") on Mineral Resource and Reserve Definitions and Guidelines. The mineral reserves presented herein are compliant with the reserves categories of Industry Guide 7 applied in the United States by the Securities and Exchange Commission.



     An "Ore Reserve" or "Mineral Reserve" is the economically mineable part of a measured or indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An ore reserve or mineral reserve gives effect to diluting materials and allowances for losses that may occur when the material is mined but does not reflect any subsequent losses in leaching or milling. Mineral reserves are further divided into proven and probable mineral reserves.

     A "Proven Mineral Reserve" comprises the economically mineable part of a measured mineral resource where there is the highest degree of confidence in the estimate. It is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect potential economic viability.



     A "Probable Mineral Reserve" is the economically mineable part of an indicated, and in some cases a measured mineral resource where there is a lesser degree of confidence in the estimate. The underlying preliminary feasibility study must address whether economic extraction can be justified.



     The term "Mineral Resource" covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling. Within this mineralization, mineral reserves may subsequently be defined by the consideration and application of technical and economic factors. Mineral resources are sub-divided, in decreasing order of geological confidence, into measured, indicated and inferred categories.



     A "Measured Mineral Resource" is one for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.



     An "Indicated Mineral Resource" is one where the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and reasonably to assume continuity of mineralization. The indicated mineral resource estimate is intended to be of sufficient quality to support a preliminary feasibility study which can serve as the basis for development and production planning decisions.



2. The reserves are based on an assumed gold price of $300 per ounce and reflect mining dilution and mining recovery.


3. Applying industry standard methodology, each property has a unique process gold recovery and cutoff grade(s).

                                                                  AVERAGE       AVERAGE
    PRODUCING                                                     PROCESS     GOLD CUTOFF
    PROPERTY                                                      RECOVERY    GRADE(S) G/T
    ---------                                                     --------    ------------
    Hoyle Pond..................................................   88.0%          7.68
    Fort Knox...................................................   85.6%          0.43
    True North..................................................   85.0%          0.69
    Kubaka......................................................   97.5%          3.20
    Refugio.....................................................   67.2%          0.48
    Blanket.....................................................   87.0%          3.20
    Blanket Tails...............................................   63.0%           n/a

4.   Unlike reserves, resources do not have a demonstrated economic value.


5. Drill spacing used to determine reserves are as follows by property: Hoyle Pond 7.6 meters for proven reserves, 15.2 meters for probable reserves, Pamour 7.6 meters for probable reserves, Fort Knox 36.6 meters for proven reserves and 48.8 meters for probable reserves, True North 30.5 meters for probable reserves, Kubaka 6.1 meters for both proven and probable reserves, Refugio 7.6 meters for both proven and probable reserves, and Blanket 6.1 meters for both proven and probable reserves.



6. The impact of a $25/oz. reduction in the long-term gold price (to $275/oz.) results in an estimated 8% decrease in reserve gold ounces. Alternately, the impact of a $25/oz. rise in the gold price (to $325/oz.), results in an estimated 6% increase in reserve gold ounces.


7. Except for "Other Sources" listed below, Kinross' employees, who meet the National Instrument 43-101 requirements for a Qualified Person, have prepared the reserve and resource estimations.

         QUALIFIED PERSONS RESPONSIBLE FOR ESTIMATED RESERVES AND RESOURCES

     MINE/PROPERTY                                           NAME                          TITLE(S)
     -------------                                           ----                          --------
     Hoyle Pond Mine........................  R. Cooper, P. Eng. & A. Still, AGO  Manager Technical
                                                                                  Services, Chief Geologist
                                                                                  (Hoyle Pond)
     Other Timmins..........................  A. Still, AGO                       Chief Geologist (Hoyle
                                                                                  Pond)
     Pamour.................................  R. Cooper, P. Eng.                  Manager Technical Services
                                                                                  (Hoyle Pond)
     Fort Knox Mine.........................  T. Wilton, P. Geo. & V. Miller, PE  Chief Geologist (Fort
                                                                                  Knox), Engineering Manager
                                                                                  (Kinross Technical
                                                                                  Services)
     True North, Ryan Lode and Gil..........  T. Wilton, P. Geo.                  Chief Geologist (Fort
                                                                                  Knox)
     DeLamar................................  V. Miller, PE                       Engineering Manager
                                                                                  (Kinross Technical
                                                                                  Services)
     Goldbanks..............................  V. Miller, PE                       Engineering Manager
                                                                                  (Kinross Technical
                                                                                  Services)
     Kubaka.................................  V. Miller, PE & B. Falletta, PE     Engineering Manager
                                                                                  (Kinross Technical
                                                                                  Services), Engineering
                                                                                  Manager (Kubaka)
     Refugio................................  V. Miller, PE                       Engineering Manager
                                                                                  (Kinross Technical
                                                                                  Services)
     Blanket................................  G. Ndebele, GSZ & R. Dye, PE        Geological Manager
                                                                                  (Blanket), Vice President
                                                                                  Technical Services
     Norseman...............................  B. Butler, P. Geo. & T. Wilton, P.  Sr. Geologist (Norseman),
                                              Geo.                                Chief Geologist (Fort
                                                                                  Knox)
                                                  OTHER SOURCES
     George/Goose Lake......................  MRDI, S. Juras, P. Geo.
     Angostura..............................  Information provided by Greystar Resources
     Dayton.................................  Information provided by Dayton Mining Corp.


8. The preceding measured and indicated mineral resources and proven and probable mineral reserves tables are as at December 31, 2001 and do not take into account the joint venture formed by Kinross and Placer on July 1, 2002 pursuant to which Placer's Dome mine and Kinross' Hoyle Pond mine and mill, Pamour and Nighthawk Lake mines and Bell Creek mill were integrated into a joint venture to be managed by Placer or a Placer affiliate. Kinross and Placer hold a 49% and 51% participating interest in the joint venture respectively. See "Description of Business and Properties -- Material Properties -- The Kinross/Placer Dome Joint Venture".



ENVIRONMENTAL REGULATIONS



     Kinross exploration activities and mining and processing operations are subject to the federal, state, provincial, regional and local environmental laws and regulations in the jurisdictions in which the Kinross facilities are located. In all jurisdictions in which Kinross operates, environmental licenses, permits and other regulatory approvals are required in order to engage in exploration, mining and processing, and mine closure activities. Regulatory approval of a detailed plan of operations and a comprehensive environmental impact assessment is required prior to initiating mining or processing activities or for any substantive change to previously approved plans. In all jurisdictions in which Kinross operates, specific statutory and regulatory requirements and standards must be met throughout the life of the mining or processing operations in regard to air quality, water quality, fisheries and wildlife protection, archaeological and cultural resources, solid and hazardous waste management and disposal, the management and transportation of hazardous chemicals, toxic substances, noise, community right-to-know, land use, and reclamation. In total, Kinross has more than 300 separate environmental permits and authorizations, as required by more than 150 individual environmental laws and regulations, in at least 15 federal, state, provincial, regional or local jurisdictions. Kinross is currently in compliance in all material respects with all applicable environmental laws and regulations.



     In 1998 Lassen Gold Mining Inc. (a Kinross subsidiary) was identified as a Potentially Responsible Party (PRP) under the U.S. Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. sec.sec.9601, et seq.; the Resource Conservation and Recovery Act, as amended (RCRA) 42 U.S.C. sec.sec.6901, et seq.; and the California Hazardous Substances Account Act, as amended (HSAA), the California Health and Safety Code sec.sec. 25300 et seq., in connection with the PRC Patterson Superfund Site. Kinross became a member of the Patterson Environmental Trust that funded the site remediation. The total paid to the Trust by Kinross was $175,552.00. As more PRPs were identified and became contributors to the Trust or participated in funding remediation separately, the amount of funds held by the Trust exceeded the financial obligation. In 2001, in accordance with a Cash-Out Settlement Agreement, Kinross was refunded $152,307.61. Kinross may receive a supplemental distribution when settlement is reached with the additional PRPs and from accrued interest in the Trust escrow account. All remediation and restoration activities have been completed at the PRC Patterson Superfund site. Kinross no longer has any liability associated with the site.



     Kinross is not a PRP in any other CERCLA action.


MATERIAL PROPERTIES

     The following properties have been identified as material to Kinross. All production data is presented on a 100% basis with the exception of gold equivalent production, which represents Kinross' proportionate share.

FORT KNOX MINE AND AREA, ALASKA

     Kinross is the owner of the Fort Knox mine. The Fort Knox mine includes the main Fort Knox open pit mine, mill, and tailings storage facility, the True North open pit mine, which commenced production in 2001, the Ryan Lode project and an 80% ownership interest in the Gil property that is subject to a joint venture agreement with Teryl Resources Corp ("Teryl"). Kinross' ownership interest in the Fort Knox mine was acquired as a result of the merger (the "Kinam Merger") with Amax Gold Inc. (now Kinam) on June 1, 1998. The Fort Knox mine and True North mine employed approximately 360 people at December 31, 2001. The Fort Knox property has been pledged as security against a syndicated credit facility with a syndicate of lenders lead by Bank of Nova Scotia which supports, inter alia, $49.0 million of industrial revenue bonds outstanding as at December 31, 2001.

Property Description and Location

     Fort Knox Open Pit

     The Fort Knox open pit mine mill and mineral claims cover approximately 20,500 hectares located 40 kilometres northeast of Fairbanks, Alaska. The claim block consists of two State of Alaska Upland Mineral Leases, 1,168 State of Alaska mining claims and one unpatented federal lode mining claim. The current reserve is located on approximately 505 hectares of land held under State of Alaska Upland Mineral Leases that expire in 2014. These leases may be renewed for a period not to exceed 55 years.

     The State of Alaska Upland Mineral Leases that the current reserves are located on are subject to a 3% Alaska production royalty based on taxable income. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License Tax is graduated from 3% to 7% of taxable income. The unpatented federal lode mining claim is owned by Kinross and not subject to any royalties. There were no royalties paid in 2001 or 2000.

     All requisite permits have been obtained for the mining and continued development of the Fort Knox open pit mine and are in good standing. Kinross is in compliance with the Fort Knox permits in all material respects.

     True North Open Pit

     The True North open pit mine mineral claims covers approximately 3,804 hectares located 40 kilometres northeast of Fairbanks, Alaska. The claim block consists of 104 State of Alaska mining claims owned by Kinross and mineral leases with third parties covering an additional 138 State of Alaska mining claims.

     All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License Tax is graduated from 3% to 7% of taxable income. In addition to the State of Alaska Mine License Tax, the leased state mining claims are subject to net smelter royalties ranging from 3.5% to 5%, less any advanced royalties paid. Kinross paid advance royalties of $150,000 in 2001 and 2000.

     All requisite permits have been obtained for the mining of Phase I of the True North open pit mine which consists of the Hindenburg and East Pit Zones. As at December 31, 2001, 47% of proven and probable reserves are located within the Hindenburg and East Pit Zones. These permits are in good standing. Kinross is currently in compliance with the True North permits in all material respects. Kinross is currently in the process of amending the current True North permits in order to further develop the deposit. Kinross estimates it has received the required permits.

     Ryan Lode Project

     The Ryan Lode project mineral claims cover approximately 500 hectares located ten kilometres west of Fairbanks, Alaska. The claim block consists of 50 State of Alaska mining claims, ten patented federal mining claims and five unpatented federal mining claims, all leased from third parties. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License tax is graduated from 3% to 7% of taxable income. In addition to the State of Alaska Mine License Tax, the leased claims are subject to net smelter royalties of 5%, and annual rental payments of $150,000. The annual rental payments are not deductible when computing the net smelter return royalties. Kinross paid $150,000 of annual rental payments in each of 2001 and 2000.

     Kinross has conducted limited exploration on the properties since acquiring the Ryan Lode project from La Teko in 1999.

     Gil Property

     The Gil property mineral claims cover approximately 2,700 hectares located contiguous to the Fort Knox claim block. The claim block consists of 167 State of Alaska mining claims and is subject to a joint venture agreement between Kinross and Teryl. Kinross' ownership interest in the Gil claim block is 80%. All production from the State of Alaska mining claims is subject to the State of Alaska Mine License Tax following a three-year tax grace period after production commences. The State of Alaska Mine License tax is graduated from 3% to 7% of taxable income.

     Kinross continues to actively explore the Gil claims.

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

     Access to the Fort Knox mine from Fairbanks, Alaska is by 34 kilometres of paved highway and eight kilometres of unpaved road. The True North mine is located 18 kilometres west of the Fort Knox property and is accessible by an unpaved road. The Ryan Lode project is located 65 kilometres from the Fort Knox property and is accessible by 54 kilometres of paved road and 11 kilometres of unpaved roads. The area is characterized by continental climate with cold dry winters and warm moist summers. Daily sunlight varies from 4 to 20 hours per day. Temperatures range from below -50 Celsius to above +35 Celsius. Mean precipitation is approximately 30 centimeters annually.

     The area topography consists of rounded ridges with gentle side slopes. Vegetation includes spruce, birch and willow trees and various shrubs, grasses and mosses. The elevation ranges from 1,000 to 1,600 meters.

     The Fort Knox milling operation obtains its process water from a fresh water reservoir located within the permitted property area. The tailings storage area on site has adequate capacity for the remaining mine life of the Fort Knox and the True North mines. Power is provided to the mine by Golden Valley Electric Association's power grid serving the area over a distribution line paid for by Kinross.

History

     An Italian prospector named Felix Pedro discovered gold in the Fairbanks mining district in 1902. Between 1902 and 1993 more than 8.0 million ounces of predominately placer gold were mined in the district. In 1984 a geologist discovered visible gold in granitic hosted quartz veins on the Fort Knox property. Between 1987 and 1991, a number of companies conducted extensive exploration work on the Fort Knox, True North and Gil properties. In 1991, Kinam entered into a joint venture agreement with Teryl to explore the Gil property. In 1992, Kinam acquired ownership of the Fort Knox property. Construction of the Fort Knox mine and mill operations began in 1995 and were completed in 1997. Commercial production at Fort Knox was achieved on March 1, 1997. Construction of the mine was completed at a capital cost of approximately $373 million, which included approximately $28 million of capitalized interest. After acquiring ownership of the True North property in 1999, Kinross completed pre-production capital expenditures, primarily permitting and the building of a haulage road to the Fort Knox mill. Commercial production at True North was achieved on April 1, 2001. Pre-production capital expenditures for True North were approximately $29.6 million.

Geological Setting and Mineralization

     Kinross' mining and exploration properties are located within the Fairbanks mining district, a southwest -- northeast trending belt of lode and placer gold deposits that comprise one of the largest gold producing areas in the state of Alaska.

     The Fairbanks district is situated in the northwestern part of the Yukon -- Tanana Uplands. The Yukon -- Tanana terrane consists of a thick sequence of polymetamorphic rocks that range from Precambrian to upper Paleozoic in age. The protoliths were comprised primarily of sedimentary and volcanic units, with only minor rocks of plutonic origin. The region has undergone at least two periods of dynamic and thermal metamorphism, an early prograde amphibolite event, and a later, retrograde, greenschist facies event. Some workers have suggested a more complex metamorphic history for the area, with the identification of four phases of penetrative deformation.

     The dominant rock unit in the district is the Fairbanks Schist. It is comprised of gray to brown fine-grained micaceous schist and micaceous quartzite. Interlayered with the Fairbanks Schist is the Cleary Sequence, a varied assemblage of metamorphic lithologies. In the northern part of the district high grade metamorphic rocks of the Chatanika terrane have been identified. These rocks, which are in fault contact with the Fairbanks Schist and Cleary Sequence, are thought to be Devonian to Mississippian in age, and have been metamorphosed to eclogite facies.

     The dominant structural trend of the district is expressed by numerous northeast trending faults and shear zones. These structures, which were important to the localization of gold mineralization, show a dominant strike-slip movement.

     Several intrusive bodies, ranging in age from late Cretaceous to early Tertiary, penetrate the Yukon -- Tanana terrane. They generally range from ultramafic to felsic in composition, and can be distinguished from older intrusive rocks by their lack of metamorphic textures.

Exploration

     Kinross routinely carries out exploration and development activities on its properties in the Fairbanks area. The 2001 exploration program focused on drilling at the True North gold deposit. The bulk of work was drilling and was completed to define the limits of strong mineralization in the area of the Hindenburg pit and establish the continuity of mineralization in this portion of the deposit. Limited drilling and other field activities were carried out at the Gil project. A short drilling program was completed on the Steamboat prospect, and mapping, trenching and sampling were completed at the Amanitaville prospect.

     The planned exploration and development drilling program for 2002 includes an in-pit drilling program at the Fort Knox mine (approximately 20 holes totalling about 5,500 meters) and areas immediately adjacent to it, a comprehensive drilling program at the True North mine and vicinity (146 holes totalling 10,725 meters), continued exploration drilling at the Gil project, and less intensive exploration of other early-stage prospects elsewhere in the Fairbanks region. The 2002 mineral exploration program may be modified from time to time, in response to changing results from the work programs.

Drilling, Sample and Analysis, and Security of Samples

     Drilling is the principal tool utilized to explore for and define mineral deposits in the Fairbanks mining district. Two types of drilling are utilized during exploration and development programs at the various properties, diamond core and reverse circulation drilling.

     Core drilling is the process of obtaining continuous cylindrical samples of rock from drill holes by means of annular shaped rock cutting bits rotated by a bore-hole drilling machine. Core drilling, also referred to as diamond drilling, is commonly used to collect undisturbed and continuous samples from either complete drill holes or intervals of holes that are of particular interest for the purposes of detailed and comprehensive sampling, for geotechnical and rock strength tests, or because alternative drilling methods may be incapable of providing appropriate geological or geotechnical data.

     Reverse circulation is a method of rotary drilling whereby the drilling medium is circulated to the drill bit face from the surface and the drill cuttings that are ground up by the drill bit cutting face are removed from the drill hole by the drilling medium (water, foam or other drilling muds and additives, or air) inside the drill rods. Reverse circulation drilling is a generally accepted method that is commonly used in mineral exploration and development drilling programs throughout the world.

     Reverse circulation drill cuttings are collected at one and a half meter intervals by a geologist or helper at each drill site. The data for each sample is entered in digitized format on a log sheet. Occasional written comments are also made on the log. In an effort to collect the most representative sample possible, 85 millimeter diameter core holes have been drilled at the Fort Knox and Ryan Lode deposits, while 64 millimeter core holes are drilled at True North and Gil. Core is regularly photographed and then logged and sampled in one and a half meter intervals. Data is entered on the logs in a digital format. Special emphasis is placed on shear and vein orientations, as well as mineralization and oxidation. A representative sample is retained for later use and the remainder of each interval is submitted for assay.

     Drill samples are collected from the drill hole by personnel of the various drilling contractors, under the direct supervision of Kinross staff. The samples are labelled and placed in bags at the drill site and prepared for transport to commercial laboratories for preparation and assay. All samples are either delivered to the preparation facility by Kinross personnel, or are picked up at a Kinross facility by employees of the laboratory.

     Duplicate samples are collected from every tenth sample and a check assay is performed and compared to the original assay. As a form of quality control, the inclusion of "blank" (unmineralized) samples within each sample shipment is part of the standard procedure

     A pulp sample of known grade is also submitted to the laboratory. The sample frequency is twice per core hole, and every 30 meters for reverse circulation holes. These standards are prepared both in-house and by outside laboratories over the different exploration seasons, and they represent different ranges of gold grades. For samples with fire assays greater than 1.0 grams per tonne, the samples are resubmitted to the laboratory for a cyanide soluble assay. The purpose of this procedure is to determine mill recovery rates.

Mineral Reserve and Resource Estimates

     The following table sets forth the proven and probable reserves for the Fort Knox mine and area as at December 31, 2001 and 2000.

                                                    2001                                 2000
                                      ---------------------------------    ---------------------------------
                                                 AVERAGE       GOLD                   AVERAGE       GOLD
                                      TONNES      GRADE       CONTENT      TONNES      GRADE       CONTENT
                                      -------    -------    -----------    -------    -------    -----------
                                      (000's)     (gpt)     (000's oz)     (000's)     (gpt)     (000's oz)
Proven..............................   59,212     0.83         1,575       104,834     0.80         2,678
Probable............................   44,708     1.05         1,508        20,302     1.50         1,008
                                      -------     ----         -----       -------     ----         -----
Total...............................  103,920     0.92         3.083       125,136     0.90         3,686
                                      =======     ====         =====       =======     ====         =====

     The December 31, 2001 Fort Knox reserves were calculated by Kinross in accordance with definitions and guidelines adopted by CIM. The reserves were calculated under the supervision of T. Wilton P. Geo., a Qualified Person employed by Kinross with at least five years experience. The reserves were calculated using a gold price of $300 per ounce and a gold cut-off grade of 0.69 to 0.43 grams per tonne depending on mining experience. Kinross estimates that life of mine mill recovery will average approximately 88%. Proven and probable reserves decreased by 603,000 ounces of gold in 2001. While 477,000 ounces were consumed by production, 126,000 ounces were re-classified as resources due to changes in pit design due to mining experience.

     In addition to proven and probable reserves, as at December 31, 2001, Kinross has estimated 37.7 million tonnes of measured and indicated resources at an average gold grade of 0.84 grams per tonne.

Mining and Milling Operations

     The Fort Knox and True North deposits are mined by conventional open pit methods. Ore is removed from the Fort Knox open pit by 135 tonne haul trucks and dumped directly into a gyratory crusher. Ore mined from the True North open pit is moved by 75 tonne haul trucks and dumped in an ore stockpile area. The ore is then placed into road licensed 55 tonne haulage trucks, trucked to and dumped into the gyratory crusher at the Fort Knox mill 18 kilometres away. Current life of mine plans based on reserves and resources of the two deposits have production ending in 2011.

     The processing facility at Fort Knox is a standard cyanide leach/carbon-in-pulp ("CIP") milling process. The mill processes ore on a 24 hour per day, 365 day per year schedule. The mill processed 38,929 tonnes per day during 2001. Ore is crushed to minus 10 inches in the primary gyratory crusher and conveyed to a coarse ore stockpile near the mill. From the coarse ore stockpile the ore goes by conveyor to a semi-autogenous grinding mill, which operates in closed circuit with two ball mills and a bank of cyclones for particle sizing. Correctly sized material flows to a thickener and into leach tanks where cyanide is used to dissolve the gold. Dissolved gold is absorbed into granular activated carbon particles in the CIP circuit. Carbon particles loaded with gold are removed from the slurry by screening. The gold is stripped from the carbon particles, plated onto a cathode by electrowinning, and melted into dore bars for shipment to a refiner. The tailings slurry flows through a cyanide detoxification process before flowing into the tailings impoundment area. The only significant modification to the plant occurred in 1998 when a pebble regrind crusher was added to the circuit to increase throughput. In 2002, a tailings thickener is expected to be installed at a cost of approximately $5.0 million.


     The following table presents operating data for the Fort Knox mine for years ended December 31 2001, 2000 and 1999.


                                                             YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                2001            2000            1999
                                                            ------------    ------------    ------------
Tonnes mined (000's of tonnes)............................    31,212.9        32,301.9        27,532.8
Ore processed (000's of tonnes)...........................    14,209.1        13,603.2        12,533.8
Gold grade (gpt)..........................................        1.05            0.94            0.95
Average gold recovery (%).................................          86              89              90
Gold equivalent production (oz.)..........................     411,221         362,959         351,120
Total cash costs ($/oz.)..................................         207             203             194
Total production costs ($/oz.)............................         314             294             322


     Gold equivalent production in 2001 was 411,221 ounces compared to 362,959 in 2000. In 2001, total cash costs were $207 per ounce of gold equivalent compared to $203 in 2000. The Fort Knox mine 2001 business plan called for 450,000 ounces of gold equivalent production at total cash costs of $196 per ounce of gold equivalent. The plan was predicated on production from the Fort Knox open pit and supplemental feed from the recently acquired True North deposit early in 2001.

     For 2001, cash production costs were $2.8 million lower than planned. Unfortunately, the reduced spending did not compensate for the delays in achieving commercial production at the True North open pit, due to a prolonged permitting process, unacceptable performance of the haulage contractor during the third quarter of 2001 and lower than anticipated ore grade in the upper benches at the True North open pit during the third quarter of 2001. The fourth quarter of 2001 results were on plan as Kinross acquired the haulage fleet and is managing the ore haulage operations from the True North open pit to the Fort Knox mill. In addition, the grade of the ore mined during the fourth quarter of 2001 at the True North open pit was as planned. Estimated gold equivalent production for 2002 is 440,000 ounces at total cash costs of approximately $210 per ounce.

     Capital expenditures at the Fort Knox operations in 2001 were $20.2 million compared to $17.6 million during 2000. The majority of capital expenditures for 2001 were required to purchase nine haulage trucks for the True North ore haulage, complete the access road from the Fort Knox mill to the True North open pit and for site infrastructure at the True North open pit. Planned capital expenditures for 2002 are estimated to be $16.0 million.

Environmental and Site Restoration Costs

     In 2001, all activities at the Fort Knox and Area properties were, and have continued to be, in compliance in all material respects with applicable corporate standards and environmental regulations. Kinross estimates its site restoration costs at the Fort Knox and Area properties to be $13.9 million of which $5.8 million has been accrued as a long term liability of Kinross. The balance will be accrued on a unit of production basis over proven and probable reserves. Kinross has posted surety bonds totalling $13.5 million for site restoration obligations with the state government.

                                     [MAP]

                          [FAIRBANKS GOLD LETTERHEAD]


THE KINROSS/PLACER DOME JOINT VENTURE

General

     Kinross and Placer have entered into an asset exchange agreement (the "Asset Exchange Agreement") and a joint venture agreement, both dated as of July 1, 2002, for the purpose of forming a joint venture that will combine the two companies' respective gold mining operations in the Porcupine district in the Timmins area, Ontario, Canada. Placer will own a 51% participating interest and Kinross will own a 49% participating interest in the Porcupine Joint Venture, which joint venture will be managed by Placer. The Porcupine Joint Venture incorporates Placer's Dome mine and mill, Kinross' Hoyle Pond, Pamour and Nighthawk Lake mines and the Bell Creek mill.

The Asset Exchange Agreement

     Pursuant to the Asset Exchange Agreement which was entered into as a step in implementing the Porcupine Joint Venture, Placer transferred to Kinross an undivided 49% interest in all of Placer's assets owned, used or thereafter acquired by Placer or its affiliates and located within a 100 kilometre radius of Placer's Dome Mill in or near Timmins, Ontario (the "Development Area") and used in the gold mining, milling and exploration business and operations carried on by Placer or its affiliates, including all real property, personal property, inventory, certain accounts receivables, buildings, fixtures, facilities, private roads and other assets located or acquired in the Development Area, including all patented, leasehold, unpatented mining claims and licenses of occupation recorded in the name of Placer or its affiliates, the benefit of any royalty agreements in favour of Placer or its affiliates, the benefit of Placer's leases and other contracts relating to Placer's real property and mining claims in this area and the benefits which may be obtained under any existing actions, claims or other proceedings relating to Placer's business in this area and all goodwill attributable to such business.

     Under the Asset Exchange Agreement, Kinross in turn transferred to Placer an undivided 51% interest in all of Kinross' assets owned, used or thereafter acquired by Kinross or its affiliates and located within the Development Area and used in the gold mining, milling and exploration business and operations carried on by Kinross or its affiliates, including all real property, personal property, inventory, certain accounts receivable, buildings, fixtures, facilities, private roads and other assets located or acquired in the Development Area, including all patented, leasehold, unpatented claims and licenses of occupation recorded in the name of Kinross, the benefit of any royalty agreements in favour of Kinross or its affiliates, the benefit of Kinross' leases and other contracts relating to Kinross' real property and mining claims in this area and the benefits which may be obtained under any existing action, claims or other proceedings relating to Kinross' business in this area and all goodwill attributable to such business. Any interest that Kinross may acquire in and to the project within the Development Area commonly known as the Aquarius Project is excluded from the Porcupine Joint Venture pending agreement between the parties to include it.

     Under the Asset Exchange Agreement, Kinross has also transferred all of its contracts relating to its Timmins operations to Placer, and Placer assumed such contracts as manager of the Porcupine Joint Venture for the benefit of both parties and the exclusive use of the Porcupine Joint Venture. Placer's contracts relating to its Timmins operations remain in the name of Placer, which will hold such contracts as manager of the Porcupine Joint Venture for the benefit of both parties and the exclusive use of the Porcupine Joint Venture.

The Porcupine Joint Venture Agreement

     The purpose of the Porcupine Joint Venture is to engage in operations relating to the mining, milling, exploration and development of the properties subject to the Porcupine Joint Venture, and to perform any other activity necessary, appropriate or incidental to the foregoing. The term of the Porcupine Joint Venture is from July 1, 2002 and until so long thereafter as ores and mineral resources are produced from the assets forming part of the Porcupine Joint Venture and all reclamation obligations, liabilities or responsibilities under applicable laws or instruments of title relating to operations under the Porcupine Joint venture have ceased or been satisfied, to a maximum of 99 years, unless the Porcupine Joint Venture is earlier terminated pursuant to the terms of the Porcupine Joint Venture Agreement.

     Each of Kinross and Placer is obligated to contribute funds from time to time to the Porcupine Joint Venture in proportion to their respective participating interests, pursuant to adopted programs and budgets.

     Under the Porcupine Joint Venture a party's participating interest may be reduced upon the election by such party not to contribute to an adopted program and budget for the Porcupine Joint Venture, or in the event of a default by such party in making its agreed upon contribution to an adopted program and budget.

     In addition, if a party's participating interest is reduced to less than 10%, the other party may elect that the first party be vested with a 2% net smelter returns royalty on ores and minerals mined from the properties subject to the Porcupine Joint Venture and the first party shall be deemed to have transferred its remaining participating interest to the other party.

Porcupine Joint Venture Operations

     The Porcupine Joint Venture operations consist of the Dome underground and open pit mine and mill, the Hoyle Pond underground mine and the Bell Creek mill and tailings storage facility. In addition, the Porcupine Joint Venture operations consist of a number of former producing mines, most notably the Pamour and Nighthawk Lake mines. The Porcupine Joint Venture operations employed approximately 842 people at July 1, 2002. READERS ARE CAUTIONED THAT THE INFORMATION SET OUT IN THIS SECTION IS OF A HISTORICAL NATURE AND DOES NOT REFLECT THE FORMATION OF THE PORCUPINE JOINT VENTURE.

     The only producing mines forming part of the Porcupine Joint Venture in Timmins at present are the Dome mine and the Hoyle Pond mine.

     All of the information included therein on the Dome property has been provided by Placer.

Property Description and Location

     Hoyle Pond Underground Mine and Bell Creek Mill

     The Hoyle Pond underground mine, mineral claims and the Bell Creek mill are located in Hoyle Township in Timmins, Ontario on 899 hectares of patented land, 441 hectares of land leased from the province and one private lease covering 65 hectares. The private lease is for a term of 20 years and is in good standing until May 31, 2005. There are also two contiguous staked mining claims covering 32 hectares located in Whitney Township south of Hoyle Township. Kinross owns an additional 10,164 hectares of exploration properties nearby.

     There are various royalties on the Hoyle Pond underground mine land package. The only royalty requiring payment at present is a tonnage based royalty on the private lease. Royalty payments were $0.1 million in both 2001 and 2000.

     All requisite permits have been obtained for the mining and continued development of the Hoyle Pond underground mine and the Bell Creek mill and are in good standing and the Porcupine Joint Venture is in compliance with Hoyle Pond and Bell Creek permits in all material respects.

     Dome Mine and Mill

     The Dome underground and open pit mine and mill are located within the city limits of Timmins, Ontario, on an area that covers over 2,740 hectares of staked and patented mining claims held or under option, including the Preston property that lies to the south and east, immediately adjacent to the Dome property, the Paymaster property that lies to the west of the Dome open pit and the Vedron property that lies south of the Paymaster property.

     A two percent net smelter royalty is payable on production from the Preston, Paymaster and Vedron properties. No other royalties are payable on the Dome property.

     All requisite permits have been obtained for the mining and continued development of the Dome underground and open pit mine and mill and are in good standing the Porcupine Joint Venture is in compliance with such permits in all material respect.

     Pamour and Nighthawk Lake Mines

     The Pamour open pit and Nighthawk Lake underground mines and mineral claims are located in Timmins Ontario on 12,385 hectares in 675 claim units. The Pamour mine is approximately two kilometres south of and contiguous with the Hoyle Pond mine while the Nighthawk Lake mine is approximately 17 kilometres southeast of Hoyle Pond. There has been no production at these mines since their acquisition in 1999.

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

     Access to the Hoyle Pond mine from Timmins is by 20 kilometres of paved highway and three kilometres of unpaved roads. The Pamour mine is located two kilometres south of the Hoyle Pond mine and accessible by an unpaved road. The Nighthawk lake mine is located 17 kilometres southeast of the Hoyle Pond mine and accessible by 10 kilometres of paved roads and seven kilometres of unpaved roads. The area climate is cold winters and hot summers. Temperatures range from below -40 Celsius to above +30 Celsius. Mean precipitation is approximately 80 centimeters annually.

     The topography of the area is typical of the Canadian Shield and consists of an irregular surface with moderate relief. The topographic highs are the result of bedrock outcrops and are surrounded by low lying areas of poorly drained wetlands. Vegetation includes spruce, pine, poplar and birch trees and various shrubs, grasses and mosses. The elevation ranges from 200 meters to 300 meters.

     The Bell Creek milling operation obtains its processing water from the Bell creek located within the permitted property area. The land package includes areas where additional tailings storage areas can be permitted. The current tailings storage area has sufficient capacity for the next several years of planned production. Power is provided to the mine and mill by Ontario Hydro.

     Access to the Dome mine is by paved road from the town of South Porcupine, 6 kilometres east of Timmins on Highway 101. Rail freight service is available from the Falconbridge -- Kidd Creek metallurgical site 8 kilometers east of the mine. The area climate is cold and dry winters and warm and moderately humid summers. Temperatures range from below -40 celsius to above +30 celsius. Mean rainfall is approximately 80 centimeters annually.

     The terrain in the Timmins area is predominantly flat, with local relief rarely exceeding 20 metres. The elevation for Tisdale township rises from 230 meters to 312 meters.

     Large areas of muskeg are common in southern Tisdale Township, which includes Dome mine. Vegetation around Dome mine consists of Jack Pine, Poplar and small bushes in drier areas; Spruce and Alder in the lower, wetter areas; and Lichen with sparse trees in areas of large outcrops. Areas that were burnt by the 911 fire are covered by scrub and secondary regrowth.

     The dominant suficial material in the Dome mine area is glacial till overlain by glaciolacustrine silts and clays. Mine waste and tailings cover some areas closer to the mine.

History

     Land was first staked in the vicinity of the present day Pamour mine in 1910. Limited production was achieved from 1911 to 1914. The property remained idle from 1914 to 1923. Between 1923 and 1935 several mining syndicates carried out exploration work. In 1935 and 1936 the Pamour No. 3 shaft was sunk and a 650 tonnes per day mill was constructed. In 1938 the mill capacity was increased to 1,300 tonnes per day by installing new equipment. During the 1950's mill throughput averaged 1,500 tonnes per day. In 1972, the mill was expanded to treat 2,275 tonnes per day as production from the nearby Aunor mine was processed at the Pamour mill. Open pit mining at the Pamour mine began in 1976 and continued until 1999. Kinross acquired the Pamour mine in 1999.

     The Hoyle Pond discovery hole was drilled by Texas Gulf in 1980. The area was explored in 1980 to 1982. The mine was developed by ramp in 1983 and 1984. The mine has been in continuous production since 1982 and was acquired by Kinross pursuant to the merger with FGC in 1993. Since 1993, Kinross has conducted exploration programs and underground development has added significant additional mineralization. From 1994 to 1999 Kinross sunk an 815 meter shaft and developed a second ramp to access underground workings. The Bell Creek mill has gone through a series of expansions with current capacity of 1,500 tonnes per day.

     The Dome deposit was discovered in 1909. Operations commenced in 1910, producing 214 ounces of gold. After a fire destroyed the first mill, a new mill was officially opened in 1912. Due to World War I, the mill was shut down from 1917 to 1919. In 1929 the mill was destroyed by fire for a second time and put back into operation in 1930. In 1984 the mill capacity was increased from 2,000 to 3,000 tons per day. Part of the extension included a new vertical shaft, the No. 8 shaft which was sunk from the surface to a depth of 1,667 meters. In 1988, due to a skipping accident, No. 8 shaft was not producing, and therefore open pit mining was commenced. From 1992 to 1996, Placer produced from the Paymaster property. In 1995, an expansion of the operations, which included an enlarged open pit and increase in milling capacity was completed. As a result, full production from the expanded open pit was achieved and mine production increased from a nominal rate of 3,400 tonnes per day in 1994 to 9,100 tonnes per day in 1995. In 1997, the Preston property was purchased and pit mining was commenced.

Geological Setting and Mineralization

     The Hoyle Pond Main Zone and 1060 Zone deposits, both of which are in production, occur on opposite limbs of an open, northeast plunging F2 antiformal structure, hosted within carbonatized north-dipping sheared and metamorphosed tholeiitic basalts. The 7 Vein system occurs as a series of stacked, flat to gently northeast dipping veins at the nose of the antiformal structure. Mineralization occurs as coarse, free gold in white to grey-white quartz veins with variable ankerite, tourmaline, pyrite and local arsenopyrite. Alteration halos are generally narrow, consisting of mainly grey zones (carbon, carbonate, sericite, cubic pyrite) in the Hoyle Pond system, and carbonate-sericite, with fuchsite, pyrite, arsenopyrite and trace chalcopyrite, sphalerite within the 1060 structures.

     The Hoyle Pond Main Zone includes a series of generally northeast striking, linked quartz vein zones (at least 11 veins of economic significance) folded on a small scale with moderate west trending and northeast plunging fold axis. The 1060 Zone consists of at least five main vein structures (B1, B2, and B3 Zones, A Zone and Porphyry Zone) with orientations ranging from north to northeast with generally subvertical dips.

     The Pamour mine is located approximately one kilometre north of the Destor -- Porcupine Fault Zone and overlies an east-west trending unconformity between Tisdale Group volcanic rocks and Timiskaming Group sediments. Volcanic rocks occupy the area north of the mine and the unconformity, and include interlayered mafic to ultramafic units. Sedimentary rocks occupy the area south of the unconformity and include greywacke, argillite and conglomerate. A distinct unit of clastic sediments marks the unconformity itself. Gold mineralization is hosted by both volcanic and sedimentary units and related to both individual quartz veins and vein swarms, which trend mainly east-west. Volcanic-hosted ore bodies include shallow north-dipping single vein structures within mafic volcanics, as well as irregular shaped vein swarms along various lithologic contacts within the volcanic sequence. Sedimentary hosted ore bodies include irregular shaped vein swarms along the unconformity as well as narrow, steep south-dipping veins in greywacke further to the south.

     The Nighthawk Lake mine is located along the Nighthawk Lake Break, a branch fault of the Destor Porcupine Fault Zone. Rocks in the vicinity of the Nighthawk Lake mine consist of mafic to felsic volcanics, intruded by irregular masses of albitite and syenite. Gold mineralization occurs both within the volcanic rocks and intrusives, and generally shows a close spatial association with strong carbonate alteration, brecciation, quartz veining and pyrite or arsenopyrite. Based on past work, orebodies at the mine have been subdivided into six main zones including the: Main Zone, No. 1 Zone, No. 4 Zone, Ramp Zone, "A" Zone and Deadman Island Zone.

     The Dome mine lies on the south limb of the Porcupine syncline in an area where the Keewatin volcanic rocks are overlain by the Timiskaming metasedimentary slates and conglomerates.

     Gold mineralization is found in a number of different rock types and in association with a number of different structural settings. Mineralization in the district is commonly associated with the northeasterly plunge of the Porcupine syncline.

     At the mine site, the local sequence of north dipping metavolcanics and metasedimentary rocks have been folded to form a northeasterly plunging structure, referred to as "Greenstone Nose". Sediments consisting of conglomerates, slates and greywackes are draped around this structure and form the "Sedimentary Trough" on the south side.

     Mineralization occurs mainly in association with structurally controlled quartz and quartz-ankerite veins. Principal orebodies can be classified into three main types: Long narrow veins in shear zones parallel to the stratigraphic trend; swarms of en-echelon veins and stockworks of veins; and disseminated mineralization, in which the gold is associated with pyrite and/or pyrrhotite and little or no vein material is present.

     Immediately south of "Sedimentary Trough" lies an east-west striking, highly strained zone in which magnesium rich, carbonatized rock occurs. This highly altered zone corresponds to the trace of the ductile Dome Fault interpreted to represent a branch off the main Destor-Porcupine Fault. To the west, the Dome Fault Zone passes between two major porphyritic intrusive bodies -the Paymaster and the Preston Porphyries. To the south of the Dome Fault Zone are the "Southern Greenstones", a south-dipping sequence of basalts consisting of massive and pillowed flows.

     At the Paymaster property, historic mining operations extracted ore from ankerite veins in mafic units and quartz veins in porphyry. The majority of mineralization being targeted by current exploration is hosted by carbonated and sulphidic greenstone adjacent to and within flexures in the mafic/ultramafic contact (36 Zone).

Exploration

     Exploration expenditures within the Hoyle Pond mine totalled $1.0 million during 2001. A total of 34,320 metres of diamond drilling was completed primarily from underground workings. The focal target of exploration drilling was the 1060 Zone, with smaller amounts of drilling targeting structures within the 7 Vein structures and the Hoyle Pond Main Zone. Exploration successfully increased proven and probable reserves by approximately 10% for 2001 year end reserves. The 2002 budget for mine site exploration (prior to the Porcupine Joint Venture) is $1.0 million to target structures primarily within the 1060 Zone.

     Kinross' regional exploration within the Timmins camp totalled $0.3 million during 2001; almost all of this was spent during the fourth quarter. A total of 7,753 metres of diamond drilling explored targets at Pamour North, the McIntyre Central Porphyry Zone (CPZ) and at Coniaurum. The exploration budget for 2002 (prior to the Porcupine Joint Venture) is approximately $1.7 million. Exploration will include targets at Pamour North, McIntyre CPZ, Coniaurum, Hallnor, Hopson and Wetmore.

     In the case of the Dome property, during 2001, underground exploration continued in a variety of geological settings. Targets included the 36 and 66 zones at depth, and the dacite and sed zones. All geological domains are being reviewed for bulk zone targets. The underground exploration and delineation program in 2001 consisted of 367 meters of development and 4,173 meters of diamond drilling. In addition $380,000 was spent on drift rehabilitation to access old areas.

     Placer's regional exploration within the Timmins camp totaled $3.1 million during 2001. Expenditure was committed to compilation and interpretation of regional geophysical and geochemical data, development of 3-D structural models, drilling identified targets (21,900 meters), acquiring properties and forming joint ventures on prospective land holdings. The exploration budget for 2002 (prior to the Porcupine Joint Venture) is approximately $3.2 million.

Drilling, Sample and Analysis and Security of Samples

     Kinross' Diamond core drilling at the mine site during the year ended December 31, 2001 consisted of underground core drilling and surface exploration diamond core drilling. Sampling is conducted on a daily basis through the use of chip samples, muck samples, and test holes (sludge samples). Ore development is sampled at intervals of two to five meter intervals through the use of chip samples and muck samples. Stopes are sampled at five meter intervals where practical, and stope muck is sampled at intervals of 1 muck sample every 20-40 tonnes.

     Samples are analysed at either the Bell Creek assay lab (on-site lab operated by Kinross' personnel) or at an independent assay lab. Most muck and chip samples and surplus definition drill core are processed at the Bell Creek lab. All exploration drill core and overflow muck, chip and definition drill core is processed at the independent assay lab. Samples at the Bell Creek lab are analysed using conventional fire assay methods with a gravimetric finish. Samples at the independent lab are analysed using conventional fire assay methods with a gravimetric finish for a samples containing coarse visible gold are identified on the sample tag. Each of these samples will have a second reject analysed as well as a check assay from the first reject resulting in a minimum of three determinations. Check assays for all samples are conducted at the Bell Creek lab twice on each tray of 25 samples. Blank samples are analysed at the Bell Creek lab twice on each tray of 25 samples, and a standard is checked at least once on a tray of 25 samples. At the independent lab, check assays are determined every 8-10 samples, and a blank and a standard are analysed approximately every 30 samples.

     In the case of the Dome property, samples from surface and underground production and exploration are analyzed primarily at the Dome mine site assay laboratory. Check assays are processed both by the on site laboratory and external laboratories. Multi-element analysis is conducted offsite. All gold analyses are done by conventional fire assay methods with an AA finish. Samples showing visible gold are assayed using either a gravimetric finish or pulp metallic assay.

     Underground ore development is sampled at intervals of two to three meter intervals through the use of chip samples and muck samples. Cut and fill stopes are sampled at approximately one sample for 30 tonnes, longhole stopes are sampled at approximately one sample for 60 tonnes and bulk zones are sampled at approximately one sample for 60 tonnes.

     Open pit samples are collected from blasthole cuttings at approximately 10 meter intervals. In ore zones, a single sample is collected from each hole and represents approximately 450 tonnes of ore. Waste zones are sampled at one in four holes.

Mineral Reserve and Resource Estimates

     The following table sets forth the proven and probable reserves for the Hoyle Pond mine as at December 31, 2001 and 2000. The proven and probable reserves reported below do not take into account the changes to reserve data that may result from the Porcupine Joint Venture.

                                                         2001                                2000
                                           --------------------------------    --------------------------------
                                                      AVERAGE       GOLD                  AVERAGE       GOLD
                                           TONNES      GRADE      CONTENT      TONNES      GRADE      CONTENT
                                           -------    -------    ----------    -------    -------    ----------
                                           (000'S)    (GPT)      (000'S OZ)    (000'S)    (GPT)      (000'S OZ)
Proven...................................    367       13.31        157          362       12.20        142
Probable.................................    554       14.04        250          568       12.40        227
                                             ---       -----        ---          ---       -----        ---
Total....................................    921       13.74        407          930       12.30        369
                                             ===       =====        ===          ===       =====        ===

     The December 31, 2001 Hoyle Pond reserves were calculated by Kinross in accordance with definitions and guidelines adopted by the CIM. The reserves were calculated under the supervision of R. Cooper, P. Eng. and A. Still AGO, both Qualified Persons employed by Kinross with at least five years experience. The reserves were calculated using a gold price of $300 per ounce and a cut-off grade between 7 and 8 grams per tonne for the Hoyle Pond Main Zone and between 8 and 10 grams per tonne for the 1060 Zone depending upon width and attitude of the veins. High-grade assays were reduced to a maximum grade of 200 grams per tonne in the Hoyle Pond Main Zone structure and the high-grade Porphyry Zones east of the dyke, and 100 grams per tonne in the 1060 Zone structure. Based on mining experience, an allowance for mining dilution of 10% to 30% at established background values ranging from 0.6 to 0.8 grams per tonne has been made. Proven and probable reserves increased by 38,000 ounces in 2001, of which 138,000 ounces were consumed by production, economic and engineering parameter changes added 14,000 ounces and exploration activities added 162,000 ounces. Kinross estimates that mill recovery will be approximately 88%.

     In addition to proven and probable reserves, Kinross has estimated 1.2 million tonnes of measured and indicated resources at the Hoyle Pond mine at an estimated average gold grade of 9.45 grams per tonne.

     The following table sets forth the proven and probable reserves for the Pamour mine as at December 31, 2001 and 2000. The proven and probable reserves reported below do not take into account the changes to reserve data that may result from the Porcupine Joint Venture.

                                                       2001                                2000
                                         --------------------------------    --------------------------------
                                                    AVERAGE       GOLD                  AVERAGE       GOLD
                                         TONNES      GRADE      CONTENT      TONNES      GRADE      CONTENT
                                         -------    -------    ----------    -------    -------    ----------
                                         (000'S)    (GPT)      (000'S OZ)    (000'S)    (GPT)      (000'S OZ)
Proven.................................      --        --          --            --        --          --
Probable...............................  14,167      1.65         753        14,167      1.65         753
                                         ------      ----         ---        ------      ----         ---
Total..................................  14,167      1.65         753        14,167      1.65         753
                                         ======      ====         ===        ======      ====         ===

     The December 31, 2001 Pamour reserves were calculated by Kinross in accordance with definitions and guidelines adopted by the CIM. The reserves were calculated under the supervision of R. Cooper P. Eng., a Qualified Person employed by Kinross with at least five years experience. The reserves were calculated using a gold price of $300 per ounce and a cut-off grade of 0.96 grams per tonne. Proven and probable reserves increased by 753,000 ounces in 2000 upon completion of feasibility study on the Pamour mine. Kinross estimates mill recovery to be approximately 87%.

     In addition to proven and probable reserves, Kinross has estimated 37.6 million tonnes of indicated resources at the Pamour mine suitable to open pit mining at an estimated average gold grade of 1.5 grams per tonne.

     In addition to the reserves and resources at Hoyle Pond and Pamour mines, Kinross has calculated resources at a number of additional properties owned by Kinross in the Timmins area. Measured and indicated resources amenable to underground mining amount to an additional 2.6 million tonnes at an estimated average grade of 4.4 grams per tonne. Measured and indicated resources amenable to open pit mining amount to an additional 7.3 million tonnes at an estimated average grade of 2.0 grams per tonne.

     As the changes resulting from the Porcupine Joint Venture have not yet been ascertained, Kinross is not yet able to determine the relevant reserves for the properties forming part of the Porcupine Joint Venture, including the reserves for the Dome mine. For the proven and probable reserve information for the Dome mine as of December 31, 2001 and 2000, reported by Placer, without taking into account the Porcupine Joint Venture, readers should refer to Placer's Annual Information Form dated February 14, 2002 and its Annual Information Form dated February 15, 2001.

Mining and Milling Operations

     The Hoyle Pond operations consist of an underground mine serviced by two declines and one shaft. The underground operations comprise of 17 main levels, with the shallowest at 40 meters below surface and the deepest at 720 meters below surface. The Hoyle Pond ramp extends down to the 280 meter level and services the Hoyle Pond and 7 vein zones. The 1060 ramp extends to the 720 meter level and services the 1060 Zone. Underground development completed in 2001 involved the extension of the 1060 ramp to the 700 meter level and the excavation of an internal ore and waste pass system, complete with chutes. The 2002 business plan involves an extension of the 1060 ramp to the 820 meter level. The shaft was completed in 1997 to a depth of 815 meters below surface. Total production (ore and waste) is transported to the loading pocket by means of an ore/waste pass system and hoisted to surface in 6.5 tonne skips. The surface infrastructure consists of administration buildings, maintenance, compressed air and hoisting facilities. Current life of mine plans based on reserves and resources have production ending in 2009.

     The mineralized zones at Hoyle Pond are narrow high-grade veins, dipping from 30 to 90 degrees. Mining methods used are cut and fill, shrinkage, panel and longhole methods.

     The processing facility at Bell Creek is a standard CIP milling process. The mill processes ore on a 24 hour per day, 365 day per year schedule. The mill processed 1,216 tonnes per day during 2001. Ore is crushed to minus one half inch in the primary crusher and conveyed to a grinding circuit, which operates in closed circuit with two ball mills, two gravity Knelson concentrators and a bank of cyclones for particle sizing. Correctly sized material flows to a thickener and into leach tanks where cyanide is used to dissolve the gold. Dissolved gold is absorbed into granular activated carbon particles in the CIP circuit. Carbon particles loaded with gold are removed from the slurry by screening. The gold is stripped from the carbon particles, plated onto a cathode by electrowinning, and melted into dore bars for shipment to a refiner.


     The following table presents operating data for the Hoyle Pond mine for years ended December 31 2001, 2000 and 1999.


                                                             YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                2001            2000            1999
                                                            ------------    ------------    ------------
Ore processed (000's of tonnes)...........................      443.9           460.6           419.1
Gold grade (gpt)..........................................      12.40           11.27           11.51
Average gold recovery (%).................................         88              84              88
Gold equivalent production (oz.)..........................    156,581         140,441         136,709
Total cash costs ($/oz.)..................................        182             209             210
Total production costs ($/oz.)............................        265             303             292


     Gold equivalent production in 2001 was 156,581 ounces compared to 140,441 ounces in 2000. In 2001, total cash costs were $182 per ounce of gold equivalent compared to $209 in 2000. Cash production costs were on plan during 2001, 14% lower than in 2000. This reduced spending combined with higher gold equivalent production due to a 10% increase in the grade of ore processed, resulted in lower per ounce total cash costs. Estimated gold equivalent production for 2002 is 145,000 ounces at total cash costs of approximately $193 per ounce.

     Capital expenditures at the Hoyle Pond operations in 2001 were $7.9 million compared to $13.8 million during 2000. The majority of capital expenditures for 2001 were required to further advance the 1060 ramp, underground development drilling and underground fleet replacements. Planned capital expenditures for 2002 are estimated to be $8.6 million.

     At the Dome mine underground mining is currently underway from the surface to a depth of 1,340 metres. The main production and service shaft is the No. 8 shaft which extends 1,650 metres in depth. In 2001, the proportion of underground ore provided by cut and fill mining was 4%, longhole mining provided 82% of the ore and development provided 14% of the ore.

     The Dome Open Pit is being mined in three stages. Development of the final stage commenced in the summer of 1998. Mining is conducted using conventional open pit mining methods. All mining is carried out on 9.1 metre benches. Pit wall inter-ramp angles vary but average 52 degrees. Haulage ramp gradients are set to 10%.

     Conventional open pit mining equipment is used. The mining fleet includes diesel powered drills, electric cable shovels, 136 tonne haulage trucks, front-end loaders, dozers and other support equipment.

     Ore estimations for the open pit include allowances for the presence of mined-out underground workings. Open pit mining costs reflect the specialized drilling, blasting and backfilling that is required to ensure that open pit mining can proceed safely through these underground workings. Overburden encountered in the upper portions of the open pit is stockpiled for use in reclamation. Rock dumps are contoured and re-vegetated on an ongoing basis as part of normal open pit operations.

     In 2001, the underground mine provided 2,116 tonnes per day and the open pit 9,180 tonnes per day. Open pit mineral reserves will be depleted in 2004. Stockpiled ore is expected to sustain mill operations until the year 2007.

     Gold is recovered using a combination of gravity concentration and cyanidation techniques. The flowsheet consists of primary crushing, secondary crushing, rod/ball mill grinding, gravity concentration, cyanide leaching, carbon-in-pulp gold recovery, stripping, electrowinning and refining. The current mill facilities process over 11,500 tonnes of ore per day.

Environmental and Site Restoration Costs

     In 2001, all activities at Kinross' Timmins operations were, and have continued to be, in compliance in all material respects with applicable corporate standards and environmental regulations. Kinross estimates its site restoration costs at its Timmins operations to be $11.4 million of which $3.3 million has been accrued as a long term liability of Kinross. The balance will be accrued on a unit of production basis over proven and probable reserves. Kinross has posted surety bonds and letters of credit totalling $2.6 million for site restoration obligations with the provincial government.

     Work began at the Dome property as early as 1910. Prior to mining activity the setting of the camp was undisturbed Northern Ontario boreal forest. A formal closure plan for the properties has been filed with the government. It calls for restoration of the sites, both physically and chemically. Reclamation is ongoing; approximately 270 hectares of tailings and waste dumps has been reclaimed since the end of 1999.

     The Dome Watchful Eye (DWE) is the name given to a stakeholder group that has been formed to support Dome Mine's Sustainability Policy. Community membership was solicited at a Town Hall meeting at the Whitney Arena in May 1999. The main goal of this relationship is to recognize and understand requirements, expectations and concerns of all parties. The group seeks to critically examine identified issues and work with mine management to develop strategies through consensus that meet the mutual needs of stakeholders, the community and the company throughout and beyond the mine life.

     The Dome Watchful Eye committee was bestowed the prestigious Award of Merit presented by the City of Timmins Mayor elect Jamie Lim for it's commitment and dedication to our environment.

                                     [MAP]

                                     [MAP]

KUBAKA MINE, RUSSIAN FEDERATION

     Kinross indirectly owns a 54.7% interest in Omolon Gold Mining Company ("Omolon"), a Russian joint stock company. The joint stock company is operated under a contractual agreement whereby an indirect subsidiary of Kinross is the operator and manager. The major assets of the joint stock company are the Kubaka mine and the Birkachan exploration project located in the Russian Far East. The majority of Kinross' ownership interest in the Kubaka mine was acquired as a result of the Kinam Merger on June 1, 1998. The Kubaka mine employed approximately 460 people at December 31, 2001.

Property Description and Location

     The Kubaka open pit mine, infrastructure and mining concession covers approximately 897 hectares located 320 kilometres south of the Arctic Circle and 950 kilometres northeast of the major port city of Magadan. Omolon holds the license from the Russian government to operate the Kubaka Mine (the "Kubaka License"). The Kubaka License terminates in 2011, subject to extension of up to an additional two years, and limits the ownership of a foreign entity in Omolon to a maximum of 56%. The Kubaka License establishes certain production requirements for the Kubaka mine and requires the payment of a 3% royalty on the total value of the gold extracted. In 2001, the Kubaka mine was subject to total royalty and production based taxes of 11.8%. Kinross' proportionate share of royalties and production based taxes were $5.3 million in 2001 compared to $7.0 million in 2000. In addition, a 5% export tariff existed at December 31, 2001. The 5% export tariff was cancelled in February 2002.

     The Birkachan exploration project covers approximately 515 hectares and is located 28 kilometres north of the Kubaka operations. Omolon holds the license from the Russian government to conduct exploration activities at Birkachan. Kinross is currently in discussions with various departments of the Russian government to obtain the necessary mining license to initiate mining at the Birkachan project.

     All requisite permits have been obtained for the mining and continued development of the Kubaka open pit mine and are in good standing. Kinross is in compliance with the Kubaka and Birkachan permits in all material respects.

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

     Access to the Kubaka mine is by air from Magadan or by 700 kilometres of unpaved road and 380 kilometres on a winter ice road. The winter ice road is generally open from January until April and primarily used to ship the materials and supplies necessary for the next years' production. The mine operates in Arctic conditions. Daylight sunlight varies from 4 to 20 hours per day. Temperatures range from below -50 Celsius to above 20 Celsius. Mean precipitation is approximately 40 centimeters annually.

     The area is described as mountainous with some rugged topography. The slopes have gentle concavity with a steepness of between 10 and 30 degrees. The site is situated in permafrost. The natural vegetation at the site consists of moss, low shrubs and small larch trees. In the valley bottom the ground surface is hummocky and grass covered. The elevation ranges from 500 to 1,000 meters.

     Water utilized in the mill for processing the ore is obtained from four sources: fresh water from a well 650 meters south of the mill complex, fresh water from the Dukat tailings dam immediately south of the mill, reclaimed water from the tailings dam facility, and waste water from the sewage treatment plant.

     Electrical power at Kubaka is generated at site with seven 3516 Caterpillar diesel generators, each producing 1500 kilowatts. Generally, four of the generators are utilized in the summer and five in the winter, providing power for the crusher and mill complex, office, and maintenance shop. Three G72M diesel generators, each producing 800 kilowatts, provide power for the man camp. Typically only one of these is utilized at any time, with two on standby.

History

     The Kubaka Deposit was discovered in 1979 during a geological survey conducted by the State Geological Exploratory Expedition. While conducting a group geological survey between 1983 and 1987, preliminary data on the parameters and morphology of the ore bodies and on the scales of mineralization was obtained. Between 1986 and 1992, the Central Ore Zone and Northern Ore Zones were explored in detail and confirmed the economic merit of developing the project.

     In 1987, a small open pit was operated with the ore being processed at the Karamken and Omsukchan processing plants. In 1992, an 80,000 tonne per year pilot process plant was constructed at the site and utilized a gravity / flotation process.

     In 1992, the comprehensive ore reserves of the Northern ore zones passed State approval of reserves and were transferred to the Evensk stock society for industrial development. Ore recovery began in 1993 with the ore processed at the Karamken Processing Plant.

     In 1992, Ore Reserves for the Kubaka Deposit were calculated and passed State approval on July 19, 1993. In 1993, bidding was opened for commercial development rights to the mineral resources of the Kubaka and Evenskoye deposits. Omolon, a joint stock organization including five Russian partners and Cyprus Amax won the bid and was issued the mining license for the Kubaka deposit.

     Construction of the mine and milling complex commenced in 1995 and was completed at a total capital cost of approximately $242 million. This amount includes certain financing costs, working capital and approximately $14 million in capitalized interest. Commercial production was achieved at Kubaka on June 1, 1997.

Geological Setting and Mineralization

     The Kubaka gold deposit is located in an area of highly weathered Paleozoic volcanic rocks resting on a Precambrian crystalline basement. The Kubaka ore deposit is an epithermal quartz-adularia vein system hosted by volcanic rocks and their sedimentary derivatives. Kubaka is older than, but otherwise very similar to, volcanic hosted epithermal gold deposits found in the North American Western Cordillera.

     The ore body was formed in the Devonian time period. It is located in a caldera represented by a crest like depression about 2.5 kilometres in width and
4.2 kilometres in length. The strata are complex and consist of sedimentary tuffs from the mid to late Devonian in age. Tuffs and sandy tuff units are the main traps for the gold mineralization. These are a few meters to tens of meters thick. The gold bearing fluids utilized the ignimbrites for conduits and are 40 to 60 meters thick.

     Commercial grade mineralization is found in three steeply dipping veins:
North, Central, and Zokol. The Zokol is not economic due to technical and hydrological issues. The main Kubaka vein is steeply dipping and outcrops at the surface. The vein consists of massive to finely banded quartz. Gold and silver (electrum and other minerals) occurs in quartz. The gold to silver ratio is approximately one to one.

Exploration

     In 1999, Kinross began an extensive drilling program looking for alternative mill feed for the Kubaka operations beyond the then known mine life. In 2000, these activities identified the Birkachan project located 28 kilometres north of the Kubaka processing plant, 35 kilometres by winter road. Additional exploration drilling continued during 2001. Current plans for 2002 are to continue the exploration activities at Birkachan, and convert the current exploration license to a mining license. Kinross will focus its exploration activities to identify resources that can be quickly converted into reserves and provide mill feed for the Kubaka processing plant in 2003 or 2004.

Drilling, Sample and Analysis and Security of Samples

     The resource has been explored using reverse circulation and diamond core drilling, with the majority being diamond core drilling. The resource is drilled on 20-meter sections, and in areas of complex geology or high grade, is drilled on 10-meter sections. The majority of the diamond drill holes are drilled at right angles to the vein, typically dipping 70 to 75 degrees. All of the exploration and reverse circulation infill data is included in the geologic model.

     Sample recovery for all the sampling methods is high. Very little water has been encountered in both the diamond drilling and reverse circulation drilling.

     Samples are delivered to the assay department under direct control of the geology department. All information is checked and verified by the geological staff prior to entry into the geological database that is used to create the resource models.

     The local geologists and the technical services departments of Kinross have developed the geological models. The reconciliation of the Kubaka geology models with mining to date indicates a good geological representation of the deposit by the block model.

     Drill and other exploration samples collected for use for geological modeling and resource estimation have been under the direct supervision of the geological department and delivered to the assay laboratory under secure conditions. Ten to fifteen percent of all samples are resubmitted to the site laboratory as check samples. This includes all exploration, infill, and production samples. Also, check samples are sent to labs in U.S.A, Canada and Irkutsk.

Mineral Reserve and Resource Estimates

     The following table sets forth the proven and probable reserves for the Kubaka mine as at December 31, 2001 and 2000. Kinross' ownership interest of these reserves is 54.7%.

                                                        2001                                2000
                                          --------------------------------    --------------------------------
                                                     AVERAGE       GOLD                  AVERAGE       GOLD
                                          TONNES      GRADE      CONTENT      TONNES      GRADE      CONTENT
                                          -------    -------    ----------    -------    -------    ----------
                                          (000's)     (gpt)     (000's oz)    (000's)     (gpt)     (000's oz)
Proven..................................   1,119       9.81        353         1,433      10.90        501
Probable................................     448      19.93        287           910      15.70        459
                                           -----      -----        ---         -----      -----        ---
Total...................................   1,567      12.70        640         2,343      12.70        960
                                           =====      =====        ===         =====      =====        ===

     The December 31, 2001 Kubaka reserves were calculated by Kinross in accordance with definitions and guidelines adopted by the CIM. The reserves were calculated under the supervision of V. Miller P.E. and B. Falletta P.E., both

Qualified Persons employed by Kinross with at least five years experience. The reserves were calculated using a gold price of $300 per ounce and a cut-off grade of 3.20 grams per tonne. Proven and probable reserves decreased by 320,000 ounces in 2001, of which 437,000 ounces were consumed by production and economic and engineering parameter changes added 117,000 ounces. Kinross estimates that mill recovery will be approximately 98%.

Mining and Milling Operations

     Kubaka is mined with conventional open pit mining methods. The reserves are mined from two open pits, the main pit and the west pit. The main pit will be mined out in the third quarter of 2002, and the west pit, 200 meters to the west, will be exhausted in the third quarter of 2002. Ore is removed from the Kubaka open pits by 50 tonne haul trucks and dumped in stockpile next to the mill.

     After the open pits are exhausted, gold mineralization remains in the north high-wall and in the bottom of the main pit, along with a small developed underground mine, 600 meters to the north of the main pit. These are the North High Wall, Center Zone, and North Vein underground mining projects. Currently, final approval of mine plans is being sought for these projects. Starting in third quarter 2002, a portion of the exiting open pit mining crew, along with new employees, will be trained or re-certified in underground mining practices.

     Mining of these underground reserves is scheduled to start in mid-fourth quarter 2002 and to continue through the end of third quarter 2003. They will be mined with conventional shrinkage and long-hole mining methods. The previous owners have completed some development in the North Vein and the North High Wall projects, while no development exists on the Center Zone. As the ore is brought to the surface, it will be rehandled with the open pit equipment and delivered to the crusher area for crushing and additional processing.

     These three underground mining areas have ore mining widths ranging from one meters to six meters and contain grades in excess of 10 grams per tonne.

     The processing facility at Kubaka is a standard CIP milling process. The mill processes ore on a 24 hour per day, 365 day per year schedule. The mill processed 2,436 tonnes per day during 2001. The stockpiled ore is loaded into and crushed in the jaw crusher and conveyed to a crushed ore stockpile. The crushed ore is reclaimed and ground in a semi-autogenous grinding mill followed by a ball mill. The ground ore is thickened, and then leached in a cyanidation circuit. The grind thickener overflow flows through a carbon column circuit to recover any gold leached in the grinding circuit. The cyanidation circuit has four stages of leaching, followed by a six stage CIP circuit. The loaded carbon from the carbon circuits is stripped of the gold and silver in a pressure stripping circuit. Gold and silver are then recovered in electrowinning cells and smelted to produce dore bullion.

     The following table presents operating data for the Kubaka mine for years ended December 31 2001, 2000 and 1999.


                                                             YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                2001            2000            1999
                                                            ------------    ------------    ------------
Tonnes mined (000's of tonnes)............................    9,938.9         11,510.9        9,470.8
Ore processed (000's of tonnes)...........................      889.3            856.8          797.7
Gold grade (gpt)..........................................      15.28            16.28          18.74
Average gold recovery (%).................................         98               98             98
Gold equivalent production (oz.)..........................    237,162          244.641        254,625
Total cash costs ($/oz.)..................................        140              139            143
Total production costs ($/oz.)............................        243              268            249


     Gold equivalent produced represents the proportionate share related to Kinross' ownership interest (54.7% in 2001 and 2000, 53% in 1999).

     Kinross' share of gold equivalent production in 2001 was 237,162 ounces compared to 244,641 in 2000. In 2001, total cash costs were $140 per gold equivalent ounce compared to $139 in 2000. The Kubaka mine continues to perform exceptionally well, having achieved the lowest total cash costs per ounce of Kinross' primary operations. Cash production costs were on plan during 2001, unchanged from 2000. Mill throughput increased by 4%, which helped to compensate for the 6% decrease in the grade of the ore processed. Estimated gold equivalent production for Kinross' ownership interest in 2002 is 230,000 ounces at total cash costs of approximately $130 per ounce.

     Kinross' share of capital expenditures at the Kubaka operations in 2001 was $0.4 million compared to $0.3 million during 2000. The majority of capital expenditures for 2001 were required to extend the gravel runway at the mine airstrip and to purchase one additional diamond drill for exploration activities at the nearby Birkachan exploration project. Kinross' share of planned capital expenditures for 2002 are estimated to be $1.5 million.

Environmental and Site Restoration Costs

     In 2001, all activities at the Kubaka operations were, and have continued to be, in compliance in all material respects with applicable corporate standards and environmental regulations. Kinross estimates its share of site restoration costs at the Kubaka operations to be $3.2 million of which $3.1 million has been accrued as a long-term liability of Kinross.

                                     [MAP]

E-CRETE PROJECT, ARIZONA


     Kinross indirectly owns a 88.2% interest in E-Crete, LLC, an Arizona limited liability company, which owns and operates a manufacturing facility for autoclaved aerated concrete ("AAC"). E-Crete's main office is located in Scottsdale, Arizona and its manufacturing facility is located in Casa Grande, Arizona, approximately 70 kilometres southeast of Phoenix Arizona.


     AAC is a lightweight, high-strength, masonry building material produced from high-silica mine tailings, cement, lime, gypsum, water and aluminum powder. AAC was originally invented for wall and lintel construction, and has since found widespread acceptance among construction professionals for commercial, industrial, and residential load-bearing applications. AAC has excellent thermal insulation, acoustic absorption, and fire-resistant properties, which have created a demand for its use in non-load-bearing applications, such as sound barrier walls, firewalls, and fencing.

     Construction of the AAC plant was completed at a total cost of approximately $9.0 million. This amount includes approximately $0.3 million in capitalized interest. The plant is a 50,000 square foot steel building which houses AAC manufacturing equipment designed to produce 350 cubic meters of AAC per day. Kinross has guaranteed a land lease for 20 acres, on which the facility is built. The agreements expire in March 2023 and may be extended for four consecutive five-year periods. Kinross has guaranteed project-financing debt of $3.9 million.

     Activities in 2001 were primarily marketing, engineering and startup manufacturing. There were no significant sales during 2001.

                                  RISK FACTORS

     The operations of Kinross are speculative due to the high risk nature of its business which is the operation, exploration and development of mineral properties.

NATURE OF MINERAL EXPLORATION AND MINING

     The exploration and development of mineral deposits involves significant financial and other risks over an extended period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a gold-bearing structure may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses are required to establish reserves by drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current or proposed exploration programs on properties in which Kinross has an interest will result in profitable commercial mining operations.

     The operations of Kinross are subject to the hazards and risks normally incident to exploration, development and production of gold, any of which could result in damage to life or property, environmental damage and possible legal liability for such damage. The activities of Kinross may be subject to prolonged disruptions due to weather conditions depending on the location of operations in which Kinross has interests. Hazards, such as unusual or unexpected formations, rock bursts, pressures, cave-ins, flooding or other conditions may be encountered in the drilling and removal of material. While Kinross may obtain insurance against certain risks, the nature of these risks are such that liabilities could exceed policy limits or could be excluded from coverage. There are also risks against which Kinross cannot insure or against which it may elect not to insure. The potential costs which could be associated with any liabilities not covered by insurance or in excess of insurance coverage or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting the future earnings and competitive position of Kinross and, potentially, its financial viability.

     Whether a gold deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, costs and efficiency of the recovery methods that can be employed, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of gold and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in Kinross not receiving an adequate return on its invested capital.

ENVIRONMENTAL RISKS


     Kinross' mining and processing operations and exploration activities in Canada, the United States, Russia, Chile, Australia and Zimbabwe and other countries are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, mine safety and other matters. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on Kinross, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. Compliance with these laws and regulations requires significant expenditures and increases Kinross' mine development and operating costs. For further information, please see the discussion under "Environmental Regulations", "Material Properties -- Fort Knox Mine and Area,
Alaska -- Environmental and Site Restoration Costs"; "Material Properties -- The Kinross/Placer Dome Joint Venture -- Environmental and Site Restoration Costs"; and "Material Properties -- Kubaka Mine -- Russian Federation -- Environmental and Site Restoration Costs".


     In all jurisdictions, permits from various governmental authorities are necessary in order to engage in mining operations. Such permits relate to many aspects of mining operations, including maintenance of air, water and soil quality standards. In most jurisdictions, the requisite permits cannot be obtained prior to completion of an environmental impact statement and, in some cases, public consultation. Further, Kinross may be required to submit for government approval a reclamation plan and to pay for the reclamation of the mine site upon the completion of mining activities. Kinross estimates its share of reclamation closure obligations at $72.9 million based on information currently available. As at December 31, 2001, Kinross has accrued $55.6 million of this liability. Kinross will continue to accrue this liability on a unit-of-production basis over the remaining reserves. In addition, Kinross plans reclamation spending of approximately $12.6 million in 2002 as part of its aggressive plan to get as many closure projects as possible to post closure monitoring by the end of 2004.

     Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to Kinross' ownership of a property. To the extent Kinross is subject to uninsured environmental liabilities, the payment of such liabilities would reduce funds otherwise available and could have a material adverse effect on Kinross. Should Kinross be unable to fund fully the cost of remedying an environmental problem, Kinross might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on Kinross.

RESERVE ESTIMATES

     The figures for reserves presented herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations in the price of gold may render the mining of ore reserves uneconomical and require Kinross to take a writedown of the asset or to discontinue development or production. Moreover, short-term operating factors relating to the reserves, such as the need for orderly development of the ore body or the processing of new or different ore grades, may cause a mining operation to be unprofitable in any particular accounting period.

     Proven and probable reserves at Kinross' mines and development projects were calculated based upon a gold price of $300 per ounce of gold. Recently, gold prices have been significantly below these levels. Prolonged declines in the market price of gold may render reserves containing relatively lower grades of gold mineralization uneconomic to exploit and could reduce materially Kinross' reserves. Should such reductions occur, material write downs of Kinross' investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow.


     The amount of proven and probable gold does not necessarily represent an estimate of a fair market value of the evaluated properties.


     There are numerous uncertainties inherent in estimating quantities of proven and probable gold reserves. The estimates in this document are based on various assumptions relating to gold prices and exchange rates during the expected life of production, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures and recovery rates may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward or upward revision of current estimates.

OPERATIONS OUTSIDE OF NORTH AMERICA


     Kinross has mining operations in Russia, Chile and Zimbabwe and is conducting certain of its exploration and development activities in Russia, Zimbabwe and Australia. There is no assurance that future political and economic conditions in these countries will not result in these governments adopting different policies respecting foreign development and ownership of mineral resources. Any such changes in policy may result in changes in laws affecting ownership of assets, taxation, rates of exchange, gold sales, environmental protection, labour relations, repatriation of income, and return of capital, which may affect both the ability of Kinross to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as its ability to continue to explore, develop and operate those properties for which it has obtained exploration, development and operating rights to date. The possibility that a future government of these countries may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.


     In 2001, Kinross recorded a writedown of $11.8 million relating to the Blanket mine due to Kinross' inability to manage this operation because of political turmoil creating extreme inflationary pressures within Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services and civil unrest.

     Kinross is subject to the considerations and risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

     Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect. It is also not unusual in the context of dispute resolution in Russia for parties to use the uncertainty in the Russian legal environment as leverage in business negotiations. In addition, Russian tax legislation is subject to varying interpretations and constant change. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of Kinross' Russian operations may not coincide with that of management. As a result, transactions may be challenged by tax authorities and Kinross' Russian operations may be assessed additional taxes, penalties and interest, which could be significant. The periods remain open to review by the tax authorities for three years.


     Of particular significance in Russia is the right of Russian authorities to purchase gold produced from Omolon, with payment 50% in U.S. dollars and 50% in Russian rubles at then current London gold prices. Under the terms of the Omolon purchase and sale agreement, all dore must be initially offered to Gokhran Russia ("Gokhran"), an entity responsible for precious metals and precious stones established by the Ministry of Finance of the Russian Federation. Payment for dore purchased by Gokhran has historically been made in Russian rubles (50%) and U.S. dollars (50%) but most recently was paid 100% in rubles and Gokhran has indicated that it has no intention of paying U.S. dollars henceforth. The dore that Gokhran does not elect to purchase may be sold domestically to licensed purchasers or exported by Omolon. During 2000, the Central Bank of Russia required that Omolon, under a grandfathered clause, repatriate back to Russia 50% of export receipts and convert them into Russian rubles. During the year ending December 31, 2001, Omolon sold all of its gold domestically for Russian rubles.

     Kinross currently has political risk insurance coverage from the United States Overseas Private Investment Corporation and Multilateral Investment Guarantee Agency covering a portion of its investment in Omolon. However, there is no guarantee that Kinross will continue to qualify for such insurance.

     In addition, the economies of the countries of Russia, Chile or Zimbabwe differ significantly from the economies of Canada and the United States. Growth rates, inflation rates and interest rates of developing nations have been and are expected to be more volatile than those of western industrial countries.

LICENSES AND PERMITS


     The operations of Kinross require licenses and permits from various governmental authorities. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that Kinross will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.


GOLD PRICES

     The profitability of any gold mining operations in which Kinross has an interest will be significantly affected by changes in the market price of gold. Gold prices fluctuate on a daily basis and are affected by numerous factors beyond the control of Kinross. The supply and demand for gold, the level of interest rates, the rate of inflation, investment decisions by large holders of gold, including governmental reserves, and stability of exchange rates can all cause significant fluctuations in gold prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems and political developments. The price of gold has fluctuated widely and future serious price declines could cause continued commercial production to be impractical. Depending on the price of gold, cash flow from mining operations may not be sufficient to cover costs of production and capital expenditures. If, as a result of a decline in gold prices, revenues from metal sales were to fall below cash operating costs, production may be discontinued.

HISTORY OF LOSSES

     Kinross had net losses of $36.9 million, $126.1 million and $240.7 million for 2001, 2000 and 1999, respectively. Kinross' ability to operate profitably in the future will depend on the success of its three principal mines, Fort Knox, Kubaka and Hoyle Pond, and on the price of gold. There can be no assurance that Kinross will be profitable.

TITLE TO PROPERTIES


     The validity of mining claims which constitute most of Kinross' property holdings in Canada, the United States, Chile, Zimbabwe, Australia and Russia may, in certain cases, be uncertain and is subject to being contested. Kinross' titles, particularly title to undeveloped properties, may be defective.

     Certain of Kinross' United States mineral rights consist of unpatented lode mining claims. Unpatented mining claims may be located on U.S. federal public lands open to appropriation, and may be either lode claims or placer claims depending upon the nature of the deposit within the claim. In addition, unpatented mill site claims, which may be used for processing operations or other activities ancillary to mining operations, may be located on federal public lands that are non-mineral in character. Unpatented mining claims and mill sites are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain and is always subject to challenges of third parties or contests by the federal government of the United States. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims. The General Mining Law of the United States, which governs mining claims and related activities on U.S. federal public lands, includes provisions for obtaining a patent, which is essentially equivalent to fee title, for an unpatented mining claim upon compliance with certain statutory requirements (including the discovery of a valuable mineral deposit).

COMPETITION

     The mineral exploration and mining business is competitive in all of its phases. Kinross competes with numerous other companies and individuals, including competitors with greater financial, technical and other resources than Kinross, in the search for and the acquisition of attractive mineral properties. The ability of Kinross to acquire properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration. There is no assurance that Kinross will continue to be able to compete successfully with its competitors in acquiring such properties or prospects.

INSURANCE/SURETY


     Kinross seeks to obtain bonding and other insurance in respect of its liability for costs associated with the reclamation of mine, mill and other sites used in its operations and against other environmental liabilities, including liabilities imposed by statute. Due to recent developments which have affected the insurance and bonding markets worldwide, such bonding and/or insurance may be difficult or impossible to obtain in the future or may only be available at significant additional cost. In the event that such bonding and/or insurance cannot be obtained by Kinross or is obtainable only at significant additional cost, Kinross may become subject to financial liabilities which may affect its financial resources.


CURRENCY RISK

     Currency fluctuations may affect the revenues which Kinross will realize from its operations as gold is sold in the world market in United States dollars. The costs of Kinross are incurred principally in Canadian dollars, United States dollars, Russian rubles, Chilean pesos and also in Zimbabwean dollars. While the Russian ruble, Chilean peso and the Zimbabwean dollar are currently convertible into Canadian and United States dollars, there is no guarantee that they will continue to be so convertible.

JOINT VENTURES


     The Kubaka mine is currently and the Hoyle Pond, Pamour and Dome Mines will be operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to Kinross or to third parties could have a material adverse effect on the joint ventures. In addition, Kinross may be unable to exert influence over strategic decisions made in respect of such properties. See "Material Properties -- The Kinross/Placer Dome Joint Venture" and "Material Properties -- Kubaka Mine, Russian Federation".


ROYALTIES


     Kinross' mining properties are subject to various royalty and land payment agreements. Failure by Kinross to meet its payment obligations under these agreements could result in the loss of related property interests. However, the royalty and land payment obligations to which Kinross' properties are subject are not material except for its Kubaka property. In 2001, the Kubaka mine was subject to total royalty and production based taxes of 11.8%. See "Material Properties Kubaka Mine, Russian Federation -- Property Description and Land Location".

HEDGING


     Kinross has historically reduced its exposure to gold and silver price fluctuations by engaging in hedging activities. There can be no assurance that Kinross will continue the hedging techniques successfully used, or any other hedging techniques, or that, if they are continued, Kinross will be able to achieve in the future realized prices for gold produced in excess of average London market prices as a result of its hedging activities.

                             EXECUTIVE COMPENSATION

     The following table (presented in accordance with Form 40 of the Regulation (the "Regulation")) made under the Securities Act (Ontario) sets forth all annual and long-term compensation for services in all capacities to Kinross and its subsidiaries for the fiscal year ended December 31, 2001 (to the extent required by the Regulation) in respect of each of the individuals who were, at December 31, 2001, the Chief Executive Officer and the four senior executive officers, whose total salary exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


--------------------------------------------------------------------------------------------------------------------------------
    -----------------------------------------------------------------------------------------------------------------------
                                                ANNUAL                        LONG TERM COMPENSATION          ALL OTHER
                               ----------------------------------------- ---------------------------------   COMPENSATION
NAME AND PRINCIPAL POSITION(1)    YEAR       SALARY          BONUS         COMMON SHARE      RESTRICTED
                                                $              $             OPTIONS        SHARE RIGHTS
                                                                             GRANTED          GRANTED
                                                                                #                #
  -----------------------------------------------------------------------------------------------------------------------
  Robert M. Buchan                2001       387,360         64,560(2)        200,000              --           52,534
  Chairman and CEO                2000       403,932             --         1,000,000              --           79,183
  (now President and CEO)         1999       403,850        146,194(3)        500,000              --           95,109
--------------------------------------------------------------------------------------------------------------------------------
  Arthur H. Ditto                 2001       228,421         32,900           125,000              --           23,398
  President and COO               2000       232,183             --           435,000              --           43,380
  (now Vice-Chairman)             1999       232,164         92,160           250,000              --           44,457
--------------------------------------------------------------------------------------------------------------------------------
  John W. Ivany                   2001       193,680         64,560            80,000              --           22,055
  Exec. Vice President            2000       185,135             --           280,000              --           21,933
                                  1999       185,098         57,212           250,000              --           20,584
--------------------------------------------------------------------------------------------------------------------------------
  Scott A. Caldwell               2001       172,892         63,527            80,000              --           35,341(4)
  Senior Vice-President           2000       175,037         26,929           100,000          72,000           17,371
  Mining Operations               1999       175,002         40,385           250,000              --           25,638
  (now Executive
     Vice-President and COO)
--------------------------------------------------------------------------------------------------------------------------------
  Brian W. Penny                  2001       159,592         47,904            70,000              --           30,613(4)
  Vice President Finance          2000       161,573         16,830           110,000          28,000           13,775
  and CFO                         1999       161,540         29,616           100,000              --           15,186
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) Compensation, which is paid in Canadian dollars, is reported in the financial statements in U.S. dollars. The rates of exchange used to convert Canadian dollars to United States dollars are: 1999 -- 1.4857, 2000 -- 1.4854, 2001 -- 1.5489

(2) Paid in January 2002.

(3) This amount represents bonus for 1999 of which $63,943 was paid in 1999 and $82,251 was paid in 2000.

(4) Included in all other compensation is the value of the common stock received under the restricted share rights granted in 2000.

     For the period January 1 to December 31, 2001, the five senior executives of Kinross received salaries, bonuses and other compensation totalling $1,579,337 in respect of services rendered to Kinross and its subsidiaries.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table (presented in accordance with Form 40 of the Regulation) sets forth stock options granted under Kinross' Stock Option Plan during the fiscal year ended December 31, 2001 to each of the Named Executive Officers.

     In the case of Messrs. Buchan and Ditto, the options become exercisable as to 33 1/3% on each of the first, second and third anniversary of the date of grant. In the case of Messrs. Ivany, Caldwell and Penny the options become exercisable as to 50% on each of the first and second anniversary of the date of grant. The exercise price of the option is the market value (as defined in Kinross' Share Incentive Plan) of the Common Shares on the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------------------------
     -----------------------------------------------------------------------------------------------------------------------
                                             % OF OPTIONS              AVERAGE            MARKET VALUE          DATE OF
                                            GRANTED DURING         EXERCISE PRICE           ON GRANT             EXPIRY
NAME                         NUMBER        LAST FISCAL YEAR        (CDN. $/SHARE)        (CDN. $/SHARE)          D/M/Y
     -----------------------------------------------------------------------------------------------------------------------
  Robert M. Buchan           200,000            14.03%                  1.53                  1.53              20/09/06
---------------------------------------------------------------------------------------------------------------------------------
  Arthur H. Ditto            125,000             8.77%                  1.53                  1.53              20/09/06
---------------------------------------------------------------------------------------------------------------------------------
  John W. Ivany               80,000             5.61%                  1.53                  1.53              20/09/06
---------------------------------------------------------------------------------------------------------------------------------
  Scott A. Caldwell           80,000             5.61%                  1.53                  1.53              20/09/06
---------------------------------------------------------------------------------------------------------------------------------
  Brian W. Penny              70,000             4.91%                  1.53                  1.53              20/09/06
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table (presented in accordance with Form 40 of the Regulation) sets forth details of exercised stock options during the fiscal year ended December 31, 2001 by each of the Named Executive Officers and the fiscal year end value of unexercised options on an aggregate basis.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------------------
     -----------------------------------------------------------------------------------------------------------------------
                                    COMMON                                                         VALUE OF UNEXERCISED
                                    SHARES          AGGREGATE           UNEXERCISED AT            IN-THE-MONEY OPTIONS AT
                                  ACQUIRED ON         VALUE             FISCAL YEAR-END          FISCAL YEAR-END (CDN$)(2)
NAME                               EXERCISE      REALIZED ($)(1)   EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
     -----------------------------------------------------------------------------------------------------------------------
  Robert M. Buchan                    --               --              2,583,333/366,667                 90,000/0
---------------------------------------------------------------------------------------------------------------------------------
  Arthur H. Ditto                     --               --              1,151,666/208,334                 39,150/0
---------------------------------------------------------------------------------------------------------------------------------
  John W. Ivany                       --               --                646,666/163,334                 25,200/0
---------------------------------------------------------------------------------------------------------------------------------
  Scott A. Caldwell                   --               --                466,666/163,334                  9,000/0
---------------------------------------------------------------------------------------------------------------------------------
  Brian W. Penny                      --               --                376,667/103,333                  9,900/0
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Calculated using the closing price for a board lot of Common Shares on the TSE.

(2) Value of unexercised-in-the-money options calculated using the closing price of Cdn. $1.19 of the Common Shares of Kinross on the TSE on December 31, 2001, less the exercise price of in-the-money stock options.

PENSION PLANS

CANADA

     In 1997, Kinross established a deferred profit sharing plan and a registered retirement savings plan covering all of the Canadian non-unionized employees. The deferred profit sharing plan provides for basic contributions by Kinross (which cannot be less than 4% of the member's compensation). In addition, there is an annual profit sharing contribution based on Kinross' financial performance. Kinross contributed an aggregate of $62,721 to the deferred profit sharing plan on behalf of the Named Executive Officers during the year ended December 31, 2001.

     The registered retirement savings plan is available to all non-unionized Canadian employees and allows for the minimum contribution of Cdn. $60 per month with Kinross matching 100% of this amount with any additional contributions being matched by 50% up to a maximum of Cdn. $30. Kinross contributed $2,788 to the registered retirement savings plan on behalf of each of Messrs. Buchan, Caldwell, Ivany and Penny during the year ended December 31, 2001.

UNITED STATES

     Kinross' subsidiary, Kinross Gold U.S.A., Inc., has various pension plans in which one executive officer is eligible to participate. Kinross is required to make certain contributions to the pension plans on behalf of Arthur H. Ditto.

     Employees are allowed to make contributions to the 401(k) Savings Plan from salary deductions each year subject to certain limitations. Kinross has in past years made matching contributions of 50% of each employee's contributions, but subject to a maximum contribution of 3% of the employee's annual compensation. Employees are always fully vested in their own salary deferral contributions and become fully vested (in 33 1/3% increments) in any contribution by Kinross after three years. Participants are allowed to direct the investment of their account within a group of designated investment funds. Kinross contributed $4,576 to the 401(k) Savings Plan on behalf of Arthur H. Ditto during the year ended December 31, 2001.

     Kinross established a defined contribution money purchase plan (the "Money Purchase Plan") in which substantially all of the employees in the United States participate. The Money Purchase Plan is funded entirely by Kinross. Kinross contributes 5% of the employees' annual wages to this plan. Kinross is required to make contributions to this plan such that no unfunded pension benefit obligations exist. Participants are allowed to direct the investment of the pension plan account balances. Kinross contributed $8,676 to the Money Purchase Plan on behalf of Arthur H. Ditto during the year ended December 31, 2001.

EMPLOYMENT CONTRACTS

     Kinross has entered into a severance agreement with each of the Named Executive Officers. Each of the severance agreements provides for a severance payment equal to two (in the case of Messrs. Ivany, Caldwell and Penny) or 2.5 (in the case of Messrs. Buchan and Ditto) multiplied by the sum of the Named Executive Officer's annual compensation (annual base salary) and target bonus. In the case of Messrs. Buchan and Ditto, the severance payment is paid to the Named Executive Officer following a change of control of Kinross, at the option of the Named Executive Officer. In the case of Messrs. Ivany, Caldwell and Penny, the severance is paid to the Named Executive Officer if a triggering event occurs following a change of control. A triggering event includes: (i) an adverse change in the employment terms of the executive; (ii) a diminution of the title of the executive; (iii) a change in the person to whom the executive reports (subject to certain exceptions); and (iv) a change in the location at which the executive is required to work (subject to certain exceptions). The severance amount is payable at the option of Messrs. Ivany, Caldwell and Penny provided the exercise of such option occurs within 18 months following the change of control and within six months of the triggering event.

     Other than as described above, Kinross (and its subsidiaries) have no compensatory plans or arrangements with respect to the Named Executive Officers that results or will result from the resignation, retirement or any other termination of employment of such officers' employment with Kinross (and its subsidiaries), from a change of control of Kinross (and its subsidiaries) or a change in the Named Executive Officers' responsibilities following a change of control.

DIRECTORS AND OFFICERS' INSURANCE

     Kinross has purchased an insurance policy which covers actions against its directors and officers. The policy covers judgements and defence costs of up to $25,000,000 per lawsuit, with a maximum coverage of $25,000,000 per year. The total premium paid for this policy for the period June 1, 2001 to February 1, 2003 was $210,000.

INDEBTEDNESS OF DIRECTORS/EXECUTIVE OFFICERS UNDER THE STOCK OPTION PLAN

     Kinross has provided financial assistance to directors/employees in the past in connection with the Stock Option Plan. Certain executive officers of Kinross have received assistance in the form of loans for a term of ten years (of which the first five years are interest-free) for repayment of which they have provided or undertaken to provide security to Kinross by way of a charge on all securities purchased pursuant to Kinross' Stock Option Plan with such financial assistance. In 2001, Kinross amended the Stock Option Plan by removing the loan provision to directors/employees.

     The following table (presented in accordance with Form 30 of the Regulation) sets forth the indebtedness to, or guaranteed or supported by, Kinross or any of its subsidiaries, of each director, executive officer, senior officer, proposed nominee for election as a director and each associate of any such director, officer or proposed nominee in respect of Kinross' Stock Option Plan.

                  INDEBTEDNESS OF DIRECTORS/EXECUTIVE OFFICERS
                          UNDER THE STOCK OPTION PLAN

-------------------------------------------------------------------------------------------------------------------------------
    -----------------------------------------------------------------------------------------------------------------------
                                                       LARGEST AMOUNT       AMOUNT       FISCALLY ASSISTED
                                           INVOLVEMENT   OUTSTANDING   OUTSTANDING AS AT    SECURITIES      SECURITY FOR
                                             OF THE    DURING THE YEAR   JULY 8, 2002        PURCHASED      INDEBTEDNESS
NAME AND PRINCIPAL POSITION                CORPORATION    (CDN. $)         (CDN. $)       DURING THE YEAR  (NO. OF SHARES)
    -----------------------------------------------------------------------------------------------------------------------
  Gordon A. McCreary                         Lender        35,000              0               25,000          25,000
  Vice President, Investor
  Relations and Corporate
  Development
-------------------------------------------------------------------------------------------------------------------------------
  Shelley M. Riley                           Lender        29,500              0               23,567          23,567
  Corporate Secretary
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

     Each director who is not a salaried employee of Kinross or any of its subsidiaries is paid Cdn.$15,000 per annum for his services as a director. Directors are also paid a fee of Cdn.$1,250 for attendance at meetings of the Board of Directors of Kinross. The remuneration provided above is paid quarterly in arrears. In addition, such directors are entitled to the reimbursement of their expenses. Additionally, members of the Audit, Compensation, Corporate Governance and Environmental Committees receive a fee of Cdn.$1,250 per meeting and the Chairman of each of these committees receives Cdn.$2,000 for acting in this capacity.

     Each director who is not a salaried employee of Kinross also receives an initial grant of stock options pursuant to the Stock Option Plan upon joining the board, the number of such options being determined by the Board of Directors of Kinross.

     In the year ended December 31, 2001, the following options were granted to the non-executive directors of Kinross pursuant to Kinross' Stock Option Plan:

---------------------------------------------------------------------------------------------------------------------------
  -----------------------------------------------------------------------------------------------------------------------
                                                                                       MARKET VALUE OF
                                                 COMPANY SHARES                     SECURITIES UNDERLYING
                                 DATE OF GRANT   UNDER OPTIONS    EXERCISE PRICE     OPTIONS ON DATE OF     EXPIRATION
NAME                                 D/M/Y          GRANTED        (CDN.$/SHARE)     GRANT (CDN.$/SHARE)      D/M/Y
  -----------------------------------------------------------------------------------------------------------------------
  John A. Keyes                    07/11/01         100,000            1.35                 1.35             07/11/06
---------------------------------------------------------------------------------------------------------------------------
  Cameron A. Mingay                12/01/01         100,000            0.81                 0.81             12/01/06
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

ACTIVITIES OF THE COMPENSATION COMMITTEE

     The Compensation Committee members are Messrs. Huxley (Chairman), Brough and Oliver, all of whom are unrelated directors, as defined in the corporate governance guidelines of the TSE (the "TSE Guidelines"). In carrying out its mandate, the Compensation Committee met twice during the year ended December 31, 2001, on November 8 and December 13. In addition to the activities reported below, the Compensation Committee developed a written charter for the Compensation Committee and recommended the adoption of its charter to the Board of Directors.

REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAM

     During the year ended December 31, 2001, the Compensation Committee received a report from the Vice President, Human Resources on the compensation review process which had been undertaken. The executive compensation program of Kinross is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short and long term. Base salaries are set at levels which are competitive with the base salaries paid by similar corporations within the mining industry. Compensation is directly tied to corporate and individual performance. Bonuses are directly tied to the performance of Kinross. Share ownership opportunities are provided as an incentive to align the interests of senior officers with the longer term interests of shareholders and to reward past performance.

     Compensation for Named Executive Officers, as well as for the senior officers as a whole, consists of a base salary, bonus, stock options and restricted share rights.

Base Salary

     Corporate office base salaries are established at a competitive level. The level of base salary for each senior officer of Kinross is determined by the level of responsibility and the importance of the position to Kinross.

     The Chairman and Chief Executive Officer presents salary recommendations to the Compensation Committee with respect to the senior officers of Kinross. The Compensation Committee's recommendations for the base salaries for the senior officers are then submitted for approval by the Board of Directors of Kinross.

Chairman and Chief Executive Officer Compensation

     The Chairman of the Compensation Committee presents recommendations to the Compensation Committee with respect to the Chairman and Chief Executive Officer. In setting the Chairman and Chief Executive Officer's salary, the Compensation Committee reviews salaries paid to other senior officers in Kinross, salaries paid to other chief executive officers in the industry and the Chairman and Chief Executive Officer's impact on the achievement of Kinross' objectives for the previous financial year. The Compensation Committee's recommendation for the base salary for the Chairman and Chief Executive Officer is submitted for approval to the Board of Directors.

Bonus

     The Chairman and Chief Executive Officer of Kinross presents recommendations to the Compensation Committee with respect to the senior officers of Kinross. The Compensation Committee then determines bonuses for the senior officers and reports the amounts to the Board of Directors of Kinross. During the year ended December 31, 2001, the Compensation Committee made recommendations to the Vice President, Human Resources for the implementation of a more structured approach to year-end bonus determination and suggested a framework to be developed by management.

Options

     The Stock Option Plan of Kinross is administered by the Compensation Committee and forms part of Kinross' Share Incentive Plan, which consists of the Stock Option Plan and the Share Purchase Plan. The Stock Option Plan is designed to give each holder of an option an interest in preserving and maximizing shareholder value in the longer term, to enable Kinross to attract and retain individuals with experience and ability and to reward individuals for current and future performance. The Compensation Committee considers option grants when reviewing key employee compensation packages. Any grant recommendations made by the Compensation Committee requires approval by the Board of Directors of Kinross. In determining the number of options to be granted, the Compensation Committee gives consideration to an individual's present and potential contribution to the success of Kinross.

     The number of options which may be issued under the Stock Option Plan in the aggregate and in respect of any fiscal year is limited under the terms of the Stock Option Plan and cannot be increased without shareholder and regulatory approval. The exercise price per share is not less than the closing price of the Common Shares on the TSE on the trading day preceding the day on which the option is granted. The options are for a term of five years and have various vesting periods.

     The maximum number of Common Shares issuable under the Stock Option Plan is currently set at 12,500,000 in the aggregate, representing 61% of the total Common Shares allocated to Kinross' Share Incentive Plan. The maximum number of Common Shares reserved for issue to any one person under the Stock Option Plan is limited to 5% of the outstanding number of Common Shares from time to time.

     The initial grant of options to directors, officers and employees of Kinross and options granted by and inherited from Kinross' predecessor companies were ratified by the full Board of Directors of Kinross. All subsequent grants were reviewed by the Compensation Committee and recommended to and approved by the Board of Directors of Kinross.

SHARE PURCHASE PLAN

     The Share Purchase Plan of Kinross is administered by the Compensation Committee and forms part of Kinross' Share Incentive Plan. The Share Purchase Plan is designed to advance the interests of Kinross through the motivation, attraction and retention of employees of Kinross and to secure for Kinross and its shareholders the benefits inherent in the ownership of Common Shares by employees of Kinross.

     Employees, including officers, of Kinross are entitled to contribute up to 10% of their annual basic salary to the Share Purchase Plan. Kinross matches the participant's contribution on a quarterly basis and each participant is then issued Common Shares having a value equal to the aggregate amount contributed to the Share Purchase Plan by the participant and by Kinross.

     The purchase price per share is the weighted average trading price or the average of the high and low board lot trading prices of the Common Shares on the TSE, for participants resident in Canada, or the American Stock Exchange, for participants resident in the United States, for the five consecutive trading day period prior to the end of the calendar quarter in respect of which the Common Shares are issued. The maximum number of Common Shares issuable under the Share Purchase Plan is currently set at 8,000,000 Common Shares in the aggregate, representing 39% of the total number of Common Shares allocated to Kinross' Share Incentive Plan.

RESTRICTED SHARE RIGHTS

     The Restricted Share Plan of Kinross is administrated by the Compensation Committee. The purpose of the Restricted Share Plan is to advance the interests of Kinross through the motivation, attraction and retention of employees, directors and consultants of Kinross and to secure for Kinross and its shareholders the benefits inherent in the ownership of Common Shares by key employees, directors and consultants of Kinross. Restricted share rights ("Restricted Share Rights") may be granted by the Compensation Committee to employees, officers, directors and consultants of Kinross as a discretionary payment in consideration of past services to Kinross. In determining the eligibility of participants to the Restricted Share Plan, the Compensation Committee considers the present and potential contributions and the services rendered by each particular participant to the success of Kinross.

     A Restricted Share Right is exercisable into one Common Share for a certain period of time in accordance with the terms of the Restricted Share Plan. The maximum number of Common Shares issuable under the Restricted Share Plan is currently set at 1,000,000. The maximum number of Common Shares issuable to insiders pursuant to the Restricted Share Plan, within a one-year period, is limited to 10% of the total number of Common Shares then outstanding. The maximum number of Common Shares issuable to any one insider and such insider's associates pursuant to the Restricted Share Plan, within a one-year period, is limited to 5% of the total number of Common Shares then outstanding. The maximum number of Common Shares reserved for issue to any one person under the Restricted Share Plan is limited to 5% of the number of Common Shares outstanding from time to time.

     The grant of a Restricted Share Right is evidenced by a Restricted Share Rights agreement between a participant and Kinross which is subject to the Restricted Share Plan and may be subject to other terms and conditions that are not inconsistent with the Restricted Share Plan and which the Compensation Committee deems appropriate.

     The foregoing report dated March 22, 2002 has been furnished by the Chairman of Compensation Committee on the Committee's behalf.

     (Signed) John M.H. Huxley

                               LEGAL PROCEEDINGS

OMOLON LITIGATION


     Kinross conducts business in Russia through its subsidiary, Omolon, which is owned 45.3% by Russian shareholders. Certain Russian shareholders have asserted that the original issuance of shares was flawed due to a failure to follow certain registration procedures. As a result, the shareholders claim the share issuance was null and void. The shareholders are claiming approximately $56.0 million to cover its original investment plus compounded interest. On September 6, 2002, one of the Russian shareholders of Omolon obtained an order from a court in the Magadan region of the Russian Federation to arrest Omolon's gold inventory at the Kubaka mine as well as Omolon's bank accounts pending resolution of the shareholder's dispute with Omolon. Kinross has been advised by its counsel that Omolon has good defences available to it and is confident that Omolon will successfully defend the lawsuit. However, the interpretation and application of the laws of the Russian Federation may be subject to policy changes reflecting domestic political changes or other considerations. Moreover, because of the developing nature of the Russian legal system and the fact that the interpretation and application of many laws are untested, it is difficult to predict with certainty how they may be interpreted and applied in a particular case. As a consequence, other or additional penalties or remedies may be imposed. These remedies may, in addition to imposing financial obligations, otherwise adversely affect the operations or status of Omolon including a possible order that none of the issued shares of Omolon are valid.


CHILEAN ARBITRATION


     CMM has entered into arbitration proceedings in Chile with Fluor, the contractor that designed and built the Refugio mine. CMM contended that Fluor was negligent in both the design and the construction of the facility, and should be held responsible for the cost of repairs as well as lost profits. As part of the same proceedings, Fluor was seeking to recover costs that it allegedly incurred while building the mine and which, it claims, were outside their scope of work and responsibility. On May 16, 2002 Kinross announced that binding arbitration has ruled in favour of CMM and concluded that Fluor was negligent in certain aspects of the construction of the Refugio Gold mine and awarded $20 million to CMM plus interest accumulated from July 1999, for damages incurred by CMM. An appeal was filed by Fluor with a Chilean appellate court, which appeal has been dismissed by the court. See "Recent Developments".


DERIVATIVE ACTION

     In October 1996, an alleged shareholder derivative action was filed in the Court of Chancery of Delaware on behalf of a stockholder of Kinross, entitled Harry Lewis v. Milton H. Ward, et al., C.A. No. 15255-NC, against Cyprus Amax, the directors of Kinross and Kinross as a nominal defendant. The complaint alleges, among other things, that the defendants engaged in self-dealing in connection with Kinross' entry in March 1996 into a demand loan facility provided by Cyprus Amax. The complaint seeks, among other things, a declaration that the demand loan facility is not entirely fair to Kinross and damages in an unspecified amount. Kinross believes that the complaint is without merit and intends to defend the matter vigorously.

CERCLA LIABILITY

     In March 1994, the U.S. Forest Service notified Kinross that it considers Kinross to be a Potentially Responsible Party ("PRP") under CERCLA, jointly and severally liable with other PRP's for damages attributable to alleged releases of hazardous substances from the Siskon Mine, located in the Klamath National Forest in Siskiyou County, California. Kinross conducted a limited exploration drilling program in the summer of 1991 on property at the Siskon mine site which Kinross believes is not involved in the alleged releases. Based on facts currently known to management, Kinross does not anticipate that this matter will have a material effect on Kinross' financial condition or results of operations.

CLASS ACTION

     Kinross has been named as a defendant in a class action complaint filed on or about April 26, 2002, entitled Robert A. Brown, et al. v. Kinross Gold U.S.A., Inc., et al., Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. The complaint names as defendants Kinross Gold Corporation, its subsidiary, Kinross Gold U.S.A., Inc., its subsidiary Kinam Gold Inc., and Robert M. Buchan. The complaint is brought on behalf of two potential classes, those that tendered their Kinam preferred stock into the tender offer for the Kinam $3.75 Series B Preferred Stock recently completed by Kinross Gold U.S.A. and those that did not. Plaintiffs argue, among other things, that amounts historically advanced by Kinross to Kinam should be treated as capital contributions rather than loans, that the purchase of Kinam preferred stock from institutional investors in July 2001 was a constructive redemption of the preferred, an impermissible amendment to the conversion rights of the preferred, or constituted the commencement of a tender offer, that Kinross and its subsidiaries have intentionally taken actions for the purpose of minimizing the value of the Kinam preferred, and that the amount offered in the tender offer of $16.00 per share was not a fair valuation of the Kinam preferred. The complaint alleges breach of contract based on the governing provisions of the Kinam preferred, breach of fiduciary duties by Kinross and Kinross U.S.A., violations of the "best price" rule under Section 13(e) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange rules, allege misrepresentations or omissions and common law fraud based on the acts taken and information provided in connection with the tender offer, violation of Nevada's anti-racketeering law, and control person liability under Section 20A of the Securities Exchange Act of 1934, as amended. The complaint seeks damages ranging from $9.80 per share, plus accrued dividends, to $39.25 per share of Kinam preferred or, in the alternative, the issuance of 26.875 to 80.625 shares of Kinross common stock for each share of Kinam preferred. It also seeks triple damages under Nevada statutes. There has not been any discovery to date in the litigation and a class has not been certified in this action. A second action seeking certification as a class action and based on the same allegations was also filed in the United States district Court for the District of Nevada on or about May 22, 2002. It names the same parties as defendants. Both actions have been consolidated for pretrial management into the Brown case and the Brown plaintiffs have been designated as lead plaintiffs. Reginald H. Howe and the firm of Berger R Montague, lawyers representing the Brown plaintiffs, have been appointed as Co-Lead Counsel in the case. The defendants have answered the complaints in both cases. Kinross believes these claims are without merit and plans to vigorously defend the litigation.


     Kinross is also involved in legal proceedings and claims which arise in the ordinary course of its business. Kinross believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of Kinross.


                                  MARKET RISKS



     To determine its market risk sensitivities Kinross uses an internally generated model that is sensitized to various gold prices, currency exchange rates, interest rates, and energy prices. The variable with the greatest impact is the gold price, and we normally prepare a base case scenario and then look at a $25 per oz. increase and decrease in the base case gold price to determine our sensitivity to that variable.



     The model we use covers the entire life of the mine. In each year, gold is produced according to the mine plan, ore grade and recovery are consistent with current operations and the mine plan, and the cost of production is estimated based on current production costs plus the impact of any major changes to the operation during its life. For quantitative disclosure of market risks shares refer to Kinross' management's discussion and analysis which is incorporated by reference in this circular.


                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of Kinross are Deloitte & Touche LLP, Chartered Accountants.

     The transfer agent and registrar for the Kinross common shares is Computershare Trust Company of Canada at its principal office in Toronto.

                                   SCHEDULE B

                           INFORMATION CONCERNING TVX

     TVX Gold Inc. was incorporated under the laws of the Province of British Columbia on February 18, 1980 under the name Treasure Valley Explorations Ltd. and was continued under the Business Corporations Act (Ontario) on October 31, 1984. On May 30, 1986, the name of TVX was changed to TVX Mining Corporation and on November 26, 1986, the name of TVX was changed to Consolidated TVX Mining Corporation. On January 7, 1991, the name of TVX was changed to TVX Gold Inc. and TVX was continued under the Canada Business Corporations Act. The registered and head office of TVX is located at 220 Bay Street, Suite 1200, Toronto, Ontario, Canada, M5J 2W4.

     TVX is principally engaged in the acquisition, financing, exploration, development and operation of precious and base metals mining properties. TVX holds interests in various operating mines around the world including, through its approximate 50% controlling interest in the TVX Newmont Americas joint venture: (i) a 25% interest in the New Britannia mine in Manitoba; (ii) a 25% economic interest and 50% legal interest in the Crixas mine in Brazil; (iii) a 16% interest in the Musselwhite mine in Ontario; (iv) a 25% interest in La Coipa mine in Chile; and (v) a 24.5% interest in the Brasilia mine in Brazil. TVX also holds a 100% interest in certain development and operating assets in Greece referred to as the Hellenic Gold Complex, which interest is subject to a 12% carried interest and a right to acquire a 12% participating interest in favour of certain third parties. The Hellenic Gold Complex is held through TVX's subsidiary, TVX Hellas A.E., and includes the Stratoni base metals operations and the Skouries development project.

     The following simplified chart describes the names of the principal operating companies and holding companies of TVX and the percentage of equity owned by TVX as at December 31, 2001:

[FLOW CHART]
---------------

Note:

(1) Three individuals have been awarded a 12% carried interest and a right to acquire a 12% participating interest in the Hellenic Gold Properties. Please refer to disclosure under "Legal Proceedings -- The Hellenic Gold Properties Litigation" for further information.


(2) TVX and Newmont each hold a 25% economic interest in the Crixas mine pursuant to the terms of the TVX Newmont Americas joint venture.

PROPERTY AND OFFICE LOCATIONS



PROPERTIES:


A La Coipa (Chile)


B  Crixas (Goias, Brazil)


C  Brasilia (Minas Gerias, Brazil)


D New Britannia (Manitoba, Canada)


E  Musselwhite (Ontario, Canada)


F  Stratoni (Greece)


G Olympias (Greece)


H Skouries (Greece)


I  Gurupi (Maranhao, Brazil)



OFFICE:

1  Toronto (Ontario, Canada)
                     [Map of Property and Office Locations]

                              RECENT DEVELOPMENTS

SHARE CONSOLIDATION

     On June 30, 2002, TVX effected its previously announced consolidation of its common shares on a one (1) for ten (10) basis. The consolidation was approved by the TVX shareholders at the annual and special meeting of TVX held on May 16, 2002. The post-consolidation TVX common shares commenced trading on the Toronto Stock Exchange and the New York Stock Exchange on July 2, 2002.

EQUITY OFFERING

     On March 27, 2002, TVX entered into an underwriting agreement with a group of Canadian underwriters whereby TVX agreed to sell and the underwriters agreed to purchase an aggregate of 7,150,000 common shares of TVX at a purchase price of Cdn.$10.50 per common share payable in cash for an aggregate consideration of Cdn.$75,075,000. TVX paid to the underwriters a fee of Cdn.$0.42 per common share for an aggregate commission of approximately Cdn.$3 million. The offering was completed on April 12, 2002. The net proceeds of the offering totalled Cdn.$72,072,000.

SIGNIFICANT CHARGE AGAINST FOURTH QUARTER 2001 EARNINGS

     After an examination of the carrying costs of each of its properties, TVX recorded write-downs of $244.5 million against earnings in its consolidated financial statements for the year ended December 31, 2001. Given the decision of the Greek Conseil d'Etat, which effectively prohibited the development of the Olympias project, $198.5 million of the charge related to the write-down of TVX's investment in that project. TVX also partially wrote down its investment in its Skouries development project in Greece by $25 million due to the then prevailing metal price environment and the anticipated need for a joint venture partner prior to development of the project. In addition, TVX wrote down $13 million and $8 million on its investment in the La Coipa and New Britannia mines, respectively. The La Coipa mine write-down was taken after evaluating the carrying value of the mine using lower long-term metal prices, whereas the decision to take a charge against the New Britannia mine was made after a re-evaluation of its remaining known mineral reserves.

GOLD HEDGE POSITION RESTRUCTURING

     In August 2001, TVX announced the completion of a restructuring of its gold hedge positions thereby eliminating its exposure to gold lease rate swap obligations. TVX announced the replacement of its 390,000-ounce $360 long put position, which had been financed with a gold lease rate swap, with a 550,000-ounce "plain vanilla" long put position having a strike price of $250 per ounce. The new $250 puts mature over a period from 2003 through to 2006, similar to the previous put position. In addition, TVX announced the removal of the gold lease rate swap liability from the current 350,000-ounce $280 long put position, with maturities to 2003, by converting the position to $280 "plain vanilla" puts. The net cost of restructuring both positions was $0.8 million.

EXCHANGE OF 5% GOLD LINKED CONVERTIBLE NOTES FOR COMMON SHARES

     In July 2001, TVX issued 32,150,118 common shares (321,501,177 common shares before giving effect to the one (1) for ten (10) consolidation which took effect on June 30, 2002), representing approximately 90% of the then outstanding TVX common shares after giving effect to such issuance, in exchange for $250 million 5% gold linked convertible notes of TVX. In connection with this transaction, a new board of directors was elected at the annual and special meeting of shareholders of TVX held on June 28, 2001. At such meeting, Messrs. Harry S. Campbell, W. Robert Dengler, T. Sean Harvey, J.S.A. MacDonald, George
F. Michals, David P. Smith and Thomas Witz were elected directors of TVX. All directors other than Mr. Harvey had not previously been directors of TVX. Subsequent to the shareholders meeting, Mr. Mark I. Young, who had previously served as a director of TVX, was appointed as a director.

                     DESCRIPTION OF BUSINESS AND PROPERTIES

OPERATING MINES -- PRECIOUS METALS

     The following table summarizes TVX's current interests in producing and previously producing precious metals mines and its annual share of production from each mine, except for changes in ownership as noted. TVX determines gold equivalent ounces by using the ratio of the spot gold price to the spot silver price on the day that the production is sold and converts silver ounces to gold ounces at this ratio.

                                     CURRENT
PRECIOUS METALS MINES                INTEREST      2001        2000       1999       1998       1997
---------------------                --------    ---------    -------    -------    -------    -------
                                                                     (gold ounces)
La Coipa, Chile(1).................      25%        78,000     87,300    186,200    225,600    182,200
Crixas, Brazil(2)..................      25%        48,100     48,200     57,700     72,100     64,100
Brasilia, Brazil(3)................    24.5%        45,800     56,100     67,200     88,800     51,600
New Britannia, Canada(4)...........      25%        28,600     26,400     37,000     48,800     45,700
Musselwhite, Canada(5).............      16%        37,300     39,100     49,900     63,800     48,900
Casa Berardi, Canada(6)............       0%           n/a        n/a        n/a        n/a      2,800
                                                 ---------    -------    -------    -------    -------
                                                   237,800    257,100    398,000    499,100    395,300
                                                 =========    =======    =======    =======    =======

                                     CURRENT
BASE METALS MINES                    INTEREST      2001        2000
-----------------                    --------    ---------    -------
Stratoni(7)........................     100%*
  Zinc (tonnes)....................                 31,700     16,800
  Lead (tonnes)....................                 26,500     15,600
  Silver (ounces)..................              2,005,000    985,000

---------------
(1) Includes gold equivalent ounces; decreased from 50% to 25% effective July 1, 1999.


(2) While TVX maintains a 50% legal interest, a 25% economic interest was sold to Newmont (formerly Normandy) effective July 1, 1999. Royalty payment obligations consist of 1.0% of sales.



(3) Increased from 23% to 33% in January, 1994; and increased to 49% at the end of 1997; decreased to 24.5% effective July 1, 1999. Royalty payment obligations consist of 1.33% of sales.



(4) For accounting purposes, commercial production commenced August 1, 1996; interest decreased from 50% to 25% effective July 1, 1999. Royalty payment obligations consist of 1.38% net smelter royalty.



(5) Commercial production commenced April, 1997; interest decreased from 32% to 16% effective July 1, 1999. Royalty payment obligations consist of a 3.75% net operating profit royalty and a 5% net profit interest (both royalties apply after recovery of all project costs which is estimated to be in 2009).


(6) Operations suspended in January, 1997; increased interest from 60% to 100% effective December 31, 1997; sold interest to Aurizon Mines Limited effective August 27, 1998.

(7) Commenced operations as a separate business unit within TVX Hellas in 2000.

* Subject to a 12% carried interest and a right to acquire a 12% participating interest in favour of certain third parties. See "Legal Proceedings -- The Hellenic Gold Properties Litigation."


CALCULATION OF CASH COSTS, PRODUCTION COSTS AND REALIZED REVENUE AND RECONCILIATION TO THE STATEMENTS OF OPERATIONS



     Cash costs, production costs and realized revenue are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of operating profit or cost from operations as determined under generally accepted accounting principles.

                                        SIX MONTHS   SIX MONTHS                  YEARS ENDED
                                          ENDED        ENDED      ------------------------------------------
                                         JUNE 30,     JUNE 30,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           2002         2001          2001           2000           1999
                                        ----------   ----------   ------------   ------------   ------------
CASH COSTS
Total cost of sales (000,s)...........     60,213       54,083       108,148        106,804         87,298
Stratoni cost of sales (000's)........    (15,530)     (12,499)      (22,530)       (16,004)            --
                                         --------     --------      --------       --------       --------
Cash cost of precious metal sales.....     44,683       41,584        85,618         90,800         87,298
Ounces sold (000's) -- consolidated...      235.0        234.8         474.9          508.7          514.4
Cash Cost per Ounce...................   $    190     $    177      $    180       $    178       $    170
PRODUCTION COSTS
Total mine operating costs (000's)....     76,788       73,105       148,391        144,804        135,334
Stratoni mine operating costs
  (000's).............................    (16,670)     (13,141)      (24,401)       (17,007)            --
                                         --------     --------      --------       --------       --------
Production costs -- precious metals...     60,118       59,964       123,990        127,797        135,334
Ounces sold (000's) -- consolidated...      235.0        234.8         474.9          508.7          514.4
Production costs per ounce............   $    256     $    255      $    261       $    251       $    263
REALIZED REVENUE
Total revenue (000's).................     89,203       79,251       158,340        170,030        162,856
Stratoni revenue (000's)..............    (15,148)     (13,608)      (24,160)       (16,081)            --
                                         --------     --------      --------       --------       --------
                                           74,055       65,643       134,180        153,949        162,856
Revenue -- mine operations (000's)
  --..................................     71,300       62,418       128,900        142,322        146,569
Revenue -- hedging (000's) --.........      2,755        3,225         5,280         11,627         16,287
                                         --------     --------      --------       --------       --------
                                           74,055       65,643       134,180        153,949        162,856
Ounces sold (000's) -- consolidated
  --..................................      235.0        234.8         474.9          508.7          514.4
Ounces sold (000's) -- TVX's share
  --..................................      117.5        117.4         237.4          254.4          393.1
Revenue per ounce -- mine
  operations(1).......................   $    303     $    266      $    272       $    279       $    285
Revenue per ounce -- hedging(2).......         24           27            22             45             42
                                         --------     --------      --------       --------       --------
Total realized revenue per ounce......   $    327     $    293      $    294       $    324       $    327


---------------

(1) Revenue per ounce from mine operations is calculated by dividing revenue from mine operations by ounces sold, on a consolidated basis.



(2) Revenue per ounce from hedging activities is calculated by dividing revenue from hedging activities by ounces sold, based on TVX's share only.



     The above non-GAAP measures have been calculated on a consistent basis in each period.



     For reasons of comparability, cash costs, production costs and realized revenue do not include certain items such as mining property write-downs which do not occur in all periods but are included under GAAP in the determination of net earnings or loss.



     Cash costs and productions costs are calculated in accordance with "The Gold Institute Production Cost Standard". Cash costs, production costs and realized revenue may not be comparable to similarly titled measures of other companies.



     Cash costs, productions costs and realized revenue are used by management to assess profitability and cash flow of individual operations as well as to compare to other precious metal producers.


SUMMARY OF RESERVES AND RESOURCES


     An "Ore Reserve" or "Mineral Reserve" is the economically mineable part of a measured or indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An ore reserve or mineral reserve gives effect to diluting materials and allowances for losses that may occur when the material is mined but does not reflect any subsequent losses in leaching or milling. Mineral reserves are further divided into proven and probable mineral reserves.



     A "Proven Mineral Reserve" comprises the economically mineable part of a measured mineral resource where there is the highest degree of confidence in the estimate. It is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect potential economic viability.



     A "Probable Mineral Reserve" is the economically mineable part of an indicated, and in some cases a measured mineral resource where there is a lesser degree of confidence in the estimate. The underlying preliminary feasibility study must address whether economic extraction can be justified.



     The term "Mineral Resource" covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling. Within this mineralization, mineral reserves may subsequently be defined by the consideration and application of technical and economic factors. Mineral resources are sub-divided, in decreasing order of geological confidence, into measured, indicated and inferred categories.



     A "Measured Mineral Resource" is one for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.



     An "Indicated Mineral Resource" is one where the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and reasonably to assume continuity of mineralization. The indicated mineral resource estimate is intended to be of sufficient quality to support a preliminary feasibility study which can serve as the basis for development and production planning decisions.



     The following table presents the mineral reserves by property and should be read in conjunction with the "Notes to the Reserves and Resource Tables". The mineral reserves shown in the table represent TVX's share for each of its operating mines and mineral projects.


     Reserve figures are estimates and no assurances can be given that the indicated quantities of gold will be produced. Markets and short-term operating factors relating to the ore reserves, such as the orderly development of orebodies or the processing of new or different grades of ore, could affect TVX's profitability in any particular accounting period.


MINERAL RESERVES(1)(2)(3)(4)

(as of December 31, 2001)

                                                                       2001                                               2000
                              ---------------------------------------------------------------------------------------   ---------
                                                                                                                        PROVEN +
                                        PROVEN                       PROBABLE                  PROVEN + PROBABLE        PROBABLE
                              ---------------------------   ---------------------------   ---------------------------   ---------
                                                CONTAINED                     CONTAINED                     CONTAINED   CONTAINED
GOLD AND GOLD EQUIVALENT      TONNES    GRADE    OUNCES     TONNES    GRADE    OUNCES     TONNES    GRADE    OUNCES      OUNCES
------------------------      -------   -----   ---------   -------   -----   ---------   -------   -----   ---------   ---------
                              (000's)   (g/t)    (000's)    (000's)   (g/t)    (000's)    (000's)   (g/t)    (000's)     (000's)
OPERATING MINES
La Coipa....................   8,583                          1,857                        10,440
  Gold......................            1.14        313               1.43         86               1.19        399         410
  Silver....................            57.5     15,853               54.5      3,253               56.9     19,106      23,453
                              ------    ----     ------     -------   ----      -----     -------   ----     ------      ------
  Gold Equivalent(5)........   8,583    2.15        591       1,857   2.39        143      10,440   2.19        734         840
Crixas......................     578    7.27        135         481   7.41        114       1,059   7.33        250         271
Brasilia(6).................  78,572    0.43      1,081      12,029   0.43        164      90,601   0.43      1,246         873
New Britannia...............     107    5.42         19         464   4.73         70         573   4.86         89         119
Musselwhite.................   1,631    5.73        301         427   4.78         65       2,058   5.53        366         406
                              ------    ----     ------     -------   ----      -----     -------   ----     ------      ------
MINES TOTAL.................                      2,127                           556                         2,685       2,509
TVX HELLAS PROJECTS
Olympias +..................      --      --         --          --     --         --          --     --         --       3,767
Skouries....................  20,274    1.01        656     109,274   0.87      3,059     129,548   0.89      3,715       3,715
                              ------    ----     ------     -------   ----      -----     -------   ----     ------      ------
TVX HELLAS TOTAL............                        656                         3,059                         3,715       7,482
                                                 ======                         =====                        ======      ======
TVX GRAND TOTAL.............                      2,783                         3,615                         6,400       9,991
                                                 ======                         =====                        ======      ======

                                                                          2001
                              --------------------------------------------------------------------------------------------

                                         PROVEN                        PROBABLE                    PROVEN + PROBABLE
                              ----------------------------   -----------------------------   -----------------------------
TVX HELLAS                                       CONTAINED                       CONTAINED                       CONTAINED
BASE METALS AND SILVER        TONNES    GRADE      METAL     TONNES     GRADE      METAL     TONNES     GRADE      METAL
----------------------        ------   -------   ---------   -------   -------   ---------   -------   -------   ---------
                              (000's)            (000's)     (000's)             (000's)     (000's)              (000's)
Stratoni....................    723                            1,362                           2,085
  Zinc......................              9.9%       72 t                11.4%      155 t                10.9%      227 t
  Lead......................              8.0%       57 t                 7.9%      108 t                 7.9%      165 t
  Silver....................           213 g/t   4,946 oz              193 g/t   8,467 oz              200 g/t   13,413 oz
                              ------   -------   --------    -------   -------   --------    -------   -------   ---------
Olympias (U/G)*+............     --                               --                              --
  Zinc......................                --         --                   --         --                   --
  Lead......................                --         --                   --         --                   --
  Silver....................                --         --                   --         --                   --
                              ------   -------   --------    -------   -------   --------    -------   -------   ---------
Skouries
  Copper....................  20,274     0.58%      119 t    109,274     0.55%      606 t    129,548     0.56%      725 t
                              ======   =======   ========    =======   =======   ========    =======   =======   =========

                                2000
                              ---------
                              PROVEN +
                              PROBABLE
                              ---------
TVX HELLAS                    CONTAINED
BASE METALS AND SILVER          METAL
----------------------        ---------
                               (000's)
Stratoni....................
  Zinc......................       66 t
  Lead......................       56 t
  Silver....................   4,200 oz
                              ---------
Olympias (U/G)*+............
  Zinc......................      702 t
  Lead......................      530 t
  Silver....................  51,000 oz
                              ---------
Skouries
  Copper....................        725
                              =========

---------------
*   excludes surface stockpiles

+ due to the Conseil d'Etat decision, Olympias reserves have been reclassified as mineral resources (See -- "Legal Proceedings -- Litigation in Greece")

     The following mining recovery rates have been applied to the mineral reserves estimates noted in the above table: La Coipa, 78%; Crixas, 95.0%; Brasilia, 77.0%; New Britannia, 90%; Musselwhite, 95%; Stratoni, 83%; Olympias, 85%; and Skouries, 95%.


CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES



     This section uses the terms "measured" and "indicated" resources. We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO RESERVES.



     The following table presents the mineral resources by property and should be read in conjunction with the "Notes to the Reserve and Resource Tables". The mineral resources shown in the table represent TVX's share for each of its operating mines and mineral projects.



MINERAL RESOURCES(1)(3)(4)

(as of December 31, 2001)


                                                                            2001                                2000
                                                     ---------------------------------------------------   ---------------
                                                                                           MEASURED +        MEASURED +
                                                        MEASURED          INDICATED         INDICATED         INDICATED
                                                     ---------------   ---------------   ---------------   ---------------
GOLD AND GOLD EQUIVALENT                             TONNES    GRADE   TONNES    GRADE   TONNES    GRADE   TONNES    GRADE
------------------------                             -------   -----   -------   -----   -------   -----   -------   -----
                                                     (000's)   (g/t)   (000's)   (g/t)   (000's)   (g/t)   (000's)   (g/t)
AMERICAS -- MINES
La Coipa...........................................   2,476             1,625             4,101             4,788
  Gold.............................................            1.12              1.30              1.19               1.16
  Silver...........................................            45.39             28.6              38.7              35.00
                                                     ------    -----   ------    -----   ------    -----   ------    -----
  Gold Equivalent(5)...............................   2,476    1.92     1,625    1.80              1.87               1.80
Crixas.............................................      --      --        --      --        --      --        --       --
Brasilia(6)........................................  11,025    0.45    35,525    0.38    46,550    0.40    37,262     0.43
New Britannia......................................      14    3.43       395    3.43       409    3.43       552     3.84
Musselwhite........................................     402    7.63        88    11.87      480    8.39       632     5.34
                                                     ------    -----   ------    -----   ------    -----   ------    -----
MINES TOTAL........................................
AMERICAS -- EXPLORATION
Gurupi.............................................      --      --    30,192    1.39    30,192    1.39    15,096     1.39
                                                     ------    -----   ------    -----   ------    -----   ------    -----
EXPLORATION TOTAL..................................
AMERICAS TOTAL.....................................
TVX HELLAS PROJECTS
Olympias...........................................   9,019    9.00     3,604    9.83    12,623    9.24
Skouries...........................................      --      --    61,685    0.67    61,685    0.67
                                                     ------    -----   ------    -----   ------    -----
TVX HELLAS TOTAL...................................
                                                                                 =====
TVX GRAND TOTAL....................................
                                                                                 =====

                                                                           2001                                    2000
                                                 --------------------------------------------------------   -------------------
                                                                                           MEASURED +           MEASURED +
                                                     MEASURED           INDICATED           INDICATED            INDICATED
TVX HELLAS                                       ----------------   -----------------   -----------------   -------------------
BASE METALS AND SILVER                           TONNES    GRADE    TONNES     GRADE    TONNES     GRADE    TONNES      GRADE
----------------------                           ------   -------   -------   -------   -------   -------   -------   ---------
                                                 (000's)   (g/t)    (000's)    (g/t)    (000's)             (000's)
Stratoni.......................................     --                   --                  --                  --
  Zinc.........................................                --                  --                  --                    --
  Lead.........................................                --                  --                  --                    --
  Silver.......................................                --                  --                  --                    --
                                                 ------   -------   -------   -------   -------   -------   -------   ---------
Olympias (U/G)*................................  6,566                3,604              10,170                 275        6.9%
  Zinc.........................................              6.8%                7.1%                6.9%                  4.8%
  Lead.........................................              5.1%                5.3%                5.2%             170.2 g/t
  Silver.......................................           155 g/t             156 g/t             155 g/t
                                                 ------   -------   -------   -------   -------   -------   -------   ---------
Skouries
  Copper.......................................     --         --    61,685     0.54%    61,685     0.54%    61,685       0.54%
                                                 ======   =======   =======   =======   =======   =======   =======   =========


---------------

* excludes surface stockpiles

NOTES TO THE RESERVE AND RESOURCE TABLES


(1) TVX's reserves and resources were estimated as at December 31, 2001 using cut-off grades noted in the following table:



                                                                  2001 GOLD RESERVE    2001 GOLD RESOURCE
                                                                   CUT-OFF GRADES        CUT-OFF GRADES
                                                                  -----------------    ------------------
                                                                       (g/mt)                (g/mt)
    MINES
    La Coipa....................................................        1.50*                 0.90*
    Crixas......................................................        3.00                  3.00
    Brasilia....................................................        0.30                  0.30
    New Britannia...............................................        3.26                  2.74
    Musselwhite.................................................        3.25                  3.25
    PROJECTS
    Gurupi......................................................          --                  0.50


---------------


    * Represents silver converted to gold equivalent



    Cut off values for a specific volume of polymetallic mineralization are based upon the calculated metal value contained within, using current approximate metal prices. At Stratoni, the cut off value for proven and probable reserves is $59.00 per tonne net smelter value. Average dilution (by weight) used in the estimation of the reserves is 17.4% and the average mining recovery is estimated to be 83%. At Skouries, the cut-off value for proven and probable reserves varies between $6.80 per tonne for the proposed open pit and $11.38 per tonne for ore requiring blasting within the proposed sub-level cave, and the cut-off value for the estimation of measured and indicated resources is 0.4 grams gold per tonne. Mining recoveries and dilution were estimated for each reserve block and vary depending on the mining method used and the location of the reserve block within the ore body. At Olympias, the cut-off value for the estimation of measured and indicated resources is $30.86 per tonne.



    Cut-off grades were determined from the following average long-term metal prices:


                                                      2001 METAL PRICES                           2000 METAL PRICES
                                           ----------------------------------------    ----------------------------------------
                                           GOLD    SILVER    ZINC    LEAD    COPPER    GOLD    SILVER    ZINC    LEAD    COPPER
                                           ----    ------    ----    ----    ------    ----    ------    ----    ----    ------
                                           ($ per ounce)         ($ per pound)         ($ per ounce)         ($ per pound)
    MINES
    La Coipa.............................  265      4.65       --     --        --     300      5.50       --     --        --
    Crixas...............................  300        --       --     --        --     300        --       --     --        --
    Brasilia.............................  300        --       --     --        --     300        --       --     --        --
    New Britannia........................  300        --       --     --        --     290        --       --     --        --
    Musselwhite..........................  275        --       --     --        --     300        --       --     --        --
    Stratoni.............................   --      4.25     0.37    0.23       --      --      5.00     0.51    0.23       --
                                           ---      ----     ----    ----     ----     ---      ----     ----    ----     ----
    PROJECTS
    Olympias.............................  325      5.50     0.50    0.25       --     325      5.50     0.50    0.25       --
    Skouries.............................  300        --       --     --      0.80     300        --       --     --      0.80
    Gurupi...............................  325        --       --     --        --     325        --       --     --        --
                                           ---      ----     ----    ----     ----     ---      ----     ----    ----     ----

    Gold and silver prices used for estimated reserve and resource cut-off values at TVX's operations vary depending upon the estimates made by the mine operators. Variations in base metal and silver prices used for determining cut-off values are dependant upon the operational status of the site.


(2) Drill spacing used to determine reserves varies by ore type and are as follows by property: La Coipa 25 meters for proven reserves, 50 meters for probable reserves; Crixas 25 meters for proven reserves, 50 meters for probable reserves; Brasilia 100 meters for proven reserves, 50 meters for probable reserves; New Britannia 50 feet for proven reserves, 50 to 200 feet for probable reserves; Musselwhite 50 meters for proven reserves, 50 meters horizontal by 25 meters vertical for probable reserves; Stratoni maximum of 15 meters for proven reserves, 15 to 35 meters for probable reserves; and Skouries 50 meters for proven reserves and 100 meters for probable reserves.

(3) Reserve and resource figures are estimates and no assurances can be given that the indicated quantities of metals will be produced. Market and short-term operating factors relating to the ore reserves, such as the orderly development of orebodies or the processing of new or different grades of ore, could affect TVX's profitability in any particular accounting period.



(4) TVX's reserves and resources are estimated in accordance with the standards defined by the Canadian Institute of Mining, Metallurgy and Petroleum.



(5) Gold equivalent ounces represent silver ounces converted to gold ounces at a ratio of 57 to 1.


(6) On June 7, 2002 the TVX Newmont joint venture purchased Newmont's 50% interest in the Gurupi project joint venture in return for a net smelter interest.


(7) The reserves and resources have been prepared by following "qualified persons", as that term is defined in National Instrument 43-101 of the Canadian Securities Administrators. Dr. Albrecht Schneider, a former employee of TVX Newmont, has reviewed all reserve and resource estimates.


                                             RESERVES                                   RESOURCES
    MINE/                   -------------------------------------------   -------------------------------------
    PROJECT                          NAME                   TITLE               NAME                TITLE           EMPLOYED BY
    ---------------------   -----------------------   -----------------   -----------------   -----------------   ----------------
    La Coipa                Juan Ochoa                Chief Engineer      Mauricio Rubio      Geologist           Placer Dome
                            Andres Guaringa           Chief Mining Eng.                                           Placer Dome
    Crixas                  Marcos Geraldo de         Mining Engineer     Walter Yamaoka      Geologist           AngloGold
                            Simoni
    Brasilia                Marcelo Batolochi Fabio   Geologist           Marcelo Batolochi   Geologist           RTZ
                            Marques                                       Fabio Marques
    New Britannia           Bill Lewis                Chief Geologist     Bill Lewis          Chief Geologist     TVX Newmont
    Musselwhite             Rob Usher                 Chief Engineer      Andrew Cheatle      Chief Geologist     Placer Dome
    Gurupi                  Albrecht Schneider        Consultant          Albrecht            Consultant          TVX Newmont
                                                                          Schneider
    Stratoni                Mike Hodgson              Manager,            Mike Hodgson        Manager,            TVX Hellas
    Olympias                                          Technical                               Technical
    Skouries                                          Services                                Services

CAUTIONARY NOTE TO U.S. READERS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES.

     The terms "measured", "indicated" and "inferred resources" when used in this document have the meanings adopted by the Canadian Institute of Mining, Metallurgy and Petroleum and incorporated by reference in National Instrument 43-101. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. "Inferred Resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. Under Canadian rules inferred resources may not form the basis of feasibility or other economic studies. U.S. READERS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF AN INFERRED RESOURCE EXISTING OR IS ECONOMICALLY OR LEGALLY MINEABLE. U.S. READERS ARE ALSO CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF A MEASURED OR INDICATED RESOURCE WILL EVER BE CONVERTED INTO RESERVES.

EXPLORATION AND BUSINESS DEVELOPMENT

     TVX's exploration and business development strategy combines the acquisition of promising advanced stage properties with limited grassroots exploration to ensure a steady supply of projects to maintain long-term growth in precious metals production.

     The TVX Newmont Americas joint venture evaluates exploration opportunities and directs activities located internationally. Operating mines actively explore on their respective mine properties or venture areas. Exploration and business development expenses during 2001, including exploration activities at operating mines, amounted to $3.4 million.

     The allocation of exploration and business development expenses reflects TVX's current exploration and business development strategy. Consolidated exploration expenses for each of the last five years were as follows:

                                                              2001    2000    1999    1998    1997
                                                              ----    ----    ----    ----    -----
                                                                           (MILLIONS)
North America...............................................  $1.0    $1.1    $0.8    $1.2    $ 2.6
South America...............................................   2.1     4.3     3.4     4.3      9.3
Europe......................................................    --     0.1     0.3     0.6       --
Other.......................................................   0.3      --      --     0.2      2.1
                                                              ----    ----    ----    ----    -----
                                                              $3.4    $5.5    $4.5    $6.3    $14.0
                                                              ====    ====    ====    ====    =====

     In 2002, the exploration and business development expenses of the TVX Newmont Americas joint venture are expected to be approximately $4 million.

                      GOVERNMENT CONTROLS AND REGULATIONS

     TVX's operations are in different countries and are subject to various levels of government controls and regulations which are amended from time to time in these countries. Outlined below are some of the more significant aspects of such controls and regulations which materially affect the principal areas of business of TVX in Brazil, Canada, Chile and Greece.

BRAZIL

     An exploration licence entitling the holder to prospect Brazilian mineral properties must be requested in an exploration application addressed to the General Director of the National Department of Mineral Production which, when registered, guarantees the applicant priority if the prospect applied for is not already covered by a geological reconnaissance permit, exploration licence, mining concession or mine manifest in favour of others and if no prior application has been filed for authorization to prospect in the same area.

     An exploration licence from the General Director of the National Department of Mineral Production specifies the properties included within the area of prospecting and defines the latter by locality, boundaries and surface area.

     An exploration licence is valid for three years, can be renewed for a further period under special conditions and may be transferred. Within the term of an exploration licence, its holder must submit to the General Director of the National Department of Mineral Production a report of exploratory work done. Upon submission of that report, General Director of the National Department of Mineral Production proceeds to an on-the-spot verification of its accuracy and approves that report when the existence of an ore deposit has been confirmed. Upon approval of that report, the holder of the licence has one year to apply for a mining concession. The holder of an exploration licence is allowed to receive a provisional licence to sell metals covered by such a licence until the granting of a mining concession.

     An application for a mining concession must be addressed to the Brazilian Mining Ministry by the holder of an approved authorization to prospect, supported by information regarding the plan for economic development of the deposit, including a description of the mining plan, the processing plants, proof of the availability of funds or existence of financial arrangements for carrying out the economic development plan and operation of the mine and an Environmental Impact Report.

     The holder of an approved Brazilian mining concession must, among other things, start working within six months after publication of the Portaria de Lavra. The mining work, once commenced, cannot be interrupted for more than six consecutive months except for proven reasons of force majeure. No significant fees or other payments are required to be paid in connection with the issuance of an exploration licence, an application for concession or a mining concession.

     Corporations in Brazil are generally subject to taxes at a rate of 25% of profits plus a Social Contribution Tax equal to 9% of accounting income; these tax rates are subject to change by the Brazilian legislature. Tax holidays exist to encourage development of certain regions of the country. Foreign corporations may remit all of their Brazilian profits in dividends without incurring withholding tax. A Financial Transaction Tax of 1% and a 3.65% tax levied on any revenues generated by a company are applied on the sale of gold in the Brazilian market (export of gold is tax exempt).

     On the ultimate sale of an investment in Brazil, present Brazilian regulations provide that the foreign investor may remit the proceeds of the sale free of withholding tax up to the amount of the registered foreign capital of the remitter. TVX had registered foreign capital of $14.7 million in Brazil as of December 31, 2001.

CANADA

     The gold exploration and mining industry in Canada operates under both federal and provincial legislation governing exploration, development and production. Such legislation encompasses, among other things, the method of acquisition and ownership of mineral rights, labour practices, health and safety standards, royalties, mining and income taxes and exports.

     The mining industry in Canada is also subject to legislation at both the federal and provincial levels relative to the protection of the environment. In particular, such legislation imposes rigorous standards on the mining industry to reduce or eliminate the effects of wastes generated by extraction and processing operations and subsequently deposited on the ground or emitted into the air or water.

     Accordingly, the design of mines and mills and the conduct of overall extraction and processing operations are subject to the restrictions contained in such legislation. In addition, the construction, development and operation of a mine, mill and refinery typically entail compliance with applicable environmental legislation and/or review processes and the obtaining of land use and other permits, water licences and similar authorizations from various governmental agencies. In particular, legislation is in place for lands under federal jurisdiction or located in certain provinces which provides for the preparation of environmental impact assessment reports prior to the commencement of any mining operations. These reports entail a detailed technical and scientific assessment as well as a prediction of the impact on the environment of proposed development.

     Failure to comply with the legislation can have serious consequences. Orders may be issued requiring operations to cease or be curtailed or requiring installation of additional facilities or equipment. Violators may be required to compensate those suffering loss or damage by reason of their mining activities and may be fined if convicted of an offense under such legislation.

CHILE

     Any person or entity, whether or not Chilean, may apply for a concession with respect to precious metals properties in Chile. Concessions with respect to precious metals properties may be of two kinds: exploration concessions and exploitation concessions. While an exploration concession entitles its holder to explore Chilean precious metals properties, the holder of an exploration concession must file a further petition in order to obtain an exploitation concession permitting its holder to start mining operations. An exploitation concession may also be applied for independently of a previously granted exploration licence. There are presently no restrictions on foreign ownership of precious metal properties in Chile. Foreign investment is registered with the Central Bank upon entry into Chile and, until recently, was not allowed to be repaid for a period of three years.

     Corporations in Chile are taxed at 17% on profits. In addition, a withholding tax is charged when dividends are distributed. The corporate tax is creditable against the withholding tax resulting in a combined tax rate of 35%. There are no restrictions on the amount of dividend remittances.

GREECE

     The ownership of real estate which includes both land and buildings is guaranteed and protected by the Greek Constitution. It is not extended, however, to include mining rights to the ore which is in or underneath the land, although the mining rights are a kind of right in rem like the ownership of tangibles and as such enjoy protection under the law. Mining rights are acquired either by concession from the State or, under certain procedures, by lease from the concessionaire or by transfer from the concessionaire. A straight concession imposes obligations for exploration, development and exploitation but not for the payment of a royalty or fee, while a rental fee is paid on a lease.

     Mining rights can be acquired by foreigners. However, in certain controlled areas, called border areas, additional procedures have to be followed for public security purposes. TVX Hellas obtained its concessions and mining rights under special procedures governing the restructuring of its predecessor, an existing mining operation, and the transfer contract has been ratified by the Greek Parliament by a special law.

     The movement of capital, the remittance of profits and dividends, and payments in general are unrestricted as per the European Union regulations. In addition, foreign investments in any productive field, like mining, may obtain special privileges, based on laws governing foreign and/or local investments. Among such privileges are cash grants to subsidize part of the investment cost.

     Research, development and exploitation of mining rights are governed by special laws, the Mining Code and the Regulation of Mining Works, which dictate to both the permits required and the appropriate organization required to run the mining operation. Accordingly, the design of the mines and mills, their development and operation, the construction of the required facilities and the disposal of wastes and tailings are all subject to the above laws as well as to other laws which refer to the specific subject. The above legislation, in addition to controlling and imposing restrictions, also facilitates the development and exploitation of mines as part of the national wealth of the country. The legislation, for example, allows the expropriation of the land necessary for the operation of the mines. Building permits and environmental protection are regulated by general legislation.

     The permits for the construction and operation of the gold plant of TVX Hellas are regulated by the special law which ratified the contract by which it acquired the mining rights and related property. The special law comprehensively specifies the licences and permits required for the mining operations, the authorities responsible to issue them and the procedures which guarantee their timely issuance.

     The Greek legislation for protection of the environment, which is of European Union origin, is applicable for mining. Environmental Impact Assessments Reports must be prepared and approved for each operation as part of the procedure for obtaining the necessary permits for drilling, construction, development and operation. The procedure entails local notification of planned operations and expressions of opinion by local authorities. The approval of the Environmental Impact Assessments Report lies, in principle, with the central authorities. TVX Hellas acquired the mining rights and facilities from an existing mining operation and many of the required permits were thereby acquired. TVX Hellas is released by the special law of any liability for actions or omission which took place before it acquired the property. In addition, TVX Hellas has been given an extension to prepare the special Environmental Impact Assessments Reports for old operations and submit them for approval.

     The net profits of TVX Hellas are taxed at a rate of 35%, while any distribution of dividends is free from any tax or surtax. Despite the higher general corporate income tax rate of 37.5%, the above rate of 35% still applies to TVX Hellas for a 10-year period because TVX Hellas was granted a guaranteed 10-year 35% tax rate period.

                                     MINES

LA COIPA MINE

     The La Coipa Mine is located 800 kilometres north of Santiago in Copiapo Province in the Atacama Region of the Chilean Andes. Access is by a 140 kilometre road from the regional centre of Copiapo.


     The La Coipa Mine consists of approximately 7,500 hectares of mineral claims, of which the principal ones are Indagua, Marta, Escondida, Candelaria, Eduardo and Chimberos, and is owned by Compania Minera Mantos de Oro, a Chilean contractual mining society. The joint venture parties which control Minera Mantos are Macaines Mining Properties Ltd., a wholly-owned subsidiary of TVX, together with a wholly-owned subsidiary of Placer Dome Inc., each of which own a 50% interest in Minera Mantos. See "Risk Factors -- Joint Ventures" on page B-41.


     TVX acquired an initial indirect 49% interest in the La Coipa Mine in June, 1988 from companies controlled by Eike Batista, Roberto Hagemann Gerstmann and Jozsef Ambrus, which at the time held the remaining 51% interest, for consideration consisting of 22 million convertible special shares of TVX and warrants to acquire up to three million TVX common shares.

     Pursuant to the La Coipa acquisition agreement dated January 25, 1989, Placer acquired a 50% indirect interest in the La Coipa Mine from both TVX and companies controlled by Messrs. Batista, Gerstmann and Ambrus, pro rata as to their respective interests in the La Coipa Mine, in consideration for the payment of $63 million in cash and the assumption of project liabilities in the amount of $18 million. The La Coipa acquisition agreement also provided for the future operation of the La Coipa Mine and the respective responsibilities of the joint venture parties. Pursuant to the La Coipa acquisition agreement, all of the property and assets comprising the La Coipa Mine were transferred to Minera Mantos. As a result of this transaction, TVX's indirect interest in the La Coipa Mine was reduced to 24.5% and the indirect interests of Messrs. Batista, Gerstmann and Ambrus was reduced to 25.5%.

     In addition to the consideration described above, Placer also undertook to arrange 100% of the financing required to build a 15,000 tonnes per day plant, provide all necessary construction guarantees and political risk insurance required for the financing, construct the 15,000 tonnes per day plant and operate the existing 1,000 tonnes per day plant built by TVX and the 15,000 tonnes per day plant after completion of construction. Under the La Coipa acquisition agreement, the parties agreed that until the 15,000 tonnes per day plant financing was repaid, Placer would exercise control of the La Coipa Mine except for all significant decisions which would be made unanimously. As the 15,000 tonnes per day plant financing has been repaid, control is now exercised equally by both parties.

     Pursuant to the Macaines acquisition agreement dated April 25, 1989, TVX acquired a further 15.5% indirect interest in the La Coipa Mine from companies controlled by Messrs. Batista, Gerstmann and Ambrus to hold an aggregate 40% indirect interest while reducing the interest of Messrs. Batista, Gerstmann and Ambrus to 10%. The consideration for the acquisition of this further 15.5% indirect interest in the La Coipa Mine was the conversion of 22 million TVX special shares into 16 million TVX common shares, the cancellation of the three million TVX warrants, the forgiveness of $10 million in debt owed to TVX by Messrs. Batista, Gerstmann and Ambrus, together with the payment of $5 million in cash.

     A condition precedent to the business combination was that TVX acquire the 40% indirect interest in the La Coipa Mine from Messrs. Batista, Gerstmann and Ambrus. The consideration paid by TVX for the 40% indirect interest in the La Coipa Mine was 3,600,000 TVX common shares and the effective assumption of $14,055,000 of debt owed by companies controlled by the Messrs. Batista, Gerstmann and Ambrus to TVX. The said acquisition was completed on January 7, 1991.

     In 1994, TVX acquired a 50% interest in Chimberos from Anglo America for $4 million. In December, 1997, TVX acquired, through its share in Minera Mantos, a 50% interest in the Can-Can property, by acquiring mining and surface rights for $1.5 million. The Can-Can property consists of 250 hectares located within the La Coipa claim area. This acquisition added significant exploration potential as well as provided potential operational benefits for the existing La Coipa open pits. The underground operation on the Can-Can property was operated under the management of the previous owner up to the end of the year 2000.

     Pursuant to the formation of the TVX Newmont Americas joint venture, TVX's interest in the La Coipa Mine was reduced to 25%.

GEOLOGY AND MINERALIZATION

     The La Coipa ore deposit forms part of a precious metal epithermal system, located in the northern Chilean tertiary volcanic belt which is generally known as the Maricunga belt. Three main mineralized zones are found at La Coipa, Ladera-Farellon and Coipa Norte, about three kilometres apart, and the Chimberos deposit approximately 25 kilometres northeast of the 15,000 tonnes per day plant.


     The eastern portion of Coipa Norte and Farellon show high gold grades associated with advanced argillic alteration (alunite -- kaolinite -- dickite, quartz), semi-tabular forms and ore hosted mainly in the triassic sedimentary rocks. Ladera and western Coipa Norte have high silver-to-gold ratios, mushroom-like shapes and are hosted in the tertiary pyroclastic unit. Ladera is mainly associated with a vuggy-silica alteration and western Coipa Norte with silicification.


     The most common precious metal-bearing minerals are cerargyrite, several other silver halide complexes, native silver, electrum and native gold as free particles in the size range of 0.5 to 50 microns. Sulfides such as pyrite, chalcopyrite, covellite, tennantite-tetrahedrite, enargite, galena and sphalerite have also been detected by deep drilling in the unoxidized zone and in some isolated cores included in the oxidized zone. Mercury is common in all the deposits and occurs as calomel.

     All the known reserves at La Coipa are found in oxidized zones. Both Ladera and the silver orebody in Coipa Norte are located in the western and upper portions of the mineralized zones. At Coipa Norte, the silver orebody outcrops are closely associated with pervasively silicified rocks. The presence of bedded outflow material and geyserites suggest that this area has not been subjected to significant erosion. At Ladera, however, the upper portion of the host pyroclastic sequence is strongly leached and practically barren, suggesting secondary enrichment as the source of the high silver in the ore. The mushroom-like part of the Ladera orebody is also broader and more lens-like than the one at Coipa Norte.


     In 1992, exploration drilling resumed at La Coipa for the first year since 1984. The drilling program tested a number of geological targets in the vicinity of the Ladera/Farellon pit and resulted in the identification of Farellon Bajo deposit. During 1995, exploration delineated a new orebody, Brecha Norte, adjacent to the Coipa Norte deposit. From 1995 to 1999, more than 13,000 meters were drilled to explore a deep copper/gold mineralization, located below the Ladera/Farellon pit. In 2001, the exploration program was concentrated on the verification of high grade resources at Portezuelo.


CHIMBEROS

     Development of the Chimberos project commenced in the fourth quarter of 1997. Production commenced in July, 1998 and the La Coipa mill treated Chimberos material until August, 1999.

RESERVES AND RESOURCES SUMMARY


     The mineral reserves and resources set forth below represent 100% of the La Coipa deposit, in which TVX holds a 25% interest.

     Reserves, consisting of diluted proven and probable mineral reserves, for the La Coipa ore deposits, of which 2.366 million gold equivalent ounces were in the proven category and 0.570 million ounces were in the probable category, were estimated as follows:



                                MINERAL RESERVES



                                                                          2001
                                         ----------------------------------------------------------------------
                                                      PROVEN                              PROBABLE
                                         ---------------------------------    ---------------------------------
                                                                CONTAINED                            CONTAINED
      GOLD AND GOLD EQUIVALENT             TONNES      GRADE      OUNCES        TONNES      GRADE      OUNCES
      ------------------------           ----------    -----    ----------    ----------    -----    ----------
                                         (millions)    (g/t)    (millions)    (millions)    (g/t)    (millions)
Total................................       34.3       2.15       2.366          7.5        2.39       0.570


                                                           GRADE (G/T)          CONTAINED OZ (MILLIONS)
                                                          --------------    --------------------------------
                                                                                                   GOLD
           DECEMBER 31, 2001                  TONNES      GOLD    SILVER    GOLD     SILVER    EQUIVALENT(1)
           -----------------                ----------    ----    ------    -----    ------    -------------
(100%)                                      (millions)
Farellon Bajo...........................        0.2       0.51    157.35    0.003      0.9         0.018
Coipa Norte.............................       22.5       1.43     54.41    1.033     39.4         1.724
Brecha Norte............................        5.2       1.05     77.37    0.177     13.1         0.406
Cancan..................................        2.9       1.31     69.60    0.122      6.5         0.235
Stock Coipa.............................       11.0       0.74     47.36    0.261     16.7         0.553
                                               ----       ----    ------    -----     ----         -----
Total...................................       41.8       1.19      56.9    1.596     76.6         2.936
                                               ====       ====    ======    =====     ====         =====

---------------


(1) Converted at a gold price of $265/oz and a silver price of $4.65/oz in 2001 and $300/oz and $5.50/oz, respectively, in 2000.


                                                           GRADE (G/T)          CONTAINED OZ (MILLIONS)
                                                          --------------    --------------------------------
                                                                                                   GOLD
           DECEMBER 31, 2000                  TONNES      GOLD    SILVER    GOLD     SILVER    EQUIVALENT(1)
           -----------------                ----------    ----    ------    -----    ------    -------------
(100%)                                      (millions)
Ladera-Farellon.........................        1.0       0.77     91.10    0.026      3.1         0.082
Farellon Bajo...........................        0.8       0.34    101.10    0.009      2.7         0.059
Coipa Norte.............................       24.2       1.31     65.37    1.021     50.9         1.954
Brecha Norte............................        5.0       1.10     74.10    0.177     11.9         0.395
Cancan..................................        2.5       1.43     70.50    0.116      5.7         0.221
Stock Coipa.............................       12.5       0.73     48.55    0.293     19.5         0.650
                                               ----       ----    ------    -----     ----         -----
Total...................................       46.0       1.11      63.3    1.642     93.8         3.361
                                               ====       ====    ======    =====     ====         =====

---------------

(1) Converted at a gold price of $265/oz and a silver price of $4.65/oz in 2001 and $300/oz and $5.50/oz, respectively, in 2000.


     Mineral resources at December 31, 2001, which include proven and probable diluted reserves and measured and indicated resources, are estimated as follows:



                               MINERAL RESOURCES



                                                                                  2001
                                                               ------------------------------------------
                                                                    MEASURED               INDICATED
                                                               -------------------    -------------------
                 GOLD AND GOLD EQUIVALENT                        TONNES      GRADE      TONNES      GRADE
                 ------------------------                      ----------    -----    ----------    -----
                                                               (millions)    (g/t)    (millions)    (g/t)
Total......................................................       9.9        1.92        6.5        1.87



     For more detail on reserves and resources, please see the summaries on pages B-6 to B-10.


MINING AND PROCESSING

     Initially, Ladera-Farellon and Coipa Norte were mined as separate open pits. The 1,000 tonnes per day agitation leach plant began commissioning in May, 1989 with full production attained in the fourth quarter of 1989. The source of feed for the 1,000 tonnes per day plant was the Ladera open pit. The plant operated until April, 1991 when it was shut down in preparation for commissioning of the new 15,000 tonnes per day plant. The 1,000 tonnes per day plant cost $34 million to develop and produced approximately 145,000 ounces of gold equivalent prior to being shut down.

     The 15,000 tonnes per day agitation leach plant was built over a period of 20 months with commissioning starting on July 7, 1991. Full commercial operations commenced on October 1, 1991. The plant cost $218 million. Feed for the plant was sourced from Ladera-Farellon for the initial years of operation with Coipa Norte becoming part of the feed source in 1995. During 1993, the plant increased its design capacity from 15,000 tonnes per day to 16,000 tonnes per day as a result of grinding modifications. During 1995, certain installations from the original 1,000 tonnes per day plant were returned to production to increase overall capacity to exceed 16,000 tonnes per day.

     In the milling process, ore is crushed, then ground in a circuit incorporating a semi-autogenous mill with a pebble crusher and two ball mills. A new crushing system installed in October 1999 allows throughput of up to 17,000 tonnes per day. The ground ore is leached, then filtered and washed to separate out the tailings, and the solution is passed through a Merrill-Crowe plant. The precipitate is then sent to the refinery.

     Water and power supplies are critical infrastructure aspects of the La Coipa Mine. Water requirements for the 15,000 tonnes per day plant are 100 litres per second and are obtained from underground springs which feed the Salar de Maricunga, a saltwater lake 38 kilometres from the mine site. The water is pumped via a pipeline built by Minera Mantos from the springs to the plant site. Power for the 15,000 tonnes per day plant is supplied by the National Power grid from a tie-in approximately 88 kilometres from La Coipa. Minera Mantos has built a substation at Carrera Pinto which ties the line from the mine site into the grid.

     The decision was made during 1997 to develop the Chimberos high-grade silver deposit and work commenced in the fourth quarter of 1997. Milling of the Chimberos ore commenced in July, 1998 and was completed in August, 1999.

     A significant interruption to production occurred in February, 1998 following the discovery of cracks in several teeth on the semi-autogenous mill ring gear. Approximately 16 days in total were lost as the damage was evaluated and remedial action taken. A replacement gear was delivered to the site and installed in January, 1999, incurring a 10-day stoppage. An insurance claim was finalized in March, 1999 to cover the repair of the mechanical damage and production losses. Following the completion of the milling of the Chimberos ore in August 1999, production came from the reserves at La Coipa. In 2001, production from the Ladera-Farellon open pit ceased and mining activities focused on the Coipa Norte open pit which is to provide the majority of mill feed until 2007. TVX's share of production in 2001 was 29,200 ounces of gold and
3.0 million ounces of silver for a total of 78,000 gold equivalent ounces, at a cash cost per gold equivalent ounce of $210; and in 2002, TVX's share of production is projected to be 74,500 of gold equivalent ounces.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

     The following table summarizes certain gold and silver production and operating information relating to the La Coipa Mine for the years indicated (100%):

                                                        YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------------------------
                                      2001          2000          1999          1998          1997
                                   ----------    ----------    ----------    ----------    ----------
Total tonnes mined (ore and
  waste).........................  34,001,000    23,966,000    15,180,610    13,470,000    20,050,000
Total tonnes milled..............   6,347,000     6,012,000     4,712,330     4,206,000     5,590,000
Average grade milled (grams per
  tonne)
  Gold...........................         0.7           0.8           0.6           0.9           1.5
  Silver.........................          90            90           178           196            88
Recovery rate (%)
  Gold...........................        82.4          83.4          84.1            83            80
  Silver.........................        65.9          63.3          76.3            75            65
Production (ounces)
  Gold...........................     116,800       152,726        80,691       102,200       210,300
  Silver.........................  12,120,000    11,092,548    20,570,012    19,774,000    10,280,000
  Gold equivalent................     311,800       349,412       466,149       451,200       364,500
Number of employees..............         442           434           474           524           492

     As a consequence of the formation of the TVX Newmont Americas joint venture, TVX's participation in the earnings and production of the mine was reduced by one-half from July 1, 1999. As TVX controls the new TVX Newmont Americas joint venture entities, the financial results of the operating mines are consolidated and a 50% minority interest is deducted from these earnings. Prior to 1999, TVX's proportionate share of the mine results (50%) is shown in the following selected financial information (000's except for unit costs):


                                                             YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------------
                                                 2001        2000       1999       1998       1997
                                               --------    --------    -------    -------    -------
Revenue......................................  $ 41,404    $ 48,902    $64,830    $67,075    $70,374
                                               --------    --------    -------    -------    -------
Cost of sales................................    32,128      37,256     38,267     36,158     44,584
Depletion and depreciation...................    16,260      13,859     24,074     26,045     19,485
                                               --------    --------    -------    -------    -------
                                                 48,388      51,115     62,341     62,203     64,069
                                               --------    --------    -------    -------    -------
Earnings (loss) before the undernoted........    (6,984)     (2,213)     2,489      4,872      6,305
                                               --------    --------    -------    -------    -------
Mining property write-down...................    13,000          --         --         --         --
Interest expense.............................       309         426         82         --         --
Exploration..................................       320         768        894      1,313      1,138
Other........................................       595       8,581       (195)    (3,196)       454
                                               --------    --------    -------    -------    -------
                                                 14,224       9,775        781     (1,883)     1,592
                                               --------    --------    -------    -------    -------
Earnings (loss) before the undernoted........   (21,208)    (11,988)     1,708      6,755      4,713
Income taxes (recovery)......................       (41)     (1,298)     1,103      2,069      1,815
Minority interests and participation
  rights.....................................   (10,584)     (5,345)    (1,006)        --         --
                                               --------    --------    -------    -------    -------
Net earnings (loss)..........................  $(10,583)   $ (5,345)   $ 1,611    $ 4,686    $ 2,898
                                               --------    --------    -------    -------    -------
Other financial information:
Capital expenditures.........................  $  5,975    $  6,053    $ 4,475    $11,937    $11,527
Unit costs:
  Cash cost per gold equivalent ounce........  $    210    $    211    $   169    $   161    $   222
  Cash cost per tonne milled.................        10          12         16         17         16
  Total production cost per gold equivalent
     ounce...................................       317         290        276        276        319



     Cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under the heading "Calculation of Cash Costs, Production Costs and Realized Revenue and Reconciliation to Statement of Operations" on page B-5.


CRIXAS MINE


     As a result of the formation of the TVX Newmont Americas joint venture, TVX maintains a 50% legal interest but only a 25% economic interest in the Crixas Mine, which is situated in central Goias State, Brazil, approximately 250 kilometres northwest of Goiania, the state capital, and three kilometres from the town of Crixas. See "Risk Factors -- Joint Ventures" on page B-41.


     Access to the area is by a paved road which links the town of Crixas and the Belem-Brasilia highway 120 kilometres to the southeast.

     The Crixas Mine is owned by Mineracao Serra Grande, S.A, which in turn is 50% owned by Newinco Comercio e Participacoes Limitada , a Brazilian corporation wholly owned by TVX, and 50% by Brazilian affiliates of AngloGold (formerly Minorco). TVX has granted Newmont a 25% economic interest in the Crixas Mine leaving TVX with a 50% legal interest and a 25% economic interest.

     Serra Grande has interests in mineral rights covering a total area of 16,078 hectares. These interests include two mining leases covering a combined area of 6,482 hectares, eleven exploration licences over an area of 6,576 hectares and four exploration applications awaiting renewal covering further areas totalling 3,019 hectares.

     Inco and certain of its Brazilian affiliated corporations and AngloGold and certain of its Brazilian affiliates entered into a series of agreements effective July 31, 1987 for the purposes of developing the Crixas Mine and establishing procedures for ongoing operations. TVX acquired its interests in Serra Grande on January 7, 1991. Serra Grande is managed by an administrative council and an executive committee. Mineracao Morro Velho S.A., a Brazilian affiliate of AngloGold, is designated as the manager of the project and as such is responsible for the day-to-day operations of the mine.

EXPLORATION AND DEVELOPMENT HISTORY

     Inco first began geological, geochemical and geophysical reconnaissance work in the Crixas region in 1973. Detailed geological mapping and ground magnetic surveys were completed and diamond drilling was conducted from 1973 to 1976. In 1976, Inco discovered gold mineralization below a group of excavations known as the Mina III Old Workings and began concentrating its effort in that area.

     Subsequently, Inco decided to seek a partner to help fund further exploration and development and, in April 1983, Kennecott Corporation signed an option agreement to earn a 50% interest in the project. This agreement required the submission of a feasibility study and the commitment to spend $21 million. In 1986, Kennecott Corporation sold its participation in the project to an affiliate of Anglo American, which continued underground development and exploration and completed a bankable feasibility study in 1987.

     On October 16, 1987, the decision was made to proceed with the development of a mine and associated processing facilities having an annual throughput of 365,000 tonnes at a total capital cost of $67,896,000. Mining started in 1987 with ore being stockpiled on the surface. Development was largely completed by the end of 1989, enabling successful testing of the metallurgical circuit to take place through the fourth quarter of 1989. Initial dore bullion associated with this testing was poured on November 14, 1989. Initial gold sales from the project occurred in January, 1990.

     In 1993, a ramp decline was driven to provide further access to the Mina Nova orebody located approximately two kilometres from the existing mine. Exploration on this deposit occurred in 1995 and production began in 1996. During 1995, an exploration program involving 3,420 metres of drilling discovered an additional orebody to the south of Mina III, named Corpo Sul. An exploration drift reached this orebody in January, 1996.

     Positive exploration results at Palmeiras have almost doubled the available resource to some 255,000 oz, grading 8.79 g/t gold. A major deep drilling project took place in 2001 at Mina III. The deep drilling program at Mina III to investigate the potential of the lower thin quartz rich veins, below levels 600 to 800, was terminated with fairly limited success. While the main mineralized structures continue to exist, as evidenced by the quartz presence and abundant visible gold, the reported grades were generally not economic. More than 17,700 meters were drilled.

GEOLOGY AND MINERALIZATION

     The Crixas property is situated in the Crixas greenstone belt in the State of Goias in central Brazil and forms part of a well-preserved tract of Archean terrain which is composed of three slightly arcuate strips or belts of volcano-sedimentary rocks trending in an approximately north-south direction. It is intruded by granitic rocks and, in places, is partially covered by the Middle Proterozoic Araxa Group.

     The Mina III gold deposit occurs within folded metavolcanic and metasedimentary rocks of the Ribeirao das Antas Formation of Archean age. These rocks are well foliated, upper greenschist facies consisting largely of chlorite, biotite, graphite, carbonate and feldspar plus minor chloritoid and garnet. Although uniformly foliated, the schists do not commonly exhibit joints or shears.

     The Mina III deposit is a stratabound deposit. Mineralization occurs within three stratagraphic horizons referred to as the Upper, Intermediate and Lower Ore Zones. The ore grade portions of the three horizons are markedly elongated in a west-northwest direction and are stacked vertically above one another. About 60 metres of barren rock separate each ore zone from the next overlying zone.

     The Upper Zone ore is geologically complex and includes massive sulphide ore, chloritoid-garnet ore with lesser amounts of arsenopyrite, pyrrhotite and magnetite and sericite ore, a quartz-sericite schist with minor disseminated arsenopyrite and pyrrhotite. The Intermediate Zone ore is very similar to the Upper Zone and is sandwiched within a dolomite unit. This zone is less continuous than the other zones. The Lower Zone ore is associated with a very persistent metachert horizon which has been traced by drilling for 1,800 metres down plunge. Gold mineralization occurs within the metachert, at the footwall of the chert and in the foot and hangingwall of the graphite schists.

RESERVES AND RESOURCES SUMMARY


     The mineral reserves set forth below represent 100% of the Crixas deposit, in which TVX holds a 25% beneficial interest and a 50% legal interest.



     Reserves, consisting of diluted proven and probable mineral reserves, for the Crixas ore deposits, of which 0.540 million ounces of gold were in the proven category and 0.458 million ounces of gold were in the probable category, were estimated as follows:



                                MINERAL RESERVES



                                                                          2001
                                         ----------------------------------------------------------------------
                                                      PROVEN                              PROBABLE
                                         ---------------------------------    ---------------------------------
                                                                CONTAINED                            CONTAINED
                GOLD                       TONNES      GRADE      OUNCES        TONNES      GRADE      OUNCES
                ----                     ----------    -----    ----------    ----------    -----    ----------
                                         (millions)    (g/t)    (millions)    (millions)    (g/t)    (millions)
Total................................       2.3        7.27       0.540          1.9        7.41       0.458


                                                                                            CONTAINED
DECEMBER 31, 2001                                                 TONNES      GOLD GRADE     GOLD OZ
-----------------                                               ----------    ----------    ---------
(100%)                                                          (millions)     (g/t)        (millions)
Mina III....................................................       2.7           8.98         0.769
Mina Nova...................................................       1.6           4.53         0.229
                                                                   ---           ----         -----
Total.......................................................       4.3           7.33         0.998
                                                                   ===           ====         =====

                                                                                            CONTAINED
DECEMBER 31, 2000                                                 TONNES      GOLD GRADE     GOLD OZ
-----------------                                               ----------    ----------    ---------
(100%)                                                          (millions)     (g/t)        (millions)
Mina III....................................................       2.3          10.88         0.815
Mina Nova...................................................       1.8           4.63         0.270
                                                                   ---          -----         -----
Total.......................................................       4.1           8.14         1.085
                                                                   ===          =====         =====


     There were no measured and indicated resources as at December 31, 2001. For more detail on reserves, please refer to the summary on pages B-6 to B-8.


MINING AND PROCESSING

     The Crixas Mine is an underground operation accessed from surface by means of a decline ramp. The mining methods used are primarily mechanized cut-and-fill and room-and-pillar with some slusher mucking. Ore is transported to surface by
22.5 tonne trucks. Mining currently focuses on the Mina III deposit on the 100, 250, 300, 350 and 400 metre levels with the Mina Nova deposit contributing minimal feed.

     The ore is processed at an on-site mill which had an initial 365,000 tonnes per annum capacity. Following the completion in 1992 of an incremental expansion at a cost of $2.8 million, the rated annual capacity increased to 450,000 tonnes. A further increase in plant throughput to a rated annual capacity of 485,000 tonnes occurred in 1995. The mill operates 362 days per year and uses the Merrill-Crowe zinc precipitation process to recover gold. In 1996, an additional expansion to the plant occurred which increased capacity to 540,000 tonnes per year which was subsequently increased. In 2000, the underground mines operated at 365 days which allowed annual throughput to reach 725,000 tonnes. A gravimetric circuit installed in September 2001, continued to recover about 40% of the total gold production, reducing the inventory. Towards the end of 2001, a mechanized cut and fill stope trial was initiated on the lower quartz-rich vein currently being exploited by manual room and pillar methods. If successful, this method should result in increased productivity. To date, tests are showing encouraging results. TVX's share of production in 2001 was 48,100 ounces at a cash cost of $110 per ounce. Production attributable to TVX in 2002 is planned at 45,000 ounces at a cash cost of $112 per ounce.

     Mill tailings are deposited in a tailings area located in a natural valley approximately two kilometres from the plant. A second dam, located down the valley, acts as an overflow catchment area during periods of high rainfall. Decanted solutions from the tailings area are recirculated as mill process makeup water.

     In Brazil, electricity is predominantly (90%) sourced from hydro-electric power. Low rainfalls in recent years caused serious energy shortfalls. In response to this shortfall, all electricity users (both domestic and industrial) had been ordered, as from June 1, 2000, to reduce electricity draw-down from the grid by 20%. The Crixas mine secured alternative electricity supplies from rented generators and buying power on the market. All restrictions were lifted in the first quarter of 2002.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

     The following table summarizes certain gold production and operating information relating to the Crixas Mine for the years indicated (100%):

                                                     YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------
                                         2001       2000       1999       1998       1997
                                        -------    -------    -------    -------    -------
Total tonnes milled...................  740,300    736,000    620,000    602,000    558,600
Average grade milled (grams per
  tonne)..............................      8.5        8.5        8.0        7.8        7.5
Recovery rate (%).....................     95.3       95.4       98.0         95         95
Production (ounces)...................  192,300    192,800    124,000    144,200    128,100
Number of employees...................      451        434        435        433        441

     As a consequence of the formation of the TVX Newmont Americas joint venture, TVX's participation in the earnings and production of the mine was reduced by one-half from July 1, 1999. As TVX controls the new TVX Newmont Americas joint venture entities, the financial results of the operating mines are consolidated and a 50% minority interest is deducted from these earnings. Prior to 1999, TVX's proportionate share of the mine results (50%) is shown in the following selected financial information (000's except for unit costs):


                                                               YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------
                                                     2001      2000      1999      1998      1997
                                                    -------   -------   -------   -------   -------
Revenue...........................................  $26,699   $26,774   $21,712   $20,329   $22,328
                                                    -------   -------   -------   -------   -------
Cost of sales.....................................   10,719    10,624     9,694    11,623    11,978
Depletion and depreciation........................    5,007     4,897     4,623     4,143     3,884
                                                    -------   -------   -------   -------   -------
                                                     15,726    15,521    14,317    15,766    15,862
                                                    -------   -------   -------   -------   -------
Earnings before the undernoted....................   10,973    11,253     7,395     4,563     6,466
                                                    -------   -------   -------   -------   -------
Interest expense..................................      534     1,131       741       711       646
Exploration.......................................      237       584       215        83       422
Other.............................................     (166)     (499)     (687)     (243)     (590)
                                                    -------   -------   -------   -------   -------
                                                        605     1,216       269       551       478
                                                    -------   -------   -------   -------   -------
Earnings before the undernoted....................   10,368    10,037     7,126     4,012     5,988
Income taxes......................................    1,325     2,529     2,474       438     1,165
Minority interests and participation rights.......    4,522     3,754     1,430        --        --
                                                    -------   -------   -------   -------   -------
Net earnings......................................  $ 4,521   $ 3,754   $ 3,222   $ 3,574   $ 4,823
                                                    -------   -------   -------   -------   -------
Other financial information:
Capital expenditures..............................  $ 3,254   $ 2,912   $ 2,362   $ 3,129   $ 3,720
Unit costs:
  Cash cost per gold ounce........................  $   110   $   112   $   125   $   167   $   187
  Cash cost per tonne milled......................       29        29        31        39        43
  Total production cost per gold ounce............      161       164       184       227       247



     Cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under the heading "Calculation of Cash Costs, Production Costs and Realized Revenue and Reconciliation to Statement of Operations" on page B-5.

SERRA GRAND DEBT

     Serra Grande continues to receive advances against future export commitments. These loans, denominated in U.S. dollars, totalled $7.2 million at December 31, 2001. Interest rates averaged 3.3% in 2001.

BRASILIA MINE

     The Morro do Ouro gold deposit at the Brasilia Mine occupies a low hill adjacent to the town of Paracatu which is approximately 200 kilometres southeast of Brasilia, the capital of Brazil, on the paved highway connecting Brasilia with Belo Horizonte, the state capital of Minas Gerais.


     In early 1986, pursuant to agreements between Autram Mineracao e Participacoes S.A., a Brazilian corporation, and two Brazilian subsidiaries of Rio Tinto-Zinc plc, Rio Paracatu Mineracao S.A. and RTZM Mineracao Ltda., Autram Mineracao and RTZM Mineracao entered into a joint venture for the purpose of developing a mine at Morro do Ouro located adjacent to the town of Paracatu, in the State of Minas Gerais. The Brasilia Mine consists of two mining leases covering 1,258 hectares and 56 exploration applications which cover approximately 56,000 hectares. Rio Paracatu, which owns and operates the Brasilia Mine, is owned 51% by RTZM Mineracao and 49% by Autram Mineracao. See "Risk Factors -- Joint Ventures" on page B-41.



     Rio Paracatu, formerly a wholly-owned subsidiary of RTZM Mineracao, explored and developed the properties comprising the Brasilia Mine prior to TVX's involvement. TVX acquired an initial 14.7% profits interest in the Brasilia Mine in 1986 for providing a loan of $6 million to Rio Paracatu. In 1988, after the Brasilia Mine had been completed and was operating at design capacity, TVX acquired a net 5% interest for $6.75 million from companies controlled by Eike Batista and Fernando L.V. Cabral Silva. TVX also acquired an option, subsequently exercised, from Bankers Trust Company of New York to acquire a further 3% interest in the mine for $4.95 million. During 1988, TVX's interests in the Brasilia mine were converted to a 68.8% equity interest in Autram Investimentos S.A. (one of the predecessor companies to TVX Participacoes Ltda.), which was equivalent to a 22.7% indirect interest in the Brasilia Mine. On January 25, 1995, TVX increased its interest in the Brasilia Mine to 33% by acquiring the remaining 31.2% of Autram Investmentos from APSA Participacoes S.A, the shareholders of which include Batista. At the end of 1997, TVX increased its interest in the Brasilia Mine to 49% by acquiring the remaining 32.7% of Autram Mineracao from Entech Inc., a subsidiary of Montana Power Company. Pursuant to the formation of the TVX Newmont Americas joint venture, TVX reduced its equity interest in the Brasilia Mine to 24.5%. For further information, please refer to disclosure under the heading "Legal Proceedings -- Litigation in Brazil" on page B-43.


EXPLORATION AND DEVELOPMENT

     Initial exploration by RTZM Mineracao, which began work in the Paracatu area in 1980, indicated that the Morro do Ouro deposit was a large-tonnage, low-grade gold deposit amenable to large-scale, low-cost processing. Following completion of a positive feasibility study, RTZM Mineracao decided to proceed with development of the Brasilia Mine and engineering for the project began in 1985.

     A major exploration project was carried out during 2000 with $650,000 spent to explore the Calha sector with encouraging results. The 2001 exploration diamond drilling was also successful with reserves and resources being increased. Considering the increase in reserves, RTZM Mineracao is initiating preliminary investigations into increasing mill throughput by up to 50%.

GEOLOGY AND MINERALIZATION

     The host rock comprising the Morro do Ouro deposit lies within a sandstone-shale succession known as the Paracatu Formation. These rocks are part of the central Brazilian shield, are Proterozoic in age and form part of a marine sequence containing carbonates, shales and sandstone.

     The portion of the Paracatu Formation of economic interest is a very well laminated, dark grey phyllite with thin lenses of carbonate and lenses or single crystals of sulphides, and contains a thin but persistent band of quartzite and other thinner and less consistent sandstone horizons. Quartz is present as variably-sized occurrences up to 0.5 metres in size, called boudins. Gold is present as the native metal, alloyed with minor amounts of silver, and tends to occur around the quartz boudins particularly where the boudins are marked by layers of iron carbonates and/or pyrrhotite. The weathered 40 metre thick phyllite package was the object of the mining plan to the end of 1997 and has been subdivided from top to bottom into ore types C, T and B1. Underlying the B1 ore the mineralization extends for approximately 30 metres more, hosted in a layer of partially weathered phyllite with visible sulphide (total sulphur exceeds one per cent) and high graphitic content. The grade of this lower phyllite layer, known as type B2 ore, is similar to the remainder of the orebody.

RESERVES AND RESOURCES SUMMARY


     The mineral reserves and resources set forth below represent 100% of the Brasilia deposit, in which TVX holds a 24.5% interest. Reserves, consisting of diluted proven and probable mineral reserves, for the Brasilia ore deposit, of which 4.413 million ounces of gold were in the proven category and 0.671 million ounces of gold were in the probable category, were estimated as follows:



                                MINERAL RESERVES



                                                                          2001
                                         ----------------------------------------------------------------------
                                                      PROVEN                              PROBABLE
                                         ---------------------------------    ---------------------------------
                                                                CONTAINED                            CONTAINED
      GOLD AND GOLD EQUIVALENT             TONNES      GRADE      OUNCES        TONNES      GRADE      OUNCES
      ------------------------           ----------    -----    ----------    ----------    -----    ----------
                                         (millions)    (g/t)    (millions)    (millions)    (g/t)    (millions)
Total................................      320.7       0.43       4.413          49.1       0.43       0.671



                                                                                          CONTAINED
DECEMBER 31, 2001                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ---------
                                                              (millions)     (g/t)        (millions)
C/T/B1 and B2 zones.........................................    369.8          0.43         5.084
                                                                -----          ----         -----
Total.......................................................    369.8          0.43         5.084
                                                                =====          ====         =====



                                                                                          CONTAINED
DECEMBER 31, 2000                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ---------
                                                              (millions)     (g/t)        (millions)
C/T/B1 and B2 zones.........................................    260.8          0.42         3.563
                                                                -----          ----         -----
Total.......................................................    260.8          0.42         3.563
                                                                =====          ====         =====



     Mineral resources at December 31, 2001, which include measured and indicated resources, were estimated as follows:



                               MINERAL RESOURCES



                                                                                  2001
                                                               ------------------------------------------
                                                                    MEASURED               INDICATED
                                                               -------------------    -------------------
GOLD AND GOLD EQUIVALENT                                         TONNES      GRADE      TONNES      GRADE
------------------------                                       ----------    -----    ----------    -----
                                                               (millions)    (g/t)    (millions)    (g/t)
Total......................................................       45.0       0.45       145.0       0.38



     For more detail on reserves and resources, please refer to the summaries on pages B-6 to B-10.



     The reserves and resources increased in 1997 due to the inclusion of the B2 ore zone. This zone was previously excluded because the sulphide content of the ore prevented the recovery of gold in the existing plant. During 1997, a major plant expansion and modifications were completed to allow recovery of gold from B2 ore resulting in the inclusion of this material into the resource/reserve totals. Initial metallurgical problems treating this ore necessitated the commissioning of a fifth mill in 1999. TVX's share of production in 2001 was 45,800 ounces at a cash cost of $191 per ounce. TVX's share of production is expected to be 56,000 ounces at a cash cost of $179 per ounce in 2002.


MINING AND PROCESSING

     The ore, which is mined from surface and requires no drilling or stripping, and minimal blasting, is loaded by front-end loaders into trucks which transport the ore to the crushers. In 1995, it was decided to replace the mining contractor, who was using 20-tonne trucks, with a fleet of 85-tonne and 100-tonne trucks owned by the mine, at a capital cost of $14 million. The new fleet commenced operations in February, 1996. Exploration started in 1999 to evaluate extensions of the orebody both laterally and at depth. The mill operates seven days a week, 24 hours a day, with feed for the plant obtained from stockpiles when the mine is not operating.

     The ore is crushed and ground prior to introduction into a flotation circuit. The concentrate is treated by gravimetric methods first and the coarser gold is recovered. The concentrate reject from the gravimetric plant is then treated by a conventional cyanidation and carbon-in-leach circuit developed by Rio Tinto-Zinc. Development of the orebody and the ore treatment plant cost a total of $65 million. The plant was completed in November, 1987 with full commercial production attained in April, 1988.

     The rated throughput of the processing plant was increased to 9.5 million tonnes per year in 1992 with the completion of a $12.9 million optimization project. The optimization project was designed to supplement mill grinding capacity by the installation of a larger rod mill and additional flotation cells, and an increase in process water supply. As a result of further improvements, including finer run-of-mine fragmentation and larger aperture mill trommels in 1993, the mill processed 13.4 million tonnes of ore in 1994 and 13.6 million tonnes in 1995. In 1996, an expansion of the existing facilities to 18 million tonnes per year at a cost of $65 million was approved. The expansion project was completed in December 1997. Commissioning of the new hydro-metallurgical plant continued into the first quarter of 1998. Commissioning problems dictated a change in the mining plan to treat a mixture of B1 and B2 material. The problems in the grinding circuit proved intractable and necessitated the installation of a fifth mill which was installed in 1999. At the end of 2000, following commissioning of the fifth mill, the plant was operating at 20 mtpa, the budgeted level. In 2001, a new grinding control system was installed which should optimize plant operation and recoveries. Significant repairs were required to all mills in 2001 due to the development of extensive cracks in welds directly associated with the processing of harder ore. In addition, heavy rains during the fourth quarter of 2001 necessitated a change in the mining plan, resulting in the processing of lower grade ore. By the end of 2001, all mills were operational and a new mine plan was being prepared to better blend the ore.

     In Brazil, electricity is predominantly (90%) sourced from hydro-electric power. Low rainfalls in recent years caused serious energy shortfalls. In response to this shortfall, all electricity users (both domestic and industrial) had been ordered, as from June 1, 2000, to reduce electricity draw-down from the grid by 20%. The Brasilia mine secured alternative electricity supplies from rented generators and buying power on the market. All restrictions were lifted in the first quarter of 2002.

ENVIRONMENT

     Because of its close proximity to Paracatu, Brasilia is very concerned with dust, noise control and water quality. Dust levels are monitored at several sites on the property as well as at three locations in Paracatu. Access and internal roads are surfaced with laterite and sprayed constantly with water, while dormant mine areas are sprayed with lime solution to prevent wind-generated dust. All process water is directed to the tailings area and tested daily to check acidity and the presence of chemicals, suspended solids, metals and oxygen. Groundwater monitoring wells drilled downstream from the treatment and collection ponds are tested for the same substances.

     As mining proceeds at Brasilia, berms are constructed to screen the mine area and planted with vegetation. The mine supports its own nursery, which employs four horticulturalists, and is capable of providing 20,000 seedlings a year. Brasilia's facilities also include an environmental simulation laboratory where chemists are able to assess control methods for potential contaminants.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

     The following table summarizes certain gold production and operating information relating to the Brasilia Mine for the years indicated (100%):

                                                        YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------------------------
                                      2001          2000          1999          1998          1997
                                   ----------    ----------    ----------    ----------    ----------
Total tonnes milled..............  16,488,000    19,745,000    17,474,725    15,613,000    15,310,000
Average grade milled (grams per
  tonne).........................        0.45          0.47          0.45          0.48          0.47
Recovery rate (%)................        78.3          75.8          73.4            72            74
Production (ounces)..............     186,900       228,800       185,200       181,300       156,500
Number of employees..............         512           512           510           460           558

     As a consequence of the formation of the TVX Newmont Americas joint venture, TVX's participation in the earnings and production of the mine was reduced by one-half from July 1, 1999. As TVX controls the new TVX Newmont Americas joint venture entities, the financial results of the operating mines are consolidated and a 50% minority interest is deducted from these earnings. Prior to 1999, TVX's proportionate share of the mine results (22.7% prior to January 25, 1995; 33% to December 31, 1997; 49% to June 30, 1999) is shown in the following selected financial information (000's except for unit costs):


                                                             YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                 2001       2000       1999       1998       1997
                                                -------    -------    -------    -------    -------
Revenue.......................................  $25,386    $30,361    $26,318    $25,784    $17,067
                                                -------    -------    -------    -------    -------
Cost of sales.................................   17,953     19,402     16,608     20,409     11,129
Depletion and depreciation....................    5,091      8,079      7,296      7,714      5,331
                                                -------    -------    -------    -------    -------
                                                 23,044     27,481     23,904     28,123     16,460
                                                -------    -------    -------    -------    -------
(Loss) earnings before the undernoted.........    2,342      2,880      2,414     (2,339)       607
                                                -------    -------    -------    -------    -------
Interest expense..............................      575        505      3,406      4,706      2,514
Other.........................................      593     (4,060)    (6,306)    (5,602)    (4,279)
                                                -------    -------    -------    -------    -------
                                                  1,168     (3,555)    (2,900)      (896)    (1,765)
                                                -------    -------    -------    -------    -------
Earnings (loss) before the undernoted.........    1,174      6,435      5,314     (1,443)     2,372
Income taxes (recovery).......................     (215)       253         --         --        365
Minority interests and participation rights...      695      3,091      2,039         --         --
                                                -------    -------    -------    -------    -------
Net earnings (loss)...........................  $   694    $ 3,091    $ 3,275    $(1,443)   $ 2,007
                                                -------    -------    -------    -------    -------
Other financial information:
Capital expenditures..........................  $ 2,004    $ 2,171    $ 4,636    $ 2,434    $12,532
Unit costs:
  Cash cost per gold ounce....................  $   191    $   179    $   176    $   234    $   215
  Cash cost per tonne milled..................     2.20       2.00       1.90       2.70       2.20
  Total production cost per gold ounce........      246        254        253        322        319



     Cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under the heading "Calculation of Cash Costs, Production Costs and Realized Revenue and Reconciliation to Statement of Operations" on page B-5.


RIO PARACATU DEBT

     Rio Paracatu continues to receive advances against future export commitments. These loans, totalling $67.0 million, are denominated in U.S. dollars and, in 2001, interest was charged at rates averaging 8.0%. These debts are utilized principally to arbitrage interest in Brazil and are supported by cash deposits of similar term.

MUSSELWHITE MINE

     The Musselwhite property is operated as an unincorporated joint venture and is located in the vicinity of Opapimiskan Lake, 120 kilometres north of Pickle Lake, Ontario, Canada. Access to the property is by a 45 kilometre road from Provincial Highway 808 or by air from Pickle Lake. The property consists of a core of 338 leased mining claims bounded by 231 contiguous unpatented mining claims for a total of 569 claims covering an area of 9,118 hectares.


     The Musselwhite joint venture participants are Placer Dome Canada Limited (68.07%) and the TVX Newmont Americas joint venture (31.93%). Each party is responsible for funding the expenses incurred in any work program in proportion to its participating interest in the joint venture. Placer Canada is designated as the operator of the joint venture, and thus is responsible for preparing work programs and carrying out and supervising all work to be performed under each work program. The management committee is comprised of four members of whom two are the nominees of the TVX Newmont Americas joint venture. Decisions of the management committee require the approval of nominees representing at least a majority interest in the joint venture. See "Risk Factors -- Joint Ventures" on page B-41.

     In 1962, two Ontario prospectors, Harold and Allan Musselwhite, discovered a gold-bearing quartz vein on the north shore of Lake Opapimiskan and in 1973, they obtained sufficient financing to carry out exploration on a relatively small scale. Exploration continued until 1980, during which time several small zones of gold mineralization were discovered.

     In 1980, a major drilling program resulted in the discovery of the West Anticline Zone (1 million tonnes averaging 7.5 grams of gold per tonne) and the Camp Zone (400,000 tonnes at 6.9 grams per tonne). Underground exploration of the West Anticline Zone was carried out from an adit in 1984 but structural complexities affected the calculated resource grade and activity moved elsewhere on the property. The East Bay Zones (formerly Snoppy Pond Zones) were found in 1985.

     In 1988 and 1989, a $17 million underground exploration program and a feasibility study were carried out. Mine construction was postponed due to the high cost of power and infrastructure.


     By the end of 1992, 12 zones of gold mineralization had been identified. The main Musselwhite deposit is a long narrow band that starts near the surface of Snoppy Pond, then plunges northwest to about 200 metres below surface at the edge of Lake Opapimiskan, reaching about 400 metres below surface under the lake.


     The 1993 work program focused on a new exploration strategy which was to improve the tonnage rather than the grade of material, thereby creating a much larger inventory of contained gold. In early 1993, this inventory amounted to
1.3 million ounces of gold.

     In 1993, diamond drilling, including barge drilling, and geological compilations were carried out. As a result of this exploration work, TVX and Placer Canada agreed to accelerate the underground exploration program for the Musselwhite project and to increase the 1994 expenditure from Cdn.$12 million to Cdn.$21.8 million. This increased expenditure was designed to complete exploration and to advance the project to the feasibility stage.

     The 1994 work program included infill surface drilling, dewatering the underground workings, driving an access ramp to the T-Antiform Zone and underground diamond drilling. Drifts and raises were positioned along the mineralized zones to gather detailed geological and engineering information. Construction of the ramp and related underground work were completed to enable the detailed drilling and sampling necessary to upgrade the measured and indicated resource estimate.

     Total costs for the 1995 program were approximately $15 million and included the construction of a 45-kilometre all-weather road to the property and a feasibility study which was completed in the first quarter of 1996 when a production decision was made.

     Exploration work in 1997 identified additional resources. Of particular interest was shallow-depth mineralization outlined at Snoppy Pond which was included in the 1998 year end reserve statement for the first time. Drilling activity in 2000 added 234,999 oz to the reserves before production of 255,883 oz resulting in a net decrease in reserve of 20,884 oz. Exploration drilling continued to identify additions to the resource base.

GEOLOGY AND MINERALIZATION

     The Musselwhite property ore zones are situated within the Weagamow-North Caribou Greenstone Belt of the Sachigo sub-province of the Superior geologic province. Gold bearing mineralization is characteristically hosted in folded oxide-silicate facies banded iron formations. The main deposits are developed as a series of sub-vertical tabular bodies along the tightly-folded 15 to 18 degree northwesterly plunging T-Antiform structure. Gold mineralization in the West Anticline zone occurs within quartz-pyrrhotite-albite- almandine veinlets and lenses which parallel a secondary deformation axial planar cleavage, and as stratabound disseminated mineralization. Other deposits are developed along the limbs and subsidiary fold structures within the larger East Bay Synform and West Anticline.

RESERVES AND RESOURCES SUMMARY


     The mineral reserves and resources set forth below represent 100% of the Musselwhite deposit in which TVX holds a 16% interest. Reserves, consisting of diluted proven and probable mineral reserves for the Musselwhite ore deposits, of which 1.882 million ounces of gold were in the proven category and 0.411 million ounces of gold were in the probable category, were estimated as follows:



                                MINERAL RESERVES



                                                                          2001
                                         ----------------------------------------------------------------------
                                                      PROVEN                              PROBABLE
                                         ---------------------------------    ---------------------------------
                                                                CONTAINED                            CONTAINED
                GOLD                       TONNES      GRADE      OUNCES        TONNES      GRADE      OUNCES
                ----                     ----------    -----    ----------    ----------    -----    ----------
                                         (millions)    (g/t)    (millions)    (millions)    (g/t)    (millions)
Total................................       10.2       5.73       1.882          10.2       4.78       0.411



                                                                                          CONTAINED
DECEMBER 31, 2001                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ---------
                                                              (millions)     (g/t)        (millions)
Total.......................................................     12.9          5.53         2.293



                                                                                          CONTAINED
DECEMBER 31, 2000                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ---------
                                                              (millions)     (g/t)        (millions)
Total.......................................................     14.2          5.58         2.545



     Mineral resources at December 31, 2001, which include measured and indicated resources, are estimated as follows:



                               MINERAL RESOURCES



                                                                                  2001
                                                               ------------------------------------------
                                                                    MEASURED               INDICATED
                                                               -------------------    -------------------
                           GOLD                                  TONNES      GRADE      TONNES      GRADE
                           ----                                ----------    -----    ----------    -----
                                                               (millions)    (g/t)    (millions)    (g/t)
Total......................................................       2.5        7.63        0.5        11.87



     For more detail on reserves and resources, please refer to the summaries on pages B-6 to B-10.


MINING AND PROCESSING

     In February 1996, the joint venture participants made a decision to construct a gold mine on the Musselwhite property. Gold production began in March 1997 and the mine was projected to produce approximately 200,000 ounces of gold per year for 11 years, at an estimated average cash cost of $210 per ounce. The capital cost of placing the mine in production was $170 million, of which TVX's share was $54 million.

     The feasibility study by Placer Canada envisaged a two-stage mining plan. In the first stage, a decline ramp would access ore in the top levels of the mine, using truck haulage to the mill, followed in later years by deeper underground mining requiring shaft access and ore hoisting. In addition, lower-grade ore from a small open pit was developed early to create an ore stockpile. The mill has a nominal capacity of 3,300 tonnes of ore per day employing conventional gravity separation, cyanide leach and carbon-in-pulp processes. The ore is free-milling, providing gold recoveries of about 95%. In 2001, throughput increased to 3,650 tonnes per day through an amendment to an agreement with the local First Nations communities. Two backfill pillar failures in 2001 directly impacted mine tonnage and required the mining of some lower grade stopes. In addition, construction on a conveyor project costing approximately Cdn.$25 million was commenced during 2001, which is scheduled to reduce truck haulage and related costs; while behind schedule and over budget, the project should be completed during the third quarter of 2002.

     Mining and milling are carried out at approximately 1.2 million tonnes of ore per year. The mine is a fly in, fly out operation and power is provided by a transmission line connected to the provincial power grid at Pickle Lake.

     The mine commenced full operations in 1997 and provided 282 new jobs in the region. A key element of the project is an agreement ensuring the active participation of the local First Nations communities. Environmental impact and reclamation plans, including measures to protect water quality in rivers and lakes, have been approved by the province of Ontario and the Government of Canada.

     TVX's share of production in 2001 was 37,300 ounces at a cash cost of $192 per ounce. TVX's share of production in 2002 is projected at 37,000 at a cash cost of $181 per ounce.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

     The following table summarizes certain gold production and operating information relating to the Musselwhite Mine for the years indicated (100%):

                                                           YEARS ENDED DECEMBER 31,
                                          -----------------------------------------------------------
                                            2001         2000         1999         1998        1997
                                          ---------    ---------    ---------    ---------    -------
Total tonnes milled.....................  1,291,400    1,228,100    1,218,931    1,194,500    961,400
Average grade milled (grams per
  tonne)................................        5.9          6.5          5.6          5.5        5.3
Recovery rate (%).......................       95.3         95.8           95           95         94
Production (ounces).....................    233,600      244,600      209,176      199,700    153,100
Number of employees.....................        319          262          272          263        241

     As a consequence of the formation of the TVX Newmont Americas joint venture, TVX's participation in the earnings and production of the mine was reduced by one-half from July 1, 1999. As TVX controls the new TVX Newmont Americas joint venture entities, the financial results of the operating mines are consolidated and a 50% minority interest is deducted from these earnings. Prior to 1999, TVX's proportionate share of the mine results (32%) is shown in the following selected financial information (000's except for unit costs):


                                                             YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                 2001       2000       1999       1998      1997(1)
                                                -------    -------    -------    -------    -------
Revenue.......................................  $20,122    $21,892    $18,507    $18,864    $14,751
                                                -------    -------    -------    -------    -------
Cost of sales.................................   14,281     12,526     11,924     11,790      9,704
Depletion and depreciation....................    5,904      5,922      7,477      7,504      5,643
                                                -------    -------    -------    -------    -------
                                                 20,185     18,448     19,401     19,294     15,347
                                                -------    -------    -------    -------    -------
Earnings (loss) before the undernoted.........      (63)     3,444       (894)      (430)      (596)
                                                -------    -------    -------    -------    -------
Exploration...................................      488        555        255        216        587
Other.........................................       47        166         29        272         82
                                                -------    -------    -------    -------    -------
                                                    535        721        284        488        669
                                                -------    -------    -------    -------    -------
Earnings (loss) before the undernoted.........     (598)     2,723     (1,178)      (918)    (1,265)
Income taxes..................................       --         --         --         --         --
Minority interests and participation rights...     (299)     1,362       (112)        --         --
                                                -------    -------    -------    -------    -------
Net earnings (loss)...........................  $  (299)   $ 1,361    $(1,066)   $  (918)   $(1,265)
                                                -------    -------    -------    -------    -------
Other financial information:
Capital expenditures..........................  $ 4,032    $ 1,076    $ 2,017    $ 1,708    $24,226
Unit costs:
  Cash cost per gold ounce....................  $   192    $   161    $   180    $   184    $   208
  Cash cost per tonne milled..................       35         32         31         31         32
  Total production cost per gold ounce........      272        237        293        301        329


---------------

(1) For accounting purposes, production commenced April 1, 1997.


     Cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under the heading "Calculation of Cash Costs, Production Costs and Realized Revenue and Reconciliation to Statement of Operations" on page B-5.

NEW BRITANNIA MINE

     The New Britannia Mine is located in the town of Snow Lake in the province of Manitoba, Canada. Snow Lake is located approximately 700 kilometres northwest of Winnipeg, the capital of the province.


     The New Britannia Mine is a joint venture which began commissioning in September, 1995. This underground, shaft accessed mine is owned 50% by the TVX Newmont Americas joint venture and 50% by High River Gold Mines Ltd., with the TVX Newmont Americas joint venture as the operator and High River acting as the exploration manager. TVX acquired a 50% interest on June 14, 1994 from High River by transferring back to High River TVX's approximately 32% equity interest in High River and High River share purchase warrants and agreeing to arrange financing for the project. TVX immediately made a production decision and commenced a development project which included mine dewatering, mine development, surface facility construction and shaft rehabilitation. Production commenced in November 1995. The TVX interest was reduced to 25% as a result of the formation of the TVX Newmont Americas joint venture. See "Risk
Factors -- Joint Ventures" on page B-41.


     The New Britannia Mine property consists of two mining leases and 25 contiguous optioned mining claims comprising 2,304 hectares. The mining leases are granted for 21-year terms which expire in 2013 and 2016. The optioned claims are subject to net smelter royalties of 1.5% to 2.0% on exercise of the option and require annual work commitments.

GEOLOGY AND MINERALIZATION

     The New Britannia Mine (formerly the Nor Acme Mine) is a former producing gold mine which was in commercial production from 1947 through 1958 and produced
4.9 million tonnes of ore grading 5.1 grams of gold per tonne resulting in 620,000 ounces of gold. All commercial gold production was mined above the 460 metre level and, in 1958, the mine had been developed down to the 540 metre level.

     The New Britannia gold deposit consists of the Main Zone which is subdivided into the Toots, Dick, Ruttan and Hogg zones. The New Britannia gold deposit is located within the Aphebian Flin Flon/Snow Lake Greenstone Belt, an assemblage of polydeformed volcano-sedimentary supracrustal sequences intruded by pre- and sin-tectonic ultramafic and mafic intrusions and sin- to post-tectonic granitoid.

     The gold deposit consists of quartz-carbonate alteration zones emplaced in a simple intercalated sequence of altered felsic and mafic volcanics and pyroclastics. The host rocks are altered and include varying proportions of quartz and carbonate. The contacts of the mineralized zones are often gradational, although sharp shear and fault contacts are noted. A biotite alteration halo occurs within a few feet of the mineralized zone.

     The main controls of the location of the mineralization within the New Britannia deposit are contacts between rocks of different competency, warps within a subparallel, east trending, north dipping fault splay, and a change in the dip of the fault plane.

     Auriferous replacement zones in mafic rocks are composed of quartz, albite, carbonate (mainly calcite), biotite, secondary amphibole and locally diopside. Metallic minerals are arsenopyrite (1.0%), pyrrhotite, pyrite, traces of chalcopyrite and sphalerite, and occasionally visible gold. Total sulphide content averages less than 5%. Gold is associated with arsenopyrite, especially when it occurs as a mesh of fine needles.

     Three other zones of mineralization have been identified north of the Main Zone. These are, proceeding in a northerly direction from the Main Zone, the Boundary Zone, the No. 3 Zone and the Birch Zone. Development of the No. 3 Zone began in the fall of 1994 with development and production ore stockpiled, and used for early mill feed upon completion of the mill.

     Exploration programs conducted in 1980 through 1982, 1987 through 1991 and 1993 identified additional resources which resulted in a decision to place the deposit into production.

RESERVES AND RESOURCES SUMMARY


     The mineral reserves and resources set forth below represent 100% of the New Britannia deposit, in which TVX holds a 25% interest. Reserves, consisting of diluted proven and probable mineral reserves for the New Britannia gold deposits, of which 0.075 million ounces of gold were in the proven category and
0.283 million ounces of gold were in the probable category, were estimated as follows:



                                MINERAL RESERVES



                                                                          2001
                                         ----------------------------------------------------------------------
                                                      PROVEN                              PROBABLE
                                         ---------------------------------    ---------------------------------
                                                                CONTAINED                            CONTAINED
                GOLD                       TONNES      GRADE      OUNCES        TONNES      GRADE      OUNCES
                ----                     ----------    -----    ----------    ----------    -----    ----------
                                         (millions)    (g/t)    (millions)    (millions)    (g/t)    (millions)
Total................................       0.4        5.42       0.075          1.9        4.73       0.283



                                                                                          CONTAINED
DECEMBER 31, 2001                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ---------
                                                              (millions)     (g/t)        (millions)
Main........................................................     2.3           4.86         0.358
                                                                 ---           ----         -----
Total.......................................................     2.3           4.86         0.358
                                                                 ===           ====         =====



                                                                                          CONTAINED
DECEMBER 31, 2000                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ---------
                                                              (millions)     (g/t)        (millions)
Main........................................................     2.8           5.33         0.478
                                                                 ---           ----         -----
Total.......................................................     2.8           5.33         0.478
                                                                 ===           ====         =====



     Mineral resources at December 31, 2001, which include measured and indicated resources, are estimated as follows:



                               MINERAL RESOURCES



                                                                                  2001
                                                               ------------------------------------------
                                                                    MEASURED               INDICATED
                                                               -------------------    -------------------
                 GOLD AND GOLD EQUIVALENT                        TONNES      GRADE      TONNES      GRADE
                 ------------------------                      ----------    -----    ----------    -----
                                                               (millions)    (g/t)    (millions)    (g/t)
Total......................................................      0.056       3.43        1.6        3.43



     For more detail on reserves and resources, please refer to the summaries on pages B-6 to B-10.


     Diamond drilling in 1999 was successful in replacing the 1999 gold production and maintaining the reserves at previous levels. 2000 was the first year since 1995 that the mine failed to replace annual production. The principal reason was a reduction in gold price used in the reserve calculation from $325 to $290/oz. In addition, a reduction in exploration diamond drilling during 2000 further contributed to the lower gold reserves.

MINING AND PROCESSING

     Rehabilitation of the main mine started in January 1995, and development began in May 1995, with the first development ore being skipped in November, 1995. The main method of development in the Toots Zone is conventional drilling and blasting, with mucking by captive equipment. The new development in the Dick and Ruttan Zones below the 540 metre level is mechanized, with electric-hydraulic jumbos, 6-yard scoops and 24 tonne trucks. The mining method is sublevel retreat, longhole stoping, using both electric-hydraulic and pneumatic drills.

     A 1,010 metre deep, five-compartment shaft provides access to the mine for men and materials. The shaft is also used to move ore to the surface from underground loading pockets. Ore is moved to the shaft from operating workings using high speed tracked haulage along the 390 and 915 metre levels. Waste rock is hoisted to surface and used as backfill underground.

     Shaft deepening commenced in May 1994, reaching a final depth of 1,010 metres in late December 1994. Development of the 920 metre level haulage drift and 950 metre level began in early 1996.

     The mill facilities were completed in October 1995, with a rated capacity of 1,850 tonnes per day, 24 hours a day, 365 days per year to process 660,000 tonnes per annum. Plant capacity has subsequently been found capable of exceeding 2,000 tonnes per day. Total capital costs to bring the mine into production were $37.9 million. The mill uses conventional crushing, grinding and carbon-in-pulp technology. The introduction of the Alimak mining method is currently being evaluated and if successful, will allow the exploitation of portions of the New Britannia orebody, such as the Upper Toots Zone, which to date could not be economically mined using longhole methods. Total mine production in 2001 increased to 114,500 ounces (with TVX's share being 28,600 ounces) with cash costs declining to $187 per ounce. In 2002, TVX's share of production is expected to be 27,500 ounces at a cash cost of $208 per ounce.

ENVIRONMENT


     The operation's location within the Snow Lake community calls for particular attention to be paid to dust and noise control.


SUMMARY OF PRODUCTION AND FINANCIAL DATA

     The following table summarizes certain gold production and operating information relating to the New Britannia Mine for the years indicated (100%):

                                                             YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                 2001       2000       1999       1998       1997
                                                -------    -------    -------    -------    -------
Total tonnes milled...........................  721,700    743,862    786,520    733,700    688,200
Average grade milled (grams per tonne)........      5.3        4.8        4.4        4.5        4.6
Recovery rate (%).............................     93.8       92.8       91.0         91         90
Production (ounces)...........................  114,500    105,512    100,911     97,600     91,400
Number of employees...........................      241        243        242        250        275

     As a consequence of the formation of the TVX Newmont Americas joint venture, TVX's participation in the earnings and production of the mine was reduced by one-half from July 1, 1999. As TVX controls the new TVX Newmont Americas joint venture entities, the financial results of the operating mines are consolidated and a 50% minority interest is deducted from these earnings. Prior to 1999, TVX's proportionate share of the mine results (50%) is shown in the following selected financial information (000's except for unit costs):


                                                             YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                 2001       2000       1999       1998       1997
                                                -------    -------    -------    -------    -------
Revenue.......................................  $15,289    $14,552    $15,202    $21,472    $19,311
                                                -------    -------    -------    -------    -------
Cost of sales.................................   10,537     10,992     10,805     11,783     12,621
Depletion and depreciation....................    5,916      4,158      4,364      4,848      4,936
                                                -------    -------    -------    -------    -------
                                                 16,453     15,150     15,169     16,631     17,557
                                                -------    -------    -------    -------    -------
Earnings (loss) before the undernoted.........   (1,164)      (598)        33      4,841      1,754
                                                -------    -------    -------    -------    -------
Mining property write-down....................    8,000         --         --         --         --
Interest expense..............................       --         --         --         --        729
Exploration...................................      466        515        530        855      1,539
Other.........................................       62         28         --        437         21
                                                -------    -------    -------    -------    -------
                                                  8,528        543        530      1,292      2,289
                                                -------    -------    -------    -------    -------
Earnings (loss) before the undernoted.........   (9,692)    (1,141)      (497)     3,549       (535)
Income taxes..................................       --         --         --         --         --
Minority interests and participation rights...   (4,846)      (571)      (250)        --         --
                                                -------    -------    -------    -------    -------
Net earnings (loss)...........................  $(4,846)   $  (570)   $  (247)   $ 3,549    $  (535)
                                                -------    -------    -------    -------    -------
Other financial information:
Capital expenditures..........................  $ 1,298    $ 1,612    $ 1,435    $ 2,678    $ 3,894
Unit costs:
  Cash cost per gold ounce....................  $   187    $   213    $   216    $   238    $   279
  Cash cost per tonne milled..................       29         30         27         32         37
  Total production cost per gold ounce........      292        293        303        336        388

     Cash costs and total production costs are non-GAAP measures. For further information on these non-GAAP measures, please refer to the disclosure under the heading "Calculation of Cash Costs, Production Costs and Realized Revenue and Reconciliation to Statement of Operations" on page B-5.


STRATONI OPERATIONS


     The Stratoni operation is comprised of the Madem Lakkos and Mavres Petres Mines and the Stratoni Mill and produces lead-silver and zinc concentrates. These mines and mill were part of the Hellenic gold assets acquired by TVX in 1995. For further information please refer to the disclosure under the headings "Development Properties -- Hellenic Gold Complex" and "Legal Proceedings -- Litigation in Greece" on page B-43.


GEOLOGY AND MINERALIZATION

     The Madem Lakkos and Mavres Petres deposits are skarn deposits. The sulphide mineralization consists of galena, sphalerite, pyrite, arsenopyrite, chalcopyrite, tennantite-tetrahedrite and a wide range of other metallic minerals including cubanite and galenobismuthite. Gangue minerals are mainly calcite, sericite, quartz and rhodochrosite. Mineralization at both the Madem Lakkos and Mavres Petres deposits occurs within marble units or along the contacts between marble and the overlying schists and gneisses and is controlled by the marble/schist-gneiss contact.

     Resources at Madem Lakkos and Mavres Petres were sufficient for the production of approximately 337,000 tonnes of ore in 2001, with head grades averaging 10.5% zinc, 8.7% lead and 214 grams per tonne of silver. Operations at the Mavres Petres deposit, located two kilometres from Madem Lakkos, were suspended when TVX completed its purchase of the complex and investigation work commenced to examine the potential for reopening the Mavres Petres mine. Following a positive result to this study, the mine was brought back into production in 2000. It is expected that the reserves of Madem Lakkos will be depleted in mid-2002. Reserves at the Mavres Petres mine are sufficient to sustain production for 4.5 years at a milling rate of approximately 450,000 tonnes per annum.

RESERVES AND RESOURCES SUMMARY


     The mineral reserves and resources set forth below represent 100% of the Stratoni deposit. TVX's 100% interest is subject to a 12% carried interest and a right to acquire a 12% participating interest in favour of certain third parties. Reserves, consisting of diluted proven and probable mineral reserves, for the Stratoni ore deposits were estimated as follows;



                                MINERAL RESERVES



DECEMBER 31, 2001                                             TONNES               GRADE
-----------------                                             ------    ----------------------------
                                                              (000s)    (g/t) Ag    (%) Pb    (%) Zn
Reserves....................................................  2,100       200        7.9       10.9
Total Reserves..............................................  2,100       200        7.9       10.9
                                                              =====       ===        ===       ====


DECEMBER 31, 2000                                             TONNES               GRADE
-----------------                                             ------    ----------------------------
                                                              (000s)    (g/t) Ag    (%) Pb    (%) Zn
Reserves....................................................    643       202        8.7       10.2
                                                              -----       ---        ---       ----
Total Reserves..............................................    643       202        8.7       10.2
                                                              =====       ===        ===       ====


     There were no measured or indicated resources as at December 31, 2001. For further information on reserves, please refer to a summary on pages B-6 to B-8.


MINING AND PROCESSING

     The Madem Lakkos mine is accessed from the surface through a 315-metre vertical shaft. The Mavres Petres mine is accessed by an adit, and a newly mined internal decline provides access to the production levels. In both mines, the mining method is a mixture of longitudinal and transversal drift-and-fill, with cemented backfill. A re-development and mechanization program at Mavres Petres was successfully completed in 2001 and the mine will become the only source of run-of-mine ore after the scheduled closure of Madem Lakkos at the end of the first quarter of 2002. The production rate at Mavres Petres is planned to be 450,000 tonnes per year starting from July 2002.

     TVX Hellas began shipping lead-silver and zinc concentrates from the Stratoni mill in July 1996 after completing the basic refurbishment of the mill, which had the capacity to treat 1,000 tonnes per day of ore. Further work was done in the mill in 2001, increasing the capacity to 1,300 tonnes per day (450,000 tpa). The ore from Mavres Petres and Madem Lakkos is blended and treated in the Stratoni mill, producing lead/silver and zinc concentrates containing approximately 73% lead with 1,700 g/t of silver, and 54% zinc, respectively.

     The existing power supply and distribution system is adequate to meet the current and planned future requirements at the Mavres Petres and Madem Lakkos mines and the Stratoni mill.

     The Stratoni operation completed in 2001 its second full year as a separate business unit within TVX Hellas, essentially on a break-even basis. Although the results were negatively affected by permitting restrictions imposed by the inspector of mines, the production of lead and zinc concentrates in 2001 did increase 70% and 90%, respectively, compared to 2000. This was achieved through the mechanization of the Mavres Petres mine, and the implementation in January 2001 of a six-day workweek for the mines and continuous milling operations.

SUMMARY OF PRODUCTION AND FINANCIAL DATA

     The following table summarizes lead, zinc and silver production and certain operating information relating to Stratoni for the years ended December 31, 2001 and 2000:


                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Tonnes milled...............................................  337,000    183,000
Grade
  Lead (%)..................................................     8.65       9.73
  Zinc (%)..................................................    10.46      10.57
  Silver g/tonne............................................      214        199
Recovery
  Lead (%)..................................................     90.8       87.4
  Zinc (%)..................................................     90.0       86.8
  Silver (%)................................................     86.5       84.2
Metal production (000s)
Lead (tonnes)...............................................     26.5       15.6
Zinc (tonnes)...............................................     31.7       16.8
Silver (ounces).............................................    2,005        985
Number of employees.........................................      500        550



                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
Revenue.....................................................  $24,160    $16,081
                                                              -------    -------
Cost of sales...............................................   22,530     16,004
Depletion and depreciation..................................    1,871      1,003
                                                              -------    -------
                                                               24,401     17,007
                                                              -------    -------
Loss from mining operations.................................     (241)      (926)
Exploration.................................................       --        146
                                                              -------    -------
Loss before the undernoted..................................     (241)    (1,072)
Income taxes................................................       --         --
                                                              -------    -------
Net loss....................................................  $  (241)   $(1,072)
                                                              -------    -------
Other financial information:
Capital expenditures........................................  $ 3,471    $ 3,258
Unit operating costs ($/tonne milled).......................       72         93

NON-OPERATING MINES

MINERAL HILL MINE

     Operations at Mineral Hill Mine in Montana, U.S.A. were suspended in September, 1996; care and maintenance continued with water treatment being the principal activity. Ongoing attempts to find a purchaser of the site were unsuccessful and, consequently, the development and permitting of a closure plan began in 1999. TVX entered into an agreement with Amerikanuak, Inc. whereby Amerikanuak agreed to manage the permitting process and, subsequently, the closure and reclamation of the site on behalf of TVX. This process is expected to be completed in 2002.

     The TVX Mineral Hill Mine property, located adjacent to Yellowstone National Park and within the Gallatin National Forest, possesses outstanding natural characteristics, wildlife habitats and historic and educational attributes. After discussions with government officials and interested parties, it is the intention of TVX to donate the property to the United States Forest Service upon completion of the reclamation program.

                             DEVELOPMENT PROPERTIES

HELLENIC GOLD COMPLEX

     The complex is owned by TVX Hellas, an indirect, wholly-owned subsidiary of TVX, and is located on the eastern coastal region of the Chalkidiki Peninsula in northeastern Greece, approximately 100 kilometres east of Thessaloniki, Greece's second largest city. The mining concessions cover a total area of 31,400 hectares and include the Olympias mine and mill, the Skouries gold-copper deposit, the Madem Lakkos and Mavres Petres mines along with the base metal and silver processing facility at Stratoni.

     On March 3, 1995, TVX announced that it had been named as the successful bidder for the purchase and development of the Hellenic Gold Mines assets in Greece. On December 21, 1995, TVX acquired the assets for approximately $46 million. Approximately $19 million was paid on closing with five equal installments, plus interest, due on the anniversary dates of the closing. The final installment was paid in December 2000.


     Pursuant to the October, 1998 judgment of the Ontario Court of Justice and the 2000 judgment of the Ontario Court of Appeal, TVX holds a 12% carried interest and a right to acquire a 12% participating interest in the Hellenic Gold complex as constructive trustee for the three individuals. In July, 1999, TVX entered into a settlement agreement with 1235866 Ontario Inc. whereby, should 1235866 be successful in its claim against the three individuals, TVX would recognize 1235866 holding a 12% carried interest and a right to acquire a 12% participating interest. For further information, please refer to the disclosure under the heading "Legal Proceedings -- The Hellenic Gold Properties Litigation" on page B-44.


     Greece, which receives the funds from the European Union, makes available cash grants for projects such as the Hellenic Gold Mines to subsidize part of the investment cost. TVX Hellas has been granted a subsidy on the Olympias project of GrD 16,056,641,000 and a 35% subsidy on interest expense on loans up to a maximum principal balance of GrD 11,469,031,000.

     The total manpower of TVX Hellas as of December 31, 2001 was 500. Pursuant to the acquisition agreement, TVX agreed to maintain employment of 550 former employees at the mine complex until December 21, 1998 and to employ a further 50 employees in the operation of the gold plant for at least three years. In addition, during the construction of the gold plant, the contractor will be required to offer employment to at least 150 former employees for at least 18 months. A portion of the costs for certain of these employees was borne by the Greek government. The requirement to employ the 550 has now fallen away. The requirement to employ a further 50 in the gold plant was cancelled upon a severance package being agreed with the relevant personnel.

     As part of the acquisition agreement, TVX Hellas has completed its commitment to spend at least $7.3 million for environmental programs and studies to improve existing environmental conditions. However, apart from these liabilities, TVX Hellas has no liability for pre-existing conditions at the Hellenic Gold Mines.

GEOLOGY AND MINERALIZATION

     The Hellenic Gold ore deposits are found within the Serbo-Macedonian Massif which comprises a series of Paleozoic and/or older rocks, extending northward into Bulgaria and eastern Yugoslavia. The Serbo-Macedonian Massif is subdivided into the Kerdyllia formation in the east and the Vertiskos formation in the west. The contact between the two formations is poorly defined; nevertheless, there is locally a major fracture zone -- the Stratoni thrust fault. The Kerdyllia formation consists of biotite gneiss interbedded with hornblende gneiss, amphibolite and marble layers. The overlying Vertiskos formation is composed mainly of a mica gneiss with intercalations of garnet-tourmaline, sillimanite and quartz-feldspar gneiss and ortho-amphibolite.

Olympias


     On March 1, 2002, the Conseil d'Etat, the Greek Supreme Court, issued a judgment which annulled the purportedly valid permits, including Environmental Impact Study approval, issued by the Greek Government to TVX Hellas with respect to the Olympias project. The Conseil d'Etat ruling effectively prohibits development of the Olympias project. TVX is reviewing its options, including legal remedies, with respect to recovering its investment in Greece. Given the court decision, TVX took a write down of approximately $198.5 million, reducing the carrying value of the Olympias project to zero. Until a decision is made on the future of the Olympias project, the following disclosure is included for historical information purposes. For further information, please refer to the disclosure under the heading "Legal Proceedings -- Litigation in Greece" on page B-43.


     Geology and mineralization

     The Olympias deposit is a stratabound, polymetallic, gold-silver-zinc-lead deposit. Gold occurs primarily within fine to medium grained arsenopyrite and arsenic-rich pyrite and is spatially associated with the massive sulphide mineralization. The deposit consists of three zones which occur along a folded contact between marble and overlying schists and gneisses. The West Zone is a massive lensoidal orebody dipping 30(LOGO) to 35(LOGO) with an average width of 11 metres, a strike length of 350 metres and a down-dip length of 1,500 metres and occurs along the western flank of an anticline. Located 300 metres east of the West Zone, the East Zone dips at 33(LOGO) and has an average thickness of 9 metres, a strike length of 250 metres and a down dip extent of 550 metres. The East Zone is located along the crest of an adjacent anticline. A third zone of mineralization, the Second Horizon, underlies the West Zone at its deepest location and is open to depth.

     An intensive drilling program began at the Olympias mine in late 1996, and was completed in 1998, by which time 72,000 meters of diamond drilling had been achieved. Based on that information, and a re-evaluation of the existing gold-bearing stockpiles and tailings, the mineral resources were estimated in 2000. No re-estimation was undertaken in 2001, however, following the decision by the Conseil d'Etat, all reserves were re-classified as resources resulting in an elimination of reserve gold ounces.

     Reserve and resources summary


     The mineral reserves and resources set forth below represent 100% of the Olympias deposits. TVX's 100% interest is subject to a 12% carried interest and a right to acquire a 12% participation interest in favour of a third party. Reserves, consisting of diluted proven and probable mineral reserves, for the Olympias ore deposits were estimated as follows:



                                MINERAL RESERVES



                                                                                          CONTAINED
DECEMBER 31, 2001                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ----------
                                                              (millions)      (g/t)       (millions)
East........................................................     0.0           0.00         0.000
Upper West..................................................     0.0           0.00         0.000
Intermediate West...........................................     0.0           0.00         0.000
Lower West..................................................     0.0           0.00         0.000
South West Extension........................................     0.0           0.00         0.000
AsPy Stockpile..............................................     0.0           0.00         0.000
Tailings....................................................     0.0           0.00         0.000
                                                                 ---           ----         -----
Total.......................................................     0.0           0.00         0.000
                                                                 ===           ====         =====

                                                                                          CONTAINED
DECEMBER 31, 2000                                               TONNES      GOLD GRADE     GOLD OZ
-----------------                                             ----------    ----------    ----------
                                                              (millions)      (g/t)       (millions)
East........................................................      1.3         13.74         0.558
Upper West..................................................      0.5         12.46         0.182
Intermediate West...........................................      1.6          8.55         0.429
Lower West..................................................      6.1          8.93         1.740
South West Extension........................................      2.2          5.89         0.412
AsPy Stockpile..............................................      0.3         23.24         0.207
Tailings....................................................      2.2          3.43         0.240
                                                                 ----         -----         -----
Total.......................................................     14.0          8.39         3.768
                                                                 ====         =====         =====


     Mineral resources at December 31, 2001, which include measured and indicated resources are estimated as follows:



                               MINERAL RESOURCES



                                                                                  2001
                                                               ------------------------------------------
                                                                    MEASURED               INDICATED
                                                               -------------------    -------------------
                           GOLD                                  TONNES      GRADE      TONNES      GRADE
                           ----                                ----------    -----    ----------    -----
                                                               (millions)    (g/t)    (millions)    (g/t)
Total......................................................      9.019         9        3.604       9.83



     The Olympias deposit also contains significant reserves and resources of silver, lead and zinc as noted in the Mineral Reserve and Resource tables on pages B-7 through B-10.


     Mining and processing

     The Olympias Mine, which was in production from 1976 to 1995 under previous owners, is accessed from the surface through a 300-metre vertical shaft and two declines and used an undercut and fill mining method and blasthole, retreat stoping after mining longitudinal galleries. Previously, sublevel caving was used. Ore from the Olympias mine was delivered to the nearby Olympias mill for processing. Local opposition has caused some delay at Olympias, and development is currently halted awaiting the outcome of the Supreme Court ruling on the mine Environmental Impact Study.

     Mine planning at Olympias has been completed and, based on a mechanized drift and fill mining method, will increase the historical capacity from 700 tonnes per day to 2,700 tonnes per day.

     Although the Olympias deposits were mined for 20 years as a silver-lead-zinc operation, the gold content of the ore has not been exploited because of its refractory nature. In order to recover the gold, it is necessary to incorporate an oxidation phase in the process. Following extensive testwork, both Biox(C) and pressure oxidation will be used as the oxidising processes.

     Kvaerner Metals Davy concluded a feasibility study in October, 1999. Actual construction of the plant is expected to take about two years after all licences and permits are received and financing is in place. The plant is designed to produce in excess of 250,000 ounces of gold annually over the first four years of operation. Output for the first four years will include production obtained by re-processing stockpiled concentrate and tailings. Silver, lead and zinc production would be credited to the overall cash operating costs.

     The capital cost of the gold recovery plant and modernization of the existing operation is estimated to be approximately $258 million. Government grants will cover 35% of the eligible capital. The permits for the construction and operation of the gold plant of TVX Hellas are regulated by the special law which ratified the contract by which TVX acquired the mining rights and related property. The special law comprehensively specifies the licences and permits required for the mining operations, the authorities responsible to issue them and the procedures which guarantee their timely issuance.

     The power supply and distribution system at Olympias is adequate for the current operation and the proposed concentrator modifications, but the distribution system would be inadequate to meet the demands of the proposed expansions. A significant increase in power requirements will necessitate the construction of a 24-kilometre-long transmission line from the national power grid at Stagira.

     During 1999, Kvaerner completed a revision of the feasibility study which incorporated pressure oxidation in addition to bioxidation in the process design. Based on this revision, the permitting process was started. A permit approving the site location was received and an Environmental Impact Study was completed and submitted to the government in November. In December 1999, SNC Lavalin were appointed as the engineering contractor responsible for project engineering, procurement and construction.

     During 2000, SNC Lavalin completed the basic engineering, estimating pre-production capital costs of $258 million as the cost of construction. Continuous pilot plant testwork, conducted by Lakefield Research, Canada, confirmed the viability of the combined flotation, bioxidation and pressure oxidation process technologies. Also in 2000, the Environmental Impact Study was issued after receiving the approval of the relevant five government ministries, as well as the support of the regional council.

     Permits -- Legal Challenges

     Pre-site approval and a permit to enable geotechnical drilling on the proposed tailings site were issued during 1999 plus the Environmental Impact Study in September 2000. These permits were being challenged under the Greek administrative law system.

     This system allows an interested party to challenge the validity of the issuance by the government of a permit or licence. The relevant Greek government departments issuing the permits were the defendants and TVX Hellas was added to the challenges as an intervenor, as were other interested parties such as labour unions and several local communities, which were supportive of the TVX Hellas position.


     These challenges were heard by the Conseil d'Etat (the Supreme Court relating to Administrative Law) in January, 2001. The Judge Rappateur, the judge who reviewed the issue and presented the case to the other judges, recommended that the challenges be rejected. In March, 2002, the Conseil d'Etat issued its judgment, which annulled the permits. For further information, please refer to the disclosure under the heading "Legal Proceedings -- Litigation in Greece" on page B-43.


Skouries


     The Skouries deposit is located in the southwest of the Hellenic Gold concessions, approximately 10 kilometres from the Aegean coast in a sparsely populated area and 15 kilometres southwest of the Olympias mine. TVX Hellas began an exploration drilling program in August, 1996, which by May, 1998 had completed a total of 65,200 metres of diamond drilling. For further information, please refer to the disclosure under the heading "Recent Developments -- Significant Charge Against Fourth Quarter 2001 Earnings" on page B-4.


     Exploration and development history

     Previous exploration was carried out in the 1960s by Nippon Mining and Placer Development, and in the mid-1970s by the previous mine owners. This work indicated a gold-copper porphyry deposit to a depth of about 400 metres containing 72 million tonnes averaging 0.7 grams of gold per tonne and 0.5% copper.

     Geology and mineralization

     The TVX exploration program, which took three years and was completed in 1998, confirmed Skouries to be a classic, pipe-shaped, gold-copper porphyry. Ore grade mineralization appears to be continuous to a depth of 800 metres in the central parts of the deposit. Within the deposit, two high grade zones are indicated, one from surface to a depth of about 200 metres grading 1.0 grams of gold per tonne and 0.6% copper, and the other a deep core zone extending from a depth of 300 metres to 550 metres and averaging 1.5 grams of gold per tonne and 0.8% copper.

     Reserves and resources summary


     The mineral reserves and resources set forth below represent 100% of the Skouries deposit. TVX's 100% interest is subject to a 12% carried interest and the right to acquire a 100% participating interest in favour of certain third parties. Reserves, consisting of diluted proven and probable mineral reserves, for the Skouries ore deposit, of which

0.656 million ounces of gold were in the proven category and 3.059 million ounces of gold were in the probable category, were estimated as follows:



                                MINERAL RESERVES



                                                                          2001
                                         ----------------------------------------------------------------------
                                                      PROVEN                              PROBABLE
                                         ---------------------------------    ---------------------------------
                                                                CONTAINED                            CONTAINED
GOLD                                       TONNES      GRADE      OUNCES        TONNES      GRADE      OUNCES
----                                     ----------    -----    ----------    ----------    -----    ----------
                                         (millions)    (g/t)    (millions)    (millions)    (g/t)    (millions)
Total................................       20.3       1.01       0.656         109.2       0.87       3.059


                                                                                                 CONTAINED
DECEMBER 31, 2001                                      TONNES      GOLD GRADE    COPPER GRADE     GOLD OZ
-----------------                                    ----------    ----------    ------------    ----------
                                                     (millions)      (g/t)            %          (millions)
Open Pit.........................................       24.8          0.99           0.57          0.786
Sub Level Cave...................................       46.2          1.08           0.61          1.610
Block Cave.......................................       58.6          0.70           0.51          1.320
                                                       -----          ----           ----          -----
Total............................................      129.6          0.89           0.56          3.716
                                                       =====          ====           ====          =====


     Mineral resources at December 31, 2001, which include indicated reserves are unchanged from 2000 and are estimated as follows:



                               MINERAL RESOURCES



                                                                       2001
                                                                -------------------
                                                                     INDICATED
                                                                -------------------
GOLD                                                              TONNES      GRADE
----                                                            ----------    -----
                                                                (millions)    (g/t)
Total.......................................................       61.7       0.67



     For more detail on reserves and resources, please see the summaries on pages B-6 to B-10.



     As at December 31, 2001, the Skouries deposit also contained proven and probable reserves of 129.55 million tonnes grading 0.56% copper and indicated resources of 61.69 million tonnes grading 0.54% copper. The copper reserves and resources are unchanged from December 31, 2000.


     Mining and processing

     In the feasibility study completed by Kvaerner Metals in September 1998, three phases of mining were scheduled; open pit, sublevel cave and block cave. The open pit would provide initial feed from the upper high grade zone, including 8 million tonnes of oxides, followed by sublevel cave to extract the lower high grade zone and finally block cave for the lower grade material at depth.

     Preliminary metallurgical testwork indicates processing will be straightforward and will produce a copper concentrate containing between 30 -- 60 grams of gold per tonne and 26 -- 30% copper. Some coarser gold will also be recovered by gravity concentration.

     Assuming an initial open pit operation of 18,000 tonnes per day, the capital cost of building these facilities would be $240 million. The resulting production would be 200,000 ounces of gold per year at an expected cash cost of less than $100 per ounce net of copper revenue credits, assuming a copper price of $0.80 per pound.

     Kasperske Hory

     The Kasperske Hory project was suspended in 1998 as the exploration permits were revoked. It is the current intention of TVX to sell its interests to the former Czech Republic managers of the project.

                        PROJECTS/EXPLORATION PROPERTIES

     With the prevailing low gold price environment, TVX decided in 2000 to cease funding non-mine exploration activities until markets improve. Accordingly, the Pachicutza Project in Ecuador was terminated.

GURUPI, BRAZIL

     The Gurupi project, formerly a 50/50 joint venture between TVX Newmont and Newmont, is located 350 kilometres southeast of the city of Belem in Brazil along the Gurupi River. Chega Tudo is the owner of the Gurupi exploration property located in the States of Maraho and Para, Brazil. The property comprises the mineral rights of 28 exploration licences covering an area of 128,627.69 hectares and 13 applications for exploration licenses covering an area of 80,261.49 hectares. Gold is contained in metavolcanic and metasedimentary rocks in two intensely mineralized parallel trends cut by shear zones and quartz stockworks, veins and tonalitic rocks.

     By the end of 1998, 204 diamond drill holes totalling 36,100 metres and 212 reverse circulation drill holes totalling 23,048 metres had been completed as well as surface sampling and geophysical surveys. Five potential open pittable gold-bearing targets have been identified in saprolite and bedrock, ranging up to 2.8 kilometres in length and 15 to 60 metres thick with average grades of about one to two grams of gold per tonne. Additional exploration during 1999 failed to increase the resource significantly.


     The mineral resources set forth below represent 100% of the Gurupi project, 50% of which is held by TVX. The indicated resources are unchanged from 2000 and are estimated at December 31, 2001 as follows:



                               MINERAL RESOURCES



                                                                       2001
                                                                -------------------
                                                                     INDICATED
                                                                -------------------
GOLD                                                              TONNES      GRADE
----                                                            ----------    -----
                                                                (millions)    (g/t)
Total.......................................................      60.38       1.39


     Pursuant to an agreement dated as of June 7, 2002, TVX Newmont (Cayman) Holdings Inc. purchased the 49% interest in the share capital of Mineracao Chega Tudo Limitada, held by Newmont, by way of the purchase from Newmont of 100% of the share capital of Newmont Brasil Mineracao Limitada, an indirect, wholly-owned Brazilian subsidiary of Newmont. TVX Newmont Cayman owns the remaining 51% of the quotas of Chega Tudo.

     The consideration paid consisted of a net smelter return royalty on all production of gold at the following rates: (i) 0% if the applicable spot price of gold is less than $250 per ounce; (ii) 0.30% if the applicable spot price of gold is greater than $250 per ounce but not greater than $300 per ounce; (iii) 0.40% if the applicable spot price of gold is greater than $300 per ounce but not greater than $350 per ounce; (iv) 0.75% if the applicable spot price of gold is greater than $350 but not greater than $400 per ounce; and (v) 1.0% if the applicable spot price gold is greater than $400 per ounce.

     In the event that there is a direct or indirect disposition of Chega Tudo by TVX Newmont Cayman within 18 months following closing, TVX Newmont Cayman must pay to Newmont; (i) an amount equal to 45% of the net non-royalty consideration to be paid to TVX Newmont Cayman (being equal to the consideration received at fair market value less the amount of bona fide operating costs incurred by Chega Tudo from the date of closing between TVX Newmont Cayman and Newmont to the date of closing the acquisition transaction); and (ii) 45% of the royalty consideration. In such event, Newmont will release its royalty.

                         DIRECTORS AND OFFICERS OF TVX

DIRECTORS

     The number of directors of TVX may consist of a minimum of three and a maximum of 15 with the actual number of directors determined from time to time by resolution of the directors. Currently, the number of directors has been fixed at eight and, as of March 31, 2002, the following are the names, municipality of residence and principal occupations of the directors of TVX:

                                                                             BUSINESS EXPERIENCE
NAME MUNICIPALITY OF RESIDENCE              BECAME A DIRECTOR  (FOR THE PAST FIVE YEARS UNLESS OTHERWISE SHOWN)
------------------------------              -----------------  ------------------------------------------------
George F. Michals, Chairman,(1)             June, 2001         President, Baymont Capital Resources Inc.
Toronto, Ontario                                               (investment and business development).
Harry S. Campbell, Q.C.                     June, 2001         Managing Partner, Burnet, Duckworth & Palmer LLP
Calgary, Alberta                                               (law firm).
W. Robert Dengler(2)                        June, 2001         President and Chief Executive Officer of Dynatec
Toronto, Ontario                                               Corporation (engineering and mining services)
                                                               since 1997. Prior to that, he was Chairman and
                                                               Chief Executive Officer of Dynatec International
                                                               Limited (mining services company).
T. Sean Harvey(3)                           February, 2001     President and Chief Executive Officer of TVX
Toronto, Ontario                                               Gold Inc. Prior to April 2001, Mr. Harvey was an
                                                               independent financial consultant to such
                                                               companies as TVX and EBX Capital Partners
                                                               (investment company). Prior to April 2000, Mr.
                                                               Harvey was a Director of Deutsche Bank
                                                               Securities Limited (financial advisory services)
                                                               and prior to September 1998, Mr. Harvey was a
                                                               Senior Coverage and Execution Director of
                                                               Nesbitt Burns Inc. (investment bank).
J.S.A. MacDonald(2)                         June, 2001         Chairman and Managing Partner of Enterprise
Toronto, Ontario                                               Capital Management Inc. (investment management
                                                               company) since January 1997. Prior to that, he
                                                               was Deputy Chairman of Scotia McLeod Inc.
                                                               (investment dealer).
David P. Smith(1)                           June, 2001         Managing Partner of Enterprise Capital
Toronto, Ontario                                               Management Inc. (investment management company)
                                                               since January 1997.
Thomas Witz(1)(3)                           June, 2001         Managing Director of Investments and Trading,
Somers, New York                                               Paloma Partners Management Company (investment
                                                               company).
Mark I. Young(2)                            December, 1998     Managing Partner, Cassels Brock & Blackwell LLP
Toronto, Ontario                                               (law firm).

---------------

Notes:

(1) Audit Committee member.

(2) Compensation Committee member.

(3) Risk Management Committee member.

OFFICERS

     The names, municipality of residence and positions held by the officers, as of March 31, 2002, of TVX are as follows:

                                                        OFFICE HELD AND BUSINESS EXPERIENCE
NAME MUNICIPALITY OF RESIDENCE                    (FOR THE PAST FIVE YEARS UNLESS OTHERWISE SHOWN)
------------------------------              ------------------------------------------------------------
T. Sean Harvey............................  President and Chief Executive Officer. Prior to April 2001,
                                            Mr. Harvey
Toronto, Ontario                            was an independent financial consultant to such companies as
                                            TVX and EBX Capital Partners (investment company). Prior to
                                            April 2000, Mr. Harvey was a Director of Deutsche Bank
                                            Securities Limited (financial advisory services) and prior to September 1998, Mr. Harvey was a Senior Coverage and
                                            Execution Director of Nesbitt Burns Inc. (investment bank).
R. Gregory Laing..........................  General Counsel, Vice President and Corporate Secretary.
Mississauga, Ontario
Melvyn Williams...........................  Chief Financial Officer
Cheshire, United Kingdom
Robert Whittall...........................  Vice President, Finance since April 2001. From August, 1999 to March,
Toronto, Ontario                            2001 Mr. Whittall provided financial consulting services to
                                            TVX as well as acting as Chief Financial Officer to Orezone
                                            Resources Inc. and Scorpion Minerals Inc. (junior mining
                                            companies). From June, 1997 to July, 1999, he was a
                                            Director, Chief Financial Officer and Secretary of LatinGold
                                            Inc. (exploration company) and prior to that, he was the
                                            Chief Financial Officer of Central Asia Goldfields
                                            Corporation and Kazakstan Goldfields Corporation (gold
                                            mining and exploration companies).


                                  RISK FACTORS


     The operations of TVX are speculative due to the high-risk nature of its business which is the acquisition, financing, exploration, development and operation of precious and base metals mining properties. These risk factors could materially affect TVX's future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to TVX.

GOLD AND SILVER PRICE FLUCTUATIONS

     The profitability of TVX's business is heavily influenced by the market price of gold and silver. Gold and silver prices can be subject to volatile price movements over short periods of time and are affected by numerous factors, most of which are beyond the control of TVX. These factors include expectations with respect to the rate of inflation, the strength of the United States dollar and other currencies, interest rates, the level of industrial demand and the demand for bullion investment and jewelry, economic crises and the economic and political situations in Russia and South Africa, two of the world's largest individual producers of gold. If the price of gold or silver were to drop significantly, TVX's operations could be substantially reduced or, in extreme circumstances, rendered uneconomic.

     Illustrative of the movement in the gold and silver prices is the following table which shows the high, low and average spot gold and silver prices in United States dollars per ounce based on the London fixing prices over the past five years:

                                             GOLD                          SILVER
                                   -------------------------     ---------------------------
                                   HIGH     LOW      AVERAGE     HIGH       LOW      AVERAGE
                                   ----     ----     -------     -----     -----     -------
2001.............................  $304     $256      $271       $4.84     $4.06      $4.35
2000.............................   313      264       279        5.45      4.57       4.95
1999.............................   326      253       279        5.75      4.88       5.22
1998.............................   313      273       294        7.81      4.69       5.53
1997.............................   367      283       331        6.24      4.22       4.89

     TVX uses forwards, puts and calls to hedge its gold and silver production. TVX estimates that a $10/ounce movement in the gold price, without considering the effects of hedging instruments, would affect 2002 earnings by approximately $2.2 million. TVX also uses forwards to hedge its zinc and lead production.

COMPETITION

     TVX competes with mining companies and private individuals in connection with the acquisition of precious metals properties and in connection with the recruitment and retention of qualified employees. Given the commodity status of precious metals in the worldwide market, competition in the sale of precious metals is not significant for TVX or other precious metals producers.

EXPLORATION

     The exploration and development of precious metal properties involves high risks and significant competition. The gold and silver industry is highly speculative in nature, involving many risks which even a combination of scientific knowledge, technical skills and industry experience cannot always overcome, often resulting in unproductive efforts. There can be no assurance that the precious metals exploration, development and production activities of TVX will be viable in the future.

PRECIOUS METALS BUSINESS


     TVX operates in the precious metals mining industry and, in its normal course of business, manages geological, operational, geographic and financial risks. Past events at the Olympias project in Greece and at the Kasperske Hory project in the Czech Republic highlight such risks in that a small but strong opposition to development of mining projects occurred due, in part, to the lack of understanding of modern mining practices.


     Operational risks which could interrupt or impair future production include supply obstacles, physical asset damage or destruction, labour interruptions, unexpected ground conditions and incorrect estimates of geology and ore reserves. To manage these risks, TVX carefully plans and designs its mines, trains employees in safety and production methods, maintains adequate supply inventories and insurance and uses reputable consultants where appropriate.


     Geographic risks arise from political, legal, social, structural and economic conditions. TVX has diversified its investment base, thus reducing its dependence on any one sector. As well, various countries are appreciating mining as a primary industry and a creator of wealth. This has increased access to mining properties in many countries around the world which traditionally have not been mining nations. TVX is subject to political risk in countries in which it conducts its mining activities, including Chile, Brazil and Greece. Local management and advisors are employed where possible to monitor and assess economic, political and legal developments which could affect TVX and to allow a prompt response to any new risk.



CURRENCY RISKS



     Currency fluctuations may affect the costs which TVX will incur at its operations. Gold is sold in the world market in U.S. dollars. In addition to U.S. dollars, TVX's costs are incurred principally in Canadian dollars, Brazilian reals, Chilean pesos and Euros. During 2001, the Canadian dollar continued to be weak against the U.S. dollar, Brazilian reals devalued in January, 1999 and continued to be weak throughout 2001. These currency movements will benefit local dollar operating costs, which exceed 60% of all costs at all mines. To manage foreign currency risk, TVX hedges Canadian dollar and Euro operating costs as is deemed appropriate.


JOINT VENTURES


     Each of the La Coipa mine (Chile), the Crixas mine (Brazil), the Brasilia mine (Brazil), the New Brittania mine (Canada) and the Musselwhite mine (Canada), in which TVX owns interests, are operated through joint ventures with other mining companies. Any failure of such other companies to meet their obligations to TVX or to third parties could have a material adverse effect on the joint venture. For further information regarding the joint ventures, please refer to the disclosure under the heading "Mines" on pages B-13 through B-31.



ENVIRONMENTAL RISKS



     TVX's mining and processing operations and explorations activities in Canada, Chile, Brazil and Greece and other countries are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, mine safety and other matters. New laws and regulations, amendments to existing laws and regulations or more stringent implementation of existing laws and regulations could have a material adverse impact on TVX, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. TVX's compliance with these environmental laws and regulations requires significant expenditures and increases TVX's mine development and operating costs.



     In all jurisdictions, permits from various governmental authorities are necessary in order to engage in mining operations. Such permits relate to many aspects of mining operations, including maintenance of air, water and soil quality standards. In most jurisdictions, the requisite permits cannot be obtained prior to completion of an environmental impact statement and, in some cases, public consultation. Further, TVX may be required to submit for government approval a reclamation plan and to pay for the reclamation of the mine site upon the completion of mining activities.



     Mining, like many other extractive natural resource industries, is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to TVX's ownership of a property. To the extent TVX is subject to uninsured environmental liabilities, the payment of such liabilities would reduce funds otherwise available and could have a material adverse effect on TVX. Should TVX be unable to fund fully the cost of remedying an environmental problem, TVX might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on TVX.


LICENSES AND PERMITS


     The operations of TVX require licenses and permits from various governmental authorities. Such licenses and permits are subject to change in various circumstances. There can be no guarantee that TVX will be able to obtain or maintain all necessary licenses and permits as are required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.


ROYALTIES


     Approximately 67% of TVX's mining properties are subject to various royalty and land payment agreements. Failure by TVX to meet its payment obligations under these agreements could result in the loss of the related property interests. For further information regarding these payment obligations, please refer to the disclosure under the heading "Description of Business and Properties -- Operating Mines -- Precious Metals" on page B-5.


DIVIDEND POLICY

     TVX has not declared a dividend since June 29, 1990. The decision to pay dividends and the amount thereof is at the discretion of TVX's Board of Directors and is governed by such factors as earnings, capital requirements and the operating and financial condition of TVX. Accordingly, there can be no assurances that TVX will pay dividends with respect to the TVX common shares in the future.

ADDITIONAL FINANCING


     Future development of the Skouries project in Greece and TVX's exploration properties may require substantial additional financing. Failure to obtain sufficient financing may result in delaying or indefinite postponement of exploration, development or production at the Skouries project or TVX's exploration properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to TVX.


INSURANCE


     Risks not insured against in each case include environmental pollution or other hazards against which mining companies cannot insure or against which TVX may elect not to insure because of high premium costs or other reasons.


CONFLICTS OF INTEREST


     Certain of the directors of TVX also serve as directors of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors to be in a position of conflict.

LAND TITLE


     No formal title opinions are delivered to TVX or such subsidiaries and, consequently, no assurances can be given that there are not title defects affecting such properties. In the event that property titles to any of TVX's projects are defective, and such defects are contested, TVX's ownership interest may be deemed invalid and this could have an adverse impact on TVX's operations and result in legal liability for TVX.


                               LEGAL PROCEEDINGS

LITIGATION IN BRAZIL

     In September 2001, Rio Tinto Brasil Ltda., a subsidiary of Rio Tinto PLC, purported to terminate the shareholders agreement relating to Rio Paracatu Mineracao S.A., the operating corporation which holds the Brasilia Mine. Rio Tinto Brasil also caused Rio Paracatu to call a meeting of its shareholders to amend its Articles of Association. The effect of the proposed amendments would be to permit Rio Tinto Brasil to have sole decision-making authority over Rio Paracatu through its 51% interest. Rio Tinto Brasil alleged that the transaction resulting in the formation of TVX Newmont Americas joint venture (formerly, TVX Normandy Americas joint venture) in June 1999 and the resignation of the former Chairman and Chief Executive officer of TVX in April 2001 had triggered rights of first refusal under the shareholders agreement in favour of Rio Tinto Brasil and as such rights were not made available to Rio Tinto Brasil, it was permitted to terminate the shareholders agreement.

     The TVX Newmont Americas joint venture disagrees with Tinto Brasil's interpretation of the shareholders agreement and was successful in obtaining an injunction against Rio Paracatu from holding the proposed shareholders meeting. Following the granting of the injunction, in November 2001, the TVX Newmont Americas joint venture commenced a claim in Brasil against Rio Tinto Brasil and Rio Paracatu to declare that the shareholders agreement continues to be valid. Rio Tinto Brasil and the TVX Newmont Americas joint venture have each filed pleadings with respect to this action. TVX anticipates that the decision of the court will be made within the next year. In the event that such decision is not in favour of the TVX Newmont Americas joint venture, TVX will evaluate other legal remedies with respect to the management of Rio Paracatu. A negative outcome in these legal proceedings could have a material adverse effect.

LITIGATION IN GREECE

     On March 1, 2002, the Counseil d'Etat, the Greek Supreme Court, issued a judgement which annulled the purportedly valid permits, including Environmental Impact Study approval, issued by the Greek Government to TVX's subsidiary, TVX Hellas, with respect to the Olympias project. The Counseil d'Etat ruling effectively prohibits development of the Olympias project. TVX is reviewing its options, including legal remedies, with respect to recovering its investment in Greece.

     In December 2001, mining operations at Stratoni were temporarily suspended following a declaration of force majeure by TVX Hellas related to a suspension order delivered by a mining inspector. On February 15, 2002, a new mining permit, which allows for the continuation of mining at TVX's Stratoni base metal operations beneath the village of Stratoniki, was issued to TVX Hellas. A local action group has filed a Petition of Annulment against the Greek Government to have the new mine permit annulled. This action was heard on June 7, 2002. The Judge Rapporteur, who reviewed the petition, expressed the opinion that an environmental impact study may be required in support of the permits. However, the Judge accepted that the opposite opinion may also be supported, i.e. that the activities covered by the new permits which were issued do not cause a substantial environmental change as compared with the previous mining activities and, therefore, no new environmental impact study is required in which case the permit approving the new technical study would be valid. The Judge Rapporteur also recommended the rejection of all the other arguments for the annulment brought forward by the opposition group and mining operations are continuing. The Court took the matter under consideration and a final decision is anticipated in late 2002.

     Given the difficulties and challenges encountered, TVX assesses, on an ongoing basis, the merits of continuing to operate in Greece. Should the situation not improve, TVX will take such steps as are necessary to preserve shareholder value, which may include ceasing to finance TVX Hellas. TVX Hellas may have significant financial obligations should operations cease. Without funding from TVX, the ongoing economic viability of TVX Hellas (which includes Olympias, Stratoni and Skouries) is uncertain and TVX Hellas may not have the funds required to meet its financial obligations.

THE HELLENIC GOLD PROPERTIES LITIGATION

     In November 1995, three individuals commenced an action in Ontario against TVX in respect of its Hellenic gold mining properties in Greece. The trial commenced in October 1997 and judgment was rendered in October 1998. The court rejected the claim of the individuals to full ownership of the Hellenic gold properties and damages in the amount of Cdn.$501 million. However, the court awarded the individuals a 12% carried interest and a right to acquire a 12% participating interest in the Hellenic gold properties upon payment of costs associated with that interest. The carried and participating interests are held by TVX as constructive trustee for the individuals. TVX filed notice of appeal of the trial decision and the individuals filed notice of cross appeal.

     Subsequent to the release of the trial judgment in October, 1998, TVX received notification of two actions commenced by 1235866 Ontario Inc., the successor to Curragh Inc., Mineral Services Limited and Curragh Limited, against the three individuals, and others, in Ontario and English Courts, in relation to the claim by the three individuals against TVX for an interest in the Hellenic gold mines. These new actions seek declarations that the defendants hold their interests in the Hellenic gold mines in trust for 1235866.

     On July 28, 1999 TVX entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of TVX's interest in the Hellenic gold mines. 1235866 agreed not to pursue any claim against TVX for an interest in the Hellenic gold mines beyond the interest which had been awarded to the three individuals. In the event that 1235866 is successful in its claim against the three individuals, 1235866 will be entitled to a 12% carried interest as defined in the agreement and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by TVX and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic gold mines up to the date of exercise.

     The TVX appeal, the individuals' cross appeal and a motion by 1235866 for a new trial were heard by the Court of Appeal for Ontario on February 17, 18 and 25, 2000. By judgment released June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, upheld the trial decision and rejected the individuals' cross appeal. The Court also rejected the motion of 1235866 for a new trial. The result is that TVX holds, as constructive trustee, a 12% carried interest and a right to acquire 12% participating interest in the Hellenic gold mines upon the payment of costs associated with that interest. The action by 1235866 against the three individuals continues.

     Following judgment by the Court of Appeal on Ontario, TVX and the three individuals have been unable to agree on the definition and application of the 12% carried interest and the right to acquire a 12% participating interest in the Hellenic gold properties awarded to the individuals in the trial judgment. Accordingly, in June 2001, a new action was commenced between the individuals and TVX to clarify the award. TVX anticipates that the hearing with respect to such matter will be held in 2003.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of TVX are PricewaterhouseCoopers LLP, Chartered Accountants.

     The transfer agent and registrar for the TVX common shares is Computershare Trust Company of Canada at its principal office in Toronto.

                                   SCHEDULE C

                        INFORMATION CONCERNING ECHO BAY

     All references to the "Corporation" or "Echo Bay" in this Schedule "C", unless the context otherwise requires, are references to Echo Bay Mines Ltd., its predecessors and its subsidiaries. Echo Bay is a North American gold mining company which mines, processes and explores for gold. Echo Bay has three operating mines: (1) Round Mountain in Nevada, United States; (2) Kettle River in Washington, United States; and (3) Lupin in Nunavut Territory, Canada. The Corporation holds a 100% interest in its Kettle River and Lupin mines and a 50% interest in its Round Mountain mine, which it operates, with the remaining 50% interest held by affiliates of Barrick Gold Corporation. The Corporation operated a fourth mine, McCoy/Cove in Nevada, United States, until March 31, 2002, at which date mining and processing activities were completed. Reclamation activities, which had been initiated in 2000, are now fully under way at McCoy/Cove and are expected to continue over the next several years. The Corporation has entered into an agreement to sell its interests in McCoy/Cove to Newmont Mining Corporation ("Newmont"). See "Recent Developments" in this Schedule "C".


PROPERTY AND OFFICE LOCATIONS


                             [MAP OF NORTH AMERICA]

PROPERTIES:                                    OFFICES:
A. Round Mountain (Nevada, United States)      1. Edmonton (Alberta)
B. McCoy/Cove (Nevada, United States)          2. Englewood (Colorado)
C. Kettle River (Washington, United
  States)                                      3. Reno (Nevada)
D. Lupin (Nunavut, Canada)
E. Aquarius (Ontario, Canada)

     The Corporation wholly owns the following material subsidiaries (with the jurisdiction of incorporation listed in parentheses):

     -  Echo Bay Inc. (Delaware, United States)

     -  Echo Bay Finance Corporation (Delaware, United States)

     -  Echo Bay Exploration Inc. (Delaware, United States)

     -  Round Mountain Gold Corporation (Delaware, United States)

     -  Sunnyside Gold Corporation (Delaware, United States)

     -  Echo Bay Minerals Company (Delaware, United States)

     -  Echo Bay Resources Inc. (Delaware, United States)

     -  Echo Bay Management Corporation (Delaware, United States)

     -  Corp. Air Inc. (Alberta, Canada)

     The Corporation also has a total of 16 other subsidiaries which are omitted from the description above as they are not considered material individually or in the aggregate.


     The Corporation is governed by the Canada Business Corporations Act. Its executive, registered and records office is located at Suite 1210, 10180 -- 101 Street, Edmonton, Alberta, Canada, T5J 3S4.


                              RECENT DEVELOPMENTS

COMPLETION OF FINANCING

     On May 17, 2002, Echo Bay sold a total of 34,000,000 units at a price of $0.70 per unit for aggregate gross proceeds of $23,800,000 and granted the underwriters for the offering an over-allotment option to purchase an additional 5,100,000 units. On May 24, 2002, the underwriters exercised the full over-allotment option for further gross proceeds to Echo Bay of $3,570,000. Each unit consists of one common share and one share purchase warrant. The common shares and the warrants comprising the units separated upon closing and trade separately on the Toronto Stock Exchange and the American Stock Exchange. Each warrant entitles the holder to purchase one common share of Echo Bay at a price of $0.90 at any time prior to November 14, 2003.

EXCHANGE OF CAPITAL SECURITIES

     On April 3, 2002, the Corporation issued an aggregate of 361,561,230 common shares, representing approximately 72% of the outstanding common shares after giving effect to such issuance, in exchange for all of its $100 million aggregate principal amount of 11% junior subordinated debentures due 2027, plus accrued and unpaid interest thereon (the "capital securities").

     Following this issuance of common shares, and as at April 3, 2002, the new principal holders of the Corporation's common shares and their respective share ownership positions in the Corporation were Newmont Mining Corporation of Canada Limited ("Newmont Canada") (48.8%) and Kinross Gold Corporation (11.4%). In connection with the completion of the capital securities exchange, three directors of the Corporation resigned from the board of directors. Two of the vacancies created by these resignations were filled by executive officers of Newmont Canada.

SALE OF MCCOY/COVE COMPLEX

     Effective February 13, 2002, Echo Bay Inc., a subsidiary of Echo Bay, entered into an agreement with Newmont providing for the sale to Newmont Mining Corporation ("Newmont") of the entire McCoy/Cove complex in Nevada. The agreement was subject to the completion of due diligence by Newmont by July 31, 2002 and called for a payment to the seller of $6 million and the assumption by Newmont of all reclamation and closure obligations at McCoy/Cove.

     On June 9, 2002, Echo Bay Exploration Inc. and Echo Bay Minerals Company, subsidiaries of Echo Bay, entered into a new McCoy/Cove asset purchase agreement with Newmont USA Limited, a subsidiary of Newmont, providing for the sale of the McCoy/Cove complex. The closing of the transaction is subject to the completion of the combination. In consideration of the purchase of such assets, Newmont USA has agreed to assume all liabilities and obligations relating to the reclamation or remediation required for the McCoy/Cove complex. The new agreement does not result in any cash payment to the seller and replaces the letter agreement dated February 13, 2002.

RECENT EXPLORATION ACTIVITIES

     The Corporation is currently engaged in exploration activity at its Round Mountain and Kettle River mines. At Round Mountain, there are several underground targets in proximity to and accessible from the bottom of the open pit. In addition, the Corporation and its Round Mountain joint venture partner have committed to a drilling program, along with related field and analytical work, at Gold Hill, an exploration project owned by the joint venture and located four miles north of the existing Round Mountain pit. Gold Hill has displayed Round Mountain style mineralization over a presently known area that measures approximately 2,000 by 4,000 feet.

     At the Corporation's wholly-owned Kettle River operation, the Corporation is evaluating exploration in an area named Emanuel Creek, located adjacent to the existing production area. The Corporation is evaluating how to best pursue this target and additional exploration work is planned.

     Exploration activity at these targets is preliminary in nature. Accordingly, there can be no assurance that a mineral resource or mineral reserve will be identified at either Gold Hill or Emanuel Creek.

AMERICAN STOCK EXCHANGE LISTING

     Early in 2000, the American Stock Exchange had advised Echo Bay that its listing eligibility was under review because Echo Bay had fallen below two of the exchange's listing guidelines. On May 28, 2002, the Corporation received notification from the American Stock Exchange that Echo Bay was in compliance with the American Stock Exchange continued listing guidelines.

                     DESCRIPTION OF BUSINESS AND PROPERTIES


     Echo Bay mines, processes and explores for gold. Echo Bay also produced silver at its McCoy/Cove mine in Nevada. Echo Bay has three operating mines:
Round Mountain in Nevada, U.S.A.; Kettle River in Washington, U.S.A.; and Lupin in Nunavut Territory, Canada. Echo Bay operated a fourth mine, McCoy/Cove in Nevada, United States, until March 31, 2002, at which date mining and processing activities were completed.



                                                               OWNERSHIP %
                                                               -----------
MINES:
Round Mountain(1)...........................................        50
Lupin.......................................................       100
Kettle River(2).............................................       100
DEVELOPMENT PROPERTY:
Aquarius....................................................       100


---------------


(1) Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid.



(2) K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more.


     In 2001, Echo Bay produced a total of 657,784 ounces of gold and 6,451,425 ounces of silver at an average cash operating cost of $223 per ounce. Echo Bay reports per ounce production cost data in accordance with The Gold Institute Production Cost Standard (the "Standard"). The Gold Institute is an association of suppliers of gold and gold products and includes leading North American gold producers. Adoption of the Standard is voluntary, and the data presented may not be comparable to data presented by other gold producers. Production costs per ounce are derived from amounts included in the audited statements of operations and include mine site operating costs such as mining, processing, administration, transportation, royalties, production taxes, depreciation, amortization and reclamation costs, but exclude financing, capital, development and exploration costs. These costs are then divided by gold ounces produced to arrive at the total production costs per ounce. The measures are furnished to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Throughout this Schedule, all references to per ounce production cost data, or cash operating costs in this section, will be in accordance with the Standard.

     In 2001, Echo Bay reported a net loss of $5.7 million on revenues of $237.7 million. At December 31, 2001, Echo Bay had 3.8 million ounces of gold reserves and 1.1 million ounces of silver reserves.

OPERATIONS SUMMARY


                                                                2001          2000         1999
                                                              ---------    ----------    ---------
GOLD AND SILVER PRODUCTION
GOLD PRODUCTION (OUNCES)
Round Mountain (50)%(1).....................................    373,475       320,064      270,904
Lupin.......................................................    139,327       117,729           --
McCoy/Cove..................................................     94,633       162,784      124,536
Kettle River................................................     50,349        94,086      104,396
                                                              ---------    ----------    ---------
Total gold..................................................    657,784       694,663      499,836
                                                              =========    ==========    =========
Percentage increase (decrease) from prior year..............       (5.3)%        39.0%        (6.8)%
SILVER PRODUCTION (OUNCES)
Total silver-all from McCoy/Cove............................  6,451,425    12,328,297    8,430,072
                                                              =========    ==========    =========
Percentage increase (decrease) from prior year..............      (47.7)%        46.2%       (10.4)%


---------------


(1) Echo Bay's 50% share.


REVENUE


                                                                    YEAR ENDED DECEMBER 31,
                                                            ---------------------------------------
                                                               2001          2000           1999
                                                            ----------    -----------    ----------
REVENUE DATA
GOLD
Ounces sold...............................................     667,015        676,439       486,592
Average price realized per ounce -- revenue basis.........  $      305    $       319    $      325
Average price realized per ounce -- cash basis(1).........  $      281    $       294    $      335
Average market price per ounce............................  $      271    $       279    $      279
Revenue (millions of U.S. dollars)........................  $    203.6    $     215.8    $    158.2
Percentage of total revenue...............................          86%            77%           75%
SILVER
Ounces sold...............................................  $7,241,147    $12,347,779    $9,173,012
Average price realized per ounce -- revenue basis.........  $     4.70    $      5.28    $     5.69
Average price realized per ounce -- cash basis(1).........  $     4.77    $      5.21    $     5.22
Average market price per ounce............................  $     4.39    $      5.00    $     5.25
Revenue (millions of U.S. dollars)........................  $     34.1    $      65.2    $     52.2
Percentage of total revenue...............................          14%            23%           25%
                                                            ----------    -----------    ----------
Total revenue (millions of U.S. dollars)..................  $    237.7    $     281.0    $    210.4
                                                            ==========    ===========    ==========


---------------

(1) Excludes non-cash items affecting gold and silver revenues, such as the recognition of deferred income or deferral of revenue to future periods for hedge accounting purposes.

     The effects of changes in sales volume and prices were:


                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001       2000        1999
                                                              --------    -------    --------
                                                                (THOUSANDS OF U.S. DOLLARS)
REVENUE VARIANCES
Increase (decrease) in volume...............................  $(29,968)   $79,770    $(16,438)
Lower gold prices...........................................    (9,154)    (4,084)     (3,649)
Lower silver prices.........................................    (4,170)    (5,061)     (1,743)
                                                              --------    -------    --------
Increase/(decrease) in total revenue from the previous
  year......................................................  $(43,292)   $70,625    $(21,830)
                                                              ========    =======    ========


     The decrease in gold revenue from 2000 to 2001 was primarily due to lower realized gold prices. The decrease in silver revenues from 2000 to 2001 was due to lower grades and decreased production at McCoy/Cove.

     The increase in gold revenue from 1999 to 2000 was primarily due to the recommissioning of Lupin operations, increased mill grades and recoveries at McCoy/Cove and higher leach pad tons at Round Mountain. The increase in silver revenues from 1999 to 2000 was due to higher grades and increased production at McCoy/Cove.

PRODUCTION COSTS

                                                              2001     2000     1999
                                                              ----    ------    ----
PRODUCTION COSTS PER OUNCE OF GOLD PRODUCED
Direct mining expense.......................................  $214    $  192    $237
  Deferred stripping and mine development costs.............    11         3     (23)
  Inventory movements and other.............................    (2)       (2)      1
                                                              ----    ------    ----
Cash operating costs........................................   223       193     215
  Royalties.................................................    10         9      11
  Production taxes..........................................    --         2      --
                                                              ----    ------    ----
Total cash costs............................................   233       204     226
  Depreciation..............................................    41        35      58
  Amortization..............................................    14        20      20
  Reclamation and mine closure..............................     8        12      11
                                                              ----    ------    ----
Total production costs......................................  $296    $  271    $315
                                                              ====    ======    ====
Percentage increase (decrease) from prior year..............   9.2%    (14.0)%  (0.6)%
CASH OPERATING COSTS PER OUNCE OF GOLD PRODUCED
Round Mountain..............................................  $190    $  195    $200
Lupin.......................................................   246       213      --
McCoy/Cove..................................................   252       179     221
Kettle River................................................   288       218     238
                                                              ----    ------    ----
Company consolidated weighted average.......................  $223    $  193    $215
                                                              ====    ======    ====
Percentage increase (decrease) from prior year..............  15.5%    (10.2)%  3.4%

     In 2001, the average cash operating cost per ounce was $223 compared with $193 in 2000 and $215 in 1999. Cash operating costs per ounce were higher in 2001 compared to 2000, reflecting lower production at McCoy/Cove and Kettle River. Cash operating costs per ounce were lower in 2000 compared to 1999, reflecting increased grades and higher production at McCoy/Cove. Echo Bay's consolidated cash operating cost target is $225 per ounce of gold produced in 2002.

     Operating costs include mining and processing costs for gold and silver sold during the year. The most significant of these costs are labor, consumable materials, repairs of machinery and equipment, fuel, utilities and environmental compliance. The cost of transporting personnel and freight to the Lupin mine is also a significant cost for that operation.

     The reconciliation of cash operating costs per ounce to the financial statements for the last three years is provided below.

RECONCILIATION OF CASH OPERATING
COSTS PER OUNCE TO FINANCIAL STATEMENTS

                                                                2001        2000        1999
                                                              --------    --------    --------
Thousands of U.S. dollars, except per ounce amounts
Operating costs per financial statements....................  $175,341    $173,435    $139,816
Change in finished goods inventory and other................    (2,334)        208       2,381
Co-product cost of silver produced..........................   (26,322)    (39,574)    (34,732)
                                                              --------    --------    --------
Cash operating costs........................................  $146,685    $134,069    $107,465
                                                              ========    ========    ========
Gold ounces produced........................................   657,784     694,663     499,836
Cash operating costs per ounce..............................  $    223    $    193    $    215

RESERVES

     The data referred to herein, in respect of mineral reserves and mineral resources, have been verified by Ralph Bullis, Director of Exploration. Mr. Bullis, a full-time employee of Echo Bay, is a "qualified person" within the meaning of applicable Canadian securities regulatory standards. He has verified the data disclosed herein, including any relevant sampling, analytical and test data. Reserves reported for development properties are reviewed by independent third parties in conjunction with feasibility studies. The following table presents mineral reserves by property. A description of each mine follows the "Mineral Reserves" and "Mineral Resources" section. See "Risk Factors" in this Schedule "C" for a discussion of items that could affect Echo Bay's reserve estimates.

     An "Ore Reserve" or "Mineral Reserve" is the economically mineable part of a measured or indicated resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. An ore reserve or mineral reserve gives effect to diluting materials and allowances for losses that may occur when the material is mined but does not reflect any subsequent losses in leaching or milling. Mineral reserves are further divided into proven and probable mineral reserves.

     A "Proven Mineral Reserve" comprises the economically mineable part of a measured mineral resource where there is the highest degree of confidence in the estimate. It is restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect potential economic viability.

     A "Probable Mineral Reserve" is the economically mineable part of an indicated, and in some cases a measured mineral resource where there is a lesser degree of confidence in the estimate. The underlying preliminary feasibility study must address whether economic extraction can be justified.

MINERAL RESERVES(1)
(thousands, except average grades)
(proven and probable at December 31)

                                                                        2001         2000         1999
                                                          AVERAGE     CONTAINED    CONTAINED    CONTAINED
                                                TONS      GRADE(2)     OUNCES       OUNCES       OUNCES
                                               -------    --------    ---------    ---------    ---------
GOLD
MINES:
Round Mountain(3)(50%).......................  118,490     0.019        2,244        2,609        2,938
Lupin........................................    1,367     0.256          350          434          518
McCoy/Cove...................................      430     0.031           13          161          514
Kettle River.................................      129     0.194           25           70          162
                                                                        -----       ------       ------
                                                                        2,632        3,274        4,132
DEVELOPMENT PROPERTIES:
Aquarius.....................................   17,527     0.068        1,189        1,189        1,164
                                                                        -----       ------       ------
Total gold...................................                           3,821        4,463        5,296
                                                                        =====       ======       ======
SILVER
McCoy/Cove...................................      430     2.624        1,128       10,899       28,243
                                                                        -----       ------       ------
Total silver.................................                           1,128       10,899       28,243
                                                                        =====       ======       ======

---------------

(1) Drill spacing used to determine reserves varies by ore type and are as follows by property: Round Mountain -- 50 to 100 feet for proven reserves, 100 to 200 feet for probable reserves; McCoy/Cove -- 40 to 100 feet for proven reserves, 110 to 230 feet for probable reserves; Lupin -- 15 feet laterally and 65 feet vertically for proven reserves, 75 feet for probable reserves; Kettle River -- 75 feet for proven and probable reserves; Aquarius -- 82 feet for proven and probable reserves.

(2) Ounces per ton.

(3) Echo Bay's 50% share of tons and contained ounces.

     Echo Bay reports extractable (mineable) mineral reserves. Reserves do not reflect recovery losses in the milling or heap leaching processes, but do include allowance for dilution of ore in the mining process.

     Mineral reserves were estimated based on a gold price of $300 per ounce at December 31, 2001 ($300 per ounce at December 31, 2000 and $325 per ounce at December 31, 1999) and a silver price of $4.25 per ounce at December 31, 2001 ($5.00 per ounce at December 31, 2000 and $5.50 per ounce at December 31, 1999). For more than four years, the market price for gold has traded, on average, below the level used in estimating reserves at December 31, 2001. If the market price for gold were to continue at such levels and Echo Bay determined that its reserves should be estimated at a significantly lower gold price than that used at December 31, 2001, there would be a reduction in the amount of gold reserves. Echo Bay estimates that if reserves at December 31, 2001 were based on $275 per ounce of gold, reserves would decrease by approximately 13% at Round Mountain, 5% at Kettle River and 2% at the Aquarius development property. There would be no impact on reserves at Lupin and McCoy/Cove. The estimates are based on extrapolation of information developed in the reserve calculation, but without the same degree of analysis required for reserve estimation. Should any significant reductions in reserves occur, material write-downs of Echo Bay's investment in mining properties and/or increased amortization, reclamation and closure charges may be required.

CHANGE IN PROVEN AND PROBABLE MINERAL RESERVES


     The reconciliation of the change in Echo Bay's share of proven and probable reserves from December 31, 2000 to December 31, 2001 is as follows.



                                                              GOLD    SILVER
                                                              ----    ------
                                                               (MILLIONS OF
                                                                 OUNCES)
Proven and probable reserves at December 31, 2000...........  4.5      10.9
  Production(1).............................................  (0.8)    (9.8)
  Extensions, discoveries and adjustments Round Mountain....  0.1        --
                                                              ----     ----
Proven and probable reserves at December 31, 2001...........  3.8       1.1
                                                              ====     ====


---------------

(1) Production represents previously modeled, in-situ ounces mined during 2001; this amount does not reflect recovery losses from heap leaching and milling.

     For further information on mineral reserves for specific mines, see the mines' descriptions below.

MEASURED AND INDICATED RESOURCES

     The term "Mineral Resource" covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling. Within this mineralization, mineral reserves may subsequently be defined by the consideration and application of technical, economic, legal, environmental, socio-economic and governmental factors. To qualify as a mineral resource the material must have reasonable prospects for economic extraction, having regard to relevant technical and economic factors. Mineral resources are sub-divided, in decreasing order of geological confidence, into measured, indicated and inferred categories.

     A "Measured Mineral Resource" is one for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

     An "Indicated Mineral Resource" is one where the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and reasonably to assume continuity of mineralization. The indicated mineral resource estimate is intended to be of sufficient quality to support a preliminary feasibility study which can serve as the basis for development and production planning decisions.

CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF MEASURED AND INDICATED RESOURCES

     This section uses the terms "measured" and "indicated" resources. We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF MINERAL DEPOSITS IN THESE CATEGORIES WILL EVER BE CONVERTED INTO RESERVES.

     The following table presents measured and indicated resources by property. Measured and indicated resources for producing mines and development properties are generally estimated by Echo Bay.

MEASURED AND INDICATED RESOURCES(1)(2)
(thousands, except average grades) (at December 31)


                                                2001                  2000                   1999
                                         ------------------     -----------------     -------------------
                                                   AVERAGE               AVERAGE                 AVERAGE
                                         TONS      GRADE(3)     TONS     GRADE(3)      TONS      GRADE(3)
                                         -----     --------     -----    --------     ------     --------
GOLD
Round Mountain (50%)(4)................  3,914      0.024       9,353     0.022       15,682       0.020
Lupin..................................      3      0.215          76     0.263           69       0.275
Kettle River...........................     94      0.191         418     0.189           17       0.235
McCoy/Cove.............................     --         --          --        --          100       0.350
SILVER
McCoy/Cove.............................     --         --          --        --          100       2.000


---------------

(1) Measured and indicated resources have not been included in the proven and probable ore reserve estimates because even though enough drilling, trenching, and/or underground work indicate a sufficient amount and grade to warrant further exploration or development expenditures, these resources do not qualify under the U.S. Securities and Exchange Commission standards as commercially mineable ore bodies until further drilling, metallurgical work, and other economic and technical feasibility factors based upon such work are resolved.

(2) Quantities of measured and indicated resources are roughly equivalent to the commonly used term "mineralized materials."

(3) Ounces per ton.


(4) Echo Bay's 50% share.


INFERRED RESOURCES

     An "Inferred Mineral Resource" is the part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The information is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes. Due to the uncertainty which may attach to inferred mineral resources, it cannot be assumed that all or any part of an inferred mineral resource will be upgraded to an indicated or measured mineral resource as a result of continued exploration.

CAUTIONARY NOTE TO U.S. INVESTORS CONCERNING ESTIMATES OF INFERRED RESOURCES


     This section uses the term "inferred resources." We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. "Inferred Resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred resources may not form the basis of feasibility or other economic studies. U.S. INVESTORS ARE CAUTIONED NOT TO ASSUME THAT ALL OR ANY PART OF AN INFERRED RESOURCE EXISTS, OR IS ECONOMICALLY OR LEGALLY MINEABLE.

     The following table presents inferred resources by property. Inferred resources for producing mines and development properties are generally estimated by Echo Bay.

INFERRED RESOURCES(1)
(thousands, except average grades) (at December 31)


                                             2001                    2000                    1999
                                      -------------------     -------------------     -------------------
                                                 AVERAGE                 AVERAGE                 AVERAGE
                                       TONS      GRADE(2)      TONS      GRADE(2)      TONS      GRADE(2)
                                      ------     --------     ------     --------     ------     --------
GOLD
MINES:
Round Mountain (50%)(3).............  29,999      0.014       45,267      0.014       47,440      0.015
Lupin...............................     369      0.314          611      0.326          739      0.337
Kettle River........................      11      0.182           96      0.177           --         --
DEVELOPMENT PROPERTIES(4):
Aquarius............................     724      0.066          724      0.066          575      0.078
Ulu.................................   1,279      0.326        1,279      0.326        1,509      0.374


---------------

(1) Inferred resources have not been included in the proven and probable ore reserve estimates because even though enough drilling, trenching, and/or underground work indicate a sufficient amount and grade to warrant further exploration or development expenditures, these resources do not qualify under the U.S. Securities and Exchange Commission standards as commercially mineable ore bodies until further drilling, metallurgical work, and other economic and technical feasibility factors based upon such work are resolved.

(2) Ounces per ton.


(3) Echo Bay's 50% share.



(4) Echo Bay's construction and production decisions at its development properties depend on the issuance of appropriate permits and the ability of Echo Bay to obtain required financing. See "Aquarius Development Project" in this Schedule "C".


ROUND MOUNTAIN

     Echo Bay owns an undivided 50% interest in and operates the Round Mountain gold mine. An affiliate of Barrick Gold Corporation owns the remaining undivided 50% interest in the joint venture common operation. The Round Mountain gold mine is an open-pit mining operation located 60 miles north of Tonopah in Nye County, Nevada. The property position consists of contiguous patented and unpatented mining claims covering approximately 27,500 acres, while the active project boundary encompasses 7,263 acres. Echo Bay has received patents to convert mineable land to patented status. Patented claims cover all of the current reserves in the ultimate pit.

     The following table sets forth operating data for the Round Mountain operation from 1997 through 2001. Echo Bay's share of production is 50% of the ounces shown and Echo Bay is obligated to pay 50% of all operating, capital and other related costs.

                                         2001         2000         1999         1998         1997
                                       --------     --------     --------     --------     --------
Gold produced (ounces) (100%):
  Heap leached -- reusable pad.......   219,704      141,176      140,988      182,378      268,518
  Heap leached -- dedicated pad......   369,750      352,132      215,825      221,396      195,558
  Milled.............................   156,854      139,870      157,901       97,686        6,410
  Other(1)...........................       642        6,950       27,094        9,044        7,194
                                       --------     --------     --------     --------     --------
  Total..............................   746,950      640,128      541,808      510,504      477,680
Mining cost/ton of ore and waste.....  $   0.83     $   0.83     $   0.73     $   0.66     $   0.65
Heap leaching cost/ton of ore........  $   0.82     $   0.68     $   0.68     $   0.74     $   0.61
Milling cost/ton of ore..............  $   3.07     $   2.80     $   2.92     $   3.36     $   4.38
Production cost/ounce of gold
  produced
  Direct mining expense..............  $    178     $    200     $    221     $    209     $    208
  Deferred stripping cost............        14           (1)         (19)          (7)           2
  Inventory movements and other......        (2)          (4)          (2)          (4)          (3)
                                       --------     --------     --------     --------     --------
     Cash operating cost.............       190          195          200          198          207

                                         2001         2000         1999         1998         1997
                                       --------     --------     --------     --------     --------
     Royalties paid..................        18           17           19           20           22
     Production taxes................         2            1           --            3            4
                                       --------     --------     --------     --------     --------
       Total cash cost...............       210          213          219          221          233
     Depreciation....................        40           43           48           46           39
     Amortization....................        15           18           18           18           18
     Reclamation and mine closure....         9            9            9            7            7
                                       --------     --------     --------     --------     --------
       Total production costs........  $    274     $    283     $    294     $    292     $    297
                                       --------     --------     --------     --------     --------
  Capital expenditures
     (millions)(2)...................  $   15.0     $    4.6     $    7.7     $   12.6     $   30.7
  Deferred (applied) mining
     expenditures (millions)(2)......  $   (5.3)    $    0.4     $    5.1     $    1.7     $   (0.4)
  Heap leached-reusable pad:
     Ore processed (tons/day)........    23,601       24,335       15,602       18,953       26,608
     Total ore processed (000
       tons).........................     8,520        8,785        5,741        6,842        9,552
     Grade (ounce/ton)...............     0.035        0.028        0.034        0.036        0.036
     Recovery rate (%)...............      77.4         61.6         73.4         70.6         74.9
  Heap leached-dedicated pad:
     Ore processed (tons/day)
       (100%)........................   128,637      141,047      120,020      101,892      107,716
     Total ore processed (000 tons)
       (100%)........................    46,438       50,918       44,167       36,783       38,670
     Grade (ounce/ton)...............     0.011        0.011        0.011        0.010        0.010
     Recovery rate (%)...............        (3)          (3)          (3)          (3)          (3)
  Milled:(4)
     Ore processed (tons/day)
       (100%)........................    10,171        9,304        8,083        7,993       n.m.(5)
     Total ore processed (000 tons)
       (100%)........................     3,702        3,387        2,999        2,885          274
     Gold grade (ounce/ton)..........     0.050        0.045        0.067        0.045        0.041
     Gold recovery rate (%)..........      83.7         83.1         87.0         77.9         60.0

---------------

(1) A high-grade occurrence was discovered in April 1992. A small gravity plant was constructed to recover these ounces.

(2)  Echo Bay's 50% share.

(3) For dedicated leach pads, a gold recovery rate cannot be calculated until leaching is complete. Based on metallurgical test work completed during 1994 and 1995, the eventual recovery rate is estimated to be approximately 50%.

(4) Construction of a mill to treat higher-grade non-oxidized ore was completed in the fourth quarter of 1997.

(5)  "n.m." means not meaningful.

GEOLOGY AND MINERAL RESERVES

     Gold mineralization at Round Mountain primarily occurs as electrum, a natural gold/silver alloy, in association with quartz, adularia and pyrite. The oblong open-pit mine is over a mile at its longest dimension and currently more than 1,200 feet from the highest working level to the bottom of the pit. Round Mountain mineral reserves(1)(2) at December 31, 2001 were as follows:

                                                                               AVERAGE GRADE            GOLD
                                                            TONNAGE               OF GOLD            CONTENT(3)
                                                      -------------------     ----------------     --------------
                                                      (000's short tons)      (ounces per ton)     (000's ounces)
Round Mountain pit..................................        141,057                0.022               3,132
Offloads and heap leach stockpiles(4)...............         89,368                0.010                 931
Mill stockpiles.....................................          6,554                0.065                 425
                                                            -------                -----               -----
Total Proven and Probable-2001......................        236,979                0.019               4,488
                                                            =======                =====               =====
Proven..............................................        175,967                0.018               3,173
Probable............................................         61,012                0.022               1,315
                                                            -------                -----               -----
Total Proven and Probable-2001......................        236,979                0.019               4,488
                                                            =======                =====               =====
Total Proven and Probable-2000......................        273,206                0.019               5,218
                                                            =======                =====               =====

---------------

(1) Echo Bay's share is 50% of the reserves presented.

(2) See "Reserves" in this Schedule "C" for a discussion of the estimation of proven and probable mineral reserves.

(3) Reserves include allowances for dilution in mining but do not reflect losses in the leaching process. The average leach recovery rate for the reusable pad in 2001 was 77.4%. The eventual average recovery rate for the dedicated pad is estimated to be approximately 50%. The mill recovery rate was 83.7% in 2001.

(4) The offloads consist of approximately 42 million tons of previously crushed, leached and rinsed ore. The heap leach stockpiles consist of approximately 47 million tons of previously unprocessed ore. Sampling and metallurgical testing conducted in 1994 and 1995 confirmed that this material could be profitably processed on the dedicated leach pads.

     The cut-off grades are 0.006 ounce of gold per ton for oxides and 0.010 ounce per ton for non-oxides. The prospective waste to ore ratio of pit ore is 0.68:1.

MINING AND PROCESSING

     The Round Mountain operation uses conventional open-pit mining methods and recovers gold using four independent processing operations. These include crushed ore leaching (reusable pad), run-of-mine ore leaching (dedicated pad), milling and the gravity concentration circuit. Most of the ore is heap leached, with higher grade oxidized ores crushed and placed on the reusable pad. Lower grade ore, ore removed from the reusable leach pad and stockpiled ore that was previously leached are placed on the dedicated pad.

     The reusable pad processed 23,601 tons of ore per day in 2001, compared to 24,335 tons per day in 2000. Reusable pad volume varies with ore release, which is determined by the phases of the pit being mined. Reusable pad production increased in 2001 to 219,704 ounces from 141,176 ounces in 2000 due to the processing of higher grade ores and higher recoveries.

     The dedicated pad processed 128,637 tons of ore per day in 2001, compared to 141,047 tons per day in 2000. Production in 2001 from the dedicated pad was 369,750 ounces, compared to 352,132 ounces in 2000, due to higher recoveries.

     The mill processed 10,171 tons per day in 2001 producing 156,854 ounces, compared to 9,304 tons per day in 2000 producing 139,870 ounces. The mill facility achieved a recovery rate of 83.7% from both higher-grade oxide and non-oxidized ores during 2001 by employing gravity concentration, fine grinding and cyanide leaching.

     Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid.

     Ore and waste rock were mined at a rate of approximately 194,579 tons per day in 2001 compared to 193,837 tons per day in 2000.

     In 2001, Round Mountain purchased a new fleet of eight 240-ton haul trucks at a total cost of $18.0 million (Echo Bay's share, $9.0 million). In 2002, Round Mountain plans to purchase four additional 240-ton haul trucks at a total cost of approximately $9.0 million (Echo Bay's share, $4.5 million).

     Mining at Round Mountain is expected to be complete during 2006 (assuming no additions to reserves), with completion of stockpile processing in 2008. The joint venture partners continue to support an aggressive exploration program in the vicinity of the mine in order to add reserves and extend the mine life. In 2001, the operation conducted an exploration program to explore for geologic environments similar to the Round Mountain deposit.

     In 2002, Round Mountain is expected to produce approximately 700,000 ounces (Echo Bay's share, 350,000 ounces), 6% less than 2001's production of 746,950 ounces (Echo Bay's share, 373,475 ounces) reflecting anticipated lower dedicated pad recovery from previously leached stockpiled material. See "Risk Factors" in this Schedule "C".

LUPIN

     The Lupin mine is an underground operation located 250 miles northeast of Yellowknife in the Nunavut Territory of Canada, 56 miles south of the Arctic Circle.

     The Lupin mining lease covers 6,998 acres. The principal lease was renewed for 21 years in 1992 and, provided Echo Bay has complied with its terms, is renewable for further 21 year periods subject to any applicable regulations then in effect. The lease was granted by the Department of Indian Affairs and Northern Development on behalf of the Crown and is subject to the provisions of the Territorial Lands Act (Canada) and the Canada Mining Regulations. The lease is in good standing. For a discussion regarding Inuit ownership interests see "-- Other -- Governmental and Environmental Regulation" in this Schedule "C".

     Based on current reserves of 350,000 ounces and other resources of 0.4 million tons at an average grade of 0.314 ounces of gold per ton, the mine plan projects production through 2004. Drilling indicates additional mineralization at depth, which if confirmed by additional drilling, could extend the mine life for several more years. The Ulu satellite deposit, located approximately 100 miles north of Lupin, represents the potential for additional mill feed for the site.

     The following table sets forth operating data for the Lupin mine from 1997 through 2001:

                                     2001             2000         1999(1)    1998(1)        1997
                                 -------------    -------------    -------    -------    -------------
Gold produced (ounces).........        139,327          117,729        --         --           165,335
Mining cost/ton of ore.........   Cdn.$  47.35     Cdn.$  42.36        --         --      Cdn.$  46.09
Milling cost/ton of ore........   Cdn.$  13.43     Cdn.$  13.98        --         --      Cdn.$  11.77
Production cost/ounce of gold
  produced:
  Canadian dollars:
     Direct mining expense.....   Cdn.$    420     Cdn.$    344        --         --      Cdn.$    381
     Deferred mine
       development.............            (16)              (6)       --         --                13
     Inventory movements and
       other...................             --               --        --         --                (1)
                                 -------------    -------------     -----      -----     -------------
       Cash operating cost.....   Cdn.$    404     Cdn.$    338        --         --      Cdn.$    393
                                 -------------    -------------     -----      -----     -------------
  U.S. dollars:
     Cash operating cost.......  US$       246    US$       213        --         --     US$       284
     Royalties.................             --               --        --         --                --
     Production taxes..........             --               --        --         --                --
                                 -------------    -------------     -----      -----     -------------
       Total cash cost.........            246              213        --         --               284
     Depreciation..............             30               27        --         --                71
     Amortization..............              7                8        --         --                24
     Reclamation and mine
       closure.................             14               17        --         --                14
                                 -------------    -------------     -----      -----     -------------
     Total production cost.....  US$       297    US$       265        --         --     US$       393
                                 -------------    -------------     -----      -----     -------------
Capital expenditures (millions
  US$).........................  $         2.6    $         4.7        --         --     $        12.3
Deferred (applied) mining
  expenditures (millions
  US$).........................  $         1.5    $         0.4        --         --     $        (1.8)
Milled:
  Ore processed (tons/day).....          1,883            1,861        --         --             2,167
  Total ore processed (000
     tons).....................            685              508        --         --               789
  Grade (ounce/ton)............          0.218            0.248        --         --             0.226
  Recovery rate (%)............           93.2             93.3        --         --              92.6

---------------

(1) The Lupin mine was under care and maintenance in 1999 and 1998 and recommenced production in April 2000.

GEOLOGY AND MINERAL RESERVES

     Gold at the Lupin deposit occurs in a Z-shaped isoclinally folded iron formation of Archean age. Gold is associated with pyrrhotite, arsenopyrite and quartz. Lupin mineral reserves(1) at December 31, 2001 were as follows:

                                                                              AVERAGE GRADE
                                                            TONNAGE              OF GOLD         GOLD CONTENT(2)
                                                      -------------------    ----------------    ---------------
                                                      (000's short tons)     (ounces per ton)    (000's ounces)
Center Zone.......................................             493                0.278                137
East Zone.........................................             128                0.226                 27
West Zone.........................................             590                0.251                148
McPherson Zone....................................             156                0.263                 38
                                                             -----                -----                ---
Total Proven and Probable-2001....................           1,367                0.256                350
                                                             =====                =====                ===

                                                                              AVERAGE GRADE
                                                            TONNAGE              OF GOLD         GOLD CONTENT(2)
                                                      -------------------    ----------------    ---------------
                                                      (000's short tons)     (ounces per ton)    (000's ounces)
Proven............................................             949                0.254                241
Probable..........................................             418                0.259                109
                                                             -----                -----                ---
Total Proven and Probable-2001....................           1,367                0.256                350
                                                             =====                =====                ===
Total Proven and Probable-2000....................           1,678                0.259                434
                                                             =====                =====                ===

---------------

(1) See "Reserves" in this Schedule "C" for a discussion of the estimation of proven and probable mineral reserves.

(2) Reserves do not reflect losses in the milling process but do include allowance for dilution of ore in the mining process. The mining recovery factor was estimated at 85%. The average mill recovery rate in 2001 was 93.2%.

     The cut-off grade used in the reserve calculation is 0.204 ounce of gold per ton except for portions of the East Zone, where a cut-off grade of 0.150 ounce of gold per ton was used. The lower grade East Zone represents 6% of total reserves at Lupin.

MINING AND PROCESSING

     Access to the Lupin underground mine, removal of ore and waste, and movement of personnel within the mine is by a shaft developed to a depth of 3,970 feet and by a ramp driven to a depth of 4,510 feet. The first phase of the winze (internal shaft) has been developed between the 3,450 foot level and the 4,400 foot level, allowing removal of ore and waste from deeper within the mine. However, additional ground support is required and longer truck haulage distances are a factor as the depth increases. As a result, mining in the deeper levels of the mine is slower and more expensive.

     The mill processed 1,883 tons per day in 2001 compared to 1,861 tons per day in 2000. Production increased due to a full year of production in 2001 compared to nine months of production in 2000, partially offset by the mining and milling of lower grade ore.

     In 2002, Lupin is expected to produce 140,000 ounces, approximately the same amount as in 2001. See "Risk Factors" in this Schedule "C".

SUPPLIES, UTILITIES AND TRANSPORTATION

     The Lupin mill facilities and mine are in a remote location in the sub-Arctic region of Canada. Echo Bay must, therefore, prepare for and respond to difficult weather and other conditions. At the mine, Echo Bay maintains supplies of spare parts and other materials, including fuel, in excess of that required at less remote locations.

     The principal supplies needed for the operation of the Lupin mine are diesel fuel, chemical reagents (including lime, cyanide and zinc), cement, grinding media, drill steel, equipment parts, lubricants, food and explosives. The largest single item is diesel fuel, which is used principally to generate power. A diesel-powered generating plant provides power for all the Lupin facilities. The powerhouse has a primary installed capacity of approximately 18,000 kilowatts, which is supplemented by additional standby generators having a combined capacity of 1,500 kilowatts. Heating for the Lupin facilities is obtained by using waste heat from these generators augmented by oil-fired boilers.

     All equipment, materials and supplies must be transported to the mine from Edmonton or Yellowknife. Personnel are transported from these locations and from Kugluktuk and Cambridge Bay in the Nunavut Territory. In 2001, the cost of transporting personnel, equipment, material and supplies to Lupin was approximately $5.2 million. Each year since 1983, Echo Bay has completed a 360-mile ice road commencing 40 miles northeast of Yellowknife and ending at the Lupin mine. This is the most economical way of transporting bulk items, including fuel, to the mine. Winter road operating costs are shared with other users. The winter road is usable for approximately 12 weeks each year beginning in mid-January, during which time tractor-trailers can transport all of Echo Bay's annual requirements for diesel fuel, chemical reagents and other supplies. There are on-site facilities for the storage of approximately 5.4 million U.S. gallons of diesel fuel, which is in excess of the mine's annual requirements.

     In order to operate the winter road, Echo Bay is required to obtain certain licenses from the Federal and Territorial Governments. To date, Echo Bay has experienced no significant difficulties in obtaining these licenses. The current license of occupation expires in 2003. The process to file a new application for a jointly held license of occupation among major road users is underway.

     Surface facilities at the Lupin mine include a 6,300-foot compacted gravel airstrip with an instrument landing and navigation system and runway lighting. Supplies and personnel that must be brought in by air are transported principally on Echo Bay's Boeing 727 aircraft, which carries up to 114 passengers, or up to 35,000 pounds of freight, or a combination of both passengers and freight.

     Voice and data communications with the Lupin mine are maintained via satellite, which provides for uninterrupted communications regardless of weather conditions.

WATER SUPPLY AND WASTE DISPOSAL

     Water for mining, milling and domestic use is obtained on site by pumping from Contwoyto Lake. Tailings from the mill are pumped into a tailings pond or pumped underground as part of the paste-backfill. Since 1995, approximately 31% of tailings have been placed underground as paste-backfill. Water from the tailings pond is processed through a water treatment plant and monitored for compliance with all regulatory standards prior to discharge. In July of 2000, the Lupin water license was extended for a period of 8 years through 2008.

MCCOY/COVE


     On June 9, 2002, Echo Bay Exploration Inc. and Echo Bay Minerals Company, subsidiaries of Echo Bay, entered into a new McCoy/Cove asset purchase agreement with Newmont USA Limited, a subsidiary of Newmont, providing for the sale of the McCoy/Cove complex. The closing of the transaction is subject to the completion of the combination. In consideration of the purchase of such assets, Newmont USA has agreed to assume all liabilities and obligations relating to the reclamation or remediation required for the McCoy/Cove complex.


     The McCoy mine and surrounding property is located in Lander County, Nevada, about 30 miles southwest of the town of Battle Mountain. The Cove deposit, located one mile northeast of the McCoy deposit, was discovered in early 1987. Open pit mining of the Cove deposit began in early 1988 and was completed in October 2000. Underground mining of the Cove deposit was completed in July 2001. The Corporation completed mining and processing activities at McCoy/Cove on March 31, 2002 and McCoy/Cove thereafter transitioned from a producing property to a property in reclamation. McCoy/Cove produced 16,501 ounces of gold and 1.5 million ounces of silver in the first quarter of 2002.

     The McCoy/Cove property consists of approximately 946 unpatented and 9 patented claims covering approximately 19,000 acres of United States federal land administered by the Bureau of Land Management of the Department of the Interior. See "-- Other -- Governmental and Environmental Regulation" in this Schedule "C".


KETTLE RIVER


     The Kettle River properties are located in Ferry County in the State of Washington and cover approximately 8,588 acres through patented and unpatented mining claims and fee lands.

     In 2000, exploration efforts identified an extension to the northeast of the K-2 project. This area was developed in 2001 and is scheduled for mining in 2002. However, additions to reserves were less than expected and Echo Bay recorded a provision for impaired assets of $4.4 million in the fourth quarter of 2001. The need for, and the amount of, the provision was determined by comparing asset carrying values to estimated future net cash flows from existing reserves.

     The following table sets forth operating data for the Kettle River operation from 1997 through 2001:

                                              2001       2000        1999        1998        1997
                                             -------    -------    --------    --------    --------
Gold produced (ounces)...................     50,349     94,086     104,396     113,692     129,866
Mining cost/ton of ore...................    $ 25.20    $ 20.52    $  23.57    $  21.65    $  21.53
Milling cost/ton of ore..................    $ 12.02    $ 11.58    $  11.22    $  10.71    $  10.58
Production cost/ounce of gold produced:
  Direct mining expense..................    $   229    $   224    $    239    $    238    $    231
  Deferred mine development..............         --         --          --          --          --
  Inventory movements and other..........         59         (6)         (1)          6          (4)
                                             -------    -------    --------    --------    --------
     Cash operating cost.................        288        218         238         244         227

                                              2001       2000        1999        1998        1997
                                             -------    -------    --------    --------    --------
  Royalties..............................         10         13          15          12          14
  Production taxes.......................          1          1           2           1           2
                                             -------    -------    --------    --------    --------
     Total cash cost.....................        299        232         255         257         243
  Depreciation...........................         19         11          55          77          54
  Amortization...........................         42          8           8           5          36
  Reclamation and mine closure...........         15         15          15          12          12
                                             -------    -------    --------    --------    --------
     Total production cost...............    $   375    $   266    $    333    $    351    $    345
                                             -------    -------    --------    --------    --------
Capital expenditures (millions)..........    $   4.1    $   1.4    $    0.5    $    1.5    $    3.8
Milled:
  Ore processed (tons/day)...............        934      1,470       1,698       2,017       2,118
  Total ore processed (000 tons).........        340        535         630         734         771
  Grade (ounce/ton)......................      0.178      0.209       0.198       0.187       0.197
  Recovery rate (%)......................       83.0       84.1        83.7        82.8        85.4

GEOLOGY AND MINERAL RESERVES

     Mineral reserves at the K-2 deposit are contained in steeply dipping quartz carbonate veins hosted by Eocene age volcanic rocks. Kettle River mineral reserves(1) at December 31, 2001 were as follows:

                                                                             AVERAGE GRADE
                                                           TONNAGE              OF GOLD         GOLD CONTENT(2)
                                                      ------------------    ----------------    ---------------
                                                      (000's short tons)    (ounces per ton)    (000's ounces)
Ore stockpiles......................................          22                 0.182                 4
K-2.................................................         107                 0.196                21
                                                             ---                 -----                --
Total Proven and Probable-2001......................         129                 0.194                25
                                                             ===                 =====                ==
Proven..............................................         105                 0.197                21
Probable............................................          24                 0.179                 4
                                                             ---                 -----                --
Total Proven and Probable-2001......................         129                 0.194                25
                                                             ===                 =====                ==
Total Proven and Probable-2000......................         363                 0.193                70
                                                             ===                 =====                ==

---------------

(1) See "Reserves" for a discussion of the estimation of proven and probable mineral reserves.

(2) Reserves do not reflect losses in the milling process but do include allowance for dilution in the mining process. The average mill recovery rate of gold in 2001 was 83.0%.

     The cut-off grade is 0.143 ounces of gold per ton at K-2.

MINING AND PROCESSING

     At Kettle River, a series of deposits are mined and trucked to feed a central mill. In 2001, approximately 78% of ore milled came from K-2 and 22% came from Lamefoot stockpiles. The mill processed approximately 934 tons of ore per day in 2001, compared to 1,470 tons per day in 2000. Total Kettle River production decreased in 2001 compared to 2000 due to the completion of Lamefoot mining in 2000.

     The mining method used at K-2 is longhole open stoping, with delayed backfill. Total K-2 ore production in 2001 was 221,547 tons compared to 227,671 in 2000.

     K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more. A portion of production from the Lamefoot area of the Kettle River mine is subject to a 5% net smelter return royalty.

     In 2002, Kettle River is expected to produce approximately 35,000 ounces of gold, which is 30% less than the 50,349 ounces of gold produced in 2001, reflecting lower mill tonnage. See "Risk Factors" in this Schedule "C".

AQUARIUS DEVELOPMENT PROJECT

     In 1997, Echo Bay deferred a final construction decision on its 100%-owned Aquarius gold project, located in Macklem Township, 40 kilometers east of Timmins, Ontario, Canada.

     Based on the revised bankable feasibility study completed during 2000, Aquarius has proven and probable reserves of 1,189,000 ounces of gold at December 31, 2000 (17.5 million tons of ore at an average grade of 0.068 ounces per ton). The reserves are based on a cutoff grade of 0.015 ounce per ton. The cutoff grade was based on a price of $300 per ounce of gold.

     Echo Bay expensed Aquarius holding costs of $0.8 million in 2001 and $0.7 million in 2000. At December 31, 2001, Echo Bay has a net book value of approximately $43.7 million in acquisition and construction costs related to Aquarius. Further delays in development and construction from continued low gold prices could result in a write-down of all or a portion of these costs. Echo Bay expects to expense approximately $1.1 million in development holding costs for Aquarius in 2002.

EXPLORATION

     In addition to conducting exploration for new gold deposits, Echo Bay explores for extensions of known reserves at its mines and development properties. Echo Bay's exploration program concentrates on those projects believed to represent the most promising near-term prospects. In particular, exploration efforts are focused on projects located where Echo Bay already has, or plans an extensive gold mining infrastructure, principally those prospects in North America.

     At Round Mountain, drilling continued at the Gold Hill property located approximately four miles north of the current mining and processing facilities. Results were encouraging and additional drilling will continue in 2002 to delineate the potential.

     At Kettle River, drilling continued to define an extension to the northeast of the K-2 deposit. In 2002, work will continue to further delineate and define the resource.

SUNNYSIDE

     In 1996, Sunnyside Gold Corporation ("SGC"), an indirect wholly owned subsidiary of Echo Bay, finalized a consent decree with the State of Colorado that set standards for the release of all reclamation and water treatment permits and resolved future enforcement issues regarding groundwater seeps and springs. SGC estimates that it will take at least two more years for all of the conditions of the consent decree agreement to be fulfilled by both parties.
SGC has $3.6 million accrued at December 31, 2001 for future reclamation costs at the Sunnyside mine. SGC's provision for future reclamation costs is reviewed periodically and adjusted, as additional information becomes available.

OTHER

PRECIOUS METAL SALES AND HEDGING ACTIVITIES

     Echo Bay's dore bars are further refined by third parties and the refined gold and silver is sold to banks or precious metal dealers.

     Echo Bay's profitability is subject to changes in gold prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, Echo Bay attempts to lock in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

     Echo Bay continually monitors its hedging policy in light of forecasted production, operating and capital expenditures, exploration and development requirements and factors affecting volatility of gold prices such as actual and prospective interest rate and gold lease rate performance. The gold-related instruments used in these transactions include forward sales contracts and options. These forward sales contracts obligate Echo Bay to sell gold at a specific price on a future date. Call options give the holder the right, but not the obligation to buy gold on a specific future date at a specific price. These tools reduce the risk associated with gold price declines, but also could limit Echo Bay's participation in increases of gold prices. Echo Bay engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

     Echo Bay assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which it believes accurately hedge the underlying risk and could be safely held to maturity. Echo Bay does not engage in the practice of trading derivative securities for profit. Echo Bay regularly reviews its unrealized gains and losses on hedging transactions.

     The credit risk exposure related to all hedging activities is limited to the unrealized gains on outstanding contracts based on current market prices. To reduce counterparty credit exposure, Echo Bay deals only with large, credit-worthy financial institutions and limits credit exposure to each. In addition, Echo Bay deals only in markets it considers highly liquid to allow for situations where positions may need to be reversed.

     At December 31, 2001, the estimated fair value of Echo Bay's hedge portfolio was $1.4 million. Echo Bay's current counterparties do not require margin deposits. Sensitivity to various market factors underlying these contracts are shown in note 18 to the 2001 audited consolidated financial statements of Echo Bay.

     In 2001, Echo Bay delivered approximately 19% of gold production against forward sales and put options at an average commitment price of $317 per ounce. This compares with 37% of gold production at $313 per ounce in 2000 and 77% of gold production at $346 per ounce in 1999. Approximately 21% of silver production was delivered against forward sales and put options at an average cash price of $5.86 per ounce in 2001. This compares to 35% at $5.71 per ounce in 2000 and 43% at $5.66 per ounce in 1999.

     Echo Bay's commodity contracts as of December 31, 2001 are shown in note 18 to the 2001 audited consolidated financial statements of Echo Bay. For the year 2002, this position includes forward sales of approximately 60,000 ounces of gold at a minimum forward price of $293 per ounce. In addition, Echo Bay has sold call options for 120,000 ounces of gold at an average strike price of $297 per ounce. These forward sales contracts and call options represent approximately 5% of reserves at December 31, 2001. The reduced hedging position results from continued weakness in spot gold prices and low forward premiums resulting in lower hedge prices that can be achieved.

     Echo Bay's hedging commitments are described in note 18 to Echo Bay's 2001 audited consolidated financial statements.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

Canada

     The mining industry in the Nunavut Territory, where Echo Bay's Lupin mine is situated, operates under Canadian federal and territorial legislation governing prospecting, development, production, environmental protection, exports, income taxes, labor standards, mine safety and other matters. Echo Bay believes its Canadian operations are operating in substantial compliance with applicable law.

     Echo Bay's Lupin operation is subject to environmental regulation primarily by the Federal Department of Indian Affairs and Northern Development and the Nunavut Water Board. In addition, any changes or additions to existing operations at Lupin may be subject to environmental assessment by the federal government under the Canadian Environmental Assessment Act (Canada). The Department of Fisheries & Oceans (Canada) and the Department of the Environment (Canada) have an enforcement role in the event of environmental incidents, but presently have no direct regulatory role in relation to the Lupin operation. Lupin is also subject to the jurisdiction of the Nunavut Department of Sustainable Development pursuant to the Nunavut Environmental Protection Act. This Act contains requirements to obtain licenses and permits that may affect the Lupin operation in the future. Echo Bay believes it is in substantial compliance with all relevant territorial environmental law.

     On April 1, 1999, the Nunavut Agreement, dated May 25, 1993, between the Inuit of Canada's eastern arctic region and Her Majesty the Queen in right of Canada, came into force. Under this agreement, the Inuit were granted ownership of approximately 360,000 square kilometers of land in an area referred to as the Nunavut Settlement Area, including ownership of subsurface rights in approximately 37,500 square kilometers of those lands. Third party interests in lands in the Nunavut Settlement Area created prior to April 1, 1999 are protected under the Nunavut Agreement. Where a third party was granted a mining lease under the Canada Mining Regulations in lands comprising the Nunavut Settlement Area, that interest continues in accordance with the terms and conditions on which it was granted, including any rights granted under the legislation that gave rise to the interest. However, where any successor legislation has the effect of diminishing the rights afforded to the federal government, it will not bind the Inuit without its consent. The Inuit are entitled to receive whatever compensation is payable by the interest holder for the use or exploitation of mineral rights. The federal government continues to administer the third party interest on behalf of the

Inuit, unless the third party and the Inuit enter into an agreement under which the third party agrees to the administration of their interest by the Inuit. In the event such an agreement is reached, the applicable legislation will cease to apply to the third party interest. Subsurface interests in such lands continue to be administered in accordance with applicable legislation relating to those interests and are not affected by the Nunavut Agreement.

     Third party interests in lands in the Nunavut Settlement Area created on or after April 1, 1999 are granted, in the case of surface rights, by the appropriate regional Inuit association and, in the case of subsurface rights, by Nunavut Tungavik Incorporated, which will hold subsurface title to Inuit owned lands and will be additionally responsible, in consultation with the appropriate regional Inuit associations, for the administration and management of those subsurface rights.

United States

     Echo Bay's U.S. operations are subject to comprehensive regulation with respect to operational, environmental, safety and similar matters by federal agencies including the U.S. Department of the Interior (Bureau of Land Management), the U.S. Department of Agriculture (U.S. Forest Service), the U.S. Environmental Protection Agency ("EPA"), the U.S. Mine Safety and Health Administration ("MSHA") and similar state and local agencies. Failure to comply with applicable laws, regulations and permits can result in injunctive actions, damages and civil and criminal penalties. If Echo Bay expands or changes its existing operations or proposes any new operations, it may be required to obtain additional or amended permits or authorizations in accordance with the National Environmental Policy Act or state law counterparts. Echo Bay spends substantial time, effort and funds in planning, constructing and operating its facilities to ensure compliance with U.S. environmental and other regulatory requirements. Such efforts and expenditures are common throughout the U.S. mining industry and generally should not have a material adverse effect on Echo Bay's competitive position.

     Echo Bay believes its U.S. operations are in substantial compliance with applicable air and water quality laws and regulations, including reporting requirements under the Emergency Planning Community Right to Know Act, and that it has acquired or applied for all permits required under such laws or requested by the states in which it is operating.

     Certain wastes from mining and mineral processing operations are currently exempt from regulation under the Bevill amendment to the Federal Resource Conservation and Recovery Act ("RCRA"). However, Congress may consider revision and reauthorization of RCRA, as well as the Federal Clean Water Act and Endangered Species Act, each of which substantially affects mine development and operations. The effect of any revised or additional regulation on Echo Bay's U.S. operations cannot be determined until the legislative process is completed and new administrative rules are issued, but they could have a significant impact upon operations of all mining companies and increase the costs of those operations.

     New laws and regulations, amendments to existing laws and regulations, administrative interpretation of existing laws and regulations, or more stringent enforcement of existing laws and regulations, could have a material adverse impact on Echo Bay's results of operations and financial condition, although the results of such actions are speculative. For example, during recent legislative sessions, legislation was considered in the United States Congress which proposed a number of modifications to the General Mining Law of 1872, which has traditionally governed the location and maintenance of unpatented mining claims and related activities on federal land. Among these modifications were proposals that would have (i) imposed a royalty on production from unpatented mining claims, (ii) increased the cost of holding and maintaining such claims, and (iii) imposed more specific reclamation requirements and standards for operations on such claims. Although none of these proposed modifications was enacted into law, Congress may consider the same or similar proposals during the balance of 2002 as well.

     The one area in which specific action has been taken relates to the regulation of surface activities on federally owned lands administered by the Bureau of Land Management ("BLM"). New surface management regulations (the "3809 Regulations") were enacted and became effective on January 20, 2001. The effect of the new 3809 Regulations is to create a significantly more stringent and restrictive environment for activities and operations on federal lands involving unpatented mining claims and millsites. For example, the new 3809 Regulations provide that all activities on unpatented mining claims or millsites for which approval of a Plan of Operations is required (which includes all activities other than exploration activities that disturb less than five acres of surface) are subject to a new standard of review by the BLM, which must make a determination that the proposed activities would not cause substantial irreparable harm to significant scientific, cultural or environmental resource values that cannot be effectively mitigated. That new standard would apply to any new significant activities undertaken by Echo Bay or its subsidiaries on federal public lands. Imposition of that new standard does not affect Echo Bay's existing approved Plans of Operation at its Round Mountain, McCoy/Cove and Kettle River properties. If Echo Bay makes any substantive modifications to those existing Plans of Operation (such as widening a road or expanding a leach pad or tailings facility), that standard (as well as all other provisions of the new 3809 Regulations) would apply unless Echo Bay could demonstrate to the BLM's satisfaction that it was not practical for economic, environmental, safety or technical reasons. In addition, under previous regulations, up to 75% of financial security for the performance of reclamation obligations could be provided by corporate guarantees. While the new 3809 Regulations do provide for existing financial guarantees to continue to be in effect, no new corporate guarantees were to be accepted after July 19, 2001. To the extent applied to modifications of Echo Bay's current operations, and to the extent Echo Bay engages in activities or operations on public lands outside of its current permit boundaries (including any new projects), the new 3809 Regulations will make the process for the preparation and obtaining of approval of a Plan of Operations more time-consuming and expensive, and any such proposed activities or operations will be subject to more detailed and expensive regulatory requirements. Moreover, Echo Bay's ultimate ability to have any such proposed activities or operations approved will be subject to a much greater level of uncertainty. The new regulations may not significantly affect existing operations, so long as such operations do not require, for their continuing viability, new discretionary permits for land outside the boundaries of land currently permitted or significant changes within current permit boundaries. New, including expanded, exploration or mining operations will need to quantify the cost burden imposed by the new regulations when assessing the economic viability of any project.

     In addition, the BLM has called upon two of Echo Bay's subsidiaries to provide other security to replace corporate guarantees that had been given in respect of the Round Mountain and McCoy/Cove operations totaling approximately $33 million. The subsidiaries consider the BLM's action, taken by administrative decision, to be arbitrary, capricious and an abuse of discretion and are opposing and contesting the decision. The BLM has not asked for additional security amounts, rather the agency has requested a different form of security. If the BLM position were to prevail, there is a risk the BLM would initiate action designed to have operations suspended at the applicable location. The potential impact on Echo Bay as a result of such administrative action is difficult to predict. See "Risk Factors" in this Schedule "C".

     The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), commonly called the "Superfund Act," contains stringent reporting requirements for the release or disposal of hazardous substances, with substantial fines for noncompliance. In addition, under CERCLA, any party responsible for the release or threatened release of a hazardous substance into the environment is liable for all clean-up costs. Responsible parties under CERCLA include the owner or operator of the site where the release occurs or anyone who owned or operated the site when a disposal was made, regardless of culpability. Mining wastes are subject to CERCLA regulation if they contain hazardous substances, and the EPA has included several mining sites on its list of high-priority sites for clean up under CERCLA.

     Various types of dust control, revegetation and similar reclamation-related measures are generally required for Echo Bay's U.S. operations under specific state or federal air, water quality and mine reclamation rules and permits. The BLM and Forest Service permits, and Plans of Operations for Echo Bay's operations, also contain reclamation-related requirements. Echo Bay believes its operations are in substantial compliance with these reclamation requirements. Reclamation spending in 2001 amounted to approximately $4.9 million.

     Echo Bay believes that all of its U.S. operations are currently being conducted in substantial compliance with applicable MSHA and similar state labor, health and safety rules.

EMPLOYEES

     At December 31, 2001, the Company employed 1,194 persons (excluding temporary employees directly involved in short-term programs), broken down as follows.

Round Mountain, including ancillary services................    648
McCoy/Cove..................................................    143
Kettle River................................................     88
Lupin.......................................................    284
Technical and corporate staff and other.....................     31
                                                              -----
                                                              1,194
                                                              =====

     A sufficient supply of qualified workers is available for both Canadian and U.S. operations, although the continuation of such supply depends upon a number of factors, including the availability of other employment opportunities. None of Echo Bay's employees are represented by labor unions. Echo Bay believes it generally has good relations with its employees. Echo Bay provides its employees with a competitive compensation package and comprehensive benefits program.

MINING RISKS AND INSURANCE

     Echo Bay carries insurance against property damage, including boiler and machinery insurance, and comprehensive general liability insurance of $50 million per occurrence, which is applicable to all operations. Echo Bay carries special liability policies applicable to aircraft and motor vehicles. It is also insured against dishonesty and gold and silver bullion thefts, as well as losses of goods in transit. The property damage and boiler and machinery insurance policies include coverage for business interruption resulting from an insured physical loss, subject to a five-day waiting period and a maximum indemnification period of one year.

     Risks not insured against include mine cave-ins, mine flooding and other uninsurable underground hazards, ground failure in open-pit mines and most types of environmental pollution against which Echo Bay cannot insure or against which it has elected not to insure.

     Echo Bay believes that it has taken adequate precautions to minimize the risk of environmental pollution. However, with respect to certain mines, there is some risk that cyanide may escape from leach pads or tailings dams in sufficient quantities to cause water or surface pollution. See
"-- Other -- Governmental and Environmental Regulation" in this Schedule "C".

     Underground mining is generally subject to certain types of risks and hazards, including unusual or unexpected formations, pressures, cave-ins, flooding and other conditions. Echo Bay has not experienced any significant cave-ins at its underground mines. In addition, because mining can be conducted on a number of different levels at the same time, a cave-in in one area would not necessarily affect mining in other areas.

     Open-pit mining, such as that conducted at certain of Echo Bay's mines, is generally subject to certain types of risks and hazards, primarily pit wall failure. Open pit mining is conducted in phases and a pit wall failure in one area would not necessarily affect overall pit design or mining in unaffected areas.

SUPPLIES, UTILITIES AND TRANSPORTATION

     The principal supplies needed for the operation of Echo Bay's mines are explosives, diesel fuel, chemical reagents (including cyanide, lime, sulfur dioxide, sodium hydroxide and zinc dust), cement, equipment parts and lubricants.

     Power is supplied to Echo Bay's mines by power companies or by diesel generators. Each mine has access to adequate water.

     Each of the U.S. mines has good road access by either paved or gravel roads from state highways.

     The Lupin mill facilities and mine are in a remote location in the sub-Arctic region of Canada. Echo Bay must therefore prepare for and respond to difficult weather and other conditions. All equipment, materials and supplies must be transported to the mine from Edmonton or Yellowknife. Personnel are transported from these locations and from Kugluktuk and Cambridge Bay in the Nunavut Territory. Each year since 1983, Echo Bay has completed a 360-mile ice road commencing 40 miles northeast of Yellowknife and ending at the Lupin mine. This is the most economical way of transporting bulk items, including fuel, to the mine. Echo Bay operates a Boeing 727 to transport personnel and some supplies to the mine.

WASTE DISPOSAL

     Heap leaching is done with a weak cyanide solution held within a closed circuit, which includes the leach pads and surface holding ponds. Leached ore from the reusable pad at Round Mountain is rinsed and fed to the mill or placed on dedicated pads. Where dedicated pads are used, the leached ore remains on the pads. Mill processing may use a cyanide leaching solution, which is contained within the mills' processing circuits. See "-- Other -- Governmental and Environmental Regulation" in this Schedule "C". See also "-- Lupin -- Water Supply and Waste Disposal" in this Schedule "C".

ROYALTIES

     Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid.

     McCoy/Cove production is subject to a 2% net smelter return royalty. This royalty is based on sales less certain deductions.

     A portion of production from the Lamefoot area of the Kettle River mine is subject to a 5% net smelter return royalty. K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more.

LEASE COMMITMENTS

     Echo Bay leases office premises for its head office functions, and enters into lease commitments for office equipment. Echo Bay incurred $1.1 million in rental expense in 2001, net of $1.4 million in rental income related to office subleases. Echo Bay's commitments under the remaining terms of the leases are approximately $6.7 million, payable as follows: $2.0 million in 2002, $1.6 million in 2003, $1.5 million in 2004, $1.0 million in 2005, $0.1 million in 2006 and $0.5 million thereafter.

                                  RISK FACTORS

     The risk factors identified below should be carefully reviewed and evaluated.

CONTINUED DEPRESSED GOLD PRICES MAY NEGATIVELY AFFECT ECHO BAY'S PRODUCTION, PROFITABILITY, RESERVES AND LIQUIDITY.

     The profitability of Echo Bay's current operations is directly related and sensitive to the market price of gold, which fluctuates widely due to factors beyond Echo Bay's control.

     Since 1997, gold prices have been at depressed levels and may remain at such depressed levels in the future. If gold prices should fall below Echo Bay's cash costs of production and remain at such levels for any sustained period of time, it may not be economically feasible to continue commercial production at any or all of Echo Bay's mines. This previously occurred in January 1998, when Echo Bay temporarily suspended operations at the Lupin mine. Also, in 1997, Echo Bay deferred a final construction decision on its Aquarius development project and deferred further development of the Ulu satellite deposit in Canada due to the decline in gold prices.

     The cash operating costs at Echo Bay's four operating mines averaged $223 per ounce in 2001 and are expected to average approximately $225 per ounce in 2002. Total production costs were $296 per ounce in 2001 and are expected to average approximately $300 per ounce in 2002. Given the current price of gold, $301 per ounce as of March 28, 2002, Echo Bay may experience liquidity difficulties, and its ability to invest funds in exploration and development may be significantly impaired. While Echo Bay continues to generate cash flow from operations at current gold prices, the amount of cash flow available for acquisitions, investments, exploration and development remains very limited.

     Declines in the market price of gold and related precious metals also may require Echo Bay to write-down its reserves, which would adversely affect production, profitability and Echo Bay's financial position. The gold price used in estimating Echo Bay's mineral reserves at December 31, 2001 was $300 per ounce. The market price was $277 per ounce at December 31, 2001. The market price of gold has for more than four years traded, on average, below the price at which Echo Bay estimates its reserves. If Echo Bay were to determine that its reserves and future cash flows should be estimated at a significantly lower gold price than that used at December 31, 2001, there would likely be a reduction in the amount of gold reserves. Echo Bay estimates that if reserves at December 31, 2001 were based on $275 per ounce of gold, reserves would decrease by approximately 13% at Round Mountain, 5% at Kettle River and 2% at the Aquarius development property. Should any significant reductions in reserves occur, material "write-downs" of Echo Bay's investment in mining properties and increased amortization, reclamation and closure charges may be required. For example, in 2001, due to an unexpected reduction in reserves, a $4.4 million provision was made for impaired assets at Kettle River. Under certain such circumstances, Echo Bay may discontinue the development of a project or mining at one or more of its properties.

     Echo Bay has implemented a hedging program to reduce the risk associated with gold price volatility, however, there is no assurance that Echo Bay's hedging strategies will be successful. See "Description of Business and Properties -- Other -- Precious Metal Sales and Hedging Activities" in this Schedule "C".

FAILURE TO REPLACE RESERVES MAY NEGATIVELY AFFECT PRODUCTION.

     Because mines have limited lives based on proven and probable reserves, Echo Bay must continually replace and expand its reserves as it produces gold. It is currently estimated that Kettle River has less than one year of mine life remaining without the development of additional reserves. Echo Bay's ability to maintain or increase its annual production of gold will be dependent in significant part on its ability to bring new mines into production, such as the Aquarius project in Canada, and to expand existing mines.

     No assurance can be given that Echo Bay's exploration programs will result in the replacement of current production with new reserves or that Echo Bay's development program will be able to extend the life of Echo Bay's existing mines. In the event that new reserves are not developed, Echo Bay will not be able to sustain its current level of gold production beyond the life of its existing reserve estimates and revenues will decrease as a result.

     There are a number of uncertainties inherent in any exploration and development program relating to:

     -  the location of economic mineral reserves;

     -  the development of appropriate metallurgical processes;

     -  the receipt of necessary governmental permits; and

     -  the construction of mining and processing facilities.

     Accordingly, there can be no assurance that Echo Bay's efforts will yield new reserves to replace and expand current reserves.

FAILURE TO DEVELOP NEW MINES OR EXPAND EXISTING MINES MAY NEGATIVELY AFFECT FUTURE PRODUCTION.

     Echo Bay's ability to maintain, or increase, its annual production of gold will be dependent in significant part on its ability to bring new mines into production, such as the Aquarius project in Canada, and to expand existing mines. In 1997, Echo Bay deferred a final construction decision on Aquarius and deferred further development of the Ulu satellite deposit in Canada.

     The economic feasibility analysis with respect to any individual project is based upon:

     - the interpretation of geological data obtained from drill holes and other sampling techniques;

     - estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed;

     -  gold and silver price assumptions;

     -  the configuration of the ore body;

     -  expected recovery rates of metals from the ore;

     -  comparable facility and equipment costs;

     -  anticipated climatic conditions;

     -  estimates of labor productivity; and

     -  royalty or other ownership burdens.

     Echo Bay's feasibility studies are based on Echo Bay's knowledge of the operating history of similar ore bodies in the region. The actual operating results of its development projects, however, may differ materially from those anticipated, and uncertainties related to operations are increased further in the case of development projects. In addition to the successful completion of final feasibility studies, the issuance of necessary permits and receipt of adequate financing are required for successful development of properties. See "Description of Business and Properties -- Other -- Governmental and Environmental Regulation" in this Schedule "C".

ECHO BAY ENCOUNTERS STRONG COMPETITION FROM OTHER MINING COMPANIES IN CONNECTION WITH THE ACQUISITION OF PERSONNEL AND PROPERTIES PRODUCING OR CAPABLE OF PRODUCING PRECIOUS METALS.

     As a result of this competition, some of which is with companies with greater financial resources, Echo Bay may be unable to maintain or acquire the personnel and expertise required to develop and operate its properties. Also, Echo

Bay may be unable to acquire attractive mining properties on terms it considers acceptable or at all. Consequently, its revenues, operations and financial condition could be materially adversely affected.

FAILURE TO SECURE THE NECESSARY LETTERS OF CREDIT OR SURETY BONDS OR TO PROVIDE THE NECESSARY CORPORATE GUARANTEES TO SECURE RECLAMATION OBLIGATIONS, COULD RESULT IN VIOLATION OF ECHO BAY'S OPERATING PERMITS AND IMPACT ECHO BAY'S ABILITY TO CONTINUE OPERATING AT SPECIFIC LOCATIONS.

     Certain regulatory agencies may require security to be provided for some or all of the cost to restore land disturbed during operations. Echo Bay has typically provided letters of credit, surety bonds and corporate guarantees as security for these future reclamation costs. The market place for third party security instruments is, however, very limited to the mining industry and to Echo Bay in particular. If Echo Bay is unable to secure the necessary forms of security, its ability to continue operations at specific locations could be jeopardized. Even where Echo Bay currently has security in place for reclamation costs, it may be required to provide additional, or alternative, financial instruments. For example, early in 2001, regulators in Nevada called upon two of Echo Bay's subsidiaries to provide other forms of security to replace corporate guarantees that had been given in respect of the Round Mountain and McCoy/Cove operations totaling approximately $33 million. Echo Bay disagrees with the regulators' position and believes that the subsidiaries qualify under the criteria set out for corporate guarantees and will oppose the regulatory position. If Echo Bay is required to provide additional or alternative forms of security, and is unable to do so at acceptable costs or at all, it may be prohibited from commencing or continuing operations and its financial condition and prospects would be adversely affected. See "Description of Business and Properties -- Other -- Governmental and Environmental Regulation" in this Schedule "C".

RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN. ANY MATERIAL INACCURACIES IN ECHO BAY'S RESERVE ESTIMATES OR ASSUMPTIONS UNDERLYING RESERVE ESTIMATES COULD CAUSE RESERVES TO BE OVERSTATED.

     The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimate is a function of:

     -  the quantity and quality of available drilling data;

     -  engineering and geological interpretation;

     -  testing and production experience;

     -  gold prices;

     -  operating and capital costs;

     - short-term operating factors such as the need for sequential development of ore bodies; and

     -  the processing of new or different ore grades and ore types.

     The volume and grade of reserves mined and processed and recovery rates may not be the same as currently anticipated. If they are not, Echo Bay may discontinue the development of a project or mining at one or more of its properties.

     Reserve calculations and life-of-mine plans using significantly lower prices (see gold price affect on Echo Bay's production, profitability, reserves and liquidity) could result in material write-downs of its investment in mining properties and increased amortization, reclamation and closure charges.

ECHO BAY'S ACTIVITIES ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS THAT CAN ADVERSELY AFFECT OPERATING AND DEVELOPMENT COSTS, THE TIMING OF OPERATIONS AND/OR THE ABILITY TO OPERATE.

     Echo Bay's mining operations and exploration and development activities are subject to extensive Canadian, U.S. and other foreign federal, state, provincial, territorial and local laws and regulations governing exploration, development, production, exports, taxes, labor standards, waste disposal, protection of the environment, reclamation, historic and cultural resources preservation, mine safety and occupational health, toxic substances, reporting and other matters. The costs of discovering, evaluating, planning, designing, developing, constructing, operating and closing Echo Bay's mines and other facilities in compliance with such laws and regulations are significant. It is possible that the costs and delays associated with compliance with such laws and regulations could become such that Echo Bay would not proceed with the development or operation of a mine. Future regulatory developments, such as more stringent environmental protection laws, regulations and enforcement policies thereunder, and claims for damages to property and persons resulting from Echo Bay's operations, could result in substantial costs and liabilities, reduced profits and a deterioration of its financial condition.

     Echo Bay is required to obtain governmental permits to develop its reserves and for expansion or advanced exploration activities at its operating properties and its exploration properties. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous Canadian, U.S. or foreign federal, state, provincial, territorial and local agencies. Echo Bay will be required to obtain additional permits to allow it to construct and operate properties currently under development. The duration and success of each permitting effort are contingent upon many variables not within Echo Bay's control. If Echo Bay is unable to obtain the necessary approvals, it will not be able to commence production at the applicable mine. See "Description of Business and Properties -- Other -- Governmental and Environmental Regulation" in this Schedule "C".

     In addition, there is a risk that private individuals or entities may assert that Echo Bay's activities have caused damage to their interests. For example, in 2000, a subsidiary of Echo Bay and numerous other parties were served with a complaint from the Colorado School of Mines for environmental cleanup costs at a federal Comprehensive Environmental Response, Compensation and Liability Act site. Echo Bay's share of the settlement was approximately $89,500.

ECHO BAY'S MINING OPERATIONS ARE SUBJECT TO SIGNIFICANT RISKS THAT MAY NOT BE COVERED BY INSURANCE.

     The business of gold and silver mining is generally subject to a number of risks and hazards, including:

     -  environmental conditions;

     -  industrial accidents;

     -  labor disputes;

     -  unusual or unexpected geological conditions;

     -  ground or slope failures, cave-ins;

     -  changes in the regulatory environment; and

     - natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes.

     Such occurrences could result in:

     -  damage to mineral properties or production facilities;

     -  personal injury or death;

     - environmental damage to Echo Bay's properties or the properties of others;

     -  delays in mining;

     -  monetary losses and possible legal liability.


     "Description of Business and Properties -- Other -- Mining Risks and Insurance" in this Schedule "C".


CERTAIN OF ECHO BAY'S UNITED STATES PROPERTY RIGHTS CONSIST OF UNPATENTED LODE MINING CLAIMS.

     Unpatented mining claims and millsites are generally considered to be subject to greater title risk than other real property interests. The validity of an unpatented mining claim or millsite, in terms of its location and maintenance, and the uses thereof, is dependent on strict compliance with a complex body of federal and state statutory and decisional law, administrative interpretation of that law and, for unpatented mining claims, the existence of a discovery of valuable minerals. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims or millsites. There can be no assurance that title to any of its unpatented mining claims or millsites may not be defective.

REPERCUSSIONS FROM TERRORIST ACTS COMMITTED IN THE UNITED STATES COULD HARM BUSINESS OPERATIONS AND ADVERSELY IMPACT THE CORPORATION'S ABILITY TO MEET ITS EXPECTATIONS AND OTHER FORWARD LOOKING STATEMENTS CONTAINED HEREIN.

     The terrorist attacks in the United States on September 11, 2001 caused instability in the world's markets. There can be no assurance that these terrorist attacks, or the responses to them, will not lead to further acts of terrorism in the United States, Canada or elsewhere, which may contribute to economic instability in the United States, Canada and other geographic areas in which Echo Bay is active. Specifically, such instability could adversely affect production or exploration activities.

                                  GOLD PRICES

     The following table sets forth annual high, low, average and end of period afternoon fixing gold prices in U.S. dollars per troy ounce on the London Bullion Market.

                                                                YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------------
                                                    2002(*)    2001    2000    1999    1998    1997
                                                    -------    ----    ----    ----    ----    ----
High..............................................    $327     $293    $313    $326    $313    $367
Low...............................................     278      256     264     253     273     283
Average...........................................     301      271     279     279     294     332
End of Period.....................................     319      277     274     290     286     293

---------------

(*) Through June 30, 2002

                                 SILVER PRICES

     The following table sets forth annual high, low, average and end of period noon prices in U.S. dollars per troy ounce as quoted by Handy & Harman.

                                                                     YEAR ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                 2002(*)    2001     2000     1999     1998     1997
                                                 -------    -----    -----    -----    -----    -----
High...........................................   $5.15     $4.86    $5.53    $5.77    $7.31    $6.13
Low............................................    4.26      4.06     4.60     4.91     4.72     4.18
Average........................................    4.63      4.39     5.00     5.25     5.54     4.87
End of Period..................................    4.86      4.50     4.60     5.40     4.87     6.13

---------------

(*) Through June 30, 2002

                               LEGAL PROCEEDINGS

     The Corporation is currently subject to a number of third party claims which the Corporation believes are routine in, and incidental to, the normal course of its business. In addition, two wholly owned subsidiaries of the Corporation, Echo Bay Exploration Inc. and Echo Bay Management Corporation (together, the "Subsidiaries"), are currently subject to legal proceedings.

     In September 1992, Summa Corporation ("Summa") commenced a lawsuit against the Subsidiaries alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [royalties] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three member panel on May 15, 2000 and remanded to the lower court for consideration of other defences and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, that Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. The Corporation has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defences, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither the Corporation, nor counsel to the Subsidiaries, believes it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.


     In November 2001, two former employees of the Corporation brought a claim against the Corporation pursuant to the Class Proceedings Act (British Columbia) as a result of the temporary suspension of operations at the Corporation's Lupin mine in the spring of 1998 and the layoff of employees at that time. The Corporation does not know at this time the amount being claimed by the former employees nor whether the claim is appropriate for certification as a class action. On August 12, 2002, the Supreme Court decided it had such jurisdiction. Echo Bay is appealing this decision. No determination has been made as to whether this action is suitable for certification as a class action and no decision has been rendered with respect to the merits of the action.


     While the outcome of any particular claim is not certain, the Corporation believes it has substantive defences and intends to vigorously defend all claims.

                               COMPILATION REPORT


To the Directors of
  KINROSS GOLD CORPORATION


     We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet as at June 30, 2002 and the unaudited pro forma consolidated statements of operations for the six months then ended and for the year ended December 31, 2001, which have been prepared for inclusion in this circular. In our opinion, the unaudited pro forma consolidated balance as at June 30, 2002 and the unaudited pro forma consolidated statements of operations for the six months then ended and for the year ended December 31, 2001 have been properly compiled to give effect to the transactions and assumptions described in the notes thereto.



(SIGNED) DELOITTE & TOUCHE LLP

Chartered Accountants

Toronto, Canada

September 13, 2002


COMMENT FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

     The above opinion, provided solely pursuant to Canadian requirements, is expressed in accordance with reporting standards generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of unaudited pro forma financial statements. U.S. standards do not provide for the expression of an opinion on the compilation of unaudited pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under U.S. standards, we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations.


(SIGNED) DELOITTE & TOUCHE LLP

Chartered Accountants

Toronto, Canada

September 13, 2002

                            KINROSS GOLD CORPORATION


                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (unaudited)
                    (Expressed in millions of U.S. Dollars)
                              As at June 30, 2002

                                                                                                     PRO FORMA     PRO FORMA
                                                              NOTES   KINROSS    TVX     ECHO BAY   ADJUSTMENTS   CONSOLIDATED
                                                              -----   -------   ------   --------   -----------   ------------
ASSETS
  CURRENT ASSETS
    Cash and cash equivalents...............................          $ 93.6    $117.0    $ 16.6      $   --        $   91.7
                                                               2.3        --        --        --       (28.0)
                                                               2.4        --        --        --       (90.0)
                                                               2.15       --        --        --       (17.5)
    Restricted cash.........................................             4.4        --        --          --            21.9
                                                               2.15       --        --        --        17.5
    Accounts receivable.....................................            18.4      24.3       7.3          --            49.1
                                                               2.2        --        --        --        (0.9)
    Inventories.............................................            36.1      21.8      31.5          --            89.4
    Marketable securities...................................             0.3       1.9       2.0          --            16.6
                                                               2.2        --        --        --        12.4
                                                                      ------    ------    ------      ------        --------
                                                                       152.8     165.0      57.4      (106.5)          268.7
  PROPERTY, PLANT AND EQUIPMENT.............................           364.7     230.9     146.8          --         1,004.9
                                                               2.1        --        --        --       168.3
                                                               2.2        --        --        --        94.2
  GOODWILL..................................................              --        --        --                       855.9
                                                               2.1        --        --        --       385.9
                                                               2.2        --        --        --       474.5
                                                               2.3        --        --        --        28.0
                                                               2.5        --        --        --        31.5
                                                               2.6        --        --        --       (64.0)
  LONG-TERM INVESTMENTS.....................................            13.2        --      52.8          --            18.2
                                                               2.2        --        --        --       (41.1)
                                                               2.6        --        --        --        (6.7)
  FUTURE INCOME AND MINING TAXES............................              --      12.4        --          --            12.4
  DEFERRED CHARGES AND OTHER ASSETS.........................             9.4      27.7        --          --            27.0
                                                               2.1        --        --        --       (10.1)
                                                                      ------    ------    ------      ------        --------
                                                                      $540.1    $436.0    $257.0      $954.0        $2,187.1
                                                                      ======    ======    ======      ======        ========

                            KINROSS GOLD CORPORATION

                                  (unaudited)
                    (Expressed in millions of U.S. dollars)
                              As at June 30, 2002


                                                                                                     PRO FORMA     PRO FORMA
                                                              NOTES   KINROSS    TVX     ECHO BAY   ADJUSTMENTS   CONSOLIDATED
                                                              -----   -------   ------   --------   -----------   ------------
LIABILITIES
  CURRENT LIABILITIES
    Accounts payable and accrued liabilities................          $ 31.9    $ 25.5    $ 25.6      $   --        $   80.3
                                                               2.1                                      (2.7)
    Current portion of long-term debt.......................            20.6       5.2        --          --            25.8
    Short-term debt.........................................  2.4         --        --        --        90.0            90.0
    Deferred revenue........................................              --       5.9       0.8          --              --
                                                               2.1        --        --        --        (5.9)
                                                               2.2        --        --        --        (0.8)
    Current portion of site restoration cost accruals.......            10.1        --       3.0          --            16.0
                                                               2.1        --        --        --         2.9
                                                                      ------    ------    ------      ------        --------
                                                                        62.6      36.6      29.4        83.5           212.1
  LONG-TERM DEBT............................................            31.4        --        --          --            32.8
                                                               2.1        --        --        --         1.4
  SITE RESTORATION COST ACCRUALS............................            44.6        --      49.5          --           177.3
                                                               2.1        --        --        --        59.0
                                                               2.2        --        --        --        24.2
  FUTURE INCOME AND MINING TAXES............................             3.5      20.0       1.0          --            56.0
                                                               2.5        --        --        --        31.5
  DEFERRED REVENUE..........................................             7.1        --      27.4          --             9.5
                                                               2.2        --        --        --       (25.0)
  OTHER LONG-TERM LIABILITIES...............................             6.2      23.8        --          --            19.8
                                                               2.1        --        --        --       (10.2)
  DEBT COMPONENT OF CONVERTIBLE DEBENTURES..................            24.9        --        --          --            24.9
  REDEEMABLE RETRACTABLE PREFERRED SHARES...................             2.5        --        --          --             2.5
                                                                      ------    ------    ------      ------        --------
                                                                       182.8      80.4     107.3       164.4           534.9
  MINORITY INTERESTS AND PARTICIPATION RIGHTS...............              --     132.2        --          --              --
                                                               2.1        --        --        --        47.8
                                                               2.4        --        --        --      (180.0)
CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY..........            12.4        --        --          --            12.4
COMMON SHAREHOLDERS' EQUITY.................................           344.9     223.4     149.7          --         1,639.8
                                                               3.0        --        --        --       921.8
                                                                      ------    ------    ------      ------        --------
                                                                      $540.1    $436.0    $257.0      $954.0        $2,187.1
                                                                      ======    ======    ======      ======        ========


                         Signed on behalf of the Board:

            (Signed) John A. Brough                         (Signed) Cameron A. Mingay
                    Director                                         Director

                            KINROSS GOLD CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (unaudited)
        (Expressed in millions of U.S. Dollars except Per Share Amounts)
                     For the Six Months Ended June 30, 2002


                                                                                                      PRO FORMA     PRO FORMA
                                                              NOTES   KINROSS     TVX     ECHO BAY   ADJUSTMENTS   CONSOLIDATED
                                                              -----   -------   -------   --------   -----------   ------------
REVENUE
  Mining revenue............................................          $128.0    $  89.2   $ 109.8      $    --       $ 295.0
                                                               2.11       --         --        --        (19.9)
                                                               2.12       --         --        --        (12.1)
  Interest and other income.................................             7.7        4.0        --           --          10.5
                                                               2.8        --         --        --         (1.2)
  Mark to market loss on call options.......................            (1.6)        --        --           --          (1.6)
                                                                      ------    -------   -------      -------       -------
                                                                       134.1       93.2     109.8        (33.2)        303.9
                                                                      ------    -------   -------      -------       -------
EXPENSES
  Operating.................................................            87.9       62.1      75.7           --         213.3
                                                               2.12       --         --        --        (13.5)
                                                               2.13       --         --        --         (0.6)
                                                               2.14       --         --        --          1.7
  General and administrative................................             4.8        2.8       2.9           --          10.5
  Exploration...............................................             4.1        1.7       2.2           --           8.0
  Depreciation, depletion and amortization..................            41.4       16.6      19.7           --          91.2
                                                               2.10       --         --        --         17.9
                                                               2.12       --         --        --         (4.4)
                                                                      ------    -------   -------      -------       -------
                                                                       138.2       83.2     100.5          1.1         323.0
                                                                      ------    -------   -------      -------       -------
(LOSS) INCOME BEFORE THE UNDERNOTED.........................            (4.1)      10.0       9.3        (34.3)        (19.1)
  Gain on sale of assets....................................             1.5         --        --           --           1.5
  Loss on retirement of capital securities..................              --         --      (5.5)          --          (5.5)
  Foreign exchange loss.....................................            (3.0)      (2.6)      0.2           --          (5.4)
  Share in income of investee companies.....................             0.2         --        --           --           0.2
  Interest expense on long-term liabilities.................            (2.8)      (0.4)       --           --         (10.0)
                                                               2.7        --         --        --         (6.8)
                                                                      ------    -------   -------      -------       -------
(LOSS) INCOME BEFORE TAXES AND DIVIDENDS ON CONVERTIBLE
  PREFERRED SHARES OF SUBSIDIARY COMPANY....................            (8.2)       7.0       4.0        (41.1)        (38.3)
PROVISION FOR INCOME AND MINING TAXES.......................            (3.0)      (1.0)       --           --          (4.0)
MINORITY INTEREST AND PARTICIPATION RIGHTS..................              --       (3.7)       --           --            --
                                                               2.9        --         --        --          3.7
                                                                      ------    -------   -------      -------       -------
(LOSS) INCOME FOR THE YEAR BEFORE DIVIDENDS ON CONVERTIBLE
  PREFERRED SHARES OF SUBSIDIARY COMPANY....................           (11.2)       2.3       4.0        (37.4)        (42.3)
DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY
  COMPANY...................................................            (1.0)        --        --           --          (1.0)
                                                                      ------    -------   -------      -------       -------
NET (LOSS) INCOME FOR THE PERIOD............................          $(12.2)   $   2.3   $   4.0      $ (37.4)      $ (43.3)
                                                                      ======    =======   =======      =======       =======
INCREASE IN EQUITY COMPONENT OF CONVERTIBLE INSTRUMENTS.....            (4.2)        --      (4.6)          --          (8.8)
LOSS ON RETIREMENT OF CAPITAL SECURITIES....................              --         --    (132.3)          --        (132.3)
                                                                      ------    -------   -------      -------       -------
NET (LOSS) INCOME FOR THE PERIOD ATTRIBUTABLE TO COMMON
  SHAREHOLDERS, FOR PURPOSES OF PER SHARE CALCULATIONS......          $(16.4)   $   2.3   $(132.9)     $ (37.4)      $(184.4)
                                                                      ======    =======   =======      =======       =======
(LOSS) EARNINGS PER SHARE (NOTE 5)
  Basic and diluted.........................................          $(0.05)   $  0.06   $ (0.31)                   $ (0.21)
                                                                      ======    =======   =======                    =======

                            KINROSS GOLD CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (unaudited)
        (Expressed in millions of U.S. Dollars except Per Share Amounts)
                      For the Year Ended December 31, 2001


                                                                                                      PRO FORMA     PRO FORMA
                                                              NOTES   KINROSS     TVX     ECHO BAY   ADJUSTMENTS   CONSOLIDATED
                                                              -----   -------   -------   --------   -----------   ------------
REVENUE
  Mining revenue............................................          $270.1    $ 158.3    $237.7      $   --        $ 583.7
                                                               2.11       --         --        --       (23.2)
                                                               2.12       --         --        --       (59.2)
  Interest and other income.................................             9.3        9.1        --          --           13.7
                                                               2.8        --         --        --        (4.7)
  Mark to market loss on call options.......................             3.5        0.4        --          --            3.9
                                                                      ------    -------    ------      ------        -------
                                                                       282.9      167.8     237.7       (87.1)         601.3
                                                                      ------    -------    ------      ------        -------
EXPENSES
  Operating.................................................           180.7      108.1     189.2          --          427.7
                                                               2.11                                       2.8
                                                               2.12       --         --        --       (51.0)
                                                               2.13       --         --        --        (6.1)
                                                               2.14       --         --        --         4.0
  General and administrative................................            10.1        8.1       5.6          --           23.8
  Exploration...............................................             7.9        3.4       3.5          --           14.8
  Depreciation, depletion and amortization..................            85.8       40.2      42.1          --          186.2
                                                               2.10       --         --        --        32.0
                                                               2.12       --         --        --       (12.6)
                                                               2.14       --         --        --        (1.3)
                                                                      ------    -------    ------      ------        -------
                                                                       284.5      159.8     240.4       (32.2)         652.5
                                                                      ------    -------    ------      ------        -------
(LOSS) INCOME BEFORE THE UNDERNOTED.........................            (1.6)       8.0      (2.7)      (54.9)         (51.2)
  Gain on sale of assets....................................             1.2         --        --          --            1.2
  Foreign exchange loss.....................................            (1.1)      (3.3)       --          --           (4.4)
  Share in income of investee companies.....................            (2.2)        --        --          --           (2.2)
  Interest expense on long-term liabilities.................            (9.1)      (3.8)     (1.7)         --          (28.1)
                                                               2.7        --         --        --       (13.5)
  Writedown of property, plant and equipment................           (16.1)    (244.5)     (4.4)         --         (265.0)
                                                                      ------    -------    ------      ------        -------
LOSS BEFORE TAXES AND DIVIDENDS ON CONVERTIBLE PREFERRED
  SHARES OF SUBSIDIARY COMPANY..............................           (28.9)    (243.6)     (8.8)      (68.4)        (349.7)
PROVISION FOR INCOME AND MINING TAXES.......................            (2.9)       5.6       3.1          --            5.8
MINORITY INTEREST AND PARTICIPATION RIGHTS..................              --       10.0        --          --             --
                                                               2.9        --         --        --       (10.0)
                                                                      ------    -------    ------      ------        -------
LOSS FOR THE YEAR BEFORE DIVIDENDS ON CONVERTIBLE PREFERRED
  SHARES OF SUBSIDIARY COMPANY..............................           (31.8)    (228.0)     (5.7)      (78.4)        (343.9)
DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY
  COMPANY...................................................            (5.1)        --        --          --           (5.1)
                                                                      ------    -------    ------      ------        -------
NET LOSS FOR THE YEAR.......................................           (36.9)    (228.0)     (5.7)      (78.4)        (349.0)
INCREASE IN EQUITY COMPONENT OF CONVERTIBLE INSTRUMENTS.....            (7.7)      (6.6)    (17.3)         --          (31.6)
                                                                      ------    -------    ------      ------        -------
NET LOSS FOR THE YEAR ATTRIBUTABLE TO COMMON SHAREHOLDERS...          $(44.6)   $(234.6)   $(23.0)     $(78.4)       $(380.6)
                                                                      ======    =======    ======      ======        =======
LOSS PER SHARE (NOTE 5)
  Basic and diluted.........................................          $(0.14)   $(12.41)   $(0.16)                   $ (0.45)

                            KINROSS GOLD CORPORATION
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1.  BASIS OF PRESENTATION

   The unaudited pro forma consolidated financial statements ("pro forma financial statements") have been prepared using the purchase method of accounting for the business combination of Kinross Gold Corporation (the "Corporation"), TVX Gold Inc. ("TVX) and Echo Bay Mines Ltd. ("Echo Bay"). The Corporation has been identified as the acquirer in accounting for the business combination. The purchase price will be allocated to the TVX and Echo Bay assets acquired and liabilities assumed, based on their respective fair values, with the remaining unallocated portion to goodwill. The allocation of the aggregate purchase price reflected in the pro forma financial statements is preliminary. The actual purchase adjustment to reflect the fair values of the assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities and, accordingly , the adjustments that have been included in the pro forma financial statements may be subject to change. Such allocation may differ significantly from the preliminary allocation included herein.

   The accompanying unaudited pro forma financial statements as at and for the six months ended June 30, 2002, have been prepared by the Corporation's management based on the unaudited consolidated financial statements of the Corporation, TVX and Echo Bay, both as at and for the six months ended June 30, 2002. The unaudited pro forma statement of operations for the year ended December 31, 2001 has been prepared by management based on the audited consolidated statements of operations of the Corporation, TVX and Echo Bay for the year ended December 31, 2001. The pro forma financial statements are presented as if the business combination had occurred on June 30, 2002 in respect of the pro forma consolidated balance sheet and on January 1, 2001 in respect of the pro forma consolidated statements of operations. The pro forma financial statements have been reclassified to reflect classifications consistent with the presentation adopted by the Corporation (Note 2).

   Accounting policies used in the preparation of the pro forma statements are those disclosed in the Corporation's consolidated financial statements. The financial statements of the Corporation, TVX and Echo Bay have been prepared in accordance with Canadian Generally Accepted Accounting Principles ("Canadian GAAP"). Accordingly, the pro forma adjustments include only those adjustments necessary to conform the TVX and Echo Bay financial statements to the accounting policies used by the Corporation in the preparation of its consolidated financial statements in accordance with Canadian GAAP. In the opinion of management of the Corporation, these pro forma financial statements include all adjustments necessary for a fair presentation applicable to the preparation of pro forma financial statements.

   The pro forma financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these pro forma financial statements, other than described in Note 2 below, no adjustments have been made to reflect transactions which have occurred since the dates indicated or the operating synergies and general and administrative cost savings expected to result from combining the operations of the Corporation, TVX and Echo Bay.

   The pro forma financial statements should be read in conjunction with the description of the Combination of the Corporation, TVX and Echo Bay in this information circular, the audited consolidated financial statements of the Corporation as at and for the year ended December 31, 2001 and notes thereto, and the unaudited consolidated financial statements of the Corporation as at and for the six months ended June 30, 2002 and notes thereto attached in this circular. In addition, the audited consolidated financial statements of TVX and Echo Bay as at and for the year ended December 31, 2001, and notes thereto, and the unaudited consolidated financial statements of TVX and Echo Bay as at and for the six months ended June 30, 2002, and notes thereto, are contained elsewhere in this circular.

2.  PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

   The pro forma financial statements incorporate the following assumptions:

   -- The business combination had occurred immediately prior to the proposed one for three consolidation of Kinross shares.

   -- Completion of the transactions contemplated by the Combination Agreement, as more fully described elsewhere herein, resulting in the combination of the businesses of the Corporation, TVX and Echo Bay.

   -- Approval of the combination by the shareholders of the Corporation, TVX and Echo Bay.

   -- Completion of the acquisition of the Newmont interest in the TVX Newmont
      Americas joint venture.

   In respect of TVX and Echo Bay, certain adjustments as described more fully in 2.13, 2.14 and 2.15 below, are required to achieve conformity with the accounting methods used by the Corporation and ultimately by the combined companies. These pro forma financial statements give effect to the above assumptions and the following adjustments:

   All common share information presented for TVX is after the one for ten consolidation which became effective June 30, 2002.

   Transactions Giving Effect to the Business Combination and Agreements Related Thereto

2.1 TO ACCOUNT FOR THE ACQUISITION OF TVX.


                                                                      IN MILLIONS
                                                                   EXCEPT SHARE PRICE
                                                                  AND NUMBER OF SHARES
                                                                     ACQUISITION OF
                                                                      100% OF TVX
                                                                  --------------------
    Calculation of preliminary allocation of purchase price:
    Common shares of the Corporation to be issued to the TVX
      shareholders..............................................       280,012,545
    The average closing market price of the Corporation's shares over the four trading days from June 6 through June 11,
      2002......................................................      $       2.38
                                                                      ------------
    Fair value of the Corporation's common stock issued.........      $      666.4
    Plus -- fair value of TVX warrants and options to be assumed
      by the Corporation (100% vested)..........................               8.8
                                                                      ------------
    Total purchase price........................................             675.2
    Plus -- fair value of liabilities assumed by the
      Corporation:
      Accounts payable and accrued liabilities..................              22.8
      Current portion of site restoration accruals..............               2.9
      Long-term debt (including current portion)................               6.6
      Site restoration obligations..............................              59.0
      Other long-term liabilities...............................              13.6
      Future income tax liabilities.............................              20.0
      Minority interest and participation rights................             180.0
    Less -- fair value of assets acquired by the Corporation:
      Cash......................................................            (117.0)
      Short-term investments....................................              (1.9)
      Accounts receivable.......................................             (24.3)
      Inventories...............................................             (21.8)
      Property, plant and equipment.............................            (399.2)
      Purchased put options.....................................              (2.4)
      Future income tax assets..................................             (12.4)
      Deferred charges..........................................              (1.8)
      Other non-current assets..................................             (13.4)
                                                                      ------------
    Residual purchase price allocated to non-amortizable
      goodwill..................................................      $      385.9
                                                                      ============


2.2 TO ACCOUNT FOR THE ACQUISITION OF ECHO BAY.


                                                                      IN MILLIONS
                                                                   EXCEPT SHARE PRICE
                                                                  AND NUMBER OF SHARES
                                                                     ACQUISITION OF
                                                                    100% OF ECHO BAY
                                                                  --------------------
    Calculation of preliminary allocation of purchase price:
    Common shares of the Corporation to be issued to the Echo
      Bay shareholders..........................................       281,459,555
    The average closing market price of the Corporation's shares over the four trading days from June 6 through June 11,
      2002......................................................      $       2.38
                                                                      ------------
    Fair value of the Corporation's common stock issued.........      $      669.9
    Plus -- fair value of Echo Bay warrants and options to be
      assumed by the Corporation (100% vested)..................              20.5
                                                                      ------------
    Total purchase price........................................             690.4
    Plus -- fair value of liabilities assumed by the
      Corporation:
      Accounts payable and accrued liabilities..................              25.6
      Current portion of site restoration accruals..............               3.0
      Site restoration obligations..............................              73.7
      Commodity derivative contracts............................               2.4
      Future income tax liabilities.............................               1.0
    Less -- fair value of assets acquired by the Corporation:
      Cash......................................................             (16.6)
      Short-term investments....................................             (14.4)
      Interest and accounts receivable..........................              (6.4)
      Inventories...............................................             (31.5)
      Property, plant and equipment.............................            (241.0)
      Other non-current assets..................................             (11.7)
                                                                      ------------
    Residual purchase price allocated to non-amortizable
      goodwill..................................................      $      474.5
                                                                      ============

2.3 To record the estimated costs of $28.0 million associated with the transaction (including severance costs), which is included in the cost of the acquisition resulting in additional goodwill.


2.4 To account for the acquisition of Newmont's ownership interest in the TVX Newmont Americas Joint Venture for $90.0 million cash and a $90.0 million note.

2.5 To record future tax liabilities of $31.5 million associated with the pro forma adjustments resulting from the impact of the purchase accounting of the acquisitions described in 2.1 and 2.2 above.

2.6 To eliminate the Corporation's 10.6% ownership interest in Echo Bay valued at $70.7 million.

2.7 To increase interest expense by $13.5 million for the year ended December 31, 2001 and $6.8 million for the six months ended June 30, 2002 as a result of the net increase in outstanding indebtedness described in 2.4.

2.8 To reduce interest income by $4.7 million for the year ended December 31, 2001 and $1.2 million for the six months ended June 30, 2002 to reflect the net change in cash resources arising from the expenditure described in 2.3 and the acquisition described in 2.4.

2.9 To reduce minority interest and participation rights by $10.0 million for the year ended December 31, 2001 and $3.7 million for the six months ended June 30, 2002 as a consequence of the acquisition of Newmont's interest in the TVX Newmont Americas Joint Venture described in 2.4.

2.10 To increase depreciation, depletion and amortization expense by $32.0 million for the year ended December 31, 2001 and $17.9 million for the six months ended June 30, 2002 as a result of the preliminary allocation of the purchase price of the acquisitions described in 2.1. 2.2 and 2.4. The revised depreciation, depletion and amortization are computed on a unit of production basis , based on the Corporation's accounting policies and the estimated mine lives.


2.11 To reduce mining revenue by $23.2 million and increase operating costs by $2.8 million for the year ended December 31, 2001, and to reduce revenue by $19.9 million for the six months ended June 30, 2002 to reflect the elimination of deferred gains and losses on pro forma operations.


2.12 To reduce mining revenue, operating costs and depreciation, depletion and amortization, by $59.2 million, $51.0 million and $12.6 million, respectively, for the year ended December 31, 2001, and to and to reduce mining revenue, operating costs and depreciation, depletion and amortization by $12.1 million, $13.5 million and $4.4 million, respectively for the six months ended June 30, 2002 to reflect the pro forma sale of the McCoy Cove mine to Newmont concurrent with the Combination.

Conforming Adjustments

2.13 To decrease Echo Bay operating costs by $6.1 million for the year ended December 31, 2001, and $0.6 million for the six months ended June 30, 2002 to reflect the impact of expensing stripping costs as incurred, in accordance with the Corporation's accounting policies.

2.14 To increase TVX operating costs by $4.0 million and reduce amortization by $1.3 million for the year ended December 31, 2001, and increase operating costs by $1.7 million for the six months ended June 30, 2002 to reflect the impact of expensing stripping costs as incurred, in accordance with the Corporation's accounting policies.


2.15 To reclassify $17.5 million of restricted cash included in cash and cash equivalents reflected in the financial statements of TVX to conform to the Corporation's financial statement presentation.


3.  COMMON SHAREHOLDERS' EQUITY AND COMMON SHARES

   The components of the pro forma common shareholders' equity are:


                                                                                                        PRO FORMA     PRO FORMA
                                                              NOTES   KINROSS      TVX      ECHO BAY   ADJUSTMENTS   CONSOLIDATED
                                                              -----   --------   --------   --------   -----------   ------------
                                                                      (Note 1)   (Note 1)   (Note 1)    (Note 2)
    Common share capital....................................           $965.0     $641.2    $1,042.6          --       $2,230.6
                                                               2.1         --         --         --        666.4
                                                               2.1         --         --         --       (641.2)
                                                               2.2         --         --         --        669.9
                                                               2.2         --         --         --     (1,042.6)
                                                               2.6         --         --         --        (70.7)
    Common share purchase warrants and options..............               --         --         --           --           29.3
                                                               2.1         --         --         --          8.8
                                                               2.2         --         --         --         20.5
    Contributed surplus.....................................             12.9       36.3         --           --           12.9
                                                               2.1         --         --         --        (36.3)
    Equity component of convertible debentures..............            129.1         --         --           --          129.1
    Deficit.................................................           (739.6)    (454.1)    (867.6)          --         (739.6)
                                                               2.1         --         --         --        454.1
                                                               2.2         --         --         --        867.6
    Cumulative translation adjustments......................            (22.5)        --      (25.3)          --          (22.5)
                                                               2.2         --         --         --         25.3
                                                                       ------     ------    --------    --------       --------
                                                                       $344.9     $223.4    $ 149.7     $  921.8       $1,639.8
                                                                       ======     ======    ========    ========       ========

   The number of pro forma common shares outstanding after giving effect to the transaction is:

    Kinross.....................................................                   358.3
    TVX shares converted to equivalent Kinross shares...........   43.1    6.50    280.0
    Echo Bay shares converted to equivalent Kinross shares......  541.3    0.52    281.5
    Echo Bay shares adjusted pursuant to 2.6....................  (57.1)   0.52    (29.7)
                                                                                   -----
                                                                                   890.1
                                                                                   =====

4.  ITEMS NOT ADJUSTED

   The pro forma statements do not give effect to operating efficiencies, cost savings and synergies that might result from the combination of the three corporations, including potential cost savings at the corporate level and potential synergies in exploration efforts.

5.  PER SHARE INFORMATION


   The pro forma net loss per common share in the amount of $0.45 ($1.35 after the one for three consolidation) for the year ended December 31, 2001 and in the amount of $0.21 ($0.63 after the one for three consolidation) for the six months ended June 30, 2002 has been calculated using the weighted average number of common shares of the Corporation outstanding during the year ended December 31, 2001 plus the additional common shares of the Corporation that will be issued to acquire TVX and Echo Bay. The number of additional shares was computed using the exchange ratios of 6.50 and 0.52, for TVX and Echo Bay respectively. The Convertible debenture equity increase and dividends on convertible preferred shares of a subsidiary of the Corporation have been deducted in arriving at the net loss for the year attributable to common shares on the pro forma statement of operations in the determination of per share data.



                                                                     SIX MONTHS
                                                                       ENDED        YEAR ENDED
                                                                      JUNE 30,     DECEMBER 31,
                                                                        2002           2001
                                                                    ------------   ------------
                                                                    (MILLIONS OF COMMON SHARES)
    Weighted average number of common shares of the Corporation
      outstanding during the period.............................       352.4          313.4
    Additional common shares issued to acquire TVX..............       280.0          280.0
    Additional common shares issued to acquire Echo Bay.........       251.8          251.8
                                                                       -----          -----
                                                                       884.2          845.2
                                                                       =====          =====


6. RECONCILIATION OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION FROM CANADIAN GAAP TO U.S. GAAP


   The tables below set out the material adjustments to pro forma consolidated net loss and shareholders' equity reflected in the unaudited pro forma consolidated financial information which would be required if U.S. GAAP had been applied. These tables should be read in conjunction with Note 20 of the Corporation's audited consolidated financial statements included in this circular and with Notes 17 and 15 of TVX's and Echo Bay's audited consolidated financial statements, respectively included in this circular.



               RECONCILIATION OF PRO FORMA CONSOLIDATED NET LOSS


                     (AMOUNTS IN MILLIONS OF U.S. DOLLARS)



                                                                    SIX MONTHS
                                                                       ENDED         YEAR ENDED
                                                                     JUNE 30,       DECEMBER 31,
                                                                       2002             2001
                                                                   -------------    ------------
    PRO FORMA NET LOSS UNDER CANADIAN GAAP......................      $ (43.3)        $(349.0)
    ADJUSTMENTS FOR:
      Write-down of property, plant and equipment under U.S.
        GAAP(a).................................................           --           (49.9)
      Reduction in depreciation, depletion and amortization
        under U.S. GAAP(a)......................................          4.8             8.9
      Increase in convertible debenture interest(b).............         (7.1)          (22.5)
      Recognition of exchange gains (losses) on convertible
        debentures(b)...........................................         (4.7)            6.3
      Change in market value of commodity and foreign exchange
        derivative contracts(c).................................          2.0            (8.4)
      Reclassification of realized earnings related to
        derivative contracts(f).................................          0.7            (3.1)
      Income tax recovery(e)....................................           --             3.7
      Minority interests and participation rights(d)............         (0.7)            2.1
      Kettle River exploration expense(g).......................           --            (2.2)
      Kettle River amortization expense(g)......................           --             2.1
      Premium on flow through shares issued(i)..................          0.5              --
      Gain (loss) on retirement of capital securities...........          5.5              --
                                                                      -------         -------
    PRO FORMA NET LOSS UNDER U.S. GAAP BEFORE EXTRAORDINARY
      ITEMS.....................................................        (42.3)         (412.0)
                                                                      -------         -------
      Gain (loss) on retirement of capital securities and gold
        linked notes(j).........................................       (137.8)           34.2
                                                                      -------         -------
    PRO FORMA NET LOSS UNDER U.S. GAAP..........................      $(180.1)        $(377.8)
                                                                      =======         =======

         RECONCILIATION OF PRO FORMA CONSOLIDATED SHAREHOLDERS' EQUITY


                     (AMOUNTS IN MILLIONS OF U.S. DOLLARS)



                                                                     AS AT
                                                                    JUNE 30,
                                                                      2002
                                                                    --------
    PRO FORMA SHAREHOLDERS' EQUITY UNDER CANADIAN GAAP..........    $1,639.8
    ADJUSTMENTS FOR:
      Write-down of property, plant and equipment under U.S.
        GAAP (a)................................................       (60.5)
      Reduction in depreciation, depletion and amortization
        under U.S. GAAP (a).....................................        21.3
      Convertible debentures (b)................................      (104.3)
      Premium on flow through shares issued (i).................        (0.6)
      Unrealized gains on marketable securities and long term
        investments (h).........................................        62.2
      Change in market value of commodity and foreign exchange
        derivative contracts (c)................................       (19.3)
      Reclassification of realized earnings related to
        derivative contracts (c)................................         7.1
                                                                    --------
    PRO FORMA SHAREHOLDERS' EQUITY UNDER U.S. GAAP..............    $1,545.7
                                                                    ========



    (a) In connection with an impairment evaluation, property, plant and equipment was written down to the fair value for the year ended December 31, 2001. The adjustment of $49.9 million to the net loss in the year ended December 31, 2001 comprises an increase to the write down of $51.2 million for TVX and a reduction in the write down of $1.3 million for Echo Bay. GAAP differences arise from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. Under Canadian GAAP, future cash flows from impaired properties are not discounted and reserves are calculated to include current proven and probable reserves plus mineral resources expected to be converted to proven and probable reserves. The decrease to shareholders' equity of $60.5 million arises from applying the U.S. GAAP approach to write downs recognized by Kinross prior to January 1, 2001.



      Under U.S. GAAP, depreciation, depletion and amortization would be reduced accordingly, as capitalized costs are amortized over proven and probable reserves only. The adjustment to the net loss comprises $3.4 million and $1.4 million in the six months ended June 30, 2002 and $6.1 million and $2.8 million in the year ended December 31, 2001 for Kinross and TVX respectively. The adjustment of $21.3 million to shareholders' equity represents the cumulative difference created by applying this policy to Kinross' property, plant and equipment at June 30, 2002.



    (b) Under Canadian GAAP, convertible debentures are accounted for in accordance with their substance and, as such, are presented in the financial statements in accordance with their liability and equity component parts. Under U.S. GAAP, the entire principal amount of convertible debentures is treated as debt with interest expense based on the coupon rate of 5.5%. Adjustment to net loss to account for the interest expense amounted to $7.1 million of which $2.5 million and $4.6 million relates to Kinross and Echo Bay, respectively, for the six months ended June 30, 2002. The increased interest expense amounted to $22.5 million of which $4.1 million, $17.3 million and $1.1 million relates to Kinross, Echo Bay and TVX, respectively, for in the year ended December 31, 2001.



      In addition, under Canadian GAAP (prior to January 1, 2002), the unrealized foreign exchange gains and losses on the Canadian dollar denominated debentures are deferred and amortized over the term of the debentures. Effective January 1, 2002, Canadian GAAP no longer permits the deferral of unrealized foreign exchange gains and losses on the debt component of the debentures. Under U.S. GAAP, these gains and losses are recognized in income along with exchange gains and losses related to the portion of the convertible debentures included in equity under Canadian GAAP. Adjustments to the net loss, to recognize the unrealized exchange gains and (losses) amounts in Kinross are $(4.7) million and $6.3 million for the six months ended June 30, 2002 and the year ended December 31, 2001, respectively.



      The adjustment of $104.3 million to the shareholders' equity relates to Kinross.



    (c) On January 1, 2001 FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the corresponding amendments under FASB Statement No. 138 (SFAS 138) were adopted. SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.



      For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred. The decrease to the net loss of $2.0 million comprises an increase in fair value of derivative financial instruments of $6.5 million in respect of Kinross and a decrease in fair value of $3.5 million and $1.0 million for TVX and Echo Bay, respectively, in the six months ended June 30, 2002 whereas the adjustment of $8.4 million in the year ended December 31, 2001 comprises of $3.6 million, $0.8 million and $4.0 million for Kinross, TVX and Echo Bay, respectively.



      At June 30, 2002, $19.3 million of other comprehensive loss would have been recognized and $7.1 million of deferred revenue would have been reclassified as other comprehensive income ($4.5 million) and as a decrease to the deficit ($2.6 million) under U.S. GAAP in respect of Kinross derivative financial instruments.



    (d) The effect of adjustments on minority interests and participation rights made to TVX Gold Inc.'s financial statements to comply with U.S. GAAP.

    (e) To account for the tax impact of adjustments made by TVX to comply with U.S. GAAP. Effective January 1, 2000, the liability method of accounting for income taxes was adopted for Canadian GAAP.



    (f) In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. Under U.S. GAAP, foreign exchange contracts would be carried at market value and changes included in current earnings.



      The reduction in net loss of $0.7 million relates to Echo Bay for the six months ended June 30, 2002. The increase of $3.1 million to the net loss for the year ended December 31, 2001 comprises $0.3 million and $2.8 million that relate to Kinross and Echo Bay, respectively.



    (g) In accordance with Canadian GAAP, capitalized mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. Under U.S. GAAP development costs are capitalized only when converting mineralized material to reserves or for further delineation of existing reserves. The development expenditures resulted in additions to mineralized material but did not add to mineral reserves. Therefore under U.S. GAAP, the expenditures would be classified as exploration expense. The adjustments of $2.1 million and $2.2 million to the net loss in the year ended December 31, 2001 relate to Echo Bay regarding the Kettle River mine.



    (h) Under Canadian GAAP, unrealized gains (losses) on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains (losses) on long-term investments and marketable securities that are classified as available for sale are charged to comprehensive income or loss in the current period. The adjustment of $62.2 million as at June 30, 2002 represents the cumulative adjustment required to comply with U.S. GAAP and relates to Kinross.



    (i) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. For U.S. GAAP, the premium paid in excess of the market value is credited to other liabilities and included in income over the period in which the Company incurs the qualified expenditures. The adjustment made to income accordingly to comply with U.S. GAAP amounts to $0.5 million in the six month period ended June 30, 2002 and relates to Kinross.



    (j) In accordance with Canadian GAAP, the loss on the retirement of capital securities was recorded proportionately between interest expense and deficit based on the debt and equity classifications of the capital securities. Under U.S. GAAP, the entire net loss of $137.8 million relating to Echo Bay would be recorded as an extraordinary expense item in 2002.



         In accordance with Canadian GAAP, the gain on the conversion of the Gold linked convertible notes of TVX was recorded as contributed surplus. Under U.S. GAAP, this gain of $34.2 million would be recorded as an extraordinary gain in 2001.

                            KINROSS GOLD CORPORATION



                          INTERIM FINANCIAL STATEMENTS



                          CONSOLIDATED BALANCE SHEETS

              (expressed in millions of U.S. dollars) (unaudited)


                                                                AS AT         AS AT
                                                              JUNE 30,     DECEMBER 31,
                                                                2002           2001
                                                              ---------    ------------
                                                                            (RESTATED-
                                                                             NOTE 2)
                                        ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $  93.6       $  81.0
Restricted cash.............................................       4.4            --
Accounts receivable and other assets........................      18.4          13.8
Inventories.................................................      36.1          42.4
Marketable securities.......................................       0.3           1.5
                                                               -------       -------
                                                                 152.8         138.7
Property, plant and equipment (Note 4)......................     364.7         415.0
Long-term investments.......................................      13.2          12.9
Deferred charges and other assets...........................       9.4          11.0
                                                               -------       -------
                                                               $ 540.1       $ 577.6
                                                               =======       =======
                                      LIABILITIES
CURRENT LIABILITIES:
Accounts payable and accrued liabilities....................   $  31.9       $  31.0
Current portion of long-term debt...........................      20.6          33.1
Current portion of site restoration cost accruals...........      10.1          12.6
                                                               -------       -------
                                                                  62.6          76.7
Long-term debt..............................................      31.4          31.0
Site restoration cost accruals..............................      44.6          43.0
Future income and mining taxes..............................       3.5           3.3
Deferred revenue............................................       7.1           9.6
Other long-term liabilities.................................       6.2           6.0
Debt component of convertible debentures....................      24.9          26.0
Redeemable retractable preferred shares.....................       2.5           2.4
                                                               -------       -------
                                                                 182.8         198.0
                                                               -------       -------
Convertible preferred shares of subsidiary company (Note
  4)........................................................      12.4          48.0
                                                               -------       -------
COMMON SHAREHOLDERS' EQUITY
Common share capital........................................     965.0         945.7
Contributed surplus.........................................      12.9          12.9
Equity component of convertible debentures..................     129.1         124.8
Deficit.....................................................    (739.6)       (723.2)
Cumulative translation adjustments..........................     (22.5)        (28.6)
                                                               -------       -------
                                                                 344.9         331.6
                                                               -------       -------
                                                               $ 540.1       $ 577.6
                                                               =======       =======
CONTINGENCIES (Note 8)

                            KINROSS GOLD CORPORATION



                          INTERIM FINANCIAL STATEMENTS



                     CONSOLIDATED STATEMENTS OF OPERATIONS

  (expressed in millions of U.S. dollars except per share amounts) (unaudited)


                                                             THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                  JUNE 30,               JUNE 30,
                                                            --------------------   --------------------
                                                             2002        2001       2002        2001
                                                            -------   ----------   -------   ----------
                                                                      (RESTATED-             (RESTATED-
                                                                      NOTE 2)                NOTE 2)
REVENUE
Mining revenue............................................  $  59.2     $ 70.7     $ 128.0     $134.8
Interest and other income.................................      6.5        2.9         7.7        5.4
Mark-to-market (loss) gain on call options................     (0.6)      (0.7)       (1.6)       2.4
                                                            -------     ------     -------     ------
                                                               65.1       72.9       134.1      142.6
                                                            -------     ------     -------     ------
EXPENSES
Operating.................................................     41.1       46.6        87.9       91.3
General and administrative................................      2.5        2.9         4.8        5.6
Exploration and business development......................      2.0        2.5         4.1        4.4
Depreciation, depletion and amortization..................     19.6       23.7        41.4       43.1
                                                            -------     ------     -------     ------
                                                               65.2       75.7       138.2      144.4
                                                            -------     ------     -------     ------
Loss before the undernoted................................     (0.1)      (2.8)       (4.1)      (1.8)
Gain on sale of assets....................................      1.2         --         1.5         --
Foreign exchange loss.....................................     (2.2)      (1.6)       (3.0)      (0.4)
Share in (loss) income of investee companies..............     (0.1)      (0.3)        0.2       (0.7)
Interest expense on long-term liabilities.................     (1.3)      (2.0)       (2.8)      (4.6)
                                                            -------     ------     -------     ------
Loss before taxes and dividends on convertible preferred
  shares of subsidiary company............................     (2.5)      (6.7)       (8.2)      (7.5)
Provision for income and mining taxes.....................     (1.6)       0.9        (3.0)      (0.1)
                                                            -------     ------     -------     ------
Loss for the period before dividends on convertible
  preferred shares of subsidiary company..................     (4.1)      (5.8)      (11.2)      (7.6)
Dividends on convertible preferred shares of subsidiary
  company.................................................     (0.2)      (1.7)       (1.0)      (3.4)
                                                            -------     ------     -------     ------
Net loss for the period...................................     (4.3)      (7.5)      (12.2)     (11.0)
Increase in equity component of convertible debentures....     (2.1)      (1.9)       (4.2)      (3.8)
                                                            -------     ------     -------     ------
Net loss attributable to common shares....................  $  (6.4)    $ (9.4)    $ (16.4)    $(14.8)
                                                            =======     ======     =======     ======
NET LOSS PER SHARE
Basic and diluted.........................................  $ (0.02)    $(0.03)    $ (0.05)    $(0.05)
Weighted average number common shares outstanding.........    358.1      301.2       352.4      301.1
Total outstanding and issued common shares at June 30.....                           358.3      301.7

                            KINROSS GOLD CORPORATION



                          INTERIM FINANCIAL STATEMENTS



             CONSOLIDATED STATEMENT OF COMMON SHAREHOLDERS' EQUITY


                     FOR THE SIX MONTHS ENDED JUNE 30, 2002
              (expressed in millions of U.S. dollars) (unaudited)

                                                                                     CUMULATIVE
                                      COMMON   CONTRIBUTED   CONVERTIBLE             TRANSLATION
                                      SHARES     SURPLUS     DEBENTURES    DEFICIT   ADJUSTMENTS   TOTAL
                                      ------   -----------   -----------   -------   -----------   ------
BALANCE, DECEMBER 31, 2001..........  $945.7     $ 12.9        $124.8      $(723.2)    $(28.6)     $331.6
Issuance of common shares...........   19.3          --            --           --         --        19.3
Increase in equity component of
  convertible debentures............     --          --           4.3         (4.2)        --         0.1
Net loss for the period.............     --          --            --        (12.2)        --       (12.2)
Cumulative translation
  adjustments.......................     --          --            --           --        6.1         6.1
                                      ------     ------        ------      -------     ------      ------
BALANCE, JUNE 30, 2002..............  $965.0     $ 12.9        $129.1      $(739.6)    $(22.5)     $344.9
                                      ======     ======        ======      =======     ======      ======

                            KINROSS GOLD CORPORATION



                          INTERIM FINANCIAL STATEMENTS



                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              (expressed in millions of U.S. dollars) (unaudited)


                                                             THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                  JUNE 30,               JUNE 30,
                                                             -------------------    -------------------
                                                              2002       2001        2002       2001
                                                             ------    ---------    ------    ---------
                                                                       (RESTATED              (RESTATED
                                                                        NOTE 2)                NOTE 2)
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING
  ACTIVITIES:
OPERATING:
Loss for the period before dividends on convertible
  preferred shares of subsidiary company...................  $ (4.1)    $ (5.8)     $(11.2)    $ (7.6)
Items not affecting cash:
  Depreciation, depletion and amortization.................    19.6       23.7        41.4       43.1
  Deferred revenue realized................................    (1.2)      (4.8)       (2.5)      (8.2)
  Site restoration cost accruals...........................     0.7        0.4         1.5        0.8
  Other....................................................     0.4        1.8          --        0.8
                                                             ------     ------      ------     ------
                                                               15.4       15.3        29.2       28.9
Proceeds on restructuring of gold forward sale contracts...      --         --          --       21.1
Site restoration cash expenditures.........................    (1.5)      (1.4)       (2.6)      (2.6)
Changes in non-cash working capital items
  Accounts receivable......................................    (5.6)       4.3        (1.0)       1.7
  Inventories..............................................     2.1        4.4         3.6        4.7
  Marketable securities....................................     1.0         --         2.5         --
  Accounts payable and accrued liabilities.................    (1.9)      (8.9)       (2.7)      (6.8)
Effect of exchange rate changes on cash....................     1.6       (0.3)        2.0       (0.9)
                                                             ------     ------      ------     ------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES...............    11.1       13.4        31.0       46.1
                                                             ------     ------      ------     ------
FINANCING:
  Issuance of common shares................................     0.3        0.3        19.3        0.5
  Acquisition of preferred shares of subsidiary company....    (0.3)        --       (11.4)        --
  Reduction of debt component of convertible debentures....    (1.2)      (1.4)       (2.5)      (2.7)
  Repayment of debt........................................    (1.7)     (11.8)      (12.2)     (36.1)
                                                             ------     ------      ------     ------
CASH FLOW USED IN FINANCING ACTIVITIES.....................    (2.9)     (12.9)       (6.8)     (38.3)
                                                             ------     ------      ------     ------
INVESTING:
  Additions to property, plant and equipment...............    (6.1)      (4.6)       (9.2)     (16.1)
  Long-term investments and other assets...................     1.9       (0.7)        1.9       (2.4)
  Proceeds from the sale of property, plant and
     equipment.............................................      --        0.4         0.1        1.4
  (Increase) decrease in restricted cash...................    (0.4)        --        (4.4)       2.9
                                                             ------     ------      ------     ------
CASH FLOW USED IN INVESTING ACTIVITIES.....................    (4.6)      (4.9)      (11.6)     (14.2)
                                                             ------     ------      ------     ------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........     3.6       (4.4)       12.6       (6.4)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............    90.0       75.8        81.0       77.8
                                                             ------     ------      ------     ------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................  $ 93.6     $ 71.4      $ 93.6     $ 71.4
                                                             ======     ======      ======     ======
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for: Interest....................................  $  3.4     $  5.6      $  4.0     $  6.9
               Taxes.......................................  $  0.9     $  0.3      $  1.3     $  0.9

                            KINROSS GOLD CORPORATION

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

   The interim consolidated financial statements (the "financial statements") of Kinross Gold Corporation (the "Company") have been prepared in accordance with the accounting principles and methods of application disclosed in the consolidated financial statements for the year ended December 31, 2001, except for those indicated below.

   The accompanying interim unaudited consolidated financial statements include all adjustments that are, in the opinion of management, necessary for a fair presentation. These financial statements do not include all disclosures required by Canadian Generally Accepted Accounting Principles for annual financial statements and accordingly the financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's annual report for the year ended December 31, 2001

2.  NEW PRONOUNCEMENTS

   Effective January 1, 2002, the Company adopted the new Canadian Institute of Chartered Accountants ("CICA") recommendations for foreign currency translation. This standard eliminates the practice of deferring and amortizing unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the fiscal year following the current reporting period. Foreign exchange gains and losses arising on translation of these monetary items are now included in the determination of current period losses. The Company previously had unrealized foreign exchange gains and losses on converting the debt component of Canadian dollar dominated convertible debentures to U.S. dollars. In addition, the Canadian dollar denominated redeemable retractable preferred shares were translated to U.S. dollars at the historical rate on the date of issue. The adoption of this new standard has been applied retroactively with prior year comparative amounts restated. The effects on the consolidated financial statements are as follows:

    CHANGE IN STATEMENT OF OPERATIONS AND DEFICIT AMOUNTS:
    ------------------------------------------------------        ------------
                                                                  ($ millions)
    Increase in foreign exchange gain for the six months ended
      June 30, 2001.............................................       0.1
    Decrease in net loss for the six months ended June 30,
      2001......................................................       0.1
    Decrease in deficit -- December 31, 2000....................       2.2
    Decrease in deficit -- December 31, 2001....................       2.8

3.  FINANCIAL INSTRUMENTS

   The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policy approved by the Company's Board of Directors. The Company does not hold or issue derivative contracts for speculative or trading purposes.

   Realized and unrealized gains or losses on derivative contracts, that qualify for hedge accounting, are deferred and recorded in income when the underlying hedged transaction is recognized. Gains on the early settlement of gold hedging contracts are recorded as deferred revenue on the balance sheet and included in income over the original delivery schedule of the hedged production.

   Premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized currently in earnings. In the first half of 2002, the mark-to-market adjustments increased the liability by $1.6 million.

4.  ACQUISITION OF CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY

   During 2001, the Company acquired 945,400 convertible preferred shares of subsidiary company with a carrying value of $48.9 million in exchange for 24,186,492 common shares of the Company valued at $23.2 million. The $25.7 million difference in value associated with this transaction was applied against the carrying value of certain property, plant and equipment.

   The Company completed an equity offering in February, 2002, and issued 23,000,000 common shares from treasury for gross proceeds before costs of the issue of $19.5 million. The majority of funds raised were used to complete a $16.00 per share cash tender offer for the Kinam Preferred Shares owned by nonaffiliated shareholders. On March 28, 2002, 652,992 Kinam Preferred Shares were tendered under the cash tender offer and after extending the offer an additional 17,730 Kinam Preferred Shares were tendered on April 4, 2002, leaving 223,878 or 12.2% of the issued and outstanding Kinam Preferred Shares held by non-affiliated shareholders. The Kinam Preferred Shares tendered had a book value of $36.5 million and were purchased by the Company for $10.7 million ($11.4 million including costs of the tender offer). The $25.1 million difference in value associated with these transactions was applied against the carrying value of certain property, plant and equipment.

5.  STOCK OPTIONS

   Effective January 1, 2002, the Company adopted the recommendations of the CICA for stock-based compensation and other stock-based payments. This recommendation establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that the Company has the ability to settle in stock are recorded as equity, whereas awards that the Company is required to or has a practice of settling in cash are recorded as liabilities.

   The Company's stock option plan is described in note 14 of the consolidated financial statements for the year ended December 31, 2001. The Company has elected not to use the fair value method of accounting for stock options. As a result it does not recognize compensation expense nor the fair value of the options issued to its employees. No stock-based awards are made available to non-employees.

   Had compensation expense for the stock-based compensation plans been determined based upon the fair value method of accounting for awards granted on or after January 1, 2002, the pro forma net loss attributed to common shares would have amounted to $16.5 million and pro forma EPS would have remained at loss of $0.05 per share for the six month period ended June 30, 2002. The fair value of the options granted during the six month period ended June 30, 2002 is estimated to be $0.1 million. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in the six months period ended June 30, 2002: dividend yield of 0%, expected volatility of 63% risk-free interest rate of 4.7% and expected lives of 5 years. The Company has not included those options outstanding on the date of adoption of this new recommendation in the calculation of its pro forma earnings per share for the period.

6.  SEGMENTED INFORMATION

   The Company operates five gold mines: Hoyle Pond, located in Ontario; Kubaka (54.7% ownership), located in Russia; Fort Knox, located in Alaska, United States; Blanket, located in Zimbabwe; and Refugio (50% ownership), located in Chile. As of December 31, 2001, the Company no longer consolidates the Zimbabwe operation as a result of the political situation in that country. See Note 15 to the 2001 Kinross Annual Report. In addition, the Company has an 85.9% interest in E-Crete, a producer of aerated concrete, several other gold mining assets in various stages of reclamation, closure, care and maintenance and development and two corporate offices in Canada and the United States. As the products and services in each of the reportable segments, except for the corporate activities, are essentially the same, reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where complete internal financial statements are available.


                                                                 REPORTABLE OPERATING SEGMENTS                 CORPORATE
                                                    --------------------------------------------------------      AND
                                                    HOYLE   KUBAKA   FORT KNOX   BLANKET   REFUGIO   E-CRETE     OTHER     TOTAL
                                                    -----   ------   ---------   -------   -------   -------   ---------   ------
    As at June 30, 2002 and for the six months
      ended June 30, 2002:                                                                                            (b)
    Mining revenue................................  $29.9   $33.2     $ 63.0      $  --     $ 3.1     $  --      $(1.2)    $128.0
    Interest revenue..............................     --     0.1         --         --        --        --        0.6        0.7
    Interest expense..............................     --     0.2        0.9         --       0.1       0.2        1.4        2.8
    Depreciation, depletion and amortization......    8.7     9.8       23.3         --        --       0.8       (1.2)      41.4
    Segment profit (loss).........................    3.7     8.5      (13.4)        --       6.6      (2.2)     (13.1)      (9.9)
    Segment assets................................   86.2    61.7      300.0         --      12.9       8.2       71.1(a)   540.1
    Capital expenditures..........................    4.0     0.1        4.5         --        --       0.4        0.2        9.2
    As at June 30, 2001 and for the six months
      ended June 30, 2001:                                                                                            (b)
    Mining revenue................................  $19.8   $30.2     $ 55.8      $ 5.7     $13.0     $  --      $10.3     $134.8
    Interest revenue..............................     --     0.8         --        0.5       0.1        --        1.9        3.3
    Interest expense..............................     --     0.7        2.1         --        --       0.2        1.6        4.6
    Depreciation, depletion and amortization......    7.2    12.0       19.4        1.2        --       0.2        3.1       43.1
    Segment profit (loss).........................   (3.0)    1.7       (5.3)       0.2       1.8      (1.5)      (0.7)      (6.8)
    Segment assets................................   91.7    96.0      335.6       12.8      11.1       8.3       95.1(a)   650.6
    Capital expenditures..........................    4.4     0.4       10.3        0.2        --       0.4        0.4       16.1
    For the three months ended June 30, 2002:                                                                         (b)
    Mining revenue................................  $12.4   $18.0     $ 30.0      $  --     $ 0.9     $  --      $(2.1)    $ 59.2
    Interest revenue..............................     --     0.1         --         --        --        --        0.2        0.3
    Interest expense..............................     --     0.1        0.3         --       0.1       0.1        0.7        1.3
    Depreciation, depletion and amortization......    4.0     5.1       10.9         --        --       0.4       (0.8)      19.6
    Segment profit (loss).........................    0.4     5.0       (5.5)        --       5.6      (1.0)      (8.1)      (3.6)
    Capital expenditures..........................    2.3      --        3.5         --        --       0.2        0.1        6.1
    For the three months ended June 30, 2001:                                                                         (b)
    Mining revenue................................  $10.3   $16.0     $ 29.6      $ 3.1     $ 6.3     $  --      $ 5.4     $ 70.7
    Interest revenue..............................     --     0.4         --        0.3       0.1        --        1.2        1.8
    Interest expense..............................     --     0.3        0.9         --        --       0.1        0.7        2.0
    Depreciation, depletion and amortization......    3.7     6.5       11.2        0.6        --       0.1        1.6       23.7
    Segment profit (loss).........................   (1.0)    0.8       (3.2)       0.4       0.6      (0.8)      (3.2)      (6.4)
    Capital expenditures..........................    1.4     0.2        2.4        0.1        --       0.4        0.1        4.6


---------------

    (a) includes $78.3 million (2001 -- $48.5 million) in cash and cash equivalents held at the Corporate level

    (b)  includes Corporate and other non core mining operations

    RECONCILIATION OF REPORTABLE OPERATING SEGMENT (LOSS) PROFIT TO NET LOSS FOR THE PERIOD:


                                                                  THREE MONTHS           SIX MONTHS
                                                                      ENDED                ENDED
                                                                    JUNE 30,              JUNE 30,
                                                                -----------------    ------------------
                                                                2002       2001       2002       2001
                                                                -----    --------    ------    --------
Segment profit (loss).......................................    $ 4.5     $(3.2)     $  3.2     $ (6.1)
Add (deduct) items not included in segment (loss) profit:
Corporate and other.........................................     (8.1)     (3.2)      (13.1)      (0.7)
                                                                -----     -----      ------     ------
                                                                 (3.6)     (6.4)       (9.9)      (6.8)
Gain on sale of assets......................................      1.2        --         1.5         --
Share in income (loss) of investee companies................     (0.1)     (0.3)        0.2       (0.7)
(Provision for) recovery of income taxes....................     (1.6)      0.9        (3.0)      (0.1)
Dividends on convertible preferred shares of subsidiary
  company...................................................     (0.2)     (1.7)       (1.0)      (3.4)
                                                                -----     -----      ------     ------
Net loss for the period.....................................    $(4.3)    $(7.5)     $(12.2)    $(11.0)
                                                                =====     =====      ======     ======


    ENTERPRISE -- WIDE DISCLOSURE:
    GEOGRAPHIC INFORMATION:

                                                                                                       MINERAL
                                                                                                     PROPERTIES,
                                                                      MINING REVENUE                  PLANT AND
                                                           ------------------------------------       EQUIPMENT
                                                             THREE MONTHS         SIX MONTHS       ----------------
                                                            ENDED JUNE 30,      ENDED JUNE 30,      AS AT JUNE 30,
                                                           ----------------    ----------------    ----------------
                                                            2002      2001      2002      2001      2002      2001
                                                           ------    ------    ------    ------    ------    ------
United States..........................................    $ 28.2    $ 33.5    $ 61.5    $ 63.5    $249.2    $329.0
Russia.................................................      18.0      15.8      33.2      30.0      20.9      43.0
Chile..................................................       0.9       6.3       3.1      13.4        --        --
Other..................................................        --       3.3        --       5.8       5.2      14.9
                                                           ------    ------    ------    ------    ------    ------
Total foreign..........................................      47.1      58.9      97.8     112.7     275.3     386.9
Canada.................................................      12.1      11.8      30.2      22.1      89.4      92.2
                                                           ------    ------    ------    ------    ------    ------
Total..................................................    $ 59.2    $ 70.7    $128.0    $134.8    $364.7    $479.1
                                                           ======    ======    ======    ======    ======    ======

7.  (LOSS) EARNINGS PER SHARE

   (Loss) earnings per share ("EPS") has been calculated using the weighted average number of shares outstanding during the period. Diluted EPS is calculated using the treasury stock method in 2001. The calculation of diluted earnings per share assumes that employee stock options were exercised at the beginning of the period, or time of issue, if later Employee stock options with an exercise price greater than the average market price of the common shares were not included in the calculation of diluted earnings per share as the effect is anti-dilutive. The average price of the common shares during the six month period was $1.52 (2001 - $0.62)

                                                                   2002       2001
                                                                  -------    -------
    Weighted average number of common shares outstanding at June
      30(th) (000's)............................................  352,426    301,151
    Add: Options, warrants and participating securities as if
      issued, exercised and outstanding at January 1st
    Options.....................................................    6,710      3,393
    Restricted shares...........................................        2         --
    Convertible debentures(a)...................................   14,651     14,651
    Redeemable retractable preferred shares(b)..................    3,175      3,175
    Convertible preferred shares of subsidiary company(c).......    1,086      8,926
                                                                  -------    -------
    Weighted average number of common shares used for diluted
      earnings per share........................................  378,050    331,296
                                                                  =======    =======

---------------

    (a) Convertible debentures -- $128.9 million (Cdn. $195.8 million) principal issued and outstanding

    (b) Redeemable retractable preferred shares -- 384,613 shares issued and outstanding

    (c) Convertible preferred shares of subsidiary company -- 223,878 shares issued and outstanding to non-affiliated shareholders as at June 30, 2002.

8.  CONTINGENCIES

   Binding arbitration has ruled in favour of Compania Minera Maricunga ("CMM") on claims against Fluor Daniel Chile Ingenieria y Construccion S.A., Fluor Daniel Corporation, and Fluor Daniel Wright Ltd. ("Fluor") for damages relating to the original construction of the Refugio gold mine in northern Chile. The arbitrator has concluded that Fluor was "grossly negligent" in certain aspects of the construction of the Refugio facilities and has determined a net award in favour of CMM for US$20 million plus interest accumulated from July 1999 for a net amount of $23.6 million. Fluor decided to contest the arbitrators ruling in the Chilean Appellate Court. Fluor has only contested the

    "consequential damages" portion of the arbitrators ruling, which is approximately half of the net settlement. Oral and written arguments were presented to the Chilean Appellate Court on July 2, 2002. The appellate court is expected to render a decision within two months. The Company has recorded its proportionate share of the net award that is not being contested of approximately $5.5 million.

   In addition, there have been no further developments in the legal claims disclosed in the year end and the first quarter interim report to shareholders.

9.  2001 FIGURES

   Certain of the 2001 figures have been reclassified to conform to the 2002 presentation.


10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES



   The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP") which differ from those principles that the company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").



   Material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP are as follows:



    CONSOLIDATED BALANCE SHEETS:


                                                                   DEFERRED         DEBT
                                                       PROPERTY,    CHARGES      COMPONENT
                             LONG-TERM    MARKETABLE   PLANT AND   AND OTHER   OF CONVERTIBLE      OTHER      DEFERRED
                            INVESTMENTS   SECURITIES   EQUIPMENT    ASSETS       DEBENTURES     LIABILITIES   REVENUE
                            -----------   ----------   ---------   ---------   --------------   -----------   --------
    As at June 30, 2002
     under CDN GAAP.......     $13.2         $0.3       $364.7       $ 9.4         $ 24.9          $  --        $7.1
    Recognition of
     deferred exchange
     gains on convertible
     debentures(a)........        --           --           --          --             --             --          --
    Elimination of the
     effects of
     recognition of the
     equity component of
     convertible
     debentures(a)........        --           --           --        (0.4)         103.9             --          --
    Additional write-down
     of property, plant
     and equipment under
     U.S. GAAP(b).........        --           --        (60.5)         --             --             --          --
    Reduction in
     depreciation,
     depletion and
     amortization under
     U.S. GAAP(b).........        --           --         21.3          --             --             --          --
    Reversal of 1991
     deficit
     elimination(c).......        --           --           --          --             --             --          --
    Unrealized gains on
     marketable securities
     and long-term
     investments(d).......      62.0          0.2           --          --             --             --          --
    Adoption of SFAS
     133(e)...............        --           --           --          --             --           19.3        (7.1)
    Premium on
     flow-through shares
     issued(f)............        --           --           --          --             --            0.6          --
                               -----         ----       ------       -----         ------          -----        ----
    As at June 30, 2002
     under U.S. GAAP......     $75.2         $0.5       $325.5       $ 9.0         $128.8          $19.9        $ --
                               =====         ====       ======       =====         ======          =====        ====

                                EQUITY
                              COMPONENT                COMMON        OTHER
                            OF CONVERTIBLE              SHARE    COMPREHENSIVE
                              DEBENTURES     DEFICIT   CAPITAL      INCOME
                            --------------   -------   -------   -------------
    As at June 30, 2002
     under CDN GAAP.......      $129.1       $(739.6)  $965.0       $   --
    Recognition of
     deferred exchange
     gains on convertible
     debentures(a)........       (15.5)         15.5       --           --
    Elimination of the
     effects of
     recognition of the
     equity component of
     convertible
     debentures(a)........      (113.6)          9.3       --           --
    Additional write-down
     of property, plant
     and equipment under
     U.S. GAAP(b).........          --         (60.5)      --           --
    Reduction in
     depreciation,
     depletion and
     amortization under
     U.S. GAAP(b).........          --          21.3       --           --
    Reversal of 1991
     deficit
     elimination(c).......          --          (5.3)     5.3           --
    Unrealized gains on
     marketable securities
     and long-term
     investments(d).......          --            --       --         62.2
    Adoption of SFAS
     133(e)...............          --           2.6       --        (14.8)
    Premium on
     flow-through shares
     issued(f)............          --           0.5     (1.1)          --
                                ------       -------   ------       ------
    As at June 30, 2002
     under U.S. GAAP......      $   --       $(756.2)  $969.2       $ 47.4
                                ======       =======   ======       ======

                                                                   DEFERRED         DEBT
                                                       PROPERTY,    CHARGES      COMPONENT
                             LONG-TERM    MARKETABLE   PLANT AND   AND OTHER   OF CONVERTIBLE      OTHER      DEFERRED
                            INVESTMENTS   SECURITIES   EQUIPMENT    ASSETS       DEBENTURES     LIABILITIES   REVENUE
                            -----------   ----------   ---------   ---------   --------------   -----------   --------
    As at December 31,
     2001 under CDN GAAP
     (restated note 2)....     $12.9         $1.5       $415.0       $11.0         $ 26.0          $ --         $9.6
    Recognition of
     deferred exchange
     gains on convertible
     debentures(a)........        --           --           --          --             --            --           --
    Elimination of the
     effects of
     recognition of the
     equity component of
     convertible
     debentures(a)........        --           --           --         0.5           96.8            --           --
    Additional write-down
     of property, plant
     and equipment under
     U.S. GAAP(b).........        --           --        (60.5)         --             --            --           --
    Reduction in
     depreciation,
     depletion and
     amortization under
     U.S. GAAP(b).........        --           --         17.9          --             --            --           --
    Reversal of 1991
     deficit
     elimination(c).......        --           --           --          --             --            --           --
    Unrealized gains on
     marketable securities
     and long-term
     investments(d).......       4.6          0.3           --          --             --            --           --
    Adoption of SFAS
     133(e)...............        --           --           --          --             --           4.6         (9.6)
    Premium on
     flow-through shares
     issued(f)............        --           --           --          --             --           1.1           --
                               -----         ----       ------       -----         ------          ----         ----
    As at December 31,
     2001 under U.S.
     GAAP.................     $17.5         $1.8       $372.4       $11.5         $122.8          $5.7         $ --
                               =====         ====       ======       =====         ======          ====         ====

                                EQUITY
                              COMPONENT                COMMON        OTHER
                            OF CONVERTIBLE              SHARE    COMPREHENSIVE
                              DEBENTURES     DEFICIT   CAPITAL      INCOME
                            --------------   -------   -------   -------------
    As at December 31,
     2001 under CDN GAAP
     (restated note 2)....      $124.8       $(723.2)  $945.7        $  --
    Recognition of
     deferred exchange
     gains on convertible
     debentures(a)........       (18.1)         18.1       --           --
    Elimination of the
     effects of
     recognition of the
     equity component of
     convertible
     debentures(a)........      (106.7)         10.4       --           --
    Additional write-down
     of property, plant
     and equipment under
     U.S. GAAP(b).........          --         (60.5)      --           --
    Reduction in
     depreciation,
     depletion and
     amortization under
     U.S. GAAP(b).........          --          17.9       --           --
    Reversal of 1991
     deficit
     elimination(c).......          --          (5.3)     5.3           --
    Unrealized gains on
     marketable securities
     and long-term
     investments(d).......          --            --       --          4.9
    Adoption of SFAS
     133(e)...............          --          (3.9)      --          8.9
    Premium on
     flow-through shares
     issued(f)............          --            --     (1.1)          --
                                ------       -------   ------        -----
    As at December 31,
     2001 under U.S.
     GAAP.................      $   --       $(746.5)  $949.9        $13.8
                                ======       =======   ======        =====



    CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                  ----------------------
                                                                    2002         2001
                                                                  ---------    ---------
                                                                               (RESTATED
                                                                                NOTE 2)
    Net loss for the period under CDN GAAP......................   $(12.2)      $(11.0)
    Adjustments:
    Reduction in depreciation, depletion and amortization under
      U.S. GAAP(b)..............................................      3.4          3.0
    Increase in convertible debenture interest(a)...............     (2.5)        (2.7)
    Recognition of exchange gains (losses) on convertible
      debentures(a).............................................     (4.7)         1.5
    Change in fair value of derivatives under SFAS 133(e).......      6.5         13.1
    Flow through share premium included in income(f)............      0.5           --
                                                                   ------       ------
    Net (loss) income for the year under U.S. GAAP..............   $ (9.0)      $  3.9
                                                                   ======       ======
    Basic (loss) earnings per common share under U.S. GAAP......   $(0.03)      $ 0.01
    Diluted (loss) earnings per common share under U.S. GAAP....      n/a          n/a
    Effect of U.S. GAAP adjustments on basic (loss) earnings per
      common share..............................................   $ 0.02       $ 0.06



   Statement of Operations Presentation: Revenue would exclude the items "interest and other income" and "mark to market gain (loss) on call options". Accordingly, "mining revenue" would be the only category presented within revenue on the statement of operations under U.S. GAAP.



   For U.S. GAAP presentation purposes, the measure "loss before the undernoted" is not a recognized term and would therefore not be presented.



   The following table reconciles "loss before the undernoted" to "loss from operations" but does not include the U.S. GAAP adjustments outlined above.

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                  ----------------------
                                                                    2002         2001
                                                                  ---------    ---------
                                                                               (RESTATED
                                                                                NOTE 2)
    Loss before the undernoted..................................   $ (4.1)      $ (1.8)
    Add/(deduct):
    Interest and other income...................................     (7.7)        (5.4)
    Mark to market loss (gain) on call options..................      1.6         (2.4)
    Gain on sale of assets......................................      1.5           --
    Foreign exchange loss.......................................     (3.0)        (0.4)
                                                                   ------       ------
    Loss from operations........................................   $(11.7)      $(10.0)
                                                                   ======       ======



   In addition, "dividends on convertible preferred shares of subsidiary" are required to be presented as a component of non-operating loss:



   For U.S. GAAP presentation purposes, the components of non-operating loss are as follows (but does not include the U.S. GAAP adjustments outlined above):



                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                  ----------------------
                                                                    2002         2001
                                                                  ---------    ---------
                                                                               (RESTATED
                                                                                NOTE 2)
    Interest and other income...................................    $ 7.7        $ 5.4
    Market to market (loss) gain on call options................     (1.6)         2.4
    Share in income (loss) of investee companies................      0.2         (0.7)
    Interest expense on long-term liabilities...................     (2.8)        (4.6)
    Dividends on convertible preferred shares of subsidiary
      company...................................................     (1.0)        (3.4)
                                                                    -----        -----
    Non-operating gain (loss)...................................    $ 2.5        $(0.9)
                                                                    =====        =====



    CONSOLIDATED STATEMENTS OF CASH FLOWS



   Consolidated statements of cash flows presented in accordance with U.S. GAAP would require the following changes from a consolidated statements of cash flows prepared in accordance with Canadian GAAP.



   (i) A sub-total within the "cash flows provided from operating activities" sub-section is not permitted and therefore the reader should disregard the subtotals $29.2 million and $28.9 million.



   (ii) Within "cash flows provided from operating activities", the determination should begin with net loss, instead of the "loss for the year before dividends on convertible preferred shares of subsidiary company".



   (iii) Under U.S. GAAP, the reduction of the debt component of convertible debentures is treated as interest expense and as a cash flow from operating activities. Under Canadian GAAP, the interest expense is classified as a financing activity.



   Accordingly, for U.S. GAAP the amounts reported are:



                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                  ----------------------
                                                                    2002         2001
                                                                  ---------    ---------
                                                                               (RESTATED
                                                                                NOTE 2)
    Cash flow provided from operating activities................     28.5         43.4
    Cash flow used in financing activities......................     (4.3)       (35.6)
    Cash flow used in investing activities......................    (11.6)       (14.2)

    CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS



   The Company's statements of comprehensive income under U.S. GAAP are as follows:



                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                  ----------------------
                                                                    2002         2001
                                                                  ---------    ---------
                                                                               (RESTATED
                                                                                NOTE 2)
    Net (loss) income for the year under U.S. GAAP..............   $ (9.0)       $ 3.9
    Change in currency translation adjustments..................      6.1         (1.7)
    Change in unrealized (losses) gains on marketable securities
      and long-term investments(d)..............................     57.3          0.5
    Change in fair value of derivatives under SFAS 133(e).......    (23.7)         5.4
                                                                   ------        -----
    Comprehensive income under U.S. GAAP........................   $ 30.7        $ 8.1
                                                                   ======        =====



   (a) Under CDN GAAP, the convertible debentures described in Note 11 are accounted for in accordance with their substance and, as such, are presented in the financial statements in their liability and equity component parts. Under U.S. GAAP, the entire principal amount of the convertible debentures of $128.8 million and $122.8 million at June 30, 2002 and December 31, 2001 respectively, is treated as debt with interest expense based on the coupon rate of 5.5%.



      In addition, under CDN GAAP, the unrealized foreign exchange gains on the CDN dollar denominated debentures are deferred and amortized over the term of the debentures. Effective January 1, 2002, CDN GAAP will no longer permit the deferral of unrealized foreign exchange gains and losses on the debt component of the debentures. Under U.S. GAAP, these gains are recognized in income currently along with exchange gains related to the portion of the convertible debentures included in equity under CDN GAAP.



   (b) As a result of applying SFAS No. 121, property, plant and equipment is reduced and the deficit increased by $60.5 million. This difference arises from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. Under CDN GAAP, future cash flows from impaired properties are not discounted. The write downs of property, plant and equipment which generate this difference occurred in periods prior to January 1, 2001. Under U.S. GAAP, depreciation, depletion and amortization would be reduced by $3.0 million and $3.9 million during the six months ended June 30, 2002 and June 30, 2001, respectively, to reflect the above and the requirement under U.S. GAAP to amortize capitalized costs over proven and probable reserves only.



   (c) CDN GAAP allows for the elimination of operating deficits by the reduction of stated capital attributable to common shares with a corresponding offset to the accumulated deficit. This reclassification is not permitted by U.S. GAAP and would require in each subsequent period an increase in share capital and an increase in deficit of $5.3 million.



   (d) Under CDN GAAP, unrealized gains (losses) on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains (losses) on long-term investments, that are classified as securities available for sale, of $62.0 million and $4.6 million at June 30, 2002 and December 31, 2001, respectively and marketable securities of $0.2 million and $0.3 million at June 30, 2002 and December 31, 2001 are included as a component of comprehensive loss in the current period.



   (e) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net loss when the original hedged transaction is recorded.



      On January 1, 2001 the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the corresponding amendments under FASB Statement No. 138 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.



      For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred.



      The adoption of SFAS 133 results in a cumulative decrease in deferred revenue of $7.1 million and $9.6 million, a cumulative increase in other long-term liabilities of $19.3 million and $4.6 million, a cumulative decrease in deficit of $2.6 million and increase in deficit of $3.9 million, and a cumulative decrease in other comprehensive income of $14.8 million and increase in other comprehensive income $8.9 million at June 30, 2002 and December 31, 2001, respectively. Additionally, as a result of applying SFAS 133, there would be a decrease to the net loss of $6.5 million and $13.1 million, for the six months ended June 30, 2002 and for the year ended December 31, 2001, respectively. On adoption of SFAS 133, the Company did not complete the required designation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives were carried at fair value with the changes in fair value recorded as an adjustment to net loss. The SFAS requirements for foreign exchange forward contracts hedging known on forecasted foreign currency exposures were completed on adoption the standard and, as such, these contracts were accounted for as cash flow hedges from January 1, 2001. Realized and unrealized derivatives gains and losses included in OCI on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange (loss) gain for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. During the six months ended June 30, 2002, $3.8 million of derivative losses were reclassified out of other comprehensive income (twelve months ended December 31, 2001, $11.6 million of derivative gains). The Company estimates that $8.5 million of net derivatives losses included in other comprehensive income will be reclassified into earnings within the next twelve months. There was no ineffectiveness recorded during the year.



      The effect of the transition adjustment as of January 1, 2001, was an increase in assets of $10.7 million, a decrease in deferred revenue of $10.1 million, an increase in other long-term liabilities of $0.3 million, and an increase in other comprehensive income of $20.5 million.



      Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings.



   (f) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received are recorded as share capital. Once the qualifying expenditures are made, exploration expenses and common share capital are reduced by the amount of the premium received in excess of the market value for the flow-through shares. Qualifying expenditure did not begin to be incurred until 2002.



      For U.S. GAAP, the premium paid in excess of the market value of $1.1 million is credited to other liabilities and included in income over the period in which the Company incurs the qualified expenditures, which includes $0.5 million released to income in the six months ended June 30, 2002.



      Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the Consolidated Balance Sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.



      As at June 30, 2002, unexpended flow-through funds were $2.7 million. (December 31, 2001: $4.6 million)



      JOINT VENTURE ACCOUNTING



      The investments in Omolon Gold Mining Company, Compania Minera Maricungu and E-Crete, LLC are proportionately consolidated under Canadian GAAP and would normally be equity accounted under US GAAP. The Company relies on an accommodation from the SEC which permits the Company to omit the differences in classification that arise. Each of the joint ventures listed qualifies for this accommodation on the basis that they are operating entities and that significant financial and operating policies are jointly controlled all parties with an equity interest, subject to a contractual arrangement.



      STOCK-BASED COMPENSATION



      For the purposes of this U.S. GAAP reconciliation, Kinross follows APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related interpretations, which results in a measurement of nil compensation expense at grant date of the stock options. Had compensation expense for the stock option plans been determined based upon fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and loss per share under U.S. GAAP would have been increased by approximately $0.1 million or $NIL per share in the six months ended June 30, 2002 and $1.1 million or $NIL per share in the year ended December 31, 2001. The fair value of the options granted during 2001, 2000 and 1999 is estimated to be $1.1 million, $2.4 million and $3.0 million, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999: dividend yield of 0%; expected volatility of 61%, 57% and 57%, respectively and an expected life of five years.



      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



      In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 amends SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. The Company has not yet determined the impact of this Statement on its financial statements.



      In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This pronouncement is effective for exit or disposal activities that are initiated after December 31, 2002 and requires these costs to be recognized when the liability is incurred and not at project initiation. The Company is reviewing the provisions of the Statement, but has not yet determined the impact of this Statement on its financial statements.



11. SUBSEQUENT EVENT


   Effective July 1, 2002, the Company agreed to form a joint venture with a wholly owned subsidiary of Placer Dome Inc. ("Placer"). The formation of the joint venture combined the two companies' respective gold mining operations in the Porcupine district in Ontario, Canada.

    Placer owns 51% of this joint venture and is the operator, while the Company owns 49%. Placer contributed the Dome mine and mill and the Company contributed the Hoyle Pond, Nighthawk Lake and Pamour mines, exploration properties in the Porcupine district, as well as the Bell Creek mill. Future capital, exploration and operating costs will be shared in proportion to each party's ownership interest.

   The formation of the joint venture will be accounted for in accordance with
   Section 3055 of the CICA Handbook as an exchange of productive assets in the ordinary course of business. Since these assets were exchanged for an interest in similar assets and there has been no culmination of the earnings process, the exchange will be recorded at the carrying value of the assets contributed.


12. BUSINESS COMBINATION WITH TVX AND ECHO BAY


   The Company, TVX Gold Inc. ("TVX") and Echo Bay Mines Ltd. ("Echo Bay") have entered into a combination agreement dated June 10, 2002, as amended July 12, 2002 for the purpose of combining the ownership of their respective businesses. Echo Bay, a United States registrant, is required to clear the information circular with the Securities and Exchange Commission of the United States ("SEC"), before mailing to its shareholders. The draft information circular was filed with the SEC for review on July 16, 2002. The Company will provide shareholders with details of the transaction in an information circular to be mailed in connection with a special shareholders meeting once this process is finalized.

   TVX shareholders will receive 6.5 common shares of the Company for each TVX share outstanding and Echo Bay shareholders' will receive 0.52 common shares of the Company for each Echo Bay common share outstanding. Concurrent with the business combination, TVX has agreed to acquire Newmont Mining Corporation's 50% non-controlling interest in the TVX Newmont America's joint venture for $180 million.

                          INDEPENDENT AUDITORS' REPORT



To The Directors of


  KINROSS GOLD CORPORATION



     We have audited the accompanying consolidated balance sheets of Kinross Gold Corporation and its subsidiaries (the "Company") as at December 31, 2001 and 2000 and the related consolidated statements of operations, common shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001, in accordance with Canadian generally accepted accounting principles.



     On February 13, 2002, we reported separately to the shareholders of the Company on our audit, conducted in accordance with Canadian generally accepted auditing standards, of the consolidated financial statements for the same periods, prepared in accordance with Canadian generally accepted accounting principles.



(SIGNED) DELOITTE & TOUCHE LLP


CHARTERED ACCOUNTANTS



Toronto, Canada


March 7, 2002, except for note 22, which is as of September 13, 2002

                            KINROSS GOLD CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                               AS AT DECEMBER 31,

                          CONSOLIDATED BALANCE SHEETS
                    (expressed in millions of U.S. dollars)

                                                               2001      2000
                                                              ------    ------
                                    ASSETS
CURRENT ASSETS
Cash and cash equivalents...................................  $ 81.0    $ 77.8
Restricted cash.............................................      --       2.9
Accounts receivable (Note 3)................................    13.8      20.3
Inventories (Note 4)........................................    42.4      54.6
Marketable securities (quoted market value: 2001 -- $1.8;
  2000 -- $0.7).............................................     1.5       0.7
                                                              ------    ------
                                                               138.7     156.3
Property, plant and equipment (Note 5)......................   415.0     505.6
Long-term investments (Note 6)..............................    12.9      14.4
Deferred charges and other assets...........................    11.0      23.7
                                                              ------    ------
                                                              $577.6    $700.0
                                                              ======    ======
                                 LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities....................  $ 31.0    $ 40.8
Current portion of long-term debt (Note 9)..................    33.1      31.5
Current portion of site restoration cost accruals (Note
  10).......................................................    12.6       9.3
                                                              ------    ------
                                                                76.7      81.6
Long-term debt (Note 9).....................................    31.0      79.8
Site restoration cost accruals (Note 10)....................    43.0      47.9
Future income and mining taxes (Note 16)....................     3.3       3.5
Deferred revenue (Note 8 (a))...............................     9.6      10.1
Other long-term liabilities.................................     6.0      10.1
Debt component of convertible debentures (Note 11)..........    28.1      33.4
Redeemable retractable preferred shares (Note 12)...........     3.1       3.1
                                                              ------    ------
                                                               200.8     269.5
                                                              ------    ------
CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY (Note
  13).......................................................    48.0      91.8
                                                              ------    ------
COMMON SHAREHOLDERS' EQUITY
Common share capital (Note 14)..............................   945.7     913.2
Contributed surplus.........................................    12.9      12.9
Equity component of convertible debentures (Note 11)........   124.8     117.0
Deficit.....................................................  (726.0)   (681.4)
Cumulative translation adjustments..........................   (28.6)    (23.0)
                                                              ------    ------
                                                               328.8     338.7
                                                              ------    ------
                                                              $577.6    $700.0
                                                              ======    ======

COMMITMENTS AND CONTINGENCIES (Note 21)

Signed on behalf of the Board:

(signed) John A. Brough                           (signed) John M.H. Huxley
Director                                          Director

                            KINROSS GOLD CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEARS ENDED DECEMBER 31,

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        (expressed in millions of U.S. dollars except per share amounts)

                                                               2001      2000       1999
                                                              ------    -------    -------
REVENUE
Mining revenue..............................................  $270.1    $ 271.0    $ 304.0
Interest and other income...................................     9.3       14.2       15.5
Mark to market gain (loss) on call options..................     3.5        4.1       (2.5)
                                                              ------    -------    -------
                                                               282.9      289.3      317.0
                                                              ------    -------    -------
EXPENSES
Operating...................................................   180.7      189.6      209.4
General and administrative..................................    10.1       10.4       11.2
Exploration.................................................     7.9       11.4       11.1
Depreciation, depletion and amortization....................    85.8       93.2      110.9
                                                              ------    -------    -------
                                                               284.5      304.6      342.6
                                                              ------    -------    -------
LOSS BEFORE THE UNDERNOTED..................................    (1.6)     (15.3)     (25.6)
Gain on sale of assets......................................     1.2        4.1        0.1
Foreign exchange (loss) gain................................    (1.1)       0.5        0.2
Share in loss of investee companies.........................    (2.2)      (8.1)      (0.3)
Interest expense on long-term liabilities...................    (9.1)     (14.3)     (15.8)
Write-down of marketable securities and long-term
  investments...............................................      --      (13.1)      (4.6)
Write-down of property, plant and equipment (Note 15).......   (16.1)     (72.1)    (184.9)
                                                              ------    -------    -------
LOSS BEFORE TAXES AND DIVIDENDS ON CONVERTIBLEPREFERRED
  SHARES OF SUBSIDIARY COMPANY..............................   (28.9)    (118.3)    (230.9)
PROVISION FOR INCOME AND MINING TAXES (Note 16).............    (2.9)      (0.9)      (2.9)
                                                              ------    -------    -------
LOSS FOR THE YEAR BEFORE DIVIDENDS ON CONVERTIBLEPREFERRED
  SHARES OF SUBSIDIARY COMPANY..............................   (31.8)    (119.2)    (233.8)
DIVIDENDS ON CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY
  COMPANY (Note 13).........................................    (5.1)      (6.9)      (6.9)
                                                              ------    -------    -------
NET LOSS FOR THE YEAR.......................................   (36.9)    (126.1)    (240.7)
INCREASE IN EQUITY COMPONENT OF CONVERTIBLE DEBENTURES (Note
  11).......................................................    (7.7)      (7.2)      (6.5)
                                                              ------    -------    -------
NET LOSS FOR THE YEAR ATTRIBUTABLE TO COMMON SHAREHOLDERS...  $(44.6)   $(133.3)   $(247.2)
                                                              ======    =======    =======
LOSS PER SHARE
Basic and diluted...........................................  $(0.14)   $ (0.45)   $ (0.83)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
  (millions)................................................   313.4      298.1      299.2

                            KINROSS GOLD CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEARS ENDED DECEMBER 31,

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (expressed in millions of U.S. dollars)


                                                               2001      2000       1999
                                                              ------    -------    -------
NET INFLOW (OUTFLOW) OF CASH RELATED TO THE FOLLOWING
  ACTIVITIES:
OPERATING:
Loss for the year before dividends on convertible preferred
  shares of subsidiary company..............................  $(31.8)   $(119.2)   $(233.8)
Items not affecting cash:
  Depreciation, depletion and amortization..................    85.8       93.2      110.9
  Write-down of property, plant and equipment...............    14.6       72.1      184.9
  Write-down of marketable securities and long-term
     investments............................................      --       13.1        4.6
  Gain on sale of assets....................................    (1.2)      (4.1)      (0.1)
  Future income and mining taxes............................      --       (3.5)        --
  Deferred revenue realized.................................   (17.7)     (13.5)      (6.9)
  Site restoration cost accruals............................     1.9        2.6        3.1
  Share in loss of investee companies.......................     2.2        9.4        0.3
                                                              ------    -------    -------
                                                                53.8       50.1       63.0
Proceeds on restructuring of gold forward sales contracts...    21.6        4.7         --
Site restoration cash expenditures..........................    (7.1)      (9.6)      (6.3)
Changes in non-cash working capital items
  Accounts receivable.......................................     5.1        5.7       10.1
  Inventories...............................................     9.6        0.6        3.3
  Marketable securities.....................................      --        4.8       (3.2)
  Accounts payable and accrued liabilities..................    (8.0)      (8.3)       0.4
  Effect of exchange rate changes on cash...................    (0.5)      (0.2)       2.2
                                                              ------    -------    -------
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES................    74.5       47.8       69.5
                                                              ------    -------    -------
FINANCING:
  Issuance of common shares.................................     5.4        3.2        2.0
  Repurchase of common shares...............................      --       (5.3)      (7.5)
  Reduction of debt component of convertible debentures.....    (5.4)      (4.9)      (4.4)
  Repayment of debt.........................................   (46.5)     (26.4)     (14.7)
  Dividends on convertible preferred shares of subsidiary
     company................................................      --       (3.4)      (6.9)
                                                              ------    -------    -------
CASH FLOW USED IN FINANCING ACTIVITIES......................   (46.5)     (36.8)     (31.5)
                                                              ------    -------    -------
INVESTING:
  Additions to property, plant and equipment................   (30.4)     (41.6)     (44.0)
  Business acquisitions, net of cash acquired...............    (1.2)        --      (35.0)
  Long-term investments and other assets....................     2.1       (7.4)      (0.8)
  Proceeds from the sale of property, plant and equipment...     1.8        4.8        2.3
  Decrease (increase) in restricted cash....................     2.9       (2.9)        --
                                                              ------    -------    -------
CASH FLOW USED IN INVESTING ACTIVITIES......................   (24.8)     (47.1)     (77.5)
                                                              ------    -------    -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     3.2      (36.1)     (39.5)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    77.8      113.9      153.4
                                                              ------    -------    -------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 81.0    $  77.8    $ 113.9
                                                              ------    -------    -------
Cash and cash equivalents consist of the following:
  Cash on hand and balances with banks......................  $ 12.9    $  20.0    $  27.0
  Short-term investments....................................    68.1       57.8       86.9
                                                              ------    -------    -------
                                                              $ 81.0    $  77.8    $ 113.9
                                                              ======    =======    =======
Supplementary disclosure of cash flow information:
  Cash paid for: Interest...................................  $ 13.1    $  18.8    $  12.3
                  Income taxes..............................  $  3.9    $   2.3    $   3.0

                            KINROSS GOLD CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE YEARS ENDED DECEMBER 31,

             CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
                    (expressed in millions of U.S. dollars)

                                                             EQUITY
                                COMMON                    COMPONENT OF               CUMULATIVE
                                 SHARE     CONTRIBUTED    CONVERTIBLE                TRANSLATION
                                CAPITAL      SURPLUS       DEBENTURES     DEFICIT    ADJUSTMENTS    TOTAL
                                -------    -----------    ------------    -------    -----------    ------
BALANCE, DECEMBER 31, 1998....  $904.2        $ 3.6          $103.1       $(296.4)     $(27.9)      $686.6
Issuance of common shares,
  net.........................    16.1          4.3              --            --          --         20.4
Increase in equity component
  of convertible debentures...      --           --             6.6          (6.5)         --          0.1
Net loss for the year.........      --           --              --        (240.7)         --       (240.7)
Cumulative translation
  adjustments.................      --           --              --            --         9.2          9.2
                                ------        -----          ------       -------      ------       ------
BALANCE, DECEMBER 31, 1999....   920.3          7.9           109.7        (543.6)      (18.7)       475.6
Adjustment for post-retirement
  benefits (Note 1)...........      --           --              --          (4.5)         --         (4.5)
                                ------        -----          ------       -------      ------       ------
BALANCE, JANUARY 1, 2000......   920.3          7.9           109.7        (548.1)      (18.7)       471.1
Issuance (repurchase) of
  common shares, net..........    (7.1)         5.0              --            --          --         (2.1)
Increase in equity component
  of convertible debentures...      --           --             7.3          (7.2)         --          0.1
Net loss for the year.........      --           --              --        (126.1)         --       (126.1)
Cumulative translation
  adjustments.................      --           --              --            --        (4.3)        (4.3)
                                ------        -----          ------       -------      ------       ------
BALANCE, DECEMBER 31, 2000....   913.2         12.9           117.0        (681.4)      (23.0)       338.7
Issuance of common shares,
  net.........................    32.5           --              --            --          --         32.5
Increase in equity component
  of convertible debentures...      --           --             7.8          (7.7)         --          0.1
Net loss for the year.........      --           --              --         (36.9)         --        (36.9)
Cumulative translation
  adjustments.................      --           --              --            --        (5.6)        (5.6)
                                ------        -----          ------       -------      ------       ------
BALANCE, DECEMBER 31, 2001....  $945.7        $12.9          $124.8       $(726.0)     $(28.6)      $328.8
                                ======        =====          ======       =======      ======       ======

                            KINROSS GOLD CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
  (All tabular dollar amounts are in millions of U.S. dollars except per share data)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The consolidated financial statements of Kinross Gold Corporation (the "Company") have been prepared in accordance with Canadian generally accepted accounting principles which differ in certain material respects from those generally accepted in the United States, as described in Note 20. The following is a summary of the accounting policies significant to the Company. The U.S. dollar is the principal currency of the Company's business; accordingly, these consolidated financial statements are expressed in U.S. dollars.

    NATURE OF OPERATIONS


   The Company is engaged in the mining and processing of gold and silver ore and the exploration for, and acquisition of, gold-bearing properties, principally in the Americas, Russia, Australia and Africa. The Company's products are gold and silver produced in the form of dore which is shipped to refineries for final processing.


    BASIS OF PRESENTATION


   The consolidated financial statements include the accounts of the Company and the more-than-50%-owned subsidiaries that it controls. The Company also includes its proportionate share of assets, liabilities, revenues and expenses of jointly controlled companies and joint ventures in which it has an interest. Effective December 31, 2001, the Company discontinued the consolidation of it's wholly-owned subsidiary company in Zimbabwe, which operates the Blanket mine. Extreme inflationary pressures within Zimbabwe, civil unrest and currency export restrictions have prevented the Company from exercising control over the Zimbabwean subsidiary. Kinross will continue to account for its investment in the Blanket mine on the cost basis (written down value) and revenue will be recorded only upon receipt of dividends or other cash payments and will be classified as other income (see Note 15).


    USE OF ESTIMATES

   The preparation of the Company's consolidated financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Management's estimates are made in accordance with mining industry practice. Significant areas requiring the use of management estimates relate to the determination of mineral reserves, reclamation and environmental obligations, impairment of assets and useful lives used to compute depreciation, depletion and amortization. Actual results could differ from those estimates.

    TRANSLATION OF FOREIGN CURRENCIES

    DOMESTIC AND FOREIGN OPERATIONS

   The Company reports its financial statements in U.S. dollars, while the currency of measurement for the Company's operations varies depending upon location.

   The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar. Canadian dollar amounts are translated to U.S. dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date and revenues and expenses are translated at average rates for the year. With the exception of Australia, the Company's non-Canadian subsidiaries and joint venture interests are self-sustaining operations whose economic activities are largely independent of those of the Company. The currency of measurement for the Company's self-sustaining operations in the United States and Chile is the U.S. dollar. Although the operations in Zimbabwe and Russia are self-sustaining, the temporal method is used to translate local currency amounts into U.S. dollars due to the highly inflationary economies in those countries. As mentioned above, the operations in Zimbabwe are no longer consolidated as of December 31, 2001. The temporal method is also used to translate the Company's operation in Australia which is considered to be an integrated foreign operation. Under the temporal method, all non-monetary items are translated at historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year and gains and losses on translation are included in income.

   The unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments. Such exchange gains and losses may become realized in the event of a disposition of the net investment in a self-sustaining operation, in which event an appropriate portion of the cumulative translation adjustment is recognized in income.

    FOREIGN CURRENCY TRANSACTIONS

   Monetary assets and liabilities are translated at the rate of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income except for the unrealized gains or losses on long-term debt (including the debt component of the convertible debentures) which are deferred and amortized over the term of the debt (See Note 11).

    CASH AND CASH EQUIVALENTS

   Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less. The Company invests cash in term deposits maintained in high credit quality financial institutions.

    MARKETABLE SECURITIES

   Marketable securities are carried at the lower of cost and quoted market value.

    INVENTORIES

   Gold bullion and gold in process are valued at the lower of production cost and net realizable value. Mine operating parts and supplies are valued at the lower of cost and replacement cost.

    PROPERTY, PLANT AND EQUIPMENT


   Property, plant and equipment are recorded at cost. Mine development costs are capitalized on properties after proven and probable reserves have been identified. Prior to identifying proven and probable reserves, exploration and development costs are expensed as incurred. The cost of acquired exploration properties are deferred, on a project basis, until there is an impairment in value of the project. This occurs once the Company has discontinued exploration activities and has no future plans to further explore the project. Once commercial production is reached, the deferred costs of the project are amortized over their economic lives, on the basis described below. Commercial production occurs when the asset on property is substantially complete and ready for its intended use. The Company expenses start up losses once commercial production occurs.



   In underground mines where ore bearing structures are open at depth or are open laterally, which is currently the case at the Hoyle Pond mine (see Note
   5), the straight-line method of amortization is applied over the estimated life of the mine which is currently 10 years.



   Open pit mines, which consist of the Kubaka, Fort Knox and Refugio mines, are amortized on a unit of production method using proven and probable reserves only. After commercial production is achieved, stripping costs are expensed as incurred.



   Plant and equipment that have useful lives shorter than the mine life are depreciated on a straight-line or declining balance basis over their estimated useful lives. (As at December 31, 2001, the maximum useful life was five years)



    MINERAL EXPLORATION



   Mineral exploration expenditures are charged to income as incurred.


    PROPERTY EVALUATIONS

   Annually, or more frequently as circumstances require, the Company reviews and evaluates the recoverability of property, plant and equipment. Estimated future net cash flows, on an undiscounted basis, from each property are calculated using estimated recoverable ounces of gold (considering current proven and probable reserves and mineral resources expected to be converted into mineral reserves. The inclusion of mineral resources is based on various circumstances, including but not limited to, the existence and nature of known mineralization, location of the property, results of recent drilling; and analysis to demonstrate the ore is commercially recoverable.), estimated future gold price realization (considering historical and current prices, price trends and related factors); and operating, capital and site restoration costs. Reductions in the carrying value of property, plant and equipment, with a corresponding charge to income, are recorded to the extent that the estimated future net cash flows are less than the carrying value.

   Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of property, plant and equipment.

    LONG-TERM INVESTMENTS

   Long-term investments in shares of investee companies, over which the Company has the ability to exercise significant influence, are accounted for using the equity method. The cost method is used for entities in which the Company owns less than 20% or cannot exercise significant influence. The Company periodically reviews the carrying value of its investments. When a decline in the value of an investment is other than temporary, the investment is written down accordingly.

    FINANCIAL INSTRUMENTS

   The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. The Company uses spot deferred contracts and fixed forward contracts to hedge exposure to commodity price risk for gold and silver; foreign exchange forward contracts to hedge exposure to fluctuations in foreign currency denominated revenues; and interest rate swaps to hedge exposure to changes in interest rates. The Company uses written gold call options to economically hedge exposure to commodity price risk for gold. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged.

   Realized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedged transaction is recognized. The premiums received at the inception of written call options are recorded as a liability. Changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes or which relate to a hedged transaction that has been sold or terminated are recorded in income.

   Gains on the early settlement of gold hedging contracts are recorded as deferred revenue on the balance sheet and included in income over the original delivery schedule of the hedged production.

    PENSION, POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

   Pension expense, based on management assumptions, consists of the actuarially computed costs of pension benefits in respect of the current year's service; imputed interest on plan assets and pension obligations; and straight-line amortization of experience gains and losses; assumption changes and plan amendments over the expected average remaining service life of the employee group.

   In fiscal 2000, the Company adopted the new Canadian Institute of Chartered Accountants ("CICA") recommendation for costs of post-retirement and post-employment benefits other than pensions. The expected costs of post-retirement and post-employment benefits, other than pensions, to active employees are accrued for in the financial statements during the years employees provide service to the Company. As a result at January 1, 2000, a liability for post-retirement and post-employment benefits other than pension of $4.5 million was recorded and the deficit was correspondingly increased by $4.5 million.

    STOCK OPTION PLAN

   The stock option plan is described in Note 14. No compensation expense is recognized under this plan when shares or share options are issued to employees. Shares issued under this plan are recorded at the issue price. Any consideration paid by employees on exercise of stock options or purchases of stock is credited to common share capital.

    REVENUE RECOGNITION


   The Company changed its accounting policy for revenue recognition effective January 1, 2001 such that revenue is recognized upon shipment to third-party gold refineries, the sales price is fixed and title has passed to the customer. Previously, revenue was recognized when the production process was completed or when gold was poured in dore form at the mine. The Company retroactively adopted this new accounting policy and the prior periods have not been restated, as the net adjustment would not have a material impact on the reported amounts.


    SITE RESTORATION COSTS


   Estimated costs of site restoration are accrued and expensed over the estimated life of the mine on a unit-of-production basis using proven and probable reserves. Ongoing environmental protection expenditures are expensed as incurred. Estimates of the ultimate site restoration costs are based on current laws and regulations and expected costs to be incurred (calculated on a non-discounted basis), all of which are subject to possible changes thereby impacting current determinations.



    INCOME AND MINING TAXES


   The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences.

   Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries and associates to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

    PER SHARE INFORMATION

   Basic loss per common share has been calculated using the weighted average number of common shares outstanding during the year and reflects an adjustment for the increase in the equity component of the convertible debentures. For the years ended December 31, 2001, 2000, and 1999, conversion or exercise of the convertible debentures, convertible preferred shares of subsidiary company, redeemable retractable preferred shares, stock options and common share purchase warrants would have no dilutive effect.

    NEW PRONOUNCEMENT

   Effective January 1, 2001, the Company adopted retroactively the new CICA recommendations for calculating earnings per share. Under the new rules, the treasury stock method is used in assessing the dilutive effect of stock options on the diluted earnings per share. The adoption of the new rules had no effect on the reported amounts.

    2000 AND 1999 FIGURES

   Certain of the 2000 and 1999 figures have been reclassified to conform to the 2001 presentation.

2.  BUSINESS AND PROPERTY ACQUISITIONS
    2001

   During 2001, the Company acquired a further 12.4% interest in E-Crete, LLC ("E-Crete") from its partner by funding its partner's share of cash calls, thereby increasing its ownership interest to 85.9%.

   On December 7, 2001, the Company completed the acquisition of a 100% interest in the George/Goose Lake gold project in the Nunavut Territories by issuing 4,000,000 common shares of the Company valued at $3.8 million.

   The following is a summary of the 2001 acquisitions both of which were accounted for using the purchase method.

                                                                              GEORGE/
                                                                  E-CRETE    GOOSE LAKE    TOTAL
                                                                  -------    ----------    -----
    Fair value ascribed to net assets acquired:
      Property, plant and equipment.............................   $1.7         $3.8       $5.5
      Less liabilities assumed..................................    0.5           --        0.5
                                                                   ----         ----       ----
                                                                   $1.2         $3.8       $5.0
                                                                   ====         ====       ====
    Purchase price:
      Cash......................................................   $1.2         $ --       $1.2
      Common shares.............................................     --          3.8        3.8
                                                                   ----         ----       ----
                                                                   $1.2         $3.8       $5.0
                                                                   ====         ====       ====

    2000

   There were no business acquisitions during the year 2000.

    1999

   On February 26, 1999, the Company acquired 100% of La Teko Resources Ltd. ("La Teko"). The purchase price of $26.4 million was satisfied by the issuance from treasury of 10.5 million common shares of the Company and the payment of transaction costs of $0.5 million. The assets of La Teko included a 35% ownership interest in the True North property and on 100% ownership interest in the Ryan Lode property.

   On March 1, 1999, the Company acquired 100% of Kershaw Gold Company, Inc. ("Kershaw") for $2.0 million, thereby increasing its ownership interest in the Haile Mining Venture from 62.5% to 100%.

   On June 28, 1999, the Company acquired an additional 65% interest in the True North property in Alaska for cash of $28.1 million, thereby increasing its interest in the True North property to 100%.

   On December 24, 1999, the Company acquired the Timmins assets of Royal Oak Mines Inc. ("Pamour") for cash of $4.7 million and assumed certain environmental reclamation liabilities on the historic producing areas.

   On December 31, 1999, the Company acquired a further 1.7% of Omolon Gold Mining Company ("Omolon") (in addition to the 53% interest acquired in 1998) for cash of $0.3 million.

   The following is a summary of the 1999 acquisitions all of which were accounted for using the purchase method.

                                                                                                     ADDITIONAL
                                                                                                        1.7%
                                                                                                     INTEREST IN
                                                       LA TEKO    KERSHAW    TRUE NORTH    PAMOUR      OMOLON       TOTAL
                                                       -------    -------    ----------    ------    -----------    -----
    Fair value ascribed to net assets acquired:
      Property, plant and equipment..................   $26.3      $2.0        $28.1        $8.0        $1.3        $65.7
      Other assets (including cash of $0.6
        million).....................................     0.1        --           --          --         1.1          1.2
                                                        -----      ----        -----        ----        ----        -----
      Total assets...................................    26.4       2.0         28.1         8.0         2.4         66.9
      Less liabilities assumed.......................      --        --           --         3.3         2.1          5.4
                                                        -----      ----        -----        ----        ----        -----
                                                        $26.4      $2.0        $28.1        $4.7        $0.3        $61.5
                                                        =====      ====        =====        ====        ====        =====
    Purchase price
      Cash...........................................   $ 0.5      $2.0        $28.1        $4.7        $0.3        $35.6
      Common shares..................................    25.9        --           --          --          --         25.9
                                                        -----      ----        -----        ----        ----        -----
                                                        $26.4      $2.0        $28.1        $4.7        $0.3        $61.5
                                                        =====      ====        =====        ====        ====        =====

3.  ACCOUNTS RECEIVABLE

   Accounts receivable are comprised of the following:

                                                                  2001     2000
                                                                  -----    -----
    Taxes, interest and miscellaneous...........................  $ 8.3    $15.7
    Due from joint venture partners.............................    5.5      4.6
                                                                  -----    -----
                                                                  $13.8    $20.3
                                                                  =====    =====

4.  INVENTORIES

   Inventories are comprised of the following:

                                                                  2001     2000
                                                                  -----    -----
    Gold bullion and gold in process............................  $15.1    $17.2
    Mine operating parts and supplies...........................   27.3     37.4
                                                                  -----    -----
                                                                  $42.4    $54.6
                                                                  =====    =====

5.  PROPERTY, PLANT AND EQUIPMENT

   The components of property, plant and equipment are as follows:

                                                                2001                                     2000
                                                -------------------------------------    -------------------------------------
                                                               ACCUMULATED                              ACCUMULATED
                                                              DEPRECIATION,                            DEPRECIATION,
                                                  COST,         DEPLETION       NET        COST,         DEPLETION       NET
                                                  NET OF           AND          BOOK       NET OF           AND          BOOK
                                                WRITE-DOWN    AMORTIZATION     VALUE     WRITE-DOWN    AMORTIZATION     VALUE
                                                ----------    -------------    ------    ----------    -------------    ------
    Producing properties
      Mineral properties......................    $  0.3         $   --        $  0.3      $  8.3         $   --        $  8.3
      Plant and equipment (amortized on a
        straight-line basis)..................     173.6           77.4          96.2       196.0           86.5         109.5
      Plant and equipment (amortized on
        unit-of-production basis).............     615.2          305.8         309.4       684.4          301.9         382.5
    Exploration properties....................       9.1             --           9.1         5.3             --           5.3
                                                  ------         ------        ------      ------         ------        ------
                                                  $798.2         $383.2        $415.0      $894.0         $388.4        $505.6
                                                  ======         ======        ======      ======         ======        ======


   During the year ended December 31, 2001, the Company disposed of certain mining assets with a cost base of $66.3 million and accumulated depreciation, depletion and amortization of $60.9 million and ceased to consolidate the Zimbabwe operations. During the year ended December 31, 2000, the Company disposed of certain mining assets with a cost base of $50.5 million and accumulated depreciation, depletion and amortization of $39.8 million.



    2001



   The assets disposed of in 2001 were comprised primarily of the Macassa mine and mill complex and the Candelaria property. The Macassa mine located in Kirkland Lake, Ontario and the Candelaria property located near Hawthorne, Nevada had been previously written down to their net realizable value. The gain on sale of these assets of $1.2 million is included in gain on sale of assets in the consolidated statement of operations. Since the assets were non-producing at the time of disposal, there are no amounts included in the results of operations for 2001.



    2000



   The assets disposed of in 2000 were comprised primarily of the Denton-Rawhide mine and other surplus tangible equipment. The Denton-Rawhide mine located near Falon, Nevada was in production when sold. The gain on sale of these assets of $2.5 million is included in gain on sale of assets in the consolidated statement of operations. During 2000, prior to disposal on March 31, 2000, the Denton-Rawhide mine contributed $4.4 million of mining revenue, $0.6 million of interest income, $4.1 million of operating costs and depreciation and amortization of $1.0 million for a net loss of $0.1 million.



    1999



   There was no asset disposals in 1999.


   In addition, the difference in value arising from the repurchase of the Convertible Preferred Shares of Subsidiary Company of $25.7 million reduced the cost of property plant and equipment (see Note 14).

6.  LONG-TERM INVESTMENTS


   The quoted market value of the Company's interest in long-term investments is $17.5 million as at December 31, 2001 (December 31, 2000 -- $14.8 million). The book value of the long-term investments is comprised of the following as at December 31.



                                                                  2001     2000
                                                                  -----    -----
    Cost Basis..................................................  $ 9.7    $ 8.7
    Equity Basis................................................    3.2      5.7
                                                                  -----    -----
                                                                  $12.9    $14.4
                                                                  =====    =====

7.  JOINT VENTURE INTERESTS

   The Company conducts a portion of its business through joint ventures under which the ventures are bound by contractual arrangements establishing joint control over the joint ventures. The Company records its proportionate share of assets, liabilities, revenue and operating expenses of the joint ventures. As at December 31, 2001, the Company had interests in four joint venture projects.

    (A)  KAMGOLD JOINT STOCK COMPANY

      The Company owns a 25% interest in, and the right to operate, Kamgold, a Russian joint stock company and is responsible for negotiating project financing. Since inception, the Company, had capitalized $6.4 million of acquisition costs and development expenditures. In light of depressed metal process and unsuccessful attempts to advance the project these costs were written off during 2000.

    (B)  OMOLON GOLD MINING COMPANY

      The Company owns a 54.7% interest in Omolon, a Russian joint stock company, which operates the Kubaka mine located in eastern Russia. A 50% interest was acquired as a result of the Kinam Gold Inc. ("Kinam") acquisition, and additional interests of 3.0% and 1.7% were acquired in December 1998 and 1999, respectively (see Note 2).


      The Board of Directors of Omolon approves annual budgets, approves dividends, and approves major transactions prior to execution by management. The Company has four of six director votes. The remaining two directors represent the Russian shareholders. The Russian shareholders nominate the Chairman of the Board, who exercises control over Board agenda items. All major transactions require a 75% majority of votes cast at any directors meeting. The shareholders are entitled to their pro-rata share of profits in the form of dividends and are obliged to make their pro-rata share of contributions if required.


    (C)  COMPANIA MINERA MARICUNGA

      The Company owns a 50% interest in Compania Minera Maricunga ("CMM"), a Chilean contractual mining company, which was acquired as a result of the Kinam acquisition. CMM owns the Refugio mine located in Central Chile. On June 1, 1999, the Company was appointed Operator of the Refugio mine and continues in that capacity. The Company provides services to CMM in the planning and conduct of exploration, development and mining, and related operations with respect to the Refugio Project Properties and the Refugio mine. The investment in CMM was written-off during 2000 (see Note 15).


      The Board of Directors of CMM approves annual budgets, approves distributions and approves major transactions prior to execution by management. The Company has 50 votes of 100 on all matters to be decided by the Board of Directors. In addition, suspension and recommencement of operations require unanimous consent of the Directors. The shareholders are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.


    (D)  E-CRETE, LLC

      The Company owns an 85.9% interest in E-Crete, an Arizona limited liability company. A 73.5% interest was acquired in 2000 by contributing assets and cash to the newly formed LLC. An additional 12.4% was acquired during 2001 by funding certain cash calls owed by the partner to the LLC. Project financing debt of $3.9 million has been guaranteed by the Company.


      The Board of Directors of E-Crete approves annual budgets, approves distributions and approves major transactions prior to execution by management. The Board of Directors vote on all matters in accordance with their ownership interest. The production facility was designed and built by the partner to the LLC and the partner provides the exclusive rights for the marketing and processing of the product. The shareholders are entitled to their pro-rata share of profits in the form of distributions and are obliged to make their pro-rata share of contributions if required.

      The following table summarizes information contained in the consolidated financial statements relative to these joint venture interests:


                                                                       2001      2000      1999
                                                                       -----    ------    ------
         Revenue.....................................................  $87.4    $ 98.9    $115.6
                                                                       =====    ======    ======
         Operating costs.............................................   57.9      66.4      80.8
         Depreciation, depletion and amortization....................   21.6      30.9      35.8
         Exploration.................................................    2.1       2.4       1.8
         Interest....................................................    3.6       6.0       7.0
         Write-down of property, plant and equipment.................     --      42.6      16.9
                                                                       -----    ------    ------
                                                                        85.2     148.3     142.3
                                                                       =====    ======    ======
         Income (loss) before taxes..................................  $ 2.2    $(49.4)   $(26.7)
                                                                       =====    ======    ======
         Current assets..............................................  $30.2    $ 56.6    $ 65.3
         Property, plant and equipment...............................   39.4      53.2     116.0
                                                                       -----    ------    ------
                                                                        69.6     109.8     181.3
         Current liabilities.........................................   20.3      40.0      39.7
         Long-term liabilities.......................................   13.1      33.2      53.3
                                                                       -----    ------    ------
         Net investment in joint ventures............................  $36.2    $ 36.6    $ 88.3
                                                                       =====    ======    ======
         Cash flow provided from operating activities................  $35.8    $ 24.1    $ 25.1
                                                                       =====    ======    ======
         Cash flow used in investing activities......................  $ 0.6    $  7.8    $ 10.4
                                                                       =====    ======    ======
         Cash flow used in financing activities......................  $21.9    $ 20.2    $  9.6
                                                                       =====    ======    ======


8.  FINANCIAL INSTRUMENTS

   The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial instrument contracts in accordance with the formal risk management policies approved by the Company's Board of Directors. The Company does not hold or issue derivative contracts for speculative or trading purposes.

    (a)  COMMODITY RISK MANAGEMENT

      The profitability of the Company is directly related to the market price of gold and silver. The Company uses spot deferred contracts and fixed forward contracts to hedge against changes in commodity prices for a portion of its forecasted gold and silver production. Spot deferred contracts are forward sale contracts with flexible delivery dates that enable management to choose to deliver into the contract on a specific date or defer delivery until a future date. If delivery is postponed, a new contract price is established based on the old contract price plus a premium (referred to as "contango"). The Company uses written call options to economically hedge exposure to changes in spot gold prices.

      The outstanding number of ounces, average expected realized prices and maturities for the gold commodity derivative contracts as at December 31, 2001 are as follows:

                                                                    SPOT DEFERRED                     CALL         AVERAGE
                                                                    OUNCES HEDGED     AVERAGE       OPTIONS        STRIKE
         EXPECTED YEAR OF DELIVERY                                     '000 OZ.        PRICE     SOLD '000 OZ.      PRICE
         -------------------------                                  --------------    -------    --------------    -------
         2002.....................................................       113           $271            50           $340
         2003.....................................................       100           $270           100           $320
         2004.....................................................       100           $270            50           $340
                                                                         ---           ----           ---           ----
         Total....................................................       313                          200
                                                                         ===                          ===

      There were no silver commodity derivative contracts outstanding as at December 31, 2001. As at December 31, 2000, the Company had spot deferred contracts for 550,000 ounces of gold and call options sold for 450,000 ounces of gold.

      In August 2000, the Company closed out 150,000 ounces of gold forward sales contracts that were designated as hedges for 2001 and realized a gain of $4.7 million. This gain was deferred and will be included in income over the original delivery schedule of the various contracts.

      In February of 2001, the Company closed out 500,000 ounces of spot deferred contracts that were designated as hedges for 2001 to 2004 and realized proceeds of $21.1 million. This gain has been deferred and will be included in income over the original delivery schedule of the various contracts.

    (b)  FOREIGN CURRENCY RISK MANAGEMENT

      All sales revenues for the Company are denominated in U.S. dollars. The Company is exposed to currency fluctuations on expenditures which are denominated in Canadian dollars, Zimbabwe dollars, Russian rubles, Chilean pesos and other currencies. These potential currency fluctuations could have a significant impact on the cost of producing gold and the profitability of the Company. This risk is reduced, from time to time, through the use of foreign exchange forward contracts to lock in the exchange rates on future revenue flows.

      As at December 31, 2001, the Company has foreign currency forward contracts to sell U.S. dollars and buy Canadian dollars of $24 million (2000 -- $54 million) at an average exchange rate of CDN $1.4934 per U.S. dollar. These contracts mature over a 24 month period ending December 2003.

    (c)  INTEREST RATE RISK MANAGEMENT

      The Company is exposed to interest rate risk as a result of its issuance of variable rate debt. There are no interest rate hedging transactions outstanding as at December 31, 2001.

    (d)  ENERGY PRICE RISK

      The Company is exposed to changes in crude oil prices as a result of diesel fuel consumption at its operating mines, primarily Fort Knox and Kubaka. The potential fluctuations in crude oil prices could have a significant impact on the cost of producing gold and the profitability of the Company. This risk is reduced, from time to time, through the use of crude oil forward purchase contracts to lock in firmly committed future operating costs.

      As at December 31, 2001, the Company had agreements to buy 28,500 barrels of crude oil forward at a price of $20.83 per barrel. The fair value of these crude oil forward contracts approximates their carrying value at December 31, 2001.

    (e)  CREDIT RISK MANAGEMENT

      Credit risk relates to accounts receivable and derivative contracts and arises from the possibility that a counterparty to an instrument fails to perform. The Company only transacts with highly-rated counterparties and a limit on contingent exposure has been established for each counterparty based on the counterparty's credit rating. At December 31, 2001, the Company's gross credit exposure was $13.8 million (December 31, 2000 -- $31.1 million).

    (f)   FAIR VALUES OF FINANCIAL INSTRUMENTS

      Carrying values for primary financial instruments, including cash and cash equivalents, bullion settlements and other accounts receivable, marketable securities, accounts payable and accrued liabilities, approximate fair values due to their short-term maturities. The carrying value for long-term debt (other than convertible debentures and redeemable retractable preferred shares) approximates fair value primarily due to the floating rate nature of the debt instruments.

      The fair value of the outstanding convertible debentures is based on the quoted market price of the debentures at the respective balance sheet dates and, as at December 31, 2001 and 2000, was approximately $71.8 million (CDN $114.3 million) and $57.3 million (CDN $85.9 million), respectively. Fair value estimates for derivative contracts are based on quoted market prices for comparable contracts and represent the amount the Company would have received from, or paid to, a counterparty to unwind the contract at the market rates in effect at December 31. The following table represents the fair value (loss) gain relating to derivative contracts outstanding as at December 31:

                                                                       2001     2000
                                                                       -----    -----
         Gold and silver forward sales contracts(1)..................  $(3.6)   $10.7
         Foreign currency contracts(2)...............................   (1.5)    (0.3)

---------------

    (1) Based on a spot gold price of $277 and $273 as at December 31, 2001 and 2000, respectively.

    (2) Based on a Canadian Dollar exchange rate of 1.5926 and 1.5002 at December 31, 2001, and 2000, respectively.

   The fair value of written call options is now recorded in the financial statements at each measurement date.

9.  LONG-TERM DEBT

                                                                                                        PRINCIPAL REPAYMENT
                                                                                                             SCHEDULE
                                                                                                      AS AT DECEMBER 31, 2001
                                                                                                      -----------------------
                                                                  INTEREST RATES    2000     2001     2002     2003     2004
                                                                  --------------    -----    -----    -----    -----    -----
    Kubaka project-financing debt...............................     Variable       $20.0    $ 4.2    $ 4.2    $  --    $  --
    Kubaka subordinated debt....................................     Variable         5.7       --       --       --       --
    Fort Knox industrial revenue bonds..........................     Variable        71.0     49.0     23.0     26.0       --
    E-Crete project financing debt..............................     Variable         2.8      3.3       --      3.3       --
    Capital leases..............................................    8.0%-9.5%        11.8      7.6      5.9      0.8      0.9
                                                                    ---------       -----    -----    -----    -----    -----
                                                                                    111.3     64.1    $33.1    $30.1    $ 0.9
                                                                                                      =====    =====    =====
    Less current portion........................................                     31.5     33.1
                                                                                    -----    -----
                                                                                    $79.8    $31.0
                                                                                    =====    =====


   All long-term debt is denominated in US dollars.


   The European Bank for Reconstruction and Development ("EBRD") and the U.S. Overseas Private Investment Corporation ("OPIC") provided project-financing debt on the Kubaka mine. As at December 31, 1999, this debt was $67.5 million. In 2000, Omolon repaid $30.9 million and in 2001 repaid $28.9 million leaving $7.75 million outstanding to EBRD as at December 31, 2001 (December 31, 2000 --

    $36.6 million). The Company's 54.7% proportionate share of these obligations is $4.2 million as at December 31, 2001 (December 31, 2000 -- $20.0 million). Interest on the project-financing debt is variable based upon LIBOR and as at December 31, 2001 is approximately 6.2% per annum (December 31, 2000 -- 11.8%). The project-financing debt has become recourse solely to Omolon after completion tests were passed in late 1999. The project financing debt was originally scheduled to be repaid by December 15, 2001. However, the project financing debt loan has been extended until December 15, 2002, and EBRD has the right to extend the project financing debt an additional 12 months to December 15, 2003.

   A bank licensed to do business in Russia provided subordinated debt to finance the Kubaka mine. This loan was secured by a letter of credit issued pursuant to the syndicated credit facility. During 2001, the Company repaid $5.7 million to fully satisfy the remaining balance of the loan and the guarantees and letters of credit were released.

   The solid waste disposal facility at the Fort Knox mine was financed by $71.0 million of tax-exempt industrial revenue bonds. The variable rate bonds, maturing in May 2009, were issued by the Alaska Industrial Development and Export Authority and are supported by a letter of credit issued by the Company pursuant to the syndicated credit facility. The floating interest rate on the bonds was approximately 1.9% as at December 31, 2001 (December 31, 2000 -- 4.5%). On April 4, 2001, the Company repaid $22.0 million of principal leaving a balance of $49.0 million outstanding. On January 2, 2002, the Company repaid $9.0 million of principal leaving a balance outstanding of $40.0 million.

   In March 2000, the Company arranged a syndicated credit facility for $110.0 million. The primary purpose of this facility is to provide credit support that enables the Company to issue letters of credit on the Fort Knox Industrial Revenue bonds. This facility matures in January 2003 and as a result, the debt supported by these letters of credit has been shown as maturing at the same time as the facility. Management will aggressively remarket this facility and expects to extend the maturity date of the $30.0 million final balance. During the life of the credit facility the Company must either reduce its letters of credit according to an agreed upon amortization schedule or post cash in order to defease the debt. The assets of the Fort Knox mine have been pledged as collateral under this credit facility (Note 17).

    LOAN AMORTIZATION SCHEDULE

    DATE                                                            AMORTIZATION       CREDIT FACILITY BALANCE
    ----                                                          -----------------    -----------------------
    December 2000...............................................  $              --             $90.0
    February 2001...............................................               20.0              70.0
    January 2002................................................               20.0              50.0
    June 2002...................................................               20.0              30.0
    January 2003................................................   Facility expires                --

   As at December 31, 2001, the loan facility had been reduced to $59.0 million. The letters of credit issued at December 31, 2001 were as follows:

    PURPOSE                                                 AMOUNT
    -------                                                 ------
    Credit Support for Fort Knox industrial revenue         $49.9
      bonds...............................................
    Credit Support E-Crete project financing..............    3.9
    Reclamation and other obligations.....................    5.2
                                                            -----
                                                            $59.0
                                                            =====

   On January 2, 2002, the Company repaid $9.0 million of principal against the Industrial Revenue Bonds. Consequently, the letter of credit supporting those bonds was reduced by $9.2 million bringing the total letters of credit outstanding down to $49.8 million.

   The Company has capital leases for certain production equipment at its various operations. Interest on these leases ranges from 8.0%-9.5% per annum.

   In May 2000, E-Crete arranged a project finance loan which enabled it to finance construction of its first production plant in Phoenix, Arizona. The loan facility is guaranteed by a letter of credit issued pursuant to the syndicated credit facility.

10. SITE RESTORATION COSTS

   Although the ultimate amount of site restoration costs is uncertain, the Company estimates this obligation at $72.9 million based on information currently available including closure plans and applicable regulations. As at December 31, 2001, the Company has accrued $55.6 million of this estimated obligation (December 31, 2000 -- $57.2 million). In addition, the Company has posted bonds and letters of credit totaling $57.3 million as requested by various regulatory agencies. In view of uncertainties concerning future site restoration costs, ultimate costs could differ from the estimated amounts. Future changes, if any, in regulations and cost assumptions may be significant and will be recognized when applicable.

11. CONVERTIBLE DEBENTURES

   On December 5, 1996, the Company issued unsecured subordinated convertible debentures in the aggregate principal amount of $146.0 million (CDN $200.0 million). The debentures bear interest at 5.5% per annum, mature on December 5, 2006 and, at the holders' option, are convertible into common shares of the Company at a conversion price of CDN $13.35 per share, being a rate of
   74.906 common shares per CDN $1,000 principal amount of debentures. Interest is payable in cash; however, the Company has the right to settle the principal amount by the issuance of common shares. The debentures were redeemable after June 30, 2000 until December 31, 2001 at par plus accrued and unpaid interest under certain conditions relating to the price of the common stock. On or after December 31, 2001, the debentures are redeemable at par plus accrued and unpaid interest. No debentures were redeemed in either 2000 or 2001. The Company may, at its option, elect to satisfy its obligation to pay the principal amount of the debentures upon redemption or at maturity by issuing and delivering to the holders, for each $1,000 principal amount of debentures, that number of common shares obtained by dividing such amount by 95% of the weighted average trading price of the common shares on The Toronto Stock Exchange for the 20 consecutive trading days ending on the fifth trading day prior to the date that the requisite notice of such election is given.

   The debentures are being accounted for in accordance with their substance and are presented in the financial statements in their component parts, measured at their respective fair values at the time of issue. The debt component has been calculated as the present value of the required interest payments discounted at a rate approximating the interest rate that would have been applicable to non-convertible debt at the time the debentures were issued. Interest expense is determined on the debt component, such component being reduced by the required semi-annual interest payments. The difference between the debt component and the face value of the debentures is classified as equity, net of issue costs adjusted for income taxes. The equity component of the debentures, net of the value ascribed to the holders' option, is increased over the term to the full face value by charges to retained earnings (deficit).

   The debentures are denominated in Canadian dollars. As a result of changes in the exchange rate between the U.S. and Canadian dollars, the U.S. dollar equivalent of the debt component has been reduced. This unrealized foreign exchange gain is being deferred and included in income over the term of the debentures. Accordingly, included in the debt component of the debentures at December 31, 2001 is a deferred unrealized foreign exchange gain totalling $2.2 million (December 31, 2000 -- $1.7 million).

   During 2000, the Company bought back $0.15 million (CDN $0.2 million) principal amount of the debentures for $0.07 million (CDN $0.1 million). None were bought back in 2001.

   As at December 31, 2001, the outstanding principal amount of the debentures was $122.8 million (CDN $195.6 million) (December 31, 2000 -- $130.4 million (CDN $195.6 million)).

12. REDEEMABLE RETRACTABLE PREFERRED SHARES

   As at December 31, 2001 and 2000, 384,613 redeemable retractable preferred shares are outstanding and held by a senior officer and director of the Company.


   The holder of the redeemable retractable preferred shares is entitled to receive a CDN $0.80 per share fixed cumulative annual preferential cash dividend, payable in equal quarterly installments and, is entitled at any time to convert all or any part of the redeemable retractable preferred shares into common shares on the basis of 8.2555 common shares for each redeemable retractable preferred share so converted, subject to anti-dilution adjustments. The Company may at any time redeem, upon a minimum thirty day notice, all or any part of the redeemable retractable preferred shares at a price of CDN $10.00 per share, together with unpaid dividends accrued to the date of redemption. The holder of the redeemable retractable preferred shares is entitled to require the Company to redeem for cash all or any part of the redeemable retractable preferred shares at this price. On July 27, 2000, the Company suspended the payment of dividends on the redeemable retractable preferred shares as permitted under the terms of the shares. As at December 31, 2001, $0.3 million of cumulative dividends are accrued and included in accounts payable and accrued liabilities.


13. CONVERTIBLE PREFERRED SHARES OF SUBSIDIARY COMPANY

   The convertible preferred shares of subsidiary company comprise 1,840,000 shares of $3.75 Series B Convertible Preferred Shares of Kinam ("Kinam Preferred Shares"). The Kinam Preferred Shares are convertible into common shares of the Company at a conversion price of $10.3073 per share (equivalent to a conversion rate of 4.8512 common shares for each preferred share), subject to adjustment in certain events.

   The Kinam Preferred Shares are redeemable at the option of the Company at any time on or after August 15, 1997, in whole or in part, for cash initially at a redemption price of $52.625 per share declining ratably annually to $50.00 per share on or after August 15, 2004, plus accrued and unpaid dividends.

   Annual cumulative dividends of $3.75 per share are payable quarterly on each February 15, May 15, August 15 and November 15, as and if declared by Kinam's Board of Directors.

   On July 12, 2001, the Company acquired 945,400 Kinam Preferred Shares in exchange for 24,186,492 common shares of the Company (Note 14), leaving 894,600 owned by non-controlling shareholders.


   No dividends were paid on the Kinam Preferred Shares during 2001 (2000 -- $3.4 million). Due to low gold prices and reduced cash flow from operations, dividend payments on these shares were suspended in accordance with their terms in August 2000 and continue to remain suspended. The cumulative dividends in arrears on the Kinam Preferred Shares owned by non-controlling shareholders of $5.1 million as at December 31, 2001 have been accrued and included in the carrying value of the convertible preferred shares of subsidiary company.


   If all of the Kinam Preferred Shares owned by non-controlling shareholders were converted, an additional 4,339,884 common shares of the Company would be issued.

14. COMMON SHARE CAPITAL

   The authorized share capital of the Company is comprised of an unlimited number of common shares.

   A summary of common share transactions for the three years ended December 31, 2001 is as follows:

                                                               2001                  2000                  1999
                                                        -------------------   -------------------   -------------------
                                                        NUMBER OF             NUMBER OF             NUMBER OF
                                                          SHARES                SHARES                SHARES
                                                        (MILLIONS)   AMOUNT   (MILLIONS)   AMOUNT   (MILLIONS)   AMOUNT
                                                        ----------   ------   ----------   ------   ----------   ------
    Balance, January 1,...............................    300.9      $913.2     300.3      $920.3     292.6      $904.2
    Issued:
      Upon acquisition of Kinam preferred shares......     24.2       23.2         --         --         --          --
      Pursuant to the La Teko acquisition.............       --         --         --         --       10.5        25.9
      Under restricted share plan.....................      0.1        0.1         --         --         --          --
      Under employee share purchase plan..............      1.2        0.8        2.1        1.8        0.9         2.0
      Upon buy-back of common shares under normal
        course issuer bid.............................       --         --       (3.5)     (10.3)      (3.7)      (11.8)
      Upon the acquisition of George/Goose Lake Gold
        Project.......................................      4.0        3.8         --         --         --          --
      Private placement for cash......................      4.3        4.6        2.0        1.4         --          --
                                                          -----      ------     -----      ------     -----      ------
    Balance, December 31,.............................    334.7      $945.7     300.9      $913.2     300.3      $920.3
                                                          =====      ======     =====      ======     =====      ======


   On July 12, 2001, the Company issued 24,186,492 common shares valued at $23.2 million to acquire 945,400 Kinam Preferred Shares plus rights to accrued but unpaid dividends with a book value of $48.9 million (Note 13). The $25.7 million difference between the fair value of the Company's common stock on the date of announcement and the book value of the Kinam Preferred Shares owned by the non-controlling shareholders was applied against the carrying values of certain property, plant and equipment.


   On September 27, 2001, the Company issued 2,000,000 flow-through common shares under a private placement transaction, for cash consideration of $2.1 million. On December 10, 2001 an additional 2,250,000 flow-through common shares were issued under a private placement transaction for cash consideration of $2.5 million.

   On December 14, 2001, the Company issued 4,000,000 common shares to acquire a 100% interest in the George/Goose Lake gold project in Nunavut valued at $3.8 million.

   On December 22, 2000, the Company issued 2,000,000 flow-through common shares under a private placement transaction, for cash consideration of $1.4 million.

   During the years 2000 and 1999, the Company initiated normal course issuer bids for the purchase of common shares of the Company. The excess of the stated capital of the shares purchased over their cost has been recorded as contributed surplus as follows:

                                                                    NUMBER OF
                                                                  COMMON SHARES
                                                                    PURCHASED        COST OF      STATED     CONTRIBUTED
                                                                   (MILLIONS)      ACQUISITION    CAPITAL      SURPLUS
                                                                  -------------    -----------    -------    -----------
    2000........................................................       3.5            $5.3         $10.3        $5.0
    1999........................................................       3.7            $7.5         $11.8        $4.3

   On February 26, 1999, the Company issued 10.5 million common shares pursuant to the La Teko acquisition.


   Share Purchase Plan: the Company has an employee share purchase plan whereby employees of the Company have an opportunity to purchase common shares. The plan allows employees to contribute up to a maximum of 10% of their base annual salary. In addition, the Company matches the employees' contributions. Quarterly, the Company issues from treasury common shares equal to the employees' contribution and the Company's contribution. The common shares are purchased based on the average of the last twenty trading sessions prior to the end of the quarter. The Company issued from treasury 1.2 million common shares pursuant to the plan during 2001 (2000 -- 2.1 million).



   Restricted Share Plan: on February 15, 2001, the Company approved the adoption of a restricted share plan. The restricted share plan provides that restricted share rights may be granted to employees, officers, directors and consultants of the Company as a discretionary payment in consideration of past services. A restricted share right is exercisable into one common share entitling the holder to acquire the common share for no additional consideration. The maximum number of common shares issuable under the restricted share plan is currently 1,000,000. A participant of this plan would have the right to receive cash instead of restricted shares upon exercise of the restricted share rights. As at December 31, 2001, the Company had no restricted share rights outstanding.



   Stock Option Plan: the Company has a stock option plan for directors, officers and employees, enabling them to purchase common shares. The total number of options outstanding at any time cannot exceed 10% of the total number of outstanding common shares. Each option granted under the plan is for a maximum term of five years and options granted before July 20, 2000 are exercisable as to 33.33% each year, commencing one year after the date of grant. Options granted from July 20, 2000 to September 19, 2001 are exercisable 50% immediately and 50% on or after the first anniversary date of such grant. Options granted to the Chairman, President and Directors, subsequent to September 19, 2001 are exercisable as to 33.33% each year commencing one year after the date of grant. Options granted to all other officers and employees, subsequent to September 19, 2001, are exercisable as to 50% each year commencing one year after the date of grant. The exercise price is determined by the Company's Board of Directors at the time the option is granted, subject to regulatory approval and may not be less than the closing market price of the common shares on the trading day prior to the grant of the option or, if no stock was traded on that day, on the last trading day prior to the grant of the option. The stock options outstanding at December 31, 2001 expire at various dates to September 20, 2006. As at December 31, 2001, 0.6 million common shares, in addition to those outstanding at year end, were available for granting of options.


   A summary of the Company's outstanding stock option transactions is as follows:

                                                                     2001          2000          1999
                                                                  ----------    ----------    ----------
                                                                  (MILLIONS)    (MILLIONS)    (MILLIONS)
    Outstanding at beginning of year............................     11.3          10.5           8.4
    Exercised...................................................       --            --            --
    Granted.....................................................      1.4           3.6           2.1
    Exchanged pursuant to the La Teko acquisition...............       --            --           0.6
    Cancelled...................................................     (1.0)         (2.8)         (0.6)
                                                                     ----          ----          ----
    Outstanding at end of year..................................     11.7          11.3          10.5
                                                                     ====          ====          ====

   The following table summarizes information about the stock options outstanding at December 31, 2001:

                                                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                                       -----------------------------------------------    -----------------------
                                                                                                            NUMBER
                                                           NUMBER            WEIGHTED                     EXERCISABLE
                                                       OUTSTANDING AS         AVERAGE         WEIGHTED       AS AT       WEIGHTED
                                                        AT DECEMBER          REMAINING        AVERAGE      DECEMBER      AVERAGE
                                                          31, 2001          CONTRACTUAL       EXERCISE     31, 2001      EXERCISE
    RANGE OF EXERCISE PRICES                              (000'S)              LIFE            PRICE        (000'S)       PRICE
    ------------------------                           --------------    -----------------    --------    -----------    --------
    $0.65 - $2.00....................................      6,958         3 years, 167 days     $1.05         3,372        $0.70
    $2.01 - $4.00....................................      4,580          1 year, 102 days     $2.60         4,565        $2.60
    $4.01 - $10.93...................................        212         2 years, 157 days     $6.89           212        $6.89

   Common Share Purchase Warrants There were 8.8 million common share purchase warrants issued in 1998 to Cyprus Amax as part of the Kinam acquisition which expired on June 1, 2001 without being exercised.

15. WRITE-DOWN OF PROPERTY, PLANT AND EQUIPMENT


   The Company periodically reviews the carrying values of its portfolio of mining development and reclamation properties. Through this process the Company determined that the following assets had been impaired and therefore have been written down to their estimated recoverable amount.


   The components of the write-down are as follows:


                                                                 2001      2000      1999
                                                                ------    ------    ------
Fort Knox mine -- producing mine............................    $   --    $   --    $108.8
Kubaka mine -- producing mine...............................        --        --      10.7
Refugio mine -- producing mine..............................        --      36.1      11.2
Denton-Rawhide mine -- producing mine.......................        --        --      10.0
Blanket mine -- producing mine..............................      11.8        --        --
Goldbanks property -- development project...................        --        --      27.7
Aginskoe project -- development project.....................        --       6.5        --
Delamar property -- reclamation project.....................       4.3       7.2        --
Haile property -- reclamation project.......................        --       0.1      16.5
Macassa property -- reclamation project.....................        --       7.5        --
Sleeper property -- reclamation project.....................        --       2.9        --
Hayden Hill property -- reclamation project.................        --       2.8        --
Candelaria property -- reclamation project..................        --       2.1        --
Guanaco property -- reclamation project.....................        --       2.1        --
Q.R. property -- reclamation project........................        --       1.8        --
Other.......................................................        --       3.0        --
                                                                ------    ------    ------
                                                                $ 16.1    $ 72.1    $184.9
                                                                ======    ======    ======


   The 2001 fourth quarter review was performed using a gold price assumption of $300 per ounce.


   In the fourth quarter of 2001, following a comprehensive review of its mining properties on the basis set out in Note 1, the Company determined that the estimated cost to reclaim the DeLamar mine was insufficient and required a further $4.3 million accrual. This adjustment was required due to a reassessment of the amount of water to be reclaimed from this site. In addition, as a result of the extreme inflationary pressures within Zimbabwe, difficulty in accessing foreign currency to pay for imported goods and services and the current civil unrest, the Company has recorded a write-down of the carrying value of the Blanket mine by $11.8 million (including cash of $1.5 million). Furthermore, the current political situation in Zimbabwe and the related social and economic instability have prevented the Company from continuing to exercise control of its subsidiary in Zimbabwe, which operates the Blanket mine. Consequently, the imposition of severe foreign exchange and currency export restrictions and the uncertainty as to whether the Zimbabwean subsidiary had the ability to distribute its earnings, the Company has discontinued
    the consolidation of the Zimbabwean subsidiary effective December 31, 2001. The investment in the subsidiary is nil following the write-down of the Blanket mine described above.

   In the fourth quarter of 2000, following a comprehensive review of its mining properties on the basis set out in Note 1, the Company determined that the net recoverable amounts of the Refugio mine and other non-core assets and development projects (principally Aginskoe, DeLamar, Macassa, Guanaco, Sleeper, QR and Hayden Hill) were less than the net book value of the related assets. As a result of this review, the Company recorded a pre-tax write-down totaling $72.1 million to write-down these mining properties and other development projects and non-core assets to their estimated recoverable amounts. The 2000 fourth quarter review was performed using a gold price assumption of $300 per ounce.

   In the fourth quarter of 1999, following a comprehensive evaluation of its mining properties on the basis set out in Note 1, the Company determined that the net recoverable amounts of the Fort Knox, Kubaka, Refugio, and Denton-Rawhide mines were less than the net book value of the related assets. As a result of this review, the Company recorded a pre-tax write-down totalling $184.9 million to write-down these mining properties and other development projects and non-core assets to their estimated recoverable amounts. The 1999 fourth quarter review was performed using a gold price assumption of $300 per ounce.

16. INCOME AND MINING TAXES

    (a)  The provision for (recovery of) income and mining taxes is as follows:

                                                                       2001    2000     1999
                                                                       ----    -----    ----
         Income taxes
           Current
             Canada(i)...............................................  $0.2    $ 0.3    $0.3
             Foreign.................................................  2.7       4.1     2.6
           Future
             Canada..................................................   --        --      --
             Foreign.................................................   --        --      --
         Mining taxes
           Current -- Canada.........................................   --        --      --
           Future -- Canada..........................................   --      (3.5)     --
                                                                       ----    -----    ----
                                                                       $2.9    $ 0.9    $2.9
                                                                       ====    =====    ====

       (i)  Represents Large Corporations Tax.

    (b) The reconciliation of the combined Canadian federal and provincial statutory income tax rate to the effective tax rate is as follows:


                                                                       2001     2000     1999
                                                                       -----    -----    -----
         Combined statutory income tax rate..........................  (41.1)%  (42.0)%  (43.0)%
         Increase (decrease) resulting from:
           Mining taxes..............................................     --     (2.9)      --
           Resource allowance and depletion..........................    4.7      0.2      0.1
           Difference in foreign tax rates...........................   10.2     12.0      9.8
           Non-recognition of benefit of losses......................   35.7     33.1     31.3
           Other.....................................................    0.6      0.4      3.1
                                                                       -----    -----    -----
         Effective tax rate..........................................   10.1%     0.8%     1.3%
                                                                       =====    =====    =====


    (c) At December 31, 2001, the Company has Canadian net operating loss carryforwards of approximately $20.3 million which expire in 2006 to 2008.

    (d) At December 31, 2001, the Company has U.S. net operating losses carryforward of approximately $244.5 million and alternative minimum tax net operating losses of approximately $153.5 million expiring in 2004 through 2021. The use of the U.S. losses carryforward will be limited in any given year as a result of previous changes in ownership of the Company.

    (e) At December 31, 2001, the Company has Chilean net operating losses carryforward of approximately $131.8 million which do not expire.

    (f) At December 31, 2001, the Company has Australian net operating losses carryforward of approximately $8.1 million which do not expire.

    (g) The following information summarizes the principal temporary differences and the related future tax effect.

                                                                        2001      2000      1999
                                                                       ------    ------    ------
         Future tax assets
           Accrued expenses and other................................  $  4.4    $  5.1    $  1.8
           Site restoration cost accruals............................     5.9      10.5      10.8
           Deferred revenue..........................................      --       1.4       3.3
           Alternative minimum tax credits...........................     8.0       5.7       9.5
           Non-capital loss carryforwards............................   123.7     129.1     103.8
           Inventory capitalization..................................     0.2       0.5       1.9
                                                                       ------    ------    ------
           Gross future tax assets...................................   142.2     152.3     131.1
         Future tax liabilities
           Property, plant and equipment.............................    41.9      20.0      29.6
                                                                       ------    ------    ------
           Gross future tax liabilities..............................    41.9      20.0      29.6
                                                                       ------    ------    ------
                                                                        100.3     132.3     101.5
         Valuation allowance.........................................   103.6     135.8     108.8
                                                                       ------    ------    ------
         Net future tax liabilities..................................  $  3.3    $  3.5    $  7.3
                                                                       ======    ======    ======

17. SEGMENTED INFORMATION

   The Company operates five gold mines: Hoyle Pond, located in Ontario; Kubaka (54.7% ownership), located in Russia; Fort Knox, located in Alaska; Blanket, located in Zimbabwe and Refugio, located in Chile.

   In addition to its producing gold mines, the Company has an 85.9% interest in E-Crete, a producer of aerated concrete, and several other gold mining assets in various stages of reclamation, closure, care and maintenance and development, and two corporate offices in Canada and the United States. The accounting policies used by these segments are the same as those described in the Summary of Significant Accounting Policies (see Note 1).

   As the products and services in each of the reportable segments, except for the corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where complete internal financial statements are available.

                                                       REPORTABLE OPERATING SEGMENTS
                                    -------------------------------------------------------------------
                                                                       BLANKET                              CORPORATE
                                    HOYLE    KUBAKA    FORT KNOX    (SEE NOTE 15)    REFUGIO    E-CRETE    AND OTHER(C)    TOTAL
                                    -----    ------    ---------    -------------    -------    -------    ------------    ------
    AS AT AND FOR THE YEAR ENDED
      DECEMBER 31, 2001
    Mining revenue................  $41.7    $67.8      $109.0          $13.3         $18.4      $  --       $   19.9      $270.1
    Interest income...............     --      2.2          --            0.1            --         --            2.9         5.2
    Interest expense..............     --      2.0         3.6             --           0.4        0.3            2.8         9.1
    Depreciation, depletion and
      amortization................   13.2     24.0        42.9            2.3            --        1.1            2.3        85.8
    Write-down of mineral
      properties..................     --       --          --           11.8            --         --            4.3        16.1
    Segment (loss) profit(a)......   (0.7)     8.7       (20.9)         (10.8)          1.7       (3.9)          (2.0)      (27.9)
    Segment assets................   86.6     70.3       324.3             --           7.0        8.5           80.9(b)    577.6
    Capital expenditures..........    7.9      0.4        20.2            1.1            --        0.1            0.7        30.4
    AS AT AND FOR THE YEAR ENDED
      DECEMBER 31, 2000
    Mining revenue................  $38.4    $67.7      $102.8          $ 9.3         $23.8      $  --       $   29.0      $271.0
    Interest income...............     --      2.1          --            0.5            --         --            6.6         9.2
    Interest expense..............     --      3.5         5.7             --           0.7         --            4.4        14.3
    Depreciation, depletion and
      amortization................   13.1     30.8        31.9            2.2           3.9         --           11.3        93.2
    Write-down of mineral
      properties..................     --       --          --             --          36.1         --           36.0        72.1
    Segment (loss) profit(a)......   (8.3)     2.2        (9.7)          (1.3)        (40.3)      (1.3)         (42.5)     (101.2)
    Segment assets................   96.8    122.6       345.0           12.0           9.4        7.9          106.3(b)    700.0
    Capital expenditures..........   13.9      0.1        17.6            1.5           3.2        4.3            1.0        41.6
    AS AT AND FOR THE YEAR ENDED
      DECEMBER 31, 1999
    Mining revenue................  $38.1    $71.0      $ 98.3          $10.3         $25.2         --       $   61.1      $304.0
    Interest income...............     --      3.0         0.3            0.7           0.1         --            6.8        10.9
    Interest expense..............     --      5.4         5.7             --           0.8         --            3.9        15.8
    Depreciation, depletion and
      amortization................   12.2     35.9        43.9            1.0           4.9         --           13.0       110.9
    Write-down of mineral
      properties..................     --     10.6       108.8             --          11.2         --           54.3       184.9
    Segment (loss) profit(a)......   (2.9)   (13.5)     (129.2)           1.7         (17.5)        --          (64.7)     (226.1)
    Segment assets................  102.7    148.3       357.7            8.7          47.1         --          217.9(b)    882.4
    Capital expenditures..........   18.6      1.1         9.5            0.9           8.0         --            5.9        44.0


---------------

    (a) Segment (loss) profit includes the write-down of property, plant and equipment.

    (b)  Includes $64.4 million (2000 -- $53.4 million, 1999 -- $86.5 million)
         in cash and cash equivalents held at the Corporate level.

    (c)  Includes Corporate and other non-core mining operations.

    RECONCILIATION OF REPORTABLE OPERATING SEGMENT LOSS TO NET LOSS FOR THE
    YEAR:

                                                                   2001      2000       1999
                                                                  ------    -------    -------
    Segment loss................................................  $(25.9)   $ (58.7)   $(161.4)
    Add (deduct) items not included in segment loss:
    Corporate and other.........................................    (2.0)     (42.5)     (64.7)
                                                                  ------    -------    -------
                                                                   (27.9)    (101.2)    (226.1)
    Gain on sale of assets......................................     1.2        4.1        0.1
    Share in loss of investee companies.........................    (2.2)      (8.1)      (0.3)
    Write-down of marketable securities and long-term
      investments...............................................      --      (13.1)      (4.6)
    Provision for income and mining taxes.......................    (2.9)      (0.9)      (2.9)
    Dividends on convertible preferred shares of subsidiary
      company...................................................    (5.1)      (6.9)      (6.9)
                                                                  ------    -------    -------
    Net loss for the year.......................................  $(36.9)   $(126.1)   $(240.7)
                                                                  ======    =======    =======

    ENTERPRISE-WIDE DISCLOSURE:

   Geographic information:

                                                                                                   PROPERTY,
                                                                                                   PLANT AND
                                                                        MINING REVENUE             EQUIPMENT
                                                                  --------------------------    ----------------
                                                                   2001      2000      1999      2001      2000
                                                                  ------    ------    ------    ------    ------
    United States...............................................  $123.3    $123.9    $134.1    $289.8    $339.2
    Russia......................................................    67.8      67.7      71.0      31.0      53.2
    Chile.......................................................    18.7      28.1      31.7        --        --
    Other.......................................................    13.3       9.3      10.3       5.3      15.4
                                                                  ------    ------    ------    ------    ------
    Total foreign...............................................   223.1     229.0     247.1     326.1     407.8
    Canada......................................................    47.0      42.0      56.9      88.9      97.8
                                                                  ------    ------    ------    ------    ------
    Total.......................................................  $270.1    $271.0    $304.0    $415.0    $505.6
                                                                  ======    ======    ======    ======    ======


   The Company is not economically dependent on a limited number of customers for the sale of its product because gold an be sold through numerous commodity market traders worldwide. In 2001, sales to four customers totalled $46.5 million, $43.3 million, $32.0 million and $26.8 million, respectively. In 2000, sales to three customers totalled $42.3 million, $26.0 million and $24.6 million, respectively. In 1999, sales to four customers totalled $80.0 million, $58.4 million, $40.7 million and $37.7 million, respectively.


18. EMPLOYEE PENSION AND RETIREMENT PLANS

   Defined Contribution Pension and Retirement Plans:

   The Company has several defined contribution pension and retirement plans covering substantially all employees in North America and certain foreign countries. Under these plans the Company either contributes a set percentage of the employees salary into the plan or matches a percentage of the employees contributions. The employees are able to direct the contributions into a variety of investment funds offered by the plans. Company contributions to these plans amounted to $2.1 million in 2001, $2.2 million in 2000, and $2.3 million in 1999.

   Defined Benefit Pension Plans:


   In Canada, the Company has a defined benefit pension plan covering the hourly employees of the Macassa mine. The plan is currently in the process of being wound up as of November 30, 2001. No further benefit will be earned by employees under that plan and there were no material curtailment gains or losses that the Company was able to estimate at December 31, 2001.


   In the United States, defined benefit plans cover former employees of the Candelaria and DeLamar mines, and certain U.S. employees of the mines previously owned by Kinam. Prior to the Kinam acquisition, all employees in the U.S. employed by Kinam were covered by a non-contributory defined benefit pension plan. That plan was frozen on June 1, 1998 and all active employees were transferred into the Company's defined contribution pension plan. Benefits under these plans are based on either the employee's compensation prior to retirement or stated amounts for each year of service with the Company. The Company makes annual contributions to the plans in accordance with applicable provincial legislation for the Canadian plan and the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) for U.S. plans.

   Net annual pension expense includes the following components:

                                                                  2001    2000    1999
                                                                  ----    ----    ----
    Service cost................................................  $0.1    $0.1    $0.1
    Interest cost...............................................   0.7     0.7     0.7
    Expected return on assets...................................  (0.8)   (0.8)   (0.3)
                                                                  ----    ----    ----
    Net periodic expense........................................  $ --    $ --    $0.5
                                                                  ====    ====    ====

   The following table summarizes the change in benefit obligations:

                                                                    2001     2000
                                                                    -----    -----
    Benefit obligation, beginning of year.......................    $10.8    $ 9.9
    Service cost................................................      0.1      0.1
    Interest cost...............................................      0.7      0.7
    Actuarial loss..............................................      0.6      0.7
    Benefits paid...............................................     (0.6)    (0.6)
                                                                    -----    -----
    Benefit obligation, end of year.............................    $11.6    $10.8
                                                                    =====    =====

   The following table summarizes the funded status of the plans and the related amounts recognized in the Company's financial statements at December 31:

                                                                  2001     2000
                                                                  -----    -----
    Projected Benefit obligations...............................  $11.6    $10.8
    Plan assets at fair value...................................  (10.3)    (9.6)
                                                                  -----    -----
    Plan assets less than projected Benefit obligations.........    1.3      1.2
    Unrecognized net gain (loss)................................   (0.9)     0.3
                                                                  -----    -----
    Accrued pension liability...................................  $ 0.4    $ 1.5
                                                                  =====    =====

   The following table summarizes the change in fair value of plan assets:

                                                                  2001     2000
                                                                  -----    ----
    Fair value of plan assets, beginning of year................  $ 9.6    $9.0
    Actual return...............................................    0.4     0.5
    Employer contributions......................................    1.0     0.8
    Benefits paid...............................................   (0.6)   (0.6)
    Other.......................................................   (0.1)   (0.1)
                                                                  -----    ----
    Fair value of plan assets, end of year......................  $10.3    $9.6
                                                                  =====    ====

   The following assumptions were used in calculating the funded status of the plans at December 31 and the pension cost for the subsequent year:

                                                                  2001    2000
                                                                  ----    ----
    Expected long-term rate of return on assets.................  7.5%    8.0%
    Discount rate...............................................  7.0%    7.5%
    Rate of increase in compensation levels.....................  n/a     n/a

19. POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

   The Company also provides certain health care and life insurance benefits to retired employees in the United States. The post-retirement health care plans are contributory in certain cases based upon years of service, age, and retirement date. The Company does not fund post-retirement benefits other than pensions and may modify plan provisions at its discretion. Net periodic post-retirement costs for the years ended December 31, 2001 and 2000 were insignificant.

   The following table sets forth the status of the plans and the related amounts recognized in the Company's financial statements at December 31:

                                                                  2001     2000
                                                                  -----    -----
    Accumulated post-retirement benefit obligation:
      Retirees..................................................  $ 2.8    $ 2.5
      Active plan participants..................................     --       --
                                                                  -----    -----
    Total accumulated post-retirement benefit obligation........    2.8      2.5
    Plan assets at fair value...................................     --       --
                                                                  -----    -----
    Accumulated post-retirement benefit obligation in excess of
      plan assets...............................................   (2.8)    (2.5)
    Unrecognized prior service cost.............................     --       --
    Unrecognized net loss (gain)................................    0.1     (0.1)
                                                                  -----    -----
    Accrued post-retirement benefit cost........................  $(2.7)   $(2.6)
                                                                  =====    =====

   The accumulated post-retirement benefit obligation was determined using a weighted average annual discount rate of 7.0% in 2001 and 7.75% in 2000. The assumed health care trend rate for 2001 is 10.65% declining gradually to 5.50% in 2017 when Company costs associated with the plan are capped. A 1% increase in the health care cost trend rate used would have resulted in an insignificant increase in the 2001 post-retirement benefit cost and the accumulated benefit obligation at December 31, 2001.

   Post-employment Benefits The Company has a number of post-employment plans covering severance, disability income, and continuation of health and life insurance for disabled employees. At December 31, 2001 and 2000, the Company's liability for post-employment benefits totaled $1.5 million and $2.4 million, respectively, and is included in other liabilities.

20. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

   The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("CDN GAAP") which differ from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

   Material variations between financial statement items under CDN GAAP and the amounts determined using U.S. GAAP are as follows:

    CONSOLIDATED BALANCE SHEETS:

                                                                   DEFERRED         DEBT
                                                       PROPERTY,    CHARGES      COMPONENT
                             LONG-TERM    MARKETABLE   PLANT AND   AND OTHER   OF CONVERTIBLE      OTHER      DEFERRED
                            INVESTMENTS   SECURITIES   EQUIPMENT    ASSETS       DEBENTURES     LIABILITIES   REVENUE
                            -----------   ----------   ---------   ---------   --------------   -----------   --------
    As at December 31,
     2001 under CDN
     GAAP.................     $12.9         $1.5       $415.0       $11.0         $ 28.1          $ --         $9.6
    Recognition of
     deferred exchange
     gains on convertible
     debentures(a)........        --           --           --          --             --            --           --
    Elimination of the
     effects of
     recognition of the
     equity component of
     convertible
     debentures(a)........        --           --           --         0.5           94.7            --           --
    Additional write-down
     of property, plant
     and equipment under
     U.S. GAAP(b).........        --           --        (60.5)         --             --            --           --
    Reduction in
     depreciation,
     depletion and
     amortization under
     U.S. GAAP(b).........        --           --         17.9          --             --            --           --
    Reversal of 1991
     deficit
     elimination(c).......        --           --           --          --             --            --           --
    Unrealized gains on
     marketable securities
     and long-term
     investments(d).......       4.6          0.3           --          --             --            --           --
    Adoption of SFAS
     133(e)...............        --           --           --          --             --           4.6         (9.6)
    Premium on
     flow-through shares
     issued(f)............        --           --           --          --             --           1.1           --
                               -----         ----       ------       -----         ------          ----         ----
    As at December 31,
     2001 under U.S.
     GAAP.................     $17.5         $1.8       $372.4       $11.5         $122.8          $5.7         $ --
                               =====         ====       ======       =====         ======          ====         ====

                                EQUITY                            ACCUMULATED
                              COMPONENT                COMMON        OTHER
                            OF CONVERTIBLE              SHARE    COMPREHENSIVE
                              DEBENTURES     DEFICIT   CAPITAL     INCOME(1)
                            --------------   -------   -------   -------------
    As at December 31,
     2001 under CDN
     GAAP.................      $124.8       $(726.0)  $945.7        $  --
    Recognition of
     deferred exchange
     gains on convertible
     debentures(a)........       (20.2)         20.2       --           --
    Elimination of the
     effects of
     recognition of the
     equity component of
     convertible
     debentures(a)........      (104.6)         10.4       --           --
    Additional write-down
     of property, plant
     and equipment under
     U.S. GAAP(b).........          --         (60.5)      --           --
    Reduction in
     depreciation,
     depletion and
     amortization under
     U.S. GAAP(b).........          --          17.9       --           --
    Reversal of 1991
     deficit
     elimination(c).......          --          (5.3)     5.3           --
    Unrealized gains on
     marketable securities
     and long-term
     investments(d).......          --            --       --          4.9
    Adoption of SFAS
     133(e)...............          --          (3.9)      --          8.9
    Premium on
     flow-through shares
     issued(f)............          --            --     (1.1)          --
                                ------       -------   ------        -----
    As at December 31,
     2001 under U.S.
     GAAP.................      $   --       $(747.2)  $949.9        $13.8
                                ======       =======   ======        =====





                                                               DEFERRED         DEBT            EQUITY
                                                   PROPERTY,    CHARGES      COMPONENT        COMPONENT                COMMON
                                      LONG-TERM    PLANT AND   AND OTHER   OF CONVERTIBLE   OF CONVERTIBLE              SHARE
                                     INVESTMENTS   EQUIPMENT    ASSETS       DEBENTURES       DEBENTURES     DEFICIT   CAPITAL
                                     -----------   ---------   ---------   --------------   --------------   -------   -------
    As at December 31, 2000 under
      CDN GAAP.....................     $14.4       $505.6       $23.7         $ 33.4           $117.0       $(681.4)  $913.2
    Recognition of deferred
      exchange gains on convertible
      debentures(a)................        --           --          --             --            (12.4)         12.4       --
    Elimination of the effects of
      recognition of the equity
      component of convertible
      debentures(a)................        --           --         0.7           97.0           (104.6)          8.3       --
    Additional write-down of
      property, plant and equipment
      under U.S. GAAP(b)...........        --        (60.5)         --             --               --         (60.5)      --
    Reduction in depreciation,
      depletion and amortization
      under U.S. GAAP(b)...........        --         11.8          --             --               --          11.8       --
    Reversal of 1991 deficit
      elimination(c)...............        --           --          --             --               --          (5.3)     5.3
    Unrealized gains on long-term
      investments(d)...............       0.4           --          --             --               --            --       --
                                        -----       ------       -----         ------           ------       -------   ------
    As at December 31, 2000 under
      U.S. GAAP....................     $14.8       $456.9       $24.4         $130.4           $   --       $(714.7)  $918.5
                                        =====       ======       =====         ======           ======       =======   ======

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                       INCOME(1)
                                     -------------
    As at December 31, 2000 under
      CDN GAAP.....................      $  --
    Recognition of deferred
      exchange gains on convertible
      debentures(a)................         --
    Elimination of the effects of
      recognition of the equity
      component of convertible
      debentures(a)................         --
    Additional write-down of
      property, plant and equipment
      under U.S. GAAP(b)...........         --
    Reduction in depreciation,
      depletion and amortization
      under U.S. GAAP(b)...........         --
    Reversal of 1991 deficit
      elimination(c)...............         --
    Unrealized gains on long-term
      investments(d)...............        0.4
                                         -----
    As at December 31, 2000 under
      U.S. GAAP....................      $ 0.4
                                         =====


---------------


(1) Excludes cumulative translation adjustments.

    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   2001      2000       1999
                                                                  ------    -------    -------
    Net loss for the year under CDN GAAP........................  $(36.9)   $(126.1)   $(240.7)
    Adjustments:
    Write-down of property, plant and equipment under U.S.
      GAAP(b)...................................................      --        3.9       20.5
    Reduction in depreciation, depletion and amortization under
      U.S. GAAP(b)..............................................     6.1        7.7        4.1
    Increase in convertible debenture interest(a)...............    (4.1)      (4.9)      (4.4)
    Recognition of exchange gains (losses) on convertible
      debentures(a).............................................     6.3        5.7       (8.0)
    Adoption of SFAS 133(e).....................................    (3.9)        --         --
    Other.......................................................      --         --        0.2
                                                                  ------    -------    -------
    Net loss for the year under U.S. GAAP.......................  $(32.5)   $(113.7)   $(228.3)
                                                                  ======    =======    =======
    Basic loss per common share under U.S. GAAP.................  $(0.10)   $ (0.38)   $ (0.76)
    Diluted loss per common share under U.S. GAAP...............     n/a        n/a        n/a
    Effect of U.S. GAAP adjustments on basic loss per common
      share.....................................................  $ 0.04    $  0.07    $  0.07


   Statement of Operations Presentation: Revenue would exclude the items "interest and other income" and "mark to market gain (loss) on call options". Accordingly, "mining revenue" would be the only category presented within revenue on the statement of operations presented under U.S. GAAP.



   For U.S. GAAP presentation purposes, the measure "loss before the undernoted" is not a recognized term and would therefore not be presented.



   The following table reconciles "loss before the undernoted" to "loss from operations", but does not include the U.S. GAAP adjustments outlined above:



                                                                   2001      2000       1999
                                                                  ------    -------    -------
    Loss before the undernoted..................................  $ (1.6)   $ (15.3)   $ (25.6)
    Add/(deduct):
    Interest and other income...................................    (9.3)     (14.2)     (15.5)
    Mark to market (gain) loss on call options..................    (3.5)      (4.1)       2.5
    Gain on sale of assets......................................     1.2        4.1        0.1
    Foreign exchange (loss) gain................................    (1.1)       0.5        0.2
    Write-down of property, plant and equipment.................   (16.1)     (72.1)    (184.9)
                                                                  ------    -------    -------
    Loss from operations........................................  $(30.4)   $(101.1)   $(223.2)
                                                                  ======    =======    =======



   In addition, "dividends on convertible preferred shares of subsidiary" are required to be presented as a component of non-operating loss:



   For U.S. GAAP presentation purposes, the components of non-operating loss are as follows, but does not include the U.S. GAAP adjustments outlined above:



                                                                   2001      2000       1999
                                                                  ------    -------    -------
    Interest and other income...................................  $  9.3    $  14.2    $  15.5
    Mark to market gain (loss) on call options..................     3.5        4.1       (2.5)
    Share in loss of investee companies.........................    (2.2)      (8.1)      (0.3)
    Interest expense on long-term liabilities...................    (9.1)     (14.3)     (15.8)
    Write-down of marketable securities and long-term
      investments...............................................      --      (13.1)      (4.6)
    Dividends on convertible preferred shares of subsidiary
      company...................................................    (5.1)      (6.9)      (6.9)
                                                                  ------    -------    -------
    Non-operating loss..........................................  $ (3.6)   $ (24.1)   $ (14.6)
                                                                  ======    =======    =======



    CONSOLIDATED STATEMENTS OF CASH FLOWS



   Consolidated statements of cash flows presented in accordance with U.S. GAAP would require the following changes from a consolidated statements of cash flows prepared in accordance with Canadian GAAP.



   (i) A sub-total within the "cash flows provided from operating activities" sub-section is not permitted, therefore the reader should disregard the subtotals of $53.8 million, $50.1 million and $63.0 million for 2001, 2000 and 1999, respectively.



   (ii) Within cash flows provided from operating activities, the determination should begin with "net loss", instead of the "loss for the year before dividends on convertible preferred shares of subsidiary company".



   (iii) Under U.S. GAAP, the reduction of the debt component of convertible debentures is treated as interest expense and as a cash flow from operating activities. Under Canadian GAAP, the interest expense is classified as a financing activity.



   Accordingly, for U.S. GAAP the amounts reported are:

                                                                   2001      2000       1999
                                                                  ------    -------    -------
    Cash flow provided from operating activities................  $ 69.1    $  42.9    $  65.1
    Cash flow used in financing activities......................  $(41.1)   $ (31.9)   $ (27.1)
    Cash flow used in investing activities......................  $(24.8)   $ (47.1)   $ (77.5)


   Consolidated Statements of Comprehensive Loss: The Company's statements of comprehensive loss under U.S. GAAP are as follows:

                                                                   2001      2000       1999
                                                                  ------    -------    -------
    Net loss for the year under U.S. GAAP.......................  $(32.5)   $(113.7)   $(228.3)
    Change in currency translation adjustments..................    (5.6)      (4.3)       9.2
    Change in unrealized (losses) gains on marketable securities
      and long-term investments(d)..............................     4.5       (0.7)       3.3
    Adoption of FSAS 133(e).....................................     8.9         --         --
                                                                  ------    -------    -------
    Comprehensive loss under U.S. GAAP..........................  $(24.7)   $(118.7)   $(215.8)
                                                                  ======    =======    =======


   (a) Under CDN GAAP, the convertible debentures described in Note 11 are accounted for in accordance with their substance and, as such, are presented in the financial statements in their liability and equity component parts. Under U.S. GAAP, the entire principal amount of the convertible debentures of $122.8 million and $130.4 million in 2001 and 2000, respectively, is treated as debt with interest expense based on the coupon rate of 5.5%.


        In addition, under CDN GAAP, the unrealized foreign exchange gains on the CDN dollar denominated debentures (see Note 11) are deferred and amortized over the term of the debentures. Effective January 1, 2002, CDN GAAP will no longer permit the deferral of unrealized foreign exchange gains and losses on the debt component of the debentures. Under U.S. GAAP, these gains are recognized in income currently along with exchange gains related to the portion of the convertible debentures included in equity under CDN GAAP.


   (b) Following an evaluation of the Company's property, plant and equipment on the basis set out in Notes 1 and 15, there would be a reduction in the loss in 2001, 2000 and 1999 of $nil, $3.9 million and $20.5 million, respectively. Cumulatively, as a result of applying SFAS No. 121, property, plant and equipment is reduced and the deficit increased by $60.5 million. These differences arise from the requirement to discount future cash flows from impaired properties under U.S. GAAP and from using proven and probable reserves only. Under CDN GAAP, future cash flows from impaired properties are not discounted. Under U.S. GAAP, depreciation, depletion and amortization would be reduced by $6.1 million, $7.7 million and $4.1 million during 2001, 2000 and 1999, respectively to reflect the above and the requirement under U.S. GAAP to amortize capitalized costs over proven and probable reserves only.



   (c) CDN GAAP allows for the elimination of operating deficits by the reduction of stated capital attributable to common shares with a corresponding offset to the accumulated deficit. This reclassification is not permitted by U.S. GAAP and would require in each subsequent year an increase in share capital and an increase in deficit of $5.3 million.



   (d) Under CDN GAAP, unrealized gains (losses) on long-term investments and marketable securities are not recorded. Under U.S. GAAP, unrealized gains (losses) on long-term investments that are classified as securities available for sale of $4.6 million and $0.4 million at December 31, 2001 and December 31, 2000, respectively, and marketable securities of $0.3 million at December 31, 2001, are included as a component of comprehensive loss in the current period.


   (e) Under CDN GAAP, derivatives hedging forecasted transactions are off-balance sheet until the hedged transaction is recorded. Realized gains and losses on derivatives that are closed out early are initially recorded as deferred revenue or deferred charges and are recorded as an adjustment to net loss when the original hedged transaction is recorded.

        On January 1, 2001 the Company adopted FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS
        133), and the corresponding amendments under FASB Statement No. 138 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 138 amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation.

        For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into other income when the hedged item affects other income. Changes in fair value of the derivative instruments used as economic instruments and ineffective portions of hedges are recognized in other income in the period incurred.


        The adoption of SFAS 133 results in a cumulative decrease in deferred revenue of $9.6 million, a cumulative increase in other long-term liabilities of $4.6 million, a cumulative increase in net loss of $3.9 million, and a cumulative increase in other comprehensive income of $8.9 million for the year ended December 31, 2001. On adoption of SFAS 133, the Company did not complete the required designation and effectiveness assessments to achieve hedge accounting for the commodity derivatives hedging gold revenues and energy price risk, although the contracts are considered to be effective economic hedges and they were accounted for as hedges for CDN GAAP purposes. For U.S. GAAP only, these derivatives were carried at fair value with the changes in fair value recorded as an adjustment to net loss. Realized and unrealized derivatives gains and losses included in OCI on transition and during 2001 were reclassified into mining revenue for cash-flow hedges of forecasted commodity sales and foreign exchange (loss) gain for forecasted foreign currency revenues or expenses when the hedged forecasted revenue or expense is recorded. During the twelve months ended December 31, 2001, $11.6 million of derivative gains were reclassified out of other comprehensive income. The Company estimates that $5.6 million of net derivatives gains included in other comprehensive income will be reclassified into earnings within the next twelve months. There was no ineffectiveness recorded during the year.

      The effect of the transition adjustment as of January 1, 2001, was an increase in assets of $10.7 million, a decrease in deferred revenue of $10.1 million, an increase in other long-term liabilities of $0.3 million, and an increase in other comprehensive income of $20.5 million.


      Beginning January 2002, the Company met the required documentation requirements under SFAS 133 relating to the prospective and retrospective effectiveness assessments for the commodity derivatives; thus, these derivatives were designated as cash flow hedges. The effective portions of changes in fair values of these derivatives are now recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in fair value of cash flow hedges are recognized in earnings.



   (f) Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and renounce the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with CDN GAAP. At the time of issue the funds received are recorded as share capital. Once the qualifying expenditures are made, exploration expenses and common share capital are reduced by the amount of the premium received in excess of the market value for the flow-through shares. Qualifying expenditure did not begin to be incurred until 2002.



      For U.S. GAAP, the premium paid in excess of the market value of $1.1 million is credited to other liabilities and included in income over the period in which the Company incurs the qualified expenditures. At December 31, 2001, Kinross had not incurred the qualifying expenditure and therefore no tax benefits had been renounced.


      Also, notwithstanding whether there is a specific requirement to segregate the funds, the flow-through funds which are unexpended at the Consolidated Balance Sheet dates are considered to be restricted and are not considered to be cash or cash equivalents under U.S. GAAP.


      As at December 31, 2001, unexpended flow-through funds were $4.6 million.



      JOINT VENTURE ACCOUNTING



      The investments in Omolon Gold Mining Company, Compania Minera Maricunga and E-Crete, LLC are proportionately consolidated under Canadian GAAP and would normally be equity accounted under US GAAP. The Company relies on an accommodation from the SEC which permits the Company to omit the differences in classification that arise. Each of the joint ventures listed qualifies for this accommodation on the basis that they are operating entities and that significant financial and operating policies are jointly controlled all parties with an equity interest, subject to a contractual arrangement.



      STOCK-BASED COMPENSATION



      For the purposes of this U.S. GAAP reconciliation, Kinross follows APB Opinion No. 25, "Accounting for Stock Issued to Employees", and its related interpretations, which results in a measurement of nil compensation expense at grant date of the stock options. Had compensation expense for the stock option plans been determined based upon fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and loss per share under U.S. GAAP would have been increased by approximately $1.1 million or $NIL per share in 2001, $2.4 million or $0.01 share in 2000, and $3.0 million or $0.01 per share in 1999. The fair value of the options granted during 2001, 2000 and 1999 is estimated to be $1.1 million, $2.4 million and $3.0 million, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999: dividend yield of 0%; expected volatility of 61%, 57% and 57%, respectively and an expected life of five years.



      RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



      In June 2001, the FASB issued Statement No. 141, "Business Combinations" (SFAS 141), which supersedes APB Opinion No. 16, Business Combinations, and SFAS 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. Concurrently, the Accounting Standards Board of Canada issued Handbook Section 1581, "Business Combinations", which is consistent with SFAS 141. Those Statements will change the accounting for business combinations and goodwill. SFAS 141 and CICA Handbook Section 1581 require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. These Statements also establish criteria for separate recognition of intangible assets acquired in a purchase business combination. These Statements also apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.


      In June 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), which supersedes APB Opinion No. 17, Intangible Assets. Concurrently, the Accounting Standards Board of Canada issued Handbook Section 3062, "Goodwill and Other Intangible Assets", which is consistent with SFAS 142. These Statements require that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Statements are effective for fiscal years beginning after December 15, 2001, and are required to be applied at the beginning of an entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial applicable of these Statements (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Under an exception to the date at which these Statements become effective: goodwill and intangible assets acquired after June 30, 2001, will be subject immediately to the non-amortization and amortization provisions of these Statements. The Company has not yet determined the impact, if any, of these Statements on its financial statements.

      In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143), which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. SFAS 143 amends SFAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies", and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. The Company has not yet determined the impact of this Statement on its financial statements.

      In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment on Disposal of Long-lived Assets" (SFAS 144), which supersedes SFAS 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of. SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that have not yet occurred. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and, generally, its provisions are to be applied prospectively. The Company has not yet determined the impact of this Statement on its financial statements.


21. CONTINGENCIES AND RELATED COMMITMENTS



   The Company is subject to the considerations and risks of operating in Russia as a result of its 54.7% ownership of the Kubaka mine located in Far Eastern Russia. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls and high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory, and political developments.



   Russian tax legislation is subject to varying interpretations and frequent changes. Further, the interpretation of tax legislation by tax authorities as applied to the transactions and activities of the Company may not coincide with that of management. As a result, transactions may be challenged by tax authorities and the Company may be assessed additional taxes, penalties and interest, which can be significant. The fiscal periods remain open to review for three years by the tax and customs authorities with respect to tax liabilities.



   The Company conducts business in Russia through its subsidiary, Omolon which is owned 45.3% by Russian shareholders. An assignee of one of the Russian shareholders has asserted that the original issuance of shares to the shareholder was flawed due to failure to follow certain registration procedures. As a result the assignee claims the share issuance was null and void and therefore it should have its money returned with compound interest. The total claim is for approximately $43.0 million. The Company has been advised by its counsel that Omolon has good defences available to it on the merits and that such counsel is confident that Omolon will successfully defend the lawsuit. However, the interpretation and application of the laws of the Russian Republic may be subject to policy changes reflecting domestic political changes or other considerations. Moreover, because of the developing nature of the Russian legal system and the fact that the interpretation and application of many laws are untested, it is difficult to predict with certainty how they may be interpreted and applied in a particular case. As a consequence, other or additional penalties or remedies may be imposed. These remedies may, in addition to imposing financial obligations, otherwise adversely affect the operations or status of Omolon.



   The Company's 50% owned Chilean mining company Compania Minera Maricunga ("CMM") has entered into arbitration proceedings in Chile with the contractor that designed and built the mine. CMM contends that the contractor was negligent in both the design and the construction of the facility, and should be held responsible for the cost of repairs as well as lost profits. As part of the same proceedings, the contractor is seeking to recover costs that they allegedly incurred while building the mine and which, they claim, were outside their scope of work and responsibility. Although the outcome of the arbitration proceedings cannot be determined at the current time, management is of the opinion that the outcome will not have a material adverse affect on the financial position, results of operations or cash flows of the Company.


   The Company's 100% owned Chilean mining company, Compania Minera Kinam Guanaco ("CMKG") has received a tax reassessment from the Chilean IRS. The reassessment is for $6.7 million disallowing certain deductions utilized by a third party. The Company believes this reassessment will be resolved with no material adverse affect to the financial position, results of operations or cash flows of the Company. In addition, the Company has been indemnified by the third party for an amount in excess of the claim.

   In accordance with standard industry practice, the Company seeks to obtain bonding and other insurance in respect of its liability for costs associated with the reclamation of mine, mill and other sites used in its operations and against other environmental liabilities, including liabilities imposed by statute. Due to recent developments which have affected the insurance and bonding markets worldwide, such bonding and/or insurance may be difficult or impossible to obtain in the future or may only be available at significant additional cost. In the event that such bonding and/or insurance cannot be obtained by the Company or is obtainable only at significant additional cost, the Company may become subject to financial liabilities which may affect its financial resources.

   The Company is also involved in legal proceedings and claims which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

   The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

22. SUBSEQUENT EVENTS



   (a) On February 4, 2002, the Company announced a cash tender offer to purchase up to 894,600 Kinam Preferred Shares which it does not already own for $16.00 per share. If all of the non-controlling shares are acquired the Company would pay $14.3 million in cash.



   (b) On February 12, 2002, the Company issued 23,000,000 common shares from treasury for gross proceeds, before costs of the issue of $19.5 million. A portion of the proceeds of this offering will be used to finance the acquisition of the Kinam Preferred Shares owned by the non-controlling shareholders.



   (c) On March 28, 2002, 652,992 Kinam Preferred Shares were tendered under the cash tender offer. After extending the offer an additional 17,730 Kinam Preferred Shares were tendered on April 4, 2002, leaving 223,878 or 12.2% of the issued and outstanding Kinam Preferred Shares held by non-affiliated shareholders. The Kinam Preferred Shares tendered had a book value of $36.5 million and were purchased by the Company for $10.7 million ($11.4 million including costs of the tender offer). The $25.1 million difference in value associated with these transactions was applied against the carrying value of certain property plant and equipment.



   (d) The Company has been named as a defendant in a class action complaint filed on or about April 26, 2002 entitled Robert A. Brown et al. v. Kinross Gold U.S.A. Inc., et al. Case No. CV-S-02-0605-KJD-RJJ, brought in the United States District Court for the District of Nevada. The complaint names as defendants the Company, its subsidiary, Kinross Gold U.S.A. Inc., its subsidiary Kinam Gold Inc., and Robert M. Buchan. The complaint is based on claims arising out of the purchase of the Kinam Preferred Shares by the Company. The complaint seeks damages in cash or by the issuance of common shares of the Company. The Company believes this claim is without merit and plans to vigorously defend the litigation.



   (e) The Company, TVX Gold Inc. ("TVX") and Echo Bay Mines Ltd. ("Echo Bay") have entered into a combination agreement dated June 10, 2002, as amended July 12, 2002 for the purpose of combining the ownership of their respective businesses. Echo Bay, a U.S. registrant, is required to clear the information circular with the Securities and Exchange Commission of the U.S. ("SEC") before mailing to its shareholders. The draft information circular was filed with the SEC for review on July 16, 2002. The Company will provide shareholders with details of the transaction in an information circular to be mailed in connection with a special shareholders meeting once this process is finalized.



   (f) Effective July 1, 2002, the Company agreed to form a joint venture with a wholly owned subsidiary of Placer Dome Inc. ("Placer"). The formation of the joint venture combined the two companies gold mining operations in the Porcupine district in Timmins, Ontario, Canada. The ownership of this unincorporated joint venture is 51% by Placer and 49% by the Company. The joint venture operates pursuant to a contractual agreement and both parties receive their share of gold output in kind. Future capital, exploration, and operating costs will be funded in proportion to each party's ownership interest. Placer contributed the Dome mine and mill and the Company contributed the Hoyle Pond, Nighthawk Lake and Pamour mines, exploration properties in the Porcupine district as well as the Bell Creek mill.



   (g) On September 13, 2002, the Company announced that Omolon is at an advanced stage of negotiating a settlement of an outstanding dispute between itself, several of its Russian shareholders and the Magadan Administration. Draft language of an agreement was being settled when earlier in the week one of the Russian shareholders obtained an order to freeze Omolon's bank accounts and gold inventory pending final resolution of its lawsuit. Underlying the dispute are unpaid loans made by the Magadan Administration to Omolon's Russian shareholders at the time Omolon was capitalized. In the face of the inability of these shareholders to repay the loans there has been an effort to shift the burden of repayment to Omolon. Two shareholders have launched lawsuits against Omolon alleging that the shares they received were flawed as a result of registration deficiencies which therefore entitles such shareholders to their money back with interest compounded thereon. These lawsuits have been encouraged by the Magadan Administration as the major creditor of these shareholders. Omolon continues to defend these lawsuits and is advised by counsel that these claims are without merit. At this time, the Company is unable to determine the impact of these lawsuits on the Company's financial statements.

                                 TVX GOLD INC.

                          INTERIM FINANCIAL STATEMENTS


                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2002

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   (thousands of United States dollars, except per share amounts) (Unaudited)

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                               JUNE 30               JUNE 30
                                                          ------------------    ------------------
                                                           2002       2001       2002       2001
                                                          -------    -------    -------    -------
REVENUE.................................................  $44,540    $39,963    $89,203    $79,251
                                                          -------    -------    -------    -------
MINE OPERATING COSTS
Cost of sales...........................................   29,341     28,121     60,213     54,083
Depletion and depreciation..............................    7,880      9,720     16,575     19,022
                                                          -------    -------    -------    -------
                                                           37,221     37,841     76,788     73,105
                                                          -------    -------    -------    -------
EARNINGS FROM OPERATIONS BEFORE THE UNDERNOTED..........    7,319      2,122     12,415      6,146
                                                          -------    -------    -------    -------
OTHER EXPENSES (INCOME)
Corporate administration................................    1,533      2,559      2,821      4,938
Interest expense........................................      183      1,197        394      2,225
Exploration.............................................      808      1,141      1,722      2,135
Transaction costs (Note 2)..............................    1,886         --      1,886         --
Foreign exchange loss...................................    2,599        626      2,629      1,857
Interest income.........................................   (1,138)    (1,671)    (2,341)    (3,685)
Other, net..............................................   (1,594)     1,276     (1,682)      (754)
                                                          -------    -------    -------    -------
                                                            4,277      5,128      5,429      6,716
                                                          -------    -------    -------    -------
EARNINGS (LOSS) BEFORE THE UNDERNOTED...................    3,042     (3,006)     6,986       (570)
Income tax (recovery)...................................      692        152      1,020       (958)
Minority interests and participation rights (Note 8)....    1,589       (626)     3,657       (801)
                                                          -------    -------    -------    -------
NET EARNINGS (LOSS).....................................  $   761    $(2,532)   $ 2,309    $ 1,189
                                                          =======    =======    =======    =======
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (Note 4)....  $  0.02    $ (1.60)   $  0.06    $ (1.44)
                                                          =======    =======    =======    =======

                                 TVX GOLD INC.
                       CONSOLIDATED STATEMENTS OF DEFICIT
                (thousands of United States dollars) (Unaudited)

                                                      THREE MONTHS ENDED         SIX MONTHS ENDED
                                                           JUNE 30                   JUNE 30
                                                    ----------------------    ----------------------
                                                      2002         2001         2002         2001
                                                    ---------    ---------    ---------    ---------
Deficit, beginning of period......................  $(454,883)   $(221,252)   $(456,431)   $(221,837)
Net earnings (loss) for the period................        761       (2,532)       2,309        1,189
Accretion of convertible notes....................         --       (3,197)          --       (6,333)
                                                    ---------    ---------    ---------    ---------
Deficit, end of period............................  $(454,122)   $(226,981)   $(454,122)   $(226,981)
                                                    =========    =========    =========    =========

                                 TVX GOLD INC.

                          CONSOLIDATED BALANCE SHEETS
                (thousands of United States dollars) (Unaudited)

                                                              JUNE 30, 2002    DECEMBER 31, 2001
                                                              -------------    -----------------
                                             ASSETS
Current assets
  Cash and cash equivalents.................................    $117,014           $ 54,528
  Short-term investments....................................       1,906              7,395
  Accounts receivable.......................................      24,305             25,739
  Inventories...............................................      21,770             24,299
                                                                --------           --------
                                                                 164,995            111,961
Mining property, plant and equipment........................     230,893            237,262
Export prepayment contracts.................................          --             66,983
Deferred charges............................................       3,380                182
Deferred income taxes.......................................      12,448             12,473
Other assets................................................      24,271             29,434
                                                                --------           --------
                                                                $435,987           $458,295
                                                                ========           ========
                                          LIABILITIES
Current liabilities
  Accounts payable and accrued liabilities..................    $ 25,548           $ 28,266
  Current portion of long-term debt.........................       5,250             15,401
  Deferred revenue..........................................       5,865              5,332
                                                                --------           --------
                                                                  36,663             48,999
Long-term debt..............................................          --             58,832
Other liabilities...........................................      23,764             22,943
Deferred income taxes.......................................      20,029             20,948
                                                                --------           --------
                                                                  80,456            151,722
Minority interests and participation rights.................     132,245            132,088
                                                                --------           --------
                                                                 212,701            283,810
                                                                --------           --------
SHAREHOLDERS' EQUITY
Capital stock (Note 4)......................................     641,153            594,661
Contributed surplus.........................................      36,255             36,255
Deficit.....................................................    (454,122)          (456,431)
                                                                --------           --------
                                                                 223,286            174,485
                                                                --------           --------
                                                                $435,987           $458,295
                                                                ========           ========

                                 TVX GOLD INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                (thousands of United States dollars) (Unaudited)



                                                       THREE MONTHS ENDED       SIX MONTHS ENDED
                                                            JUNE 30,                JUNE 30,
                                                      --------------------    --------------------
                                                        2002        2001        2002        2001
                                                      --------    --------    --------    --------
OPERATING ACTIVITIES
Net earnings (loss).................................  $    761    $ (2,532)   $  2,309    $  1,189
Non-cash items:
  Depletion and depreciation........................     7,880       9,720      16,575      19,022
  Gain on sale of other assets......................    (1,302)         --      (1,302)         --
  Deferred income taxes.............................       (64)        140        (389)     (1,703)
  Minority interests and participation rights.......     1,589        (626)      3,657        (801)
  Other.............................................       645       1,765         975        (165)
Deferred revenue....................................    (1,332)     (1,337)     (2,665)     (2,674)
                                                      --------    --------    --------    --------
                                                         8,177       7,130      19,160      14,868
Change in working capital...........................     6,174      (2,347)       (794)     (3,817)
                                                      --------    --------    --------    --------
Cash provided by operating activities...............    14,351       4,783      18,366      11,051
                                                      --------    --------    --------    --------
INVESTING ACTIVITIES
Mining property, plant and equipment................    (4,267)     (6,891)     (8,788)    (12,992)
Purchases of short-term investments.................    (1,982)    (13,855)    (24,337)    (18,305)
Sales and maturities of short-term investments......    20,555       3,959      29,826      38,221
Export prepayment contracts.........................        --     (26,981)         --     (25,848)
Payment of receivable from High River Gold Mines
  Ltd...............................................     2,238         913       2,615         831
Proceeds from sale of other assets..................     3,877          --       3,877          --
Other...............................................      (142)     (1,072)        (65)     (1,090)
                                                      --------    --------    --------    --------
Cash provided by (used for) investing activities....    20,279     (43,927)      3,128     (19,183)
                                                      --------    --------    --------    --------
FINANCING ACTIVITIES
Common shares issued................................    46,447          --      46,492          --
Minority interest dividends.........................    (3,500)    (14,976)     (3,500)    (16,916)
Long-term debt......................................    (2,000)     20,889      (2,000)     20,354
Gold-linked convertible notes.......................        --         261          --      (5,605)
Debenture payable...................................        --     (26,855)         --     (26,855)
                                                      --------    --------    --------    --------
Cash provided by (used for) financing activities....    40,947     (20,681)     40,992     (29,022)
                                                      --------    --------    --------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....    75,577     (59,825)     62,486     (37,154)
Cash and cash equivalents, beginning of period......    41,437     116,306      54,528      93,635
                                                      --------    --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD............  $117,014    $ 56,481    $117,014    $ 56,481
                                                      ========    ========    ========    ========

                                 TVX GOLD INC.

             NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
                                 June 30, 2002
 (United States dollars, unless otherwise stated. All amounts are expressed in thousands,
    except number of shares and per share amounts, unless otherwise stated)

1.  BASIS OF PRESENTATION

   These unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("GAAP") for interim financial information. Accordingly, these interim consolidated financial statements do not include all information and note disclosures required under GAAP and they should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 2001. The interim financial statements follow the same accounting policies and methods of their application as the most recent consolidated annual financial statements except for the adoption of new accounting standards described in note 3.

2.  BUSINESS COMBINATION

   During the second quarter, the Company, Kinross Gold Corporation and Echo Bay Mines Ltd. entered into an agreement to combine their respective companies while concurrently acquiring Newmont's interest in the TVX Newmont joint venture. The combination is subject to regulatory and shareholder approval. TVX shareholders will receive 6.5 shares of Kinross for every common share of TVX that they hold at the time of the final approval of the combination. Similar to other transactions of this nature the Company could be subject to break fees of up to Cdn$28 million and other transaction expenses should the transaction not close.

3.  CHANGES IN ACCOUNTING POLICIES

   Effective January 1, 2002, the Company adopted a new accounting standard issued by the Canadian Institute of Chartered Accountants ("CICA") relating to stock-based compensation and other stock-based payments. This new standard requires either the recognition of compensation expense for grants of stock, stock options and other equity instruments to employees, or, alternatively, the disclosure of pro forma net earnings and net earnings per share data as if stock-based compensation had been recognized in earnings. The Company has elected to disclose pro forma net earnings and earnings per share data for options granted after January 1, 2002. Therefore, there is no effect of adopting this standard on the Company's results of operations and financial position.

   Also, effective January 1, 2002, the Company adopted retroactively a new CICA accounting standard in respect of foreign currency translation that eliminates the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. There is no impact on the Company's results of operations and financial position as a result of adoption of this new standard.

4.  COMMON SHARES AND EARNINGS PER SHARE

   Basic earnings per share is computed by dividing the earnings applicable to common shares for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the earnings applicable to common shares for the period by the weighted average number of common shares outstanding had potentially dilutive common shares been issued.

   Effective June 30, 2002, the Company consolidated its common shares on a ten
   (10) old for one (1) new basis. All share capital, share option and warrant data in the consolidated financial statements have been restated to reflect the share consolidation.

   The number of common shares outstanding at June 30, 2002 was 43,078,853 (December 31, 2001 -- 35,722,353).

   At June 30, 2002, the Company had 980,150 stock options and 8,000 warrants outstanding.

                                                                     THREE MONTH            SIX MONTH
                                                                     PERIOD ENDED          PERIOD ENDED
                                                                       JUNE 30,              JUNE 30,
                                                                  ------------------    ------------------
                                                                   2002       2001       2002       2001
                                                                  -------    -------    -------    -------
    BASIC EARNINGS PER SHARE
      Net earnings (loss).......................................  $   761    $(2,532)   $ 2,309    $ 1,189
      Interest accretion on Gold-linked convertible Notes.......       --     (2,670)        --     (5,281)
      Amortization of issuance costs............................       --       (527)        --     (1,052)
                                                                  -------    -------    -------    -------
      Net earnings (loss) applicable to common shares...........  $   761    $(5,729)   $ 2,309    $(5,144)
                                                                  -------    -------    -------    -------
      Weighted average common shares outstanding (000's)........   41,974      3,572     38,883      3,572
                                                                  =======    =======    =======    =======
      Basic earnings (loss) per common share....................  $  0.02    $ (1.60)   $  0.06    $ (1.44)
                                                                  =======    =======    =======    =======
    DILUTED EARNINGS PER SHARE
      Net earnings (loss) applicable to common shares, assuming
        dilution................................................  $   761    $(5,729)   $ 2,309    $(5,144)
                                                                  -------    -------    -------    -------
      Weighted average common shares outstanding (000's)........   41,974      3,572     38,883      3,572
      Dilutive effect of stock options..........................      420         --        297         --
                                                                  -------    -------    -------    -------
                                                                   42,394      3,572     39,180      3,572
                                                                  =======    =======    =======    =======
      Diluted earnings per common share.........................  $  0.02    $ (1.60)   $  0.06    $ (1.44)
                                                                  =======    =======    =======    =======

5.  COMMITMENTS AND CONTINGENCIES

   There have been no significant changes to the commitments and contingencies described in the notes to the consolidated financial statements for the year ended December 31, 2001 except for the subsequent event described in note 7.

6.  SEGMENTED INFORMATION

    FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2002

                                                                                      NEW       STRATONI
                                    LA COIPA   BRASILIA    CRIXAS    MUSSELWHITE   BRITANNIA   OPERATIONS     GREECE
                                     CHILE      BRAZIL     BRAZIL      CANADA       CANADA       GREECE     DEVELOPMENT
                                    --------   ---------   -------   -----------   ---------   ----------   -----------
Revenue...........................   11,364       8,319     7,746       4,112        4,395        7,255           --
                                     ------     -------    ------      ------       ------       ------       ------
Cost of sales.....................    9,108       4,334     2,645       3,409        2,743        7,102           --
Depletion and depreciation........    3,062       1,421     1,246         930          687          500           --
                                     ------     -------    ------      ------       ------       ------       ------
                                     12,170       5,755     3,891       4,339        3,430        7,602           --
                                     ------     -------    ------      ------       ------       ------       ------
Earnings (loss) from operations
  before the undernoted...........     (806)      2,564     3,855        (227)         965         (347)          --
                                     ------     -------    ------      ------       ------       ------       ------
Administration....................       --          --        --          --           --           --           --
Interest expense..................       39          47        63          --           --           --           --
Exploration.......................       93          --       104         185          285           --           --
Transaction costs.................       --          --        --          --           --           --           --
Foreign exchange..................     (165)      2,783       372         (88)         (62)         707           --
Interest income...................       (9)       (414)     (175)         (9)          --           --           --
Other.............................      (53)        (17)        8         (41)          --           --           --
                                     ------     -------    ------      ------       ------       ------       ------
                                        (95)      2,399       372          47          223          707           --
                                     ------     -------    ------      ------       ------       ------       ------
Earnings (loss) before the
  undernoted......................     (711)        165     3,483        (274)         742       (1,054)          --
Income taxes (recovery)...........      107        (154)      403          --           --           --           --
Minority interests and
  participation rights............     (409)        159     1,540        (137)         371           --           --
                                     ------     -------    ------      ------       ------       ------       ------
Net earnings (loss)...............     (409)        160     1,540        (137)         371       (1,054)          --
                                     ======     =======    ======      ======       ======       ======       ======
Capital expenditures..............      280         578     1,274       1,501          441          189           --


                                    CORPORATE/
                                      OTHERS      TOTAL
                                    ----------   -------
Revenue...........................     1,349      44,540
                                      ------     -------
Cost of sales.....................        --      29,341
Depletion and depreciation........        34       7,880
                                      ------     -------
                                          34      37,221
                                      ------     -------
Earnings (loss) from operations
  before the undernoted...........     1,315       7,319
                                      ------     -------
Administration....................     1,533       1,533
Interest expense..................        34         183
Exploration.......................       141         808
Transaction costs.................     1,886       1,886
Foreign exchange..................      (948)      2,599
Interest income...................      (531)     (1,138)
Other.............................    (1,491)     (1,594)
                                      ------     -------
                                         624       4,277
                                      ------     -------
Earnings (loss) before the
  undernoted......................       691       3,042
Income taxes (recovery)...........       336         692
Minority interests and
  participation rights............        65       1,589
                                      ------     -------
Net earnings (loss)...............       290         761
                                      ======     =======
Capital expenditures..............         4       4,267

    FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2001

                                                                                      NEW       STRATONI
                                    LA COIPA   BRASILIA    CRIXAS    MUSSELWHITE   BRITANNIA   OPERATIONS     GREECE
                                     CHILE      BRAZIL     BRAZIL      CANADA       CANADA       GREECE     DEVELOPMENT
                                    --------   ---------   -------   -----------   ---------   ----------   -----------
Revenue...........................    9,358       6,051     6,561       4,969        3,547        7,999            --
                                    -------     -------    ------      ------       ------       ------       -------
Cost of sales.....................    7,973       4,010     2,644       3,374        2,395        7,725            --
Depletion and depreciation........    3,522       1,729     1,134       1,551        1,325          319            --
                                    -------     -------    ------      ------       ------       ------       -------
                                     11,495       5,739     3,778       4,925        3,720        8,044            --
                                    -------     -------    ------      ------       ------       ------       -------
Earnings (loss) from operations
  before the undernoted...........   (2,137)        312     2,783          44         (173)         (45)           --
                                    -------     -------    ------      ------       ------       ------       -------
Administration....................       --          --        --          --           --           --            --
Interest expense..................       89          16       206          --           --           --            --
Exploration.......................      159          --        26         101          118           --            --
Foreign exchange..................       --         439       441         (54)          30           --            --
Interest income...................      (14)       (637)     (343)        (15)          --           --            --
Other.............................      (62)         (2)       (3)         --           --           --            --
                                    -------     -------    ------      ------       ------       ------       -------
                                        172        (184)      327          32          148           --            --
                                    -------     -------    ------      ------       ------       ------       -------
Earnings (loss) before the
  undernoted......................   (2,309)        496     2,456          12         (321)         (45)           --
Income taxes (recovery)...........     (199)       (568)      287          --           --           --            --
Minority interests and
  participation rights............   (1,055)        532     1,084           6         (161)          --            --
                                    -------     -------    ------      ------       ------       ------       -------
Net earnings (loss)...............   (1,055)        532     1,085           6         (160)         (45)           --
                                    =======     =======    ======      ======       ======       ======       =======
Capital expenditures..............    2,012         602       691         796          318          764         1,705


                                    CORPORATE/
                                      OTHERS      TOTAL
                                    ----------   -------
Revenue...........................     1,478      39,963
                                     -------     -------
Cost of sales.....................        --      28,121
Depletion and depreciation........       140       9,720
                                     -------     -------
                                         140      37,841
                                     -------     -------
Earnings (loss) from operations
  before the undernoted...........     1,338       2,122
                                     -------     -------
Administration....................     2,559       2,559
Interest expense..................       886       1,197
Exploration.......................       737       1,141
Foreign exchange..................      (230)        626
Interest income...................      (662)     (1,671)
Other.............................     1,343       1,276
                                     -------     -------
                                       4,633       5,128
                                     -------     -------
Earnings (loss) before the
  undernoted......................    (3,295)     (3,006)
Income taxes (recovery)...........       632         152
Minority interests and
  participation rights............    (1,032)       (626)
                                     -------     -------
Net earnings (loss)...............    (2,895)     (2,532)
                                     =======     =======
Capital expenditures..............         3       6,891


    FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2002

                                                                                      NEW       STRATONI
                                    LA COIPA   BRASILIA    CRIXAS    MUSSELWHITE   BRITANNIA   OPERATIONS     GREECE
                                     CHILE      BRAZIL     BRAZIL      CANADA       CANADA       GREECE     DEVELOPMENT
                                    --------   ---------   -------   -----------   ---------   ----------   -----------
Revenue...........................   21,588      16,244    14,594       9,399        9,475       15,148           --
                                     ------     -------    ------      ------       ------       ------       ------
Cost of sales.....................   16,841       9,574     5,269       7,008        5,991       15,530           --
Depletion and depreciation........    6,029       2,840     2,494       2,196        1,832        1,140           --
                                     ------     -------    ------      ------       ------       ------       ------
                                     22,870      12,414     7,763       9,204        7,823       16,670           --
                                     ------     -------    ------      ------       ------       ------       ------
Earnings (loss) from operations
  before the undernoted...........   (1,282)      3,830     6,831         195        1,652       (1,522)          --
                                     ------     -------    ------      ------       ------       ------       ------
Administration....................       --          --        --          --           --           --           --
Interest expense..................      111          92       148          --           --           --           --
Exploration.......................      141          --       143         455          561           --           --
Transaction costs.................       --          --        --          --           --           --           --
Foreign exchange..................     (173)      2,456       460        (100)         (63)         707           --
Interest income...................      (11)     (1,110)     (398)        (15)          --           --           --
Other.............................      (89)        (13)        2          10           --           --           --
                                     ------     -------    ------      ------       ------       ------       ------
                                        (21)      1,425       355         350          498          707           --
                                     ------     -------    ------      ------       ------       ------       ------
Earnings (loss) before the
  undernoted......................   (1,261)      2,405     6,476        (155)       1,154       (2,229)          --
Income taxes (recovery)...........       82        (297)      717          --           --           --           --
Minority interests and
  participation rights............     (672)      1,351     2,880         (78)         577           --           --
                                     ------     -------    ------      ------       ------       ------       ------
Net earnings (loss)...............     (671)      1,351     2,879         (77)         577       (2,229)          --
                                     ======     =======    ======      ======       ======       ======       ======
Cash and cash equivalents.........    2,758         938     4,383         751           32          670           --
Capital expenditures..............    1,279         940     2,126       2,936          773          715           --
Mine property, plant and
  equipment.......................   67,965      62,613    25,161      47,518        8,527        3,936       15,000
Total assets......................   78,223      81,337    34,055      51,911       10,973       14,048       15,000


                                    CORPORATE/
                                      OTHERS      TOTAL
                                    ----------   -------
Revenue...........................     2,755      89,203
                                     -------     -------
Cost of sales.....................        --      60,213
Depletion and depreciation........        44      16,575
                                     -------     -------
                                          44      76,788
                                     -------     -------
Earnings (loss) from operations
  before the undernoted...........     2,711      12,415
                                     -------     -------
Administration....................     2,821       2,821
Interest expense..................        43         394
Exploration.......................       422       1,722
Transaction costs.................     1,886       1,886
Foreign exchange..................      (658)      2,629
Interest income...................      (807)     (2,341)
Other.............................    (1,592)     (1,682)
                                     -------     -------
                                       2,115       5,429
                                     -------     -------
Earnings (loss) before the
  undernoted......................       596       6,986
Income taxes (recovery)...........       518       1,020
Minority interests and
  participation rights............      (401)      3,657
                                     -------     -------
Net earnings (loss)...............       479       2,309
                                     =======     =======
Cash and cash equivalents.........   107,482     117,014
Capital expenditures..............        19       8,788
Mine property, plant and
  equipment.......................       173     230,893
Total assets......................   150,440     435,987

    FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2001

                                                                                      NEW       STRATONI
                                    LA COIPA   BRASILIA    CRIXAS    MUSSELWHITE   BRITANNIA   OPERATIONS     GREECE
                                     CHILE      BRAZIL     BRAZIL      CANADA       CANADA       GREECE     DEVELOPMENT
                                    --------   ---------   -------   -----------   ---------   ----------   -----------
Revenue...........................   18,746      12,850    13,328       9,868        7,626       13,608            --
                                    -------     -------    ------      ------       ------       ------       -------
Cost of sales.....................   14,697       9,084     5,487       6,887        5,429       12,499            --
Depletion and depreciation........    6,783       3,334     2,468       2,726        2,924          642            --
                                    -------     -------    ------      ------       ------       ------       -------
                                     21,480      12,418     7,955       9,613        8,353       13,141            --
                                    -------     -------    ------      ------       ------       ------       -------
Earnings (loss) from operations
  before the undernoted...........   (2,734)        432     5,373         255         (727)         467            --
                                    -------     -------    ------      ------       ------       ------       -------
Administration....................       --          --        --          --           --           --            --
Interest expense..................      198          --       325          --           --           --            --
Exploration.......................      205          --        48         411          178           --            --
Foreign exchange..................       --       1,725       724          18           85           --            --
Interest income...................      (14)     (1,265)     (413)        (15)          --           --            --
Other.............................      452          (4)       (4)         --           --           --            --
                                    -------     -------    ------      ------       ------       ------       -------
                                        841         456       680         414          263           --            --
                                    -------     -------    ------      ------       ------       ------       -------
Earnings (loss) before the
  undernoted......................   (3,575)        (24)    4,693        (159)        (990)         467            --
Income taxes (recovery)...........     (290)     (1,269)      626          --           --           --            --
Minority interests................   (1,643)        623     2,033         (79)        (495)          --            --
                                    -------     -------    ------      ------       ------       ------       -------
Net earnings (loss)...............   (1,642)        622     2,034         (80)        (495)         467            --
                                    =======     =======    ======      ======       ======       ======       =======


                                    CORPORATE/
                                      OTHERS      TOTAL
                                    ----------   -------
Revenue...........................     3,225      79,251
                                     -------     -------
Cost of sales.....................        --      54,083
Depletion and depreciation........       145      19,022
                                     -------     -------
                                         145      73,105
                                     -------     -------
Earnings (loss) from operations
  before the undernoted...........     3,080       6,146
                                     -------     -------
Administration....................     4,938       4,938
Interest expense..................     1,702       2,225
Exploration.......................     1,293       2,135
Foreign exchange..................      (695)      1,857
Interest income...................    (1,978)     (3,685)
Other.............................    (1,198)       (754)
                                     -------     -------
                                       4,062       6,716
                                     -------     -------
Earnings (loss) before the
  undernoted......................      (982)       (570)
Income taxes (recovery)...........       (25)       (958)
Minority interests................    (1,240)       (801)
                                     -------     -------
Net earnings (loss)...............       283       1,189
                                     =======     =======

    GEOGRAPHIC SEGMENTS ARE AS FOLLOWS:

                                                                       THREE MONTH            SIX MONTH
                                                                       PERIOD ENDED          PERIOD ENDED
                                                                         JUNE 30,              JUNE 30,
                                                                    ------------------    ------------------
                                                                     2002       2001       2002       2001
                                                                    -------    -------    -------    -------
    REVENUE
    Canada......................................................    $ 9,856    $ 9,994    $21,629    $20,719
    Chile.......................................................     11,364      9,358     21,588     18,746
    Brazil......................................................     16,065     12,612     30,838     26,178
    Greece......................................................      7,255      7,999     15,148     13,608
                                                                    -------    -------    -------    -------
                                                                    $44,540    $39,963    $89,203    $79,251
                                                                    =======    =======    =======    =======

                                                                    JUNE 30,    DECEMBER 31,
                                                                      2002          2001
                                                                    --------    ------------
    IDENTIFIABLE ASSETS
    Canada......................................................    $156,933      $108,576
    Chile.......................................................      84,903        88,430
    Brazil......................................................     119,399       188,148
    Greece......................................................      37,533        37,475
    Others......................................................      37,219        35,666
                                                                    --------      --------
                                                                    $435,987      $458,295
                                                                    ========      ========

7.  SUBSEQUENT EVENT

   In August 2002, the Greek government returned the letter of guarantee to the Company in connection with the commitment to construct a gold plant at Olympias. As a result, the related pledge of cash and cash equivalents in an amount of $7.5 million will be released.

8.  SUPPLEMENTARY INFORMATION ON MINORITY INTERESTS AND PARTICIPATION RIGHTS

                                                                       THREE MONTH            SIX MONTH
                                                                       PERIOD ENDED          PERIOD ENDED
                                                                         JUNE 30,              JUNE 30,
                                                                    ------------------    ------------------
                                                                     2002       2001       2002       2001
                                                                    -------    -------    -------    -------
    Revenue.....................................................    $17,943    $15,243    $35,650    $31,209
    Mine Operating Costs........................................     14,810     14,898     30,059     29,982
    Other expenses..............................................      1,544        971      1,934      2,028
                                                                    -------    -------    -------    -------
    Minority interests and participation rights.................    $ 1,589    $  (626)   $ 3,657    $  (801)
                                                                    =======    =======    =======    =======

                      (PRICEWATERHOUSECOOPERS LETTERHEAD)



                                AUDITORS' REPORT

To the Directors of
  TVX Gold Inc.

     We have audited the consolidated balance sheets of TVX Gold Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations, deficit and cash flows for the years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of TVX Gold Inc. as at December 31, 2001 and 2000 and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999 in accordance with Canadian generally accepted accounting principles.

(SIGNED) "PRICEWATERHOUSECOOPERS LLP"

CHARTERED ACCOUNTANTS

Toronto, Ontario

March 12, 2002, except for note 19 which is as of July 16, 2002


PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.

                                 TVX GOLD INC.
                          CONSOLIDATED BALANCE SHEETS
                        AS AT DECEMBER 31, 2001 AND 2000
                      (thousands of United States dollars)

                                                                2001        2000
                                                              --------    --------
                                                                 $           $
                                      ASSETS
CURRENT ASSETS
Cash and cash equivalents (notes 8(e), 13(d) and 16(c)).....    54,528      93,635
Short-term investments......................................     7,395      31,492
Accounts receivable.........................................    25,739      29,596
Inventories (note 3)........................................    24,299      24,501
                                                              --------    --------
                                                               111,961     179,224
MINING PROPERTY, PLANT AND EQUIPMENT (note 4)...............   237,262     494,105
EXPORT PREPAYMENT CONTRACTS (note 5)........................    66,983      42,483
DEFERRED CHARGES (note 13(c))...............................       182       7,384
DEFERRED INCOME TAXES (note 14(d))..........................    12,473       9,112
OTHER ASSETS (note 6).......................................    29,434      30,699
                                                              --------    --------
                                                               458,295     763,007
                                                              ========    ========
                                   LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities (note 10)..........    28,266      28,407
Current portion of long-term debt (note 8)..................    15,401      18,585
Debenture payable (note 7)..................................        --      26,855
Current portion of deferred revenue (note 13(c))............     5,332       4,984
                                                              --------    --------
                                                                48,999      78,831
LONG-TERM DEBT (note 8).....................................    58,832      69,780
OTHER LIABILITIES (note 10).................................    22,943      24,648
DEFERRED INCOME TAXES (note 14).............................    20,948      28,411
                                                              --------    --------
                                                               151,722     201,670
MINORITY INTERESTS AND PARTICIPATION RIGHTS (note 18).......   132,088     164,788
                                                              --------    --------
                                                               283,810     366,458
                                                              --------    --------
SHAREHOLDERS' EQUITY
CAPITAL STOCK (note 11).....................................   594,661     382,900
CONTRIBUTED SURPLUS (note 11(d))............................    36,255       1,526
GOLD LINKED CONVERTIBLE NOTES (note 9)......................        --     233,960
DEFICIT.....................................................  (456,431)   (221,837)
                                                              --------    --------
                                                               174,485     396,549
                                                              --------    --------
                                                               458,295     763,007
                                                              ========    ========
COMMITMENTS AND CONTINGENCIES (notes 8(e), 16 and 18)

  The accompanying notes form an integral part of these consolidated financial statements.

                        Approved on behalf of the Board

         (signed)  George F. Michals                 (signed)  David P. Smith
                   Director                                  Director

                                 TVX GOLD INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
       (thousands of United States dollars except for per share amounts)

                                                                2001       2000       1999
                                                              --------    -------    -------
                                                                 $           $          $
REVENUE.....................................................   158,340    170,030    162,856
                                                              --------    -------    -------
MINE OPERATING COSTS
Cost of sales...............................................   108,148    106,804     87,298
Depletion and depreciation..................................    40,243     38,000     48,036
                                                              --------    -------    -------
                                                               148,391    144,804    135,334
                                                              --------    -------    -------
                                                                 9,949     25,226     27,522
MINING PROPERTY WRITE-DOWNS (note 4)........................    21,000         --         --
                                                              --------    -------    -------
EARNINGS (LOSS) FROM OPERATIONS BEFORE THE UNDERNOTED.......   (11,051)    25,226     27,522
                                                              --------    -------    -------
OTHER EXPENSES (INCOME)
Non-operating asset write-downs (note 4)....................   223,513         --     64,000
Corporate administration....................................     8,123      6,597      7,753
Interest expense............................................     3,769      3,447      4,713
Exploration.................................................     3,380      5,497      4,531
Foreign exchange loss.......................................     3,293      2,015      1,453
Interest income.............................................    (5,650)    (9,503)    (9,076)
Gain on disposal of minority interests and participation
  rights (note 18)..........................................        --         --     (4,197)
Other, net..................................................    (3,883)     5,420      1,026
                                                              --------    -------    -------
                                                               232,545     13,473     70,203
                                                              --------    -------    -------
EARNINGS (LOSS) BEFORE THE UNDERNOTED.......................  (243,596)    11,753    (42,681)
INCOME TAX (RECOVERY) EXPENSE (note 14).....................    (5,634)      (179)     4,782
MINORITY INTERESTS AND PARTICIPATION RIGHTS (note 18).......   (10,034)      (496)       102
                                                              --------    -------    -------
NET EARNINGS (LOSS) FOR THE YEAR............................  (227,928)    12,428    (47,565)
                                                              ========    =======    =======
EARNINGS (LOSS) PER SHARE (notes 2, 11(c) and 19)...........    (12.41)      0.03     (17.33)

  The accompanying notes form an integral part of these consolidated financial statements.

                                 TVX GOLD INC.

                       CONSOLIDATED STATEMENTS OF DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                      (thousands of United States dollars)

                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                 $           $           $
DEFICIT, BEGINNING OF YEAR -- as originally reported........  (221,837)   (219,838)   (160,391)
Change in accounting for income taxes (note 2)..............        --      (2,102)         --
                                                              --------    --------    --------
DEFICIT, BEGINNING OF YEAR -- restated......................  (221,837)   (221,940)   (160,391)
NET EARNINGS (LOSS) FOR THE YEAR............................  (227,928)     12,428     (47,565)
Accretion of convertible notes (note 9).....................    (6,666)    (12,325)    (11,882)
                                                              --------    --------    --------
DEFICIT, END OF YEAR........................................  (456,431)   (221,837)   (219,838)
                                                              ========    ========    ========

  The accompanying notes form an integral part of these consolidated financial statements.

                                 TVX GOLD INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                      (thousands of United States dollars)


                                                                2001        2000        1999
                                                              --------    --------    --------
                                                                 $           $           $
OPERATING ACTIVITIES
Net earnings (loss) for the year............................  (227,928)     12,428     (47,565)
Non-cash items:
  Depletion and depreciation................................    40,243      38,000      48,036
  Deferred income taxes.....................................   (10,919)     (4,022)     (2,485)
  Non-operating asset write-downs...........................   223,513          --      64,000
  Mining property write-downs...............................    21,000          --          --
  Minority interests and participation rights...............   (10,034)       (496)        102
  Change in reclamation provision...........................    (2,771)         --          --
  Gain on disposal of minority interests and participation
     rights (note 18).......................................        --          --      (4,197)
  Other.....................................................     1,006         326       1,810
  Deferred revenue..........................................    (4,608)    (11,020)    (13,571)
  Net proceeds from hedge book restructuring (note 13)......    16,801          --          --
                                                              --------    --------    --------
                                                                46,303      35,216      46,130
Changes in non-cash working capital.........................      (520)     (2,659)        512
                                                              --------    --------    --------
Cash provided by operating activities.......................    45,783      32,557      46,642
                                                              --------    --------    --------
INVESTING ACTIVITIES
Mining property, plant and equipment........................   (25,552)    (48,746)    (55,263)
Net proceeds on disposal of minority interest and
  participation rights (note 18)............................        --          --     180,953
Payment of receivable from High River Gold Mines Ltd........     3,014       1,541       1,529
Purchases of short-term investments.........................   (51,480)   (102,274)    (50,144)
Sales and maturities of short-term investments..............    75,577      89,157      58,291
Export prepayment contracts.................................   (24,500)    (42,483)     25,427
Other.......................................................    (1,495)     (2,569)      2,568
                                                              --------    --------    --------
Cash (used for) provided by investing activities............   (24,436)   (105,374)    163,361
                                                              --------    --------    --------
FINANCING ACTIVITIES
Long-term debt borrowings...................................    26,944      45,133       8,000
Long-term debt repayments...................................   (26,470)    (25,622)   (126,436)
Debenture payable...........................................   (26,855)     26,855          --
Minority interest dividends.................................   (22,666)    (15,963)         --
Gold linked convertible notes...............................    (9,173)    (10,501)     (9,623)
Contributed surplus.........................................    (1,595)         --          --
Common shares...............................................      (639)       (626)     24,000
                                                              --------    --------    --------
Cash (used for) provided by financing activities............   (60,454)     19,276    (104,059)
                                                              --------    --------    --------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............   (39,107)    (53,541)    105,944
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    93,635     147,176      41,232
                                                              --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................    54,528      93,635     147,176
                                                              ========    ========    ========


  The accompanying notes form an integral part of these consolidated financial statements.

                                 TVX GOLD INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              Dollar amounts in thousands of U.S. dollars, except
           amounts per share and per ounce or unless otherwise noted

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada which, in the Company's case, conform in all material respects with accounting principles generally accepted in the United States ("US"), except as disclosed in note 17. The significant accounting policies followed by the Company and its incorporated and unincorporated joint ventures are summarized as follows:

    a)   BASIS OF CONSOLIDATION

      These consolidated financial statements include the accounts of the Company and its subsidiaries. Investments in incorporated and unincorporated joint ventures are accounted for by the proportionate consolidation method as substantially all of the Company's business is conducted through joint ventures.

    b)   USE OF ESTIMATES

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the physical and economic lives and the recoverability of mining assets, mineral reserves, site restoration and related obligations, commodity contracts and financial instruments and income taxes. Actual results could differ from those estimates.

    c)   TRANSLATION OF FOREIGN CURRENCIES

      The accounts of the Canadian operations and operations in foreign countries have been translated using the temporal method for foreign integrated operations. The functional currency of the Company is US dollars, as the Company considers the US dollar to be the principal currency of its operations. Under the temporal method, monetary assets and liabilities have been translated at the end of year exchange rates. Non-monetary assets, which primarily comprise mining property, plant and equipment, have been translated using historic rates of exchange. Revenues and expenses have been translated at the average rates of exchange during the years, except for depletion and depreciation, which have been translated at the same rates as the related assets. Foreign exchange gains and losses on current monetary assets and liabilities are included in the determination of earnings. Gains and losses related to long-term debt are deferred and amortized over the remaining term of the debt.

    d)   COMMODITY CONTRACTS AND FINANCIAL INSTRUMENTS

      In the normal course of business, the Company uses agreements with financial institutions, principally derivatives, to hedge its exposure to fluctuations in metal prices, foreign exchange rates and interest rates. The intent is to protect the Company against downside price risk on future metal sales and cash flow risk on interest rates and foreign exchange.

      The Company mitigates the counterparty credit risk exposure arising from these agreements by transacting with financially sound institutions. Some derivative instruments entered into by the Company are subject to margin requirements, beyond varying threshold limits, in the event that values of the hedged instruments significantly change.

      Commodity derivative hedging transactions include forward sales and options contracts. Realized gains and losses, as well as premiums, are recognized in revenue as the designated production is delivered. If contracts are amended or closed out before the planned delivery of the designated production, recognition of any gains or losses is deferred until their original designation period. Commodity commitments not designated as hedges are marked to market and the resultant gains or losses are recorded in earnings in the period.

      The Company periodically enters into lease rate swap agreements in conjunction with commodity contracts. Obligations under lease rate swap agreements, entered into expressly to finance options purchased, are marked to market at the balance sheet date and the resulting gains or losses are deferred until the related production is delivered.

      The Company enters into forward foreign exchange contracts to hedge the effect of exchange rates on a portion of its future currency requirements. Gains and losses are recognized and reported as a component of the related transactions.

      The carrying amount of cash and cash equivalents, short-term investments, accounts receivable, export prepayment contracts, accounts payable and accrued liabilities, debenture payable and current and long-term debt represents their fair value unless otherwise specified.

    e)   REVENUE RECOGNITION

      Revenue from the sale of bullion and base metal concentrates is recognized when title passes to the purchaser.

    f)   INVENTORIES

      Gold and silver bullion inventories, dore, work-in-process, base metal concentrates and ore stockpiles are carried at the lower of average production cost and net realizable value. Materials and supplies inventories are stated at the lower of cost and replacement value.

    g)   MINING PROPERTY, PLANT AND EQUIPMENT


      Mining property, plant and equipment is recorded at cost including costs associated with acquisition and further development, including costs incurred to access ore, of mining properties. Depletable assets are amortized over the life of the mine on a unit-of-production basis. The current estimated mine lives range from 4 to 20 years with the average being 10 years. Depreciable assets are also amortized over the life of the mine on a unit-of-production basis except where the useful life of a depreciable asset is less than the life of the mine, in which case depreciation is recorded on a straight-line basis over its useful life. Amortization on a unit of production basis is based on proven and probable reserves.



      The Company carries out an impairment evaluation when conditions or events occur suggesting that an asset has been impaired. Mining assets are evaluated by comparing the undiscounted future net cash flows against their current carrying value. When the cash flows demonstrate an impairment, the Company will write down its value. Operational considerations include projected operating cost structures, future capital requirements, including mine closure costs, and estimates of mine life based on known reserves. Metal prices utilized for the 2001 evaluation were $300 per ounce (2000 -- $300; 1999 -- $325) for gold, $4.50 per ounce
      (2000 and 1999 -- $5.50) for silver, $475 per tonne for lead (2000 and 1999 -- $550) and $775 per tonne for zinc (2000 and 1999 -- $1,200).


    h)   EXPLORATION


      Exploration expenditures, excluding property acquisition costs, are charged to earnings as incurred. When it has been established that a mining property is intended to be developed, including the establishment of proven and probable reserves, further costs incurred prior to the start of mining operations, are recorded as deferred development costs and amortized in accordance with the policies described under note 1(g).


    i)   RECLAMATION COSTS


      Expenditures relating to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefit. Estimated future reclamation costs, including site restoration, where reasonably determinable are charged against earnings over the estimated useful life of the mine based on proven and probable reserves. These estimates are based on current standards or higher. These standards are subject to future legislative changes which will be reflected in the estimates when passed.


    j)   FINANCING COSTS

      Debt issue costs are deferred and amortized over the term of the debt. Interest and debt issue costs, whether incurred directly or indirectly, are capitalized when they arise from indebtedness incurred to finance development activities on mining properties and are amortized to earnings when production commences.

    k)   CASH AND CASH EQUIVALENTS


      Cash and cash equivalents include those short-term money market instruments which have a term to maturity of three months or less. Short-term investment represents short-term money market instruments with maturities greater than three months and less than one year.


    l)   STOCK-BASED COMPENSATION PLAN


      The Company has a stock-based compensation plan which is described in note
      12. No compensation expense is recognized under the plan when stock or stock options are issued under the plan to directors, officers and employees. The fair value of options issued to consultants is recognized as an expense at the date of issue. Consideration paid on exercise of stock options is credited to share capital.


2.  CHANGES IN ACCOUNTING POLICIES

   Effective January 1, 2001, the Company adopted, retroactively, a new accounting standard issued by the Canadian Institute of Chartered Accountants
   (CICA) relating to earnings per share. This standard modifies the method of calculating fully diluted earnings per share. Diluted earnings per share was unchanged as a result of adopting the new standard.

   In December 1997, the Canadian Institute of Chartered Accountants issued Handbook section 3465, Income Taxes, which was effective January 1, 2000. The standard required a change from the deferral method of accounting, to the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.

   The Company adopted section 3465 retroactively without restatement of the 1999 comparative figures. The deficit as at January 1, 2000 was increased by $2,102 and earnings for the year ended December 31, 2000 increased by $3,232 as a result of this change.

3.  INVENTORIES

                                                                     DECEMBER 31,
                                                                   ----------------
                                                                    2001      2000
                                                                   ------    ------
                                                                     $         $
    Bullion and dore............................................    3,294     2,475
    Base metal concentrates.....................................    4,199     2,979
    Work-in-process.............................................    2,257     1,989
    Ore stockpiles -- precious metals...........................    2,693     3,095
    Materials and supplies......................................   11,856    13,963
                                                                   ------    ------
                                                                   24,299    24,501
                                                                   ======    ======

4.  MINING PROPERTY, PLANT AND EQUIPMENT

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     2001        2000
                                                                   --------    --------
                                                                      $           $
    Mining property and deferred development....................    311,430     316,573
    Accumulated depletion.......................................   (207,300)   (187,439)
                                                                   --------    --------
                                                                    104,130     129,134
                                                                   --------    --------
    Mine plant and equipment....................................    293,346     296,363
    Accumulated depreciation....................................   (178,193)   (168,338)
                                                                   --------    --------
                                                                    115,153     128,025
                                                                   --------    --------
    Equipment under capital lease...............................      4,943       4,943
    Accumulated depreciation....................................     (1,964)     (1,091)
                                                                   --------    --------
                                                                      2,979       3,852
                                                                   --------    --------
    Greek development projects..................................     15,000     233,094
                                                                   --------    --------
                                                                    237,262     494,105
                                                                   ========    ========

   The Company wrote down the carrying value of certain assets as follows:

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                   -----------------------------
                                                                    2001       2000       1999
                                                                   -------    -------    -------
                                                                      $          $          $
    Reduction in carrying value of Greek development projects
      (note 16(b))..............................................   223,513         --     64,000
                                                                   -------    -------    -------
    Reduction in carrying value of La Coipa Mine................    13,000         --         --
    Reduction in carrying value of New Britannia Mine...........     8,000         --         --
                                                                   -------    -------    -------
                                                                    21,000         --         --
                                                                   -------    -------    -------
    Mining property write-downs.................................   244,513         --     64,000
                                                                   =======    =======    =======

   Interest capitalized to the Greek development projects during 2001 is $671 (2000 -- $1,996; 1999 -- $5,116).

5.  EXPORT PREPAYMENT CONTRACTS

   The export prepayment contracts represent proceeds from export financing (note 8(a)) assigned to a Brazilian financial institution in return for a cash premium. The premium totals $3.5 million, is included in Other assets, and is recognized in income over the term of the corresponding export loans up to December 2005.

6.  OTHER ASSETS

                                                                     DECEMBER 31,
                                                                   ----------------
                                                                    2001      2000
                                                                   ------    ------
                                                                     $         $
    Receivable from High River Gold Mines Ltd. (a)..............   14,867    17,881
    Pyrite concentrates.........................................    8,485     8,485
    Other.......................................................    6,082     4,333
                                                                   ------    ------
                                                                   29,434    30,699
                                                                   ======    ======

---------------

    (a) The receivable from High River Gold Mines Ltd., a joint venture partner in the New Britannia Mine, bears interest at prime plus 0.625% and is repayable from their share of cash flow from the New Britannia Mine.

7.  DEBENTURE PAYABLE

   A Brazilian subsidiary of the Company issued a short-term debenture in December 2000 in the amount of $26,855. The debenture bore interest at 7.88% and was repaid on June 25, 2001.

8.  LONG-TERM DEBT

                                                                      DECEMBER 31,
                                                                   ------------------
                                                                    2001       2000
                                                                   -------    -------
                                                                      $          $
    Crixas export loans (a).....................................     7,250      8,750
    Brasilia export loans (a)...................................    66,983     47,383
    Lease rate swaps and other (b)..............................        --     14,656
    Gold linked convertible notes (note 9)......................        --     17,576
                                                                   -------    -------
    Total debt..................................................    74,233     88,365
    Less: Current portion.......................................   (15,401)   (18,585)
                                                                   -------    -------
    Long-term debt..............................................    58,832     69,780
                                                                   =======    =======

---------------

    a) The Brazilian mines (Brasilia, Crixas) received advances against future export commitments. These loans are denominated in US dollars and bear interest at an average rate of 7.6%. The Brasilia loan balance has corresponding deposits to match each and all maturities which are included in export prepayment contracts (2000 -- included in cash and cash equivalents ($1,224), short-term investments ($3,676) and export prepayment contracts ($42,483)).

    b) At December 31, 2000, the Company had a liability of $1,634 under a Lease Rate Swap ("LRS") arrangement with a notional amount of 129,600 gold ounces. The LRS was used to finance $280 gold put options maturing quarterly to March 2003.

         Also at December 31, 2000, a LRS was used to finance 390,000 ounces of $360 gold put options maturing quarterly from 2003 to 2006. Associated with this LRS at December 31, 2000, the Company had a liability with Normandy Mining Limited ("Normandy") of $13,022.

         The LRS arrangements were terminated in 2001 as part of the commodity contracts restructuring described in note 13.

    c)   Long-term debt maturing after December 31, 2001 is as follows:

                                                                         CRIXAS     BRASILIA     TOTAL
                                                                         -------    ---------    ------
                                                                            $           $          $
         2002........................................................     5,750       9,651      15,401
         2003........................................................     1,500      20,188      21,688
         2004........................................................        --      18,774      18,774
         2005........................................................        --      18,370      18,370
                                                                          -----      ------      ------
                                                                          7,250      66,983      74,233
                                                                          =====      ======      ======

    d) The Company has an unutilized $2.0 million revolving line of credit with Normandy. Amounts drawn on this facility are subject to interest at LIBOR plus 2.35% and are collateralized.

    e) Letters of credit have been issued against reclamation costs at the Mineral Hill mine which was closed in 1996. Cash and cash equivalents in an amount of $8.6 million are pledged against these letters of credit at December 31, 2001 (2000 -- $7.8 million).

         An additional $0.9 million of letters of credit have been issued relating to the Musselwhite mine (2000 -- $0.9 million).

         See also note 16(c) regarding Hellenic Gold commitments.

    f)   Interest paid during 2001 amounted to $13,615 (2000 -- $18,170; 1999 --
         $10,586).

9.  GOLD LINKED CONVERTIBLE NOTES

   On March 14, 1997, the Company issued $250 million of subordinated unsecured convertible notes ("Notes"). The Notes bore interest at 5% per annum which was payable semi-annually. The original maturity date of the Notes was March 28, 2002.

   On July 10, 2001, the Company completed the conversion of the Notes into 32,150,118 common shares of the Company. The effect of the conversion was to increase capital stock by $211,761, increase contributed surplus by $34,729, reduce the current portion of long-term debt by $8,403, reduce deferred charges by $2,539 and reduce the equity component of gold linked convertible notes by $240,626. No gain or loss was recognized on the consolidated statement of operations.

   The Notes were accounted for in accordance with CICA Section 3860 whereby debt securities which have interest payable in cash and give the issuer the right to settle the principal amount in common shares are split into a liability and an equity component. The liability component of the debt was calculated as the present value of the interest payments discounted at a rate estimated to be equivalent to a similar non-convertible debt. The net proceeds received from the issuance of the Notes, less the liability component, were classified as equity.

   The liability component was reduced by semi-annual interest payments, net of changes in the present value of the liability component which were charged to earnings. The equity component was increased over time by charges to deficit for interest accretion and amortization of issuance costs so that at maturity, it would be equal to the face value of the Notes.

                                                                      DECEMBER 31,
                                                                   ------------------
                                                                    2001       2000
                                                                   -------    -------
                                                                                 $
    Liability component of debt
      Current portion...........................................        --     11,459
      Long-term portion.........................................        --      6,117
                                                                   -------    -------
                                                                        --     17,576
                                                                   =======    =======
    Equity component -- net of issuance costs...................        --    233,960
                                                                   =======    =======

   During the year ended December 31, 2001, the charges to deficit were $6,666 (2000 -- $12,325; 1999 -- $11,882).

10. OTHER LIABILITIES

                                                                     DECEMBER 31,
                                                                   ----------------
                                                                    2001      2000
                                                                   ------    ------
                                                                     $         $
    Reclamation provisions -- operating properties..............   13,782    10,729
    Reclamation provisions -- non-operating properties (a)......    1,000     5,000
    Capital lease (b)...........................................    1,901     3,000
    Other.......................................................    6,260     5,919
                                                                   ------    ------
                                                                   22,943    24,648
                                                                   ======    ======

    -------------------
   a) An additional $2.9 million (2000 -- $4.5 million) of accrued reclamation costs relating to the current portion of the reclamation accrual for the Mineral Hill mine is included in accounts payable at December 31, 2001.

   b) The total remaining capital lease obligation of $2,930 accrues interest at 90 day LIBOR plus 1.5%. Future minimum lease payments are as follows:

                                                                          $
                                                                        ------
         2002........................................................    1,143
         2003........................................................    1,142
         2004........................................................      856
                                                                        ------
                                                                         3,141
         Less: Interest..............................................     (211)
                                                                        ------
                                                                         2,930
         Less Current portion........................................   (1,029)
                                                                        ------
                                                                         1,901
                                                                        ======

11. CAPITAL STOCK

    a)   Authorized

         Unlimited number of common shares without par value.

    b)   Issued

         The Company's issued and outstanding common shares are as follows:

                                                                         NUMBER OF
                                                                          SHARES          $
                                                                        -----------    -------
         Outstanding as at December 31, 1998.........................     3,235,657    361,052
         Shares issued for cash (note 18)............................       356,665     24,000
                                                                        -----------    -------
         Outstanding as at December 31, 1999.........................     3,592,322    385,052
         Shares repurchased and cancelled............................       (20,080)    (2,152)
         Fractional shares redeemed..................................            (7)        --
                                                                        -----------    -------
         Outstanding as at December 31, 2000.........................     3,572,235    382,900
         Shares issued on conversion of the Notes (note 9)...........    32,150,118    211,761
                                                                        -----------    -------
         Outstanding as at December 31, 2001.........................    35,722,353    594,661
                                                                        ===========    =======

         Under a special resolution of the shareholders of the Company on June 27, 2000, the shareholders authorized the consolidation of share capital on a five for one basis. All share capital, share and option data in the consolidated financial statements have been retroactively restated to reflect the share consolidation (note 19).

    c) The earnings (loss) per share has been calculated using the weighted average number of shares outstanding during the year of 18,898,593 shares (2000 -- 3,581,370; 1999 -- 3,431,090). For purposes of the calculation, the loss is adjusted for charges related to the Notes totaling $6,666 (2000 -- $12,325; 1999 -- $11,882) (note 9). Diluted loss per share has not been presented, as it would not be dilutive. Diluted earnings per share reflects the maximum possible dilution from the potential conversion of stock options.

         Basic earnings (loss) per share for the years ended December 31:

                                                                           2001           2000          1999
                                                                        -----------    ----------    ----------
                                                                             $             $             $
         Net earnings (loss).........................................      (227,928)       12,428       (47,565)
         Interest accretion on the Notes.............................        (6,666)      (12,325)      (11,882)
                                                                        -----------    ----------    ----------
         Net earnings (loss) applicable to common shares.............      (234,594)          103       (59,447)
                                                                        ===========    ==========    ==========
         Weighted average common shares outstanding..................    18,898,593     3,581,370     3,431,090
                                                                        ===========    ==========    ==========
         Basic earnings (loss) per common share......................        (12.41)         0.03        (17.33)
                                                                        ===========    ==========    ==========

    d) During 2000, under a normal course issuer bid, the Company repurchased 20,080 common shares at an average cost of CAN$46.00 per share. These transactions resulted in contributed surplus of $1,526. The restructuring of the Notes during 2001 (note 9) resulted in additional contributed surplus of $34,729 in 2001.

    e) During 2001, the Company adopted a normal course issuer bid under which it may purchase for cancellation, up to 1.7 million of its common shares. The bid will terminate on the earlier of a date determined by the Company and December 13, 2002. No shares have been repurchased to date.

    f) The Company has issued 8,000 warrants outstanding to purchase common shares at CAN$66.50 per share expiring August 11, 2003.

12. STOCK-BASED COMPENSATION PLAN

   The Company has granted common share options to certain directors, officers, employees and consultants to attract and retain key personnel. Under the Company's 1994 Stock Option Plan, as amended, up to 3.5 million common share options for terms up to ten years at a price no lower than the market price at the time of the grant are available to certain directors, officers, employees and consultants. The total number of shares which may be purchased under any options granted to insiders of the Company under the Stock Option Plan shall be less than a majority of the total number of shares available for issuance under the Stock Option Plan.

   At the time of the grant, vesting is at the discretion of the Board of Directors. Options granted typically vest equally over the first three years with one quarter vesting on the date of the grant. All options granted have five-year terms.

   In the event of a fundamental change in the ownership and/or capital structure of the Company, all options outstanding will automatically vest and become fully exercisable and the options will continue until the end of the expiry period.

   A summary of the status of the stock option plan as at December 31, 2001, 2000 and 1999 and changes during the years ending on those dates, reflecting the share consolidations referred to in notes 11(b) and 19, is as follows:

                                                                         2001                 2000                 1999
                                                                  ------------------   ------------------   ------------------
                                                                           WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                                            AVERAGE              AVERAGE              AVERAGE
                                                                           EXERCISE             EXERCISE             EXERCISE
                                                                  SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                                                  ------   ---------   ------   ---------   ------   ---------
                                                                  (000s)     CAN$      (000s)     CAN$      (000s)     CAN$
    Outstanding at beginning of year............................    267     155.50      328      191.00       342     355.50
    Granted.....................................................  1,016       8.50       --          --       146      66.50
    Expired.....................................................    (41)    204.70      (61)     346.10      (160)    430.00
                                                                  -----     ------      ---      ------      ----     ------
      Outstanding at end of year................................  1,242      30.10      267      155.50       328     191.00
                                                                  =====     ======      ===      ======      ====     ======
      Options exercisable at year end...........................    546      57.20      198      175.00       167     258.50
                                                                  =====     ======      ===      ======      ====     ======

   The following table summarizes information on stock options outstanding at December 31, 2001:

                                                                       OPTIONS OUTSTANDING
                                                             ---------------------------------------      OPTIONS EXERCISABLE
                                                                               WEIGHTED                --------------------------
                                                                 NUMBER         AVERAGE     WEIGHTED       NUMBER        WEIGHTED
                                                             OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT    AVERAGE
                                                              DECEMBER 31,    CONTRACTUAL   EXERCISE    DECEMBER 31,     EXERCISE
    RANGE OF EXERCISE PRICES CAN$                                 2001        LIFE YEARS     PRICE          2001          PRICE
    -----------------------------                            --------------   -----------   --------   ---------------   --------
                                                                 (000s)                       CAN$         (000s)          CAN$
    355.00 -- 492.50.......................................         13           0.46        411.50           13          411.50
    194.00 -- 229.50.......................................         41           1.15        199.80           41          199.80
    138.00 -- 162.50.......................................         41           1.61        162.00           41          162.00
     66.50 --  99.50.......................................        131           2.61         66.50          127           66.50
      8.50 --  12.50.......................................      1,016           4.70          8.50          324            8.50
                                                                 -----           ----        ------          ---          ------
      8.50 -- 492.50.......................................      1,242           4.22         30.10          546           57.20
                                                                 =====           ====        ======          ===          ======

13. COMMODITY CONTRACTS AND FINANCIAL INSTRUMENTS

   In August 2001, the Company restructured its gold hedging program to replace 390,000 ounces of $360 put options financed by lease rate swaps with 550,000 ounces of $250 put options maturing from 2003 to 2006. The lease rate swaps were repaid (note 8(b)). In addition, the 129,600 ounces of $280 per ounce put options previously financed by lease rate swaps were restructured to be puts. The effect of the restructuring was to reduce total debt by $17,626 and increase deferred revenue by $14,829. The total net cash cost of the restructuring was $825.

   The net gain of $3,658 resulting from the restructuring has been deferred to be recognized over the period of the originally designated production ending in 2006.

   The Company's consolidated precious metals hedging program and deferred revenue as at December 31, 2001 is presented below:

    a)   Gold

                                                                          PUTS BOUGHT
                                                                        ---------------
                                                                        OUNCES     $/OZ
                                                                        -------    ----
         2002........................................................   200,000    280
         2003........................................................   150,000    260
         2004........................................................   150,000    250
         2005........................................................   150,000    250
         2006........................................................   150,000    250
                                                                        -------    ---
                                                                        800,000    259
                                                                        =======    ===

      The fair value of the gold put option contracts at December 31, 2001 was $6,652.

    b)   Silver

                                                                           CALLS SOLD
                                                                        -----------------
                                                                         OUNCES      $/OZ
                                                                        ---------    ----
         2002........................................................   2,000,000    6.00
         2003........................................................   2,000,000    6.00
                                                                        ---------    ----
                                                                        4,000,000    6.00
                                                                        =========    ====

         The silver calls sold are not considered to be a hedge and have been marked to market at December 31, 2001.

    c) Deferred revenue and deferred charges comprise net premiums on open calls, put options and lease rate swap arrangements as well as realized gains and losses on hedging transactions. Deferred revenue will be recognized as the originally designated hedged production is delivered, and reflected in earnings as follows:

                                                                        DEFERRED    DEFERRED
                                                                        REVENUE     CHARGES     TOTAL
                                                                        --------    --------    ------
                                                                           $           $          $
         2002........................................................     9,500      (4,168)     5,332
         2003........................................................     9,894      (3,497)     6,397
         2004........................................................     9,873      (8,073)     1,800
         2005........................................................     6,416      (8,819)    (2,403)
         2006........................................................     5,624      (8,793)    (3,169)
         2007........................................................        --      (2,807)    (2,807)
                                                                         ------     -------     ------
                                                                         41,307     (36,157)     5,150
         Less: Current portion of deferred revenue...................                            5,332
                                                                                                ------
         Deferred charges............................................                             (182)
                                                                                                ======

    d) Certain commodity contracts entered into by the Company require a deposit with an intermediary to cover margin calls. This amount fluctuates with spot gold and silver prices and at December 31, 2001, amounted to $515 ($2000 -- $2,570) which is included in cash and cash equivalents.

    e) The Company has entered into contracts which establish a fixed exchange rate on a portion of its future Canadian dollar cash requirements. The Company accounts for these forward contracts as a hedge of future operating costs of Canadian operations. As at December 31, 2001, the Company held Canadian dollar forward purchase contracts for US$9.6 million at an average exchange rate of $1.58, which expire during 2002. The fair value of these contracts at December 31, 2001 is $82.

    f) The Company also enters into hedging agreements to establish a fixed exchange rate for a portion of its Euro cash requirements for its operations in Greece. At December 31, 2001, the Company had 1.125 million Euros per month, until December 2002, purchased at an average cost of 0.8887 EUR. The fair value adjustment at year-end was a loss of $103.

14. INCOME TAXES

    a) Details of income tax (recovery) expense for the years ended December 31 are as follows:

                                                                         2001       2000      1999
                                                                        -------    ------    ------
                                                                           $         $         $
         Income taxes
           Current
             Foreign.................................................     4,863     3,680     7,079
             Canada..................................................       422       163       188
                                                                        -------    ------    ------
                                                                          5,285     3,843     7,267
                                                                        -------    ------    ------
           Deferred
             Foreign.................................................    (7,559)   (3,282)   (2,485)
             Canada..................................................    (3,360)     (740)       --
                                                                        -------    ------    ------
                                                                        (10,919)   (4,022)   (2,485)
                                                                        -------    ------    ------
                                                                         (5,634)     (179)    4,782
                                                                        =======    ======    ======

      Income taxes paid during 2001 amounted to $5,285 (2000 -- $3,843; 1999 -- $7,267).

    b) The reconciliation of the combined Canadian federal and provincial statutory income tax rates to the effective tax rate on earnings for the years ended December 31 is as follows:

                                                                        2001     2000     1999
                                                                        -----    -----    -----
                                                                          %        %        %
         Combined Canadian federal and provincial statutory income
           tax rate..................................................    41.7     44.0    (44.6)
         Impact of change in future tax rates........................    (1.0)     2.5       --
         Non-temporary differences...................................     0.4      3.3      2.0
         Tax rates of other jurisdictions............................    (0.5)      --       --
         Unrecorded (realized) benefit of tax losses.................   (38.3)   (51.3)    53.8
                                                                        -----    -----    -----
           Effective tax rate........................................     2.3     (1.5)    11.2
                                                                        =====    =====    =====

         The combined Canadian federal and provincial statutory income tax rate includes the weighted average of Canadian provincial income tax rates, including surtaxes.

         Cumulative withholding taxes of $8,559 (2000 -- $9,878) have been provided on unremitted foreign earnings.

    c) The Company has unutilized tax deductions in Canada totalling approximately $26,700 (2000 -- $38,500) which are available to be applied against future taxable income. There has been no recognition in the financial statements for these tax deductions. Of this amount, $15,100 will expire in 2008.

    d) Deferred income taxes are provided as a result of temporary differences that arise due to differences between the tax values and carrying amount of assets and liabilities. The sources of temporary differences and the related tax amounts are as follows:

                                                                         DECEMBER 31,
                                                                        ---------------
                                                                        2001      2000
                                                                        -----    ------
                                                                          $        $
         Depletion and depreciation..................................   3,794    11,093
         Other, including accrued withholding taxes..................   4,681     8,206
                                                                        -----    ------
                                                                        8,475    19,299
                                                                        =====    ======

15. SEGMENTED INFORMATION

   The Company's industry segments are concentrated in the development and mining of precious metals in North and South America and in Europe. Gold and silver are currently the primary commodities produced. Details of the Company's financial information segmented operationally are as follows:

                                               FOR THE YEAR ENDED DECEMBER 31, 2001
                                      ------------------------------------------------------
                                                                        MUSSEL-       NEW
                                      LA COIPA   BRASILIA     CRIXAS     WHITE     BRITANNIA
                                      (CHILE)    (BRAZIL)    (BRAZIL)   (CANADA)   (CANADA)
                                      --------   ---------   --------   --------   ---------
                                         $          $           $          $          $
    Revenue.........................   41,404      25,386     26,699     20,122     15,289
                                      -------     -------     ------     ------     ------
    Cost of sales...................   32,128      17,953     10,719     14,281     10,537
    Depletion and depreciation......   16,260       5,091      5,007      5,904      5,916
                                      -------     -------     ------     ------     ------
                                       48,388      23,044     15,726     20,185     16,453
                                      -------     -------     ------     ------     ------
                                       (6,984)      2,342     10,973        (63)    (1,164)
    Mining property write-downs.....   13,000          --         --         --      8,000
                                      -------     -------     ------     ------     ------
    Earnings (loss) before the
      undernoted....................  (19,984)      2,342     10,973        (63)    (9,164)
                                      -------     -------     ------     ------     ------
    Non-operating asset
      write-downs...................       --          --         --         --         --
    Corporate administration........       --          --         --         --         --
    Exploration.....................      320          --        237        488        466
    Interest expense................      309         575        534         --         --
    Interest income.................      (28)     (1,682)      (769)       (59)        --
    Other...........................      623       2,275        603        106         62
                                      -------     -------     ------     ------     ------
                                        1,224       1,168        605        535        528
                                      -------     -------     ------     ------     ------
    Earnings (loss) before the
      undernoted....................  (21,208)      1,174     10,368       (598)    (9,692)
    Income taxes....................      (41)       (215)     1,325         --         --
    Minority interests and
      participation rights..........  (10,584)        695      4,522       (299)    (4,846)
                                      -------     -------     ------     ------     ------
    Net earnings (loss).............  (10,583)        694      4,521       (299)    (4,846)
                                      -------     -------     ------     ------     ------

                                            FOR THE YEAR ENDED DECEMBER 31, 2001
                                      ------------------------------------------------
                                       STRATONI
                                      OPERATIONS     GREECE      CORPORATE/
                                       (GREECE)    DEVELOPMENT     OTHER       TOTAL
                                      ----------   -----------   ----------   --------
                                         $             $            $            $
    Revenue.........................    24,160            --        5,280      158,340
                                        ------      --------      -------     --------
    Cost of sales...................    22,530            --           --      108,148
    Depletion and depreciation......     1,871            --          194       40,243
                                        ------      --------      -------     --------
                                        24,401            --          194      148,391
                                        ------      --------      -------     --------
                                          (241)           --        5,086        9,949
    Mining property write-downs.....        --            --           --       21,000
                                        ------      --------      -------     --------
    Earnings (loss) before the
      undernoted....................      (241)           --        5,086      (11,051)
                                        ------      --------      -------     --------
    Non-operating asset
      write-downs...................        --       223,513           --      223,513
    Corporate administration........        --            --        8,123        8,123
    Exploration.....................        --            --        1,869        3,380
    Interest expense................        --            --        2,351        3,769
    Interest income.................        --            --       (3,112)      (5,650)
    Other...........................        --            --       (4,259)        (590)
                                        ------      --------      -------     --------
                                            --       223,513        4,972      232,545
                                        ------      --------      -------     --------
    Earnings (loss) before the
      undernoted....................      (241)     (223,513)         114     (243,596)
    Income taxes....................        --            --       (6,703)      (5,634)
    Minority interests and
      participation rights..........        --            --          478      (10,034)
                                        ------      --------      -------     --------
    Net earnings (loss).............      (241)     (223,513)       6,339     (227,928)
                                        ------      --------      -------     --------

                                               FOR THE YEAR ENDED DECEMBER 31, 2001
                                      ------------------------------------------------------
                                                                        MUSSEL-       NEW
                                      LA COIPA   BRASILIA     CRIXAS     WHITE     BRITANNIA
                                      (CHILE)    (BRAZIL)    (BRAZIL)   (CANADA)   (CANADA)
                                      --------   ---------   --------   --------   ---------
                                         $          $           $          $          $
    Cash and cash equivalents.......    1,133       1,021      5,980         --         14
    Capital expenditures............    5,975       2,004      3,254      4,032      1,298
    Mining property, plant and
      equipment.....................   72,379      63,955     25,503     46,539      9,546
    Total assets....................   82,639     151,147     35,616     50,490     12,416

                                            FOR THE YEAR ENDED DECEMBER 31, 2001
                                      ------------------------------------------------
                                       STRATONI
                                      OPERATIONS     GREECE      CORPORATE/
                                       (GREECE)    DEVELOPMENT     OTHER       TOTAL
                                      ----------   -----------   ----------   --------
                                         $             $            $            $
    Cash and cash equivalents.......       574            --       45,806       54,528
    Capital expenditures............     3,471         5,419           99       25,552
    Mining property, plant and
      equipment.....................     4,111        15,000          229      237,262
    Total assets....................    13,990        23,485       88,512      458,295

                                               FOR THE YEAR ENDED DECEMBER 31, 2000
                                      ------------------------------------------------------
                                                                        MUSSEL-       NEW
                                      LA COIPA   BRASILIA     CRIXAS     WHITE     BRITANNIA
                                      (CHILE)    (BRAZIL)    (BRAZIL)   (CANADA)   (CANADA)
                                      --------   ---------   --------   --------   ---------
                                         $          $           $          $          $
    Revenue.........................   48,902      30,361     26,774     21,892     14,552
                                      -------     -------     ------     ------     ------
    Cost of sales...................   37,256      19,402     10,624     12,526     10,992
    Depletion and depreciation......   13,859       8,079      4,897      5,922      4,158
                                      -------     -------     ------     ------     ------
                                       51,115      27,481     15,521     18,448     15,150
                                      -------     -------     ------     ------     ------
                                       (2,213)      2,880     11,253      3,444       (598)
    Mining property write-downs.....       --          --         --         --         --
    Earnings (loss) before the
      undernoted....................   (2,213)      2,880     11,253      3,444       (598)
    Non-operating asset
      write-downs...................       --          --         --         --         --
    Corporate administration........       --          13         --         --         --
    Exploration.....................      768          --        584        555        515
    Interest expense................      426         505      1,131         --         --
    Interest income.................      (44)     (1,872)      (618)        --         --
    Other...........................    8,625      (2,201)       119        166         28
                                      -------     -------     ------     ------     ------
                                        9,775      (3,555)     1,216        721        543
                                      -------     -------     ------     ------     ------
    Earnings (loss) before the
      undernoted....................  (11,988)      6,435     10,037      2,723     (1,141)
    Income taxes....................   (1,298)        253      2,529         --         --
    Minority interests and
      participation rights..........   (5,345)      3,091      3,754      1,362       (571)
    Net earnings (loss).............   (5,345)      3,091      3,754      1,361       (570)
                                      -------     -------     ------     ------     ------
    Cash and cash equivalents.......       24       4,012      2,529        351         48
    Capital expenditures............    6,053       2,171      2,912      1,076      1,612
    Mining property, plant and
      equivalent....................   95,593      65,939     27,067     47,965     22,076
    Total assets....................  108,554     159,040     35,377     52,224     25,021

                                            FOR THE YEAR ENDED DECEMBER 31, 2000
                                      ------------------------------------------------
                                       STRATONI
                                      OPERATIONS     GREECE      CORPORATE/
                                       (GREECE)    DEVELOPMENT     OTHER       TOTAL
                                      ----------   -----------   ----------   --------
                                         $             $            $            $
    Revenue.........................    16,081            --       11,468      170,030
                                        ------      --------      -------     --------
    Cost of sales...................    16,004            --           --      106,804
    Depletion and depreciation......     1,003            --           82       38,000
                                        ------      --------      -------     --------
                                        17,007            --           82      144,804
                                        ------      --------      -------     --------
                                          (926)           --       11,386       25,226
    Mining property write-downs.....        --            --           --           --
    Earnings (loss) before the
      undernoted....................      (926)           --       11,386       25,226
    Non-operating asset
      write-downs...................        --            --           --           --
    Corporate administration........        --            --        6,584        6,597
    Exploration.....................       146            --        2,929        5,497
    Interest expense................        --            --        1,385        3,447
    Interest income.................        --            --       (6,969)      (9,503)
    Other...........................        --            --          698        7,435
                                        ------      --------      -------     --------
                                           146            --        4,627       13,473
                                        ------      --------      -------     --------
    Earnings (loss) before the
      undernoted....................    (1,072)           --        6,759       11,753
    Income taxes....................        --            --       (1,663)        (179)
    Minority interests and
      participation rights..........        --            --       (2,787)        (496)
    Net earnings (loss).............    (1,072)           --       11,209       12,428
                                        ------      --------      -------     --------
    Cash and cash equivalents.......     1,590            --       85,081       93,635
    Capital expenditures............     3,258        31,616           48       48,746
    Mining property, plant and
      equivalent....................     2,011       233,094          360      494,105
    Total assets....................    10,954       243,590      128,247      763,007

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1999
                                     --------------------------------------------------------------------------------------------
                                                                       MUSSEL-       NEW
                                     LA COIPA   BRASILIA     CRIXAS     WHITE     BRITANNIA     GREECE      CORPORATE/
                                     (CHILE)    (BRAZIL)    (BRAZIL)   (CANADA)   (CANADA)    DEVELOPMENT     OTHER       TOTAL
                                     --------   ---------   --------   --------   ---------   -----------   ----------   --------
                                        $          $           $          $          $            $            $            $
    Revenue.......................    64,830     26,318      21,712     18,507     15,202            --       16,287      162,856
    Cost of sales.................    38,267     16,608       9,694     11,924     10,805            --           --       87,298
    Depletion and depreciation....    24,074      7,296       4,623      7,477      4,364            --          202       48,036
                                     -------     ------      ------     ------     ------      --------      -------     --------
                                      62,341     23,904      14,317     19,401     15,169            --          202      135,334
                                     -------     ------      ------     ------     ------      --------      -------     --------
                                       2,489      2,414       7,395       (894)        33            --       16,085       27,522
    Mining property write-downs...        --         --          --         --         --            --           --           --
                                     -------     ------      ------     ------     ------      --------      -------     --------
    Earnings (loss) before the
      undernoted..................     2,489      2,414       7,395       (894)        33            --       16,085       27,522
    Non-operating asset
      write-downs.................        --         --          --         --         --            --       64,000       64,000
    Corporate administration......        --         --          --         --         --            --        7,753        7,753
    Exploration...................       894         --         215        255        530            --        2,637        4,531
    Interest expense..............        82      3,406         741         --         --            --          484        4,713
    Interest income...............      (289)    (5,249)        (27)        --         --            --       (3,511)      (9,076)
    Other.........................        94     (1,057)       (660)        29         --            --         (124)      (1,718)
                                     -------     ------      ------     ------     ------      --------      -------     --------
                                         781     (2,900)        269        284        530            --       71,239       70,203
                                     -------     ------      ------     ------     ------      --------      -------     --------
    Earnings (loss) before the
      undernoted..................     1,708      5,314       7,126     (1,178)      (497)           --      (55,154)     (42,681)
    Income taxes..................     1,103         --       2,474         --         --            --        1,205        4,782
    Minority interests and
      participation rights........    (1,006)     2,039       1,430       (112)      (250)           --       (1,999)         102
                                     -------     ------      ------     ------     ------      --------      -------     --------
    Net earnings (loss)...........     1,611      3,275       3,222     (1,066)      (247)           --      (54,360)     (47,565)
                                     =======     ======      ======     ======     ======      ========      =======     ========
    Capital expenditures..........     4,475      4,636       2,362      2,017      1,435        40,194          144       55,263

    GEOGRAPHIC SEGMENTS ARE AS FOLLOWS:

                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                   -----------------------------
                                                                    2001       2000       1999
                                                                   -------    -------    -------
                                                                      $          $          $
    Revenue
      Canada....................................................    40,691     47,912     49,996
      Chile.....................................................    41,404     48,902     64,830
      Brazil....................................................    52,085     57,135     48,030
      Greece....................................................    24,160     16,081         --
                                                                   -------    -------    -------
                                                                   158,340    170,030    162,856
                                                                   =======    =======    =======
    Identifiable assets
      Canada....................................................   108,576    132,093
      Chile.....................................................    88,430    135,011
      Brazil....................................................   188,148    203,859
      Greece....................................................    37,475    254,544
      Other.....................................................    35,666     37,500
                                                                   -------    -------
                                                                   458,295    763,007
                                                                   =======    =======

16. COMMITMENTS AND CONTINGENCIES

    a)   ALPHA GROUP LITIGATION

      The Ontario Court (General Division) issued its judgement in connection with the claim against TVX Gold Inc. (TVX) by three individuals (collectively the "Alpha Group") on October 14, 1998 relating to TVX's interest in the Hellenic Gold mining assets in Greece (the "Hellenic Gold Assets").

      The Court rejected full ownership and monetary damages claims but did award the Alpha Group a 12% carried interest and a right to acquire a further 12% participating interest in the Hellenic Gold Assets. TVX filed a notice to appeal and the Alpha Group filed a notice of cross-appeal.

      Subsequent to the trial decision, the Company received notification of two actions commenced by 1235866 Ontario Inc. ("1235866") the successor to Curragh Inc. ("Curragh"), Mineral Services Limited ("Mineral") and Curragh Limited ("Curragh Ltd.") against the Alpha Group, and others, in Ontario and English Courts, in relation to the claim by the Alpha Group against the Company for an interest in the Hellenic Gold Assets.

      On July 28, 1999, the Company entered into an agreement with 1235866 to ensure that these new claims would not result in any additional diminution of the Company's interest in the Hellenic Gold Assets. 1235866 agreed not to pursue any claim against the Company for an interest in the Hellenic Gold Assets beyond the interest which had been awarded to the Alpha Group. In the event that 1235866 is successful in its claim against the Alpha Group, 1235866 would be entitled to a 12% carried interest as defined in the agreement (being an economic interest) and the right to acquire a 12% participating interest upon payment of 12% of the aggregate amounts expended by the Company and its subsidiaries in connection with the acquisition, exploration, development and operation of the Hellenic Gold Assets up to the date of exercise.

      The Company's appeal, the Alpha Group cross-appeal and the 1235866 motion were all heard on February 17, 18 and 25, 2000. By judgment released on June 1, 2000, the Court of Appeal, while partially granting the TVX appeal, essentially upheld the trial decision, rejected the Alpha Group cross-appeal and denied the 1235866 motion for a new trial. 1235866 continues its separate action against the Alpha Group.

      TVX and the Alpha Group have been unable to agree on the definition and application of the interests awarded in the trial judgment. Accordingly, in June, 2001, a new action was commenced between the Alpha Group and TVX to clarify the award.

    b)   LITIGATION IN GREECE

      On March 1, 2002, the Conseil d'Etat, the Greek Supreme Court, issued its judgment which annulled the purportedly valid permits issued by the Greek Government to TVX Hellas with respect to the Olympias project. Given the recent Court decision prohibiting the development, the Company will be reviewing all of its options, including possible legal actions, in an attempt to recover its investment in Greece. As a result of the judgment, the Company has written off the carrying value of Olympias (note 4).

      On February 15, 2002, a new mining permit, allowing for the continuation of mining beneath the village of Stratoniki was issued to TVX Hellas. A local action group has filed a Petition of Annulment against the Greek Government to have the new permit annulled. This action is scheduled to be heard on June 7, 2002 although a decision is not anticipated for some time. Operations can continue unless an injunction is obtained or the Court annuls the permit.

    c)   HELLENIC GOLD COMMITMENTS

      Pursuant to the acquisition contract of the Hellenic Gold assets in 1995 the Company has the obligation to fulfill the following: (1) Gold Plant Guarantee -- the Company is obligated to construct a gold plant within two years from receiving all applicable licences, which may be extended by a further eight months under certain circumstances. The Company has pledged cash and cash equivalents in an amount of $7.5 million to satisfy a GRD2.6 billion guarantee; (2) employment must be offered by the construction contractor to 150 former employees of Hellenic Gold for a period of 18 months, during the construction of the gold plant; (3) the Company is also obligated to employ at least 477 employees for a period of 10 years to maintain its eligibility for government grants.

    d)   BRASILIA MINE

      A legal action has been commenced with RTZ Brazil regarding the interpretation of the Shareholders Agreement governing the Brasilia mine. RTZ Brazil alleges that rights of first refusal were triggered by the TVX Normandy transaction in 1999 and by the resignation of TVX's former Chairman and Chief Executive Officer, in 2001. RTZ Brazil has purported to terminate the Shareholders Agreement. The TVX Newmont joint venture (formerly TVX Normandy), does not agree with the interpretation and was successful in bringing an injunction against RTZ Brazil, preventing the Shareholders Agreement from being terminated and preserving the status quo until the actual dispute is heard and ultimately decided.

17. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

   The Company prepares its financial statements in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which generally conform to generally accepted accounting principles in the United States ("US GAAP") except for the following significant differences:


    a)   (i)   Effective January 1, 2000, the Company adopted the asset and liability method of accounting for income taxes under Canadian
               GAAP (see note 2). This change was made without restatement of the 1999 comparative figures.



           Prior to 2000, under Canadian GAAP, deferred income taxes were determined using the deferral method whereby deferred income taxes were provided for timing differences based on tax rates in effect when the timing difference arose. Under US GAAP, income taxes are determined using the liability method whereby deferred income taxes are provided for temporary differences using tax rates expected to apply when the differences reverse (See notes 2 and 14).



      (ii) The income tax expense (recovery) adjustment results from the tax effects of US GAAP adjustments described in note 17 and the application of the accounting policy described in note 17(a)(i) for the period prior to January 1, 2000.



    b) Under Canadian GAAP, the Notes (note 9) were accounted for under a components approach whereby the Notes were presented as a liability and equity component as explained in note 9. Under US GAAP, these Notes were treated as long-term debt and all interest amounts (to the extent not capitalized to development projects) and amortization of debt issue costs were included in income.

      On July 10, 2001, the Company completed the conversion of the Notes into 321,501,177 common shares of the Company valued at $211,761.



      As explained above, prior to the conversion, the Notes were accounted for under a components approach under Canadian GAAP. The effects of the conversion under Canadian GAAP are described in note 9.



      Under US GAAP, these $250 million Notes were treated as long-term debt. In accordance with US GAAP, an extraordinary gain of $34,180 net of income taxes of $ nil, was recorded on this extinguishment of debt. The gain is comprised of the difference between the carrying value of the Notes and the value of the common shares issued less related transaction costs and the write-off on unamortized debt issue costs.



    c) Under US GAAP, start-up costs are expensed as incurred. Under Canadian GAAP, start-up costs are deferred and amortized over the mine life.



    d) Under Canadian GAAP, capital assets are written down to net recoverable amount when the expected undiscounted future cash flows from their use, are less than the asset carrying amount. Under US GAAP, when the expected future cash flows show a deficiency, the asset is written down to fair value. Fair value has been estimated using discounted expected future cash flows (see note 4).



    e) Under US GAAP, the components of changes in non-cash working capital are to be disclosed. They are as follows:


                                                                            FOR THE YEAR ENDED
                                                                               DECEMBER 31,
                                                                        --------------------------
                                                                         2001      2000      1999
                                                                        ------    ------    ------
                                                                          $         $         $
         Accounts receivable.........................................   (7,065)   (4,070)    8,340
         Inventories.................................................    8,913     5,034     1,759
         Accounts payable............................................   (2,368)   (3,623)   (9,587)
                                                                        ------    ------    ------
                                                                          (520)   (2,659)      512
                                                                        ======    ======    ======

    f) Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("the Standards"). These Standards require companies to record derivatives on the balance sheet as assets or liabilities, measured at their fair value. If the derivative is designated as a fair value hedge, the effective portions of the changes in the fair value of the derivative, and changes in the fair value of the hedged item attributable to the hedged risk, are recognized in the income statement. If the derivative is designated as a cash flow hedge, the effective portion of the changes in fair value of the derivative are recorded in other comprehensive income ("OCI") and are recognized in the income statement when the hedged item is recognized. Accordingly, ineffective portions of changes in the fair value of hedging instruments are recognized in earnings immediately. Gains or losses arising from hedging activities, including the ineffective portion, are reported in the same income statement caption as the hedged item. Gains or losses from derivative instruments for which hedge accounting is not applied are reported in other income.


         In accordance with the transition provisions of the Standards, the Company recorded the following after-tax cumulative adjustments on January 1, 2001 as a result of recording all derivative financial instruments on the consolidated balance sheet at fair value:


         - an increase in OCI of $17.5 million, net of future income taxes of $nil;

         -  an increase in assets of $12.5 million; and

         -  a decrease in liabilities of $5 million

         The Company has entered into the following types of derivative instruments:


         (See note 13 for details on the Company's commodity contracts and financial instruments).


         i) Certain gold put options, lease rate swaps and lead and zinc forward contracts


              Prior to adoption of the Standards, these instruments were accounted for as cash flow hedges of future metals sales. On adoption of the Standards, the Company elected not to designate these contracts as hedges for US accounting purposes with the effect that the contracts were recognized at their fair value on January 1, 2001 with an offsetting amount in OCI. Changes in the fair value of these derivative instruments subsequent to January 1, 2001 have been reflected in current period earnings.


         ii)   Written silver call options and certain gold put options

              Prior to the adoption of the Standards, these derivative instruments were recorded at their fair value on the balance sheet with subsequent changes in fair value reflected in current period earnings. The adoption of the Standards did not result in any change in the accounting treatment for these derivative instruments and does not represent a US GAAP difference as the Company records these instruments at fair value for Canadian reporting purposes.

         iii)  Foreign currency contracts

              Prior to the adoption of the Standards, these contracts were recorded at their fair value in the balance sheet with subsequent changes in fair value reflected in current period earnings. The adoption of the Standards did not result in any change in the US accounting treatment for the contracts. Under Canadian GAAP, foreign currency contracts are recorded when the corresponding hedge-designated period is reached.

      The Company estimates that $8 million of gains, net of future income taxes of $nil, will be reclassified from OCI to current period earnings within the next twelve months.

      A reconciliation of changes in OCI attributed to hedging activities is as follows:

                                                                          $
                                                                        ------
         Hedging gains, net of future income taxes of $nil, arising
           from implementation of SFAS 133...........................   17,544
         Hedging gains at beginning of period reclassified to
           earnings, net of future income taxes of $nil..............    6,559
                                                                        ------
         Total hedging gains net of future income taxes of $nil......   10,985
                                                                        ------


    g) Under US GAAP, cash and cash equivalents are defined as having an original maturity from the time of purchase of three months or less. Under Canadian GAAP, cash and cash equivalents are defined by the Company to include deposits having a maturity of less than three months from the end of the period.



    h) Under US GAAP, restricted amounts included in cash or short-term investments under Canadian GAAP by the Company, are classified as long-term assets.



    i) The minority interests and participation rights adjustment arises from the minority interests and participation rights impacts of the US GAAP adjustments described in note 17.



    j) The La Coipa, Brasilia and Crixas mines are proportionately consolidated under Canadian GAAP. These mines would be accounted for under the equity method under US GAAP. However, an accommodation has been made under Item 17 of Form 20-F which permits the omission of differences in classification or display arising from the use of proportionate consolidation. Accordingly, no accounting adjustments required under the equity method have been provided.


   Implementation of the Standards did not affect the Company's cash flows or liquidity. The Standards are complex and subject to a potentially wide range of interpretations in their application. The Financial Accounting Standards Board ("FASB") continues to consider several issues, and the potential exists for additional issues to be brought under its review. Therefore, if subsequent FASB interpretations of the Standards are different than the Company's initial application, it is possible that the impact of the Company's application of the Standards, as described above, will be modified.

   As a result of the above, the following would be adjusted for the years ended December 31:

    INCOME STATEMENT


                                                                     2001       2000      1999
                                                                   --------    ------    -------
                                                                      $          $          $
    Earnings (loss) in accordance with Canadian GAAP............   (227,928)   12,428    (47,565)
    Mining property write-downs(d)..............................    (51,185)       --         --
    Depletion and depreciation(c)...............................      2,830     3,410      5,971
    Interest expense(b).........................................     (1,107)   (2,101)    (3,129)
    Income tax expense (recovery)(a)............................      3,650     2,092    (25,401)
    Gain on disposal of minority interest and participation
      rights....................................................         --        --     12,975
    Other expenses(c)...........................................         --        --     (4,500)
    Minority interests and participation rights(i)..............      2,160    (1,705)    (7,553)
    Foreign exchange gain (loss)(f)(iii)........................     (1,821)    1,800      1,400
    Non-operating asset write-downs(d)..........................         --        --     20,500
    Other income(f)(i),(f)(ii)..................................        967        --         --
                                                                   --------    ------    -------
    Earnings (loss) in accordance with US GAAP and comprehensive earnings (loss) under US GAAP, before extraordinary gain
      and change in accounting policy...........................   (272,434)   15,924    (47,302)
    Extraordinary gain (net of tax)(b)..........................     34,181        --         --
                                                                   --------    ------    -------
    Earnings (loss) in accordance with US GAAP and comprehensive earnings (loss) under US GAAP before change in accounting
      policy....................................................   (238,253)   15,924    (47,302)
    Change in accounting policy (net of tax)(c).................         --        --    (45,074)
                                                                   --------    ------    -------
    Earnings (loss) in accordance with US GAAP and comprehensive
      earnings (loss) under US GAAP.............................   (238,253)   15,924    (92,376)
                                                                   ========    ======    =======
    Earnings (loss) per share under US GAAP, before
      extraordinary gain and change in accounting policy........     (14.42)     4.45     (13.79)
    Earnings (loss) per share under US GAAP, before change in
      accounting policy.........................................     (12.61)     4.45     (13.79)
    Earnings (loss) per share under US GAAP.....................     (12.61)     4.45     (26.92)

    BALANCE SHEET


                                                                     2001        2000
                                                                   --------    --------
                                                                      $           $
    Current assets(f),(h).......................................     95,454     171,639
    Restricted cash and short-term investments(h)...............     16,615      17,870
    Deferred charges(f).........................................      6,694       7,384
    Mining property, plant and equipment(b),(c),(d).............    219,997     519,147
    Current liabilities(f)......................................     43,688      70,497
    Deferred tax liability(a)...................................     17,298      28,411
    Long-term debt(b)...........................................     58,832     311,036
    Minority interests and participation rights(i)..............    126,211     161,071
    Contributed surplus(b)......................................      1,526          --
    Deficit.....................................................   (428,494)   (190,240)
    Other comprehensive income(f)...............................     10,985          --


    STATEMENT OF CASH FLOWS


                                                                    2001        2000       1999
                                                                   -------    --------    -------
                                                                      $          $           $
    Cash provided from operations...............................    45,783      32,557     45,614
    Cash used for investing activities(b),(h)...................   (37,087)    (96,707)   109,130
    Cash provided from (used for) financing activities(b).......   (51,281)     29,777    (94,436)
    Net cash, end of year(g),(h)................................    24,582      67,167    101,540


    ACCOUNTING PRONOUNCEMENTS

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and disallows the use of the pooling of interests method. SFAS No. 142 changes the accounting for goodwill such that it will no longer be amortized but will be subject to an impairment test instead. These new standards are substantially the same as new standards issued by the CICA which the Company will be adopting in the first quarter of 2002. The adoption of these standards will not have a significant impact on the results of operations and financial condition of the Company.

   The Company will be adopting SFAS No. 143, "Accounting for Asset Retirement Obligations" in 2003. This standard requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred and capitalized as part of the asset carrying value and depreciated over the asset's useful life. The Company has not determined the effect of adoption of this new standard.

   Effective in 2002, the Company will adopt SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets". This standard supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", and retains the basic principals of SFAS No. 121 but broadens the presentation of discontinued operations. The adoption of SFAS No. 144 is not expected to significantly impact the Company.

    CANADIAN GAAP ACCOUNTING CHANGES

   Effective January 1, 2002, the Company will adopt a new CICA accounting standard relating to stock-based compensation and other stock-based payments. This new standard requires either the recognition of compensation expense for grants of stock, stock options and other equity instruments to employees, or, alternatively, the disclosure of pro forma net earnings and net earnings per share data as if stock-based compensation had been recognized in earnings. The Company has elected to disclose pro forma net earnings and earnings per share data, therefore, there is no effect of adopting this new standard on the Company's results of operations and financial position.

   Also, effective January 1, 2002, the Company will adopt a new CICA accounting standard in respect of foreign currency translation that will eliminate the deferral and amortization of currency translation adjustments related to long-term monetary items with a fixed and ascertainable life. There will be no impact on the Company's results of operations and financial position as a result of adoption of this new standard.

   During 2001, the CICA issued new Accounting Guideline 13 ("AG 13"), which will be effective beginning in 2003. AG 13 addresses the identification, designation, documentation and effectiveness of hedging relationships for the purposes of applying hedge accounting. In addition, it deals with the discontinuance of hedge accounting and establishes conditions for applying hedge accounting. Under the guideline, the Company is required to document its hedging relationships and explicitly demonstrate that the hedges are sufficiently effective in order to continue accrual accounting for positions hedged with derivatives. Otherwise, the derivative financial instruments will be required to be marked to market with the resultant gain or loss being recognized in income. The impact of adopting this guideline has not yet been determined.

18. DISPOSAL OF MINORITY INTERESTS AND PARTICIPATION RIGHTS

   Effective July 1, 1999, the Company conveyed 50% of its interests in five operating mines to Normandy for net proceeds of $180,953, resulting in a gain of $4,197. This gain includes gains and losses based on the individual mines' respective book values, a portion of deferred revenue and restructuring charges.

   Two new entities, each owned 50% plus one share by the Company and 50% less one share by Normandy, were created to hold directly or indirectly, interests in five existing producing gold mines along with the Company's and Normandy's exploration projects in the Americas. One entity holds the mines in Canada:
   New Britannia (50%; 25% to TVX); and Musselwhite (32%; 16% to TVX) and the other holds the South American mines: La Coipa in Chile (50%; 25% to TVX); and Crixas (50%; TVX holds a 50% legal interest but only a 25% economic interest) and Brasilia (49%; 24.5% to TVX) in Brazil and related corporate entities.

   As part of the transaction, the Company agreed to indemnify Normandy until June 2005 for up to $15 million of unforeseen, pre-existing environmental liabilities associated with the assets transferred.

   Normandy also purchased 356,665 common shares of the Company at CAN$100.00 per share for proceeds of $24,000 (after giving retroactive effect to the 5 for 1 common share consolidation referred to in note 11 and the 10 for 1 common share consolidation referred to in note 19).

19. SUBSEQUENT EVENTS


    (a)  EQUITY OFFERING


      On April 12, 2002, the Company completed an equity offering of 7,150,000 common shares at CAN$10.50 per share for gross proceeds of CAN$75,075,000. The proceeds after underwriting fees were CAN$72,072,000.


    (b)  BUSINESS COMBINATION



      The Company, Kinross Gold Corporation and Echo Bay Mines Ltd. ("Echo Bay") have entered into a combination agreement dated June 10, 2002, as amended July 12, 2002 for the purpose of combining the ownership of their respective businesses and acquiring the minority interests held by Newmont Mining Corporation. Echo Bay, a US registrant, is required to clear the information circular with the Securities and Exchange Commission of the US ("SEC") before mailing to its shareholders. The draft information circular was filed with the SEC for review on July 16, 2002. The Company will provide shareholders with details of the transaction in an information circular to be mailed in connection with a special shareholders meeting once this process is finalized.



    (c)  SHARE CONSOLIDATION


      Effective June 30, 2002, the Company consolidated its common shares on a ten for one basis. All share capital, share and option data in the consolidated financial statements have been retroactively restated to reflect the share consolidation.

20. COMPARATIVE FIGURES

   Certain comparative figures have been reclassified to conform to the presentation used in the current year.

                              ECHO BAY MINES LTD.


                          INTERIM FINANCIAL STATEMENTS


                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2002


                          CONSOLIDATED BALANCE SHEETS
                           thousands of U.S. dollars

                                  (Unaudited)



                                                                JUNE 30,     DECEMBER 31,
                                                                  2002           2001
                                                               ----------    ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $   16,612     $   12,351
  Short-term investments....................................        2,007          1,910
  Interest and accounts receivable..........................        5,358          3,645
  Inventories (note 2)......................................       31,463         29,506
  Prepaid expenses and other assets.........................        1,889          3,725
                                                               ----------     ----------
                                                                   57,329         51,137
Plant and equipment (note 3)................................      114,932        120,969
Mining properties (note 3)..................................       31,901         32,903
Long-term investments and other assets (note 4).............       52,840         55,795
                                                               ----------     ----------
                                                               $  257,002     $  260,804
                                                               ==========     ==========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................   $   23,039     $   24,284
  Income and mining taxes payable...........................        2,574          3,570
  Debt and other financings (note 5)........................           --         17,000
  Deferred income (note 6)..................................          782            876
  Reclamation and mine closure liabilities..................        3,021          3,841
                                                               ----------     ----------
                                                                   29,416         49,571
Debt and other financings (note 5)..........................           --          6,714
Deferred income (note 6)....................................       27,404         47,042
Reclamation and mine closure liabilities....................       49,504         49,726
Deferred income taxes.......................................          969            925
Commitments and contingencies (notes 12 and 13)
Shareholders' equity:
  Capital stock (note 7)....................................    1,042,568        713,343
  Capital securities (note 8)...............................           --        157,453
  Deficit...................................................     (867,561)      (734,665)
  Foreign currency translation..............................      (25,298)       (29,305)
                                                               ----------     ----------
                                                                  149,709        106,826
                                                               ----------     ----------
                                                               $  257,002     $  260,804
                                                               ==========     ==========


      See accompanying notes to interim consolidated financial statements.

                              ECHO BAY MINES LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              thousands of U.S. dollars, except for per share data

                                  (Unaudited)



                                                      THREE MONTHS ENDED        SIX MONTHS ENDED
                                                           JUNE 30,                 JUNE 30,
                                                     ---------------------    ---------------------
                                                       2002         2001        2002         2001
                                                     ---------    --------    ---------    --------
Revenue............................................  $  54,578    $ 63,652    $ 109,754    $128,113
                                                     ---------    --------    ---------    --------
Expenses:
  Operating costs..................................     34,320      46,521       69,416      91,144
  Royalties........................................      2,082       2,383        3,706       3,686
  Production taxes.................................        295         158           84         271
  Depreciation and amortization....................      9,883      11,371       19,723      22,269
  Reclamation and mine closure.....................      1,224       1,622        2,480       3,265
  General and administrative.......................      1,578       1,237        2,891       2,840
  Exploration and development......................      1,607       1,161        2,169       2,012
  Loss on retirement of capital securities (note
     7)............................................      5,461          --        5,461          --
  Interest and other (note 9)......................       (385)        542         (163)        832
                                                     ---------    --------    ---------    --------
                                                        56,065      64,995      105,767     126,319
                                                     ---------    --------    ---------    --------
Earnings (loss) before income taxes................     (1,487)     (1,343)       3,987       1,794
Income tax expense (recovery):
  Current..........................................         --        (101)          --          83
  Deferred.........................................         --        (839)          --      (1,679)
                                                     ---------    --------    ---------    --------
                                                            --        (940)          --      (1,596)
                                                     ---------    --------    ---------    --------
Net earnings (loss)................................  $  (1,487)   $   (403)   $   3,987    $  3,390
                                                     =========    ========    =========    ========
Net earnings (loss) attributable to common
  shareholders (note 8)............................  $(133,789)   $ (4,729)   $(132,896)   $ (5,266)
                                                     =========    ========    =========    ========
Earnings (loss) per share -- basic and diluted.....  $   (0.27)   $  (0.03)   $   (0.31)   $  (0.04)
                                                     =========    ========    =========    ========
Weighted average number of shares outstanding
  (thousands)
  basic and diluted................................    495,983     140,607      429,782     140,607
                                                     =========    ========    =========    ========


                       CONSOLIDATED STATEMENTS OF DEFICIT
                           thousands of U.S. dollars


                                                      THREE MONTHS ENDED         SIX MONTHS ENDED
                                                           JUNE 30,                  JUNE 30,
                                                    ----------------------    ----------------------
                                                      2002         2001         2002         2001
                                                    ---------    ---------    ---------    ---------
Balance, beginning of period......................  $(733,772)   $(712,217)   $(734,665)   $(711,680)
Net earnings (loss)...............................     (1,487)        (403)       3,987        3,390
Loss on retirement of capital securities, net of
  nil tax effect (note 7).........................   (132,302)          --     (132,302)          --
Interest on capital securities, net of nil tax
  effect (note 8).................................         --       (4,326)      (4,581)      (8,656)
                                                    ---------    ---------    ---------    ---------
Balance, end of period............................  $(867,561)   $(716,946)   $(867,561)   $(716,946)
                                                    =========    =========    =========    =========


      See accompanying notes to interim consolidated financial statements.

                              ECHO BAY MINES LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                           thousands of U.S. dollars

                                  (Unaudited)



                                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                                              JUNE 30,                JUNE 30,
                                                        --------------------    --------------------
                                                          2002        2001        2002        2001
                                                        --------    --------    --------    --------
CASH PROVIDED FROM (USED IN):
OPERATING ACTIVITIES
Net cash flows provided from operating activities....   $  5,486    $  2,190    $  5,249    $ 16,297
                                                        --------    --------    --------    --------
INVESTING ACTIVITIES
Mining properties, plant and equipment...............     (6,544)     (3,000)     (8,864)    (13,357)
Long-term investments and other assets...............        107           3          79          13
Proceeds on the sale of plant and equipment..........      1,516         152       1,692         368
Other................................................        691        (207)        544        (133)
                                                        --------    --------    --------    --------
                                                          (4,230)     (3,052)     (6,549)    (13,109)
                                                        --------    --------    --------    --------
FINANCING ACTIVITIES
Debt repayments......................................    (17,000)     (3,750)    (17,000)     (7,500)
Units offering, net of issuance costs (note 7).......     25,513          --      25,513          --
Costs of capital securities retirement (note 7)......     (2,952)         --      (2,952)         --
                                                        --------    --------    --------    --------
                                                           5,561      (3,750)      5,561      (7,500)
                                                        --------    --------    --------    --------
Net increase (decrease) in cash and cash
  equivalents........................................      6,817      (4,612)      4,261      (4,312)
Cash and cash equivalents, beginning of period.......      9,795      14,569      12,351      14,269
                                                        --------    --------    --------    --------
Cash and cash equivalents, end of period.............   $ 16,612    $  9,957    $ 16,612    $  9,957
                                                        ========    ========    ========    ========


      See accompanying notes to interim consolidated financial statements.

                              ECHO BAY MINES LTD.

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2002
      Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

                                  (Unaudited)


1.  GENERAL

   In the opinion of management, the accompanying unaudited consolidated balance sheets, consolidated statements of operations, consolidated statements of deficit and consolidated statements of cash flow contain all adjustments, consisting only of normal recurring accruals, necessary to present fairly in all material respects the consolidated financial position of Echo Bay Mines Ltd. (the "Company") as of June 30, 2002 and December 31, 2001 and the consolidated results of operations and cash flow for the three and six months ended June 30, 2002 and 2001. These financial statements do not include all disclosures required by generally accepted accounting principles for annual financial statements. For further information, refer to the financial statements and related footnotes included in the Company's annual report on Form 10-K for the year ended December 31, 2001. Except as otherwise noted in this report, the accounting policies described in the annual report have been applied in the preparation of these financial statements.

   On June 10, 2002, the Company, Kinross Gold Corporation ("Kinross") and TVX Gold Inc. ("TVX") entered into an agreement providing for the combination of the companies. In addition, TVX has agreed to acquire Newmont Mining Corporation's ("Newmont") interest in the TVX Newmont Americas joint venture. Under the agreement, holders of common shares of the Company (other than Kinross) will receive 0.52 of a common share of Kinross for each common share of the Company. The Company is in the process of obtaining customary regulatory approvals and the combination will be presented to shareholders for their consideration at a special meeting anticipated to be set for the fourth quarter 2002.

   On June 9, 2002, Echo Bay Exploration Inc. and Echo Bay Minerals Company, subsidiaries of the Company, entered into a McCoy/Cove asset purchase agreement with Newmont USA Limited, a subsidiary of Newmont, providing for the sale of the McCoy/Cove complex. The closing of the transaction is subject to, among other conditions, the completion of the Kinross combination. In consideration of the purchase of such assets, Newmont USA has agreed to assume all liabilities and obligations relating to the reclamation or remediation required for the McCoy/Cove complex. The agreement replaces the letter agreement dated February 13, 2002 and results in no cash payment to the Company or any of its affiliates. A gain is expected on the sale of McCoy/Cove. Pending completion of the transaction, the Company will continue to operate McCoy/Cove for its own account.

   In May 2002, the Company sold a total of 39,100,000 units at a price of $0.70 per unit for aggregate gross proceeds of approximately $27.4 million. Each unit consists of one common share and one share purchase warrant. The common shares and the warrants comprising the units separated upon closing and trade separately on the Toronto Stock Exchange and the American Stock Exchange. Each warrant entitles the holder to purchase one common share of the Company at a price of $0.90 at any time prior to November 14, 2003.

   On April 3, 2002 the Company issued 361,561,230 common shares in exchange for the entire capital securities debt obligation of $100 million in principal amount plus accrued and unpaid interest (notes 7 and 8).

   Certain of the comparative figures have been restated to conform to the current year's presentation.

2.  INVENTORIES

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2002          2001
                                                                  --------    ------------
    Precious metals bullion.....................................  $  8,609      $ 12,215
    In-process..................................................     5,614         5,720
    Materials and supplies......................................    17,240        11,571
                                                                  --------      --------
                                                                  $ 31,463      $ 29,506
                                                                  ========      ========

3.  PROPERTY, PLANT AND EQUIPMENT

    PLANT AND EQUIPMENT

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2002          2001
                                                                  --------    ------------
    Cost........................................................  $658,403      $655,179
    Less accumulated depreciation...............................   543,471       534,210
                                                                  --------      --------
                                                                  $114,932      $120,969
                                                                  ========      ========

    MINING PROPERTIES

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2002          2001
                                                                  --------    ------------
    Producing mines' acquisition and development costs..........  $283,185      $280,545
    Less accumulated amortization...............................   264,651       260,365
                                                                  --------      --------
                                                                    18,534        20,180
    Development properties' acquisition and development costs...    13,367        12,723
                                                                  --------      --------
                                                                  $ 31,901      $ 32,903
                                                                  ========      ========

4.  LONG-TERM INVESTMENTS AND OTHER ASSETS

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2002          2001
                                                                  --------    ------------
    Deferred losses on modification of hedging contracts........  $ 26,840      $ 29,305
    Deferred mining costs.......................................    15,171        15,648
    Reclamation and other deposits..............................    10,598        10,485
    Premiums paid on gold and silver option contracts...........       917         1,871
    Other.......................................................       231           357
                                                                  --------      --------
                                                                    53,757        57,666
    Less current portion included in prepaid expenses and other
      assets....................................................       917         1,871
                                                                  --------      --------
                                                                  $ 52,840      $ 55,795
                                                                  ========      ========

5.  DEBT AND OTHER FINANCINGS

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2002          2001
                                                                  --------    ------------
    Currency loans..............................................  $     --      $ 17,000
    Capital securities (note 8).................................        --         6,714
                                                                  --------      --------
                                                                        --        23,714
    Less current portion........................................        --        17,000
                                                                  --------      --------
                                                                  $     --      $  6,714
                                                                  ========      ========

6.  DEFERRED INCOME

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2002          2001
                                                                  --------    ------------
    Deferred gains on modification of hedging contracts.........  $ 27,404      $ 47,042
    Premiums received on gold and silver option contracts.......       782           876
                                                                  --------      --------
                                                                    28,186        47,918
    Less current portion........................................       782           876
                                                                  --------      --------
                                                                  $ 27,404      $ 47,042
                                                                  ========      ========

7.  CAPITAL STOCK

                                                                     UNITS         AMOUNT
                                                                  -----------    ----------
    COMMON SHARES
    Balance, December 31, 2001..................................  140,607,145    $  713,343
    Issued in exchange for capital securities and accrued
      interest..................................................  361,561,230       303,711
    Units offering, net of issuance costs.......................   39,100,000        23,236
                                                                  -----------    ----------
    Balance, June 30, 2002......................................  541,268,375    $1,040,290
                                                                  ===========    ==========
    WARRANTS
    Balance, December 31, 2001..................................           --    $       --
    Units offering, net of issuance costs.......................   39,100,000         2,278
                                                                  -----------    ----------
    Balance, June 30, 2002......................................   39,100,000    $    2,278
                                                                  ===========    ==========

    CAPITAL SECURITIES RETIREMENT

   On April 3, 2002 the Company issued 361,561,230 common shares, representing approximately 72% of the outstanding common shares after giving effect to such issuance, in exchange for all of its $100 million aggregate principal amount of 11% junior subordinated debentures due 2027, plus accrued and unpaid interest thereon (the "capital securities").

   Following this issuance of common shares, and as at April 3, 2002, the new principal holders of the Company's common shares and their respective ownership positions in the Company were Newmont Mining Corporation of Canada Limited ("Newmont Canada") (48.8%) and Kinross (11.4%). In connection with the completion of the capital securities exchange, three directors of the Company resigned from the board of directors. Two of the vacancies created by these resignations were filled by executive officers of Newmont Canada.

   As a result of eliminating the capital securities, the Company recorded an increase to common shares of $303.7 million, based on their quoted market value at the date of issue. The quoted market value of the common shares issued exceeded the book value of the capital securities by $134.8 million. This difference, along with transaction costs of $3.0 million, were recorded proportionately between interest expense ($5.5 million) and deficit ($132.3 million) in the second quarter of 2002 based on the debt and equity classifications of the capital securities.

    UNITS OFFERING

   In May 2002, the Company sold a total of 39,100,000 units at a price of $0.70 per unit for aggregate gross proceeds of approximately $27.4 million. Each unit consists of one common share and one share purchase warrant. The common shares and the warrants comprising the units separated upon closing and trade separately on the Toronto Stock Exchange and the American Stock Exchange. Each warrant entitles the holder to purchase one common share of the Company at a price of $0.90 at any time prior to November 14, 2003.

8.  CAPITAL SECURITIES


   On April 3, 2002 the Company issued 361,561,230 common shares in exchange for all of its capital securities (note 7). Prior to the exchange, the present value of the capital securities' principal amount was classified as debt (note 5) and the present value of the future interest payments plus deferred accrued interest was classified within a separate component of shareholders' equity. Interest on the debt portion of the capital securities was classified as interest expense on the consolidated statement of earnings and interest on the equity portion of the capital securities was charged directly to deficit on the consolidated balance sheet. The loss on conversion of the capital securities was charged proportionately between earnings and deficit (note 7). For purposes of per share calculations, the equity portions of interest and the loss on conversion decreases the earnings attributable to common shareholders. See note 10 for a discussion of differences in treatment of the capital securities under generally accepted accounting principles in the United States.


9.  INTEREST AND OTHER

                                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                        JUNE 30,                JUNE 30,
                                                                  --------------------    --------------------
                                                                    2002        2001        2002        2001
                                                                  --------    --------    --------    --------
    Interest income.............................................  $    (58)   $   (141)   $   (218)   $   (499)
    Interest expense............................................       136         616         542       1,411
    Gain on sale of assets......................................    (1,022)        (84)     (1,099)       (285)
    Unrealized loss on share investments........................        --         102          --         102
    Other.......................................................       559          49         612         103
                                                                  --------    --------    --------    --------
                                                                  $   (385)   $    542    $   (163)   $    832
                                                                  ========    ========    ========    ========

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

    U.S. GAAP FINANCIAL STATEMENTS

   The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada. These differ in some respects from those in the United States, as described below and in the footnotes to the financial statements included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

    CAPITAL SECURITIES RETIREMENT

   In accordance with Canadian GAAP, the loss on the retirement of the capital securities (note 7) was recorded proportionately between interest expense ($5.5 million) and deficit ($132.3 million) in the second quarter of 2002 based on the debt and equity classifications of the capital securities. Under U.S. GAAP, the entire loss of $137.8 million would be recorded as an extraordinary item.

   The effects of the GAAP differences on the consolidated statement of operations would have been as follows.

                                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                        JUNE 30,                JUNE 30,
                                                                  ---------------------   ---------------------
                                                                    2002        2001        2002        2001
                                                                  ---------   ---------   ---------   ---------
    Net earnings (loss) under Canadian GAAP.....................  $  (1,487)  $    (403)  $   3,987   $   3,390
    Additional interest expense on capital securities...........         --      (4,326)     (4,581)     (8,656)
    Amortization of deferred financing on capital securities....         --        (159)       (158)       (317)
    Loss on retirement of capital securities....................      5,461          --       5,461          --
    Change in market value of foreign exchange contracts........        714        (461)        671      (1,940)
    Change in market value of option contracts..................     (1,403)        217      (1,703)       (791)
    Modification of derivative contracts realized in net
      earnings..................................................        343          --         687          --
    Transition adjustment on adoption of FAS 133................         --          --          --      (3,090)
    Kettle River exploration expense............................         --        (797)         --      (1,303)
    Kettle River amortization expense...........................         --         655          --       1,169
    Unrealized loss on share investments........................         --         102          --         102
                                                                  ---------   ---------   ---------   ---------
    Net earnings (loss) under U.S. GAAP before extraordinary
      loss......................................................  $   3,628   $  (5,172)  $   4,364   $ (11,436)
    Loss on retirement of capital securities, net of nil tax
      effect....................................................   (137,763)         --    (137,763)         --
                                                                  ---------   ---------   ---------   ---------
    Net loss under U.S. GAAP....................................  $(134,135)  $  (5,172)  $(133,399)  $ (11,436)
                                                                  =========   =========   =========   =========
    Loss per share under U.S. GAAP -- basic and diluted
    -- before extraordinary loss................................  $    0.01   $   (0.04)  $    0.01   $   (0.08)
    -- extraordinary loss.......................................  $   (0.28)  $      --   $   (0.32)  $      --
                                                                  ---------   ---------   ---------   ---------
    -- after extraordinary loss.................................  $   (0.27)  $   (0.04)  $   (0.31)  $   (0.08)
                                                                  =========   =========   =========   =========
    Weighted average number of shares outstanding (thousands)
    -- basic....................................................    495,983     140,607     429,782     140,607
    -- diluted..................................................    499,975     140,607     432,549     140,607
                                                                  =========   =========   =========   =========

   The effects of the GAAP differences on the consolidated balance sheet would have been as follows.

                                                                   CANADIAN    DERIVATIVE                 U.S.
    JUNE 30, 2002                                                    GAAP      CONTRACTS     OTHER        GAAP
    -------------                                                 ----------   ----------   --------   ----------
    Short-term investments......................................  $    2,007    $     --    $ 12,392   $   14,399
    Long-term investments and other assets......................      52,840     (26,840)        812       26,812
    Accounts payable and accrued liabilities....................      23,039       2,300          --       25,339
    Deferred income.............................................      28,186     (28,186)         --           --
    Common shares...............................................   1,042,568          --      36,428    1,078,996
    Deficit.....................................................    (867,561)     (4,579)    (35,438)    (907,578)
    Foreign currency translation................................     (25,298)         --      25,298           --
    Accumulated other comprehensive loss........................          --       3,625     (13,084)      (9,459)
    Shareholders' equity........................................     149,709        (954)     13,204      161,959

   The following statement of comprehensive income (loss) would be disclosed in accordance with U.S. GAAP.

                                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                         JUNE 30,                 JUNE 30,
                                                                   ---------------------    ---------------------
                                                                     2002         2001        2002         2001
                                                                   ---------    --------    ---------    --------
    Net earnings (loss) under U.S. GAAP.........................   $(134,135)   $(5,172)    $(133,399)   $(11,436)
    Other comprehensive income (loss), after a nil income tax
      effect:
      Unrealized gain on share investments arising during
        period..................................................       6,030         67         9,756         356
      Foreign currency translation adjustments..................       4,070      2,502         4,007        (915)
      Transition adjustment on implementation of FAS 133........          --         --            --      39,234
      Modification of derivative contracts realized in net
        earnings (loss).........................................      (9,599)    (5,497)      (17,860)     (7,794)
                                                                   ---------    -------     ---------    --------
    Other comprehensive income (loss)...........................         501     (2,928)       (4,097)     30,881
                                                                   ---------    -------     ---------    --------
    Comprehensive income (loss).................................   $(133,634)   $(8,100)    $(137,496)   $ 19,445
                                                                   =========    =======     =========    ========

   Additionally, under U.S. GAAP, the equity section of the balance sheet would present a subtotal for accumulated other comprehensive loss, as follows.

                                                                   JUNE 30,    DECEMBER 31,
                                                                     2002          2001
                                                                   --------    ------------
    Unrealized gain on share investments........................   $12,214       $  2,458
    Modification of derivative contracts........................     3,625         21,485
    Foreign currency translation................................   (25,298)       (29,305)
                                                                   --------      --------
    Accumulated other comprehensive loss........................   $(9,459)      $ (5,362)
                                                                   ========      ========

    RECENT ACCOUNTING PRONOUNCEMENTS

   In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. The Statement requires obligations associated with the retirement of long-lived assets be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived assets and allocated to expense over the useful life of the asset. The Company will adopt Statement 143 on January 1, 2003. The impact of adoption of Statement 143 on the Company's financial position or results of operations has not yet been determined.

11. SEGMENT INFORMATION

   The Company's management regularly evaluates the performance of the Company by reviewing operating results on a minesite by minesite basis. As such, the Company considers each producing minesite to be an operating segment. In the second quarter of 2002, the Company had three operating mines: Round Mountain in Nevada, USA; Kettle River in Washington, USA; and Lupin in the Nunavut Territory of Canada. All of the Company's mines are 100% owned except for Round Mountain, which is 50% owned. The Company operated a fourth mine, McCoy/Cove in Nevada, USA, until March 31, 2002 at which date mining and processing activities were completed.

   The Company's management generally monitors revenue on a consolidated basis. Information regarding the Company's consolidated revenue is provided below.

                                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                         JUNE 30,                 JUNE 30,
                                                                   ---------------------    --------------------
                                                                     2002         2001        2002        2001
                                                                   --------     --------    --------    --------
    Total gold and silver revenues..............................   $ 54,578     $ 63,652    $109,754    $128,113
    Average gold price realized per ounce.......................   $    375     $    298    $    360    $    304
    Average silver price realized per ounce.....................   $   4.39     $   4.52    $   4.36    $   4.93

   In making operating decisions and allocating resources, the Company's management specifically focuses on the production levels and cash operating costs generated by each operating segment, as summarized in the following tables.

                                                                     THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                          JUNE 30,                 JUNE 30,
                                                                    --------------------    ----------------------
    PRODUCTION (OUNCES)                                              2002        2001         2002         2001
    -------------------                                             -------    ---------    ---------    ---------
    Gold
      Round Mountain (50%)......................................     95,499       97,770      189,070      198,138
      Lupin.....................................................     24,643       34,756       53,360       72,710
      Kettle River..............................................      9,500       16,373       19,987       29,218
      McCoy/Cove................................................         --       27,385       16,501       49,688
                                                                    -------    ---------    ---------    ---------
    Total gold..................................................    129,642      176,284      278,918      349,754
                                                                    -------    ---------    ---------    ---------
    Silver -- all from McCoy/Cove...............................         --    1,738,056    1,470,094    3,296,585
                                                                    =======    =========    =========    =========

                                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                         JUNE 30,                JUNE 30,
                                                                   --------------------    --------------------
    OPERATING COSTS                                                  2002        2001        2002        2001
    ---------------                                                --------    --------    --------    --------
    Round Mountain (50%)........................................   $ 17,731    $ 20,025    $ 33,121    $ 38,260
    Lupin.......................................................     10,392       8,035      18,271      15,854
    Kettle River................................................      2,565       4,505       4,571       8,056
    McCoy/Cove..................................................      3,632      13,956      13,453      28,974
                                                                   --------    --------    --------    --------
    Total operating costs per financial statements..............   $ 34,320    $ 46,521    $ 69,416    $ 91,144
                                                                   ========    ========    ========    ========

                                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                         JUNE 30,                JUNE 30,
                                                                   --------------------    --------------------
    ROYALTIES                                                        2002        2001        2002        2001
    ---------                                                      --------    --------    --------    --------
    Round Mountain (50%)........................................   $  2,062    $  2,126    $  3,594    $  3,207
    Kettle River................................................         14         189          71         359
    McCoy/Cove..................................................          6          68          41         120
                                                                   --------    --------    --------    --------
    Total royalties per financial statements....................   $  2,082    $  2,383    $  3,706    $  3,686
                                                                   ========    ========    ========    ========

                                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                         JUNE 30,                JUNE 30,
                                                                   --------------------    --------------------
    DEPRECIATION AND AMORTIZATION                                    2002        2001        2002        2001
    -----------------------------                                  --------    --------    --------    --------
    Round Mountain (50%)........................................   $  5,792    $  5,620    $ 10,729    $ 10,658
    Lupin.......................................................      1,070       1,328       2,200       2,605
    Kettle River................................................        473         784       1,634       1,058
    McCoy/Cove..................................................      2,153       3,243       4,384       7,064
    Depreciation of non-minesite assets.........................        395         396         776         884
                                                                   --------    --------    --------    --------
    Total depreciation and amortization per financial
      statements................................................   $  9,883    $ 11,371    $ 19,723    $ 22,269
                                                                   ========    ========    ========    ========

12. HEDGING ACTIVITIES AND COMMITMENTS

    GOLD COMMITMENTS

   At June 30, 2002, the Company had commitments to deliver 30,000 ounces of gold in 2002 at a minimum price of $293 per ounce. The Company's option position at June 30, 2002 included 90,000 ounces of gold call options sold in 2002 at an average strike price of $296 per ounce.

    CURRENCY POSITION

   At June 30, 2002, the Company had an obligation under foreign currency exchange contracts to purchase C$25.5 million in the remainder of 2002 at an exchange rate of C$1.60 to U.S.$1.00.

   Shown below are the carrying amounts and estimated fair values of the Company's hedging instruments at June 30, 2002 and December 31, 2001.

                                                                      JUNE 30, 2002           DECEMBER 31, 2001
                                                                  ---------------------     ---------------------
                                                                  CARRYING   ESTIMATED      CARRYING   ESTIMATED
                                                                   AMOUNT    FAIR VALUE      AMOUNT    FAIR VALUE
                                                                  --------   ----------     --------   ----------
    Gold forward sales..........................................   $  --      $  (800)       $  --       $2,000
    Gold options -- calls sold..................................    (782)      (2,300)        (876)        (700)
    Foreign currency contracts..................................      --          800           --          100
                                                                   -----      -------        -----       ------
                                                                              $(2,300)                   $1,400
                                                                   =====      =======        =====       ======

   Fair values are estimated based upon market quotations of various input variables. These variables were used in valuation models that estimate the fair market value.

13. OTHER COMMITMENTS AND CONTINGENCIES

    SUMMA

   In September 1992, Summa Corporation commenced a lawsuit against two indirect subsidiaries of the Company, Echo Bay Exploration Inc. and Echo Bay Management Corporation (together the "Subsidiaries") alleging improper deductions in the calculation of royalties payable over several years of production at McCoy/Cove and another mine, which is no longer in operation. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than U.S. $13 million in damages, and, in September 1997, judgment was rendered for the Subsidiaries. The decision was appealed by Summa to the Supreme Court of Nevada, which in April 2000 reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [royalties] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Subsidiaries petitioned that panel for a rehearing. The petition was denied by the three member panel on May 15, 2000 and remanded to the lower court for consideration of other defences and arguments put forth by the Subsidiaries. The Subsidiaries filed a petition for a hearing before the full Supreme Court and on December 22, 2000, the Court recalled its previous decision. Both the Subsidiaries and their counsel believe that grounds exist to modify or reverse the decision. The Company has $1.5 million accrued related to this litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all of the Subsidiaries' defences, the royalty calculation at McCoy/Cove would change and additional royalties would be payable. Neither the Company, nor counsel to the Subsidiaries believe it is possible to quantify the precise amount of liability pursuant to a revised royalty calculation.

    HANDY & HARMAN

   On March 29, 2000 Handy & Harman Refining Group, Inc., which operated a facility used by the Company for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.4 million. Further, in March 2002, the liquidating trustee for Handy & Harman commenced a series of adversary proceedings against numerous creditors, including two Company subsidiaries, alleging that certain creditors received preferential payments in metal or otherwise. The Company intends to oppose these proceedings vigorously. The success or failure of the liquidating trustee in prosecuting the claims may have an impact on the ultimate distribution of funds to creditors. The outcome of these proceedings is uncertain at this time.

    SECURITY FOR RECLAMATION

   Certain of the Company's subsidiaries have provided corporate guarantees and other forms of security to regulatory authorities in connection with future reclamation activities. Early in 2001, regulators in Nevada called upon two of the Company's subsidiaries to provide other security to replace corporate guarantees that had been given in respect of the Round Mountain and McCoy/Cove operations totaling approximately $33 million. The Company disagrees with the regulators' position and believes that the subsidiaries qualify under the criteria set out for corporate guarantees and will oppose the regulatory decision. Although the outcome cannot be predicted, the Company and its counsel believe that the Company will prevail.

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
  ECHO BAY MINES LTD.

     We have audited the consolidated balance sheets of Echo Bay Mines Ltd. as at December 31, 2001 and 2000 and the consolidated statements of operations, deficit and cash flow for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in accordance with accounting principles generally accepted in Canada.

Edmonton, Canada                                      (SIGNED) ERNST & YOUNG LLP
January 31, 2002, except for notes 7 and 20                Chartered Accountants
as to which the dates are March 28, 2002 and June 9, 2002, respectively

                              ECHO BAY MINES LTD.

                          CONSOLIDATED BALANCE SHEETS
                                  December 31

                                                                  2001            2000
                                                              ------------    ------------
                                                              (thousands of U.S. dollars)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 12,351        $ 14,269
  Short-term investments....................................       1,910           2,186
  Interest and accounts receivable..........................       3,645           3,022
  Inventories (note 2)......................................      29,506          39,443
  Prepaid expenses and other assets.........................       3,725           6,058
                                                                --------        --------
                                                                  51,137          64,978
Plant and equipment (note 3)................................     120,969         138,527
Mining properties (note 3)..................................      32,903          41,691
Long-term investments and other assets (note 4).............      55,795          68,412
                                                                --------        --------
                                                                $260,804        $313,608
                                                                ========        ========
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 24,284        $ 24,159
  Income and mining taxes payable...........................       3,570           5,780
  Debt and other financings (note 5)........................      17,000          26,500
  Reclamation and mine closure liabilities (note 8).........       3,841           1,914
  Deferred income (note 6)..................................         876           3,964
                                                                --------        --------
                                                                  49,571          62,317
Debt and other financings (note 5)..........................       6,714           6,032
Deferred income (note 6)....................................      47,042          74,148
Reclamation and mine closure liabilities (note 8)...........      49,726          49,632
Deferred income taxes.......................................         925           4,694
Commitments and contingencies (notes 8, 18 and 19)
Shareholders' equity:
  Common shares (note 14), no par value, unlimited number
     authorized; issued and outstanding -- 140,607,145
     shares.................................................     713,343         713,343
  Capital securities (note 7)...............................     157,453         140,076
  Deficit...................................................    (734,665)       (711,680)
  Foreign currency translation..............................     (29,305)        (24,954)
                                                                --------        --------
                                                                 106,826         116,785
                                                                --------        --------
                                                                $260,804        $313,608
                                                                ========        ========

On behalf of the Board
(signed) Robert L. Leclerc                        (signed) John W. Abell
         Director                                          Director

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             Year ended December 31

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                               (thousands of U.S. dollars,
                                                                except for per share data)
Revenue.....................................................  $237,684   $280,976   $210,351
                                                              --------   --------   --------
Expenses:
  Operating costs...........................................   175,341    173,435    139,816
  Royalties (note 19).......................................     7,597      8,034      7,197
  Production taxes..........................................       177      2,460        256
  Depreciation and amortization.............................    42,101     50,664     54,941
  Reclamation and mine closure..............................     6,098     10,572      7,025
  General and administrative................................     5,623      5,650      7,429
  Exploration and development...............................     3,466     10,336      8,754
  Interest and other (note 9)...............................     1,722      3,012      8,194
  Provision for impaired assets (note 10)...................     4,384         --         --
  Loss on sale of interest in Paredones Amarillos (note
     11)....................................................        --         --     13,795
                                                              --------   --------   --------
                                                               246,509    264,163    247,407
                                                              --------   --------   --------
Earnings (loss) before income taxes.........................    (8,825)    16,813    (37,056)
Income tax expense (recovery) (note 12).....................    (3,147)    (1,748)       216
                                                              --------   --------   --------
Net earnings (loss).........................................  $ (5,678)  $ 18,561   $(37,272)
                                                              ========   ========   ========
Net earnings (loss) attributable to common shareholders
  (note 7)..................................................  $(22,985)  $  3,164   $(50,969)
                                                              ========   ========   ========
Earnings (loss) per share -- basic and fully diluted........  $  (0.16)  $   0.02   $  (0.36)
                                                              ========   ========   ========
Weighted average number of shares outstanding (thousands)
  -- basic and fully diluted................................   140,607    140,607    140,607
                                                              ========   ========   ========

                       CONSOLIDATED STATEMENTS OF DEFICIT
                             Year ended December 31

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                 (thousands of U.S. dollars)
Balance, beginning of year..................................  $(711,680)  $(714,844)  $(663,875)
Net earnings (loss).........................................     (5,678)     18,561     (37,272)
Interest on capital securities, net of nil tax effect (note
  7)........................................................    (17,307)    (15,397)    (13,697)
                                                              ---------   ---------   ---------
Balance, end of year........................................  $(734,665)  $(711,680)  $(714,844)
                                                              =========   =========   =========

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             Year ended December 31

                                                                2001        2000        1999
                                                              ---------   ---------   ---------
                                                                 (thousands of U.S. dollars)
CASH PROVIDED FROM (USED IN):
OPERATING ACTIVITIES
Net earnings (loss).........................................  $  (5,678)  $  18,561   $ (37,272)
Add (deduct):
  Depreciation..............................................     31,093      32,457      40,957
  Amortization..............................................     11,008      18,207      13,984
  Amortization (deferral) of mining costs...................      6,118       4,202      (8,107)
  Deferred income included in revenue (note 6)..............    (18,609)    (24,473)    (11,129)
  Deferred income included in operating costs (note 6)......     (2,846)     (3,149)         --
  Deferral of gains on restructuring of hedge commitments...         --       4,287      14,324
  Deferred income taxes.....................................     (3,358)     (2,400)         --
  Net gain on sale of other assets (note 9).................       (700)       (432)       (736)
  Unrealized losses on share investments....................        150          28       1,508
  Provision for impaired assets (note 10)...................      4,384          --          --
  Loss on sale of interest in Paredones Amarillos (note
     11)....................................................         --          --      13,795
  Other.....................................................        588      (1,084)        651
Change in cash invested in operating assets and liabilities:
  Interest and accounts receivable..........................       (648)        (85)        864
  Inventories...............................................      8,780      (2,869)        882
  Prepaid expenses and other assets.........................        166         (31)        290
  Accounts payable and accrued liabilities..................      3,304         496        (459)
  Income and mining taxes payable...........................     (2,174)      2,790          13
                                                              ---------   ---------   ---------
                                                                 31,578      46,505      29,565
                                                              ---------   ---------   ---------
INVESTING ACTIVITIES
Mining properties, plant and equipment......................    (22,817)    (11,589)    (25,158)
Long-term investments and other assets......................     (1,879)       (524)     (5,135)
Proceeds on sale of plant and equipment.....................        943         332         972
Cost of repurchase of gold and silver hedging contracts.....         --          --      (3,334)
Other.......................................................       (243)        894        (926)
                                                              ---------   ---------   ---------
                                                                (23,996)    (10,887)    (33,581)
                                                              ---------   ---------   ---------
FINANCING ACTIVITIES
Debt borrowings.............................................         --      12,000      17,000
Debt repayments.............................................     (9,500)    (36,750)    (16,181)
Other.......................................................         --          --      (1,389)
                                                              ---------   ---------   ---------
                                                                 (9,500)    (24,750)       (570)
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........     (1,918)     10,868      (4,586)
Cash and cash equivalents, beginning of year................     14,269       3,401       7,987
                                                              ---------   ---------   ---------
Cash and cash equivalents, end of year......................  $  12,351   $  14,269   $   3,401
                                                              =========   =========   =========

                            See accompanying notes.

                              ECHO BAY MINES LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2001

      Tabular dollar amounts in thousands of U.S. dollars, except amounts per share and per ounce or unless otherwise noted

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL

   Echo Bay Mines Ltd. mines, processes and explores for gold and silver. Gold accounted for 86% of 2001 revenue and silver 14%. The Company has four operating mines: Round Mountain and McCoy/Cove in Nevada, U.S.A.; Kettle River in Washington, U.S.A.; and Lupin in Nunavut Territory, Canada. All of the Company's mines are 100% owned except for Round Mountain, which is 50% owned.

   The Company's financial position and operating results are directly affected by the market price of gold in relation to the Company's production costs. Silver price fluctuations also affect the Company's financial position and operating results, although to a lesser extent. Gold and silver prices fluctuate in response to numerous factors beyond the Company's control.

   The consolidated financial statements are prepared on the historical cost basis in accordance with accounting principles generally accepted in Canada and, in all material respects, conform with accounting principles generally accepted in the United States, except as described in note 15. The statements are expressed in U.S. dollars.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Certain of the comparative figures have been reclassified to conform to the current year's presentation.

    PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company and its subsidiaries. Interests in joint ventures, each of which by contractual arrangement is jointly controlled by all parties having an equity interest in the joint venture, are accounted for using the proportionate consolidation method to consolidate the Company's share of the joint venture's assets, liabilities, revenues and expenses.

    SHARE INVESTMENTS

   Short-term investments, comprised of publicly traded common shares, are recorded at the lower of cost or quoted market prices, with unrealized losses included in income. Long-term common share investments are recorded at cost. A provision for loss is recorded in income if there is a decline in the market value of a long-term share investment that is other than temporary. If the Company's share investment represents more than a 20% ownership interest and the Company can exercise significant influence over the investee, the equity method of accounting is used. The equity method reports the investment at cost adjusted for the Company's pro rata share of the investee's undistributed earnings or losses since acquisition.

    FOREIGN CURRENCY TRANSLATION

   The Company's self-sustaining Canadian operations are translated into U.S. dollars using the current-rate method, which translates assets and liabilities at the year-end exchange rate and translates revenue and expenses at average exchange rates. Exchange differences arising on translation are recorded as a separate component of shareholders' equity. The change in the balance is attributable to fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

    REVENUE RECOGNITION

   Revenue is recognized when title to delivered gold or silver and the risks and rewards of ownership pass to the buyer.

    EARNINGS (LOSS) PER SHARE

   Earnings (loss) per share are calculated based on the weighted average number of common shares outstanding during the year. For per share calculations, the amount of capital securities interest that is charged directly to the deficit decreases the earnings, or increases the loss, attributable to common shareholders. Fully diluted earnings (loss) per share are the same as basic earnings (loss) per share because the Company's outstanding options are not dilutive.

    CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    INVENTORIES

   Precious metals and in-process inventories are valued at the lower of cost, using the "first-in, first-out" method, or net realizable value. Materials and supplies are valued at the lower of average cost or replacement cost.

    PLANT AND EQUIPMENT

   Plant and equipment are recorded at cost. Depreciation is provided using the straight-line method over each asset's estimated economic life to a maximum of 20 years.

    MINING PROPERTIES -- PRODUCING MINES' ACQUISITION AND DEVELOPMENT COSTS

   Mining properties are recorded at cost of acquisition. Mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. These expenditures are amortized against earnings on the unit-of-production method based on estimated recoverable ounces of gold. Estimated recoverable ounces of gold include proven and probable reserves and non-reserve material when sufficient objective evidence exists to determine that it is probable the non-reserve material will be produced.

   For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, only proven and probable reserves are considered when applying the unit-of-production method. Non-reserve material was not used in the periods covered by these financial statements when applying the unit-of-production method under both Canadian and U.S. generally accepted accounting standards.

    DEVELOPMENT PROPERTIES

   At properties identified as having the potential to add to the Company's proven and probable reserves, the direct costs of acquisition and development are capitalized only if there is sufficient objective evidence to indicate that it is probable that the property will become an operating mine. Factors considered in making this assessment include the existence and nature of known resources and proven and probable reserves, whether the proximity of the property to existing mines and ore bodies increases the probability of developing an operating mine, the results of recent drilling on the property and the existence of feasibility studies or other analyses demonstrating the existence of commercially recoverable ore. Capitalized costs are evaluated for recoverability when events or circumstances indicate that investment in the property may be impaired and are written off if it is determined that the project is not commercially feasible in the period in which this determination is made. The assessment of cost recoverability is based on proven and probable reserves on the property, if any, as well as resources which do not meet the criteria for classification as a proven or probable reserve. If production commences, capitalized costs are transferred to "producing mines" acquisition and development costs" and amortized as described above.

   For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, all costs associated with a property that has the potential to add to the Company's proven and probable reserves are expensed until a final feasibility study demonstrating the existence of proven and probable reserves is completed. No costs have been capitalized in the periods covered by these financial statements that do not meet the criteria for capitalization under both Canadian and U.S. generally accepted accounting standards.

    DEFERRED MINING COSTS

   Mining costs incurred to remove ore and waste from an open pit and to access new production areas in an underground mine are capitalized as long-term deferred costs. These costs are deferred because they relate to gold that will be produced in future years and they are charged to operating costs in the period that the related production occurs.

   For open pit operations, mining costs are capitalized on an individual mine basis, using the ratio of total tons of waste and ore to be mined to total gold ounces to be recovered over the life of the mine. Costs are capitalized in periods when the ratio of tons mined to gold produced exceeds the expected average for the mine. Amortization occurs in periods when the ratio is less than the expected average. This accounting method considers variations in grade and recovery in addition to waste-to-ore ratios and results in the recognition of mining costs evenly over the life of the mine as gold is produced.

   For underground mining operations, the costs of accessing and developing new production areas are deferred and expensed as operating costs in the period in which the related production occurs.

    EXPLORATION COSTS

   The costs of exploration programs are expensed as incurred.

    RECLAMATION AND MINE CLOSURE COSTS

   Estimated site restoration and closure costs for each producing mine are charged against operating earnings on the unit-of-production method based on estimated recoverable ounces of gold.

    INCOME TAXES

   In 2000, the Company adopted the provisions of CICA Handbook Section 3465 "Income Taxes" on a prospective basis. The provisions require the use of the liability method of tax allocation and the recognition of deferred income taxes based on the differences between the carrying amounts of assets and liabilities for accounting and tax purposes. The adoption of the standard had no effect on the Company's financial statements.

    PROPERTY EVALUATIONS

   The Company annually reviews detailed engineering life-of-mine plans for each mine. Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Expected future undiscounted cash flows are calculated using estimated recoverable ounces of gold (considering proven and probable mineral reserves and mineral resources expected to be converted into mineral reserves), future sales prices (considering current and historical prices, price trends and related factors), operating costs, capital expenditures, reclamation and mine closure costs. Reductions in the carrying amount of long-lived assets, with a corresponding charge to earnings, are recorded to the extent that the estimated future cash flows are less than the carrying amount.

   The Company's estimates of future cash flows are subject to risks and uncertainties. It is possible that changes may occur which could affect the recoverability of the Company's long-lived assets.

   For the purpose of preparing financial information in accordance with United States generally accepted accounting principles, estimated recoverable ounces of gold include proven and probable reserves. Impairment amounts reported in these financial statements under Canadian or U.S. generally accepted accounting standards are not affected by this difference.

    RESERVE RISKS

   If the Company were to determine that its reserves and future cash flows should be calculated at a significantly lower gold price than the $300 per ounce price used at December 31, 2001, there would likely be a material reduction in the amount of gold reserves. In addition, if the price realized by the Company for its gold or silver bullion were to decline substantially below the price at which mineral reserves were calculated for a sustained period of time, the Company potentially could experience material write-downs of its investment in its mining properties. Under certain of such circumstances, the Company might discontinue the development of a project or mining at one or more of its properties or might temporarily suspend operations at a producing property and place that property in a "care and maintenance" mode. Reserves could also be materially and adversely affected by changes in operating and capital costs and short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades and ore types.

   Significant changes in the life-of-mine plans can occur as a result of mining experience, new ore discoveries, changes in mining methods and rates, process changes, investments in new equipment and technology, and other factors. Changes in the significant assumptions underlying future cash flow estimates, including assumptions regarding precious metals prices, may have a material effect on future carrying values and operating results.

    CAPITALIZATION OF INTEREST

   Interest cost is capitalized on construction programs until the facilities are ready for their intended use.

    EMPLOYEE BENEFIT PLANS

   Obligations and related costs under defined contribution employee benefit plans are accrued as the benefits are earned by the employees. The Company does not have any defined benefit plans.

    STOCK-BASED COMPENSATION PLANS

   The Company has three stock-based compensation plans, which are described in note 14. No compensation expense is recognized for these plans when the stock or stock options are issued to employees. Any consideration paid by employees on the exercise of stock options is credited to share capital.

    HEDGING ACTIVITIES

   The Company's profitability is subject to changes in gold and silver prices, exchange rates, interest rates and certain commodity prices. To reduce the impact of such changes, the Company locks in the future value of certain of these items through hedging transactions. These transactions are accomplished through the use of derivative financial instruments, the value of which is derived from movements in the underlying prices or rates.

    The gold- and silver-related instruments used in these transactions include forward sales contracts and options. These forward sales contracts obligate the Company to sell gold or silver at a specific price on a future date. Call options give the holder the right, but not the obligation to buy gold or silver at a specific future date at a specific price. These tools reduce the risk of gold and silver price declines, but also could limit the Company's participation in increases of gold and silver prices. The Company engages in forward currency-exchange contracts to reduce the impact on the Lupin mine's operating costs caused by fluctuations in the exchange rate of U.S. dollars to Canadian dollars.

    Gains and losses resulting from hedging activities are recognized in earnings on a basis consistent with the hedged item. When hedged production is sold, revenue is recognized in amounts implicit in the commodity loan, delivery commitment or option agreement. Gains or losses on foreign currency are recorded in operating costs, or capitalized in the cost of assets, when the hedged Canadian dollar transactions occur. Gains and losses on early termination of hedging contracts are deferred until the formerly hedged items are recognized in earnings. Premiums paid or received on gold and silver option contracts purchased or sold are deferred and recognized in earnings on the option expiration dates.

    Call options written after October 24, 2000 are carried at fair value in accordance with Emerging Issues Committee Abstract 113, "Accounting by Commodity Producers for Written Call Options."

2.  INVENTORIES

                                                                    2001       2000
                                                                   -------    -------
    Precious metals bullion.....................................   $12,215    $18,357
    In-process..................................................     5,720      8,293
    Materials and supplies......................................    11,571     12,793
                                                                   -------    -------
                                                                   $29,506    $39,443
                                                                   =======    =======

3.  PROPERTY, PLANT AND EQUIPMENT

    NET BOOK VALUE

                                                                                                2001        2000
                                                                                              --------    --------
                                                                   PLANT AND      MINING      NET BOOK    NET BOOK
    PROPERTY AND PERCENTAGE OWNED                                  EQUIPMENT    PROPERTIES     VALUE       VALUE
    -----------------------------                                  ---------    ----------    --------    --------
    Round Mountain (50%)........................................   $ 57,387      $18,614      $76,001     $ 81,333
    McCoy/Cove (100%)...........................................     10,093           11       10,104       20,786
    Lupin (100%)................................................     20,638        1,555       22,193       26,066
    Kettle River (100%).........................................         --           --           --        1,948
    Aquarius (100%).............................................     30,957       12,723       43,680       48,025
    Other.......................................................      1,894           --        1,894        2,060
                                                                   --------      -------      --------    --------
                                                                   $120,969      $32,903      $153,872    $180,218
                                                                   ========      =======      ========    ========

    PLANT AND EQUIPMENT

                                                                           2001                    2000
                                                                   --------------------    --------------------
                                                                               NET BOOK                NET BOOK
                                                                     COST       VALUE        COST       VALUE
                                                                   --------    --------    --------    --------
    Land improvements and utility systems.......................   $ 72,977    $ 3,220     $ 72,853    $  5,165
    Buildings...................................................    153,779     25,466      155,893      33,518
    Equipment...................................................    385,086     53,371      384,236      62,311
    Construction in progress....................................     43,337     38,912       40,671      37,533
                                                                   --------    --------    --------    --------
                                                                   $655,179    $120,969    $653,653    $138,527
                                                                   ========    ========    ========    ========

    MINING PROPERTIES

                                                                     2001        2000
                                                                   --------    --------
    Producing mines' acquisition and development costs..........   $280,545    $276,951
    Less accumulated amortization...............................    260,365     248,792
                                                                   --------    --------
                                                                     20,180      28,159
    Development properties' acquisition and development costs...     12,723      13,532
                                                                   --------    --------
                                                                   $ 32,903    $ 41,691
                                                                   ========    ========

   During 2001, the Company wrote down the carrying values of the Kettle River mine (note 10).

4.  LONG-TERM INVESTMENTS AND OTHER ASSETS

                                                                    2001       2000
                                                                   -------    -------
    Modification of hedging contracts...........................   $29,305    $30,458
    Deferred mining costs.......................................    15,648     21,808
    Reclamation and other deposits..............................    10,485      8,639
    Premiums paid on gold and silver option contracts...........     1,871     11,115
    Other.......................................................       357        253
                                                                   -------    -------
                                                                    57,666     72,273
    Less current portion included in prepaid expenses and other
      assets....................................................     1,871      3,861
                                                                   -------    -------
                                                                   $55,795    $68,412
                                                                   =======    =======

    MODIFICATION OF HEDGING CONTRACTS

   Losses on the early termination or other restructuring of gold and silver hedging contracts are deferred until the formerly hedged items are recognized in earnings. These deferred losses are expected to be recognized as follows:
   $5.0 million in 2002, $5.2 million in 2003, $11.0 million in 2004, $4.6 million in 2005, $1.9 million in 2006 and $1.6 million thereafter. Refer to note 6 for a discussion of the deferral of gains on the modification of hedging contracts.

    DEFERRED MINING COSTS

   The deferred mining ratio for the Round Mountain mine in 2001 was 112 tons per ounce recovered (2000 -- 127 tons, 1999 -- 127 tons). The deferred mining ratio for the McCoy/Cove mine in 2001 was 15 tons per ounce recovered (2000 -- 76 tons, 1999 -- 60 tons).

    PREMIUMS PAID ON GOLD AND SILVER HEDGING CONTRACTS

   Premiums paid on gold and silver hedging contracts are deferred and recognized in earnings on their expiration dates. These deferred premiums will be recognized in 2002. Refer to note 6 for a discussion of the deferral of premiums received on gold and silver option contracts sold.

5.  DEBT AND OTHER FINANCINGS

                                                                    2001       2000
                                                                   -------    -------
    Currency loans..............................................   $17,000    $26,500
    Capital securities (note 7).................................     6,714      6,032
                                                                   -------    -------
                                                                    23,714     32,532
    Less current portion........................................    17,000     26,500
                                                                   -------    -------
                                                                   $ 6,714    $ 6,032
                                                                   =======    =======

    CURRENCY LOANS

   On October 5, 2001, a new $17 million revolving credit and $4 million letter of credit facility was established with HSBC Bank USA. The new facility has been guaranteed by an affiliate of Franco-Nevada Mining Corporation Limited. The Company has drawn down on the revolving credit facility to repay bank debt of $17 million and has replaced the $4 million letter of credit issued under the previous facility. The principal amount of the credit facility matures on September 30, 2002 and interest is payable quarterly at LIBOR plus 2.125%. As a result of Franco-Nevada agreeing to give this guarantee, the interest rate payable by the Company is lower than it would have been without the guarantee. Accordingly, the Company has agreed to pay Franco-Nevada a fee equal to 50 percent of the saving realized by the Company. At December 31, 2001, the effective interest rate on the revolving loan was 4.335%.

    OTHER INFORMATION

   Certain of the Company's financing arrangements require it to maintain specified ratios of assets to liabilities and cash flow to debt. The Company is in compliance with these ratios and other covenant requirements.

   The Company had $24.7 million in outstanding surety bonds and letters of credit at December 31, 2001, primarily related to the bonding of future reclamation obligations. At December 31, 2001, annual fees on the letters of credit range from 0.5% to 2.125%.

   Interest payments were $1.8 million in 2001, $4.3 million in 2000 and $5.0 million in 1999.

6.  DEFERRED INCOME

                                                                    2001       2000
                                                                   -------    -------
    Modification of hedging contracts...........................   $47,042    $66,471
    Premiums received on gold and silver hedging contracts......       876     11,641
                                                                   -------    -------
                                                                    47,918     78,112
    Less current portion........................................       876      3,964
                                                                   -------    -------
                                                                   $47,042    $74,148
                                                                   =======    =======

    MODIFICATION OF HEDGING CONTRACTS

   Gains on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred until the formerly hedged items are recognized in earnings. These deferred gains are expected to be recognized as follows: $35.6 million in 2002, $2.5 million in 2003, $3.9 million in 2004, $3.7 million in 2005 and $1.3 million in 2006. Refer to note 4 for a discussion of the deferral of losses on the modification of hedging contracts.

    PREMIUMS RECEIVED ON GOLD AND SILVER OPTION CONTRACTS

   Premiums received on gold and silver option contracts sold are deferred and recognized in earnings on the option expiration dates. These deferred premiums will be recognized in 2002. Refer to note 4 for a discussion of the deferral of premiums paid on gold and silver hedging contracts.

7.  CAPITAL SECURITIES

   In 1997, the Company issued $100.0 million of 11% capital securities due in April 2027. The effective interest rate on the capital securities is 11%, or 12% compounded semi-annually during a period of interest deferral.

   The Company has the right to defer interest payments on the capital securities for a period not to exceed 10 consecutive semi-annual periods. During a period of interest deferral, interest accrues at a rate of 12% per annum, compounded semi-annually, on the full principal amount and deferred interest. Since April 1998, the Company has exercised its right to defer its interest payments to holders of the capital securities. Interest accrued and deferred to date amounts to $64.2 million at December 31, 2001 and is payable no later than April 1, 2003 together with any additional compounded or deferred interest up to that date. The Company, at its option, may satisfy its deferred interest obligation by delivering common shares to the indenture trustee for the capital securities. The trustee would sell the Company's shares and remit the proceeds to the holders of the securities in payment of the deferred interest obligation. Deferred interest obligations not settled with proceeds from the sale of shares remain an unsecured liability of the Company. The present value of the capital securities' principal amount, $6.7 million, has been classified as debt within gold and other financings (note
   5). The present value of the future interest payments of $93.3 million plus deferred accrued interest has been classified within a separate component of shareholders' equity as the Company has the unrestricted ability to settle the future interest payments by issuing its own common shares to the trustee for sale. Interest on the debt portion of the capital securities has been classified as interest expense on the consolidated statement of earnings, and interest on the equity portion of the capital securities has been charged directly to deficit on the consolidated balance sheet. For purposes of per share calculations, interest on the equity portion decreases the earnings attributable to common shareholders. See note 15 for a discussion of differences in treatment of the capital securities under generally accepted accounting principles in the United States.

   On March 28, 2002 the Company's common shareholders authorized the issuance of up to an aggregate of 361,561,230 common shares in exchange for the capital securities. See note 20.

8.  RECLAMATION AND MINE CLOSURE LIABILITIES

                                                                    2001       2000
                                                                   -------    -------
    Round Mountain..............................................   $13,674    $10,659
    McCoy/Cove..................................................    17,546     19,284
    Lupin.......................................................     9,584      8,280
    Kettle River................................................     9,119      8,620
    Sunnyside...................................................     3,644      4,703
                                                                   -------    -------
                                                                    53,567     51,546
    Less current portion........................................     3,841      1,914
                                                                   -------    -------
                                                                   $49,726    $49,632
                                                                   =======    =======

   At December 31, 2001, the Company's estimate of future reclamation and mine closure costs is $62.1 million, which it believes will meet current regulatory requirements. The aggregate obligation accrued to December 31, 2001 was $53.6 million, including accruals of $7.4 million in 2001, $10.6 million in 2000, and $7.0 million in 1999. The remaining $8.5 million, including $6.6 million at Round Mountain and $1.9 million at Lupin, will be accrued on the unit-of-production method over the remaining life of each mine. Assumptions used to estimate reclamation and mine closure costs are based on the work that is required under currently applicable permits, laws and regulations. These estimates may change based on future changes in operations, cost of reclamation activities and regulatory requirements.

9.  INTEREST AND OTHER

                                                                    2001      2000       1999
                                                                   ------    -------    ------
    INTEREST INCOME.............................................   $ (760)   $  (964)   $ (166)
    Interest expense............................................    2,560      5,194     4,723
    Unrealized loss on share investments........................      150         28     1,508
    Gain on sale of share investments...........................       --       (181)     (485)
    Gain on sale of plant and equipment.........................     (700)      (251)     (251)
    Alaska-Juneau reclamation...................................       --     (2,048)       --
    Other.......................................................      472      1,234     2,865
                                                                   ------    -------    ------
                                                                   $1,722    $ 3,012    $8,194
                                                                   ======    =======    ======

10. PROVISION FOR IMPAIRED ASSETS

   The recoverability of the Company's carrying values of its operating and development properties are assessed by comparing carrying values to estimated future net cash flows from each property when conditions are present indicating impairment may exist. In 2001, the Company recorded a $4.4 million provision for impaired assets relating to its Kettle River mine due to an unexpected decrease in reserves.

11. LOSS ON SALE OF INTEREST IN PAREDONES AMARILLOS

   The Company agreed in 1999 to sell its 60% interest in the Paredones Amarillos project in Mexico to its joint venture partner. In return, the Company received full ownership of a mill, valued at $2.5 million, owned by the joint venture and a 2% net profits royalty capped at $2.0 million related to Paredones Amarillos production. The joint venture partner assumed all project liabilities. In 1999, the Company recognized a loss on the sale of Paredones Amarillos of $13.8 million.

12. INCOME TAX EXPENSE

    GEOGRAPHIC COMPONENTS

   The geographic components of earnings before income tax expense and income tax expense were as follows.

                                                                     2001        2000        1999
                                                                   --------    --------    --------
    Earnings (loss) before income taxes:
      Canada....................................................   $    952    $    637    $(22,386)
      United States and other...................................     (9,777)     16,176     (14,670)
                                                                   --------    --------    --------
                                                                   $ (8,825)   $ 16,813    $(37,056)
                                                                   ========    ========    ========
    Current income tax expense:
      Canada....................................................   $    166    $    201    $    216
      United States and other...................................         45         451          --
                                                                   --------    --------    --------
                                                                        211         652         216
                                                                   --------    --------    --------
    Deferred income tax expense (recovery):
      Canada....................................................     (3,358)     (2,400)         --
      United States and other...................................         --          --          --
                                                                   --------    --------    --------
                                                                     (3,358)     (2,400)         --
                                                                   --------    --------    --------
    Income tax expense (recovery)...............................   $ (3,147)   $ (1,748)   $    216
                                                                   ========    ========    ========

    EFFECTIVE TAX RATE

   The effective tax rate on the Company's earnings differed from the combined Canadian federal and provincial corporate income tax rates of 43.1% for 2001 and 2000 and 43.5% for 1999 for the following reasons.

                                                                     2001        2000        1999
                                                                   --------    --------    --------
    Earnings (loss) before income taxes.........................   $ (8,825)   $ 16,813    $(37,056)
                                                                   ========    ========    ========
    Income tax effect of:
      Expected Canadian federal and provincial corporate income
        taxes...................................................   $ (3,805)   $  7,246    $(16,115)
      Utilization of net operating loss.........................         --      (5,760)       (838)
      Operating loss from which no tax benefit is derived.......      3,964          --          --
      Canadian resource allowance and earned depletion..........       (172)        113      (2,153)
      Foreign earnings subject to different income tax rates....        965      (1,326)     18,182
      Other items...............................................     (4,099)     (2,021)      1,140
                                                                   --------    --------    --------
    Income tax expense (recovery)...............................   $ (3,147)   $ (1,748)   $    216
                                                                   ========    ========    ========
    Effective tax rate (current and deferred)...................      35.7%      (10.4%)      (0.6%)
                                                                   ========    ========    ========

    LOSS CARRYFORWARDS

   At December 31, 2001, the Company had U.S. net operating loss carryforwards of approximately $416 million to apply against future taxable income and $207 million to apply against future alternative minimum taxable income. These loss carryforwards do not include the provisions for impaired assets, which have not yet been recognized fully for income tax purposes. The net operating loss carryforwards expire at various times from 2002 to 2021. Additionally, the Company has Canadian non-capital loss carryforwards of approximately $81 million and net capital loss carryforwards of approximately $202 million. The non-capital loss carryforwards expire at various times from 2003 to 2008. The net capital loss carryforwards have no expiration date.

    DEFERRED TAX LIABILITIES AND ASSETS

   Significant components of the Company's deferred tax liabilities and assets are as follows.

                                                                       2001                             2000
                                                           -----------------------------    -----------------------------
                                                                       U.S.                             U.S.
                                                           CANADA    AND OTHER    TOTAL     CANADA    AND OTHER    TOTAL
                                                           ------    ---------    ------    ------    ---------    ------
                                                                             (millions of U.S. dollars)
    Deferred tax liabilities:
      Tax over book depreciation and depletion..........   $ 3.3      $   --      $  3.3    $ 6.4      $   --      $  6.4
      Other tax liabilities.............................     2.7          --         2.7      5.3         0.8         6.1
                                                           ------     ------      ------    ------     ------      ------
    Total deferred tax liabilities......................     6.0          --         6.0     11.7         0.8        12.5
                                                           ------     ------      ------    ------     ------      ------
    Deferred tax assets:
      Net operating loss and other carryforwards........   120.3       147.9       268.2    117.2       145.0       262.2
      Book over tax depreciation and depletion..........    33.0        21.3        54.3     34.5        13.2        47.7
      Accrued liabilities...............................     5.1        17.6        22.7      4.7        19.8        24.5
      Other tax assets..................................     1.8         4.7         6.5      9.2         4.7        13.9
                                                           ------     ------      ------    ------     ------      ------
    Total deferred tax assets before allowance..........   160.2       191.5       351.7    165.6       182.7       348.3
    Valuation allowance for deferred tax assets.........   (155.1)    (191.5)     (346.6)   (158.6)    (181.9)     (340.5)
                                                           ------     ------      ------    ------     ------      ------
    Total deferred tax assets...........................     5.1          --         5.1      7.0         0.8         7.8
                                                           ------     ------      ------    ------     ------      ------
    Net deferred tax liabilities........................   $ 0.9      $   --      $  0.9    $ 4.7      $   --      $  4.7
                                                           ======     ======      ======    ======     ======      ======

   The net increase in the valuation allowance for deferred tax assets was $6.1 million for 2001 and $71.0 million for 2000.

    INCOME TAX PAYMENTS

   Income tax payments were $0.7 million in 2001, $0.2 million in 2000 and $0.2 million in 1999.

13. PREFERRED SHARES

   The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Each series is to consist of such number of shares and to have such designation, rights, privileges, restrictions and conditions as may be determined by the directors. No preferred shares are currently issued.

14. COMMON SHARES

   The Company had 140,607,145 common shares outstanding during each of the three years ended December 31, 1999, 2000 and 2001.

    DIVIDENDS

   The Company has not paid dividends since 1996 and is prohibited from paying common share dividends during a period of interest deferral related to the capital securities (note 7).

    RESTRICTED SHARE GRANT PLAN

   Effective February 1997, the Company adopted a restricted share grant plan to provide incentive to officers of the Company. The Company has reserved an aggregate of 750,000 common shares for issuance under the plan, but no grants are outstanding. The vesting of any shares, which may be granted under this plan, is at the discretion of the Compensation Committee of the Board of Directors.

    EMPLOYEE SHARE INCENTIVE PLAN AND DIRECTOR EQUITY PLAN

   These plans provide for the granting of options to purchase common shares to officers and employees (under the employee share incentive plan) and to eligible directors (under the director equity plan). Outstanding share options under the plans are exercisable at prices equal to the market value on the date of grant. The option holder may exercise each share option over a period of 10 years from the date of grant. Options generally vest in 25% increments on the first, second, third and fourth year anniversaries following the grant date. Option prices are denominated in Canadian dollars. No more grants are to be made under the director equity plan.

   Changes in the number of options outstanding during the three years ended December 31, 2001 were as follows:

                                                                        EMPLOYEE SHARE
                                                                        INCENTIVE PLAN              DIRECTOR EQUITY PLAN
                                                                 ----------------------------    ---------------------------
                                                                                  WEIGHTED                       WEIGHTED
                                                                 NUMBER OF        AVERAGE        NUMBER OF       AVERAGE
                                                                   SHARES      EXERCISE PRICE     SHARES      EXERCISE PRICE
                                                                 ----------    --------------    ---------    --------------
    Options outstanding, December 31, 1998.....................  4,977,320        C$10.44         240,450        C$11.14
    1999: Options granted......................................  1,170,000           2.55              --             --
         Options expired.......................................    (34,937)          9.75              --             --
         Options forfeited.....................................   (618,697)          9.94              --             --
                                                                 ----------       -------         -------        -------
    Options outstanding, December 31, 1999.....................  5,493,686        C$ 8.82         240,450        C$11.14
    2000: Options granted......................................         --             --              --             --
         Options expired.......................................   (100,458)         12.88              --             --
         Options forfeited.....................................  (1,021,417)         8.92         (13,000)          5.85
                                                                 ----------       -------         -------        -------
    Options outstanding, December 31, 2000.....................  4,371,811        C$ 8.71         227,450        C$11.44
    2001: Options granted......................................         --             --              --             --
         Options expired.......................................    (64,655)          8.88              --             --
         Options forfeited.....................................   (666,589)          8.66              --             --
                                                                 ----------       -------         -------        -------
    Options outstanding, December 31, 2001.....................  3,640,567        C$ 8.72         227,450        C$11.44
                                                                 ==========       =======         =======        =======

   The number of shares reserved for future grants at December 31, 2001 is 5,971,935 under the Employee Share Incentive Plan. The number and weighted average price of shares exercisable under the Employee Share Incentive Plan are 3,076,154 at C$9.80 at December 31, 2001; 3,389,484 at C$10.41 at
   December 31, 2000; and 3,521,787 at C$11.66 at December 31, 1999. The number and weighted average price of shares exercisable under the Director Equity Plan are 217,700 at C$11.78 at December 31, 2001; 196,575 at C$12.40 at
   December 31, 2000; and 171,575 at C$12.73 at December 31, 1999.

   Options outstanding at December 31, 2001 had the following characteristics.

                                                                WEIGHTED         WEIGHTED                         WEIGHTED
                                                            AVERAGE EXERCISE      AVERAGE       NUMBER OF     AVERAGE EXERCISE
                                           EXERCISE         PRICE OF SHARES     YEARS UNTIL      SHARES       PRICE OF SHARES
    NUMBER OF SHARES OUTSTANDING          PRICE RANGE         OUTSTANDING       EXPIRATION     EXERCISABLE      EXERCISABLE
    ----------------------------       -----------------    ----------------    -----------    -----------    ----------------
    Employee Share Incentive Plan
            1,402,533...............   C$ 2.55 - C$ 3.59        C $ 2.94             8            838,120         C$  3.04
            1,007,721...............      5.75 -   10.70            8.73             5          1,007,721             8.73
            1,110,563...............     13.38 -   16.50           14.95             3          1,110,563            14.95
             119,750................     18.25 -   19.63           18.48             4            119,750            18.48
    Director Equity Plan
             143,000................   C$ 3.70 - C$12.50        C $ 8.67             5            133,250         C$  9.03
              84,450................     14.25 -   18.25           16.13             3             84,450            16.13

15. DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

    U.S. GAAP FINANCIAL STATEMENTS

   The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in Canada, which differ in some respects from those in the United States, as described below.

   In accordance with Canadian GAAP, the present value of the principal amount of the capital securities issued in 1997 is classified as debt within gold and other financings, while the present value of the future interest payments is classified as a separate component of shareholders' equity (note 7). The deferred accrued interest is classified within this equity component as the Company has the option to satisfy the deferred interest by delivering common shares. The related issuance costs were allocated proportionately to deferred financing charges and retained earnings based on the debt and equity classifications. Interest on the capital securities has been allocated proportionately to interest expense and deficit based on the debt and equity classifications. Under U.S. GAAP, the face value of the securities would be classified entirely as debt within gold and other financings; the related issuance costs would be classified as deferred financing charges within long-term investments and other assets and would be amortized to interest expense over the life of the securities; and the interest on the capital securities would be classified entirely as interest expense.

   In accordance with Canadian GAAP, certain long-term foreign exchange contracts are considered to be hedges of the cost of goods to be purchased in foreign currencies in future periods. Gains and losses related to changes in market values of such contracts are recognized as a component of the cost of goods when the related hedged purchases occur. In 2001, the Company recognized $2.8 million in deferred foreign exchange gains. Under U.S. GAAP, foreign exchange contracts would be carried at market value and changes included in current earnings.

   In accordance with Canadian GAAP, the Company's short-term share investments are carried at the lower of cost or market based on quoted market prices. Under U.S. GAAP, these investments would have been marked to market, with unrealized gains or losses excluded from earnings and reported as accumulated other comprehensive income in shareholders' equity, net of tax.

   At December 31, 2001, the Company had 120,000 ounces of gold call options sold with an average strike price of $297 per ounce. The Company sold these call options to enhance prices on certain of its gold forward contracts. In accordance with U.S. GAAP, the 120,000 ounces of gold call options sold would not qualify for hedge accounting and therefore would be marked to market at December 31, 2001. As a result, the Company recorded a loss of $0.8 million in 2001, a gain of $3.0 million in 2000 and a loss of $2.1 million in 1999 under U.S. GAAP.

   In accordance with Canadian GAAP, capitalized mine development costs include expenditures incurred to develop new ore bodies, to define further resources in existing ore bodies and to expand the capacity of operating mines. The Company capitalized development costs of $2.2 million in 2001; $1.2 million in 2000 and $0.1 million in 1999 for the extension to the K-2 deposit at the Kettle River mine. Under U.S. GAAP, development costs are capitalized only when converting mineralized material to reserves or for further delineation of existing reserves. The development expenditures resulted in additions to mineralized material but did not add to mineral reserves. Therefore under U.S. GAAP, the expenditures would be classified as exploration expense.

   The effects on the consolidated statement of earnings of the above differences would have been as follows:

                                                                     2001         2000         1999
                                                                   ---------    ---------    ---------
    Net earnings (loss) under Canadian GAAP.....................   $  (5,678)   $  18,561    $ (37,272)
    Additional interest expense on capital securities...........     (17,307)     (15,397)     (13,697)
    Amortization of deferred financing costs on capital
      securities................................................        (634)        (633)        (633)
    Change in market value of foreign exchange contracts........         426          948        5,540
    Change in market value of option contracts..................      (1,291)       2,964       (2,146)
    Amortization of deferred foreign exchange gains.............      (2,846)      (3,149)          --
    Transition adjustment on adoption of FAS 133................      (3,090)          --           --
    Unrealized loss on short-term investments...................         150           28           --
    Kettle River exploration expense............................      (2,234)      (1,229)        (108)
    Kettle River amortization expense...........................       2,103          163           --
    Provision for impaired assets...............................       1,305           --           --
                                                                   ---------    ---------    ---------
    Net earnings (loss) under U.S. GAAP.........................   $ (29,096)   $   2,256    $ (48,316)
                                                                   =========    =========    =========
    Earnings (loss) per share under U.S. GAAP...................   $   (0.21)   $    0.02    $   (0.34)
                                                                   =========    =========    =========

   The effects of the GAAP differences on the consolidated balance sheet would have been as follows.

                                                              CANADIAN      CAPITAL      DERIVATIVE                   U.S.
    DECEMBER 31, 2001                                           GAAP       SECURITIES    CONTRACTS       OTHER        GAAP
    -----------------                                         ---------    ----------    ----------    ---------    ---------
    Short-term investments.................................   $   1,910    $      --     $      --     $   2,636    $   4,546
    Long-term investments and other assets.................      55,795          158       (29,305)          141       26,789
    Accounts payable and accrued liabilities...............      24,284           --           691            --       24,975
    Debt and other financings..............................      23,714       93,286            --            --      117,000
    Deferred income........................................      47,918           --       (47,918)           --           --
    Accrued interest on capital securities.................          --       64,167            --            --       64,167
    Common shares..........................................     713,343           --            --        36,428      749,771
    Capital securities.....................................     157,453     (157,453)           --            --           --
    Deficit................................................    (734,665)         158        (3,563)      (36,109)    (774,179)
    Foreign currency translation...........................     (29,305)          --            --        29,305           --
    Accumulated other comprehensive loss...................          --           --        21,485       (26,847)      (5,362)
    Shareholders' equity (deficit).........................     106,826     (157,295)       17,922         2,777      (29,770)

                                                                   CANADIAN      CAPITAL                     U.S.
    DECEMBER 31, 2000                                                GAAP       SECURITIES      OTHER        GAAP
    -----------------                                              ---------    ----------    ---------    ---------
    Short-term investments......................................   $   2,186    $      --     $     760    $   2,946
    Mining properties...........................................      41,691           --        (1,174)      40,517
    Long-term investments and other assets......................      68,412          792           533       69,737
    Debt and other financings...................................      32,532       93,968            --      126,500
    Deferred income.............................................      78,112           --        (2,846)      75,266
    Accrued interest on capital securities......................          --       46,108            --       46,108
    Common shares...............................................     713,343           --        36,428      749,771
    Capital securities..........................................     140,076     (140,076)           --           --
    Deficit.....................................................    (711,680)         792       (34,195)    (745,083)
    Foreign currency translation................................     (24,954)          --        24,954           --
    Accumulated other comprehensive loss........................          --           --       (24,222)     (24,222)
    Shareholders' equity (deficit)..............................     116,785     (139,284)        2,965      (19,534)

   The continuity of shareholders' equity (deficit) from December 31, 2000 to December 31, 2001 under U.S. GAAP would have been as follows.

                                                                     2001
                                                                   --------
    BALANCE, BEGINNING OF YEAR..................................   $(19,534)
    Net loss....................................................    (29,096)
    Other comprehensive income..................................     18,860
                                                                   --------
    Balance, end of year........................................   $(29,770)
                                                                   ========

   The following statement of comprehensive income (loss) would be disclosed in accordance with U.S. GAAP.

                                                                     2001       2000        1999
                                                                   --------    -------    --------
    NET EARNINGS (LOSS) UNDER U.S. GAAP.........................   $(29,096)   $ 2,256    $(48,316)
    Other comprehensive income (loss), after a nil income tax
      effect:
      Unrealized gain on share investments arising during
        period..................................................      1,726        732          --
      Foreign currency translation adjustments..................     (4,351)    (2,940)      4,562
      Transition adjustment on adoption of FAS 133..............     39,234         --          --
      Modification of derivative contracts realized in net
        income..................................................    (17,749)        --          --
                                                                   --------    -------    --------
    Other comprehensive income (loss)...........................     18,860     (2,208)      4,562
                                                                   --------    -------    --------
    Comprehensive income (loss).................................   $(10,236)   $    48    $(43,754)
                                                                   ========    =======    ========

   Additionally, under U.S. GAAP, the equity section of the balance sheet would present a subtotal for accumulated other comprehensive loss, as follows.

                                                                     2001        2000
                                                                   --------    --------
    Unrealized gain on share investments........................   $  2,458    $    732
    Modification of derivative contracts........................     21,485          --
    Foreign currency translation................................    (29,305)    (24,954)
                                                                   --------    --------
    Accumulated other comprehensive loss........................   $ (5,362)   $(24,222)
                                                                   ========    ========

    STOCK-BASED COMPENSATION

   Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation," gives the option to either follow fair value accounting or to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related Interpretations. The Company has determined that it will elect to continue to follow APB No. 25 and related Interpretations in accounting for its employee and director stock options in financial information prepared in conformity with U.S. GAAP.

   In accordance with Canadian GAAP and U.S. GAAP (under APB No. 25), the Company does not recognize compensation expense for stock option grants in the earnings statement, as the market prices of the underlying stock on the grant dates do not exceed the exercise prices of the options granted.

   Had the Company adopted Statement No. 123 for its U.S. GAAP disclosure, the following net earnings and losses would have been reported.

                                                                     2001       2000       1999
                                                                   --------    ------    --------
    Net earnings (loss) under U.S. GAAP.........................   $(29,096)   $2,256    $(48,316)
    Pro forma stock compensation expense, after a nil income tax
      effect....................................................       (405)     (929)     (1,845)
                                                                   --------    ------    --------
    Pro forma net earnings (loss) under U.S. GAAP...............   $(29,501)   $1,327    $(50,161)
                                                                   ========    ======    ========
    Pro forma earnings (loss) per share under U.S. GAAP.........   $  (0.21)   $ 0.01    $  (0.36)
                                                                   ========    ======    ========

   The Company has utilized the Black-Scholes option valuation model to estimate the fair value of options granted, assuming a weighted average option life of six years, a risk-free interest rate of 6.25%, a zero dividend yield and a volatility factor of 60% for 1999 grants. The weighted average fair value of options granted was estimated at $1.08 per share in 1999. There were no grants in 2001 or 2000.

    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   On January 1, 2001, the Company implemented FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Statement No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The Company has designated its gold forward contracts as normal sales as defined by Statement No. 138 and these contracts are therefore excluded from the scope of Statement No. 133. Foreign exchange contracts and gold call options have not been designated as hedges for U.S. GAAP purposes and are recognized at fair value on the balance sheet with changes in fair value recorded in earnings. Gains and losses on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred in accumulated other comprehensive income until the formerly hedged items are recorded in earnings. The transition adjustment recorded under U.S. GAAP at January 1, 2001 decreased assets by $18.3 million, liabilities by $54.4 million and net earnings by $3.1 million, and increased accumulated other comprehensive income by $39.2 million.

    RECENT ACCOUNTING PRONOUNCEMENTS

   In 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which is effective for fiscal years beginning after June 15, 2002. The Statement requires legal obligations associated with the retirement of long-lived assets be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived assets and allocated to expense over the useful life of the asset. The Company will adopt Statement 143 on January 1, 2003. Due to the number of operating facilities that the Company maintains, the expected impact of adoption of Statement 143 on the Company's financial position or results of operations has not yet been determined.

    OTHER

   The estimated fair values of cash and cash equivalents, short-term investments and currency loans approximate their book values. The fair values were determined from quoted market prices or estimated using discounted cash flow analysis. See note 18 for further disclosure regarding estimated fair values of financial instruments.

16. JOINT VENTURES

   Summarized below is the Company's 50% interest in the Round Mountain mine, accounted for by the proportionate consolidation method.

                                                                     2001        2000        1999
                                                                   --------    --------    --------
    Revenues....................................................   $105,450    $ 90,633    $ 87,469
    Expenses:
      Operating costs...........................................     72,049      60,231      52,880
      Royalties.................................................      6,881       5,585       5,021
      Production taxes..........................................        664         470          57
      Depreciation and amortization.............................     20,570      18,978      17,704
      Reclamation and mine closure..............................      3,361       2,880       2,438
      Exploration...............................................        663         529         431
      Other.....................................................       (761)       (753)        753
                                                                   --------    --------    --------
    Earnings before income taxes................................   $  2,023    $  2,713    $  8,185
                                                                   ========    ========    ========

                                                                     2001        2000        1999
                                                                   --------    --------    --------
    Current assets..............................................   $ 40,224    $ 33,425    $ 33,105
    Non-current assets..........................................     96,376     109,211     126,611
    Current liabilities.........................................    (15,154)    (11,244)    (10,667)
    Non-current liabilities.....................................    (15,311)    (18,023)    (18,845)
                                                                   --------    --------    --------
    Equity......................................................   $106,135    $113,369    $130,204
                                                                   ========    ========    ========

                                                                     2001        2000        1999
                                                                   --------    --------    --------
    Net cash provided from (used in):
      Operating activities......................................   $ 15,146    $ 10,849    $  4,538
      Investing activities......................................    (15,046)     (4,664)     (8,229)
      Financing activities......................................         --          --          --
                                                                   --------    --------    --------
    Net increase (decrease) in cash.............................   $    100    $  6,185    $ (3,691)
                                                                   ========    ========    ========

17. SEGMENT INFORMATION

   The Company's management regularly evaluates the performance of the Company by reviewing operating results on a minesite by minesite basis. As such, the Company considers each producing minesite to be an operating segment. The Company has four operating mines: Round Mountain and McCoy/Cove in Nevada, U.S.A.; Kettle River in Washington, U.S.A.; and Lupin in Nunavut Territory, Canada. The Company recommenced operations at its Lupin mine in the Nunavut Territory, Canada in April 2000. All are 100% owned except for Round Mountain, which is 50% owned.

   The Company's management generally monitors revenues on a consolidated basis. Information regarding the Company's consolidated revenues is provided below.

                                                                     2001        2000        1999
                                                                   --------    --------    --------
    Total gold and silver revenues..............................   $237,684    $280,976    $210,351
    Average gold price realized per ounce.......................   $    305    $    319    $    325
    Average silver price realized per ounce.....................   $   4.70    $   5.28    $   5.69

   In making operating decisions and allocating resources, the Company's management specifically focuses on the production levels and operating costs incurred by each operating segment, as summarized in the following tables.

    GOLD PRODUCTION (OUNCES)                                          2001          2000           1999
    ------------------------                                       ----------    -----------    ----------
    Round Mountain (50%)........................................      373,475        320,064       270,904
    McCoy/Cove..................................................       94,633        162,784       124,536
    Lupin.......................................................      139,327        117,729            --
    Kettle River................................................       50,349         94,086       104,396
                                                                   ----------    -----------    ----------
    Total gold..................................................      657,784        694,663       499,836
                                                                   ==========    ===========    ==========

    SILVER PRODUCTION (OUNCES)                                        2001          2000           1999
    --------------------------                                     ----------    -----------    ----------
    Total silver-all from McCoy/Cove............................    6,451,425     12,328,297     8,430,072
                                                                   ==========    ===========    ==========

    OPERATING COSTS                                                   2001          2000           1999
    ---------------                                                ----------    -----------    ----------
    Round Mountain (50%)........................................   $   72,049    $    60,501    $   53,055
    McCoy/Cove..................................................       53,015         69,920        63,429
    Lupin.......................................................       34,722         22,883            --
    Kettle River................................................       15,555         20,131        23,332
                                                                   ----------    -----------    ----------
    Total operating costs per financial statements..............   $  175,341    $   173,435    $  139,816
                                                                   ==========    ===========    ==========

    ROYALTIES                                                         2001          2000           1999
    ---------                                                      ----------    -----------    ----------
    Round Mountain (50%)........................................   $    6,880    $     5,585    $    5,021
    McCoy/Cove..................................................          213          1,228           644
    Kettle River................................................          504          1,221         1,532
                                                                   ----------    -----------    ----------
    Total royalties per financial statements....................   $    7,597    $     8,034    $    7,197
                                                                   ==========    ===========    ==========

    DEPRECIATION AND AMORTIZATION                                     2001          2000           1999
    -----------------------------                                  ----------    -----------    ----------
    Round Mountain (50%)........................................   $   20,570    $    18,978    $   17,704
    McCoy/Cove..................................................       12,638         21,539        22,743
    Lupin.......................................................        5,226          4,874         5,381
    Kettle River................................................        2,011          2,637         6,141
    Depreciation of non-minesite assets.........................        1,656          2,636         2,972
                                                                   ----------    -----------    ----------
    Total depreciation and amortization per financial
      statements................................................   $   42,101    $    50,664    $   54,941
                                                                   ==========    ===========    ==========

    TOTAL ASSETS                                                      2001          2000
    ------------                                                   ----------    -----------
    Minesites:
      Round Mountain (50%)......................................   $  110,864    $   121,592
      McCoy/Cove................................................       21,256         42,354
      Lupin.....................................................       31,199         34,860
      Kettle River..............................................        5,351         10,101
    Development properties:
      Aquarius..................................................       44,048         48,437
    Non-minesite assets.........................................       48,086         56,264
                                                                   ----------    -----------
    Total assets................................................   $  260,804    $   313,608
                                                                   ==========    ===========

    CAPITAL EXPENDITURES                                              2001          2000           1999
    --------------------                                           ----------    -----------    ----------
    Round Mountain (50%)........................................   $   15,033    $     4,620    $    7,669
    McCoy/Cove..................................................        1,002            670         1,147
    Lupin.......................................................        2,622          4,642            11
    Kettle River................................................        4,150          1,402           467
                                                                   ----------    -----------    ----------

    DEFERRED (APPLIED) MINING EXPENDITURES                            2001          2000           1999
    --------------------------------------                         ----------    -----------    ----------
    Round Mountain (50%)........................................   $   (5,323)   $       411    $    5,058
    McCoy/Cove..................................................       (2,247)        (5,062)        9,534
    Lupin.......................................................        1,452            449            --

   Financial information regarding geographic areas is set out below.

                                                                      2001          2000           1999
                                                                   ----------    -----------    ----------
    Revenue:
      Canada....................................................   $   53,160    $    44,370    $       --
      United States.............................................      184,524        236,606       210,351
                                                                   ----------    -----------    ----------
    Total revenue...............................................   $  237,684    $   280,976    $  210,351
                                                                   ==========    ===========    ==========

                                                                      2001          2000
                                                                   ----------    -----------
    Assets:
      Canada....................................................   $  108,824    $   118,073
      United States.............................................      150,089        193,431
      Other.....................................................        1,891          2,104
                                                                   ----------    -----------
    Total assets................................................   $  260,804    $   313,608
                                                                   ==========    ===========

18. HEDGING ACTIVITIES AND COMMITMENTS

   The Company reduces the risk of future gold price declines by hedging a portion of its production. The principal hedging tools used are gold forward sales contracts and options.

   The Company assesses the exposure that may result from a hedging transaction prior to entering into the commitment, and only enters into transactions which it believes accurately hedge the underlying risk and could be safely held to maturity. The Company does not engage in the practice of trading derivative securities for profit. The Company regularly reviews its unrealized gains and losses on hedging transactions.

   The credit risk exposure related to all hedging activities is limited to the unrealized gains on outstanding contracts based on current market prices. To reduce counterparty credit exposure, the Company deals only with large, credit-worthy financial institutions and limits credit exposure to each. The counterparties for the Company's current hedge positions do not require margin deposits. In addition, the Company deals only in markets it considers highly liquid to allow for situations where positions may need to be reversed.

   Gains and losses on the early termination or other restructuring of gold, silver and foreign currency hedging contracts are deferred until the formerly hedged items are recognized in earnings (notes 4 and 6).

   Premiums paid or received on gold and silver options contracts purchased or sold are deferred and recognized in earnings on the option expiration dates (notes 4 and 6).

    GOLD COMMITMENTS

   At December 31, 2001, the Company has commitments to deliver 60,000 ounces of gold at a minimum price of $293 per ounce. The Company's option position at December 31, 2001 included 120,000 ounces of gold call options sold at an average strike price of $297 per ounce.

   Forward Sales contracts of 60,000 ounces of gold as well as the call options sold of 120,000 ounces of gold represent approximately 5% of the Company's reserves. This amount of future hedging is reduced from 2001. In 2001, 19% of gold production was delivered against forward sales contracts. The reduced hedging position results from continued weakness in spot gold prices and low forward premiums resulting in lower hedge prices that can be achieved. The Company continues to monitor its hedging policy in light of forecasted production, operating and capital expenditures, exploration and development requirements and factors affecting gold price volatility.

    CURRENCY POSITION

   At December 31, 2001, the Company had an obligation under foreign currency exchange contracts to purchase C$33.3 million in 2002 at an exchange rate of C$1.60 to U.S.$1.00. In January 2002, the Company entered into contracts to purchase an additional C$33.0 million in 2002 at the same rate.

   Shown below are the carrying amounts and estimated fair values of the Company's other outstanding hedging instruments at December 31, 2001 and 2000.

                                                                     DECEMBER 31, 2001         DECEMBER 31, 2000
                                                                   ----------------------    ----------------------
                                                                   CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                                                    AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                                                   --------    ----------    --------    ----------
    Gold forward sales..........................................    $  --        $2,000      $    --       $5,700
    Silver forward sales........................................       --            --           --        1,800
    Gold options
    -- calls sold...............................................     (630)         (700)      (3,000)      (2,200)
    -- calls purchased..........................................       --            --        6,800        2,400
    Silver options
    -- puts purchased...........................................       --            --        1,200        1,400
    -- puts sold................................................       --            --       (1,300)        (400)
    -- calls purchased
    -- calls....................................................       --            --          700           --
    Foreign currency contracts..................................       --           100           --         (300)
                                                                                 ------                    ------
                                                                                 $1,400                    $8,400
                                                                                 ======                    ======

   Fair values are estimated for the contract settlement dates based on market quotations of various input variables. These variables are used in valuation models that estimate the fair market value.

   The fair value of the Company's hedged position can be affected by market conditions beyond the Company's control. The effect of changes in various market factors on the Company's outstanding hedged position at December 31, 2001 would be as follows.

                                                                     AMOUNT         EFFECT ON
                                                                       OF        MARKET VALUE OF
                                                                     CHANGE      HEDGED POSITION
                                                                   ----------    ---------------
    Change in:
      Gold prices...............................................   $ 10/ounce         $900
      Canadian dollars..........................................   U.S. $0.01         $300
      Interest rates (effect on gold and silver forward sales
        and options)............................................            1%        $140

   Hedging gains and losses represent the difference between spot or market prices and realized amounts. The hedging gains (losses) recognized in earnings are as follows.

                                                                    2001       2000       1999
                                                                   -------    -------    -------
    Revenue:
      Gold loans and swaps......................................   $   703    $ 1,289    $ 1,658
      Gold forward sales........................................    22,245     25,754     17,710
      Silver forward sales......................................     3,426      3,333      3,439
      Gold and silver options...................................      (402)      (506)     4,077
    Operating costs:
      Foreign currency contracts................................    (2,113)    (1,179)    (3,068)
                                                                   -------    -------    -------
                                                                   $23,859    $28,691    $23,816
                                                                   =======    =======    =======

19. OTHER COMMITMENTS AND CONTINGENCIES

    ROYALTIES

   Round Mountain mine production is subject to a net smelter return royalty ranging from 3.53% at gold prices of $320 per ounce or less to 6.35% at gold prices of $440 per ounce or more. Its production is also subject to a gross revenue royalty of 3.0%, reduced to 1.5% after $75.0 million has been paid.

   McCoy/Cove production is subject to a 2% net smelter return royalty. This royalty is based on sales less certain deductions.

   A portion of production from the Lamefoot area of the Kettle River mine is subject to a 5% net smelter return royalty. K-2 area production at Kettle River is subject to a 5% gross proceeds royalty and a net smelter return royalty ranging from 2% at gold prices of $300 per ounce or less to 3% at gold prices of $400 per ounce or more.

    OPERATING LEASE COMMITMENTS

   The Company's principal lease commitments are for equipment and office premises. The Company incurred $1.1 million in rental expense in 2001, net of $1.4 million in rental income related to office subleases. The Company's commitments under the remaining terms of the leases are approximately $6.7 million, payable as follows: $2.0 million in 2002, $1.6 million in 2003, $1.5 million in 2004, $1.0 million in 2005, $0.1 million in 2006 and $0.5 million thereafter.

    SUMMA

   In September 1992, the Summa Corporation commenced a lawsuit against Echo Bay Exploration Inc. and Echo Bay Management Corporation, indirect subsidiaries of the Company, alleging improper deductions in the calculation of royalties payable over several years of production at the McCoy/Cove and Manhattan mines. The matter was tried in the Nevada State Court in April 1997, with Summa claiming more than $13 million in damages, and, in September 1997, judgement was rendered for the Echo Bay companies. The decision was appealed by Summa to the Supreme Court of Nevada, which heard the matter on November 9, 1999.

   On April 26, 2000, the Supreme Court of Nevada reversed the decision of the trial court and remanded the case back to the trial court for "a calculation of the appropriate [royalties] in a manner not inconsistent with this order." The case was decided by a panel comprised of three of the seven Justices of the Supreme Court of Nevada and the Echo Bay defendants petitioned that panel for a rehearing. The petition was denied by the three member panel on May 15, 2000 and remanded to the lower court for consideration of other defenses and arguments put forth by the Echo Bay defendants. The Echo Bay defendants filed a petition for a hearing before the full Court and on December 22, 2000, the Court recalled its previous decision. Both the Echo Bay defendants and their counsel believe that grounds exist to modify or reverse the decision. The Company has $1.5 million accrued related to the Summa litigation. If the appellate reversal of the trial decision is maintained and the trial court, on remand, were to dismiss all the Echo Bay defenses, the royalty calculation at McCoy/Cove would change and additional royalties would be payable.

    HANDY AND HARMAN

   On March 29, 2000 Handy & Harman Refining Group, Inc., which operated a facility used by the Company for the refinement of dore bars, filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company has a claim for gold and silver accounts at this refining facility with an estimated market value of approximately $2.4 million. The outcome of these proceedings is uncertain at this time.

    SECURITY FOR RECLAMATION

   Certain of the Company's subsidiaries have provided corporate guarantees and other forms of security to regulatory authorities in connection with future reclamation activities. Early in 2001, regulators in Nevada called upon two of the Company's subsidiaries to provide other security to replace corporate guarantees that had been given in respect of the Round Mountain and McCoy/Cove operations totaling approximately $33 million. The Company disagrees with the regulators' position and believes that the subsidiaries qualify under the criteria set out for corporate guarantees and will oppose the regulatory position. Although the outcome cannot be predicted, the Company and its counsel believe that the Company will prevail.

20. SUBSEQUENT EVENTS

   On February 13, 2002, the Company entered into an agreement with Newmont Mining Corporation providing for the sale of the McCoy/Cove mine and facilities in exchange for $6.0 million and the assumption of all reclamation obligations at McCoy/Cove. The agreement is subject to the completion of due diligence by Newmont on or before July 31, 2002.

   On June 9, 2002, the Company entered into a new asset purchase agreement with an affiliate of Newmont Mining Corporation (Newmont) providing for the sale of the McCoy/Cove mine and facilities. The closing of the transaction is subject to, among other conditions, the completion of the combination of Kinross Gold Corporation, TVX Gold Inc. and the Company, as well as the purchase of Newmont Mining Corporation's 49% interest in the TVX Joint Venture. In consideration for the purchase of such assets, the Newmont affiliate has agreed to assume all liabilities and obligations relating to the reclamation and remediation required for the McCoy/Cove complex. The new agreement does not result in any cash payment to the Company and is intended to replace the agreement dated February 13, 2002.

   On April 3, 2002 the Company issued 361,561,230 common shares in exchange for the entire capital securities debt obligation of $100 million in principal amount plus accrued and unpaid interest. The new principal holders of common shares and their respective ownership positions in the Company are Newmont Mining Corporation of Canada Limited (48.8%) and Kinross Gold Corporation (11.4%). As a result of eliminating the capital securities, the Company will record in the second quarter an increase to common shares of $303.7 million, based on the market value of common shares at the date of issue. The market value of the common shares issued exceeded the book value of the capital securities (note 7) by $134.8 million. This difference along with share issue costs of $3.0 million will be recorded proportionately between interest expense ($5.5 million) and deficit ($132.3 million) in the second quarter of 2002 based on the debt and equity classifications of the capital securities. Under U.S. GAAP, the entire loss of $137.8 million would be recorded as an extraordinary item.

   On May 17 and 24, 2002 the Company sold a total of 39,100,000 units, each unit consisting of one common share and one common share purchase warrant for total gross proceeds of $27.4 million. Each warrant entitles the holder to purchase one common share at an exercise price of $0.90 per share at any time on or prior to November 14, 2003.

   On May 28, 2002, the $17 million revolving bank debt was repaid.

                                                                       EXHIBIT A

                             COMBINATION AGREEMENT

                            KINROSS GOLD CORPORATION

                                      AND

                                 TVX GOLD INC.

                                      AND

                              ECHO BAY MINES LTD.

                               ------------------

                                 JUNE 10, 2002
                               ------------------

                             COMBINATION AGREEMENT

     THIS COMBINATION AGREEMENT made as of the 10th day of June, 2002,

AMONG:

     KINROSS GOLD CORPORATION, a corporation governed by the Business Corporations Act (Ontario) (hereinafter called "Kinross")

                                      and

     TVX GOLD INC., a corporation governed by the Canada Business Corporations Act (hereinafter called "TVX")

                                      and

     ECHO BAY MINES LTD., a corporation governed by the Canada Business Corporations Act (hereinafter called "Echo Bay")

     WHEREAS Kinross, TVX and Echo Bay wish to combine their respective businesses and acquire the Newmont TVX NA Joint Venture Interest now owned indirectly by Newmont Mining Corporation ("Newmont");

     AND WHEREAS the Parties hereto intend to cause (i) the amalgamation of Kinross Subco and TVX in which Kinross will issue common shares of Kinross to the holders of the common shares of TVX, and (ii) the exchange of the common shares of Echo Bay for common shares of Kinross, in each case pursuant to the Arrangement and as a consequence of which the outstanding options and warrants to purchase common shares of TVX and Echo Bay will, respectively be deemed to be options and be replaced by warrants to purchase common shares of Kinross;

     AND WHEREAS it is intended that, immediately before the completion of the Arrangement, the Newmont TVX NA Joint Venture Interest will be acquired pursuant to the terms of agreements existing between TVX and Newmont or their respective subsidiaries;

     AND WHEREAS the Parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Combination;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto do hereby covenant and agree as set forth below.

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Agreement, including the recitals and Schedules hereto, unless the context otherwise requires:

     "ACQUISITION PROPOSAL" means (i) any proposal or offer for a merger, amalgamation, reorganization, recapitalization or other business combination involving a Party or a Material Subsidiary or a Material Joint Venture Interest of a Party, (ii) any proposal or offer to acquire in any manner, directly or indirectly, assets which individually or in the aggregate exceed 10% of the consolidated assets of a Party, (iii) any proposal or offer to acquire in any manner, directly or indirectly, any shares or securities convertible, exercisable or exchangeable for securities which exceed 10% of the outstanding voting securities of a Party, or (iv) any sale of treasury shares, or securities convertible, exercisable or exchangeable for treasury shares, which exceed 10% of the outstanding voting securities of the Party or rights or interests therein or thereto, excluding the Pre-Combination Steps, the Purchase and the Arrangement and the transactions permitted pursuant to Section 4.3;

     "AGREEMENT" means this agreement together with the Schedules hereto;

     "AMALCO" means the corporation resulting from the amalgamation of Kinross Subco and TVX as a part of the Arrangement;

     "AMALCO COMMON SHARES" means the common shares in the capital of Amalco;

     "ANNOUNCEMENT PRESS RELEASE" means a joint press release issued by the Parties and substantially in the form of Schedule 2.1 hereto;

     "ARRANGEMENT" means the arrangement involving Kinross, Kinross Subco, TVX and Echo Bay under the provisions of the CBCA on the terms and conditions set forth in the Plan of Arrangement resulting, inter alia, in the issuance of Kinross Shares to the holders of record immediately prior to the Effective Date of the TVX Common Shares and of the Echo Bay Common Shares;

     "ARTICLES OF AMENDMENT" means the articles of amendment of Kinross effecting the Kinross Share Consolidation;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement in respect of Kinross Subco, TVX and Echo Bay;

     "BEECH LOCK-UP AGREEMENT" means the agreement between Beech LLC and TVX dated the date hereof and providing, inter alia, that Beech LLC will vote the TVX Common Shares held by it in favour of the participation by TVX in the Arrangement;

     "BENEFIT PLAN" means, in respect of a Party, any benefit, employment, personal services, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, termination pay, vacation, holiday pay, overtime, time-off, perquisite or other similar agreement, plan, policy or arrangement covering one or more current or former employees of the specified Party and each of its Subsidiaries, other than unionized employees;

     "BOARD OF DIRECTORS", in respect of a Party, means the board of directors of the specified Party;

     "BUSINESS DAY" means any day, other than Saturday or Sunday or a day that is a statutory or civic holiday in the place where an action is to be taken;

     "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, and the regulations thereunder;

     "CANADIAN PROVINCIAL AUTHORITIES" means the Canadian provincial securities commissions;

     "CHANGE OF CONTROL PROPOSAL" means (i) any proposal or offer for a merger, amalgamation, reorganization, recapitalization or other business combination involving a Party or a Material Subsidiary or a Material Joint Venture Interest of a Party, (ii) any proposal or offer to acquire in any manner, directly or indirectly, assets which individually or in the aggregate exceed 50% of the consolidated assets of a Party, (iii) any proposal or offer to acquire in any manner, directly or indirectly, any shares or securities convertible, exercisable or exchangeable for securities which exceed 50% of the outstanding voting securities of the Party, or (iv) any sale of treasury shares, or securities convertible, exercisable or exchangeable for treasury shares, which exceed 50% of the outstanding voting securities of the Party or rights or interests therein or thereto, excluding the Pre-Combination Steps, the Purchase and the Arrangement and the transactions permitted pursuant to Section 4.3;

     "COMBINATION" means the Purchase and the Arrangement;

     "COMPETITION ACT" means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended, and the regulations thereunder;

     "CONFIDENTIALITY AGREEMENT" means the Confidentiality and Standstill Agreement initially dated as of May 14, 2002 entered into among Kinross, TVX and Newmont together with the counterpart thereof dated as of May 21, 2002 executed by Echo Bay, relating to the transactions contemplated by this Agreement;

     "COURT" means the Superior Court of Ontario;

     "ECHO BAY COMMON SHARES" means the common shares in the capital of Echo
Bay;

     "ECHO BAY MEETING" means the special meeting of the holders of the Echo Bay Common Shares called for the purpose of considering and, if thought fit, approving the Arrangement;

     "EFFECTIVE DATE" means the date, determined in accordance with Section 2.2, on which the Combination is to be effected;

     "FINAL ORDER" means the order of the Court sanctioning the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

     "FINAL TERMINATION DATE" means December 31, 2002;

     "GAAP" means Canadian generally accepted accounting principles as contemplated by the Handbook of the Canadian Institute of Chartered Accountants, applied on a consistent basis;

     "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, stock exchange, self-regulated securities market, board, bureau or agency, whether domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "HSR ACT" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     "INITIAL TERMINATION DATE" means November 30, 2002;

     "INTERIM ORDER" means the order of the Court containing declarations and directions with respect to the Arrangement;

     "JOINT INFORMATION CIRCULAR" means the management information circular prepared by each of Kinross, TVX and Echo Bay for the Meetings;

     "KINROSS COMMON SHARES" means the common shares in the capital of Kinross prior to the Kinross Share Consolidation;

     "KINROSS FINANCING" means the public offering of Kinross Common Shares or other securities for aggregate proceeds of not more than U.S.$250,000,000 which Kinross intends to proceed with as soon as possible after the date hereof;

     "KINROSS LOCK-UP AGREEMENT" means the agreement between Kinross and Echo Bay dated the date hereof and providing, inter alia, that Kinross will continue to hold the Echo Bay Common Shares held by it until the conclusion of the Echo Bay Meeting and that it will vote such shares in favour of the participation by Echo Bay in the Arrangement;

     "KINROSS MEETING" means the special meeting of the holders of the Kinross Common Shares called for the purpose of considering and, if thought fit, approving the Kinross Share Consolidation, approving the Kinross Share Issuance (if such approval is required under any applicable Laws) and electing directors of Kinross;

     "KINROSS PLACER JOINT VENTURE" means the joint venture to be entered into between Kinross and a wholly-owned Subsidiary of Placer Dome Inc. concerning certain gold mining operations in the Porcupine district in Ontario;

     "KINROSS SHARE CONSOLIDATION" means the consolidation of the Kinross Common Shares on a one-for-three basis;

     "KINROSS SHARE ISSUANCE" means the issue of Kinross Shares pursuant to (a) the Arrangement, (b) the exercise of any options that were granted prior to the Effective Date under the stock option plans of TVX and Echo Bay on the basis set out in Section 4.11 and (c) the exercise of any warrants that were granted prior to the Effective Date under the Warrant Indenture as set out in Section 4.9(2)(c);

     "KINROSS SHARES" means the common shares in the capital of Kinross immediately after the filing of Articles of Amendment, if any, approved at the Kinross Meeting giving effect to the Kinross Share Consolidation or, in the absence of such filing, means the Kinross Common Shares;

     "KINROSS SUBCO" means 5082389 Canada Inc., a corporation incorporated under the CBCA, which is a wholly-owned Subsidiary of Kinross;

     "LAWS" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Entity;

     "MATERIAL" means, where used in relation to the affairs of one of the Parties, a fact, asset, liability, transaction or circumstance concerning the business, operations, capital or financial condition of such Party and its Subsidiaries and Material Joint Venture Interests, taken as a whole, that would reasonably be considered to be important to a reasonable investor in making an investment decision with respect to such Party (the Parties agreeing that any matter or thing, or series of related matters or things, involving an aggregate amount of U.S.$10,000,000 would be important to such an investor) or that would significantly impede the ability of that Party to complete the Combination in accordance with this Agreement;

     "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, where used in respect of any Party, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, Material and adverse to the business, operations, capital or financial condition of such Party and its Subsidiaries and Material Joint Venture Interests, taken as a whole, other than any change, effect, event or occurrence: (a) relating to the global economy or securities markets in general; (b) affecting the worldwide gold mining industry in general and which does not have a materially disproportionate effect on such Party and its Subsidiaries and Material Joint Venture Interests, taken as a whole; (c) resulting from changes in the price of gold; (d) relating to the rate at which Canadian dollars can be exchanged for United States dollars; or (e) which is a change in the trading price of the publicly traded securities of a Party immediately following and reasonably attributable to the disclosure of the Combination, this Agreement and the matters contemplated hereby, including the Kinross Financing;

     "MATERIAL JOINT VENTURE INTEREST" means: (a) in respect of Kinross, the Refugio project in Chile; (b) in respect of TVX, the interest currently held by TVX in the TVX NA Joint Venture and the co-ownership interests and joint ventures included therein; and (c) in respect of Echo Bay, none;

     "MATERIAL SUBSIDIARY" in respect of a Party, means a Subsidiary of that Party the total assets of which constituted more than 10% of the consolidated assets of that Party or the total revenues of which constituted more than 10% of the consolidated revenues of that Party, in each case as set out either in the audited annual consolidated financial statements of that Party as at and for the year ended December 31, 2001 or in the unaudited quarterly consolidated financial statements of that Party as at and for the three months ended March 31, 2002;

     "MCCOY/COVE COMPLEX" means the mine and ancillary facilities indirectly owned by Echo Bay located 30 miles southwest of Battle Mountain, Nevada, U.S.A.;

     "MCCOY/COVE PURCHASE AGREEMENT" means the agreement entered into between Echo Bay and Newmont providing for the purchase by Newmont from Echo Bay of the McCoy/Cove Complex;

     "MEETINGS" means the Kinross Meeting, the TVX Meeting and the Echo Bay Meeting, and "MEETING" means any of them;

     "NEWMONT" has the meaning attributed thereto in the recitals;

     "NEWMONT LOCK-UP AGREEMENT" means the agreement between Newmont and Echo Bay dated the date hereof and providing, inter alia, that Newmont will continue to hold the Echo Bay Common Shares held by it until the conclusion of the Echo Bay Meeting and that it will vote such shares in favour of the participation by Echo Bay in the Arrangement;

     "NEWMONT TVX NA JOINT VENTURE INTEREST" means the indirect interest of Newmont in the TVX NA Joint Venture, comprising 52,213,000 common shares in the capital of TVX Newmont Americas (Canada) Inc. held by Newmont Americas Holdings Limited and 93,943,500 voting preferred shares and 41,239,500 newinco preferred shares in the capital of TVX Newmont Americas (Cayman) Inc. held by Normandy Cayman Holdco Inc.;

     "PARTIES" means Kinross, TVX and Echo Bay and "PARTY" means any one of them;

     "PERSON" includes an individual, partnership, association, body corporate, trust, trustee, executor, administrator, legal representative or government, including any Governmental Entity;

     "PLAN OF ARRANGEMENT" means the Plan of Arrangement involving Kinross, Kinross Subco, TVX and Echo Bay;

     "PRE-COMBINATION STEPS" means the steps set out herein which are to be undertaken by the Parties and their Subsidiaries in advance of the Combination to give effect thereto and to the other matters set out in this Agreement and such other steps as are approved by the Parties in writing;

     "PUBLIC DISCLOSURE DOCUMENTS" means, with respect to a Party, all publicly available forms, reports, schedules, statements and other documents filed by a Party with the SEC or the Canadian Provincial Authorities;

     "PURCHASE" means the purchase of the Newmont TVX NA Joint Venture Interest in exchange for consideration consisting of the payment of U.S.$180,000,000;

     "REGULATORY APPROVAL" means any approval, consent, waiver, permit, order or exemption from any Governmental Entity having jurisdiction or authority over any Party or any Material Subsidiary or Material Joint Venture Interest of any Party which is required, necessary or advisable to be obtained in order to permit the Combination to be effected, and "REGULATORY APPROVALS" means all such approvals, consents, waivers, permits, orders and exemptions;

     "SEC" means the United States Securities and Exchange Commission;

     "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which securities carrying more than 50% of the votes that may be cast to elect directors are at the relevant time owned directly or indirectly by such specified body corporate and the voting rights carried by such securities are sufficient, if exercised, to elect a majority of the directors thereof, and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in like relation to a subsidiary; provided, however, in the case of TVX, "Subsidiary" shall not include the interest of TVX in bodies corporate which comprise the TVX NA Joint Venture;

     "SUPERIOR PROPOSAL" has the meaning ascribed thereto by Section 4.4(1);

     "TAXES" means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital taxes, payroll and employee withholding taxes, employment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes, goods and services taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, pension assessment and other governmental charges, royalties, lease and licensing fees paid to a Governmental Entity, and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its Subsidiaries is required to pay, withhold or collect;

     "TVX COMMON SHARES" means the common shares in the capital of TVX or if the TVX Share Consolidation is effected after the date hereof, such shares as consolidated;

     "TVX MEETING" means the special meeting of the holders of the TVX Common Shares called for the purpose of considering and, if thought fit, approving the Arrangement;

     "TVX NA JOINT VENTURE AGREEMENTS" means the several agreements dated June 11, 1999 among TVX, Normandy Mining Limited, Normandy Americas Holdings Limited, TVX Normandy Americas (Canada) Inc., TVX Cayman Inc., Normandy Cayman Holdco Inc. and TVX Normandy Americas (Cayman) Inc., among others, dealing with, inter alia, the holding and disposition of the Newmont TVX NA Joint Venture Interest;

     "TVX NA JOINT VENTURE" means the business venture formed by TVX and certain Subsidiaries of Newmont, pursuant to the TVX NA Joint Venture Agreements, to explore, develop and operate gold properties in North America and South America;

     "TVX NA PURCHASE AGREEMENT" means the agreement or agreements dated the date hereof pursuant to which Newmont or one or more of its Subsidiaries and TVX or a Subsidiary of TVX will effect the Purchase;

     "TVX SHARE CONSOLIDATION" means the consolidation of TVX Common Shares on a one-for-ten basis which was approved by the shareholders of TVX at its most recent annual and special meeting of shareholders held on May 16, 2002;

     "WARRANT INDENTURE" means the Warrant Indenture dated May 9, 2002 between Echo Bay and Computershare Trust Company of Canada providing for the issue of 39,100,000 Echo Bay share purchase warrants; and

     "U.S. TAX CODE" means the United States Internal Revenue Code of 1986, as amended.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS

     The division of this Agreement into Articles, Sections, subsections, paragraphs and Schedules and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3 ARTICLE REFERENCES

     Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.4 NUMBER AND GENDER

     In this Agreement, unless the contrary intention appears, words importing the singular number only shall include the plural and vice-versa, and words importing the use of any gender shall include all genders.

1.5 DATE FOR ANY ACTION

     If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next day which is a Business Day in such place.

1.6 CURRENCY

     Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

1.7 SCHEDULES

     The Schedules annexed to this Agreement, being:

    Schedule 2.1  --   Announcement Press Release
    Schedule 4.1  --   Kinross Board of Directors and Chief Executive Officer

respectively, are incorporated by reference into this Agreement and form part hereof.

1.8 ACCOUNTING MATTERS

     Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.9 DISCLOSURE

     Where in this Agreement reference is made to disclosure made by a Party, the reference shall refer and be construed to refer solely to (i) disclosure in the Party's Public Disclosure Documents or (ii) disclosure made in writing by the Party to the other Parties, in either case on or prior to the date hereof.

1.10 KNOWLEDGE

     In this Agreement, references to "the knowledge of" and similar references mean the actual knowledge of any of the directors and senior executive officers of a Party, after reasonable inquiry, and such directors and senior executive officers shall make such inquiry as is reasonable in the circumstances, except that in respect of the Material Joint Venture Interests of such Party, references to "the knowledge of" and similar references mean the actual knowledge of any of the directors and senior executive officers of such Party without inquiry of the other participants in, or of those members of the management or employees who are unrelated to such Party of, any Material Joint Venture Interest.

                                   ARTICLE 2
                                THE COMBINATION

2.1 THE COMBINATION

     In order to implement the Combination:

     (a)   the Purchase shall be completed;

     (b) each of Kinross, TVX and Echo Bay shall take all necessary steps, including those set out in Section 4.8, in order to enable it to participate in and effect the Combination;

     (c) each of Kinross, TVX and Echo Bay shall take all necessary action to call and hold its Meeting to consider and, if thought appropriate, approve its participation in the Combination; and

     (d) if the Kinross Share Issuance and the Arrangement receive the necessary shareholder approvals:

        (i) Kinross shall cause Kinross Subco to amalgamate with TVX to form Amalco, as a result of which holders of TVX Common Shares will receive 0.2167 Kinross Shares for each TVX Common Share held (or
              0.65 Kinross Common Shares, if the Kinross Share Consolidation is not approved), and Kinross as the sole shareholder of Kinross Subco will receive Amalco Common Shares in exchange for shares of Kinross Subco, on a one-for-one basis; provided that in the event that the TVX Share Consolidation is effected after the date hereof, the number of Kinross Shares (or Kinross Common Shares if the Kinross Share Consolidation is not approved) to be issued to holders of TVX Common Shares pursuant to the Arrangement shall be adjusted accordingly; and

        (ii) upon the completion of step (i), Echo Bay and Kinross will effect a share exchange, as a result of which holders of Echo Bay Common Shares will receive 0.1733 Kinross Shares for each Echo Bay Common Share held (or 0.52 Kinross Common Shares, if the Kinross Share Consolidation is not approved).

2.2 EFFECTIVE DATE

     The Combination shall be effected on the first Business Day following fulfillment or waiver of the conditions set forth in Article 5 (or such other Business Day as soon as practicable thereafter as the Parties may otherwise agree) (the "Effective Date"). On the Effective Date, the Parties shall take the following steps in the order specified:

     (a)   the Purchase shall be completed;

     (b) Kinross shall file the Articles of Amendment with the Director under the Business Corporations Act (Ontario) to give effect to the Kinross Share Consolidation, if the Kinross Share Consolidation has been approved;

     (c) Kinross shall cause Kinross Subco to file the Articles of Arrangement with the Director under the CBCA to give effect to the Arrangement; and

     (d) the resolution of the shareholders of Kinross electing a new Board of Directors shall be come effective.

                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1 REPRESENTATIONS AS TO BOARD APPROVALS

     Each Party represents and warrants to the other Parties that:

     (a) the special committee or independent committee, if any, formed by the Board of Directors of such Party to consider the participation by such Party in the Combination has recommended that such Board of Directors approve such participation in the Combination on the basis contemplated herein and has further recommended that such Board of Directors recommend to the shareholders of such Party that they approve its participation in the Combination on such basis;

     (b)   its Board of Directors has determined that:

        (i) the Combination is fair to its shareholders and is in the best interests of such Party; and

        (ii) it will recommend to the shareholders of such Party that they should vote in favour of the Arrangement or, in the case of Kinross, the Kinross Share Issuance (if such approval is required under applicable Laws), the Kinross Share Consolidation and the election as directors of Kinross of the persons set out in
               Schedule 4.1; and

     (c) in the case of each of TVX and Echo Bay, its special committee or Board of Directors has received an opinion from its financial advisor that as of the date of the opinion, the exchange ratio prescribed herein is fair to the shareholders of such Party from a financial point of view.

3.2 REPRESENTATION OF KINROSS AND ECHO BAY

     Each of Kinross and Echo Bay represents and warrants to the other Parties that the Kinross Lock-Up Agreement, a true copy of which has been delivered to each other Party, is in full force and effect as regards Kinross and Echo Bay, respectively, unamended.

3.3 REPRESENTATIONS OF ECHO BAY

     Echo Bay represents and warrants to the other Parties that:

     (a) the Newmont Lock-Up Agreement, a true copy of which has been delivered to each other Party, is in full force and effect as regards Echo Bay, unamended; and

     (b) the McCoy/Cove Purchase Agreement, a true copy of which has been delivered to each other Party, is in full force and effect as regards Echo Bay, unamended.

3.4 REPRESENTATIONS OF TVX

     TVX represents and warrants to the other Parties that:

     (a) the Beech Lock-Up Agreement, a true copy of which has been delivered to each other Party, is in full force and effect as regards TVX, unamended; and

     (b) TVX and Newmont (or Subsidiaries thereof) have entered into the TVX NA Purchase Agreement, a true copy of which has been delivered to each other Party, and such agreement is in full force and effect as regards TVX, unamended.

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3.5 GENERAL REPRESENTATIONS OF THE PARTIES

(1) Each of the Parties hereby represents and warrants to the other Parties that except as disclosed to the other Parties:

     (a) it has filed with the Canadian Provincial Authorities and the SEC all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 2000;

     (b) since December 31, 2000, its Public Disclosure Documents at the time filed, except to the extent that such statements have been modified or superseded by a later Public Disclosure Document, (i) did not contain any misrepresentation, as defined under applicable securities Laws and (ii) complied in all material respects with the requirements of applicable securities Laws;

     (c) none of the information supplied or to be supplied by the Party for inclusion or incorporation by reference in the Joint Information Circular will, at the date the Joint Information Circular is mailed to shareholders of Kinross, TVX and Echo Bay, contain any misrepresentation, as defined under applicable securities Laws, with respect to such Party;

     (d) it has not filed any confidential material change report since December 31, 2000, which remains confidential;

     (e) the Party has the corporate power and authority to enter into this Agreement and to execute, deliver and perform its obligations under this Agreement and this Agreement has been duly authorized, executed and delivered by the Party and constitutes a legal, valid and binding obligation of the Party enforceable against the Party in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the rights of creditors generally, the equitable power of the courts to stay proceedings before them and the execution of judgements and the qualifications that (i) equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and (ii) rights to indemnity and contribution may be limited by applicable Law;

     (f) the execution and delivery of this Agreement, the consummation by the Party of the transactions contemplated in this Agreement and compliance by the Party with the terms of this Agreement do not and will not result in any violation of the charter or by-laws or similar documents of the Party or any Subsidiary or Material Joint Venture Interest or give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with, violate or result in the breach of any term or provision of or constitute a default (or any event which with notice, or lapse of time, or both, would constitute a default) under, or require consent, approval, authorization, order or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Party or any of its Subsidiaries or Material Joint Venture Interests under:

        (i) any indenture, mortgage, loan agreement, trust deed, note or other agreement or instrument to which the Party or any Subsidiary or Material Joint Venture Interest is a party or by which the Party or any Subsidiary or Material Joint Venture Interest or any of their respective properties or businesses is bound or affected, or any franchise, license or permit,

        (ii) any existing applicable Canadian federal statute or regulation or any statute or regulation of any jurisdiction in which the Party or any Subsidiary or Material Joint Venture Interest carry on business,

        (iii) any judgement, order or decree of any Government Entity having jurisdiction over the Party or any Subsidiary or Material Joint Venture Interest or any of their properties or assets, or

        (iv) any statute, rule, or regulation applicable to the Party or any Subsidiary or Material Joint Venture Interest,

       except any consent, approval, permit, authorization, order or filing which shall have been obtained before the Effective Date and other than any such conflicts, violations, defaults, rights or liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect;

     (g) neither the Party nor any Subsidiary or Material Joint Venture Interest is in violation of any term or provision of its charter or by-laws or any agreement, franchise, licence, permit, approval, consent, judgement, decree, order, statute, rule or regulation, where the consequences of such violation would have a

        Material Adverse Effect on the assets, properties, business, results of operations, prospects or condition, financial or otherwise, of the Party and its Subsidiaries and Material Joint Venture Interest, taken as a whole; and

     (h) the consolidated financial statements of the Party (including the notes thereto) included in its Public Disclosure Documents under the requirements of applicable securities Laws present fairly its consolidated financial position, its consolidated results of operations and cash flows and surplus and the other information purported to be shown therein at the respective dates and for the respective periods to which they apply; such financial statements have been prepared in conformity with GAAP or United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Canadian Provincial Authorities and the
           SEC), as applicable, consistently applied throughout the periods involved (except as may be indicated in the notes thereto), and all adjustments necessary for a fair presentation of the results for such periods have been made (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(2) Each of the Parties hereby represents and warrants to the other Parties that neither the Party nor any Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the share exchange effected by the Parties pursuant to the Arrangement from qualifying for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code.

(3) Kinross represents and warrants to the other Parties that it is not a "non-Canadian" within the meaning of the Investment Canada Act (Canada) and that no application for review and no notification under the Investment Canada Act (Canada) is required in connection with the Combination.

(4) Each of the Parties acknowledges that each of the other Parties is relying upon the representations and warranties of such Party in this Agreement in connection with entering into this Agreement and participating in the Combination.

(5) Each of TVX and Echo Bay acknowledges that the prospectus to be prepared and filed with securities regulatory authorities in connection with the Kinross Financing is required to include certain information about each of TVX and Echo Bay and that this information will be derived from, or included in the prospectus by incorporation by reference of, certain Public Disclosure Documents of those Parties. Each of TVX and Echo Bay acknowledges that Kinross is relying upon the representation and warranty of each of TVX and Echo Bay in subsection (1) in connection with the disclosure made or incorporated into the prospectus concerning each of TVX and Echo Bay. Each of the Parties acknowledges that its legal counsel may be requested to provide the underwriters of the Kinross Financing with comfort that the prospectus prepared in connection with the Kinross Financing does not offend the prohibition in Rule 10b-5 of the United States Securities Exchange Act of 1934, as amended.

3.6 INVESTIGATION

     Any investigation by a Party and its advisors shall not mitigate, diminish or affect the representations and warranties given to such Party by the other Parties pursuant to this Agreement.

3.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of each of the Parties contained in this Agreement shall not survive the completion of the Combination and shall expire and be terminated and extinguished at the Effective Date.

                                   ARTICLE 4
                                   COVENANTS

4.1 KINROSS BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFER

     The Parties agree that it is their intention that the Chairman and the other members of the Board of Directors, and the Chief Executive Officer, of Kinross as of and immediately after the Effective Date shall be the individuals named in Schedule 4.1. Kinross covenants and agrees that at the Kinross Meeting the holders of the Kinross Common Shares will be requested to consider and, if thought fit, to elect as directors of Kinross the individuals named in Schedule
4.1 to hold office from and after the Effective Date until their successors have been duly elected or appointed.

4.2 CONSULTATION

     Subject to Section 4.8(c), the Parties agree to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Combination and in making any filings with any Governmental Entity, including any filing with any securities administrator or stock exchange with respect thereto. Each Party shall use reasonable commercial efforts to provide the other Parties with an opportunity to review and comment on all such press releases and filings prior to the release thereof.

4.3 MUTUAL COVENANTS

     Each of the Parties covenants and agrees, to the extent it is within its control (including, without limitation, in respect of any of its Material Joint Venture Interests in each case only to the extent that such Party has the power to do so with respect to each such Material Joint Venture Interest), that, except (i) as disclosed by the Party, or (ii) with the prior written consent of the other Parties, which consent shall not be unreasonably withheld, or (iii) as contemplated in this Agreement or the Combination or in connection with effecting any Pre-Combination Steps, the Kinross Financing, or the Kinross Placer Joint Venture, until the Effective Date or the day upon which this Agreement is terminated pursuant to Article 8, whichever is earlier:

     (a) it shall, and shall cause each of its Subsidiaries and Material Joint Venture Interests to, conduct its and their respective businesses only in, and not take any action except in, the usual, ordinary and regular course of business and consistent with past practice;

     (b) except as may be required to give effect to any court order or arbitral award, it shall not directly or indirectly do or permit to occur any of the following:

        (i) issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber (or permit any of its Material Subsidiaries or Material Joint Venture Interests to issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber):

            1. any shares of or units in, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of or units in it or any of its Material Subsidiaries or Material Joint Venture Interests, other than pursuant to the exercise of stock options, warrants or conversion or exchange rights attaching to securities which are currently outstanding (including for greater certainty the Kinross 5.5% Convertible Unsecured Subordinated Debentures issued December 5, 1996) or under existing share issuance or grant plans or stock options issued consistent with past practices and share issuances in respect thereof; or

            2. except in the usual, ordinary and regular course of business and consistent with past practice, any Material assets of it or any of its Material Subsidiaries or Material Joint Venture Interests;

        (ii) except for the TVX Share Consolidation, amend or propose to amend its articles or by-laws or those (or the equivalent charter documents) of any of its Material Subsidiaries or the joint venture, partnership, management, operating or similar agreements or similar documents in respect of any of its Material Joint Venture Interests;

        (iii) except for the TVX Share Consolidation, split, combine or reclassify any of its outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to its shares (other than dividends or distributions made by a wholly-owned Subsidiary to a Party or to a wholly-owned Subsidiary of that Party or regular quarterly dividends in respect of its common shares, in amounts consistent with past practice, and, in the case of Kinross, dividends provided for pursuant to the provisions of its preferred shares);

        (iv) redeem, purchase or offer to purchase, or permit any of its Subsidiaries to redeem, purchase or offer to purchase, any shares or other securities of it or any of its Material Subsidiaries, unless otherwise required by the terms of such securities as in effect on the date hereof; provided however that Kinross shall not be precluded from redeeming its 5.5% Convertible Unsecured Subordinated Debentures issued December 5, 1996;

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

        (v) except for internal reorganizations, amalgamations or mergers involving it and/or any of its direct or indirect wholly-owned Subsidiaries, reorganize, amalgamate or merge it or any of its Material Subsidiaries with any other Person;

        (vi) acquire or agree to acquire any Person, or acquire or agree to acquire any assets, which in each case are individually or in the aggregate Material, or permit any of its Subsidiaries or Material Joint Venture Interests to do any of the foregoing;

        (vii) (1) satisfy or settle any claims or liabilities which are individually or in the aggregate Material, except such as have been reserved against in its most recent audited annual consolidated financial statements delivered to the other Parties;
              (2) relinquish any contractual rights which are individually or in the aggregate Material; (3) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments which individually or in the aggregate are Material; or (4) permit any of its Subsidiaries or Material Joint Venture Interests to do any of the foregoing; or

        (viii) except for the purpose of the renewal of or the replacement of existing credit facilities, incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any amount of debt securities, in each case which are individually or in the aggregate Material, or permit any of its Subsidiaries or Material Joint Venture Interests to do any of the foregoing;

     (c) it shall not, and shall cause each of its Material Subsidiaries and Material Joint Venture Interests to not:

        (i) except in the usual, ordinary and regular course of business and consistent with past practice or as required pursuant to existing Benefit Plans, enter into or modify any such Benefit Plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred or other compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its directors, officers, employees, consultants, contractors or agents; and

        (ii) except as set forth in the capital budgets of the Party or its Material Subsidiaries or Material Joint Venture Interests that have been approved by such Party's Board of Directors, or where such Board of Directors determines, acting reasonably and after giving appropriate consideration to the effect on the other Parties hereto and on the transactions contemplated hereby, that it is in the best interests and necessary course of business of such Party and its Material Subsidiaries and Material Joint Venture Interests, taken as a whole, that it so reallocate or incur or commit to such capital expenditures without obtaining the written consent of the other Parties, reallocate capital expenditures among categories within such budgets, or incur or commit to capital expenditures, prior to the Effective Date, individually or in the aggregate exceeding U.S.$10,000,000;

     (d) it shall use its reasonable commercial efforts to cause its current insurance policies and those of its Material Subsidiaries and Material Joint Venture Interests, including directors' and officers' insurance or re-insurance policies, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or premiums consistent with then current industry premium experience are in full force and effect; provided that nothing in this Section shall limit:

        (i) the Parties' ability to purchase and maintain six year run-off directors' and officers' insurance for the benefit of its directors and officers and those of its Subsidiaries or Material Joint Venture Interests; and

        (ii)   Kinross' obligations pursuant to Section 4.9(2)(b);

     (e)   it shall:

        (i) use its reasonable commercial efforts, and cause each of its Material Subsidiaries and Material Joint Venture Interests to use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain existing relationships with suppliers, consultants, joint venture participants, partners, professional advisors, agents, distributors, customers, Governmental Entities and others having business relationships with it, its Material Subsidiaries and its Material Joint Venture Interests;

        (ii) not take any action, or permit any of its Subsidiaries or Material Joint Venture Interests to take any action, that would or reasonably may be expected to render (1) any representation or warranty made by it in this Agreement that is qualified as to materiality untrue or (2) any of such representations and warranties that are not so qualified untrue in any Material respect; and

        (iii) to the extent it has knowledge thereof, promptly notify the other Parties of (1) any Material Adverse Change, or any change which could reasonably be expected to become a Material Adverse Change, and (2) any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) which are Material;

     (f) it shall not, and shall cause each of its Subsidiaries and Material Joint Venture Interests not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Combination prior to the Effective Date;

     (g) except in the usual, ordinary and regular course of business and consistent with past practice, or except as required by applicable Laws, it shall not, and shall cause each of its Subsidiaries and Material Joint Venture Interests not to, enter into or modify any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would be Material to that Party or would have a Material Adverse Effect;

     (h) it shall not, and shall not permit any of its Subsidiaries or Material Joint Venture Interests to, take any action, or permit any action to be taken on its behalf, and it shall, and shall cause its Subsidiaries or Material Joint Venture Interests to, refrain from taking any action which, in either case, if taken, would be inconsistent with this Agreement or which would interfere with or be inconsistent with or would reasonably be expected to significantly impede the completion of the Combination or any of the transactions contemplated hereby;

     (i) to the extent it has knowledge thereof, it shall, in all Material respects, conduct itself so as to keep the other Parties fully informed as to the Material decisions or actions made or required to be made with respect to the operation of its business and that of its Material Subsidiaries and Material Joint Venture Interests, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not reasonably be obtained and provided further that no such disclosure is required in respect to competitively sensitive information relating to properties, areas or projects where the Parties are competitors;

     (j) it shall cause its nominees on the board of directors or management or operating committee of each Material Joint Venture Interest, subject to fulfilment of the fiduciary duties to which any such nominee is subject, applicable Law and any existing contractual obligations, to perform such acts and to do such other things consistent with the foregoing as if they applied to the Material Joint Venture Interest;

     (k) it shall use its reasonable commercial efforts to conduct its affairs and those of its Material Subsidiaries and Material Joint Venture Interests so that all of its representations and warranties contained herein shall be true and correct in all Material respects on and as of the Effective Date as if made thereon (except to the extent that any such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or except for any failures or breaches of representations and warranties which individually or in the aggregate would not have a Material Adverse Effect on the Party or materially impede the completion of the Combination or the other transactions contemplated hereby); and

     (l) it shall not make any change to existing accounting practices, except as the regular, independent auditors advise in writing are required by applicable Laws, GAAP or United States generally accepted accounting principles, as applicable, or write up, down or off the book value of any assets in an amount that in the aggregate would exceed $1,000,000, except where required for compliance with GAAP or United States generally accepted accounting principles, as applicable.

     Notwithstanding the foregoing provisions of Sections 4.3(b)(vi) and (vii) and Section 4.3(c)(ii), where a Party is obliged to approve a budget, operating plan or other business plan (or an amendment thereto) for a Material Joint Venture Interest in circumstances where it is subject to confidentiality obligations which preclude it from disclosing the subject matter of such budget or plan (or amendment) to the other Parties and where it is therefore effectively precluded from seeking the consent of the other Parties thereto, such Party shall be entitled to give or refrain from giving such approval without obtaining the prior written consent of the other Parties as long as it has concluded, acting reasonably, that the approval given by it is in the best interests of such Material Joint Venture Interest.

4.4 MUTUAL COVENANTS REGARDING NON-SOLICITATION

(1) No Party shall, or shall permit any of its Subsidiaries or Material Joint Venture Interests (to the extent that such Party has the power to do so with respect to its Material Joint Venture Interests) to, directly or indirectly, through any officer, director, employee, advisor, representative or agent, solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of an Acquisition Proposal; provided, however, that nothing contained in this Section or the other provisions of this Agreement shall prevent the Board of Directors of any Party which receives an unsolicited bona fide Acquisition Proposal in respect of that Party, from considering, negotiating, approving or recommending to its shareholders an Acquisition
     Proposal:

     (a) in respect of which any required financing has been demonstrated to the satisfaction of the Board of Directors of the Party subject to the Acquisition Proposal, acting in good faith, to be reasonably likely to be obtained;

     (b) which is not subject to a due diligence access condition which allows access to the books, records and personnel of the Party subject to the Acquisition Proposal or any of its Material Subsidiaries or Material Joint Venture Interests or their representatives beyond 5:00 p.m. (Eastern Time) on the tenth Business Day after which access is afforded to the Person making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such Person to continue to review information properly provided to such Person);

     (c) in respect of which the Board of Directors of the Party subject to the Acquisition Proposal receives an opinion of counsel, that is reflected in the minutes of such Board of Directors, that it is required to consider the Acquisition Proposal in order to discharge properly its fiduciary duties; and

     (d) which the Board of Directors of the Party subject to the Acquisition Proposal determines in good faith, after consultation with its financial advisors, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction (1) more favourable to its shareholders than the Combination, (2) having consideration with a value greater than the value of the consideration provided by the Combination, and (3) is reasonably capable of being completed within a reasonable period of time (any such Acquisition Proposal being referred to herein as a "Superior Proposal").

(2)  Subject to the ability of the Party to carry on business in accordance with
     Section 4.3, each Party shall immediately cease and cause to be terminated any existing discussions or negotiations with any party (other than the other Parties) with respect to any potential Acquisition Proposal. Each Party agrees not to release any third party from any confidentiality agreement to which such third party is a party. Each Party further agrees not to waive the operation of, or release any third party from, any standstill agreement or provision to which such third party is a party unless concurrently therewith such third party makes a Superior Proposal. Each Party shall immediately request the return or destruction of all information provided to any third party which, at any time since January 1, 2001, has entered into a confidentiality agreement with such Party relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

(3) Each Party shall promptly notify the other Parties orally and in writing of any Acquisition Proposal of which a director or officer of the Party or a Material Subsidiary hereafter becomes aware, or any amendment to the foregoing, or any request for non-public information relating to a Party or any of its Material Subsidiaries or Material Joint Venture Interests, as the case may be, in connection with such an Acquisition Proposal or for access to the properties, books or records of such Party or any Material Subsidiary or Material Joint Venture Interests, by any Person that informs such Party or such Material Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such written notice shall include a copy of any such written Acquisition Proposal and all amendments thereto.

(4) If any Party receives a request for material non-public information from a Person who makes a bona fide Acquisition Proposal and the Board of Directors of such Party determines that such proposal, if consummated, would be a Superior Proposal pursuant to subsection (1), assuming the satisfactory outcome of a due diligence condition which conforms to clause
     (1)(b), then, and only in such case, the Board of Directors of such Party may, subject to the execution by such Person of a confidentiality agreement containing standstill provisions substantially the same as those contained in the Confidentiality Agreement, provide such Person with access in accordance with subsection (1) to information regarding such Party, acting reasonably; provided, however, that the Person making the Acquisition Proposal shall not be precluded thereunder from making the Acquisition Proposal, and provided further that such Party sends a copy of any such confidentiality agreement to each other Party immediately upon its execution and each other Party is immediately provided with a list and, upon request, copies of all information provided to such Person not previously provided to such other Party and is immediately provided with access to information similar to that which was provided to such Person.

(5) Each Party shall ensure that its officers, directors and employees and those of its Material Subsidiaries and any financial, legal or other advisors or representatives retained by each Party are aware of the provisions of this Section, and such Party shall be responsible for any breach of this Section by its financial, legal or other advisors or representatives.

4.5 NOTICE OF SUPERIOR PROPOSAL DETERMINATION

(1) No Party shall accept, approve, recommend or enter into any agreement, arrangement or understanding to implement a Superior Proposal (other than a confidentiality agreement) without:

     (a)   complying fully with the provisions of Section 4.4;

     (b) providing to each other Party (i) written notice that the Board of Directors of such Party has determined that it has received and is prepared to accept a Superior Proposal, and (ii) a copy of any agreement in respect of such Superior Proposal as executed by the Person making the Superior Proposal, in each case as soon as possible but in any event not less than five Business Days prior to acceptance of the Superior Proposal by the Board of Directors of such Party;

     (c) if such five Business Day period would not terminate on or before the date fixed for such Party's Meeting, such Party shall either adjourn its Meeting to a date that is not less than two nor more than five Business Days after the expiration of the five Business Day period or obtain the waiver of each of the other Parties of the obligation to do so;

     (d) providing each other Party with an opportunity (but not the obligation), before the expiration of such five Business Day period, to propose to amend this Agreement to provide for consideration having a value and financial and other terms equivalent to or more favourable to the shareholders of such Party than those contained in such Superior Proposal with the result that the Superior Proposal would cease to be a Superior Proposal; and

     (e)   terminating this Agreement pursuant to Section 8.1(e).

(2) In the event that the other Parties agree to amend this Agreement in the manner described in clause (d), but otherwise on terms substantially the same as the terms of this Agreement, the Board of Directors of such Party shall consider the terms of the amendment, and if it concludes the Superior Proposal is no longer a Superior Proposal such Party shall not implement the proposed Superior Proposal and may not terminate this Agreement pursuant to Section 8.1(e), and shall agree to the amendments to this Agreement.

(3) In the event that the other Parties do not agree to amend this Agreement as contemplated by subsection (2) and immediately prior to the termination of this Agreement such Superior Proposal constitutes a Superior Proposal in comparison with the terms hereof or of any proposal made by the Parties to amend this Agreement, such Party may terminate this Agreement in accordance with Section 8.1(e) and thereafter may enter into an agreement in order to implement the Superior Proposal.

(4) The provision of information by one Party to another Party or other Parties hereunder shall be "Proprietary Information" as defined in, and shall be governed by and subject to the terms and conditions of, the provisions of the Confidentiality Agreement.

4.6  ACCESS TO INFORMATION AND CONFIDENTIALITY

     Subject to the provisions of the Confidentiality Agreement and applicable Laws and subject to obtaining any required third party consents, upon reasonable notice, each Party shall (and shall cause each of its Subsidiaries to) afford the other Parties' officers, employees, legal counsel, financial advisors, accountants and other authorized representatives and advisors access, during normal business hours from the date hereof and until the earlier of the Effective Date and the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and during such period each Party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other Parties all material filings with Governmental Entities and all material information concerning its business, properties and personnel as the other Parties may reasonably request. Each Party acknowledges and agrees that all information furnished pursuant to the provisions of this Section shall be "Proprietary Information" as defined in, and shall be subject to, the provisions of the Confidentiality Agreement.

4.7 MUTUAL STANDSTILL PROVISIONS

     Except as contemplated by this Agreement, prior to the Effective Date, no Party will, or will permit any of its Subsidiaries to:

     (a) acquire, directly or indirectly, by purchase or otherwise, any voting securities or securities convertible into or exchangeable for voting securities, or direct or indirect rights or options to acquire any voting securities, of another Party hereto;

     (b) make, or in any way participate, directly or indirectly, in any solicitation of proxies to vote, or seek to advise or influence any other Person or entity with respect to the voting of, any voting securities of another Party hereto;

     (c) otherwise act, either alone or jointly or in concert with any other Person, to seek to control the management, Board of Directors or policies of another Party hereto; or

     (d) discuss with any other Person any proposal with respect to another Party hereto, that involves or would involve any of the foregoing;

without that other Party's prior express written consent. A Party's (the "first mentioned Party") obligations with respect to another Party to this Agreement (the "second mentioned Party") under the provisions of this Section shall terminate immediately upon the earliest of:

(1)  12 months from the date on which this Agreement is first executed;

(2)  the date on which the Board of Directors of the second mentioned Party

     (i) has withdrawn or changed any of its recommendations or determinations referred to in Section 3.1 in a manner materially adverse to the other Parties or which would materially impede the completion of the Combination or shall have resolved to do so for any reason other than:

        (a) a breach by the first mentioned Party of any of its representations, warranties or covenants herein contained in any Material respect or the occurrence of a Material Adverse Change with respect to the first mentioned Party; or

        (b) a withdrawal or change resulting solely because the financial advisor to such Party has withdrawn or adversely amended its opinion referred to in Section 3.1(c);

     (ii)   has agreed to a Superior Proposal with a third party; or

     (iii)  has agreed to support such a transaction; and

(3) the date on which a bona fide Acquisition Proposal is publicly announced, proposed, offered or made to the shareholders of the second mentioned Party.

For greater certainty, the entering into by Kinross and Echo Bay of the Kinross Lock-Up Agreement, the entering into by Echo Bay of the Newmont Lock-Up Agreement and the McCoy/Cove Purchase Agreement, the entering into by TVX of the Beech Lock-Up Agreement and the TVX NA Purchase Agreement, the exercise by TVX of its rights pursuant to the TVX NA Joint Venture Agreements, the transactions contemplated hereby and the participation by each of the Parties in the solicitation of proxies in respect of any of the Meetings in favour of the Combination is expressly agreed to by each of the Parties.

4.8 COVENANTS IN RESPECT OF THE COMBINATION

     Each Party covenants and agrees that, except as otherwise contemplated in this Agreement, until the earlier of the Effective Date and the date upon which this Agreement is terminated, it will:

     (a) in a timely and expeditious manner, take all necessary actions in order to enable it to participate in the Combination and use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 5 to the extent the same are within its control; take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Combination, including using its commercially reasonable efforts to:

        (i) obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, joint venture agreements, partnership agreements, leases, licences and other contracts;

        (ii) make or co-operate as necessary in the making of all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and obtain all necessary consents, approvals and authorizations as are required to be obtained by it under any applicable Laws including the Regulatory Approvals;

        (iii) effect all necessary registrations, filings, applications and submissions of information requested by Governmental Entities required to be effected by it in connection with the Combination and, if necessary, participate and appear in any proceedings of any Party before or by any Governmental Entity;

        (iv) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby or by the Combination; and

        (v) co-operate with each of the other Parties in connection with the performance by it of its obligations hereunder; and

        (vi) cause the share exchange effected by the Parties pursuant to the Arrangement to qualify as one or more reorganizations described in
              Section 368(a) of the U.S. Tax Code and not take actions or cause actions to be taken that could reasonably be expected to disqualify the share exchange effected by the Party pursuant to the Arrangement as a reorganization under the provisions of
              Section 368(a) of the U.S. Tax Code;

     (b) in the case of Kinross, cause the organization of Kinross Subco and subscribe for common shares in the capital of Kinross Subco, which shares shall be the sole issued and outstanding shares in the capital of Kinross Subco from the date of issue to the Effective Date;

     (c) issue jointly with the other Parties the Announcement Press Release as soon as practicable, which release is in a form acceptable to all Parties, and file a copy of the Announcement Press Release, a material change report and any other documents with applicable regulatory authorities as required;

     (d) in the case of Kinross, cause Kinross Subco to notify the Director under the CBCA of and apply for the Interim Order and in the case of each of TVX and Echo Bay, join in such application;

     (e) assist and co-operate in the preparation and filing with all applicable securities commissions or similar securities regulatory authorities of Canada and the United States of all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the applicable securities Laws of Canada and any province or territory thereof and the United States and any state thereof for the calling of the Meetings, the Kinross Financing, the issue by Kinross of Kinross Shares in exchange for the Kinross Common Shares (if applicable), the TVX Common Shares and the Echo Bay Common Shares pursuant to the Combination and the resale of such Kinross Shares (other than by control Persons and subject to requirements of general application);

     (f)   in a timely and expeditious manner:

        (i) prepare, in consultation with the other Parties, and file the Joint Information Circular with respect to the Meetings in all jurisdictions where the same is required to be filed and mail the same in accordance with the requirements of all applicable Laws and as specified by the Interim Order, in all jurisdictions where the same is required, complying in all material respects with all applicable Laws in effect on the date of mailing thereof and not containing any misrepresentation, as defined under such applicable Laws, with respect to such Party, its Material Subsidiaries and its Material Joint Venture Interests, taken as a whole;

        (ii)   convene its Meeting;

        (iii) provide notice to each of the other Parties of its Meeting and allow representatives of the other Parties to attend its Meeting; and

        (iv) hold and conduct its Meeting in accordance with the articles and by-laws of the Party and any instrument governing such Meeting, as applicable, and as otherwise required by applicable Laws and as specified by the Interim Order;

     (g) in a timely and expeditious manner, prepare, in consultation with the other Parties, and file any amendments or supplements to the Joint Information Circular with respect to the Meetings which are mutually agreed or otherwise required by applicable Laws in all jurisdictions where the same are required to be filed and mail the same in accordance with the requirements of all applicable Laws and as specified by the Interim Order, complying in all material respects with all applicable Laws in effect on the date of mailing thereof;

     (h) in the case of Kinross, in a timely and expeditious manner, take all steps necessary or advisable in order to obtain the listing on The Toronto Stock Exchange and on the American Stock Exchange, and to use its best efforts to obtain the listing of the Kinross Shares on the New York Stock Exchange, of the Kinross Shares issued or to be issued on or in respect of the completion of the Combination;

     (i) except for executed forms of proxy and other non-substantive communications, furnish promptly to the other Parties a copy of each notice, report, schedule or other document or communication delivered, filed or received by, to, with or from (as applicable) the Party under applicable Laws or otherwise, and any reports of dealings with, regulatory agencies or other Governmental Entities, in connection with the Combination or any of the transactions contemplated hereby;

     (j) in the case of Kinross, subject to the approval of the Arrangement in accordance with the provisions of the Interim Order at the TVX Meeting and at the Echo Bay Meeting, cause Kinross Subco to forthwith proceed with and diligently prosecute an application for the Final Order and in the case of TVX and Echo Bay, join in such application;

     (k) in the case of Kinross, subject to the approval of the Kinross Share Consolidation at the Kinross Meeting, file the Articles of Amendment with the Director under the Business Corporations Act (Ontario);

     (l) in the case of Kinross, cause Kinross Subco forthwith to carry out the terms of the Interim Order and the Final Order and, subject to the receipt of the Final Order and the satisfaction of any applicable conditions precedent, cause Kinross Subco to file the Articles of Arrangement with the Director under the CBCA in order for the Arrangement to become effective;

     (m) in the case of TVX and Echo Bay, carry out the terms of the Interim Order and the Final Order and, subject to the receipt of the Final Order and the satisfaction of any applicable conditions precedent, join with

        Kinross Subco in the filing of the Articles of Arrangement with the Director under the CBCA in order for the Arrangement to become effective;

     (n)   in the case of Kinross and TVX, cause the Purchase to be completed;
           and

     (o) in the case of Kinross, as soon as practicable after the Effective Date, provide or cause to be provided certificates representing the appropriate number of Kinross Shares to the former holders of the Kinross Common Shares (if the Kinross Share Consolidation is approved) and to the former holders of the Echo Bay Common Shares and of the TVX Common Shares. Fractions of Kinross Shares shall not be issued, but in lieu thereof Kinross shall pay to each Person who would otherwise receive fractional Kinross Shares an amount determined by reference to the volume weighted average price of Kinross Shares on The Toronto Stock Exchange on the first five trading days on which such shares trade on such exchange following the Effective Date.

4.9 FURTHER COVENANTS OF KINROSS

(1) Kinross covenants and agrees that, on the date of the filing of the Joint Information Circular with the SEC and on the Effective Date, it shall execute and deliver a customary letter of representation to each of Echo Bay and TVX in form and substance satisfactory to Echo Bay and to TVX, respectively, acting reasonably, which representation letters may be provided by Echo Bay and TVX to their respective U.S. counsel in connection with the opinions being requested of such counsel to the effect that the share exchange effected by Kinross with the shareholders of each of Echo Bay and TVX pursuant to the Arrangement will not cause recognition of income or gain by Echo Bay or the U.S. shareholders of Echo Bay or by TVX or the U.S. shareholders of TVX, as the case may be.

(2) Kinross covenants and agrees that, as of the Effective Date and following the completion of the Combination:

     (a) it shall have and maintain in force directors' and officers' insurance or reinsurance policies in respect of the directors and officers of Kinross and its Subsidiaries providing coverage substantially similar in all material respects to the coverage provided by the directors' and officers' insurance or reinsurance policies maintained by Kinross;

     (b) except to the extent that the Parties have purchased such insurance, and to the extent possible, it shall have and maintain six year run-off directors' and officers' insurance policies for the benefit of each individual who ceases to be a director or officer of a Party or a Subsidiary or a Material Joint Venture Interest by reason of or on the implementation of the Combination; and

     (c) it shall execute a supplemental indenture by which it assumes Echo Bay's due and punctual performance and observance of each covenant and condition of the Warrant Indenture in accordance with its terms and shall take all corporate action necessary to reserve for issuance a sufficient number of Kinross Shares for delivery upon exercise of the warrants referred to therein.

4.10 FURTHER COVENANTS OF KINROSS, ECHO BAY AND TVX

     Each of Kinross, in respect of the Kinross Lock-Up Agreement, Echo Bay, in respect of the Kinross Lock-Up Agreement, the McCoy/Cove Purchase Agreement and the Newmont Lock-Up Agreement and TVX, in respect of the Beech Lock-Up Agreement and the TVX NA Purchase Agreement, covenants and agrees with the other Parties that it will not amend or permit the amendment of the terms of the relevant agreement and it will enforce and not vary or waive any of the terms of the relevant agreement without, in each case, the prior written consent of the other Parties.

4.11 STOCK OPTIONS

(1) As soon as practicable following the date of this Agreement, the Board of Directors of TVX and the Board of Directors of Echo Bay, as applicable (or, if appropriate, any committee administering the option plans of TVX or Echo Bay, as applicable), shall adopt such resolutions or take such other actions (including, without limitation, amending such plans by resolution or court order) as may be required to effect the following:

     (a) adjust the terms of all outstanding stock options granted by TVX and Echo Bay, as applicable, and the terms of the stock option plans of TVX and Echo Bay, as applicable, to provide that, at the Combination, each stock option granted by TVX or Echo Bay, as applicable, outstanding immediately prior to the Combination shall be deemed to constitute an option to acquire, on substantially identical terms and conditions as were applicable under such stock option, the same number of Kinross Shares as the holder of such stock option would have been entitled to receive pursuant to the Combination had such holder exercised such stock option in full immediately prior to the Combination, at a price per share equal to (i) the aggregate exercise price for the TVX Common Shares or Echo Bay Common Shares, as applicable, otherwise purchasable pursuant to such stock option divided by (ii) the number of Kinross Shares deemed purchasable pursuant to such stock option; and

     (b) make such other changes to the stock option plans of TVX and Echo Bay, as applicable, and stock options awarded thereunder, as applicable, as they deem appropriate to give effect to the Combination.

(2) On the Effective Date, subject to obtaining any shareholder approval required by applicable Laws for the Kinross Share Issuance described in paragraph (b) of that definition, Kinross shall be deemed to assume, and shall thereafter comply with the terms of, the stock option plans of TVX and Echo Bay. As soon as practicable after the Combination, Kinross shall deliver to the holders of stock options issued by TVX or Echo Bay, as applicable, appropriate notices setting forth such holders' rights pursuant to the respective stock option plans, and the agreements evidencing the grants of such stock options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Combination). Kinross shall recognize service with TVX or Echo Bay, as the case may be, or their respective Subsidiaries for all purposes of the stock options and stock option plans assumed in accordance with this Section.

(3) Kinross shall take all corporate action necessary, including seeking any required shareholder approval required by applicable Laws for the Kinross Share Issuance described in paragraph (b) of that definition, to reserve for issuance a sufficient number of Kinross Shares for delivery upon exercise of the stock options issued by TVX or Echo Bay, as applicable, assumed in accordance with this Section.

(4) Kinross shall prepare and file with the Canadian Provincial Authorities, the SEC and the stock exchanges on which the Kinross Shares are listed, all necessary reports, applications, registration statements, prospectuses or other documents required in order to permit the issuance of Kinross Shares upon exercise of stock options issued by TVX or Echo Bay and the free and unrestricted transferability of such Kinross Shares after such issuance.

4.12 EMPLOYEE MATTERS

(1) For a period of one year after the Effective Date, Kinross shall, or shall cause its Subsidiaries to, provide benefits to those persons who are employees of Echo Bay and its Subsidiaries ("Echo Bay Employees") and those persons who are employees of TVX, the TVX NA Joint Venture and TVX's Subsidiaries ("TVX Employees") immediately prior to the Combination and who continue to be employees of Kinross, TVX, Echo Bay or their Subsidiaries or Material Joint Venture Interests following the Effective Date (a) that are comparable in the aggregate to those provided to such employees under the Benefit Plans of Echo Bay and its Subsidiaries (other than benefits providing for the issuance of Echo Bay Common Shares or based on the value of Echo Bay Common Shares) ("Echo Bay Benefit Plans") and the Benefit Plans of TVX and its Subsidiaries (other than benefits providing for the issuance of TVX Common Shares or based on the value of TVX Common Shares) ("TVX Benefit Plans"), as applicable, at the benefit levels in effect as of the date of this Agreement and (b) with respect to Benefit Plans providing for the issuance of Kinross Shares or that are based on the value of Kinross Shares, that are comparable in the aggregate to those provided to similarly situated employees of Kinross and its Subsidiaries.

(2) For a period of one year after the Effective Date (or for the length of time required by an applicable individual agreement in effect as of the date of this Agreement, if different), Kinross shall, and shall cause its Subsidiaries to, honour in accordance with their respective terms (as in effect on the date of this Agreement) all TVX and Echo Bay employment, severance, change of control and termination agreements, plans and policies which have been disclosed to Kinross.

(3) With respect to any Benefit Plan maintained by Kinross or any of its Subsidiaries (including any severance plan or policy), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with Echo Bay or any of its Subsidiaries or TVX or any of its Subsidiaries, as applicable (or any predecessor employer of an employee of Echo Bay or any of its Subsidiaries or TVX or any of its Subsidiaries, as applicable, to the extent service with such predecessor employer is recognized by Echo Bay or its applicable Subsidiary or TVX or its applicable Subsidiary) prior to the Combination shall be treated as service with Kinross or its Subsidiaries; provided however that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(4) For purposes of each Benefit Plan of Kinross or its Subsidiaries, Kinross and its Subsidiaries shall use all reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for Echo Bay Employees and TVX Employees and their covered dependents (other than pre-existing condition exclusions or waiting periods that are already in effect with respect to such employees and dependents under the Echo Bay Benefit Plans or the TVX Benefit Plans, as applicable, and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of Kinross and its Subsidiaries). Kinross and its Subsidiaries shall give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Combination occurs (or the year in which Echo Bay Employees or TVX Employees, as applicable, and their dependents commence participation in the benefit plans of Kinross and its Subsidiaries, if later) as if there had been a single continuous employer.

(5)  Notwithstanding the foregoing, the provisions of subsections (1) through
     (3) shall not apply to TVX Employees or Echo Bay Employees who are members of a labour union or other similar bargaining unit or are parties to or the beneficiaries of a collective agreement with respect to their employment or who have organized to be covered by any such labour union or other similar bargaining unit or collective agreement.

4.13 MERGER OF COVENANTS

     Except as to the contrary expressly required by the terms thereof, the covenants set out in this Agreement shall not survive the completion of the Combination, and shall expire and be terminated without recourse between the Parties upon such completion.

                                   ARTICLE 5
                                   CONDITIONS

5.1 MUTUAL CONDITIONS

     The obligations of the Parties to complete the transactions contemplated hereby are subject to the fulfilment or waiver of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

     (a) the Interim Order shall have been granted in form and substance acceptable to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to any of the Parties, acting reasonably, on appeal or otherwise;

     (b) the holders of the Kinross Common Shares shall have approved, if and as required by applicable Laws, the Kinross Share Issuance and the election as directors of Kinross as of the Effective Date the individuals named in Schedule 4.1 or such other individuals acceptable to TVX and Echo Bay in their discretion;

     (c) the Arrangement shall have received the approval of the shareholders of each of TVX and Echo Bay required by applicable Laws;

     (d)   the Purchase shall have been completed;

     (e) the Final Order shall have been granted in form and substance acceptable to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to any of the Parties, acting reasonably, on appeal or otherwise;

     (f) there shall be no proceeding of a juridical or administrative nature or otherwise, brought by or before a Governmental Entity in progress that if successful, or any Law proposed, enacted, promulgated or applied that would result in an order, ruling, judgement or decree, which:

        (i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Combination or any other material transaction contemplated hereby or in the Pre-Combination Steps; or

        (ii) results in a judgement or assessment of damages, directly or indirectly, relating to the transactions contemplated hereby which causes a Material Adverse Effect on the Party to which it applies;

     (g) all other Regulatory Approvals and approvals of any other Person, and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Combination, the failure to obtain which or the non-expiry of which would cause a Material Adverse Effect on any of the Parties or materially impede the completion of the Combination, shall have been obtained or received on terms which will not cause a Material Adverse Effect on any of the Parties or shall have occurred, and reasonably satisfactory evidence thereof shall have been delivered to each Party;

     (h)   without limiting the scope of the condition in paragraph (g), either:

        (i) the applicable waiting period under Section 123 of the Competition Act shall have expired without the Competition Commissioner (the "Competition Commissioner") appointed under the Competition Act having given notice that he intends to make an application to the Competition Tribunal for an order under Section 92 or 100 of the Competition Act in respect of the Arrangement; or

        (ii) the Competition Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the Arrangement; and

       the applicable waiting periods under the HSR Act shall have expired or been earlier terminated;

     (i) the Kinross Shares to be issued pursuant to the Combination shall have been conditionally approved for listing on The Toronto Stock Exchange and on either the American Stock Exchange or the New York Stock Exchange, as applicable, subject to the filing of required documentation; any required prospectus, registration or similar exemptions shall have been obtained; and such securities shall not be subject to resale restrictions in Canada and the United States other than in respect of control Persons and subject to requirements of general application;

     (j) rights of dissent in relation to the Arrangement by which the Combination is effected shall not have been exercised by the holders of more than 5% of the issued and outstanding shares of any Party the shareholders of which are entitled by Law or under the Plan of Arrangement to exercise such rights; and

     (k)   this Agreement shall not have been terminated pursuant to Article 8.

     The foregoing conditions are for the mutual benefit of each of the Parties and may be waived, in whole or in part, by any Party at any time, provided that no Party may waive any mutual condition on behalf of any other Party.

5.2 SEVERAL CONDITIONS

     The obligation of each Party to complete the transactions contemplated hereby is subject to the fulfilment by each of the other Parties of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

     (a) the representations and warranties made to such Party by each of the other Parties in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (except to the extent that any such representations and warranties speak as of an earlier date or except as affected by transactions contemplated or permitted by this Agreement or except for any failures or breaches of representations and warranties which in the reasonable judgement of such Party, individually or in the aggregate would not have a Material Adverse Effect on any other Party or materially impede the completion of the Combination or the other transactions contemplated hereby), and each Party shall have provided to the others a certificate of two senior officers of such Party certifying, in such capacity and not personally, such accuracy and completeness on the Effective Date;

     (b) each of the other Parties shall have complied with its covenants herein, if, in the reasonable judgement of such Party for whose benefit the covenant was given, the failure to comply with such covenants would individually or in the aggregate have a Material Adverse Effect on any other Party or materially impede the completion of the Combination or the other transactions contemplated in this Agreement, and on the Effective Date each Party shall have provided to the others a certificate of two senior officers of such Party certifying, in such capacity and not personally, that the Party has so complied with its covenants herein; and

     (c) from the date hereof up to and including the Effective Date, there shall have been no change, condition, event or occurrence which, in the reasonable judgement of such Party, has or is reasonably likely to have a

        Material Adverse Effect on any other Party, on the Combination or on the combined business that will result from the completion of the Combination.

     The foregoing conditions precedent are for the benefit of each Party and may be waived, in whole or in part, by such Party in writing at any time.

5.3 NOTICE OF BREACH

     Each Party will give prompt notice to the other Parties of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure to occur would, or would be likely to:

     (a) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Date; or

     (b) result in the failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Effective Date.

5.4 MERGER OF CONDITIONS

     The conditions set out in Sections 5.1 and 5.2 and the provisions of
Section 5.3 shall be conclusively deemed to have been satisfied, waived or released upon the filing of the Articles of Arrangement as contemplated by this Agreement.

                                   ARTICLE 6
                                   AMENDMENT

6.1 AMENDMENT

     This Agreement may, at any time and from time to time before or after the holding of the Meetings, be amended by mutual written agreement of the Parties without further notice to or authorization on the part of their respective shareholders, provided that:

     (a) notwithstanding the foregoing, the number of Kinross Shares which the holders of shares of each of the Parties shall have the right to receive or retain on the Combination may not be varied without the approval of the shareholders of each of the Parties given in the same manner as required for the approval of the Kinross Share Consolidation or the Arrangement or as may be ordered by the Court; and

     (b) any such change, waiver or modification does not invalidate any required security holder approval of the Combination.

                                   ARTICLE 7
                 AGREEMENT AS TO DAMAGES AND OTHER ARRANGEMENTS

7.1 DAMAGES

     Provided that a Party otherwise entitled to payment pursuant to this
Section is not in default of any covenant required to be performed by it hereunder in any Material respect and no representation or warranty made by such other Party is untrue in any Material respect, if at any time after the execution of this Agreement:

     (a) the Board of Directors of a Party has withdrawn or changed any of its recommendations or determinations referred to in Section 3.1 in a manner materially adverse to the other Parties or which would materially impede the completion of the Combination or shall have resolved to do so and thereafter this Agreement is terminated pursuant to Section 8.1(f); or

     (b) a bona fide Acquisition Proposal is publicly announced, proposed, offered or made, and is not withdrawn, to the shareholders of a Party or to a Party and any approval of the shareholders of such Party required by applicable Laws is not obtained for the requisite resolutions by which such Party would participate in the Combination or such requisite resolutions are not submitted for their approval, and thereafter this

           Agreement is terminated pursuant to Section 8.1 and within six months after the termination such Party approves, recommends, accepts or enters into a Change of Control Proposal or becomes a Subsidiary of a third party; or

     (c)   this Agreement is terminated by a Party pursuant to Section 8.1(e);

each of the above being a "Damages Event", then such Party (the "Defaulting Party") shall pay to the other Parties in the aggregate $28,000,000 as liquidated damages for a Damages Event; provided, however, in the case of
Section 7.1(a), that the amount of liquidated damages shall be $20,000,000 if the Damages Event is a withdrawal or change by the Board of Directors of a Party of its recommendations or determinations which occurred solely because the financial advisor to the Party has withdrawn or adversely amended its opinion referred to in Section 3.1(c), and the Defaulting Party provides written evidence to the other Parties that the withdrawal or change occurred solely for that reason. Such liquidated damages shall be payable in immediately available funds paid to an account designated by each of the other Parties within one Business Day after the occurrence of the events described above or in the situation in which the event is the failure of a Party to submit the requisite resolutions for approval, within one Business Day of the Parties other than the Defaulting Party becoming aware that the directors do not intend to submit the requisite resolutions or the requisite resolutions have not been submitted for the approval of its shareholders. The payment shall be allocated among and paid to the non-Defaulting Parties or Party in equal amounts. The maximum amount of liquidated damages payable by a Defaulting Party under this Section shall be $28,000,000. Echo Bay shall not be required to pay damages to Kinross in connection with a Damages Event in Section 7.1(b), in the event that the holders of the Echo Bay Common Shares do not approve the Arrangement solely because Kinross fails to vote its Echo Bay Common Shares in favour thereof. TVX shall still be entitled to its share of damages payable.

7.2 REIMBURSEMENT OF EXPENSES

     If the shareholders of any Party or Parties fail to approve the Combination and the Combination is not completed for any reason other than the fact that the Board of Directors of a Party has withdrawn or changed its recommendation solely because the financial advisor to the Party has withdrawn or adversely amended its opinion referred to in Section 3.1(c), then such non-approving Party or Parties shall be required to reimburse the other Parties or Party whose shareholders approved the Combination for their actual third-party expenses incurred in connection with the Combination up to a maximum of $2,500,000 payable to each approving Party. In the event that the holders of the Echo Bay Common Shares do not approve the Arrangement solely because Kinross fails to vote its Echo Bay Common Shares in favour of thereof, Echo Bay shall not be required to make any payment under this Section.

7.3 LIQUIDATED DAMAGES

     Each Party acknowledges that all of the payment amounts set out in this Article are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the Parties agree that, subject to Article 8, the payment of the amounts determined pursuant to this Article in the manner provided in respect thereof is the sole monetary remedy of the Party receiving such payment in respect of the Damages Events set out in Section 7.1. Nothing herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any acts, covenants or agreements set forth in or contemplated by this Agreement or the Confidentiality Agreement, without the necessity of posting a bond or security in connection therewith.

                                   ARTICLE 8
                                  TERMINATION

8.1 TERMINATION BY THE PARTIES

     This Agreement may be terminated at any time prior to the Effective Date:

     (a)   by the mutual written agreement of the Parties;

     (b) by a Party if any of the conditions for the benefit of that terminating Party contained in Section 5.2 is not satisfied or waived, provided that such terminating Party is not then in breach of any of its representations, warranties or covenants herein contained in any Material respect, but such right of termination may not be exercised unless the Party intending to terminate the Agreement on this basis has delivered written notice to the other Parties specifying in reasonable detail all breaches of representations, warranties and covenants or other matters which the Party delivering such notice is asserting as the basis for termination and the breach remains substantially uncured at the earlier of 30 days after the notice is given and the Initial Termination Date (or if extended pursuant to Section 8.2, the Final Termination Date);

     (c)   by any Party, if any of the conditions contained in Sections 5.1(f),
           (g) or (j) or any of the conditions for the benefit of the terminating Party contained in Section 5.2 becomes incapable of being satisfied on or before the Initial Termination Date (or if extended pursuant to Section 8.2, the Final Termination Date), provided that the terminating Party is not then in breach of any of its representations, warranties or covenants herein contained in any Material respect;

     (d) by any Party, if, upon a vote at a duly held Meeting or any adjournment or postponement thereof to obtain the approval of holders of the Kinross Common Shares, TVX Common Shares or Echo Bay Common Shares, as applicable, in favour of the participation of such Party in the Combination, the approval of the shareholders required by applicable Laws is not obtained;

     (e) by any Party, if the Board of Directors of the Party shall have accepted, approved, and concurrently with such termination, entered into an agreement, arrangement or understanding to implement a Superior Proposal in accordance with the provisions of Section 4.5, provided that the Party shall have paid to the other Parties the amounts specified in Section 7.1 and, if applicable, Section 7.2; or

     (f) if the Board of Directors of a Party (the "Changing Party") shall have withdrawn or changed its recommendations or determinations referred to in Section 3.1 in a manner materially adverse to the other Parties or which would materially impede the completion of the Combination or shall have resolved to do so, by any Party other than the Changing Party; provided, however, that the Changing Party shall be permitted to terminate this Agreement if such withdrawal or change occurred solely because the financial advisor to such Party has withdrawn or adversely amended its opinion referred to in Section 3.1(c), and the Changing Party provides written evidence to the other Parties that the withdrawal or change occurred solely for that reason.

8.2 TERMINATION AND EXTENSION OF TERMINATION DATE

     This Agreement shall terminate at 11:59 p.m. Eastern time on the Initial Termination Date if the Effective Date has not then occurred unless the Parties have, prior thereto, agreed in writing to extend the Initial Termination Date to a later date, in which case this Agreement shall be deemed to terminate at 11:59 p.m. Eastern time on such later Initial Termination Date; provided, however, that if on the Initial Termination Date the Effective Date has not occurred only because the condition set out in clause 5.1(e) has not been satisfied, then this Agreement shall remain in force and effect and shall terminate at 11:59 p.m. Eastern time on the Final Termination Date if, but only if, at 11:59 p.m. Eastern time on the Final Termination Date the Effective Date has not then occurred unless the Parties have, prior thereto, agreed in writing to extend the Final Termination Date to a later date, in which case this Agreement shall be deemed to terminate at 11:59 p.m. Eastern time on such later Final Termination Date.

8.3 EFFECT OF TERMINATION

     In the event of the termination of this Agreement in the circumstances set out in this Article, this Agreement shall forthwith become void and of no force or effect, and no Party shall have any liability or further obligation to the other Parties hereunder except with respect to the obligations set forth in
Section 4.7 and Article 7 which shall survive such termination. However, nothing contained in this Section, in Section 4.7 or in Article 7 including the payment of an amount under Article 7 shall relieve or have the effect of or result in relieving any Party in any way from liability for damages incurred or suffered by a Party as a result of a breach of this Agreement by a Party acting in bad faith intended and designed to result in the conditions precedent to the completion of this Agreement not being satisfied.

                                   ARTICLE 9
                                    GENERAL

9.1 BROKERS

     The Parties represent and warrant to each other that, except for, in the case of Kinross, CIBC World Markets Inc.; in the case of TVX, BMO Nesbitt Burns Inc.; and in the case of Echo Bay, National Bank Financial Inc.; no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Combination. Each Party has provided to the other Parties a correct and complete calculation of the fees and expenses payable to its financial advisors if the Combination occurs. Each Party agrees not to amend the terms of any of the agreements between it and its financial advisors relating to the payment of fees and expenses in respect of the Combination without the prior written approval of the other Parties.

9.2 NOTICES

     Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to any other Party shall be in writing and may be given by delivering it or sending it by facsimile transmission addressed to the Party to which the notice is to be given at its address for service or its facsimile number set out herein. Any such notice, consent, waiver, direction or other communication shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if prior to 4:00 p.m. at the place of receipt on a Business Day, or if not, on the next Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received on a day other than a Business Day or after 4:00 p.m. at the place of receipt on a Business Day in which case it shall be deemed to have been given and received on the next Business Day. Any such address for service or facsimile number may be changed by notice given as aforesaid.

     The address for service and facsimile number of each of the Parties hereto shall be as follows:

     (a)   if to Kinross:

        Kinross Gold Corporation
        52nd Floor
        Scotia Plaza
        40 King Street West
        Toronto, Ontario
           M5H 3Y2

        Attention: John W. Ivany
                Executive Vice-President
                Fax: (416) 363-6622

       with a copy, which shall not constitute notice, to:

        Blake, Cassels & Graydon LLP
        Suite 2800, Box 25
        Commerce Court West
        199 Bay Street Toronto,
        Ontario M5L 1A9

        Attention: J. David A. Jackson Fax:
                   (416) 863-2653

     (b)   if to TVX:

           TVX Gold Inc.
           Suite 1200
        220 Bay Street
        Toronto, Ontario
        M5J 2W4

        Attention: T. Sean Harvey
                Fax: (416) 366-0832

       with a copy, which shall not constitute notice, to:

        Fasken Martineau DuMoulin LLP
        42nd Floor
        Toronto-Dominion Tower
        Toronto Dominion Centre
        Toronto, Ontario
        M5K 1N6
        Attention: Jonathan A. Levin
                Fax: (416) 364-7813

     (c)   if to Echo Bay:

        Echo Bay Mines Ltd.
        Manulife Place
        Suite 1210
        10180 101 Street
        Edmonton, Alberta
        T5J 3S4

        Attention: Robert Leclerc
                Fax: (780) 424-4684

       with a copy, which shall not constitute notice, to:

        Fraser Milner Casgrain LLP
        3000, 237 4th Avenue S.W.
        Calgary, Alberta T2P 4X7

        Attention: David R.J. Lefebvre
                Fax: (403) 268-3100

9.3 TIME OF ESSENCE

     Time shall be of the essence in this Agreement.

9.4 ENTIRE AGREEMENT

     This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and cancel and supersede all prior agreements and understandings between or among the Parties with respect to the subject matter hereof.

9.5 FURTHER ASSURANCES

     Each Party shall, from time to time and at all times hereafter, at the request of any other Party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to perform fully and carry out the terms and intent hereof.

9.6 GOVERNING LAW

     This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario. Each Party hereto hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

9.7 EXECUTION IN COUNTERPARTS

     This Agreement may be executed in two or more identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one and the same instrument.

9.8 WAIVER

     No waiver by any Party hereto shall be effective unless express and given in writing, and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

9.9 ENUREMENT AND ASSIGNMENT

     This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

     IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

KINROSS GOLD CORPORATION                             TVX GOLD INC.

Per: "Robert M. Buchan"                              Per: "T. Sean Harvey"
    ------------------------------------------       ------------------------------------------

Per: "John Ivany"                                    Per:
    ------------------------------------------       ------------------------------------------

ECHO BAY MINES LTD
Per: "Robert Leclerc"
    ------------------------------------------
Per:
    ------------------------------------------

                                  SCHEDULE 2.1

                           ANNOUNCEMENT PRESS RELEASE

  KINROSS, ECHO BAY AND TVX TO COMBINE TO CREATE NEW SENIOR GOLD PRODUCER AND
                      TO ACQUIRE NEWMONT'S TVX NA INTEREST

     TORONTO/EDMONTON, June 10 /CNW/ -- Kinross Gold Corporation (TSX-K; Amex-KGC) ("Kinross" or the "Company"), Echo Bay Mines Ltd. (TSX-ECO; Amex-ECO) ("Echo Bay") and TVX Gold Inc. (TSX-TVX; NYSE-TVX) ("TVX") are pleased to announce the proposed combination of the three companies and the concurrent acquisition of the 49.9% interest in the TVX Newmont Americas ("TVX NA") joint venture owned by Newmont Mining Corporation (NYSE-NEM; TSX-NMC; ASX-NEM) ("Newmont").

     Kinross, after having combined with Echo Bay and TVX and after having acquired the TVX NA interest (referred to herein as "new Kinross"), will possess the following attributes:

     - Top 10 global gold company with market capitalization in excess of US$2 billion;

     - 2 million ounce per year gold producer with total cash costs less than US$200 per ounce;

     - Only senior North American primary producer with a non-hedging policy and less than 5% of reserves hedged;

     -  One of the best capitalized gold producers in North America;

     -  65% of annual production in the United States and Canada;

     -  Highest leverage to gold prices among major North American producers;
        and

     - Strong organic growth from a global resource base exceeding 40 million ounces of gold

TERMS OF THE COMBINATION AND CONCURRENT TRANSACTION

     The combination of the companies will be achieved by a Plan of Arrangement, whereby Echo Bay shareholders receive 0.52 of a Kinross share for each Echo Bay share and TVX shareholders receive 0.65 of a Kinross share for each TVX share (adjusted accordingly in the event TVX completes the previously approved ten-for-one share consolidation). Concurrently with the combination taking effect, TVX will acquire Newmont's TVX NA interest for US$180 million. The parties expect to enter into a combination agreement which will provide that the combination will be effected pursuant to the Plan of Arrangement. Based on the 30 day average trading prices on the TSX of Kinross, Echo Bay and TVX prior to the announcement of the combination, the exchange ratios imply a price of Cdn$1.81 per Echo Bay share (representing a 23% premium) and a price of Cdn$2.27 per TVX share (representing a 47% premium).

OVERVIEW OF THE NEW KINROSS

     As a result of these concurrent transactions, the Company's annual gold production is expected to be approximately two million ounces at total cash costs of less than US$200 per ounce. This production rate will be supported by proven and probable reserves containing 17.9 million ounces of gold and 52.6 million ounces of silver, an additional measured and indicated resource containing 19.2 million ounces of gold and over 60 million ounces of silver, plus a further 8 million ounces of inferred gold resources. Although global in reach, the new Kinross will have 65% of annual production and 50% of reserves based in the United States and Canada. The Company will be the most leveraged to changes in gold price of all major North American based primary gold producers and intends to maintain a strict non-hedging policy in view of the trend of rising gold prices and the Company's new, strong financial position. The new Kinross will be the seventh largest primary gold producer in the world and the only senior North American based primary gold producer with less than 5% of reserves hedged. The Company will operate and maintain joint venture interests in 12 gold mines and one base metal mine located on five continents including seven underground mines, four open pit mines and two operations expected to include both open pit and underground mines.

APPROVALS AND SUPPORT FOR THE TRANSACTIONS

     The combination has been unanimously approved by the boards of directors of Kinross, Echo Bay and TVX. Each board is recommending that its shareholders approve the transaction at shareholder meetings of the three companies expected to be held in the 3rd quarter of 2002 and the transaction is expected to close shortly thereafter. Approval of the combination requires two-thirds votes by the respective shareholders of Echo Bay and TVX and a majority vote by the shareholders of Kinross. Kinross will also be asking its shareholders to approve a three-for-one share consolidation and if approved, shareholders of Echo Bay and TVX would receive consolidated shares of Kinross and the exchange ratios would be adjusted accordingly. The proposed share consolidation of Kinross requires a two-thirds vote by Kinross shareholders, but is not a condition of the combination. Support agreements for the combination have been reached with the largest shareholders of Echo Bay (Newmont 45.2% and Kinross 10.5%) and TVX (Beech LLC 18.6%). An agreement has also been reached with Newmont for the concurrent acquisition of Newmont's TVX NA interest.

MANAGEMENT AND FINANCIAL STRENGTH IN AN ELEVATED PLATFORM

     Robert (Bob) Buchan, Chairman and CEO of Kinross, stated that, "The combination of Kinross, Echo Bay, TVX and TVX NA will create the premier North American senior gold company for those investors seeking maximum leverage to the gold price in a gold company with superb liquidity. The new Kinross will have a strong group of exploration and development projects for internal growth and an elevated platform to aggressively pursue appropriate external growth opportunities. The pool of talented people in the three former rival companies will ensure a strong entrepreneurial management team going forward. The transactions will result in the new Kinross being one of the best capitalized senior gold companies with a net debt to capitalization ratio of 8%."

     The after-tax synergies of consolidating the three companies are expected to generate approximately US$15 million per year in savings (or about US$8 per ounce of annual gold production) in the areas of general and administrative costs, exploration and purchasing. The combination is expected to be immediately accretive to Kinross' earnings, free cash flow and net asset value.

     Robert Leclerc, Chairman and CEO of Echo Bay, said, "Echo Bay has approximately US$10 million of cash on hand, no short or long-term debt and enjoys positive cash flow from its operating mines. This and the improving environment for gold prices have opened a new chapter for Echo Bay and its shareholders to join Kinross and TVX and form a new major gold producer with a global vision and a solid North American base. We support this combination."

     Sean Harvey, President and CEO of TVX, stated, "For TVX shareholders this combination reunites the components of the long-life asset base of TVX in a much larger entity. Upon TVX shareholders becoming shareholders of new Kinross, they will benefit from the stable, high margin cash flow from the consolidated TVX assets and the strong balance sheet which will complement new Kinross' strong leverage to the gold price. The combined company will also have significant land positions in world-class gold mining districts in the Americas. TVX management and employees have worked hard on behalf of shareholders to accomplish this combination and we expect that they will reap further benefits with the new structure."

     As a result of the proposed transactions, the new Kinross will be approximately owned as to 40.3% by existing Kinross shareholders, 31.1% by existing TVX shareholders (excluding Newmont), 14.0% by existing Echo Bay shareholders (excluding Newmont and Kinross) and 14.6% by Newmont.

     Pierre Lassonde, President of Newmont stated, "Newmont supports this transaction as part of the ongoing rationalization of the gold industry. Creating a new, substantial gold company will benefit all of the shareholders involved, including Newmont. The sale of Newmont's TVX NA interest is conditional on the closing of the overall combination."

MANAGEMENT AND BOARD OF DIRECTORS OF THE NEW KINROSS

     The management team of the new Kinross will be led by Bob Buchan as President and Chief Executive Officer and Scott Caldwell as Senior Vice President of Operations and Chief Operating Officer. The Company will maintain the entrepreneurial management style that has seen Kinross grow from a 25,000 ounce per year producer nine years ago to a two million ounce per year gold producer as a result of the proposed transactions. The expanded Board of Directors of Kinross will include six Kinross nominees, two TVX nominees, one Echo Bay nominee and one Newmont nominee.

SUMMARY OF THE TRANSACTIONS

     The parties expect to enter into a definitive combination agreement which will provide that the combination will be effected pursuant to the Plan of Arrangement. The concurrent transactions are subject to customary regulatory approvals in Canada and the United States, the approvals of Kinross, Echo Bay and TVX shareholders and other conditions customary in transactions of this nature. The shareholder meetings are expected to be held in the 3rd quarter of 2002 and transaction is expected to close shortly thereafter. The combination is intended to be tax free to Echo Bay and TVX shareholders in Canada and the United States.

     The Company will be domiciled in Canada and will maintain its corporate office in Toronto, Ontario, Canada. The common shares of Kinross will continue to trade on the Toronto Stock Exchange ("TSX") under the stock symbol "K" and the Company intends to apply for listing of its common shares on the New York Stock Exchange ("NYSE") under the symbol "KGC". Pending resolution of the NYSE listing, Kinross will continue to trade on the American Stock Exchange ("Amex") under the stock symbol "KGC".

     If the combination does not occur under certain circumstances, the combination agreement will provide for a break-up fee of up to Cdn$28 million.

     Kinross' financial advisor is CIBC World Markets Inc., Echo Bay's financial advisor is National Bank Financial Inc. and TVX's financial advisor is BMO Nesbitt Burns Inc.

CONFERENCE CALL AND WEBCAST

     A conference call is scheduled for Monday, June 10, 2002 at 3:00 p.m. eastern time.

     Call in numbers: International 416-640-4127
                North America 1-800-218-0204

     The conference call and presentation slides will also be available simultaneously and archived at www.kinross.com and www.tvxgold.com. The conference call will be available for telephone replay with the Passcode:
193836# (pound key) by calling: International 416-640-1917; North America 1-877-289-8525.

CAUTIONARY STATEMENTS

     This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Kinross Gold Corporation, Echo Bay Mines Ltd. and TVX Gold Inc. are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the heading "Risk Factors" and elsewhere in Kinross', Echo Bay's and TVX's documents filed from time to time with the Toronto Stock Exchange, the United States Securities and Exchange Commission ("SEC") and other regulatory authorities.

     Proven and probable reserves and measured, indicated and inferred resources are calculated by the respective companies as of December 31, 2001. Investors are advised that National Policy 43-101 requires that each category of mineral reserves and mineral resources be reported separately. Investors and securities holders should refer to the respective annual information forms of Kinross and TVX and the Form 10-K of Echo Bay, each for the year ended December 31, 2001, for this detailed information, which is subject to the qualifications and footnotes expressed therein. Reserve calculations have been based on a gold price assumption of US$300 per ounce for all operations except two joint venture operations: Musselwhite at US$275 per ounce and La Coipa at US$265 per ounce of gold and US$4.65 per ounce of silver. United States investors are advised that while the terms "measured" and "indicated" resources and "inferred" resources are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves.

     Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the SEC by Echo Bay. Investors and security holders may obtain a free copy of this proxy statement (when it is available) and other documents filed by Echo Bay with the SEC at the SEC's website at www.sec.gov. The proxy statement (when it is available) and these other documents may also be obtained for free from Echo Bay by directing a request to Lois-Ann L. Brodrick, Vice President and Secretary, 780-496-9704, lbrodrick@echobaymines.ca.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Investors may obtain a detailed list of names, affiliations and interests of Echo Bay participants in the solicitation of proxies of stockholders to approve the proposed business combination from a SEC filing under Schedule 14A made by Echo Bay on June 10, 2002.

     SEDAR: 00002968E

     For further information: Kinross Gold Corporation: e-mail info@kinross.com or contact: Robert M. Buchan, Chairman and Chief Executive Officer, Tel. (416) 365-5650; Gordon A. McCreary, Vice President, Investor Relations and Corporate Development, Tel. (416) 365-5132; Echo Bay Mines Ltd.: e-mail investor_relations@echobaymines.ca or contact: Robert L. Leclerc, Chairman and Chief Executive Officer, Tel. (303) 714-8839; Lois-Ann L. Brodrick, Vice President and Secretary, Tel. (780) 496-9002; TVX Gold Inc.: e-mail info@tvxgold.com or contact: T. Sean Harvey, President and Chief Executive Officer, Tel. (416) 366-8160; Carl B. Hansen, Manager, Investor Relations, Tel.
(416) 941-0119; Newmont Mining Corporation: e-mail corprelations@corp.newmont.com or contact: Russell Ball, Group Executive, Investor Relations, Tel. (303) 837-5927; Wendy Yang, Director, Investor Relations, Tel. (303) 837-6141.

                                  SCHEDULE 4.1

                            KINROSS GOLD CORPORATION

                               BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER

     Following the completion of the Combination, the Board of Directors of Kinross Gold Corporation shall consist of the following persons:

     John A. Brough
     Robert M. Buchan
     Harry S. Campbell
     Arthur Ditto David
     Michael Harquail
     John M. H. Huxley
     John E. Oliver
     Robert L. Leclerc
     George F. Michals
     Cameron A. Mingay

     The Chief Executive Officer of Kinross Gold Corporation shall be Robert M. Buchan.

                               AMENDING AGREEMENT

                                       TO

                             COMBINATION AGREEMENT

                            KINROSS GOLD CORPORATION

                                      AND

                                 TVX GOLD INC.

                                      AND

                              ECHO BAY MINES LTD.

                               ------------------

                                 JULY 12, 2002
                               ------------------

                               AMENDING AGREEMENT

     This AMENDING AGREEMENT (this "AGREEMENT") is made and entered into as of July 12, 2002, among KINROSS GOLD CORPORATION ("KINROSS"), a corporation governed by the Business Corporations Act (Ontario), TVX GOLD INC. ("TVX"), a corporation governed by the Canada Business Corporations Act, and ECHO BAY MINES LTD. ("ECHO BAY"), a corporation governed by the Canada Business Corporations Act.

                                    RECITALS

     A. Kinross, TVX and Echo Bay have entered into a Combination Agreement (the "Combination Agreement") dated as of June 10, 2002. Capitalized terms used herein, if not otherwise defined, shall have the meanings given to them in the Combination Agreement.

     B. By operation of law, Amalco will be assuming the TVX stock option plan upon the Effective Date.

     C. As a result of such assumption, Amalco will be obligated to deliver Kinross Shares to TVX stock option holders upon exercise of the stock options issued by TVX.

     D. Kinross, TVX and Echo Bay therefore desire to amend certain terms of the Combination Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Combination Agreement shall be amended as follows:

     1.1 Section 4.11(2) of the Combination Agreement shall be amended and restated to read in its entirety as follows:

4.11 Stock Options

     (2) On the Effective Date, subject to obtaining any shareholder approval required by applicable Laws for the Kinross Share Issuance described in paragraph (b) of that definition, (i) Kinross shall be deemed to assume, and shall thereafter comply with the terms of, the stock option plans of Echo Bay, and (ii) Kinross shall cause Amalco to comply with the terms of the stock option plan of TVX. As soon as practicable after the Combination, Kinross shall deliver to the holders of stock options issued by TVX or Echo Bay, as applicable, appropriate notices setting forth such holders' rights pursuant to the respective stock option plans, and the agreements evidencing the grants of such stock options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Combination). Kinross shall recognize service with TVX or Echo Bay, as the case may be, or their respective Subsidiaries for all purposes of the stock options and stock option plans assumed in accordance with this Section.

     1.2 New Section 4.11(5) shall be added to the Combination Agreement to read as follows:

     (5) After the Effective Date, on demand by Amalco, Kinross shall deliver a sufficient number of Kinross Shares to Amalco for delivery upon exercise of stock options issued by TVX and assumed by Amalco in accordance with this Section.

     1.3 All terms and conditions of the Combination Agreement, as amended as set forth herein, shall remain in full force and effect.

     1.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                         KINROSS GOLD CORPORATION

                                         Per: "John Ivany"

                                         TVX GOLD INC.

                                         Per: "T. Sean Harvey"

                                         ECHO BAY MINES LTD.

                                         Per: "Robert L. Leclerc"

                                                                       EXHIBIT B

                                                              File No.

                    INTERIM ORDER AND NOTICE OF APPLICATION

                           SUPERIOR COURT OF ONTARIO

                      IN THE MATTER OF an application under section 192 of the Canada
                      Business Corporations Act, R.S.C. 1985, c. C-44, as amended

                      and an application under Rule           of the Rules of
                      Civil Procedure

                      AND IN THE MATTER OF a Proposed Plan of Arrangement involving 4082389 Canada Inc., TVX Gold Inc.
                      and Echo Bay Mines Ltd.

THE HONOURABLE                              )                         -- , THE  --  DAY OF
                                            )
JUSTICE                                     )                         -- , 2002

                       4082389 CANADA INC., TVX GOLD INC.
                            AND ECHO BAY MINES LTD.

                                                                      Applicants

                                 INTERIM ORDER

     UPON THE JOINT APPLICATION of 4082389 Canada Inc. ("Kinross Subco"), TVX Gold Inc. ("TVX") and Echo Bay Mines Ltd. ("Echo Bay"), pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the "CBCA") for certain orders and directions in connection with a proposed arrangement under
the provisions of the CBCA, heard, this  -- day of    --   , 2002 at    --   ,
Toronto, Ontario;

     AND UPON BEING ADVISED that the Director appointed under section 260 of the CBCA (the "Director") has been given notice of this application as required by section 192(5) of the CBCA and has advised that she does not intend to appear in person or by counsel or make any representations;

     AND UPON READING the notice of application, the notice of motion, and the
affidavit of    --   (the "Principal Affidavit") sworn on    --   , 2002 and
filed and the exhibits attached thereto, including a form of Management Information Circular Supplement (the "Circular") as Exhibit "A" and on hearing the submissions of counsel for the Applicants;

     IT IS HEREBY ORDERED AND DIRECTED THAT:

TVX SPECIAL MEETING

     1. TVX shall call, hold and conduct a special meeting (the "TVX Special Meeting") of the registered holders (the "TVX Shareholders") of common shares in the capital of TVX ("TVX Common Shares") to be held at the City of Toronto in
the Province of Ontario at    --   (Toronto time) on or about    --   for the
purpose of (i) considering and, if deemed advisable, approving with or without variation, a special resolution substantially in the form of the TVX Special Resolution set forth in the TVX Notice of Special Meeting and Management Information Circular attached as Exhibit "B" to the Principal Affidavit (the "TVX Special Resolution") approving the proposed arrangement (the "TVX Arrangement") involving, inter alia, the amalgamation of TVX and Kinross Subco on the terms and conditions set forth in the Plan of Arrangement annexed as Exhibit C to the Circular; and (ii) transacting such other business as may properly be brought before the TVX Special Meeting.

     2. TVX, if it deems advisable, is specifically authorized to adjourn or postpone the TVX Special Meeting on one or more occasions, without the necessity of further order of the Court or first convening the TVX Special Meeting or first obtaining any vote of shareholders respecting the adjournment or postponement.

NOTICES

     3. TVX shall mail the TVX Notice of Special Meeting and the Management Information Circular (in substantially the form set forth as Exhibit "B" to the Principal Affidavit with such amendments as are not inconsistent with the provisions of this Order), appropriate forms of Proxy, the Circular (in substantially the form set forth as Exhibit "A" to the Principal Affidavit with such amendments as are not inconsistent with the provisions of this Order) and this Order to the TVX Shareholders as shown on the register or registers of
shareholders at the close of business on    --   (the "TVX Record Date") by
mailing the same by prepaid mail to such shareholders at the latest address for such shareholders as shown in the records of TVX or its registrar and transfer agent, and to the Director, at least 21 days prior to the date of the TVX Special Meeting, excluding the date of mailing and excluding the date of the TVX Special Meeting. Such mailing shall constitute good and sufficient service of notice of the Application for the Final Order, the TVX Special Meeting and the hearing in respect of the Final Order and no other form of service need be made or other material served on such persons.

     4. The accidental omission or delay in giving notice of the TVX Special Meeting or the non-receipt by any person of such notice shall not invalidate any resolution passed or proceedings taken at the TVX Special Meeting.

CONDUCT OF TVX SPECIAL MEETING

     5. The TVX Special Meeting shall be called, held and conducted in accordance with the By-laws of TVX and the CBCA, subject to the provisions of this Order and to such modifications as may be adopted at the TVX Special Meeting.

     6. Each TVX Shareholder entitled to vote on the TVX Special Resolution shall be entitled to one vote for each TVX Common Share held.

     7. A quorum at the TVX Special Meeting shall be the holders of not less than 33 1/3% in aggregate of the TVX Common Shares entitled to vote on the TVX Special Resolution present, in person or by proxy, at the TVX Special Meeting, provided that if no quorum is present at the opening of the TVX Special Meeting, or if subsequent to the opening of the TVX Special Meeting there ceases to be a quorum present, holders of a majority of TVX Common Shares present in person or by proxy at the TVX Special Meeting may adjourn the TVX Special Meeting to a fixed time and place, for which adjourned meeting no further notice shall be required to be given, and the TVX Common Shareholders present, in person or by proxy, entitled to vote on the TVX Special Resolution shall constitute a quorum for the adjourned meeting.

     8. The TVX Special Meeting, once commenced, may be adjourned from time to time and no further notice of such adjournment or the holding of any adjourned meeting or meetings need be given thereafter.

     9. The majority required to pass the TVX Special Resolution at the TVX Special Meeting shall be not less than 66 2/3% of the votes cast by the TVX Shareholders who voted, in person or by proxy, in respect of the TVX Special Resolution.

     10. The only persons entitled to vote at the TVX Special Meeting, either in person or by proxy, shall be the TVX Shareholders as at the close of business on the TVX Record Date.

     11. The only persons entitled to attend and speak at the TVX Special Meeting shall be the TVX Shareholders or their authorized representatives, together with TVX's directors and officers and its auditors, advisors and counsel and the Director.

TVX DISSENT RIGHTS

     12. A TVX Shareholder shall be permitted to dissent from the TVX Special Resolution in accordance with the provisions of section 190 of the CBCA, this Order and the Plan of Arrangement and to be paid by Kinross Gold Corporation ("Kinross"), the fair value of the TVX Common Shares in respect of which the TVX Shareholder dissents, determined as set out in the CBCA provided that the TVX Shareholder gives written objection to the TVX Special Resolution to Kinross on
or before 5:00 p.m. (eastern time) on    --   ; being the business day preceding
the TVX Special Meeting, at Suite 5200, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2 or to the Chairman of the TVX Special Meeting before the commencement of the TVX Special Meeting or any postponement or adjournment thereof and otherwise strictly complies with the requirements of section 190 of the CBCA. Kinross shall assume and comply with the requirements of section 190 otherwise imposed on TVX, as if it were the corporation referred to in that section.

     13. A dissenting TVX Shareholder is entitled to appear at the hearing of the application by the Applicants to the Court for approval of the Arrangement, provided that such dissenting shareholder has filed and served a notice of intention to appear in accordance with paragraph 31 of this Order.

     14. Notice to the TVX Shareholders of their right to dissent with respect to the TVX Special Resolution and to receive, subject to the provisions of this Order, the fair value of their TVX Common Shares from Kinross shall be sufficiently given by including information with respectto this matter in the Circular to be sent to the TVX Shareholders in accordance with paragraph 2 of this Order.

ECHO BAY SPECIAL MEETING

     15. Echo Bay shall call, hold and conduct a special meeting (the "Echo Bay Special Meeting") of the registered holders (the "Echo Bay Shareholders") of its
common shares (the "Echo Bay Common Shares") to be held at the City of    --   ,
the Province of    --   , at    --   (Toronto time) on the  -- day of    --   ,
2002, for the purpose of (i) considering and, if deemed advisable, approving with or without variation, a special resolution substantially in the form of the Echo Bay Special Resolution set forth in the Echo Bay Notice of Special Meeting and Management Information Circular attached as Exhibit "C" to the Principal Affidavit (the "Echo Bay Special Resolution") approving the proposed arrangement (the "Echo Bay Arrangement") involving the exchange of Echo Bay Common Shares for common shares of Kinross on the terms and conditions set forth in the Plan of Arrangement annexed as Exhibit C to the Circular; and (ii) transacting such other business as may properly be brought before the Echo Bay Special Meeting.

     16. Echo Bay, if it deems advisable, is specifically authorized to adjourn or postpone the Echo Bay Special Meeting on one or more occasions, without the necessity of further order of the Court or first convening the Echo Bay Special Meeting or first obtaining any vote of shareholders respecting the adjournment or postponement.

NOTICES

     17. Echo Bay shall mail the Echo Bay Notice of the Special Meeting and Management Information Circular (in substantially the form set forth as Exhibit "C" to the Principal Affidavit, with such amendments as are not inconsistent with the provisions of this Order) appropriate forms of Proxy, the Circular (in substantially the form set forth as Exhibit "A" to the Principal Affidavit with such amendments as are not inconsistent with the provisions of this Order) and this Order to the holders of Echo Bay Common Shares at the close of business on
   --   (the "Echo Bay Record Date") by mailing the same by prepaid mail to such shareholders at the latest address for such shareholders as shown in the records of Echo Bay or its registrar and transfer agent and to the Director, at least 21 days prior to the date of the Echo Bay Special Meeting, excluding the date of mailing and excluding the date of the Echo Bay Special Meeting. Such mailing shall constitute good and sufficient service of notice of the Application for the Final Order, the Echo Bay Special Meeting and the hearing in respect of the Final Order and no other form of service need be made or other material served on such persons.

     18. The accidental delay or omission in giving notice of the Echo Bay Special Meeting, or the non-receipt of such notice by any person shall not invalidate any resolution passed or proceedings taken at the Echo Bay Special Meeting.

CONDUCT OF ECHO BAY SPECIAL MEETING

     19. The Echo Bay Special Meeting shall be called, held and conducted in accordance with the By-laws of Echo Bay and the CBCA, subject to the provisions of this Order and to such modifications as may be adopted at the Echo Bay Special Meeting.

     20. Each Echo Bay Shareholder entitled to vote on the Echo Bay Special Resolution shall be entitled to one vote for each Echo Bay Common Share held.

     21. A quorum at the Echo Bay Special Meeting shall be the holders of a majority of the shares entitled to vote on the Echo Bay Special Resolution, present in person or by proxy cat the Echo Bay Special Meeting, provided that if no quorum is present within 30 minutes of the appointed time of the Echo Bay Special Meeting, such meeting shall stand adjourned for 24 hours at the same time and place, for which adjourned meeting no further notice shall be required to be given and the Echo Bay Shareholders present, in person or by proxy, entitled to vote at the Echo Bay Special Meeting shall constitute a quorum for the adjourned meeting.

     22. The Echo Bay Special Meeting, once commenced, may be adjourned from time to time and no further notice of such adjournment or the holding of any adjourned meeting or meetings need be given thereafter.

     23. The majority required to pass the Echo Bay Special Resolution at the Echo Bay Special Meeting shall be not less than 66 2/3 % of the votes cast by Echo Bay Shareholders who voted, in person or by proxy, in respect of the Echo Bay Special Resolution.

     24. The only persons entitled to vote at the Echo Bay Special Meeting, either in person or by proxy, shall be the Echo Bay Shareholders, as at the close of business on the Echo Bay Record Date.

     25. The only persons entitled to attend and speak at the Echo Bay Special Meeting shall be the Echo Bay Shareholders or their authorized representatives, together with Echo Bay's directors and officers and it auditors, advisors and counsel and the Director.

ECHO BAY DISSENT RIGHTS

     26. An Echo Bay Shareholder shall be permitted to dissent from the Echo Bay Special Resolution in accordance with the provisions of section 190 of the CBCA, this Order and the Plan of Arrangement and to be paid by Kinross the fair value of the Echo Bay Common Shares in respect of which the Echo Bay Shareholder dissents, determined as set out in the CBCA provided that the Echo Bay Shareholder gives written objection to the Echo Bay Special Resolution to
Kinross on or before 5:00 p.m. (eastern time) on    --   ; being the business
day preceding the Echo Bay Special Meeting, at Suite 5200, 40 King Street West, Toronto, Ontario, Canada, M5H 3Y2 or to the Chairman of the Echo Bay Special Meeting before the commencement of the Echo Bay Special Meeting and otherwise strictly complies with the requirements of section 190 of the CBCA. Kinross shall assume and comply with the requirements of section 190 otherwise imposed on Echo Bay, as if it were the corporation referred to in that section.

     27. A dissenting Echo Bay Shareholder is entitled to appear at the hearing of the application by Kinross Subco to the Court for approval of the Arrangement, provided that such dissenting shareholder has filed and served a notice of intention to appear in accordance with paragraph 31 of this Order.

     28. Notice to the Echo Bay Shareholders of their right to dissent with respect to the Echo Bay Special Resolution and to receive, subject to the provisions of this Order, the fair value of their Echo Bay Common Shares from Kinross shall be sufficiently given by including information with respect this matter in the Circular to be sent to the Echo Bay Shareholders in accordance with paragraph 17 of this Order.

APPLICATION BY KINROSS SUBCO, TVX AND ECHO BAY FOR FINAL ORDER

     29. Upon the holding of the TVX Special Meeting and the Echo Bay Special Meeting in the manner set forth in this Order and approval of the TVX Special Resolution and the Echo Bay Special Resolution in the manner set forth in this Order, Kinross Subco may apply for approval of the TVX Arrangement and the Echo Bay Arrangement, which together comprise the Arrangement, on its own behalf and
on behalf of TVX and Echo Bay, which application shall be heard at the    --
on    --   at    --   (eastern time), or so soon thereafter as counsel may be
heard.

     30. The mailing of the materials referred to in paragraphs 2 and 17 above in accordance with the provisions of this Order shall constitute good and sufficient service of the within proceedings, this Order, and the application for the Final Order approving the Arrangement upon all persons who are entitled to receive such notice pursuant to this Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings and service of the Petition and the Principal Affidavit, filed herein, is dispensed with except as to service of the Petition and the Principal Affidavit on the Director.

     31. Persons desiring to appear at the hearing on    --   , are required to
file with the Court and serve on Kinross Subco, TVX and Echo Bay on or before
   --   , a notice of their intention to appear, including their addresses for service in Toronto, Ontario (or alternatively a telecopier number for service by telecopy), together with any evidence or material which is to be presented to the Court. Service on Kinross Subco is to be effected by delivery to the solicitors for Kinross Subco at:

       Blake, Cassels & Graydon LLP
       Suite 2800, Box 25
        Commerce Court West
        199 Bay Street
        Toronto, Ontario
        M5L 1A9

        Attention: Jeff Galway
                   Fax: (416) 863-2653

     Service on TVX is to be effected by delivery to the solicitors for TVX at:

       Fasken Martineau DuMoulin LLP
        42nd Floor
        Toronto-Dominion Tower
        Toronto Dominion Centre
        Toronto, Ontario
        M5K 1N6

        Attention: Jonathan A. Levin
               Fax: (416) 364-7813

     Service on Echo Bay is to be effected by delivery to the solicitors for Echo Bay at:

       Fraser Milner Casgrain LLP
        3000, 237 4th Avenue S.W.
        Calgary, Alberta
        T2P 4X7

        Attention: David R.J. Lefebvre
                   Fax: (403) 268-3100

     32. In the event that the application for final approval of the Arrangement
on    --   is adjourned, then, subject to further order of this Court, only those persons having previously served a notice of intention to appear in accordance with paragraph 31 hereof shall have to be given notice of the adjournment date.

     33. In addition to service of this Order in accordance with paragraphs 2 and 17 above, service of this Order shall be made upon all such persons who appeared in this application either by counsel or in person and upon the Director.

VARIATION OF ORDER

     34. Kinross Subco, TVX and Echo Bay (and such other persons as this Court may consider to be affected by this Arrangement) and may at any time seek leave to vary this Order upon such terms and the giving of such notice as this Court may direct.

                                         (signed)    --

ENTERED at the City of Toronto,
in the Province of Ontario, this    --
day of    --   , 2002.

(signed) Clerk of the Superior Court of Ontario

------------------------------------------------------------

                                                                       EXHIBIT C

                              PLAN OF ARRANGEMENT

     IN THE MATTER OF THE ARRANGEMENT among 4082389 Canada Inc., TVX Gold Inc. and Echo Bay Mines Ltd. pursuant to section 192 of the Canada Business Corporations Act.

                                   ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

     In this Plan of Arrangement, unless the context otherwise requires:

     "AMALCO" means the corporation resulting from the amalgamation of Kinross Subco and TVX as a part of the Arrangement;

     "AMALCO COMMON SHARES" means the common shares in the capital of Amalco;

     "ARRANGEMENT" means the arrangement involving Kinross Subco, TVX and Echo Bay under the provisions of the CBCA on the terms and conditions set forth in this Plan of Arrangement resulting, inter alia, in the issuance of Kinross Shares to the holders of record immediately prior to the Effective Date of the TVX Common Shares and of the Echo Bay Common Shares;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement concerning the Arrangement of Kinross Subco, TVX and Echo Bay required under the CBCA to be filed with the Director after the Final Order is made;

     "BUSINESS DAY" means any day, other than Saturday, Sunday and a statutory or civic holiday in the place where the action is to be taken;

     "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, and the regulations thereunder;

     "CERTIFICATE OF ARRANGEMENT" means the certificate of arrangement giving effect to the Arrangement, endorsed by the Director, issued pursuant to subsection 192(7) of the CBCA;

     "COMBINATION" means the Purchase and the Arrangement;

     "COMBINATION AGREEMENT" means the agreement made as of the 10th day of June, 2002 among Kinross, TVX and Echo Bay, as amended as of July 12, 2002, for the purpose of entering into the Combination, as the same may be amended, supplemented or restated from time to time;

     "COURT" means the Superior Court of Ontario;

     "DEPOSITARY" means Computershare Trust Company of Canada;

     "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

     "DISSENT RIGHTS" means the rights of dissent that may be exercised by registered holders of TVX Common Shares or Echo Bay Common Shares as set out in
Section 4.1 hereof;

     "DISSENTING SHAREHOLDER" means a registered holder of TVX Common Shares or Echo Bay Common Shares who exercises the Dissent Right;

     "ECHO BAY" means Echo Bay Mines Ltd., a corporation governed by the CBCA;

     "ECHO BAY COMMON SHARES" means the common shares in the capital of Echo Bay outstanding immediately prior to the Effective Date;

     "ECHO BAY STOCK OPTIONS" means all options to purchase Echo Bay Common Shares issued prior to the Effective Date and in full force and effect on the Effective Date pursuant to the Echo Bay stock option, as that plan may be amended, if necessary, prior to the Effective Date;

     "ECHO BAY WARRANTS" means the warrants to purchase Echo Bay Common Shares issued pursuant to the Warrant Indenture;

     "EFFECTIVE DATE" means the date shown on the Certificate of Arrangement;

     "EFFECTIVE TIME" means [5:00 p.m]. Eastern Time on the Effective Date;

     "FINAL ORDER" means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed;

     "GOVERNMENTAL ENTITY" means (a) any multinational, federal, provincial, state, regional, municipal, local or other governmental or public department, central bank, court, tribunal, arbitral body, commission, stock exchange, self-regulated securities market, board, bureau or agency, whether domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

     "INTERIM ORDER" means the interim order of the Court containing declarations and directions with respect to the Arrangement;

     "KINROSS" means Kinross Gold Corporation, a corporation governed by the Business Corporations Act (Ontario);

     "KINROSS COMMON SHARES" means the common shares in the capital of Kinross prior to the Kinross Share Consolidation;

     "KINROSS MEETING" means the special meeting of holders of the Kinross Common Shares called for the purpose of considering and, if thought fit, approving the Kinross Share Consolidation, approving the Kinross Share Issuance, approving the termination of Kinross' shareholder rights plan and electing four additional directors of Kinross;

     "KINROSS SHARE CONSOLIDATION" means the consolidation of the Kinross Common Shares on a one-for-three basis;

     "KINROSS SHARE ISSUANCE" means the issue of Kinross Shares pursuant to (a) the Arrangement, (b) the exercise after the Effective Date of any Stock Options and (c) the exercise after the Effective Date of any Warrants which have not been exercised prior to the Effective Date;

     "KINROSS SHARES" means the common shares in the capital of Kinross immediately after the filing of Articles of Amendment, if any, approved at the Kinross Meeting giving effect to the Kinross Share Consolidation or, in the absence of such filing, means the Kinross Common Shares;

     "KINROSS SUBCO" means 4082389 Canada Inc., a corporation incorporated under the CBCA;

     "LAWS" means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Entity;

     "MEETINGS" means

     (i)   the Kinross Meeting;

     (ii) the special meeting of the holders of TVX Common Shares called for the purpose of considering and, if thought fit, approving the Arrangement; and

     (iii) the special meeting of the holders of Echo Bay Common Shares called for the purpose of considering and, if thought fit, approving the Arrangement;

     "PARTIES" means Kinross, TVX and Echo Bay;

     "PERSON" includes an individual, partnership, association, body corporate, trust, trustee, executor, administrator, legal representative or government, including any Governmental Entity;

     "PLAN OF ARRANGEMENT" means this Plan of Arrangement involving Kinross Subco, TVX and Echo Bay, as such plan may be amended, modified or supplemented from time to time in accordance with the provisions hereof or any order of the Court;

     "PURCHASE" means the purchase by TVX of the interest owned indirectly by Newmont Mining Corporation in the business venture formed by TVX with certain subsidiaries of Newmont Mining Corporation to explore, develop and operate gold properties in North America and South America;

     "STOCK OPTIONS" means the Echo Bay Stock Options and the TVX Stock Options;

     "TVX" means TVX Gold Inc., a corporation governed by the CBCA;

     "TVX COMMON SHARES" means the common shares in the capital of TVX outstanding immediately prior to the Effective Date;

     "TVX STOCK OPTIONS" means all options to purchase TVX Common Shares issued prior to the Effective Date and in full force and effect on the Effective Date pursuant to the TVX stock option plan as that plan may be amended, if necessary, prior to the Effective Date;

     "TVX WARRANT" means the warrant certificate evidencing the right to purchase 8,000 TVX Common Shares dated August 13, 1999;

     "WARRANTS" means the Echo Bay Warrants and the TVX Warrant; and

     "WARRANT INDENTURE" means the Warrant Indenture dated May 9, 2002 between Echo Bay and Computershare Trust Company of Canada providing for the issue of 39,100,000 Echo Bay share purchase warrants.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS

     The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

1.3 ARTICLE REFERENCES

     Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection or paragraph by number or letter or both refer to the Article, Section, subsection or paragraph, respectively, bearing that designation in this Plan of Arrangement.

1.4 NUMBER AND GENDER

     In this Plan of Arrangement, unless the contrary intention appears, words importing the singular number only shall include the plural and vice-versa, and words importing the use of any gender shall include all genders.

1.5 DATE FOR ANY ACTION

     If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6 GOVERNING LAW

     This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

1.7 PAYMENTS

     Any payments to be made hereunder, including payments or exchanges of shares and in respect of fractional securities shall be made without interest and less any tax required by applicable Laws to be deducted and withheld.

                                   ARTICLE 2
                 PURPOSE AND EFFECT OF THE PLAN OF ARRANGEMENT

2.1 THE COMBINATION AGREEMENT

     The Arrangement is made pursuant to and subject to the provisions of the Combination Agreement.

2.2 THE EFFECTIVE TIME

     This Plan of Arrangement will, upon filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, become effective in the sequence set out in Section 3.2 (except as otherwise provided therein) and will be binding from and after the Effective Time.

2.3 CONDITIONS PRECEDENT

     The implementation of this Plan of Arrangement is expressly subject to the fulfilment or waiver, by the Party or Parties thereto entitled, of the conditions precedent set out in the Combination Agreement.

                                   ARTICLE 3
                                THE ARRANGEMENT

3.1 EFFECTIVENESS

     Subject to the terms of the Combination Agreement, the Arrangement will become effective in the sequence set out in Section 3.2 (except as otherwise provided therein) and will be binding from and after the Effective Time on Kinross Subco, TVX and Echo Bay and all registered and beneficial holders of TVX Common Shares, Echo Bay Common Shares, Stock Options and Warrants.

3.2 THE ARRANGEMENT

     On the Effective Date and commencing at the Effective Time, immediately following completion of the Purchase, the following shall occur or be deemed to have occurred in the following order without further act or formality:

     (a)   Kinross Subco shall amalgamate with TVX to form Amalco;

     (b) as a result of the amalgamation, holders of TVX Common Shares (other than Kinross) will receive for each TVX Common Share held:

        (i) 2.1667 Kinross Shares, if the Kinross Share Consolidation has been completed prior to the Effective Time; or

        (ii) 6.5 Kinross Common Shares, if the Kinross Share Consolidation has not been completed prior to the Effective Time;

     (c) as a result of the amalgamation, Kinross, as the sole shareholder of Kinross Subco, will receive one Amalco Common Share in exchange for each common share of Kinross Subco held by Kinross and will receive one Amalco Common Share for all TVX Common Shares, if any, held or acquired by Kinross pursuant to the exercise of dissent rights;

     (d) all right, title and interest of the registered and beneficial holders of the Echo Bay Common Shares, in Echo Bay Common Shares (other than Kinross), free and clear of any encumbrances, shall be directly transferred and assigned to Kinross, in consideration for Kinross Shares, on the basis of 0.1733 Kinross Share for each Echo Bay Common Share (or 0.52 Kinross Common Shares, if the Kinross Share Consolidation has not been completed prior to the Effective Date), with the result that Kinross will be the registered and beneficial owner of all Echo Bay Common Shares;

     (e) in accordance with the terms of the TVX Options, each holder of a TVX Option shall be entitled to receive upon the subsequent exercise of such holder's TVX Option, in accordance with its terms, and shall accept in lieu of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement, if, on the Effective Date such holder had been the registered holder of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue from time to time Kinross Shares on exercise of TVX Options in consideration for payment by Amalco to Kinross of the fair market value of such Kinross Shares;

     (f) in accordance with the terms of the Echo Bay Options, each holder of an Echo Bay Option shall be entitled to receive upon the subsequent exercise of such holder's Echo Bay Option, in accordance with its terms, and shall accept in lieu of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement, if, on the Effective Date, such holder had been the registered holder of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue from time to time Kinross Shares on exercise of Echo Bay Options, in consideration for payment by Echo Bay to Kinross of the fair market value of such Kinross Shares;

     (g) in accordance with the terms of the TVX Warrant, the holder of the TVX Warrant shall be entitled to receive upon subsequent exercise of the TVX Warrant in accordance with its terms, and shall accept in lieu of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement, if, on the Effective Date, such holder had been the registered holder of the number of TVX Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue Kinross Shares on exercise of the TVX Warrant; and

     (h) in accordance with the terms of the Warrant Indenture, each holder of an Echo Bay Warrant shall be entitled to receive upon the subsequent exercise of such holder's Echo Bay Warrant, in accordance with its terms, and shall accept in lieu of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, the aggregate number of Kinross Shares that such holder would have been entitled to receive as a result of the transactions contemplated by this Plan of Arrangement, if, on the Effective Date, such holder had been the registered holder of the number of Echo Bay Common Shares to which such holder was theretofore entitled upon such exercise. Kinross shall issue from time to time Kinross Shares on exercise of Echo Bay Warrants.

                                  ARTICLE FOUR
                               RIGHTS OF DISSENT

4.1 DISSENT RIGHTS

     Registered holders of TVX Common Shares and registered holders of Echo Bay Common Shares may exercise rights of dissent in connection with the Plan of Arrangement (the "Dissent Right") in the manner set forth in section 190 of the CBCA (as modified by the Interim Order, the Final Order and this Section 4.1) as if that section (as so modified) was applicable to such registered holders. Dissenting Shareholders who:

     (a) are ultimately entitled to be paid fair value for their TVX Common Shares shall have transferred and be deemed to have transferred their TVX Common Shares to Kinross at the Effective Time prior to the occurrence of any of the steps described in Section 3.2;

     (b) are ultimately entitled to be paid fair value for their Echo Bay Common Shares shall have transferred and be deemed to have transferred their Echo Bay Common Shares to Kinross at the Effective Time prior to the occurrence of any of the steps described in Section 3.2;

     (c) are ultimately not entitled to be paid fair value, for any reason, for their TVX Common Shares shall have participated and shall be deemed to have participated in the Plan of Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Time and shall receive Kinross Shares on the basis set forth in
           Article 3; or

     (d) are ultimately not entitled to be paid fair value, for any reason, for their Echo Bay Common Shares shall have participated and shall be deemed to have participated in the Plan of Arrangement on the same basis as any non-Dissenting Shareholder as at and from the Effective Time and shall receive Kinross Shares on the basis set forth in
           Article 3.

SECTION 4.2 DISSENTING SHAREHOLDERS

     In no circumstances shall Kinross, TVX, Echo Bay, the transfer agent of any of those companies or any other Person be required to recognize a Dissenting Shareholder as a holder of TVX Common Shares or Echo Bay Common Shares and the names of each Dissenting Shareholder shall be deleted from the register of holders of TVX Common Shares or Echo Bay Common Shares, as the case may be, as at the Effective Time.

                                  ARTICLE FIVE
                        CERTIFICATES; FRACTIONAL SHARES

SECTION 5.1 TVX COMMON SHARE CERTIFICATES

     From and after the Effective Time, certificates formerly representing TVX Common Shares shall represent and be deemed to represent only the right to receive Kinross Shares in accordance with this Plan of Arrangement, subject to compliance with the provisions of Section 5.2 hereof.

SECTION 5.2 EXCHANGE OF TVX COMMON SHARE CERTIFICATES

     A holder of TVX Common Shares at the Effective Time shall be entitled to receive the certificates representing Kinross Shares to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to Kinross or the Depositary of a duly completed letter of transmittal and the certificates formerly representing TVX Common Shares. As soon as possible after the Effective Date a letter of transmittal will be furnished to each registered holder of TVX Common Shares. The Depositary shall register and make available or send certificates representing Kinross Shares as directed in each properly completed letter of transmittal. Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding TVX Common Shares that were exchanged for Kinross Shares in connection with the amalgamation of Kinross Subco and TVX shall cease to represent a claim or interest of any kind or nature against TVX and, if it has not been surrendered with all other instruments required by this Section 5.2 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against Kinross. In such circumstances, the Person ultimately entitled to any certificate hereunder shall be deemed to have surrendered such entitlement to Kinross together with all entitlement to dividends, distributions and cash for fractional interest therein held for such former holder of TVX Common Shares for no consideration.

SECTION 5.3 ECHO BAY SHARE CERTIFICATES

     From and after the Effective Time, certificates formerly representing Echo Bay Common Shares shall represent and be deemed to represent only the right to receive Kinross Shares in accordance with this Plan of Arrangement, subject to compliance with the provisions of Section 5.4 hereof.

SECTION 5.4 EXCHANGE OF ECHO BAY SHARE CERTIFICATES

     A holder of Echo Bay Common Shares at the Effective Time shall be entitled to receive the certificates representing Kinross Shares to which such holder is entitled pursuant to the provisions hereof as soon as practical after the Effective Date upon delivery to Kinross or the Depositary of a duly completed letter of transmittal and the certificates formerly representing Echo Bay Common Shares. As soon as possible after the Effective Date a letter of transmittal will be furnished to each registered holder of Echo Bay Common Shares. The Depositary shall register and make available or send certificates representing Kinross Shares as directed in each properly completed letter of transmittal. Notwithstanding any of the other provisions hereof, any certificate which immediately prior to the Effective Time represented outstanding Echo Bay Common Shares that were exchanged for Kinross Shares in connection with this Plan of Arrangement shall cease to represent a claim or interest of any kind or nature against Echo Bay and, if it has not been surrendered with all other instruments required by this Section 5.4 on or prior to the sixth anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against Kinross. In such circumstances, the Person ultimately entitled to any certificate hereunder shall be deemed to have surrendered such entitlement to Kinross together with all entitlement to dividends, distributions and cash for fractional interest thereon held for such former holder of Echo Bay Common Shares for no consideration.

SECTION 5.5 FRACTIONAL SHARES

     No fractional Kinross Shares will be issued in connection with the foregoing and any holder of TVX Common Shares, Echo Bay Common Shares or Stock Options otherwise entitled to receive a fraction of a Kinross Share shall instead receive an amount in cash determined on the basis that each Kinross Share has a value equal to the volume-weighted average price of the Kinross Shares on the Toronto Stock Exchange on the first five trading days on which such shares trade on such exchange immediately following the Effective Date.

                                  ARTICLE SIX
                                    GENERAL

SECTION 6.1 EFFECTIVENESS

     No portion of this Plan of Arrangement shall take effect with respect to any Person until the Effective Time.

SECTION 6.2 PARAMOUNTCY

     From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all TVX Common Shares, Echo Bay Common Shares, Stock Options and Warrants issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of TVX Common Shares, Echo Bay Common Shares, Stock Options, Warrants, any trustee or transfer agent therefore, Kinross Subco, TVX and Echo Bay shall be solely as provided for in this Plan of Arrangement and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any TVX Common Shares, Echo Bay Common Shares, Stock Options or Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

SECTION 6.3 AMENDMENT

     (1) The Parties reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification or supplement must be contained in a written document which is (i) agreed to by the Parties pursuant to the Combination Agreement, (ii) filed with the Court and, if made following the Meetings (or any of them) approved by the Court and
           (iii) if so required, communicated to shareholders in the manner required by the Court.

     (2) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties at any time prior to or at the Meetings, with or without any prior notice or communication, and if so proposed and accepted by the persons voting at the Meetings (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

     (3) Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meetings shall be effective only if it is agreed to by the Parties pursuant to the Combination Agreement.

     (4) Any amendment, modification or supplement to this Plan of Arrangement may be made unilaterally by the Parties after the Effective Date without the approval of the shareholders of each such Party, provided that (i) it is agreed to by the Parties pursuant to the Combination Agreement and (ii) it concerns a matter which, in the reasonable opinion of the Parties, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the shareholders of such Party.

SECTION 6.4 TERMINATION

     At any time up until the time the Final Order is made, the Parties may mutually determine not to proceed with this Plan of Arrangement, or to terminate this Plan of Arrangement, notwithstanding any prior approvals given at any of the Meetings. In addition to the foregoing, this Plan of Arrangement shall automatically and without notice, terminate immediately and be of no further force or effect, upon the termination of the Combination Agreement in accordance with its terms.

SECTION 6.5 FURTHER ASSURANCES

     Notwithstanding that the transaction and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any additional act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by the Parties in order to implement this Plan of Arrangement.

SECTION 6.6 NOTICES

     Any notice, consent, waiver, direction or other communication required or permitted to be given under this Plan of Arrangement shall be in writing and shall refer to this Plan of Arrangement and may be made or given by the Person making or giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail or by telecopier addressed to the respective Parties as follows:

     (a)   if to Kinross Subco:

       Kinross Gold Corporation
        52nd Floor
        Scotia Plaza
        40 King Street West
        Toronto, Ontario
        M5H 3Y2

        Attention: John W. Ivany
                Executive Vice-President
                Fax: (416) 363-6622

     (b)   if to TVX:

       TVX Gold Inc.
        Suite 1200
        220 Bay Street
        Toronto, Ontario
        M5J 2W4

        Attention: T. Sean Harvey
                President and Chief Executive Officer
                Fax: (416) 366-0832

     (c)   if to Echo Bay:

       Echo Bay Mines Ltd.
        Manulife Place
        Suite 1210
        10180 101 Street
        Edmonton, Alberta
        T5J 3S4

        Attention: Robert Leclerc
                Chairman and Chief Executive Officer
                Fax: (780) 424-4684

     (d) if to a shareholder of Kinross, TVX or Echo Bay to the last known address for such shareholder as shown on the books maintained by the transfer agent of each Party.

     Any such notice, consent, waiver, direction or other communication shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if prior to 4:00 p.m. at the place of receipt on a Business Day, or if not, on the next Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received on a day other than a Business Day or after 4:00 p.m. at the place of receipt on a Business Day in which case it shall be deemed to have been given and received on the next Business Day. Any such address for service or facsimile number may be changed by notice given as aforesaid.

                                                                       EXHIBIT D

                               SECTION 190 OF THE
                        CANADA BUSINESS CORPORATIONS ACT

     190. (1) RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

     (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

     (c)   amalgamate otherwise than under section 184;

     (d)   be continued under section 188;

     (e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

     (f)   carry out a going-private transaction or a squeeze-out transaction.

     (2) FURTHER RIGHT -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

     (2.1) IF ONE CLASS OF SHARES -- The right to dissent described in subsection (2) applies even if there is only one class of shares.

     (3) PAYMENT FOR SHARES -- In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

     (4) NO PARTIAL DISSENT -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of dissenting shareholder.

     (5) OBJECTION -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

     (6) NOTICE OF RESOLUTION -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

     (7) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

     (a)   the shareholder's name and address;

     (b) the number and class of shares in respect of which the shareholder dissents; and

     (c)   a demand for payment of the fair value of such shares.

     (8) SHARE CERTIFICATE -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

     (9) FORFEITURE -- A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

     (10) ENDORSING CERTIFICATE -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

     (11) SUSPENSION OF RIGHTS -- On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

     (a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

     (b)   the corporation fails to make an offer in accordance with subsection
        (12) and the shareholder withdraws the notice, or

     (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder's rights are reinstated as of the date the notice was sent.

     (12) OFFER TO PAY -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

     (a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

     (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (13) SAME TERMS -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

     (14) PAYMENT -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (15) CORPORATION MAY APPLY TO COURT -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

     (16) SHAREHOLDER APPLICATION TO COURT -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

     (17) VENUE -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

     (18) NO SECURITY FOR COSTS -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

     (19) PARTIES -- On an application to a court under subsection (15) or (16),

     (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

     (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

     (20) POWERS OF COURT -- On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

     (21) APPRAISERS -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (22) FINAL ORDER -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

     (23) INTEREST -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (24) NOTICE THAT SUBSECTION (26) APPLIES -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (25) EFFECT WHERE SUBSECTION (26) APPLIES -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

     (a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

     (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (26) LIMITATION -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

     (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                         (BOWNE LOGO)

                                                               PRINTED IN CANADA
                                                                    X07509

                              ECHO BAY MINES LTD.
                        SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON THE  -- DAY OF  -- , 2002

     The undersigned shareholder of ECHO BAY MINES LTD. appoints ROBERT LEIGH LECLERC, or failing him LOIS-ANN L. BRODRICK or instead of them or either of them ____________________ as proxy of the undersigned with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters, including amendments thereto, that may come before the special meeting of shareholders to be held on the -- day of
 -- 2002, and at an adjournment of the special meeting, with the same power the undersigned would have if the undersigned were present at the special meeting, or an adjournment of the special meeting, and without limiting the generality of the foregoing, the proxy is directed to vote or refrain from voting as specified below:

     to vote FOR [ ] or AGAINST [ ] or WITHHOLD vote [ ] on a special resolution approving the plan of arrangement whereby Echo Bay Mines Ltd., Kinross Gold Corporation and TVX Gold Inc. will combine their respective businesses, as particularly described in the accompanying Management Information Circular and Management Information Circular Supplement.

    DATED _______________, 2002                     --------------------------------------------
                                                    Signature of Shareholder

(1) If a shareholder specifies a choice with respect to the matter, the shares represented by the proxy will be voted for or against or withheld from voting in respect of the matter on any ballot that may be called for.

(2) If this proxy is not dated in the provided space, it is deemed to bear the date on which it is mailed by the person making the solicitation.

                                  INSTRUCTIONS

     If you are unable to attend the special meeting of shareholders in person, please fill in and sign this form of proxy and return it in this resealable self addressed envelope.

     1. THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE ECHO BAY MINES LTD.

     2. If a shareholder wishes to be represented at the special meeting by proxy, the proxy must be dated and executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized.

     3. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE SPECIAL RESOLUTION APPROVING THE PLAN OF ARRANGEMENT WHEREBY ECHO BAY MINES LTD., KINROSS GOLD CORPORATION AND TVX GOLD INC. WILL COMBINE THEIR RESPECTIVE BUSINESSES. This form of proxy confers discretionary authority with respect to any amendments to matters identified in the Notice of Special Meeting or other matters that may properly come before the special meeting.

     4. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY TO ATTEND AND ACT ON BEHALF OF THE SHAREHOLDER AT THE SPECIAL MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the person or by completing another proper form of proxy.